                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

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                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                          Dated as of October 28, 2002

                                      among

                           ORION POWER NEW YORK, L.P.,

                                  as Borrower,

                         BANC OF AMERICA SECURITIES LLC,

                 as a Lead Arranger and as a Joint Book Runner,

                                  BNP PARIBAS,

                 as a Lead Arranger and as a Joint Book Runner,

                      THE FINANCIAL INSTITUTIONS INITIALLY
                     SIGNATORIES HERETO, TOGETHER WITH THOSE
                   ASSIGNEES PURSUANT TO SECTION 9.06 HEREOF,

                                   as Lenders,

                             BANK OF AMERICA, N.A.,

                                as Issuing Bank,

                             BANK OF AMERICA, N.A.,

                            as Administrative Agent,

                                  BNP PARIBAS,

                              as Syndication Agent,

                                       and

                         Union Bank of California, N.A.,

                                CoBank, ACB and,

                           Deutsche Bank AG, New York

                          and/or Cayman Island Branch,

                             as Documentation Agents

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

                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS.....................................................................................   1

   SECTION 1.01      DEFINITIONS..........................................................................   1
   SECTION 1.02      ACCOUNTING TERMS.....................................................................  41
   SECTION 1.03      COMPUTATION OF TIME PERIODS..........................................................  41
   SECTION 1.04      RULES OF CONSTRUCTION................................................................  41

ARTICLE II CREDIT FACILITIES..............................................................................  41

   SECTION 2.01      ACQUISITION LOANS....................................................................  41
   SECTION 2.02      WORKING CAPITAL LOANS................................................................  42
   SECTION 2.03      BORROWINGS...........................................................................  44
   SECTION 2.04      ELECTION OF INTEREST RATES...........................................................  45
   SECTION 2.05      FEES.................................................................................  47
   SECTION 2.06      INTEREST.............................................................................  47
   SECTION 2.07      MANDATORY PREPAYMENTS................................................................  48
   SECTION 2.08      VOLUNTARY PREPAYMENT; TERMINATION OF COMMITMENTS; WORKING CAPITAL
                         COMMITMENT REDUCTIONS ..........................................................   49
   SECTION 2.09      INCREASED COSTS; CAPITAL ADEQUACY; FUNDING BREAKAGE COSTS............................  50
   SECTION 2.10      ILLEGALITY...........................................................................  51
   SECTION 2.11      PAYMENTS AND COMPUTATIONS............................................................  51
   SECTION 2.12      TAXES................................................................................  53
   SECTION 2.13      SHARING OF PAYMENTS..................................................................  55
   SECTION 2.14      CHANGE OF APPLICABLE LENDING OFFICE..................................................  56
   SECTION 2.15      REPLACEMENT OF LENDERS...............................................................  56
   SECTION 2.16      CONED LETTER OF CREDIT...............................................................  57
   SECTION 2.17      OPERATIONAL LETTERS OF CREDIT........................................................  60

ARTICLE III CONDITIONS PRECEDENT..........................................................................  65

   SECTION 3.01      CONDITIONS PRECEDENT TO THE RESTRUCTURING EFFECTIVE DATE.............................  65
   SECTION 3.02      CONDITIONS PRECEDENT TO WORKING CAPITAL LOANS AND OPERATIONAL LETTERS OF CREDIT......  71

ARTICLE IV REPRESENTATIONS AND WARRANTIES.................................................................  71

   SECTION 4.01      EXISTENCE; DUE QUALIFICATION; COMPLIANCE WITH LAW....................................  71
   SECTION 4.02      POWER; AUTHORITY; NO VIOLATION; BINDING EFFECT.......................................  72
   SECTION 4.03      OWNERSHIP OF PROPERTY................................................................  72
   SECTION 4.04      GOVERNMENTAL APPROVALS...............................................................  72
   SECTION 4.05      LEGAL PROCEEDINGS....................................................................  73
   SECTION 4.06      FINANCIAL STATEMENTS.................................................................  73
   SECTION 4.07      INDEBTEDNESS.........................................................................  73
   SECTION 4.08      NO DEFAULT...........................................................................  73
   SECTION 4.09      TAXES................................................................................  73
   SECTION 4.10      USE OF PROCEEDS......................................................................  73
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   SECTION 4.11      COMPLIANCE WITH ERISA................................................................  74
   SECTION 4.12      MATERIAL LIABILITIES.................................................................  74
   SECTION 4.13      REGULATION OF PARTIES................................................................  74
   SECTION 4.14      SECURITY DOCUMENTS...................................................................  75
   SECTION 4.15      ACCURACY AND COMPLETENESS OF INFORMATION.............................................  75
   SECTION 4.16      PROJECT CONTRACTS....................................................................  76
   SECTION 4.17      PROPERTY RIGHTS, UTILITIES, ETC......................................................  76
   SECTION 4.18      PRINCIPAL PLACE OF BUSINESS..........................................................  76
   SECTION 4.19      PATENTS; LICENSES; FRANCHISES AND FORMULAS...........................................  77
   SECTION 4.20      ENVIRONMENTAL MATTERS................................................................  77
   SECTION 4.21      EQUITY INTERESTS.....................................................................  79
   SECTION 4.22      INSURANCE............................................................................  79
   SECTION 4.23      TRANSACTIONS WITH AFFILIATES.........................................................  79
   SECTION 4.24      [INTENTIONALLY OMITTED.].............................................................  79
   SECTION 4.25      ORGANIZATIONAL STRUCTURE.............................................................  79
   SECTION 4.26      PROJECTIONS..........................................................................  80
   SECTION 4.27      ENVIRONMENTAL INSURANCE..............................................................  80
   SECTION 4.28      ALLOWANCES...........................................................................  80

ARTICLE V AFFIRMATIVE COVENANTS...........................................................................  80

   SECTION 5.01      CONDUCT OF BUSINESS; MAINTENANCE OF EXISTENCE........................................  81
   SECTION 5.02      GOVERNMENTAL APPROVALS...............................................................  81
   SECTION 5.03      PAYMENT OF INDEBTEDNESS..............................................................  81
   SECTION 5.04      ACCOUNTS.............................................................................  81
   SECTION 5.05      PERFORMANCE OF COVENANTS, ETC........................................................  81
   SECTION 5.06      INSURANCE REQUIREMENTS...............................................................  81
   SECTION 5.07      BOOKS AND RECORDS....................................................................  82
   SECTION 5.08      VISITATION, INSPECTION, ETC..........................................................  82
   SECTION 5.09      REQUIREMENTS OF LAW..................................................................  82
   SECTION 5.10      REPORTING REQUIREMENTS...............................................................  82
   SECTION 5.11      OPERATING BUDGET.....................................................................  83
   SECTION 5.12      PAYMENT OF TAXES AND CLAIMS..........................................................  85
   SECTION 5.13      MAINTENANCE AND OPERATION OF PORTFOLIO ASSETS; REPAIR AND REPLACEMENT OF
                         PORTFOLIO ASSETS ................................................................  86
   SECTION 5.14      REAL AND PERSONAL PROPERTY...........................................................  86
   SECTION 5.15      ERISA................................................................................  86
   SECTION 5.16      INTEREST HEDGE CONTRACTS.............................................................  87
   SECTION 5.17      NOTICES..............................................................................  87
   SECTION 5.18      PRESERVATION OF SECURITY INTERESTS; FURTHER ASSURANCES...............................  88
   SECTION 5.19      USE OF PROCEEDS......................................................................  89
   SECTION 5.20      EXTRAORDINARY PROCEEDS...............................................................  89
   SECTION 5.21      [INTENTIONALLY OMITTED.].............................................................  89
   SECTION 5.22      [INTENTIONALLY OMITTED.].............................................................  89
   SECTION 5.23      ENVIRONMENTAL COMPLIANCE.............................................................  89
   SECTION 5.24      ADDITIONAL CONTRACTS AND APPROVED AGREEMENTS.........................................  90
   SECTION 5.25      OTHER INFORMATION....................................................................  91
   SECTION 5.26      FUEL PROCUREMENT AND O&M ARRANGEMENTS................................................  91
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                                       ii

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   SECTION 5.27      POWER MARKETING AND TRANSMISSION ARRANGEMENTS........................................  92
   SECTION 5.28      ASTORIA SUPPLEMENTAL MORTGAGE........................................................  93
   SECTION 5.29      AIR EMISSIONS CONTROL AND ALLOWANCE PURCHASE ARRANGEMENTS............................  94
   SECTION 5.30      CERTAIN OPERATIONAL COVENANTS........................................................  95
   SECTION 5.31      REQUIRED PRINCIPAL REDUCTION.........................................................  95

ARTICLE VI NEGATIVE COVENANTS.............................................................................  96

   SECTION 6.01      LIMITATION ON MERGERS................................................................  96
   SECTION 6.02      LIMITATION ON INDEBTEDNESS...........................................................  96
   SECTION 6.03      LIMITATION ON LIENS..................................................................  96
   SECTION 6.04      NATURE OF BUSINESS...................................................................  96
   SECTION 6.05      PROJECT CONTRACTS; WAIVER; MODIFICATION; AMENDMENT...................................  97
   SECTION 6.06      PARTNERSHIPS; SUBSIDIARIES...........................................................  97
   SECTION 6.07      LOANS, ADVANCES OR INVESTMENTS.......................................................  97
   SECTION 6.08      LIMITATION ON CAPITAL EXPENDITURES...................................................  99
   SECTION 6.09      AFFILIATE TRANSACTIONS...............................................................  99
   SECTION 6.10      DISTRIBUTIONS........................................................................  99
   SECTION 6.11      LIMITATION ON DISPOSITION OF ASSETS..................................................  99
   SECTION 6.12      OPERATING BUDGET..................................................................... 100
   SECTION 6.13      [INTENTIONALLY OMITTED............................................................... 100
   SECTION 6.14      ENVIRONMENTAL INSURANCE.............................................................. 100
   SECTION 6.15      SPECULATIVE TRADING.................................................................. 100

ARTICLE VII EVENTS OF DEFAULT............................................................................. 100

   SECTION 7.01      PAYMENTS............................................................................. 100
   SECTION 7.02      COVENANTS............................................................................ 101
   SECTION 7.03      REPRESENTATIONS...................................................................... 102
   SECTION 7.04      DEFAULTS OF OTHER INDEBTEDNESS....................................................... 102
   SECTION 7.05      SECURITY DOCUMENTS................................................................... 102
   SECTION 7.06      TRANSACTION DOCUMENTS................................................................ 102
   SECTION 7.07      BANKRUPTCY........................................................................... 103
   SECTION 7.08      GOVERNMENTAL APPROVALS............................................................... 103
   SECTION 7.09      OWNERSHIP............................................................................ 104
   SECTION 7.10      JUDGMENT............................................................................. 104
   SECTION 7.11      DESTRUCTION OF PORTFOLIO ASSETS...................................................... 104
   SECTION 7.12      ERISA................................................................................ 104
   SECTION 7.13      REGULATORY STATUS.................................................................... 105
   SECTION 7.14      [INTENTIONALLY OMITTED.]............................................................. 105
   SECTION 7.15      NEGATIVE PLEDGE...................................................................... 105
   SECTION 7.16      ABANDONMENT.......................................................................... 105
   SECTION 7.17      SPONSOR INDEBTEDNESS................................................................. 105

ARTICLE VIII THE AGENTS, LEAD ARRANGERS AND ISSUING BANK.................................................. 106

   SECTION 8.01      APPOINTMENT OF AGENTS, POWERS AND IMMUNITIES......................................... 106
   SECTION 8.02      RELIANCE BY AGENTS................................................................... 107
   SECTION 8.03      DEFAULTS............................................................................. 107
   SECTION 8.04      RIGHTS AS LENDERS.................................................................... 107
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                                       iii

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   SECTION 8.05      INDEMNIFICATION...................................................................... 107
   SECTION 8.06      DOCUMENTS............................................................................ 108
   SECTION 8.07      NON-RELIANCE ON AGENTS AND OTHER LENDERS............................................. 108
   SECTION 8.08      RESIGNATION.......................................................................... 108
   SECTION 8.09      AUTHORIZATION........................................................................ 109
   SECTION 8.10      DOCUMENTATION AGENTS; SYNDICATION AGENT.............................................. 109

ARTICLE IX MISCELLANEOUS.................................................................................. 109

   SECTION 9.01      NOTICES.............................................................................. 109
   SECTION 9.02      AMENDMENTS, ETC...................................................................... 110
   SECTION 9.03      NO WAIVER; REMEDIES CUMULATIVE....................................................... 111
   SECTION 9.04      PAYMENT OF EXPENSES AND INDEMNIFICATION.............................................. 111
   SECTION 9.05      RIGHT OF SETOFF...................................................................... 112
   SECTION 9.06      BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS................................. 113
   SECTION 9.07      GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; WAIVER OF DAMAGES... 115
   SECTION 9.08      NONLIABILITY OF ADMINISTRATIVE AGENT AND LENDERS..................................... 117
   SECTION 9.09      MARSHALLING; RECAPTURE............................................................... 117
   SECTION 9.10      INDEPENDENT NATURE OF LENDERS' RIGHTS................................................ 117
   SECTION 9.11      COUNTERPARTS......................................................................... 117
   SECTION 9.12      EFFECTIVENESS........................................................................ 117
   SECTION 9.13      SURVIVAL OF INDEMNITIES AND REPRESENTATIONS AND WARRANTIES........................... 118
   SECTION 9.14      SEVERABILITY......................................................................... 118
   SECTION 9.15      HEADINGS DESCRIPTIVE................................................................. 118
   SECTION 9.16      LIMITATION OF RECOURSE............................................................... 118
   SECTION 9.17      CONFIDENTIALITY...................................................................... 119

ANNEXES:

Annex I         - Commitments
Annex II        - Notice Provisions

SCHEDULES:

Schedule 1.01(a)- Astoria Bundle; Carr Street Generating Station; Erie Boulevard
Schedule 1.01(b)- Known Conditions List
Schedule 1.01(c)- Existing Surety Bonds
Schedule 2.07   - Principal Amortization
Schedule 3.01(b)- Existing Contracts; Material Approved Agreements
Schedule 4.04   - Governmental Approvals
Schedule 4.05   - Material Litigation
Schedule 4.12   - Material Liabilities
Schedule 4.14   - Filing Offices
Schedule 4.19   - Patents; Licenses; Franchises and Formulas
Schedule 4.20   - Environmental Matters
Schedule 4.25   - Organizational Structure
Schedule 5.06   - Insurance Requirements
Schedule 5.18   - Consents
Schedule 5.29(b)- Allowance Requirements
Schedule 5.30   - Certain Operational Plan Covenants


EXHIBITS:

Exhibit A       - Form of Acquisition Loan Note
Exhibit B       - Form of Working Capital Loan Note
Exhibit C       - [Intentionally Omitted.]
Exhibit D       - Form of Notice of Working Capital Borrowing
Exhibit E       - Form of Notice of Conversion
Exhibit F       - Form of Deposit Account Agreement
Exhibit G-1     - Form of Securities Account Control Agreement
Exhibit G-2     - Form of Holdco Securities Account Control Agreement
Exhibit H-1     - Form of Borrower Security Agreement
Exhibit H-2     - Form of OPMW Second Lien Security Agreement
Exhibit H-3     - Form of Twelvepole Second Lien Security Agreement
Exhibit I-1     - Form of OPH Membership Interest Pledge Agreement
Exhibit I-2     - Form of Holdco NY Stock Pledge Agreement
Exhibit I-3     - Form of Holdco NY Second Lien Stock Pledge Agreement
Exhibit J-1     - Form of GP Partnership Interest Pledge Agreement
Exhibit J-2       Form of Borrower Partnership Interest Pledge Agreement
Exhibit J-3       Form of LP Partnership Interest Pledge Agreement
Exhibit J-4     - Form of OPMW Second Lien Twelvepole Membership Interest
                     Pledge Agreement
Exhibit J-5     - Form of OPMW Second Lien GP Partnership Interest
                     Pledge Agreement

Exhibit J-6     - Form of OPMW Second Lien LP Partnership Interest
                     Pledge Agreement
Exhibit K-1     - Form of Intercompany Acquisition Note
Exhibit K-2     - Form of Intercompany Working Capital Note
Exhibit L-1     - Form of Subsidiary Guarantee
Exhibit L-2     - Form of OPMW Guarantee
Exhibit L-3     - Form of Holdco Guarantee
Exhibit L-4     - Form of GP/LP Guarantee
Exhibit L-5     - Form of OPMW Indemnity, Subrogation and Contribution Agreement
Exhibit L-6     - Form of Holdco Indemnity and Subrogation Agreement
Exhibit M       - Form of Subsidiary Security Agreement
Exhibit N-1-A   - Form of Astoria First Mortgage
Exhibit N-1-B   - Form of Astoria Supplemental Mortgage
Exhibit N-2     - Form of OPMW Second Lien Mortgage
Exhibit N-3     - Form of Twelvepole Second Lien Mortgage
Exhibit O       - Form of Assignment and Acceptance
Exhibit P       - Form of Restructuring Effective Date Letter Agreement
Exhibit Q       - [Intentionally Omitted.]
Exhibit R       - [Intentionally Omitted.]
Exhibit S       - Form of Intercompany Working Capital Agreement
Exhibit T       - Form of ConEd Letter of Credit
Exhibit U       - Form of Permitted Affiliate Loan Agreement

         THIS AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of October 28, 2002 (this "Agreement"), among ORION POWER NEW YORK, L.P., a Delaware limited partnership (the "Borrower"), BANC OF AMERICA SECURITIES LLC and BNP PARIBAS, as lead arrangers (collectively, the "Lead Arrangers"), the financial institutions signatories hereto and each other financial institution which may hereafter become an assignee pursuant to Section 9.06 (each a "Lender", and collectively the "Lenders"), BANK OF AMERICA, N.A., as issuer of the Letters of Credit (the "Issuing Bank"), BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, together with any successors and assigns, the "Administrative Agent"), BNP PARIBAS, as syndication agent (the "Syndication Agent"), and Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents (each a "Documentation Agent" and collectively, the "Documentation Agents").

                              W I T N E S S E T H:

         WHEREAS, the Borrower has requested the Lenders, and the Lenders have agreed, subject to the terms and conditions set forth herein, to renew, modify and extend a credit facility evidenced and created by a Credit Agreement, dated as of July 28, 1999, among the Borrower, the Lead Arrangers, the Administrative Agent, the Issuing Bank and the financial institutions party thereto (as amended prior to the date hereof, the "Original Credit Agreement") that was issued to the Borrower to finance the purchase by Subsidiaries of the Borrower of the Portfolio Assets (defined below) and to provide working capital advances to the Borrower from time to time;

         WHEREAS, as a result of the merger among Reliant Resources, Inc., a Delaware corporation ("Reliant"), Reliant Energy Power Generation Merger Sub, Inc. and the Sponsor, the Borrower became a wholly-owned indirect subsidiary of Reliant; and

         WHEREAS, the Borrower, the Lead Arrangers, the Administrative Agent, the Syndication Agent, the Documentation Agents, the Issuing Bank and the Lenders desire to evidence certain amendments and modifications to the Original Credit Agreement and to amend and restate the Original Credit Agreement in its entirety as set forth in this Agreement.

         NOW, THEREFORE, the Borrower, the Lead Arrangers, the Syndication Agent, the Documentation Agents, the Lenders and the Administrative Agent agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings specified below (to be equally applicable to both the singular and plural forms of the terms defined):

         "A-0 License" shall have the meaning ascribed thereto in the Astoria Asset Acquisition Agreement.

         "A-10 License" shall have the meaning ascribed thereto in the Astoria Asset Acquisition Agreement.

         "Acceptable Allowance Counterparty" shall mean (1) with respect to contracts or agreements for Allowances that will become "Owned Allowances" within 10 Business Days of entering into such contract or agreement, (A) (i) any Person whose long term senior unsecured indebtedness or issuer rating has been assigned an Investment Grade Rating by Moody's and S&P, or (ii) any Person whose obligations under such contract or agreement are guaranteed by a Person whose long term senior unsecured indebtedness or issuer rating has been assigned an Investment Grade Rating by Moody's and S&P, or who, with respect to such contract or agreement, has provided a letter of credit or cash collateral; provided, that, any such guaranty, letter of credit or cash collateral shall be in an amount determined by the applicable Borrower Entity, in its reasonable discretion, to be reasonably necessary to mitigate such Borrower Entity's exposure to such counterparty to an acceptable level, consistent with Prudent Industry Practice, (B) OPMW or any of its Subsidiaries, (C) RES, for so long as RES is a wholly-owned Subsidiary, directly or indirectly, of Reliant and (D) Reliant Energy Mid-Atlantic Power Holdings, LLC ("REMA"), for so long as REMA is a wholly-owned Subsidiary, directly or indirectly, of Reliant and (2) with respect to all contracts or agreements for Allowances other than as contemplated by clause (1) preceding, only Persons that are listed in Clause 1(A), 1(C) and 1(D) preceding.

         "Acceptable Reserves" shall mean, with respect to any contest, dispute, appeal or other similar circumstance in respect of which any Borrower Entity is entitled hereunder to provide reserves, any of (i) reserves maintained by the relevant Borrower Entity in conformity with GAAP; (ii) cash reserves in an amount equal to such Borrower Entity's maximum probable liability (as reasonably determined by the Lead Arrangers after taking into account applicable insurance coverage) in respect of such contest, dispute, appeal or circumstance deposited with the Administrative Agent or such lesser amount of cash reserves as is reasonably determined by the Administrative Agent to be sufficient under particular circumstances; (iii) a bond or bonds, surety, insurance or other similar obligation of the relevant Borrower Entity reasonably acceptable to the Administrative Agent and in an amount necessary to satisfy the applicable reserve requirement as reasonably determined by the Administrative Agent; or
(iv) such other reserves or arrangements as may be reasonably approved by the Lead Arrangers.

         "Accounts" shall mean the collective reference to the Revenue Account, the Operating Account, the Insurance Proceeds Account, the Debt Service Account, the Debt Service Reserve Account, the Major Maintenance Reserve Account, the Extraordinary Proceeds Account, the O&M Reserve Account, the Prepayment Account and all sub-accounts established within any of the foregoing.

         "Acquisition Lender" shall mean each Lender that has made Acquisition Loan Advances hereunder.

         "Acquisition Loan" shall mean the Loans consisting of simultaneous Acquisition Loan Advances of the same Type from each of the Acquisition Lenders made pursuant to the terms of the Original Credit Agreement.

         "Acquisition Loan Advance" shall mean an advance by an Acquisition Lender to the Borrower as part of an Acquisition Loan made pursuant to the terms of the Original Credit Agreement.

         "Acquisition Loan Exposure" shall mean, on any date of determination and as to any Acquisition Lender, the aggregate outstanding principal amount of Acquisition Loan Advances made or held by such Lender as of such date.

         "Acquisition Loan Note" shall have the meaning ascribed thereto in
Section 2.01(b)(i).

         "Additional Contract" shall mean any contract or other agreement between one or more Borrower Entities and any Person, that is entered into subsequent to the Restructuring Effective Date and (i) has a term of 365 days or more, or (ii) has as a counterparty any Person (A) whose long term senior unsecured indebtedness or issuer rating has not been assigned an Investment Grade Rating by Moody's and S&P, and (B) who, with respect to such contract or agreement, has not, if it is determined by the applicable Borrower Entity, in its reasonable discretion, to be reasonably necessary to mitigate such Borrower Entity's exposure to such counterparty to an acceptable level, provided a guaranty by a Person whose long-term senior unsecured indebtedness or issuer rating has been assigned an Investment Grade Rating by Moody's and S&P, or a letter of credit or cash collateral; provided, that, any such guaranty, letter of credit or cash collateral shall be in an amount determined by the applicable Borrower Entity, in its reasonable discretion, to be reasonably necessary to mitigate such Borrower Entity's exposure to such counterparty to an acceptable level, consistent with Prudent Industry Practice; provided, further, that, the provisions of clause (ii) preceding shall not apply to the following counterparties in the following circumstances: (A) RES, with respect to contracts or agreements specified in any then current Operational Plan, (B) any contract counterparty with respect to any contract or agreement, to the extent the cost thereof would not exceed any Operating Budget limitation imposed by
Section 5.11, including (i) any seller of fuel under a spot purchase agreement or a provider of transportation in connection therewith, in each case, to the extent permitted by the then current Fuel Plan, and (ii) any provider of transmission of Energy Related Products, to the extent permitted by the then current Power Marketing Plan, (C) the New York ISO, and (D) any counterparty to a contract or agreement with a term of less than 365 days which is entered into to address or respond to an Emergency. For the sake of clarity, any Approved Agreement entered into after the Restructuring Effective Date and with a term of less than 365 days shall not be deemed to be an Additional Contract.

         "Additional Contract Consent" shall mean the consent of the counterparty to each Additional Contract to the assignment of each such Additional Contract, to the extent such consent is required to be obtained pursuant to Section 5.24, to the Administrative Agent pursuant to a Security Agreement, in form and substance approved by the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, it being acknowledged and agreed that a consent no less favorable to the Lenders than the CPS Consent shall be deemed reasonable.

         "Administrative Agent" shall have the meaning ascribed thereto in the preamble to this Agreement.

         "Administrative Agent Fee Side Letter" shall mean the letter agreement regarding the Agency Fee described therein, dated as of the Restructuring Effective Date, between the Borrower and the Administrative Agent.

         "Advance" shall mean, as applicable, an Acquisition Loan Advance or a Working Capital Advance.

         "Affiliate" shall mean, as to any Person, any other Person directly or indirectly controlling or controlled by, or under common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") when used with respect to any Person means the possession, directly or indirectly, of the power either (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agency Fee" shall have the meaning ascribed thereto in the Administrative Agent Fee Side Letter.

         "Agents" shall mean the collective reference to the Administrative Agent, the Syndication Agent and the Documentation Agents.

         "Air Emission Allowance Plan" shall mean the plan of the Borrower (as a supplement to the O&M Plan) (delivered to the Lead Arrangers on or before the Restructuring Effective Date, covering the period from the Restructuring Effective Date through December 31, 2003, to acquire air emission Allowances, install air pollution control equipment and make fuel or operational modifications for the Portfolio Assets through 2007 and a similar plan delivered in respect of each calendar year thereafter in accordance with Section 5.28 below. The initial Air Emission Allowance Plan, all such subsequent plans, and any amendments thereto shall be reasonably satisfactory to the Lead Arrangers (in consultation with the Independent Experts) in all respects.

         "Allowance" shall mean any air emission allowances, credits, trading units, allocations or other comparable terms used by any Governmental Authority to express and quantify the authority of a holder of an Allowance to emit specified quantities of air pollution under any Emissions Regulatory Program.

         "Allowance Purchase Reserve Account" shall mean the special account designated by that name and established by the Collateral Agent pursuant to the Holdco Deposit Account Agreement.

         "Applicable Lending Office" shall mean, with respect to each Lender, such Lender's LIBO Lending Office, and, with respect to the Administrative Agent, its office located at 101 North Tryon Street, NC1-001-08-19, Charlotte, NC 28255, or such other office as the Administrative Agent may from time to time specify to the Borrower and the Lenders.

         "Applicable Margin" shall mean the Base Rate Margin or the LIBO Rate Margin, as the context requires.

         "Approved Agreement" shall mean (i) the agreements described on
Schedule 3.01(b) hereto and any participating generator agreement(s) entered into with the New York ISO, (ii) any contract or agreement designated as an "Approved Agreement" in any Operational Plan, and (iii) any contract or other agreement between any Borrower Entity and any Person, that (x) is entered into contemporaneously with (but which is not described on Schedule 3.01(b) hereto) or after the Restructuring Effective Date and (y) is expressly approved as an "Approved Agreement" by the Lead Arrangers as expressly required by an Operational Plan in accordance with the terms and provisions thereof or as a waiver, consent or approval made pursuant to this Agreement.

         "Approved Agreement Consent" shall mean the consent of the counterparty to each Approved Agreement to the assignment of each such Approved Agreement, to the extent such consent was required to be obtained pursuant to Section 5.24, to the Administrative Agent pursuant to a Security Agreement, in form and substance reasonably approved by the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, it being acknowledged and agreed that a consent no less favorable to the Lenders than the CPS Consent shall be deemed reasonable.

         "Approved Capacity Purchaser" shall mean the New York ISO.

         "Approved IDA Transaction" shall mean any transfer (including any lease or sublease) of assets by Erie Boulevard to a New York State (or political subdivision thereof) industrial development authority and the subsequent lease, sublease, sub-sublease or other transfer back by Erie Boulevard of such assets for the procurement of beneficial tax treatment in respect of such assets, and, if applicable, the grant of a mortgage or other security interest securing only payments in lieu of taxes, the terms and conditions of which have been approved in writing by the Lead Arrangers, which approval will not be unreasonably withheld, conditioned or delayed if the terms and conditions of such arrangements are on substantially similar terms as exist with respect to any such arrangements for any other Portfolio Assets either in existence on the Original Closing Date and disclosed to the Lenders or subsequently approved by the Lead Arrangers; provided, that, in no event shall any Approved IDA Transaction include terms or conditions pursuant to which any Borrower Entity incurs Indebtedness or supports the payment of any such Indebtedness of any other Person (other than payments in lieu of taxes, and any indemnity, expense reimbursement or similar payments paid to the lessor or similar counterparty of such property).

         "Approved Master Agreement" shall mean the fuel oil and natural gas master agreements entered into as of the Restructuring Effective Date, by and between the Borrower and RES as described in the Fuel Plan.

         "Approved Power Sales Agreement" shall mean any contract or other agreement between any Borrower Entity (or any Affiliate thereof) and an Approved Capacity Purchaser relating to sales of Energy-Related Products and/or options to sell Energy-Related Products to Approved Capacity Purchasers that contain provisions for, among other things, a maximum forward delivery date thereunder that is the greater of (x) the minimum forward delivery date required by the NYISO Rules, and (y) with respect to energy, one day or less, and, with respect to capacity, for a term not greater than seven months from the date on which the capacity is sold.

         "Assignment and Acceptance" shall mean an assignment and acceptance entered into by an assigning Lender and an assignee Lender, and accepted by the Administrative Agent, in accordance with Section 9.06 and substantially in the form of Exhibit O.

         "Astoria Asset Acquisition Agreement" shall mean the Generating Plant and Gas Turbine Asset Purchase and Sale Agreement, dated as of March 2, 1999 by and between ConEd and Astoria Generating as modified and amended pursuant to the First Amendment thereto, dated as of July 1, 1999, by and between ConEd and Astoria Generating.

         "Astoria Bundle" shall mean the collective reference to those certain generating assets and associated property and equipment located in Queens and Brooklyn, New York, more fully described on Schedule 1.01(a) hereto.

         "Astoria Bundle O&M Agreement" shall mean that certain Operations and Maintenance Service Agreement, dated as of August 11, 1999, between Astoria Generating and OPOS Astoria.

         "Astoria Continuing Site Agreement" shall have the meaning ascribed thereto in the Astoria Asset Acquisition Agreement.

         "Astoria First Mortgage" shall mean the Amended and Restated Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents executed and delivered by Astoria Generating in favor of the Administrative Agent (for the benefit of the Secured Parties) on the Astoria Generating Effective Date, as amended as of the Restructuring Effective Date, that secures principal Indebtedness in the aggregate amount of $100,000,000, in respect of real property located in Astoria, Queens, New York and Brooklyn, New York which is owned or leased by Astoria Generating, substantially in the form of Exhibit N-1-A hereto.

         "Astoria Generating" shall mean Astoria Generating Company, L.P., a Delaware limited partnership.

         "Astoria Generating Effective Date" shall mean August 19, 1999.

         "Astoria Generating Note" shall mean that certain promissory note of Astoria Generating, substantially in the form of Exhibit K-1 hereto, evidencing certain Indebtedness of Astoria Generating to the Borrower incurred in connection with Astoria Generating's acquisition of the Astoria Bundle.

         "Astoria Generating Partnership Agreement" shall mean that certain First Amended and Restated Agreement of Limited Partnership of Astoria Generating Company, L.P., dated as of April 19, 2000.

                  "Astoria Generating Second Lien Security Agreement" shall mean that certain Security Agreement between Astoria Generating and the OPMW Administrative Agent (for the benefit of the OPMW Secured Parties), delivered in connection with the OPMW Restated Credit Agreement.

         "Astoria Generating Security Agreement" shall mean that certain Amended and Restated Security Agreement, dated as of the Restructuring Effective Date, between Astoria Generating and the Administrative Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit M hereto.

         "Astoria Mortgages" shall mean the collective reference to the Astoria First Mortgage and the Astoria Supplemental Mortgage.

         "Astoria Supplemental Mortgage" shall mean the Amended and Restated Astoria Mortgage executed and delivered by Astoria Generating in favor of the Administrative Agent (for the benefit of the Secured Parties) on the Astoria Generating Effective Date, as amended as of the Restructuring Effective Date, that secures principal Indebtedness in the amount of $260,000,000, encumbering the real property interests encumbered by the Astoria First Mortgage substantially in the form of Exhibit N-1-B hereto, and is held by the Administrative Agent for recording in accordance with Section 5.28 below.

         "Astoria Zoning Lot Agreement" shall have the meaning ascribed thereto in the Astoria Asset Acquisition Agreement.

         "Base Rate" shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) the rate of interest announced publicly by the Administrative Agent, from time to time, as its "base rate" or "prime rate" for Dollar loans (which rate may not necessarily be its lowest rate) and in effect on any date of determination, as determined by the Administrative Agent, and (b) the sum of the Federal Funds Rate in effect on any date of determination, as determined by the Administrative Agent plus 0.50%.

         "Base Rate Advance" shall mean any Advance which bears interest based upon the Base Rate.

         "Base Rate Loan" shall mean a Loan consisting of simultaneous Base Rate Advances from each of the applicable Lenders.

         "Base Rate Margin" shall mean during the period (i) from and including the Restructuring Effective Date until the date that is twelve (12) months thereafter, 1.50%, (ii) from and including the date twelve (12) months after the Restructuring Effective Date until the date that is eighteen (18) months after the Restructuring Effective Date, 1.75%, (iii) from and including the date that is eighteen (18) months after the Restructuring Effective Date until the date that is twenty four (24) months after the Restructuring Effective Date, 2.25%, and (iv) from and including the date that is twenty four (24) months after the Restructuring Effective Date until and including the Final Maturity Date, 2.75%.

         "Benefit Arrangement" shall mean at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any Borrower Entity, any Operator or any ERISA Affiliate.

         "Borrower" shall have the meaning ascribed thereto in the preamble to this Agreement.

         "Borrower Entities" shall mean the collective reference to the Borrower, Carr Street Generating, Erie Boulevard and Astoria Generating.

         "Borrower Partnership Agreement" shall mean that certain First Amended and Restated Agreement of Limited Partnership of Orion Power New York, L.P., dated as of April 19, 2000.

         "Borrower Partnership Interest Pledge Agreement" shall mean that certain Amended and Restated Partnership Interest Pledge Agreement, dated as of the Restructuring Effective Date, between the Borrower and the Administrative Agent (for the benefit of the Secured Parties), relating to the Borrower's limited partnership interest in each of Carr Street Generating, Erie Boulevard and Astoria Generating, substantially in the form of Exhibit J-2 hereto.

         "Borrower Second Lien Partnership Interest Pledge Agreement" shall mean that certain Partnership Interest Pledge Agreement between the Borrower and the OPMW Administrative Agent (for the benefit of the OPMW Secured Parties), relating to the Borrower's limited partnership interest in each of Carr Street Generating, Erie Boulevard and Astoria Generating, delivered in connection with the OPMW Restated Credit Agreement.

         "Borrower Second Lien Security Agreement" shall mean that certain Security Agreement between the Borrower and the OPMW Administrative Agent (for the benefit of the OPMW Secured Parties) delivered in connection with the OPMW Restated Credit Agreement.

         "Borrower Security Agreement" shall mean that certain Amended and Restated Security Agreement, dated as of the Restructuring Effective Date, between the Borrower and the Administrative Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit H-1 hereto.

         "Borrowing" shall mean a borrowing consisting of Loans made of, or Converted into, the same Type and Interest Period made on the same day by the Lenders. Borrowings consisting of Loans of the same Type and Interest Period on the same day shall be deemed a single Borrowing hereunder until repaid in full or next Converted.

         "Budgeted Operating Costs" shall mean, with respect to the Operating Budget for any fiscal year or Initial Budget Period, as applicable, of the Borrower Entities, the aggregate amount of all Operating Costs set forth in such Operating Budget.

         "Business Day" shall mean any day, which is not a Saturday or Sunday, on which commercial banks are open for business in New York, New York and Charlotte, North Carolina and, if such day relates to a borrowing of, a payment or prepayment of principal of, or a Conversion of or into, or an interest period for, a LIBO Rate Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment, Conversion or interest period, which day is also a day on which dealings in U.S. dollar deposits are carried out in the London interbank market.

         "Capacity Sale and Tolling Agreement" shall mean that certain Capacity Sale and Tolling Agreement, dated as of November 18, 1998, between Carr Street Generating and CPS.

         "Capital Expenditures" shall mean, for any period, all expenditures by any Borrower Entity which would be classified as "capital expenditures" in accordance with GAAP (including, without limitation, expenditures for maintenance and repairs which, in conformity with GAAP, would be capitalized and obligations under Capital Leases).

         "Capital Lease" shall mean, with respect to any Person, any lease of property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

         "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) the common or preference share capital of such Person, including, without limitation, partnership interests and limited liability company interests.

         "Carr Street Asset Acquisition Agreement" shall mean the Asset Purchase Agreement, dated June 23, 1998, by and between East Syracuse Generating Company, L.P. and Carr Street Generating, as amended by Amendment No. 1 to Asset Purchase Agreement, dated as of November 19, 1998.

         "Carr Street Generating" shall mean Carr Street Generating Station, L.P., a Delaware limited partnership.

         "Carr Street Generating Note" shall mean that certain promissory note of Carr Street Generating, substantially in the form of Exhibit K-1 hereto, evidencing Indebtedness of Carr Street Generating to the Borrower incurred as part of the funding of the acquisition of the Carr Street Generating Station.

         "Carr Street Generating Partnership Agreement" shall mean that certain Second Amended and Restated Agreement of Limited Partnership of Carr Street Generating Company, L.P., dated as of April 19, 2000.

         "Carr Street Generating Second Lien Security Agreement" shall mean that certain Security Agreement between Carr Street Generating and the OPMW Administrative Agent (for the benefit of the OPMW Secured Parties), delivered in connection with the OPMW Restated Credit Agreement.

         "Carr Street Generating Security Agreement" shall mean that certain Amended and Restated Security Agreement, between Carr Street Generating and the Administrative Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit M hereto.

         "Carr Street Generating Station" shall mean that certain generating facility located in East Syracuse, New York, as more fully described on Schedule 1.01(a) hereto.

         "Carr Street Generating Station O&M Agreement" shall mean that certain Operations and Maintenance Agreement, dated as of November 16, 1998, between Carr Street Generating and OPOS Carr Street.

         "Cash Collateral" shall mean Revenues or proceeds of Working Capital Loans that are used to collateralize (and not prepay) Contractual Obligations as permitted by Section 6.07(c) of this Agreement, it being understood that "Cash Collateral" funds are funds that are used to assure performance and are not used, except on default, to satisfy or pay for goods or services.

         "Closing Expenses" shall mean all Fees payable by the Borrower pursuant to any Financing Document and all other costs and expenses (including prorated taxes) payable by the Borrower or its Subsidiaries which are included in detail in the Projections or are otherwise approved by the Borrower and the Lead Arrangers, in each case payable on the Restructuring Effective Date.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral" shall mean at any time all property and interest of any kind, now owned or hereafter acquired, which is at such time subject to, or purported to be subject to, a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) created or granted pursuant to the Security Documents in effect at such time.

         "Collateral Agent" shall mean Bank of America, N.A., and any successor or assign in such capacity.

         "Combined Debt Service Coverage Ratio" shall have the meaning assigned to that term in the Holdco Deposit Account Agreement.

         "Combined Exposure" shall mean, as of any date of determination, the sum of (a) the aggregate amount of Acquisition Loans outstanding as of such date, (b) the aggregate Working Capital Loan Commitments existing as of such date, and (c) an amount equal to 10% of the aggregate notional amount under all Interest Hedge Contracts (other than caps or options) in effect as of such date.

         "Commitment Fees" shall mean any fees payable by the Borrower to the Administrative Agent (for the account of the Lenders) in accordance with Section 2.05(a).

         "Commitments" shall mean the Working Capital Loan Commitments.

         "Compliance Year" shall mean a year in which compliance with any "Emissions Regulatory Program" must be shown in accordance with Section 5.29 or any Requirement of Law.

         "Condemnation Proceeds" shall mean all amounts and proceeds (including instruments) received in respect of any action by any Governmental Authority to condemn, or obtain through powers of eminent domain any portion of the Portfolio Assets or the property or assets of any Borrower Entity.

         "ConEd" shall mean Consolidated Edison Company of New York, Inc., a New York corporation.

         "ConEd Consent" shall mean that certain consent and acknowledgment agreement, among ConEd, the Administrative Agent and Astoria Generating in regard to the ConEd Documents.

         "ConEd Documents" shall mean the collective reference to the Astoria Zoning Lot Agreement, the Gowanus Zoning Lot Agreement, the A-10 License, the A-0 License and the Continuing Site Agreements.

         "ConEd Guarantee" shall mean that certain Guarantee Agreement, dated as of March 2, 1999, between the Sponsor and ConEd.

         "ConEd Letter of Credit" shall mean an irrevocable standby letter of credit, substantially in the form of Exhibit T hereto issued pursuant to Section
2.16 (or any letter of credit in replacement thereof that has been issued in accordance with this Agreement), and satisfying the requirements set forth in
Section 21 of the ConEd Guarantee Agreement which shall in no event be issued in an amount in excess of $10,000,000.

         "ConEd Letter of Credit Availability Period" shall mean the period from and including the Restructuring Effective Date to but excluding the earliest of
(a) the date five Business Days prior to the Final Maturity Date, (b) the termination of the Working Capital Loan Commitments in accordance with the terms hereof and (c) thirty (30) days after the date on which the long term debt of the Borrower or Holdco shall receive an Investment Grade Rating.

         "ConEd Letter of Credit Disbursement" shall mean a payment or disbursement made by the Issuing Bank pursuant to the ConEd Letter of Credit.

         "ConEd Letter of Credit Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of the ConEd Letter of Credit, plus (b) the aggregate amount of all ConEd Letter of Credit Disbursements not yet reimbursed by the Borrower as provided in Section 2.16. The ConEd Letter of Credit Exposure of any Working Capital Lender at any time shall mean its Pro Rata Share (based on such Working Capital Lender's Working Capital Loan Commitment) of the aggregate ConEd Letter of Credit Exposure at such time.

         "ConEd Letter of Credit Fee" shall mean the fee payable to the Issuing Bank and the Working Capital Lenders pursuant to Section 2.16(f).

         "Consents" shall mean the collective reference to the CPS Consent, the NiMo Consent, the OPOS Consent, the OPOS Cold Water Consent, the OPOS Carr Street Consent, the ConEd Consent, the OPOS Astoria Consent, all Additional Contract Consents, all Approved Agreement Consents, the RES Consent and the REWSC Consent.

         "Continuing Site Agreements" shall mean the collective reference to the Astoria Continuing Site Agreement, the Narrows Continuing Site Agreement and the Gowanus Continuing Site Agreement.

         "Contract Allowances" shall mean Allowances that any applicable Borrower Entity has the exclusive contractual right to purchase in or prior to the Compliance Year needed, from any Acceptable Allowance Counterparty, at a fixed price pursuant to an Approved Agreement.

         "Contractual Obligation" shall mean, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which such Person is a party or by which it or any of its properties is bound or subject.

         "Conversion", "Convert" or "Converted" each refers to a conversion of Loans pursuant to Section 2.04, including but not limited to any selection of a longer or shorter Interest Period to be applicable thereto or any continuation of a Loan as described in Section 2.04.

         "Cost Cap Policy" shall mean the Cleanup Cost Cap Policy issued by American International Group, Inc. covering the Portfolio Assets.

         "CPI" shall mean the consumer price index computed and issued monthly by the Bureau of Labor Statistics of the U. S. Department of Labor.

         "CPS" shall mean Constellation Power Source, Inc., a Delaware corporation.

         "CPS Consent" shall mean that certain consent and acknowledgment agreement, among CPS, the Administrative Agent and Carr Street Generating in regard to the Capacity Sale and Tolling Agreement.

         "Credit Party" shall mean each of the Sponsor, Holdco, the Borrower, each Partner, Carr Street Generating, Erie Boulevard and Astoria Generating.

         "Debt Service" shall mean, for any period and without duplication, the difference between (a) the sum of (i) all interest payments paid, payable or accrued on all Indebtedness of the Borrower for borrowed money during such period (other than interest accrued on any Permitted Affiliate Loan), (ii) scheduled principal payments set forth on Schedule 2.07 due and payable during such period, (iii) all payments under Interest Hedge Contracts paid by the Borrower during such period, and (iv) all Fees (other than Fees constituting Closing Expenses) payable by the Borrower pursuant to any Financing Document during such period, minus (b) amounts, if any, received by the Borrower under Interest Hedge Contracts during such period; provided, that, nothing in this definition shall be deemed to modify Section 6.02 hereof.

         "Debt Service Account" shall mean the special account designated by that name and established by the Administrative Agent pursuant to the Deposit Account Agreement.

         "Debt Service Coverage Ratio" shall mean, for any period of determination, the ratio of (i) Net Cash Flow, to (ii) Debt Service, calculated on a trailing twelve (12) month basis;

provided, that for any date of determination that is prior to June 30, 2003, the Debt Service Coverage Ratio shall be measured based on actual results over the applicable period from and including July 1, 2002 to but excluding the last day of such period.

         "Debt Service Reserve Account" shall mean the special account designated by that name and established by the Administrative Agent pursuant to the Deposit Account Agreement.

         "Debt Service Reserve Requirement" shall mean an amount equal to, as of any date, the aggregate Debt Service payable in the immediately successive 6 month period after such date; provided, that, the Debt Service Reserve Requirement for any date occurring in the 6 month period immediately preceding the Final Maturity Date, shall equal the Debt Service Reserve Requirement calculated as of the day before the commencement of such 6 month period.

         "Default" shall mean any condition or event which, with giving of notice or lapse of time or both, would constitute an Event of Default.

         "Default Rate" shall mean the rate determined pursuant to Section 2.06(c).

         "Deposit Account Agreement" shall mean that certain Second Amended and Restated Deposit Account Agreement, dated as of the Restructuring Effective Date, among the Borrower, Astoria Generating, Carr Street Generating, Erie Boulevard and the Administrative Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit F hereto.

         "Distribution" shall mean any payment or other distribution of assets, properties, cash, rights, obligations or securities to any Person in respect of such Person's equity ownership interest in the Borrower or on account of any Permitted Affiliate Loans.

         "Documentation Agents" shall have the meaning ascribed thereto in the preamble to this Agreement.

         "Dollar" and the sign "$" shall mean lawful money of the United States of America.

         "Effective Date" shall have the meaning ascribed thereto in Section 9.06(c).

         "Emergency" shall mean a condition or situation which is declared or designated as an Emergency or for which a notice under Section 5.17 is issued identifying such condition or situation as an "Emergency", and in the reasonable judgment of the relevant Borrower Entity either affects or will affect such Borrower Entity's ability to safely operate any portion of the Portfolio Assets or the ability of any portion of the Portfolio Assets to operate due to any sudden or unexpected mechanical breakdown, other unforeseen event or any other event not reasonably anticipated as of the Restructuring Effective Date.

         "Emissions Regulatory Program" shall mean any statutory or regulatory program of any kind for the reduction of emissions of air pollutants (including, without limitation, SO2, NOx, mercury, PM 2.5, carbon or other greenhouse gases) established or implemented by any Governmental Authority that applies or comes to apply to sources of air emissions at Carr Street

Generating or the Astoria Bundle, whether such program now exists or is hereafter established, and pursuant to which any required limitations on or reductions in emissions of air pollutants may be met, in whole or in part, through the use of tradable Allowances, and including, by way of example, and without limitation, such existing programs as the U.S. Environmental Protection Agency's NOx Budget Trading Program and Acid Rain Allowance Program, and such contemplated future programs as the Bush Administration's 2001 "Clear Skies" proposal.

         "Energy-Related Products" shall mean electric capacity, energy, ancillary services and transmission services and products.

         "Environmental Cap Ex" shall mean any Capital Expenditure project for the purposes of effecting any planned control project contemplated by the then current Air Emission Allowance Plan.

         "Environmental Claim" shall mean, with respect to any Person, any written notice, claim, assertion, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property of such Person, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, use, Release or threatened Release into the environment of any Hazardous Material at any location, whether or not owned by such Person or (b) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

         "Environmental Laws" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements with any Governmental Authority issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

         "Environmental Liability" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities, and including any Lien filed against any Portfolio Asset in favor of any Governmental Authority), of any Borrower Entity directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "Erie Boulevard" shall mean Erie Boulevard Hydropower, L.P., a Delaware limited partnership.

         "Erie Boulevard Note" shall mean that certain promissory note of Erie Boulevard, substantially in the form of Exhibit K-1 hereto, and evidencing certain Indebtedness of Erie Boulevard to the Borrower incurred in connection with Erie Boulevard's acquisition of the NiMo Assets.

         "Erie Boulevard Partnership Agreement" shall mean that certain First Amended and Restated Agreement of Limited Partnership of Erie Boulevard Hydropower, L.P., dated as of April 19, 2000.

         "Erie Boulevard Second Lien Security Agreement" shall mean that certain Security Agreement between Erie Boulevard and the OPMW Administrative Agent (for the benefit of the OPMW Secured Parties), delivered in connection with the OPMW Restated Credit Agreement.

         "Erie Boulevard Security Agreement" shall mean that certain Amended and Restated Security Agreement, dated as of the Restructuring Effective Date, between Erie Boulevard and the Administrative Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit M hereto.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" shall mean any trade, business or entity (whether or not incorporated) that is treated as a member of a group described in Sections 414(b) or (c) of the Code or Section 4001(b) of ERISA that includes the Borrower, or members of the same "controlled group" as the Borrower pursuant to
Section 4001(a)(14) of ERISA.

         "Event of Default" shall have the meaning ascribed thereto in Article VII hereof.

         "Excess Cash Flow" shall have the meaning ascribed thereto in the Deposit Account Agreement.

         "Existing Surety Bonds" shall mean those certain surety bonds listed on
Schedule 1.01(c) to this Agreement.

         "Extraordinary Proceeds" shall mean the collective reference to (i) Condemnation Proceeds, (ii) proceeds realized from the sale of assets by any Borrower Entity permitted pursuant to Section 6.11(c) or (d), (iii) net proceeds from the issuance of debt (other than Permitted Affiliate Loans) or equity by any Borrower Entity, (iv) any liquidated damage payments or penalties received by any Borrower Entity pursuant to any Project Contract (which, for the avoidance of doubt, shall not include any costs of cover, payment adjustments for fuel (including any such payments relating to fuel specifications), imbalance charges or similar payments), and (v) Insurance Proceeds, to the extent such Insurance Proceeds are not applied to the reinstatement, reconstruction, repair or replacement of the affected Portfolio Assets pursuant to the Deposit Account Agreement.

         "Extraordinary Proceeds Account" shall mean the special account designated by that name and established by the Administrative Agent pursuant to the Deposit Account Agreement.

         "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

         "Fee Side Letters" shall mean the collective reference to (i) the letter agreements, dated as of the Restructuring Effective Date, between the Borrower and each of the Lead Arrangers, (ii) the Administrative Agent Fee Side Letter, and (iii) the Collateral Agent letter agreement dated as of the Restructuring Effective Date, between the Borrower and the Collateral Agent.

         "Fees" shall mean the Agency Fee, the Commitment Fees, the ConEd Letter of Credit Fees, the Operational Letter of Credit Fees and any other fees payable by the Borrower to any Secured Party pursuant to any Financing Documents.

         "FERC" shall mean the Federal Energy Regulatory Commission and its successors.

         "Final Maturity Date" shall mean with respect to the Acquisition Loans and the Working Capital Loans, the earliest to occur of (i) October 28, 2005 and
(ii) the date of acceleration of any of the Loans pursuant to the terms of the Financing Documents.

         "Financing Documents" shall mean the collective reference to the Credit Agreement, the Notes, the Letters of Credit, the Security Documents, the Interest Hedge Contracts, the Fee Side Letters, the Subsidiary Guarantee, the Holdco Guarantee, the OPMW Guarantee, the GP Guarantee, the LP Guarantee, the Intercreditor Agreement, the Intercompany Notes, the Intercompany Working Capital Agreement, the OPMW Indemnity, Subrogation and Contribution Agreement and the Holdco Indemnity and Subrogation Agreement.

         "Financing Statement" shall mean any UCC-1 financing statement or other similar instrument which is filed pursuant to any Security Document to perfect the security interest purported to be created thereby.

         "FPA" shall mean the Federal Power Act of 1920.

         "Fuel Plan" shall mean the plan of the Borrower addressing the sale, procurement, transportation, storage, delivery and management of fuel to, and the marketing, sale, transportation and delivery of excess fuel from, the Portfolio Assets for the period from the Restructuring Effective Date until December 31, 2003 and a similar plan delivered in respect of each calendar year thereafter in accordance with Section 5.26 below. The initial Fuel Plan, all subsequent Fuel Plans and any amendments thereto shall be reasonably satisfactory to the Lead Arrangers (in consultation with the Independent Experts) in all respects.

         "Funding Breakage Costs" shall have the meaning ascribed thereto in
Section 2.09(c).

         "GAAP" shall mean generally accepted accounting principles in effect from time to time in the United States of America.

         "General Partner" shall mean Orion Power New York GP, Inc., a Delaware corporation and 1% general partner of each of the Borrower Entities.

         "Governing Documents" of any Person shall mean the charter and by-laws, memorandum or articles of association, partnership agreement, operating agreement or other organizational or governing documents of such Person.

         "Governmental Approvals" shall mean any action, authorization, certificate, consent, waiver, approval, license, franchise, lease, ruling, permit, variance, order, right, tariff, rate, certification, exemption of or from, and any filing or registration with, any Governmental Authority (including, without limitation, all environmental permits) relating to the ownership, operation or maintenance of the Portfolio Assets or to the execution, delivery or performance of any Project Contract by any Person party thereto.

         "Governmental Authority" shall mean any nation or government, any state, county, city or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

         "Gowanus Continuing Site Agreement" shall have the meaning ascribed thereto in the Astoria Asset Acquisition Agreement.

         "Gowanus Zoning Lot Agreement" shall have the meaning ascribed thereto in the Astoria Asset Acquisition Agreement.

         "GP Guarantee" shall mean that certain Guarantee Agreement, dated as of the Restructuring Effective Date, by the General Partner in favor of the Administrative Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit L-4 hereto.

         "GP Partnership Interest Pledge Agreement" shall mean that certain Amended and Restated Partnership Interest Pledge Agreement, dated as of the Restructuring Effective Date, between the General Partner and the Administrative Agent (for the benefit of the Secured Parties), relating to the General Partner's partnership interest in each of the Borrower, Carr Street Generating, Erie Boulevard and Astoria Generating, substantially in the form of Exhibit J-1 hereto.

         "GP Second Lien Partnership Interest Pledge Agreement" shall mean that certain Partnership Interest Pledge Agreement between the General Partner and the OPMW Administrative Agent (for the benefit of the OPMW Secured Parties), delivered in connection with the OPMW Restated Credit Agreement.

         "Guarantee" shall mean each of the GP Guarantee, the Holdco Guarantee, the LP Guarantee, the OPMW Guarantee, and the Subsidiary Guarantee.

         "Guarantee Obligation" shall mean the obligation or agreement of any Person, contingently or otherwise, to purchase or repurchase the Indebtedness of, or assume, guaranty, endorse or otherwise become or remain liable, directly or indirectly, for the Indebtedness, obligations, stock or dividends of any other Person.

         "Harwick" shall mean MidWest Ash Disposal, Inc., a Delaware corporation and a wholly-owned subsidiary of Orion Power Operating Services, Inc. and the Sponsor.

         "Hazardous Materials" shall mean all explosive or radioactive substances and all hazardous or toxic substances, or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "Holdco" shall mean Orion Power Capital, LLC, a Delaware limited liability company.

         "Holdco Deposit Account Agreement" shall mean that certain Deposit Account Agreement, dated as of the Restructuring Effective Date, between Holdco and the Collateral Agent.

         "Holdco Guarantee" shall mean that certain Guarantee Agreement, dated as of the Restructuring Effective Date, by Holdco in favor of the Administrative Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit L-3 hereto.

         "Holdco Indemnity and Subrogation Agreement" shall mean that certain Indemnity and Subrogation Agreement, dated as of the Restructuring Effective Date among Holdco, OPMW, the OPMW Limited Partner, the OPMW General Partner, Twelvepole and the Administrative Agent, substantially in the form of Exhibit L-6 hereto.

         "Holdco Midwest Second Lien Stock Pledge Agreement" shall mean that certain Stock Pledge Agreement between Holdco and the OPMW Administrative Agent (for the benefit of the OPMW Secured Parties), relating to the capital stock of the General Partner and the Limited Partner owned by Holdco, delivered in connection with the OPMW Restated Credit Agreement.

         "Holdco NY Second Lien Stock Pledge Agreement" shall mean that certain Stock Pledge Agreement, dated as of the Restructuring Effective Date, between Holdco and the Administrative Agent (for the benefit of the Secured Parties), relating to the capital stock of OPMW General Partner and OPMW Limited Partner owned by Holdco, substantially in the form of Exhibit I-3 hereto.

         "Holdco NY Stock Pledge Agreement" shall mean that certain Stock Pledge Agreement, dated as of the Restructuring Effective Date, between Holdco and the Administrative

Agent (for the benefit of the Secured Parties), relating to the capital stock of the General Partner and the Limited Partner owned by Holdco, substantially in the form of Exhibit I-2 hereto.

         "Holdco Securities Account Control Agreement" shall mean that certain Securities Account Control Agreement, dated as of the Restructuring Effective Date, among Holdco, the Collateral Agent and Bank of America, N.A., as securities intermediary thereunder, substantially in the form of Exhibit G-2 hereto.

         "Indebtedness" of any Person shall mean:

                  (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, all obligations contingent or otherwise of such Person in connection with acceptance, letter of credit or similar facilities and in connection with any agreement to purchase, redeem or otherwise acquire for value any Capital Stock of such Person, or any rights or options to acquire such Capital Stock, now or hereafter outstanding);

                  (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments or securities;

                  (iii) all indebtedness created or arising under any sale and leaseback arrangement, conditional sale or other title retention agreement with respect to property owned or acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding any payment obligations in lieu of taxes created or arising under any Approved IDA Transaction;

                  (iv) all rental obligations under Capital Leases to the extent not included in clause (iii) above;

                  (v) all Guarantee Obligations, all contingent reimbursement obligations under undrawn letters of credit and all other contingent obligations of such Person in respect of, or obligations to purchase or otherwise acquire or to assure payment of, Indebtedness of others;

                  (vi) all "take or pay" obligations of such Person;

                  (vii) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed, but only to the extent of such property's fair market value;

                  (viii) all obligations, contingent or otherwise, of such Person in connection with surety bonds; and

                  (ix) all obligations of such Person under Interest Hedge Contracts to the extent not included in clauses (i) through (viii) above.

         "Indemnified Person" shall have the meaning ascribed thereto in Section 9.04.

         "Independent Engineer" shall mean Stone & Webster, as independent engineer for the Lead Arrangers, the Lenders and the Agents or any successor thereto appointed by the Administrative Agent at the direction of the Required Lenders after consultation with the Borrower.

         "Independent Engineer's Report" shall mean the report of the Independent Engineer, dated as of September 5, 2002.

         "Independent Experts" shall mean the collective reference to the Independent Engineer, the Power Market and Fuel Consultant and the Insurance Consultant.

         "Initial Budget Period" shall have the meaning ascribed thereto in
Section 5.11(c).

         "Insurance Consultant" shall mean Marsh USA, Inc., as insurance consultant to the Lead Arrangers, the Lenders and the Agents, or any successor thereto appointed by the Administrative Agent on the direction of the Required Lenders after consultation with the Borrower.

         "Insurance Consultant's Report" shall mean the report of the Insurance Consultant, dated as of October 28, 2002.

         "Insurance Policies" shall mean the policies of insurance with respect to the ownership, operation or maintenance of the Portfolio Assets meeting the requirements set forth in Schedule 5.06.

         "Insurance Proceeds" shall mean all amounts and proceeds (including interest, if any, thereon) and instruments in respect of the proceeds of any Insurance Policy (other than in respect of business interruption insurance) receivable by, or for the account of, any Borrower Entity.

         "Insurance Proceeds Account" shall mean the special account designated by that name and established by the Administrative Agent pursuant to the Deposit Account Agreement.

         "Intellectual Property" shall have the meaning ascribed thereto in
Section 4.19.

         "Intercompany Notes" shall mean the collective reference to the Carr Street Generating Note, the Erie Boulevard Note, the Astoria Generating Note and the Intercompany Working Capital Note.

         "Intercompany Working Capital Agreement" shall mean that certain Amended and Restated Intercompany Working Capital Agreement, dated as of the Restructuring Effective Date, among the Borrower Entities, substantially in the form of Exhibit S hereto.

         "Intercompany Working Capital Note" shall mean that certain promissory note of Carr Street Generating, Astoria Generating and Erie Boulevard, substantially in the form of Exhibit K-2 hereto, evidencing all Indebtedness of Carr Street Generating, Astoria Generating and Erie Boulevard to the Borrower outstanding at any time other than Indebtedness evidenced by the Astoria Generating Note, the Carr Street Generating Note and the Erie Boulevard Note.

         "Intercreditor Agreement" shall mean that certain Intercreditor Agreement, dated as of the Restructuring Effective Date, among the Administrative Agent, the OPMW Administrative Agent, the Collateral Agent, the Lenders and the financial institutions party to the OPMW Restated Credit Agreement; provided, that, if and to the extent the Intercreditor Agreement is amended, supplemented or modified at any time or from time to time and such amendment, supplement or modification could reasonably be expected to have an adverse effect on any Credit Party's rights, duties or obligations hereunder or under any other Financing Document, such amendment, supplement or modification shall not be effective as to such Credit Party without such Credit Party's prior written acknowledgment (which acknowledgement shall not be unreasonably conditioned, withheld or delayed) that such amendment, modification or supplement shall be effective for purposes of this Agreement and the other Financing Documents.

         "Interest Hedge Contracts" shall mean the interest rate swaps, caps, options or other interest rate hedging mechanisms entered into by the Borrower as approved by the Administrative Agent on or prior to the Restructuring Effective Date.

         "Interest Payment Date" shall mean (i) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to such Loan, and, in the case of an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Loan and, in addition, the date of any refinancing or Conversion of such LIBO Rate Loan with or to a Loan of a different Type or with a different Interest Period, (ii) with respect to any Base Rate Loan, each Quarterly Payment Date and, in addition, the date of any refinancing or Conversion of such Base Rate Loan with or to a Loan of a different Type, and (iii) the Final Maturity Date.

         "Interest Period" shall mean, for each LIBO Rate Loan the period from the date on which such LIBO Rate Loan was most recently Converted or, if not previously Converted, on which such LIBO Rate Loan was made, to (and including) a date selected by the Borrower in accordance with this definition and Article II hereof.

         All Loans comprising part of the same Borrowing shall have the same Interest Period. The duration of each Interest Period for any LIBO Rate Loan shall be 1, 3, 6 or, if available, 12 months, in each case as the Borrower may select in the relevant Notice of Borrowing or Notice of Conversion; provided, that:

                  (i) any Interest Period for any Loan which would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day unless such extension would cause the last day of such Interest Period to occur in the next following calendar month, in which case the last day of such Interest Period shall occur on the next preceding Business Day;

                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                  (iii) the Borrower may not select any Interest Period which ends after the Final Maturity Date.

         "Interim Operating Budget" shall mean, during the period of any dispute described in Section 5.11(a), an Operating Budget contemplating expenditures in an amount equal to the lesser of (i) the expenditures contemplated in the Operating Budget in effect for the immediately preceding calendar year (as adjusted by the then current year's annual increase in the CPI over such preceding calendar year and as may be further adjusted for changes in variable costs attributable to changes in dispatch requirements during such current year) and (ii) the expenditures contemplated in the Projections (or if delivered more recently, the projections described in Section 5.10(c) hereof).

         "Investment" shall mean, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any other Person, or any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, capital stock, bonds, notes, debentures or other securities issued by any other Person.

         "Investment Grade Rating" shall mean, in respect of any nationally recognized statistical rating organization (as such term is defined in the Rules under the Securities Exchange Act of 1934, as amended), one of such organization's generic categories that signifies investment grade.

         "Issuing Bank" shall mean Bank of America, N.A., in its capacity as the issuer of the ConEd Letter of Credit and any Operational Letters of Credit, and its successors in such capacity.

         "Known Conditions List" shall mean those Pollution Conditions identified in the reports and documents set forth on Schedule 1.01(b).

         "Lead Arranger" shall mean each of Banc of America Securities LLC and BNP Paribas, or any of their respective Affiliates which becomes a party to this Agreement and the other applicable Financing Documents as a "Lead Arranger".

         "Lender" shall have the meaning ascribed thereto in the preamble to this Agreement.

         "Letter of Credit Exposure" shall mean at any time the sum of (a) the ConEd Letter of Credit Exposure, plus (b) the Operational Letter of Credit Exposure.

         "Letters of Credit" shall mean the ConEd Letter of Credit and all Operational Letters of Credit.

         "LIBO Lending Office" shall mean, with respect to any Lender, the office of such Lender specified as its "LIBO Lending Office" opposite its name on Annex I hereto, as such annex may be amended from time to time, or such other office of an Affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

         "LIBO Rate" shall mean, with respect to any LIBO Rate Loan for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Market Page 3750 (or any successor page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBO Rate" shall mean, for any LIBO Rate Loan for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         "LIBO Rate Advance" shall mean an Advance which bears interest based upon the LIBO Rate.

         "LIBO Rate Loan" shall mean a Loan consisting of simultaneous LIBO Rate Advances from each of the applicable Lenders.

         "LIBO Rate Margin" shall mean, during the period, (i) from and including the Restructuring Effective Date until the date that is twelve (12) months thereafter, 2.50%, (ii) from and including the date that is twelve (12) months after the Restructuring Effective Date until the date that is eighteen
(18) months after the Restructuring Effective Date, 2.75%, (iii) from and including the date that is eighteen (18) months after the Restructuring Effective Date until the date that is twenty-four (24) months after the Restructuring Effective Date, 3.25%, and (iv) from and including the date that is twenty-four (24) months after the Restructuring Effective Date until and including the Final Maturity Date, 3.75%.

         "Lien" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien, option, restriction, charge or deposit arrangement or other arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement.

         "Limited Partner" shall mean Orion Power New York LP, Inc., a Delaware corporation and 99% limited partner of the Borrower.

         "Loans" shall mean the Acquisition Loans and the Working Capital Loans, or any of them, as the case may be.

         "LP Guarantee" shall mean that certain Guarantee Agreement, dated as of the Restructuring Effective Date, by the Limited Partner in favor of the Administrative Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit L-4 hereto.

         "LP Partnership Interest Pledge Agreement" shall mean that certain Amended and Restated Partnership Interest Pledge Agreement, dated as of the Restructuring Effective Date, between the Limited Partner and the Administrative Agent (for the benefit of the Secured

Parties), relating to the Limited Partner's partnership interest in the Borrower, substantially in the form of Exhibit J-3 hereto.

         "LP Second Lien Partnership Interest Pledge Agreement" shall mean that certain Partnership Interest Pledge Agreement between the Limited Partner and the OPMW Administrative Agent (for the benefit of the OPMW Secured Parties), delivered in connection with the OPMW Restated Credit Agreement.

         "Maintenance Expenditures" shall mean any amounts from time to time paid by any Borrower Entity in respect of Major Maintenance.

         "Major Maintenance" shall mean labor, materials and other direct expenses for any Capital Expenditures or other overhaul of, or major maintenance procedure for, any Portfolio Asset which requires significant disassembly or shutdown of such Portfolio Asset pursuant to manufacturers' guidelines or recommendations, engineering or operating considerations or the requirements of any applicable Requirement of Law.

         "Major Maintenance Reserve Account" shall mean the special account designated by that name and established by the Administrative Agent pursuant to the Deposit Account Agreement.

         "Major Maintenance Reserve Requirement" shall mean $5,000,000.

         "Major Project Party" shall mean the collective reference to the following Persons (during the term of the applicable Project Contracts to which they are a party, it being understood and agreed that the term of any such Project Contract shall be deemed to terminate upon any exercise of an early termination option expressly contained in such Project Contract which, for the avoidance of doubt, shall not constitute any termination of any such Project Contract pursuant to any exercise of remedies): NiMo, RES, REWSC, OPOS, OPOS Astoria, OPOS Carr Street, OPOS Cold Water, each other Project Party which is party to any O&M Agreement and each other Project Party which is both a party to any agreement set forth in any of the Operational Plans and designated as a Major Project Party in any of the Operational Plans.

         "Margin Stock" shall have the meaning ascribed thereto in Regulation U.

         "Material Adverse Effect" shall mean a material adverse effect on (i) the ability of any Credit Party, OPMW Credit Party or any Major Project Party to perform their respective obligations under any Transaction Document to which it is a party; (ii) the legality, validity or enforceability of any Transaction Document; (iii) the performance, operations, prospects, business, property, assets, liabilities or financial condition of the Borrower Entities or of the Portfolio Assets taken as a whole; or (iv) the rights or interests of the Secured Parties under the Financing Documents, including, without limitation, any security interest in any material portion of the Collateral granted pursuant thereto.

         "Material Plan" shall mean at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

         "Material Regulatory Change" shall mean any Regulatory Change that the Lead Arrangers, in consultation with the Independent Experts, reasonably have determined will cause Excess Cash Flow to be reduced by more than $25,000,000 between the date of the occurrence of the Regulatory Change and the Final Maturity Date.

         "Maximum Acquisition Loan Amount" shall mean the aggregate principal amount of Acquisition Loans outstanding under the Original Credit Agreement immediately after giving effect to the transactions described in Sections 1(A), 1(B) and 1(C) of the Restructuring Effective Date Letter Agreement and immediately before giving effect to this Agreement.

         "Maximum Working Capital Loan Amount" shall mean $30,000,000.

         "Minimum Allowance Holding Requirement" shall mean a number of Allowances sufficient to comply with all of the requirements of each applicable Emissions Regulatory Program necessary to support no less than the percentage of the capacity factors that underlie the Projections for the Portfolio Assets for a Compliance Year as such percentages are set forth on Schedule 5.29(b).

         "Moody's" shall mean Moody's Investors Service, Inc., and its successors.

         "Multiemployer Plan" shall mean at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be an ERISA Affiliate during such five year period.

         "Net Cash Flow" shall mean for any period, the amount, if any, by which Revenues for such period exceed Operating Costs for such period (as such Operating Costs are reduced, however, by amounts withdrawn from the Major Maintenance Reserve Account during such period and used to pay Maintenance Expenditures for such period).

         "Netting Agreement" shall mean that certain Netting Agreement, dated as of the Restructuring Effective Date, among RES and the Borrower Entities.

         "New York ISO" shall mean the independent system operator for the New York City and New York State regions.

         "NiMo" shall mean Niagara Mohawk Power Corporation, a New York corporation.

         "NiMo Asset Acquisition Agreement" shall mean the Asset Sales Agreement, dated December 2, 1998, between Erie Boulevard and NiMo.

         "NiMo Assets" shall mean the collective reference to those certain hydroelectric generation assets more fully described on Schedule 1.01(a) hereto.

         "NiMo Assets O&M Agreement" shall mean that certain Operations and Maintenance Agreement, dated as of July 28, 1999 between Erie Boulevard and OPOS Cold Water.

         "NiMo Consent" shall mean that certain consent and acknowledgment agreement, among NiMo, the Administrative Agent, Erie Boulevard and Carr Street Generating regarding the Carr Street Generating Station and the NiMo Documents.

         "NiMo Documents" shall mean the collective reference to the NiMo Power Supply Agreement, the Nine Mile Point One Emergency Power Supply Agreement, the NiMo Interconnection Agreement and the NiMo Site Agreement.

         "NiMo Interconnection Agreement" shall have the meaning ascribed thereto in the NiMo Asset Acquisition Agreement.

         "NiMo Power Supply Agreement" shall mean that certain Power Purchase Agreement (Hydro), dated March 16, 2001, by and between NiMo and Erie Boulevard.

         "NiMo Site Agreement" shall have the meaning ascribed thereto in the NiMo Asset Acquisition Agreement.

         "Nine Mile Point One Emergency Power Supply Agreement" shall have the meaning ascribed thereto in the NiMo Asset Acquisition Agreement.

         "Non-Owned Covered Locations Schedule" shall mean the "Non-Owned Covered Locations Schedule" attached to and made a part of the PLL Policy.

         "Non-Recourse Party" shall have the meaning ascribed thereto in Section 9.16.

         "Notes" shall mean the collective reference to the Acquisition Loan Notes and the Working Capital Loan Notes.

         "Notice Date" shall have the meaning ascribed thereto in Section
2.09(a).

         "Notice of Borrowing" shall mean a Notice of Working Capital Borrowing.

         "Notice of Conversion" shall have the meaning ascribed thereto in
Section 2.04.

         "Notice of Working Capital Borrowing" shall have the meaning ascribed thereto in Section 2.03(b).

         "NYISO Rules" shall mean the then-current rules and protocols of the New York ISO that govern the sale of Energy-Related Products by a generator to the New York ISO, which rules and protocols contemplate, as of the Restructuring Effective Date, in the case of energy, a maximum forward delivery date of one day or less and, in the case of capacity, a maximum forward delivery date of seven months from the date on which capacity is sold for periods of six consecutive months pursuant to the capacity auction that is conducted by the New York ISO twice each calendar year.

         "O&M Agreements" shall mean the collective reference to the Carr Street Generating Station O&M Agreement, the NiMo Assets O&M Agreement and the Astoria Bundle O&M Agreement.

         "O&M Plan" shall mean the plan of the Borrower (delivered to the Lead Arrangers on or before the Restructuring Effective Date) addressing the operation and maintenance of the Portfolio Assets for the period from the Restructuring Effective Date to December 31, 2003 and a similar plan delivered in respect of each calendar year thereafter in accordance with Section 5.26 below. The initial O&M Plan, all subsequent O&M Plans, and any amendments thereto shall be reasonably satisfactory to the Lead Arrangers (in consultation with the Independent Experts) in all respects.

         "O&M Reserve Account" shall mean the special account designated by that name and established by the Administrative Agent pursuant to the Deposit Account Agreement.

         "Obligations" shall mean (i) all principal, interest, fees and other liabilities payable from time to time by the Credit Parties to the Secured Parties under the Financing Documents (including, without limitation, those payable with respect to any Loan, the ConEd Letter of Credit and any Operational Letters of Credit) as well as all other indebtedness, obligations and liabilities (including, without limitation, guaranties and other contingent liabilities) of the Credit Parties to the Secured Parties arising under or in connection with any Financing Document, in each case whether now existing or hereafter arising, (ii) all obligations under any Interest Hedge Contracts to which a Swap Bank is a party relating to the Obligations referred to in clause
(i) above, (iii) any and all sums advanced by the Secured Parties pursuant to the Financing Documents in order to preserve the Collateral or preserve the Administrative Agent's security interest in the Collateral and (iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of the Credit Parties referred to above, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Secured Parties of their rights hereunder or under any other Financing Document, together with attorneys' fees and disbursements and court costs.

         "Operating Account" shall mean the special account designated by that name and established by the Administrative Agent pursuant to the Deposit Account Agreement.

         "Operating Budget" shall mean a budget of Capital Expenditures and Operating Costs for the period from the Restructuring Effective Date to the conclusion of the then current calendar year and the immediately succeeding calendar year; and, for each full calendar year thereafter, a similar budget for such calendar year and the immediately succeeding calendar year in each instance, set forth on a monthly basis, and, in each case, as such budget is administered pursuant to Section 5.11 hereof. The initial Operating Budget shall be in form and substance reasonably satisfactory to the Lead Arrangers and the Borrower, and subsequent Operating Budgets shall be in form and substance reasonably satisfactory to the Borrower and the Administrative Agent after consultation with the Independent Experts.

         "Operating Costs" shall mean with respect to the Borrower Entities or the Portfolio Assets, for any period, the difference between (a) the sum (without duplication) of the following amounts, in each case to the extent disbursed in cash by, or for the benefit of, any Borrower Entity or the Portfolio Assets during such period: (i) the sum of all salaries, employee benefits, labor costs and other compensation expended in the operation of the Portfolio Assets, plus (ii) the cost of raw materials, fuel and the cost of other materials and utilities, including the transportation costs for raw materials, fuel and such other materials and utilities, consumed in the operation of the Portfolio Assets, and fuel procurement and handling costs, and the cost of Energy-Related Products purchases and any commitments or options to purchase Energy-Related Products in compliance with the Operational Plans then in effect, plus (iii) insurance premiums incurred in maintaining the insurance coverages required by this Agreement and the other Project Contracts, plus (iv) all other cash expenditures for administrative expense, operating costs, permitting and licensing costs, property taxes, fuel related taxes and all other taxes (other than income taxes), hedging costs, ancillary service and transmission procurement costs and expenses, power marketing costs, emissions control related costs (including costs of required materials, supplies and chemicals relating to operations of emission control equipment and costs of emissions offsets and including Owned Allowances and Contract Allowances), professional expenses and maintenance expenditures, incurred in the operation of the Portfolio Assets, plus (v) all costs and expenses paid by any Borrower Entity pursuant to any O&M Agreement and plus (vi) all amounts paid by any Borrower Entity in respect of any Emergency during such period, and (b) the sum of (i) amounts released from the Allowance Purchase Reserve Account for purchases of Allowances during such period that were used by the Borrower Entities to comply with this Agreement, (ii) Closing Expenses, and (iii) amounts that are on deposit in the O&M Reserve Account on the Restructuring Effective Date and that are released therefrom prior to December 31, 2002. For the avoidance of doubt, income taxes resulting from the operation and ownership of the Portfolio Assets and amounts posted as Cash Collateral pursuant to the terms of this Agreement are not Operating Costs. For the avoidance of doubt, for the purpose of calculating the Debt Service Coverage Ratio, prepayments of Operating Costs shall be included in the Debt Service Coverage Ratio as an Operating Cost at the time such prepayment is made.

         "Operating Subsidiary" shall mean, collectively, Astoria Generating, Erie Boulevard and Carr Street Generating, or any of them individually.

         "Operational Letter of Credit" shall mean any letter of credit issued by the Issuing Bank for the account of the Borrower in accordance with the terms of Section 2.17.

         "Operational Letter of Credit Availability Period" shall mean the period from and including the Restructuring Effective Date to but excluding the earliest of (a) the date five Business Days prior to the Final Maturity Date and
(b) the termination of the Working Capital Loan Commitments in accordance with the terms hereof.

         "Operational Letter of Credit Disbursement" shall have the meaning ascribed thereto in Section 2.17(g).

         "Operational Letter of Credit Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Operational Letters of Credit, plus (b) the aggregate amount of all Operational Letter of Credit Disbursements not yet reimbursed by the Borrower as provided in Section 2.17. The Operational Letter of Credit Exposure of any Working Capital Lender at any time shall mean its Pro Rata Share (based on such Working

Capital Lender's Working Capital Loan Commitment) of the aggregate Operational Letter of Credit Exposure at such time.

         "Operational Letter of Credit Fee" shall mean the fee payable to the Issuing Bank and the Working Capital Lenders pursuant to Section 2.17(f).

         "Operational Plans" shall mean the collective reference to the Fuel Plan, the O&M Plan and the Power Marketing Plan, each as in effect from time to time.

         "Operator" shall mean OPOS Coldwater, OPOS Carr Street or OPOS Astoria, as the context requires.

         "OPH Membership Interest Pledge Agreement" shall mean that certain OPH Membership Interest Pledge Agreement, dated as of the Restructuring Effective Date, among the Sponsor and the Collateral Agent (for the benefit of the Secured Parties and the OPMW Secured Parties), substantially in the form of Exhibit I-1 hereto.

         "OPMW" shall mean Orion Power MidWest, L.P., a Delaware limited partnership.

         "OPMW Administrative Agent" shall mean Bank of America, N.A., as administrative agent for the lenders party to the OPMW Restated Credit Agreement.

         "OPMW Combined Exposure" shall have the meaning assigned to the term "Combined Exposure" in the OPMW Restated Credit Agreement.

         "OPMW Credit Parties" shall mean each of OPMW, OPMW General Partner, OPMW Limited Partner, Twelvepole and Harwick.

         "OPMW General Partner" shall mean Orion Power MidWest GP, Inc., a Delaware corporation and 1% general partner of OPMW.

         "OPMW Guarantee" shall mean that certain Guarantee Agreement, dated as of the Restructuring Effective Date, by OPMW and Twelvepole in favor of the Administrative Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit L-2 hereto.

         "OPMW Indemnity, Subrogation and Contribution Agreement" shall mean that certain Indemnity, Subrogation and Contribution Agreement, dated as of the Restructuring Effective Date, by and among OPMW Limited Partner, OPMW General Partner, OPMW and Twelvepole dated as of the Restructuring Effective Date relating to the OPMW Guarantee, substantially in the form of Exhibit L-5 hereto.

         "OPMW Limited Partner" shall mean Orion Power MidWest LP, Inc., a Delaware corporation and 99% limited partner of OPMW.

         "OPMW Obligations" shall mean the "Obligations" as defined in the OPMW Restated Credit Agreement.

         "OPMW Restated Credit Agreement" shall mean that certain Second Amended and Restated Credit Agreement, dated as of October 28, 2002, among OPMW, the OPMW Administrative Agent and the OPMW Secured Parties.

         "OPMW Second Lien Documents" shall mean the collective reference to the Holdco Midwest Second Lien Stock Pledge Agreement, the GP Second Lien Partnership Interest Pledge Agreement, the LP Second Lien Partnership Interest Pledge Agreement, the Borrower Second Lien Partnership Interest Pledge Agreement, the Borrower Second Lien Security Agreement, the Erie Boulevard Second Lien Security Agreement, the Carr Street Generating Second Lien Security Agreement and the Astoria Generating Second Lien Security Agreement.

         "OPMW Second Lien GP Partnership Interest Pledge Agreement" shall mean that certain Partnership Interest Pledge Agreement, dated as of the Restructuring Effective Date, between the OPMW General Partner and the Administrative Agent (for the benefit of the Secured Parties), relating to OPMW General Partner's general partnership interest in OPMW, substantially in the form of Exhibit J-5 hereto.

         "OPMW Second Lien LP Partnership Interest Pledge Agreement" shall mean that certain Partnership Interest Pledge Agreement, dated as of the Restructuring Effective Date, between the OPMW Limited Partner and the Administrative Agent (for the benefit of the Secured Parties), relating to OPMW Limited Partner's limited partnership interest in OPMW, substantially in the form of Exhibit J-6 hereto.

         "OPMW Second Lien Mortgages" shall mean one or more Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents executed and delivered by OPMW in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of real property located in Allegheny County, Pennsylvania, Beaver County, Pennsylvania, Lawrence County, Pennsylvania, Washington County, Pennsylvania, Lorain County, Ohio and Trumbull County, Ohio which is owned or leased by OPMW, substantially in the form of Exhibit N-2 hereto.

         "OPMW Second Lien Security Agreement" shall mean that certain Security Agreement, dated as of the Restructuring Effective Date, between OPMW and the Administrative Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit H-2 hereto.

         "OPMW Second Lien Twelvepole Membership Interest Pledge Agreement" shall mean that certain Membership Interest Pledge Agreement dated as of the Restructuring Effective Date, between OPMW and the Administrative Agent (for the benefit of the Secured Parties) relating to OPMW's membership interest in Twelvepole, substantially in the form of Exhibit J-4 hereto.

         "OPMW Secured Parties" shall mean the OPMW Administrative Agent, the lead arrangers, the syndication agent, the documentation agents, the issuing bank, the financial institutions party to the OPMW Restated Credit Agreement and any swap banks thereunder.

         "OPNY Guarantee" shall mean that certain Guarantee Agreement, dated as of the Restructuring Effective Date, by the Borrower Entities in favor of the OPMW Administrative

Agent (for the benefit of the OPMW Secured Parties), delivered in connection with the OPMW Restated Credit Agreement.

         "OPNY Primary Security Documents" shall mean the collective reference to the Borrower Security Agreement, the Subsidiary Security Agreements, the Securities Account Control Agreement, the Holdco Securities Account Control Agreement, the Deposit Account Agreement, the Holdco Deposit Account Agreement, the Consents, the Partnership Interest Pledge Agreements, the OPH Membership Interest Pledge Agreement, the Holdco NY Stock Pledge Agreement, the Astoria Mortgages, and all filings made pursuant to any of the above.

         "OPNY Second Lien Documents" shall mean the collective reference to the Holdco NY Second Lien Stock Pledge Agreement, the OPMW Second Lien Twelvepole Membership Interest Pledge Agreement, the OPMW Second Lien GP Partnership Interest Pledge Agreement, the OPMW Second Lien LP Partnership Interest Pledge Agreement, the OPMW Second Lien Security Agreement, the Twelvepole Second Lien Security Agreement, the OPMW Second Lien Mortgages and the Twelvepole Second Lien Mortgage.

         "OPOS" shall mean Orion Power Operating Services, Inc., a Delaware corporation (formerly Constellation Operations System, Inc., a Maryland corporation).

         "OPOS Astoria" shall mean Orion Power Operating Services Astoria, Inc., a Delaware corporation (formerly COSI Astoria, Inc., a Maryland corporation).

         "OPOS Astoria Consent" shall mean that certain consent and acknowledgment agreement, among OPOS Astoria, the Administrative Agent and Astoria Generating relating to the Astoria Bundle O&M Agreement.

         "OPOS Carr Street" shall mean Orion Power Operating Services Carr Street, Inc., a Delaware corporation (formerly COSI Carr Street, Inc., a Maryland corporation).

         "OPOS Carr Street Consent" shall mean that certain consent and acknowledgment agreement, among OPOS Carr Street, the Administrative Agent and Carr Street Generating relating to the Carr Street Generating Station O&M Agreement.

         "OPOS Coldwater" shall mean Orion Power Operating Services Coldwater, Inc., a Delaware corporation (formerly COSI Coldwater, Inc., a Maryland corporation).

         "OPOS Cold Water Consent" shall mean that certain consent and acknowledgment agreement, among OPOS Cold Water, the Administrative Agent and Erie Boulevard relating to the NiMo Assets O&M Agreement.

         "OPOS Consent" shall mean that certain consent and acknowledgement agreement among OPOS, OPOS Astoria, OPOS Carr Street, OPOS Cold Water, the Borrower and the Administrative Agent relating to the OPOS Support Agreement.

         "OPOS Support Agreements" shall mean the collective reference to the respective Guarantees by and among OPOS, on the one hand, and each of OPOS Astoria, OPOS Carr Street, and OPOS Coldwater respectively, on the other hand, and the Borrower relating to the

Astoria Bundle O&M Agreement, the Carr Street Generating Station O&M Agreement and the NiMo Assets O&M Agreement, as applicable.

         "Original Closing Date" shall mean July 28, 1999.

         "Original Credit Agreement" shall have the meaning ascribed thereto in the recitals of this Agreement.

         "Owned Allowances" shall mean Allowances acquired by, or allocated by any applicable Governmental Authority to, any applicable Borrower Entity and owned free and clear of all Liens (other than Permitted Liens), and held by such Borrower Entity exclusively in its name.

         "Partners" shall mean the collective reference to the General Partner and the Limited Partner.

         "Partnership Agreements" shall mean the collective reference to the Borrower Partnership Agreement, the Carr Street Generating Partnership Agreement, the Erie Boulevard Partnership Agreement and the Astoria Generating Partnership Agreement.

         "Partnership Interest Pledge Agreements" shall mean the collective reference to the Borrower Partnership Interest Pledge Agreement, the GP Partnership Interest Pledge Agreement and the LP Partnership Interest Pledge Agreement.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

         "Permitted Affiliate Loans" shall mean any loan from the Sponsor or any Affiliate of the Sponsor which (a) is unsecured, (b) does not require payments of principal or interest to be made thereunder or permit any exercise of lender remedies (including, without limitation, acceleration of the applicable indebtedness) until after all of the Obligations have been indefeasibly paid in full in cash, all Letters of Credit have been cancelled or have expired and all amounts thereunder have been indefeasibly reimbursed in full in cash and all Commitments have terminated, (c) is subordinated in all respects to the Obligations of the Borrower on, and payments in respect of principal thereof and interest thereon are made in accordance with, the terms set forth on Exhibit U hereto, and (d) is created and evidenced by documents and instruments that contain clear legends indicating such documents and instruments are subordinated to the Obligations pursuant to the terms of the agreement described in clause
(c) preceding.

         "Permitted Distribution" shall mean, with respect to any Borrower Entities, Distributions to Holdco, and with respect to Holdco, shall have the meaning ascribed thereto in the Holdco Deposit Account Agreement.

         "Permitted Indebtedness" shall mean (i) Indebtedness of any Borrower Entity under the Financing Documents; (ii) Indebtedness of any Subsidiary of the Borrower, to the Borrower, as evidenced by an Intercompany Note; (iii) Indebtedness of the Borrower Entities under the OPNY Guarantee; (iv) Indebtedness in respect of operating leases (and not Capital

Leases) where the aggregate rental obligation (excluding indemnity and expense reimbursement payments) of the Borrower Entities under all such operating leases shall not exceed $5,000,000 at any time; (v) Indebtedness in respect of trade amounts payable which are incurred in the ordinary course of business and payable within 60 days (and within a period of not more than 90 days with respect to trade amounts payable to RES or any of its Affiliates) of the date incurred, but only to the extent such amounts are incurred in connection with the operation or maintenance of the Portfolio Assets or any Borrower Entity's interest therein or otherwise in compliance with Operational Plans then in effect; (vi) Permitted Affiliate Loans; (vii) Indebtedness in respect of surety bonds not exceeding $10,000,000 in the aggregate incurred in connection with the ordinary course of operation of the Portfolio Assets or any Borrower Entity's interest therein; and (viii) "take or pay" obligations contemplated by the Fuel Plan then in effect or contained in any Project Contract.

         "Permitted Investments" shall mean any of the following instruments or transactions:

                  (i) direct obligations of the United States of America or obligations fully guaranteed as to principal and interest by the United States of America, maturing not later than 30 days from the date of acquisition thereof;

                  (ii) certificates of deposit issued by, bankers' acceptances created by, or time deposits with any bank or trust company which is organized under the laws of the United States of America or any state thereof, and having capital, surplus and undivided profits of at least $500,000,000 and a Tomson Bank Watch Rating of "B" or better, and that is rated "A" or better by S&P or "A1" by Moody's maturing not later than 30 days from the date of acquisition thereof;

                  (iii) commercial paper rated (on the date of acquisition thereof) A-1 or better by S&P and P-1 or better by Moody's, maturing not more than 30 days from the date of acquisition thereof;

                  (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above, entered into with any financial institution meeting the qualifications specified in clause (iii) above; and

                  (v) investments in money market funds or money market mutual funds sponsored by any securities broker dealer of recognized national standing (or an affiliate thereof), having an investment policy that requires substantially all the invested assets of such fund to be invested in investments described in any one or more of the foregoing clauses having a rating of "A" or better by S&P or "A1" or better by Moody's (including money market funds for which the Administrative Agent in its individual capacity or any of its affiliates is investment manager or adviser).

         "Permitted Liens" shall mean the collective reference to (i) Liens for taxes, assessments and other governmental charges not yet due or payable, or the validity of which are being contested in good faith by appropriate proceedings and as to which Acceptable Reserves have been established, (ii) deposits or pledges to secure the payment of workmen's compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations or other obligations of a like general nature incurred in the ordinary course of business, (iii) easements, licenses, restrictions on the use of real property and other matters affecting, or other irregularities in, title thereto which are expressly listed or described in either the owner's or the lender's policies of title insurance delivered on the Original Closing Date or the Astoria Generating Effective Date, as applicable, as contemplated by Article III of the Original Credit Agreement, or as expressly permitted by any Security Document, (iv) mechanic's, warehouseman's, carrier's, materialmen's, maritime or other like liens arising in the ordinary course of business securing obligations which (a) are not yet due or (b) are being contested in good faith by appropriate proceedings and as to which Acceptable Reserves have been established as security therefor, (v) rights and interests of the parties as provided in the Financing Documents, including, without limitation, Liens securing the Obligations under the Security Documents, (vi) Liens arising out of judgments or awards, but only so long as an appeal or proceeding for review is being prosecuted in good faith and Acceptable Reserves have been established, (vii) rights and interests of the OPMW Secured Parties under the OPMW Second Lien Documents, (viii) Liens to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance or payment bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money; provided, that, the obligations secured by such Liens were incurred in the ordinary course of business and shall not exceed $10,000,000 in the aggregate, (ix) precautionary filings under the applicable Uniform Commercial Code by a lessor with respect to personal property leased to such Person or any Subsidiary of such Person to the extent such lease is permitted under the Financing Documents, (x) set-off rights under the Netting Agreement, (xi) Liens on cash that is used as Cash Collateral as permitted in
Section 6.07, and (xii) the PILOT Mortgage dated as of December 31, 2001, filed against Erie Boulevard to secure payments to the local taxing authority in lieu of real estate taxes pursuant to the Payment in Lieu of Tax Agreement, dated as of December 31, 2001, between Erie Boulevard and City of Cohoes Industrial Development Agency and the related lease, sublease and IDA contract, and (xiii) any Liens arising or created in connection with an Approved IDA Transaction.

         "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, limited liability company or other entity of whatever nature.

         "PLL Policy" shall mean the Pollution Legal Liability Select Policy issued by American International Group, Inc. covering the Portfolio Assets.

         "Plan" shall mean at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is sponsored, maintained, or contributed to, by any Borrower Entity, any Operator or any ERISA Affiliate for employees of the Borrower or any ERISA Affiliate or
(ii) has at any time within the preceding five years been sponsored, maintained, or contributed to, by any Borrower Entity, any Operator or any Person which was at such time an ERISA Affiliate.

         "Pollution Conditions" shall have the meaning as set forth in the PLL Policy.

         "Portfolio Assets" shall mean, collectively, the Carr Street Generating Station, the NiMo Assets and the Astoria Bundle.

         "Power Market and Fuel Consultant" shall mean Pace Global Energy Services, Inc., as power market and fuel consultant to the Lead Arrangers, the Lenders and the Agents, or any successor thereto appointed by the Administrative Agent on the direction of the Required Lenders after consultation with the Borrower.

         "Power Market and Fuel Consultant's Report" shall mean the collective reference to the power marketing report and the fuel report of the Power Market and Fuel Consultant, each dated as of October 28, 2002.

         "Power Marketing Plan" shall mean the plan of the Borrower addressing, among other things, the marketing and sale of Energy-Related Products produced by the Portfolio Assets and the purchase of Energy-Related Products necessary or advisable for the performance by any Borrower Entity of its obligations under any Project Contract, as well as an energy hedging strategy, for the period from the Restructuring Effective Date until December 31, 2003 and a similar plan delivered in respect of each calendar year thereafter in accordance with Section
5.27 below. The initial Power Marketing Plan, all subsequent Power Marketing Plans and any amendments thereto shall be reasonably satisfactory to the Lead Arrangers (in consultation with the Independent Experts) in all respects.

         "Prepayment Account" shall mean the special account designated by that name and established by the Administrative Agent pursuant to the Deposit Account Agreement.

         "Principal Payments" shall mean the collective reference to all principal reductions of the Obligations and the OPMW Obligations that occur after the Restructuring Effective Date, including all scheduled principal payments, and all prepayments of principal, whether voluntary or mandatory (other than prepayments resulting from liquidation of property, plant or equipment of any Borrower Entity whether as the result of a casualty, permitted sale, or otherwise.

         "Prohibited Transaction" shall mean any transaction described in
Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA or the transitional rules set forth in Section 414(c) of ERISA and any transaction described in Section 4975(c)(1) of the Code which is not exempt by reason of
Section 4975(c)(2) or Section 4975(d) of the Code, or the transitional rules of
Section 2003(c) of ERISA.

         "Project Contracts" shall mean the collective reference to (i) the NiMo Power Supply Agreement, the Capacity Sale and Tolling Agreement, the O&M Agreements, the OPOS Support Agreement, the Partnership Agreements and all other Governing Documents of Holdco, the Partners, the Borrower and its Subsidiaries, the Nine Mile Point One Emergency Power Supply Agreement, the NiMo Interconnection Agreement, the NiMo Site Agreement, the Continuing Site Agreements, the Astoria Zoning Lot Agreement, the Gowanus Zoning Lot Agreement, the A-10 License and the A-0 License, the Netting Agreement, the Second Sempra Agreement (ii) all other material interconnection agreements, all material transmission services agreements, and all material utility supply agreements,
(iii) all Additional Contracts, and (iv) all Approved Agreements designated as a "Project Contract" on either (x) Schedule 3.01(b) hereto, or (y) at the time of approval by the Lead Arrangers as an "Approved Agreement" pursuant to the terms hereof.

         "Project Party" shall mean the collective reference to the Major Project Parties and each other Person which from time to time becomes a party to a Project Contract.

         "Projections" shall mean the pro forma financial projections for the twenty years of operations of the Portfolio Assets immediately following the Restructuring Effective Date, as delivered on the Restructuring Effective Date in form and substance reasonably acceptable to the Borrower and the Lead Arrangers, as updated pursuant to Section 5.10(c).

         "Pro Rata Share" shall mean (i) as to any Acquisition Lender, the percentage set forth opposite such Lender's name on Annex I attached hereto (which percentages for all such Lenders shall equal 100%), as such annex may be amended from time to time, under the heading entitled "Pro Rata Share - Acquisition Loan," and (ii) as to any Working Capital Lender, the percentage set forth opposite such Lender's name on Annex I attached hereto (which percentages for all such Lenders shall equal 100%), as such annex may be amended from time to time, under the heading entitled "Pro Rata Share - Working Capital Loan".

         "Prudent Industry Practice" shall mean (i) with respect to a particular time, those practices, methods, techniques, standards, third-party contract counterparty collateral requirements and acts engaged in, required by or approved by a significant portion of the competitive, non-regulated fossil fuel fired electric generating industry at such time, including those practices, methods, techniques, standards, third-party contract counterparty collateral requirements and acts necessary to operate in the reliability region in which the applicable Portfolio Assets are located, or (ii) with respect to any matter to which clause (i) does not apply, any of the practices, methods, third-party contract counterparty collateral requirement or other similar collateral requirement and acts which, in the exercise of reasonable judgment at the time the decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method, collateral requirement or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, current market practices, manufacturers' warranties and the requirements of any Governmental Authority of competent jurisdiction.

         "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended.

         "Quarterly Payment Date" shall mean each March 31, June 30, September 30 and December 31 occurring after the Restructuring Effective Date and up to, and including, the Final Maturity Date.

         "Register" shall have the meaning ascribed thereto in Section 9.06(e).

         "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

         "Regulatory Change" shall mean the occurrence of any action through or as a result of which (i) the load serving entities in New York City shall not be required to purchase at least 75% of their retail peak load from generating sources located within the New York City Load Pocket ("In-City Generators"), or
(ii) the price cap for installed capacity from In-City Generators shall be reduced to less than $90/kw-year.

         "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

         "Reliant" shall mean Reliant Resources, Inc., a Delaware corporation.

         "Remedial Action Plan" shall have the meaning as set forth in the Cost Cap Policy.

         "Remedy Notice" shall have the meaning ascribed thereto in Article VII.

         "Replacement Lender" shall have the meaning ascribed thereto in Section 2.15.

         "Required Lenders" shall mean, as of any date, Secured Parties holding 51% of the Combined Exposure as of such date.

         "Requirement of Law" shall mean any foreign, federal, state, local or municipal laws, rules, orders, judgments, regulations, statutes, ordinances, codes, or published decrees of any Governmental Authority (including any determination of an arbitration or a court or other Governmental Authority) and including, without limitation, all Environmental Laws.

         "RES" shall mean Reliant Energy Services, Inc., a Delaware corporation.

         "RES Consent" shall mean that certain consent and acknowledgement agreement among RES, the Administrative Agent and the Borrower.

         "Responsible Officer" shall mean (i) with respect to the Sponsor or any Subsidiary of the Sponsor, the president, any senior vice president, vice president-finance, vice president-accounting, treasurer, controller, or any vice president of operations thereof and, with respect to certifications, the Secretary or Assistant Secretary thereof; (ii) with respect to any other Person (other than a partnership or limited liability company), the chief executive officer, the president and any senior vice president of such Person or, with respect to financial matters, the chief financial officer or treasurer of such Person; and (iii) with respect to any partnership or limited liability company, the president, any senior vice president, vice president-finance, vice president-accounting, controller, secretary, treasurer and any vice president of operations of a general partner or manager in such Person or, with respect to financial matters, the chief financial officer, the senior vice president-finance, the vice-president-finance or the treasurer of the general partner or manager of such partnership or limited liability company, or, with respect to certifications, the Secretary or Assistant Secretary of the general partner or manager of such partnership or limited liability company. Solely for the purposes of Section 5.17, a Responsible Officer of any Borrower Entity shall include any designated compliance officer of such Borrower Entity and the Borrower shall cause Reliant's General Counsel and Deputy General Counsel to use reasonable efforts to keep the Borrower Entities' Responsible Officers informed with respect to the occurrence or existence of any matter of which such General Counsel or Deputy General Counsel obtains actual knowledge and for which notice is required as described in Section 5.17.

         "Restructuring Effective Date" shall mean the date on which all of the conditions precedent set forth in Section 3.01 hereof have been satisfied or waived.

         "Restructuring Effective Date Letter Agreement" shall mean the Letter Agreement, dated as of the Restructuring Effective Date, among the Borrower, the Administrative Agent (on behalf of the Secured Parties), OPMW and the OPMW Administrative Agent (on behalf of the OPMW Secured Parties), substantially in the form of Exhibit P hereto.

         "Revenue Account" shall mean the special account designated by that name and established by the Administrative Agent pursuant to the Deposit Account Agreement.

         "Revenue Interruption Event" shall have the meaning ascribed thereto in the Deposit Account Agreement.

         "Revenues" shall mean for any period, all cash income and receipts derived from the ownership and ordinary course of operation of the Portfolio Assets, including, without limitation, revenues from the sale of Energy-Related Products, proceeds of business interruption insurance, interest and other income earned on amounts on deposit in the Accounts and Permitted Investments. For the avoidance of doubt, contributions from Holdco as contemplated by the Holdco Deposit Account Agreement, any equity contributions from any Person and the proceeds of Indebtedness for borrowed money shall not be considered Revenues.

         "REWSC" shall mean Reliant Energy Wholesale Services Corporation, a Delaware corporation.

         "REWSC Consent" shall mean that certain consent and acknowledgement agreement among REWSC, the Administrative Agent and the Borrower.

         "S&P" shall mean Standard and Poor's Rating Services, and its successors.

         "Second Sempra Agreement" shall mean the Firm Natural Gas Supply Agreement, dated as of March 17, 2000, between Astoria Generating and Sempra Energy Trading Corp.

         "Secured Parties" shall mean the Agents, the Lead Arrangers, the Lenders, the Swap Banks and the Issuing Bank.

         "Securities Account Control Agreement" shall mean that certain Amended and Restated Securities Account Control Agreement, dated as of the Restructuring Effective Date, among the Borrower, the Administrative Agent and Bank of America, N.A., as securities intermediary thereunder, substantially in the form of Exhibit G-1 hereto.

         "Security Agreements" shall mean the collective reference to the Borrower Security Agreement, the Subsidiary Security Agreements, the OPMW Second Lien Security Agreement and the Twelvepole Second Lien Security Agreement.

         "Security Documents" shall mean the collective reference to the OPNY Primary Security Documents and the OPNY Second Lien Documents.

         "Semi-Annual Date" shall mean each June 30 and December 31 to occur after the Restructuring Effective Date and up to, and including, the Final Maturity Date.

         "Settlement Amount" shall mean the amount payable by the Borrower pursuant to the terms of an Interest Hedge Contract, in connection with an early termination, in whole or in part, thereunder.

         "Solvency Opinion" shall mean the certification from Valuation Research Corporation as to the financial condition, available surplus and solvency of Holdco and the Borrower Entities after giving effect to the transactions contemplated hereby and the incurrence of indebtedness related hereto.

         "Sponsor" shall mean Orion Power Holdings, Inc., a Delaware corporation.

         "Sponsor High Yield Debt" shall mean the 12% Senior Notes due 2010 issued by the Sponsor pursuant to an indenture dated April 27, 2000, for up to an aggregate principal amount not to exceed $425,000,000 and the 4.5% Senior Notes due June 1, 2008 for an aggregate principal amount of up to $200,000,000, issued on May 31, 2001.

         "Subsidiary" shall mean with respect to any Person, any corporation or other legal entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Subsidiary Guarantee" shall mean that certain Amended and Restated Subsidiary Guarantee Agreement, dated as of the Restructuring Effective Date, among the Subsidiaries of the Borrower in favor of the Administrative Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit L-1 hereto.

         "Subsidiary Security Agreements" shall mean the collective reference to the Carr Street Generating Security Agreement, the Erie Boulevard Security Agreement and the Astoria Generating Security Agreement.

         "Swap Banks" shall mean any Lender from time to time party to an Interest Hedge Contract.

         "Swap Trigger Event" shall mean that the ten year treasury rate shall be greater than 6.50% for any period of three (3) consecutive days.

         "Syndication Agent" shall have the meaning ascribed thereto in the preamble of this Agreement.

         "Taxes" shall have the meaning ascribed thereto in Section 2.12(a).

         "Transaction Documents" shall mean the collective reference to the Financing Documents and the Project Contracts.

         "Transfer" shall mean any sale, transfer, assignment, hypothecation, pledge or other disposition, and, when used as a verb shall have a correlative meaning.

         "Twelvepole" shall mean Twelvepole Creek, LLC, a Delaware limited liability company.

         "Twelvepole Second Lien Mortgage" shall mean a Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents executed and delivered by Twelvepole in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of real property located in Wayne County, West Virginia which is owned or leased by Twelvepole, substantially in the form of Exhibit N-3 hereto.

         "Twelvepole Second Lien Security Agreement" shall mean that certain Security Agreement, dated as of the Restructuring Effective Date, between Twelvepole and the Administrative Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit H-3 hereto.

         "Type" of any Loan shall mean, as the context requires, a Base Rate Loan or a LIBO Rate Loan.

         "Unfunded Liabilities" shall mean, with respect to any Plan at any time, the amount (if any), by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or an ERISA Affiliate to the PBGC or any other Person under Title IV of ERISA.

         "Working Capital Advance" shall mean an advance by a Working Capital Lender to the Borrower as part of a Working Capital Loan pursuant to Section 2.02(a).

         "Working Capital Lender" shall mean each Lender that, from time to time, has Working Capital Loan Commitments outstanding or holds Working Capital Loans.

         "Working Capital Loan" shall mean a Loan consisting of simultaneous Working Capital Advances of the same Type from each of the Working Capital Lenders pursuant to Section 2.02(a).

         "Working Capital Loan Availability Period" shall mean the period from and including the Restructuring Effective Date to but excluding the Final Maturity Date.

         "Working Capital Loan Commitment" shall mean, as to any Lender, the amount set forth opposite such Lender's name on Annex I hereto under the heading "Working Capital Loan Commitments" as such annex may be amended from time to time and as such amount may be reduced from time to time pursuant to the terms of this Agreement.

         "Working Capital Loan Exposure" shall mean, on any date of determination, (i) in the aggregate, the aggregate outstanding principal amount of all Working Capital Advances hereunder as of such date, and (ii) as to any Working Capital Lender, the aggregate outstanding principal amount of Working Capital Advances made by such Working Capital Lender as of such date.

         "Working Capital Loan Funding Date" shall mean any Business Day on or after the Restructuring Effective Date and prior to the Final Maturity Date, on which the conditions precedent contained in Section 3.02 shall have been satisfied and the Lenders shall make Working Capital Advances in accordance with the terms hereof.

         "Working Capital Loan Notes" shall have the meaning ascribed thereto in
Section 2.02(b)(i).

         Section 1.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

         Section 1.03 Computation of Time Periods. Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and words "to" and "until" each means "to but excluding".

         Section 1.04 Rules of Construction. When used in this Agreement: (a) "or" is not exclusive; (b) a reference to a Requirement of Law includes any amendment or modification to such Requirement of Law; (c) a reference to a Person includes its permitted successors and permitted assigns; (d) a reference to an agreement, instrument or document shall, except as otherwise expressly provided herein, include such agreement, instrument or document and all exhibits and schedules thereto as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Financing Documents; and (e) the words "include," "includes," and "including" mean "including without limitation".

                                   Article II

                                CREDIT FACILITIES

         Section 2.01  Acquisition Loans

         (a) Acquisition Loans. Once prepaid or repaid, an Acquisition Loan cannot be reborrowed.

         (b) Acquisition Loan Notes. (i) All Acquisition Loan Advances made by each Acquisition Lender shall be evidenced by the Acquisition Loan Note of the Borrower in the form of Exhibit A hereto (each an "Acquisition Loan Note" and, collectively, the "Acquisition Loan Notes"), dated the Restructuring Effective Date, payable to the order of such Acquisition Lender for the account of its Applicable Lending Office in an aggregate principal amount equal to its Pro Rata Share of the Maximum Acquisition Loan Amount and otherwise duly completed. Each Acquisition Loan Note shall (A) represent the Borrower's obligation to pay the aggregate unpaid principal amount of all outstanding Acquisition Loan Advances made by such Acquisition Lender, (B) be stated to mature on the Final Maturity Date, (C) bear interest for the period from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum provided in, and payable as specified in, this Agreement, and (D) be entitled to the benefits of this Agreement, the Security Documents, the Subsidiary Guarantees, the GP Guarantee, the LP Guarantee, the OPMW Guarantee and the Holdco Guarantee.

     (ii) Each Acquisition Lender is hereby authorized to record the date and the amount of each Acquisition Loan Advance made by it and the Type thereof and the date and amount of each payment and prepayment of principal made with respect thereto, and all Conversions of such Advances pursuant to Section 2.04, and prior to any Transfer of its Acquisition Loan Note, may annotate on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Acquisition Loan Advance then outstanding; provided, that, failure by such Acquisition Lender to make any such annotation or any error therein shall not affect the obligations of the Borrower hereunder or under such Acquisition Loan Note in respect of such Acquisition Loan Advances evidenced thereby. Each Acquisition Lender is hereby irrevocably authorized by the Borrower to endorse its Acquisition Loan Note and to attach to and make a part of its Acquisition Loan Note a continuation of such schedule as and when required.

         (c) Type of Acquisition Loan Advances. All or any portion of Acquisition Loan Advances shall be either Base Rate Advances or LIBO Rate Advances and may be Converted or continued from time to time pursuant to Section 2.04.

         (d) [Intentionally omitted.]

         (e) Repayment of Acquisition Loans. On each Quarterly Payment Date, the Borrower shall repay the Acquisition Loans in accordance with Schedule 2.07 and in accordance with the terms of the Deposit Account Agreement. The Borrower shall repay all Acquisition Loans in full on the Final Maturity Date.

         Section 2.02 Working Capital Loans.

         (a) Working Capital Loan Commitments. (i) Subject to the terms and conditions of this Agreement and relying on the representations and warranties set forth herein, each Working Capital Lender severally agrees to make Working Capital Advances to the Borrower, during the Working Capital Loan Availability Period on any Working Capital Loan Funding Date, in an amount equal to its Pro Rata Share of the Working Capital Loan requested to be made on such date, but in no event shall the sum of (x) any Working Capital Advance made by any Working Capital Lender as of any date, plus (y) the aggregate principal amount of Working Capital Advances previously made by such Working Capital Lender that remain outstanding and unpaid as of such date, plus (z) such Working Capital Lender's ConEd Letter of Credit Exposure on such date, exceed such Working Capital Lender's Working Capital Loan Commitment. As of any date, the aggregate amount of all Working Capital Advances made by all Working Capital Lenders hereunder and that remain outstanding and unpaid from time to time plus the aggregate amount of all ConEd Letter of Credit Exposure on such date, shall not in any event exceed the Maximum Working Capital Loan Amount. Unless earlier terminated in accordance herewith, the Working Capital Loan Commitments shall terminate in their entirety on the Final Maturity Date. Subject to the terms hereof, Working Capital Loans that are repaid prior to the Final Maturity Date may be reborrowed.

     (ii) The failure of any Working Capital Lender to make a Working Capital Advance to be made by it as part of any Working Capital Loan shall not relieve, in and of itself, any other Working Capital Lender of its obligation hereunder to make its Working Capital Advance on the date of such Working Capital Loan, but no Working Capital Lender shall be responsible for the failure of any other Working Capital Lender to make the Working Capital Advance to be made by such other Working Capital Lender on the date of such Working Capital Loan.

         (b) Working Capital Loan Notes. (i) All Working Capital Advances made by each Working Capital Lender shall be evidenced by a Working Capital Loan Note of the Borrower in the form of Exhibit B hereto (each a "Working Capital Loan Note" and, collectively, the "Working Capital Loan Notes"), dated the Restructuring Effective Date, payable to such Working Capital Lender for the account of its Applicable Lending Office in an aggregate principal amount equal to its Pro Rata Share of the Maximum Working Capital Loan Amount and otherwise duly completed. Each Working Capital Loan Note shall (A) represent the Borrower's obligation to pay the aggregate unpaid principal amount of all outstanding Working Capital Advances made by such Working Capital Lender, (B) be stated to mature on the Final Maturity Date, (C) bear interest for the period from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum provided in, and payable as specified in, this Agreement, and (D) be entitled to the benefits of this Agreement, the Security Documents, the Subsidiary Guarantees, the GP Guarantee, the LP Guarantee, the OPMW Guarantee and the Holdco Guarantee.

     (ii) Each Working Capital Lender is hereby authorized to record the date and amount of each Working Capital Advance made by it and the Type thereof and the date and amount of each payment and prepayment of principal made with respect thereto, and all Conversions of such Advances pursuant to Section 2.04, and prior to any Transfer of its Working Capital Loan Note may annotate on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Working Capital Advance then outstanding; provided, that, failure by such Working Capital Lender to make any such annotation or any error therein shall not affect the obligations of the Borrower hereunder or under such Working Capital Loan Note in respect of such Working Capital Advances evidenced thereby. Each Working Capital Lender is hereby irrevocably authorized by the Borrower to endorse its Working Capital Loan Note and to attach to and make a part of its Working Capital Loan Note a continuation of such schedule as and when required.

         (c) Types of Working Capital Advances. All or any portion of any Working Capital Advances shall be either Base Rate Advances or LIBO Rate Advances, and may be Converted or continued from time to time pursuant to
Section 2.04.

         (d) Use of Proceeds of Working Capital Loans. The Borrower shall use the proceeds of each Working Capital Loan solely (i) to pay Operating Costs, and
(ii) to make prepayments of Operating Costs and to provide Cash Collateral to the extent permitted by, and subject to the limitations of, Section 6.07 of this Agreement. In no event shall the proceeds of Working Capital Loans be used to
(a) pay Debt Service, (b) make Distributions, or (c) make a contribution to the capital of any Subsidiary of the Borrower.

         (e) Repayment; Cleanup Call. (i) The Borrower shall repay the principal of all outstanding Working Capital Loans in full on the Final Maturity Date.

     (ii) Notwithstanding anything to the contrary in this Agreement, for so long as the Working Capital Loan Commitments are in effect, the Borrower agrees to repay the principal amount of Working Capital Loans outstanding from time to time such that in all events, for a period of ten (10) consecutive days during each calendar year (beginning with the 2003 calendar year) in which either a Working Capital Loan Commitment is in effect or any Loan remains outstanding and unpaid, there shall be no Working Capital Loans outstanding under this Agreement. It is also understood and agreed that the Borrower may not comply with this Section 2.02(e)(ii) for consecutive calendar years during two (2) consecutive ten (10) day periods. Once this Section 2.02(e)(ii) has been complied with for a calendar year then, in order for the Borrower to meet its obligations under this Section 2.02(e)(ii) for the subsequent calendar year, (a) a Working Capital Loan must have been made since the previous calendar year's compliance herewith, and (b) a minimum of thirty (30) calendar days must have been elapsed since the date of compliance herewith for the previous calendar year. It is further understood and agreed that with respect to calendar year 2005, repayment in full of all Working Capital Loans on the Final Maturity Date shall constitute compliance with this Section 2.02(e)(ii).

         Section 2.03 Borrowings.

         (a) [Intentionally omitted.]

         (b) Working Capital Loans. Each Working Capital Loan shall be made on notice from the Borrower to the Administrative Agent, given not later than 10:00 a.m. (New York City time) (x) on the third (3rd) Business Day prior to the proposed Working Capital Loan Funding Date, if such Working Capital Loan is to be a LIBO Rate Loan, or (y) on the Business Day prior to the proposed Working Capital Loan Funding Date, if such Working Capital Loan is to be a Base Rate Loan. Such notice by the Borrower (a "Notice of Working Capital Borrowing"), shall be irrevocable and shall be in writing in substantially the form of Exhibit D, specifying therein (i) the proposed Working Capital Loan Funding Date, (ii) the requested aggregate amount of the Working Capital Loan, (iii) any specific payment instructions regarding the disbursement of the proceeds of such Working Capital Loan, (iv) the requested Type of Working Capital Loan and (v) with respect to a LIBO Rate Loan, the initial Interest Period applicable thereto. The Notice of Working Capital Borrowing shall be accompanied by the certificates and information required by Section 3.02. The Administrative Agent shall give each

Working Capital Lender prompt notice of the Notice of Working Capital Borrowing by telecopy, telex or cable. Each Working Capital Lender shall, no later than 10:00 a.m. (New York City time) on the applicable Working Capital Loan Funding Date, make available to the Administrative Agent, for the account of its Applicable Lending Office, in immediately available funds, the amount of such Working Capital Lender's Working Capital Advance. Subject to the Administrative Agent's receipt of such funds and fulfillment of the applicable conditions set forth in Article III for such Loans, the Administrative Agent will make such funds available to the Borrower by depositing the proceeds of such Working Capital Loan into the Operating Account.

         (c) Participations. If the Administrative Agent has not received from the Borrower the payment required by Section 2.16(g) by 12:30 p.m. (New York City time), on the Business Day immediately following the date on which the Issuing Bank has notified the Borrower and the Administrative Agent that payment of a draft presented under the ConEd Letter of Credit or any Operational Letter of Credit will be made, as provided in Section 2.16(g) or 2.17(g), as applicable, the Administrative Agent will promptly notify the Issuing Bank and each Working Capital Lender of the ConEd Letter of Credit Disbursement or any Operational Letter of Credit Disbursement, as the case may be, and, in the case of each Working Capital Lender, its Pro Rata Share (based on such Working Capital Lender's Working Capital Loan Commitment) of the ConEd Letter of Credit Disbursement or any Operational Letter of Credit Disbursement, as the case may be. Not later than 10:00 a.m. (New York City time) on the next Business Day, each Working Capital Lender shall, irrespective of the existence of any Default or Event of Default or failure of any other applicable condition precedent, make available its Pro Rata Share of the ConEd Letter of Credit Disbursement or any Operational Letter of Credit Disbursement, as the case may be, in Federal or other funds immediately available in New York, New York, to the Administrative Agent at its address set forth in Section 9.01. Any such funding of a ConEd Letter of Credit Disbursement or any Operational Letter of Credit Disbursement, as the case may be, by the Working Capital Lenders shall be considered as Working Capital Advances made to the Borrower. Any Working Capital Loans made pursuant to this Section 2.03(c) shall be made as Base Rate Loans and the Administrative Agent will promptly make such funds available to the Issuing Bank. In the event that any Working Capital Advance cannot for any reason be made on the date otherwise required above (including, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Working Capital Lender shall forthwith purchase (as of the date such Working Capital Advance would otherwise have occurred) from the Issuing Bank such Working Capital Lender's Pro Rata Share of the ConEd Letter of Credit Disbursement or any Operational Letter of Credit Disbursement, as the case may be.

         Section 2.04 Election of Interest Rates.


         (a) So long as no Default or Event of Default shall have occurred and be continuing (and notwithstanding the existence of any Default or Event of Default with respect to a Conversion from a LIBO Rate Loan to a Base Rate Loan), the Borrower may from time to time elect to Convert any Loan of any Type to a Loan of the same or any other Type on the following terms and subject to the following conditions:

                  (i) Each such Conversion shall be made as to all or a portion of the outstanding Loans, on notice given not later than 10:00 a.m. (New York City time) on the third (3rd) Business Day prior to the date of the proposed Conversion, in the case of any such Conversion into LIBO Rate Loans, or on the Business Day prior to the date of the proposed Conversion, in the case of any such Conversion into Base Rate Loans, by the Borrower to the Administrative Agent, who shall give each applicable Lender prompt notice thereof. Each such notice of Conversion (a "Notice of Conversion") shall be in writing in substantially the form of Exhibit E hereto, specifying therein the requested (A) date of such Conversion, (B) Type of, and, with respect to LIBO Rate Loans, Interest Period applicable to, the Loans proposed to be Converted, (C) Type of Loans to which such Loans are proposed to be Converted, (D) in the case of a Conversion to LIBO Rate Loans, initial Interest Period to be applicable to the Loans resulting from such Conversion and (E) aggregate amount of Loans proposed to be Converted. If the Notice of Conversion applies only to a portion of the aggregate principal amount of the Loans, (X) such portion shall be allocated ratably among the applicable Lenders and (Y) both the portion to which the Notice of Conversion applies and the remaining portion to which it does not apply, shall be sufficient to meet the minimum amounts specified in
         Section 2.06(f). In the case of a proposed Conversion into LIBO Rate Loans, the Administrative Agent shall, within one Business Day of receiving the Notice of Conversion from the Borrower, notify each applicable Lender of the interest rate to be applicable to such LIBO Rate Loan resulting from such Conversion pursuant to this Section 2.04.

                  (ii) LIBO Rate Loans may not be Converted on a date other than the last day of the Interest Period then applicable thereto.

                  (iii) No Conversion may be requested by the Borrower hereunder unless made in compliance with the definition of "Interest Period,"
         Section 2.06 and Section 2.10.

                  (iv) Any selection by the Borrower of a longer or shorter Interest Period to be applicable to any LIBO Rate Loan shall be deemed a Conversion pursuant to this Section 2.04, shall be governed by the terms and conditions hereof and shall be notified to the Administrative Agent as herein provided. In the event the Borrower shall fail to elect an Interest Period in respect of any LIBO Rate Loan prior to the expiration of the then current Interest Period in respect of such LIBO Rate Loan, then such LIBO Rate Loan shall automatically be Converted into a Base Rate Loan in accordance with this Section 2.04.

         (b) Each Notice of Borrowing and Notice of Conversion shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the proposed date specified in such Notice of Borrowing or Notice of Conversion, as the case may be, the applicable conditions set forth in this Article II or Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or Convert such Loan.

         (c) So long as any Interest Hedge Contract is in effect with respect to any Loans, the Borrower shall maintain as LIBO Rate Loans having Interest Periods corresponding to the payment dates under such Interest Hedge Contract an aggregate amount of Loans at least equal to the notional amount then in effect under such Interest Hedge Contract, except to the extent the Borrower would be prevented from complying with this Section 2.04(c) by operation of Section 2.10.

         Section 2.05 Fees.

         (a) Commitment Fee. The Borrower shall pay to the Administrative Agent, quarterly in arrears on each Quarterly Payment Date, for the account of each Lender, commitment fees (the "Commitment Fees") of .50% per annum on the average daily unutilized amount of each Working Capital Lender's Working Capital Loan Commitment during the period from the Restructuring Effective Date until, and including, the Final Maturity Date. For purposes of this Section 2.05(a), the "unutilized amount" of a Working Capital Lender's Working Capital Loan Commitment on any date shall mean the amount of such Working Capital Lender's Working Capital Loan Commitment on such date, minus the sum of (X) its outstanding Working Capital Advances on such date and (Y) its Letter of Credit Exposure on such date.

         (b) Agency Fee. The Borrower shall pay the Agency Fee to the Administrative Agent, for the Administrative Agent's own account, in accordance with the terms of the Administrative Agent Fee Side Letter.

         (c) Letter of Credit Fees. The Borrower shall pay (i) the ConEd Letter of Credit Fees to the applicable Persons in accordance with the terms set forth in Section 2.16 below and (ii) any Operational Letter of Credit Fees to the applicable Persons in accordance with the terms set forth in Section 2.17 below.

         (d) Other Fees. The Borrower shall pay all Fees not specifically contemplated by clauses (a) and (b) of this Section 2.05 to the appropriate Persons in the amounts and at such times as set forth in the Fee Side Letters and any other applicable Financing Document.

         Section 2.06 Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at one of the following rates per annum:

         (a) If such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin, payable quarterly in arrears on each applicable Interest Payment Date and on the date that such Base Rate Advance shall be repaid in full.

         (b) If such Advance is a LIBO Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the LIBO Rate for such Interest Period for such Advance plus the Applicable Margin, payable on the applicable Interest Payment Date and on the date that such LIBO Rate Advance shall be repaid in full.

         (c) If an Event of Default shall have occurred and be continuing and whether or not so specified in any Note, the Borrower shall pay, upon receipt of written demand, interest on the entire principal amount of the Loans to the extent permitted by applicable Requirements of Law, on any overdue installment of interest and on any other amount due hereunder during such period at a rate per annum equal at all times to 2.00% plus the LIBO Rate for such period plus the LIBO Rate Margin for such period, if the Loans are LIBO Rate Loans or, at a rate per annum equal to 2.00% plus the Base Rate for such period plus the Base Rate Margin for such period, if the Loans are Base Rate Loans, which increased interest shall be payable on the last Business Day of each month during the continuation of such Event of Default.

         (d) If the Administrative Agent is unable at any time to determine the LIBO Rate for LIBO Rate Loans, if the Administrative Agent shall determine that the LIBO Rate does not reflect the cost of funding LIBO Rate Loans or if any Lender shall have determined that such Lender is unable to acquire funding in a reasonable manner so as to make available LIBO Rate Loans in the amount and for the Interest Period requested, the right to maintain the Loans as LIBO Rate Loans shall be suspended at the end of the then current Interest Period and all Loans shall be maintained as Base Rate Loans until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         (e) At no time shall more than six (6) different Interest Periods be in effect as to outstanding LIBO Rate Loans hereunder.

         (f) Each LIBO Rate Loan shall be in a minimum aggregate principal amount of $1,000,000.

         Section 2.07 Mandatory Prepayments.

         (a) Subject to Section 2.07(c) hereof, all Extraordinary Proceeds received by the Administrative Agent or any Borrower Entity shall be applied to prepay the then outstanding Acquisition Loans in accordance with the Deposit Account Agreement, and after all Acquisition Loans have been prepaid in full, applied to prepay then outstanding Working Capital Loans in accordance with the Deposit Account Agreement. Any prepayment of Working Capital Loans required by this Section 2.07(a) shall automatically reduce pro rata the amount of Working Capital Loan Commitments by an amount equal to the prepayment so required. Contemporaneously with any reduction of Working Capital Commitments required by this Section 2.07(a), the Borrower shall cash collateralize with the Administrative Agent the difference between (y) any Letter of Credit Exposure existing at such time, less (z) the aggregate amount of the Working Capital Loan Commitments existing after the application of the terms of this Section 2.07(a), until such time as such Letter of Credit Exposure no longer exists. Nothing in this Section 2.07(a) shall be deemed to imply that any of the activities or actions described in clauses (ii) or (iii) of the definition of Extraordinary Proceeds are permitted under this Agreement other than as specifically set forth in this Agreement.

         (b) In addition to the foregoing, until the Final Maturity Date, the Borrower shall prepay the Acquisition Loans (i) on a quarterly basis in such amounts as set forth on Schedule 2.07 attached hereto unless accelerated sooner pursuant to Article VII and (ii) upon receipt of the proceeds of any equity contribution or loan from Holdco when and as required by the Holdco Deposit Account Agreement.

         (c) Notwithstanding Section 2.07(a) hereof, to the extent that prepayment of Loans with Extraordinary Proceeds would require the Borrower to pay Funding Breakage Costs in accordance with Section 2.09(c) below, such Extraordinary Proceeds shall be deposited in the Extraordinary Proceeds Account in accordance with the Deposit Account Agreement until such date(s) as the application of such proceeds can be applied to the prepayment of Loans without incurring such Funding Breakage Costs.

         Otherwise, in the case of LIBO Rate Loans which shall be prepaid pursuant to this Section 2.07, the Borrower shall, concurrently with such prepayment, pay all applicable Funding Breakage Costs in accordance with Section 2.09(c) below.

         (d) In the event the interest rate on any Acquisition Loans is fixed or capped pursuant to an Interest Hedge Contract, the Borrower shall pay all Settlement Amounts required under such Interest Hedge Contract in connection with any mandatory prepayment of such Loan.

         Section 2.08 Voluntary Prepayment; Termination of Commitments; Working Capital Commitment Reductions. (a) As permitted by the Deposit Account Agreement and Holdco Deposit Account Agreement, the Borrower may, upon at least five Business Days' prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Loans in whole or ratably in part in the amount set forth in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, that (i) each partial prepayment shall be in a minimum aggregate principal amount of $1,000,000 or whole multiples thereof (or, if less, the entire balance then remaining), (ii) concurrently with such payment, the Borrower shall pay all applicable Funding Breakage Costs in accordance with
Section 2.09(c) below and, (iii) to the extent applicable, the Borrower shall have reduced the aggregate notional amounts of any Interest Hedge Contracts existing on such prepayment date such that such aggregate notional amounts do not exceed the aggregate principal amount of outstanding Loans on such date and shall have paid any Settlement Amounts incurred in connection therewith. Each such voluntary prepayment shall otherwise be without penalty or premium.

         (b) The Working Capital Loan Commitments shall be automatically terminated on the expiration of the Working Capital Loan Availability Period.

         (c) Upon at least five Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Working Capital Loan Commitments; provided, that, (i) each partial reduction of the Working Capital Loan Commitments shall be in an aggregate principal amount which is equal to $1,000,000 or an integral multiple thereof; (ii) concurrently with such payment, the Borrower shall pay all applicable Funding Breakage Costs in accordance with Section 2.09 (c) below, (iii) to the extent applicable, the Borrower shall have reduced the aggregate notional amounts of any Interest Hedge Contracts existing on such prepayment date such that such aggregate notional amounts do not exceed the aggregate principal amount of outstanding Loans on such date and shall have paid any Settlement Amounts incurred in connection therewith, and (iv) concurrently with any such reduction in the Working Capital Loan Commitments, the Borrower shall deposit with the

Administrative Agent cash collateral in an amount equal to the difference between (y) any Letter of Credit Exposure existing at such time, less (z) the aggregate amount of the Working Capital Loan Commitments existing after the effectiveness of such reduction, until such time as such Letter of Credit Exposure no longer exists.

         (d) Each reduction in the Working Capital Loan Commitments shall be made ratably among the Working Capital Lenders in accordance with their respective Working Capital Loan Commitments. The Borrower shall pay to the Administrative Agent for the account of the Working Capital Lenders, on the date of each termination or reduction of the Working Capital Loan Commitments, all accrued but unpaid Commitment Fees on the amount of the Working Capital Loan Commitments so terminated or reduced accrued to the date of such termination or reduction.

         (e) Upon at least five Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrower may at any time prepay all or any portion of the outstanding principal balance of Working Capital Loans pursuant to Section 5.2(f) of the Deposit Account Agreement.

         Section 2.09 Increased Costs; Capital Adequacy; Funding Breakage Costs.

         (a) If, due to either (i) the enactment, promulgation or any change (including any change by way of imposition of reserve requirements in the case of LIBO Rate Loans) in any Requirement of Law or in the interpretation or administration of any Requirement of Law by any Governmental Authority charged with the interpretation or administration thereof on or after the date hereof or
(ii) the compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law) imposed on or after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining LIBO Rate Loans, then such Lender shall deliver to the Borrower and the Administrative Agent a certificate as to the amount of such increased cost setting forth in reasonable detail the basis for calculation thereof as soon as practicable but in no event later than one hundred twenty (120) days after such Lender has actual knowledge of the event (the date that is 120 days from the date any Lender obtains actual knowledge of any such event being referred to herein as the "Notice Date"). Within fifteen
(15) days after delivery of such certificate, the Borrower shall pay to such Lender the amount shown as due on the certificate; provided, that the Borrower shall not be obligated to compensate that Lender for the amount of such increased cost incurred during the period of time from the Notice Date to the date of actual delivery of the certificate. A certificate as to the amount of such increased cost showing the basis therefor and the calculation thereof, in reasonable detail, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

         (b) If any Lender determines that compliance with any Requirement of Law or regulation or with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, this Agreement, any Letter of Credit or such Lender's Commitments, or its making or maintaining Loans below the rate which the Lender or any other corporation would have achieved but for such compliance (taking into account the policies of such Lender or corporation with regard to capital), then such Lender shall deliver to the Borrower and the Administrative Agent a certificate setting forth in reasonable detail the amount being charged by such Lender and the basis for the determination of such amount as soon as practicable but in no event later than the Notice Date in respect thereof. Within fifteen (15) days after delivery of such certificate, the Borrower shall pay to such Lender the amount shown as due on the certificate; provided, that the Borrower shall not be obligated to compensate that Lender for the amount of such charge incurred with respect to a period of time from the Notice Date to the date of actual delivery of the certificate. A certificate as to such amounts, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

         (c) If (i) any payment of principal of any LIBO Rate Loan is made other than on the last day of the Interest Period for such Loan, as a result of a payment or prepayment of such Loan or acceleration of the maturity of the Notes or for any other reason or (ii) upon failure to prepay a LIBO Rate Loan after notice of prepayment has been given or any failure to borrow a LIBO Rate Loan, continue a LIBO Rate Loan or convert a LIBO Rate Loan after notice of borrowing, continuation or conversion has been given, then the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan. The foregoing amounts payable by the Borrower under this Section 2.09(c) shall be referred to herein as "Funding Breakage Costs".

         (d) Each Lender agrees to notify the Borrower and the Administrative Agent of any circumstances that would cause the Borrower to pay additional amounts pursuant to subsections (a) and (b) of this Section 2.09 on or prior to the Notice Date; provided, that, the failure to give such notice shall not affect the Borrower's obligation to pay any such additional amounts accrued prior to the Notice Date or after delivery of such notice.

         Section 2.10 Illegality. If the enactment, promulgation or any change in or in the interpretation of any Requirement of Law after the Restructuring Effective Date shall make it unlawful, or any central bank or other Governmental Authority to which any Lender is subject shall assert that it is unlawful, for any Lender or its LIBO Lending Office to perform its obligations hereunder to make LIBO Rate Loans or to continue to fund or maintain LIBO Rate Loans hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or maintain LIBO Rate Loans shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist and such Lender shall maintain all of its Loans as Base Rate Loans.

         Section 2.11 Payments and Computations.

         (a) The Borrower shall make each payment hereunder and under the Notes not later than 12:00 Noon New York City time on the day when due in Dollars to the Administrative Agent at its Applicable Lending Office in immediately available funds. The

Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or Fees (other than amounts payable to the Administrative Agent for Agency Fees and expenses or to reimburse the Administrative Agent pursuant to Section 2.12) ratably to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be distributed and applied in accordance with the terms of subsection (b) of this Section 2.11.

         (b) All payments received by the Administrative Agent in respect of the Loans whether received under Section 2.11(a), in connection with any sale or other realization upon the Collateral or otherwise shall be distributed and applied in the order and in the amounts set forth in the Intercreditor Agreement and the Deposit Account Agreement.

         (c) The Borrower hereby authorizes each Lender, if and to the extent that the Borrower has failed to pay amounts due hereunder or under any Financing Document and as a result payment owed to such Lender is not made when due hereunder or under any other Financing Document, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due. Each Lender receiving any payment as a result of charging any such account shall promptly notify the Administrative Agent thereof and make such arrangements as the Administrative Agent shall request to share the benefit thereof in accordance with Section 2.13 and the Deposit Account Agreement.

         (d) All computations of (i) interest hereunder based on the LIBO Rate or the Federal Funds Rate and (ii) Commitment Fees, shall be made by the Administrative Agent on the basis of a year of 360 days and all computations of interest hereunder based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         (e) Except as contemplated by the definition of "Interest Period" for LIBO Rate Loans, whenever any payment hereunder or under any Financing Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the first Business Day preceding such required payment date.

         (f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to a Secured Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may, but shall not be required to, assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, but shall not be required to, cause to be distributed to each Secured Party on such due date an amount equal to the amount then due such Secured Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, (i) at the Federal Funds Rate for the three Business Days following demand by the Administrative Agent and
(ii) the Federal Funds Rate plus 1% for each day thereafter.

         (g) Unless the Administrative Agent shall have received notice from a Secured Party prior to the date of any Borrowing, or prior to the time of any required payment by such Secured Party in respect of a ConEd Letter of Credit Disbursement or an Operational Letter of Credit Disbursement, as the case may be, that such Secured Party will not make available to the Administrative Agent such Secured Party's portion of such Borrowing or payment, the Administrative Agent may assume that such Secured Party has made such portion available to the Administrative Agent on the date of such Borrowing or payment in accordance with
Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Secured Party shall not have made such portion available to the Administrative Agent, such Secured Party and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower or the Issuing Bank (or, if the Administrative Agent and the Issuing Bank are the same person, from the date of such payment in respect of a ConEd Letter of Credit Disbursement or an Operational Letter of Credit Disbursement, as the case may be), as applicable, until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable thereto pursuant to Section 2.06 or 2.16(g), as applicable, and (ii) in the case of such Secured Party, (y) the Federal Funds Rate for the three Business Days following demand by the Administrative Agent and (z) the Federal Funds Rate plus 1% for each day thereafter.

         Section 2.12 Taxes.

         (a) Any and all payments by the Borrower hereunder or under the Notes to or for the benefit of any Secured Party shall be made free and clear of and without deduction for any and all present or future taxes (including, without limitation, income, gross receipts, franchise, sales, use, personal property, license, stamp, documentary, recording, privilege or other excise tax), levies, imposts, deductions, charges or withholdings, together with any penalties, fines or interest thereon, and all liabilities with respect thereto, imposed by any Governmental Authority, excluding, income or franchise taxes measured by net income imposed under the laws of the United States or any state, or any political subdivision thereof, in which each such Secured Party is organized, or, solely in the case of each such Lender, in which the Applicable Lending Office or the principal office of such Lender is located (all such excluded net income taxes and franchise taxes hereinafter referred to as "Income Taxes" and all nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to or for the benefit of any Secured Party Lender,
(i) the sum payable shall be increased as may be necessary so that after making all required deductions of Taxes (including deductions of Taxes applicable to additional sums payable under this Section 2.12) such Secured Party receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable Requirement of Law.

         (b) In addition, without limiting the generality of this Section 2.12, the Borrower agrees to pay any present or future stamp, documentary, recording, privilege, intangible or similar taxes or any other excise or property taxes, charges or similar levies that arise at any time or from time to time (i) from any payment made under any and all Financing Documents, (ii) from the transfer of the rights of any Secured Party under any Financing Documents to any other Secured Party or (iii) from the execution or delivery by the Borrower, any Credit Party or any OPMW Credit Party of, or from the filing or recording or maintenance of, or otherwise with respect to, any and all Financing Documents.

         (c) The Borrower will indemnify each Secured Party for the full amount of all Taxes excluding any Income Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by, or imposed or asserted against, such Secured Party or any Collateral, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, which Taxes are imposed or asserted in any manner resulting from or relating to or arising from the execution, delivery or performance of the Financing Documents, the Transaction Documents or the transactions contemplated thereby, whether or not such Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by such Secured Party, absent manifest error, shall be final, conclusive and binding for all purposes. Payment of this indemnification shall be made within 30 days from the date such Secured Party makes written demand therefor. With respect to any such Taxes for which any Secured Party is entitled to indemnification pursuant to this paragraph, such Secured Party, agrees to cooperate with the Borrower and to provide to it such information as may be reasonably requested by it for the purpose of establishing the entitlement of the Borrower to a refund or credit of all or any portion of such Taxes; provided, that, no Secured Party shall be required to provide to the Borrower (a) copies of any of its tax or information returns or (b) any other information which would prejudice the interests of such Secured Party (as reasonably determined by such Secured Party, in its good faith judgment) or which it reasonably deems to be of a confidential nature.

         (d) As soon as practicable after the date of any payment of Taxes by the Borrower or other authority to the relevant Governmental Authority, the Borrower will deliver to the Administrative Agent (for delivery to each Lender) at its address referred to on its signature page hereto, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof and identifying the Taxes paid. If such receipt does not identify such Taxes paid, and no procedure exists for identifying such Taxes paid, the Borrower shall concurrently furnish to the Administrative Agent a certificate, signed by a Responsible Officer of the Borrower providing such identification. The Borrower shall compensate each Secured Party, as the case may be, for all reasonable losses and expenses sustained by such Secured Party, as a result of any failure by the Borrower to so furnish such original or copy of such receipt or such certificate.

         (e) If any Secured Party is not organized and existing under the laws of the United States of America or any political subdivision thereof or therein (a "Foreign Secured Party"), to the extent entitled to do so under any applicable Requirements of Law, such Secured Party shall furnish to the Borrower, on the Restructuring Effective Date (or on the date on which such Foreign Secured Party first becomes a Secured Party pursuant to Section 9.06) a duly executed certificate to the effect that such Foreign Secured Party is entitled to receive all amounts payable under the Financing Documents without deduction or withholding (or at a reduced rate of deduction or withholding) on account of Taxes imposed by the United States of America (i) pursuant to the terms of an applicable tax treaty in effect with the United States of America (in which case such certificate shall be accompanied by two executed copies of IRS Form W-8BEN), or
(ii) under Code Section 1441(c) (in which case such certificate shall be accompanied by two executed copies of IRS Form W-8ECI) (such forms being the "Prescribed Forms"). If requested by the Borrower from time to time after the Restructuring Effective Date (upon the obsolescence of any previously delivered form or otherwise), or if a new form is required by any applicable Requirement of Law, a Foreign Secured Party shall, to the extent required thereto under any applicable Requirement of Law, provide to the Borrower new Prescribed Forms, in each case duly executed and completed by such Foreign Secured Party. The Borrower shall not be required to indemnify any Foreign Secured Party or pay any additional amounts to any Foreign Secured Party pursuant to Sections 2.12(a), 2.12(c) or 2.12(d) to the extent that the obligation to indemnify such Foreign Secured Party or pay such additional amounts would not have arisen but for the failure by such Foreign Secured Party to comply with applicable certification, information or other documentation requirements concerning the nationality, residency, identity or connection with the United States of such Foreign Secured Party if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such amounts payable under, or for which indemnification is given pursuant to, Sections 2.12(a), (c) or (d); provided, that, the Borrower shall be required to indemnify each Foreign Secured Party to the extent that (A) any such payment or indemnification is attributable to an enactment, promulgation or any change in or interpretation of any Requirement of Law occurring after the date hereof and (B) such deductions, withholding, payments or liabilities accrue after the date on which such Secured Party timely furnishes to the Borrower all Prescribed Forms required to be furnished by this Section 2.12(e) with respect to such enactment, promulgation or any change in or interpretation of any Requirement of Law.

         (f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of principal and interest on the Loans hereunder and under the Notes.

         Section 2.13 Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of a Loan made by it in excess of its Pro Rata Share of payments on account of such Loan obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loan made by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's Pro Rata Share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment

(including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

         Section 2.14 Change of Applicable Lending Office. Without affecting its rights under Section 2.09(a), 2.09(b), 2.10 or 2.12, each of the Lenders, the Issuing Bank and the Administrative Agent agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its sole opinion) to designate a different Applicable Lending Office if such redesignation would thereafter eliminate or reduce any amounts that the Borrower is required to pay to any of the Lenders, the Issuing Bank or the Administrative Agent pursuant to such Sections; provided, that, in determining, in its sole opinion, whether designating a different Applicable Lending Office would be disadvantageous to it, the applicable Lender, the Issuing Bank or the Administrative Agent, as the case may be, shall disregard any direct financial loss of making such a designation if the Borrower agrees in form and substance satisfactory to such Lender, the Issuing Bank or the Administrative Agent, as the case may be, to indemnify and hold such Lender, the Issuing Bank or the Administrative Agent, as the case may be, harmless from such financial loss and provided, further, that any out-of-pocket costs and expenses associated with such efforts shall be paid or reimbursed by the Borrower.

         Section 2.15 Replacement of Lenders. On each occasion that a Lender either makes a demand for compensation pursuant to Section 2.06(d), 2.09(a), 2.09(b) or 2.12 in an amount in excess of the amount that the Borrower would have had to pay pursuant to such Sections if such Lender's Commitments were held by a Lender with respect to which no such amounts would then be payable pursuant to any such Section or is unable for a period of two consecutive months to fund or maintain LIBO Rate Loans pursuant to Section 2.10, the Borrower may, upon at least ten (10) Business Days' prior written notice to each of such Lender and the Administrative Agent and upon the payment by the Borrower of all applicable assignment fees associated therewith (as set forth in Section 9.06(j) below), in whole permanently replace the Commitment of such Lender; provided, that, the Borrower shall replace such Commitment with the commitment of (i) a commercial bank which is reasonably satisfactory to the Administrative Agent or (ii) any other Lender (a "Replacement Lender"). Such Replacement Lender shall, upon the effective date of replacement, purchase the Obligations owed to such replaced Lender for the aggregate amount thereof and shall thereupon for all purposes become a "Lender" hereunder. Such notice from the Borrower shall specify an effective date for the replacement of such Lender's Commitment, which date shall not be earlier than the tenth (10th) day after the day such notice is given. On the effective date of any replacement of such Lender's Commitment pursuant to this Section 2.15, the Borrower shall pay to the Administrative Agent for the account of such Lender (i) any Fees or other amounts due to such Lender to the date of such replacement, (ii) accrued interest on the principal amount of outstanding Loans held by such Lender to the date of such replacement and (iii) the amount or amounts payable to such Lender pursuant to Section 2.09(a),
Section 2.09(b) or Section 2.12, as applicable. The Borrower will be liable to such replaced Lender for costs that such Lender may sustain or incur pursuant to
Section 2.09(c) as a direct consequence of repayment of such Lender's Loans. Upon the effective date of repayment of any Lender's Commitment and Obligations pursuant to this Section 2.15, such Lender shall cease to be a "Lender" hereunder. No such termination of any such Lender's Commitment and the purchase of such Lender's Loans pursuant to this Section 2.15 shall affect (x) any liability or obligation of the Borrower or any other Lender to such terminated Lender which accrued on or prior to the date of such termination or (y) such terminated Lender's rights hereunder in respect of any such liability or obligation.

         Section 2.16 ConEd Letter of Credit.

         (a) The Borrower may request the issuance of the ConEd Letter of Credit, for the account of the Borrower, at any time during the ConEd Letter of Credit Availability Period; provided, that, the ConEd Letter of Credit shall be issued only if (and a request by the Borrower for the issuance of the ConEd Letter of Credit shall be deemed a representation and warranty of the Borrower that) immediately following the issuance of the ConEd Letter of Credit, (i) the ConEd Letter of Credit Exposure shall not exceed $10,000,000, and (ii) the sum of the aggregate Letter of Credit Exposure and the aggregate principal amount of outstanding Working Capital Loans at such time shall not exceed lesser of (y) the aggregate Working Capital Loan Commitments at such time and (z) the Maximum Working Capital Loan Amount.

         (b) The ConEd Letter of Credit shall expire at 5:00 p.m., New York City time, on the last day of the ConEd Letter of Credit Availability Period, unless the ConEd Letter of Credit expires by its terms (or is required by Section 2.16(c) to expire) on an earlier date. The ConEd Letter of Credit shall provide for payments of drawings in Dollars.

         (c) The issuance of the ConEd Letter of Credit shall be made on at least five Business Days' prior irrevocable written or telecopy notice (such notice to be delivered by 10:00 a.m., New York City time) from the Borrower (or such shorter notice as shall be acceptable to the Issuing Bank) to the Administrative Agent and the Issuing Bank, specifying the date of issuance, the date on which the ConEd Letter of Credit is to expire (which shall not be later than the last day of the ConEd Letter of Credit Availability Period and shall be for such period of time as is contemplated by the form of letter of credit attached hereto as Exhibit T), the amount of the ConEd Letter of Credit, the name and address of the beneficiary of the ConEd Letter of Credit, and such other information as may be necessary or desirable to complete the ConEd Letter of Credit. The Issuing Bank will give the Administrative Agent prompt notice of the issuance and amount of the ConEd Letter of Credit and the expiration date of the ConEd Letter of Credit (and the Administrative Agent shall give prompt notice thereof to each Working Capital Lender). The ConEd Letter of Credit issued hereunder will be subject to the Uniform Customs and Practices for Documentary Credits, as in effect from time to time.

         (d) By the issuance of the ConEd Letter of Credit and without any further action on the part of the Issuing Bank, the Administrative Agent or the Working Capital Lenders in respect thereof, the Issuing Bank hereby grants to each Working Capital Lender, and each Working Capital Lender hereby acquires from the Issuing Bank, a participation in the ConEd Letter of Credit equal to such Working Capital Lender's Pro Rata Share (based on such Working Capital Lender's Working Capital Loan Commitment) of the aggregate amount available to be drawn under the ConEd Letter of Credit, effective upon the issuance of the ConEd Letter of Credit. In consideration and in furtherance of the foregoing, each Working Capital Lender having a Working Capital Loan Commitment hereby absolutely and unconditionally agrees to pay to the Administrative Agent, on behalf of the Issuing Bank, in accordance with Section 2.03(c), such Working Capital Lender's Pro Rata Share (based on such Working Capital Lender's Working Capital Loan Commitment) of the ConEd Letter of Credit Disbursement made by the Issuing Bank and not reimbursed by the Borrower when due in accordance with Section 2.16(g); provided, that, the Working Capital Lenders shall not be obligated to make any such payment with respect to any wrongful ConEd Letter of Credit Disbursement made as a result of the gross negligence or willful misconduct of the Issuing Bank.

         (e) Each Working Capital Lender acknowledges and agrees that its obligation to acquire participations pursuant to Section 2.16(d) in respect of the ConEd Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (subject only to the proviso set forth in the last sentence of Section 2.16(d)).

         (f) During the ConEd Letter of Credit Availability Period, from and after the date on which the ConEd Letter of Credit is issued, the Borrower shall pay to the Administrative Agent, on each Quarterly Payment Date in each year and on the date on which the Working Capital Loan Commitments shall be terminated as provided herein, (i) for the account of the Working Capital Lenders, ratably in proportion to their Working Capital Loan Commitments, a fee on the average daily aggregate undrawn amount of the ConEd Letter of Credit during the preceding quarter (or shorter period commencing with the Restructuring Effective Date) at a rate per annum equal to the applicable LIBO Rate Margin from time to time in effect during such period pursuant to Section 2.06 and (ii) for the account of the Issuing Bank, a fee on the average daily aggregate amount available to be drawn under the ConEd Letter of Credit during the preceding quarter (or shorter period commencing with the Restructuring Effective Date) at a rate per annum equal to 0.25%. Such fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. Such fees shall accrue from and including the Restructuring Effective Date to but excluding the last day of the ConEd Letter of Credit Availability Period. In addition to the foregoing, the Borrower shall pay directly to the Issuing Bank, for its account, payable within 15 days after written demand therefor by the Issuing Bank has been received by the Borrower, the Issuing Bank's out-of-pocket expenses and customary fees in connection with the issuance, transfer or amendment of or payment on the ConEd Letter of Credit.

         (g) The Borrower hereby agrees to reimburse the Issuing Bank for any payment or disbursement made by the Issuing Bank under the ConEd Letter of Credit, by making payment in immediately available funds to the Administrative Agent within one Business Day after receipt of notice of such payment or disbursement, in an amount equal to the amount of such payment or disbursement, plus interest on the amount so paid or disbursed by the Issuing Bank, to the extent not reimbursed prior to 12:00 p.m. (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Issuing Bank is reimbursed by the Borrower therefor, at a rate per annum equal to the rate applicable to Base Rate Working Capital Loans during such period pursuant to Section 2.06. In the event the Borrower fails to reimburse the Issuing Bank as required by the preceding sentence, the Issuing Bank shall so notify the Administrative Agent and such payment or disbursement shall be reimbursed to the Issuing Bank as contemplated by Section 2.03(c) or Section 2.16(d), as applicable. The Issuing Bank shall give the Borrower prompt notice of each drawing under the ConEd Letter of Credit, provided, that, the failure to give any such notice shall in no way affect, impair or diminish the Borrower's obligations hereunder. The Administrative Agent shall promptly pay any such amounts received by it to the Issuing Bank.

         (h) The Borrower's obligation to reimburse ConEd Letter of Credit Disbursements as provided in Section 2.16(g) shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, including the following:

                  (i) any lack of validity or enforceability of the ConEd Letter of Credit or any other Financing Document;

                  (ii) except as otherwise provided in clause (iv) of this
         Section 2.16(h), the existence of any claim, setoff, defense or other right which the Borrower, any Subsidiary or any other person may at any time have against the beneficiary under the ConEd Letter of Credit, the Issuing Bank, the Administrative Agent, any Working Capital Lender or any other person in connection with this Agreement, any other Financing Document or any other related or unrelated agreement or transaction;

                  (iii) any draft or other document presented under the ConEd Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or failing to comply with the Uniform Customs and Practices for Documentary Credits, as in effect from time to time, or any statement therein being untrue or inaccurate in any respect;

                  (iv) payment by the Issuing Bank under the ConEd Letter of Credit against presentation of a draft or other document which does not comply with the terms of the ConEd Letter of Credit; provided, that, such payment was not wrongfully made as a result of the gross negligence or willful misconduct of the Issuing Bank;

                  (v) any amendment, waiver or consent in respect of this Agreement or any other Financing Document; and

                  (vi) any other act or omission or delay of any kind or any other circumstance or event whatsoever, whether or not similar to any of the foregoing and whether or not foreseeable, that might, but for the provisions of this Section 2.16(h), constitute a legal or equitable discharge of the Borrower's obligations hereunder.

         (i) It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under the ConEd Letter of Credit resulted from the Issuing Bank's gross negligence or willful misconduct, (i) the Issuing Bank's acceptance of documents that appear on their face to comply with the requirements of the ConEd Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, (ii) the Issuing Bank's exclusive reliance on the documents presented to it under the ConEd Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under the ConEd Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to the ConEd Letter of Credit proves to be insufficient in any respect (so long as such document on its face appears to comply with the requirements of the ConEd Letter of Credit), and whether or not any other statement or any other document presented pursuant to the ConEd Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (iii) any noncompliance in any immaterial respect of the documents presented under the ConEd Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank. It is further understood and agreed that, notwithstanding the proviso to clause (iv) of Section 2.16(h), the Borrower's obligation hereunder to reimburse Letter of Credit Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank to the extent that the ConEd Letter of Credit Disbursement actually discharged a liability of, or otherwise benefited, or was recovered by, the Borrower; provided, that, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by the Issuing Bank's gross negligence or willful misconduct in determining whether drafts and other documents presented under the ConEd Letter of Credit comply with the terms thereof.

         (j) The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under the ConEd Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telex or telecopy, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make the ConEd Letter of Credit Disbursement thereunder; provided, that, the failure to give such notice shall not relieve the Borrower of its obligation to reimburse the ConEd Letter of Credit Disbursement in accordance with this Section 2.16. The Administrative Agent shall promptly give each Working Capital Lender notice thereof.

         (k) The Borrower shall use the ConEd Letter of Credit solely to support its obligations under the ConEd Guarantee Agreement as required thereby.

         (l) In the event that the Borrower is required pursuant to the terms of this Agreement to provide cash collateral in respect of the ConEd Letter of Credit Exposure, the Borrower shall deposit in an account with the Administrative Agent, for the benefit of each Lender having a Working Capital Loan Commitment, an amount in cash equal to the ConEd Letter of Credit Exposure (or such lesser amount as shall be required hereunder or thereunder). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of any outstanding ConEd Letter of Credit Exposure. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Moneys in such account shall be held and applied by the Administrative Agent in accordance with the Deposit Account Agreement.

         Section 2.17 Operational Letters of Credit.

         (a) The Borrower may request the issuance of one or more Operational Letters of Credit, for the account of the Borrower, at any time during the Operational Letter of Credit Availability Period; provided, that, any Operational Letter of Credit shall be issued only if (and a request by the Borrower for the issuance of any Operational Letter of Credit shall be deemed a representation and warranty of the Borrower that) immediately following the issuance of such Operational Letter of Credit, (i) the Operational Letter of Credit Exposure shall not exceed $30,000,000, and (ii) the sum of the aggregate Letter of Credit Exposure and the aggregate principal amount of outstanding Working Capital Loans at such time shall not exceed the lesser of (y) the aggregate Working Capital Loan Commitments at such time and (z) the Maximum Working Capital Loan Amount effective as of such time.

         (b) Each Operational Letter of Credit shall expire at 5:00 p.m., New York City time, on the last day of the Operational Letter of Credit Availability Period, unless such Operational Letter of Credit expires by its terms (or is required by Section 2.17(c) to expire) on an earlier date. Each Operational Letter of Credit shall provide for payments of drawings in Dollars.

         (c) Each issuance of any Operational Letter of Credit shall be made on at least three Business Days' prior irrevocable written or telecopy notice (such notice to be delivered by 10:00 a.m., New York City time) from the Borrower (or such shorter notice as shall be acceptable to the Issuing Bank) to the Administrative Agent and the Issuing Bank, specifying whether such Operational Letter of Credit is a standby letter of credit or a trade letter of credit, the date of issuance, the date on which such Operational Letter of Credit is to expire (which shall not be later than (i) in all events, the last day of the Operational Letter of Credit Availability Period and (ii)(A) in the case of standby letters of credit, subject to extension or renewal, one year after the date of issuance of such Operational Letter of Credit and (B) in the case of trade letters of credit, 180 days after the date of issuance of such Operational Letter of Credit), the amount of such Operational Letter of Credit, the name and address of the beneficiary of such Operational Letter of Credit, and such other information as may be reasonably necessary or desirable to complete such Operational Letter of Credit. The Issuing Bank will give the Administrative Agent prompt notice of the issuance and amount of such Operational Letter of Credit and the expiration date of such Operational Letter of Credit (and the Administrative Agent shall give prompt notice thereof to each Working Capital Lender). Each Operational Letter of Credit issued hereunder will be subject to the Uniform Customs and Practices for Documentary Credits, as in effect from time to time.

         (d) By the issuance of an Operational Letter of Credit and without any further action on the part of the Issuing Bank, the Administrative Agent or the Working Capital Lenders in respect thereof, the Issuing Bank hereby grants to each Working Capital Lender, and each Working Capital Lender hereby acquires from the Issuing Bank, a participation in such Operational Letter of Credit equal to such Working Capital Lender's Pro Rata Share (based on such Working Capital Lender's Working Capital Loan Commitment) of the aggregate amount available to be drawn under such Operational Letter of Credit, effective upon the issuance of such Operational Letter of Credit. In consideration and in furtherance of the foregoing, each Working Capital Lender having a Working Capital Loan Commitment hereby absolutely and unconditionally agrees to pay to the Administrative Agent, on behalf of the Issuing Bank, in accordance with
Section 2.03(c), such Working Capital Lender's Pro Rata Share (based on such Working Capital Lender's Working Capital Loan Commitment) of each Operational Letter of Credit Disbursement made by the Issuing Bank and not reimbursed by the Borrower when due in accordance with Section 2.17(g); provided, that, the Working Capital Lenders shall not be obligated to make any such payment with respect to any wrongful Operational Letter of Credit Disbursement made as a result of the gross negligence or willful misconduct of the Issuing Bank.

         (e) Each Working Capital Lender acknowledges and agrees that its obligation to acquire participations pursuant to Section 2.17(d) in respect of Operational Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (subject only to the proviso set forth in the last sentence of Section 2.17(d)).

         (f) During the Operational Letter of Credit Availability Period, the Borrower shall pay to the Administrative Agent, on each Quarterly Payment Date in each year and on the date on which the Working Capital Loan Commitments shall be terminated as provided herein, (i) for the account of the Working Capital Lenders, ratably in proportion to their Working Capital Loan Commitments, a fee on the average daily aggregate undrawn amount of all outstanding Operational Letters of Credit during the preceding quarter (or shorter period commencing with the Restructuring Effective Date) at a rate per annum equal to the applicable LIBO Rate Margin from time to time in effect during such period pursuant to Section 2.06 and (ii) for the account of the Issuing Bank, a fee on the average daily aggregate amount available to be drawn under all outstanding Operational Letters of Credit during the preceding quarter (or shorter period commencing with the Restructuring Effective Date) at a rate per annum equal to 0.25%. Such fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. Such fees shall accrue from and including the Restructuring Effective Date to but excluding the last day of the Operational Letter of Credit Availability Period. In addition to the foregoing, the Borrower shall pay directly to the Issuing Bank, for its account, payable within 15 days after written demand therefor by the Issuing Bank has been received by the Borrower, the Issuing Bank's out-of-pocket expenses in connection with the issuance, transfer or amendment of or payment on any Operational Letter of Credit.

         (g) The Borrower hereby agrees to reimburse the Issuing Bank for any payment or disbursement made by the Issuing Bank under any Operational Letter of Credit (each an "Operational Letter of Credit Disbursement"), by making payment in immediately available funds to the Administrative Agent within one Business Day after receipt of notice of such payment or disbursement, in an amount equal to the amount of such payment or disbursement, plus interest on the amount so paid or disbursed by the Issuing Bank, to the extent not reimbursed prior to 12:00 p.m. (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Issuing Bank is reimbursed by the Borrower therefor, at a rate per annum equal to the rate applicable to Base Rate Working Capital Loans during such period pursuant to Section 2.06. In the event the Borrower fails to reimburse the Issuing Bank as required by the preceding sentence, the Issuing Bank shall so notify the Administrative Agent and such payment or disbursement shall be reimbursed to the Issuing Bank as contemplated by Section 2.03(c) or Section 2.17(d), as applicable. The Issuing Bank shall give the Borrower prompt notice of each drawing under any Operational Letter of Credit, provided, that, the failure to give any such notice shall in no way affect, impair or diminish the Borrower's obligations hereunder. The Administrative Agent shall promptly pay any such amounts received by it to the Issuing Bank.

         (h) The Borrower's obligation to reimburse Operational Letter of Credit Disbursements as provided in Section 2.17(g) shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, including the following:

                  (i) any lack of validity or enforceability of any Operational Letter of Credit or any other Financing Document;

                  (ii) except as otherwise provided in clause (iv) of this
         Section 2.17(h), the existence of any claim, setoff, defense or other right which the Borrower, any Affiliate or any other person may at any time have against the beneficiary under any Operational Letter of Credit, the Issuing Bank, the Administrative Agent, any Working Capital Lender or any other person in connection with this Agreement, any other Financing Document or any other related or unrelated agreement or transaction;

                  (iii) any draft or other document presented under an Operational Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or failing to comply with the Uniform Customs and Practices for Documentary Credits, as in effect from time to time, or any statement therein being untrue or inaccurate in any respect;

                  (iv) payment by the Issuing Bank under an Operational Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Operational Letter of Credit; provided, that, such payment was not wrongfully made as a result of the gross negligence or willful misconduct of the Issuing Bank;

                  (v) any amendment, waiver or consent in respect of this Agreement or any other Financing Document; and

                  (vi) any other act or omission or delay of any kind or any other circumstance or event whatsoever, whether or not similar to any of the foregoing and whether or not foreseeable, that might, but for the provisions of this Section 2.17(h), constitute a legal or equitable discharge of the Borrower's obligations hereunder.

         (i) It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under an Operational Letter of Credit resulted from the Issuing Bank's gross negligence or willful misconduct, (i) the Issuing Bank's acceptance of documents that appear on their face to comply with the requirements of such Operational Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, (ii) the Issuing Bank's exclusive reliance on the documents presented to it under such Operational Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Operational Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Operational Letter of Credit proves to be insufficient in any respect (so long as such document on its face appears to comply with the requirements of such Operational Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Operational Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (iii) any noncompliance in any immaterial respect of the documents presented under such Operational

Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank. It is further understood and agreed that, notwithstanding the proviso to clause (iv) of Section 2.17(h), the Borrower's obligation hereunder to reimburse Operational Letter of Credit Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank to the extent that such Operational Letter of Credit Disbursement actually discharged a liability of, or otherwise benefited, or was recovered by, the Borrower; provided, that, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by the Issuing Bank's gross negligence or willful misconduct in determining whether drafts and other documents presented under an Operational Letter of Credit comply with the terms thereof.

         (j) The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under an Operational Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telex or telecopy, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make the Operational Letter of Credit Disbursement thereunder; provided, that, the failure to give such notice shall not relieve the Borrower of its obligation to reimburse Operational Letter of Credit Disbursement in accordance with this Section 2.17. The Administrative Agent shall promptly give each Working Capital Lender notice thereof.

         (k) The Borrower shall use the Operational Letters of Credit solely to support various financial and other payment or performance obligations of the Borrower Entities incurred in the ordinary course of business including, without limitation, any expansion, repowering, maintenance, repairs, Capital Expenditures, purchase, sale, transportation or transmission of fuel or Energy-Related Products, purchases of other goods and services contemplated by the Operating Budget, and surety bonds (including the Existing Surety Bonds). For the sake of clarity, the phrase "ordinary course of business" in this
Section 2.17(k) shall include the issuance of Letters of Credit in circumstances where Cash Collateral is permitted as set forth in Section 6.07(c).

         (l) In the event that the Borrower is required pursuant to the terms of this Agreement to provide cash collateral in respect of the Operational Letter of Credit Exposure, the Borrower shall deposit in an account with the Administrative Agent, for the benefit of each Lender having a Working Capital Loan Commitment, an amount in cash equal to the Operational Letter of Credit Exposure (or such lesser amount as shall be required hereunder or thereunder). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of any outstanding Operational Letter of Credit Exposure. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Moneys in such account shall be held and applied by the Administrative Agent in accordance with the Deposit Account Agreement.

                                  ARTICLE III

                              CONDITIONS PRECEDENT

         Section 3.01 Conditions Precedent to the Restructuring Effective Date. The effectiveness of this Agreement and the obligation of the Lenders to make any Advances under this Agreement is subject to the fulfillment on the Restructuring Effective Date (in form, scope and substance satisfactory to the Lenders) of the following conditions precedent:

         (a) Financing Documents. Each of the following Financing Documents shall have been duly authorized, executed and delivered by each party thereto and shall be in full force and effect and all associated notices and acknowledgments shall have been made or waived:

               (i)  this Agreement;

               (ii) the Acquisition Loan Notes;

               (iii) the Working Capital Loan Notes;

               (iv) the Borrower Security Agreement;

               (v) the Intercompany Working Capital Agreement;

               (vi) the Intercompany Notes, accompanied by undated assignments executed in blank;

               (vii) the Subsidiary Guarantee;

               (viii) the OPMW Guarantee;

               (ix) the OPMW Indemnity, Subrogation and Contribution Agreement;

               (x)  the Holdco Guarantee;

               (xi) the Holdco Indemnity and Subrogation Agreement;

               (xii) the GP Guarantee;

               (xiii) the LP Guarantee;

               (xiv) the Erie Boulevard Security Agreement;

               (xv) the Carr Street Generating Security Agreement;

               (xvi) the Astoria Generating Security Agreement;

               (xvii) the OPMW Second Lien Security Agreement;

               (xviii) the Twelvepole Second Lien Security Agreement;

               (xix) the Securities Account Control Agreement;

               (xx) the Deposit Account Agreement;

               (xxi) the Holdco Securities Account Control Agreement;

               (xxii) the Holdco Deposit Account Agreement;

               (xxiii) the Partnership Interest Pledge Agreements;

               (xxiv) the OPMW Second Lien Twelvepole Membership Interest Pledge
                    Agreement;

               (xxv) the OPMW Second Lien GP Partnership Interest Pledge
                    Agreement;

               (xxvi) the OPMW Second Lien LP Partnership Interest Pledge
                    Agreement;

               (xxvii) the OPH Membership Interest Pledge Agreement;

               (xxviii) the Holdco NY Stock Pledge Agreement;

               (xxix) the Holdco NY Second Lien Stock Pledge Agreement;

               (xxx) the Intercreditor Agreement;

               (xxxi) the Astoria First Mortgage and the Astoria Supplemental
                    Mortgage;

               (xxxii) the OPMW Second Lien Mortgages;

               (xxxiii) the Twelvepole Second Lien Mortgage; and

               (xxxiv) the Financing Statements in respect of the Security
                    Documents.

         (b) Project Contracts. Receipt of a copy of the Project Contracts specified on Schedule 3.01(b) hereto certified by a Responsible Officer of the Borrower or a certificate of a Responsible Officer of the Borrower certifying that each such Project Contract (together with all amendments thereto) have been previously delivered to the Administrative Agent.

         (c) Corporate Proceedings. Receipt of copies of (i) all partnership actions taken by or on behalf of the Borrower authorizing the execution, delivery and performance of this Agreement and each other Transaction Document to which the Borrower is a party, certified by a Responsible Officer of the Borrower, (ii) all corporate, partnership or limited liability company action taken by or on behalf of each other Credit Party and OPMW Credit Party authorizing the execution, delivery and performance of each Transaction Document to which such Person is a party, certified by a Responsible Officer of such Person and (iii) all other documents evidencing other necessary corporate, limited liability company, partnership or other action of each Credit Party and OPMW Credit Party, with respect to the Financing Documents to which such Person is a party, certified by a Responsible Officer of such Person.

         (d) Incumbency; Governing Documents; Federal Tax ID Numbers. Receipt of a certificate of a secretary or assistant secretary of the Borrower and each other Credit Party and OPMW Credit Party certifying (x) the names and true signatures of the officers or authorized representatives of such Person authorized to sign the Financing Documents to which it is a party and the other documents to be delivered thereunder, (y) a copy of the Governing Documents of each Credit Party and OPMW Credit Party as in effect on the Restructuring Effective Date and (z) the Federal tax identification numbers and addresses of each Credit Party and OPMW Credit Party.

         (e) Good Standing Certificates. Receipt of copies of certificates dated as of a recent date from the Secretary of State or other appropriate authority of such jurisdiction evidencing the good standing of the Borrower and each other Credit Party and OPMW Credit Party in the jurisdiction of incorporation or its organization, as the case may be, and in every jurisdiction where the character of such Person's properties or the nature of its activities make such qualifications necessary.

         (f) Legal Opinions. Receipt of the following legal opinions in form and substance reasonably satisfactory to the Lead Arrangers: (i) Thelen Reid & Priest LLP, special counsel to the Credit Parties and the OPMW Credit Parties;
(ii) Baker Botts L.L.P., special federal energy regulatory counsel to the Credit Parties and the OPMW Credit Parties; (iii) Stroock & Stroock & Lavan LLP, special New York counsel to the Credit Parties and the OPMW Credit Parties; (iv) Nixon Peabody, special New York regulatory counsel to the Credit Parties and the OPMW Credit Parties; (v) Jones Day Reavis & Pogue, special Pennsylvania counsel to the Credit Parties and the OPMW Credit Parties; (vi) Jones Day Reavis & Pogue, special Ohio counsel to the Credit Parties and the OPMW Credit Parties;
(vii) Jackson & Kelly PLLC, special West Virginia counsel to the Credit Parties and the OPMW Credit Parties; and (viii) Hugh Rice Kelly, Senior Vice President, General Counsel and Corporate Secretary of Reliant.

         (g) Independent Engineer's Report. Receipt of the Independent Engineer's Report, addressing all aspects of the Portfolio Assets, including, without limitation, the forecasted operating and capital costs (including real estate taxes) of the Portfolio Assets, the ability of the Portfolio Assets to operate as expected, forecasted heat rates, overall assessment of the Portfolio Assets and forecasted electricity generation revenues for the Borrower Entities, fuel-related matters, environmental matters and hydrology characteristics, in form and substance reasonably satisfactory to the Lead Arrangers.

         (h) Power Market and Fuel Consultant's Report. Receipt of the Power Market and Fuel Consultant's Report, as to matters relating to the New York Power Pool, the New York Independent System Operator Market and electric power sales transactions in New York and other markets available to the Portfolio Assets for the sale of its electricity and capacity.

         (i) Fuel Report. Receipt of a fuel report from the Independent Engineer, in form and substance reasonably satisfactory to the Lead Arrangers.

         (j) Fuel Plan. Receipt of the Fuel Plan.


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
         (k) Power Marketing Plan. Receipt of the Power Marketing Plan.

         (l) Solvency Opinion. Receipt of the Solvency Opinion, in form and substance reasonably satisfactory to the Lead Arrangers.

         (m) O&M Plan. Receipt of the O&M Plan.

         (n) Projections. Receipt, on or prior to the Restructuring Effective Date, of the Projections reasonably acceptable to the Borrower and the Lead Arrangers.

         (o) Fees and Expenses. All fees and expenses due and payable by the Borrower or any other Credit Party or OPMW Credit Party to any Secured Party pursuant to any Financing Document on or prior to the Restructuring Effective Date shall have been paid to the extent invoiced to the Borrower at least one
(1) Business Day prior to the Restructuring Effective Date.

         (p) No Legal Proceedings. Except as set forth on Schedule 4.05 hereto, there shall be no (i) injunction, writ, preliminary restraining order or any order of any nature issued by an arbitrator, court or other Governmental Authority in connection with the transactions provided for herein or in the other Transaction Documents, or (ii) litigation, investigation or proceedings before any arbitrator, court or other Governmental Authority (A) pending or, to the Borrower's knowledge threatened against the Borrower, any Credit Party or OPMW Credit Party, any Portfolio Asset or any of their respective properties, revenues or assets in which the maximum probable loss (taking into account insurance) is more than $25,000,000, (B) to the Borrower's knowledge, pending or threatened against any other Major Project Party or any of its properties, revenues or assets which, solely with respect to this clause (B), could reasonably be expected to result in a material adverse affect on the financial condition of such Major Project Party or such Major Project Party's ability to perform its obligations under the Project Contract to which it is a party, or
(C) pending, or to the Borrower's knowledge, threatened, with respect to this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby. To the Borrower's knowledge, there is no reasonable basis for any of the foregoing and a Responsible Officer of the Borrower shall have delivered a certificate of a Responsible Officer of as to the matters set forth in this Section 3.01(p).

         (q) Financial Statements. Unless delivered to any Lender as a Lender under the Original Credit Agreement, receipt of the consolidated balance sheets of the Borrower and its consolidated Subsidiaries and of Carr Street Generating, Erie Boulevard and Astoria Generating for the quarter ended June 30, 2002 and the balance sheet and income statement of Holdco as of the Restructuring Effective Date, each prepared in accordance with GAAP and certified as to accuracy by a Responsible Officer of the Borrower.

         (r) Establishment of Accounts. All Accounts and sub-accounts thereof shall have been established pursuant to the Transaction Documents and the Borrower shall have caused the amount on deposit in (i) the Debt Service Reserve Account to be not less than $18,200,000, (ii) the Major Maintenance Reserve Account to be not less than $400,000, and (iii) the O&M Reserve Account to be not less than $6,000,000.


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
         (s) Perfection of Security Interests. All filings, recordings (including the Astoria First Mortgage) and other actions that are necessary or, in the reasonable opinion of the Lenders, desirable in order to establish, protect and preserve (i) the Administrative Agent's (for the benefit of the Secured Parties) first priority lien on and, perfected security interest in all right, title, estate and interest in and to the Collateral covered by the OPNY Primary Security Documents executed and delivered as of the Restructuring Effective Date, on the terms set forth therein, and (ii) the Administrative Agent's (for the benefit of the Secured Parties) second priority lien on and, perfected security interest in all right, title, estate and interest in and to the Collateral covered by the OPNY Second Lien Documents, on the terms set forth therein, shall have been duly made or taken or satisfactory arrangements to make such filings promptly following the Restructuring Effective Date shall be established. Upon making such filings, the Administrative Agent (for the benefit of the Secured Parties) shall have, on the terms set forth in such Security Documents, (i) a first priority lien on and perfected security interest in all right, title, estate and interest in and to the applicable Collateral covered by the OPNY Primary Security Documents, in each case prior and superior to all other Liens except Permitted Liens and (ii) a second priority lien on and perfected security interest in all right, title, estate and interest in and to the applicable Collateral covered by the OPNY Second Lien Documents, in each case prior and superior to all other Liens except Permitted Liens and the Liens of the OPMW Administrative Agent (for the benefit of the OPMW Secured Parties).

         (t) Real Estate Matters. Receipt of endorsements to the lender's policies of title insurance issued by Commonwealth Land Title Insurance Company in respect of the real property interests encumbered by the Astoria First Mortgage, as may be reasonably requested by the Lead Arrangers.

         (u) Insurance. (i) Receipt, from the Insurance Consultant, of the Insurance Consultant's Report in respect of the insurance coverages for the Portfolio Assets, in form and substance reasonably satisfactory to the Lead Arrangers, (ii) all insurance policies required to be maintained by any Borrower Entity pursuant to Section 5.06 shall have been obtained, shall be in full force and effect on the Restructuring Effective Date and not subject to cancellation without prior notice, all such insurance policies shall comply in all material respects with the requirements of Schedule 5.06, all premiums then due and payable thereon shall have been paid and the Lead Arrangers shall have received a certificate from the Insurance Consultant as to the matters set forth in this clause (ii), (iii) the Borrower shall deliver or cause to be delivered originals or certified copies of all policies evidencing such insurance described in clause (ii) of this Section 3.01(u) (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer) in form and substance satisfactory to the Lead Arrangers, and (iv) the Insurance Consultant shall have approved all insurance policies, applications, disclosures and other information provided to or obtained from, as the case may be, all insurers providing the insurances identified in Schedule 5.06.

         (v) Intellectual Property. The Borrower shall provide satisfactory evidence to the Lenders that it, Erie Boulevard, Carr Street Generating and Astoria Generating have obtained, on or prior to the Restructuring Effective Date, all Intellectual Property rights contemplated by Section 4.19.



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
         (w) Operating Budget. The Lead Arrangers and the Independent Engineer shall have received an Operating Budget conforming to the requirements set forth in the definition thereof and otherwise reasonably acceptable to them.

         (x) Process Agent. Receipt of evidence that each Credit Party and OPMW Credit Party has irrevocably appointed as its agent for service of process National Registered Agents, Inc. (or another Person satisfactory to the Lead Arrangers), and that each such agent has accepted the appointment and has agreed to forward forthwith to such Credit Party or OPMW Credit Party, as the case may be, all legal process in New York, New York addressed to such Credit Party or OPMW Credit Party as applicable, received by such agent.

         (y) Regulatory Change. Receipt of a certificate of a Responsible Officer of the Borrower certifying that no Regulatory Change has occurred and is continuing.

         (z) Fee Side Letters. Each Lead Arranger, the Collateral Agent and the Administrative Agent shall have received a copy of each such Person's respective Fee Side Letter, in form and substance satisfactory to such Person.

         (aa) Lien Searches. Receipt of results of a recent search by a Person satisfactory to the Lenders of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Credit Parties and the OPMW Credit Parties, and the results of such search shall be reasonably satisfactory to the Lenders.

         (bb) Officer's Certificate. Receipt of a certificate from a Responsible Officer of the Borrower certifying that (i) all representations and warranties made by the Borrower in Article IV hereof are true in all respects, (ii) each Borrower Entity has duly performed and complied with each of the material obligations required under the Project Contracts to which each is a party, (iii) no Default or Event of Default has occurred and is continuing, (iv) each Financing Document to which any Borrower Entity is a party remains in full force and effect, (v) to such Responsible Officer's knowledge, no event has occurred which could reasonably be expected to cause a Material Adverse Effect, both before and after giving effect to the transactions contemplated to occur on the Restructuring Effective Date.

         (cc) Restructuring Effective Date Letter Agreement. The Restructuring Effective Date Letter Agreement shall have been executed and delivered by each party thereto and the activities contemplated by Section 1(A), 1(B) and 1(C) thereof shall have been consummated.

         (dd) Orion Power Midwest, L.P. Restructuring. The conditions precedent to the effectiveness of the OPMW Restated Credit Agreement shall have been satisfied or waived.

         (ee) Other Documents; Information. The Lead Arrangers shall have received (with a copy for each of the other Lenders) all such other statements, certificates, documents and other information with respect to the matters contemplated by this Agreement and the other Financing Documents, Transaction Documents and Operational Plans as the Lead Arrangers or any Lender may reasonably request.



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
         Section 3.02 Conditions Precedent to Working Capital Loans and Operational Letters of Credit. The obligation of any Lender to make its respective Working Capital Advance and the obligation of the Issuing Bank to issue the ConEd Letter of Credit or any Operational Letter of Credit under this Agreement is subject to the fulfillment on the applicable Working Capital Loan Funding Date in a manner reasonably satisfactory to each such Lender of the following conditions precedent:

         (a) Notice of Working Capital Loan. The Administrative Agent shall have received (with a copy for each of the other Working Capital Lenders) a Notice of Working Capital Borrowing in accordance with the terms of Section 2.03(b) and/or a request for the issuance of an Operational Letter of Credit in accordance with the terms of Section 2.17(c).

         (b) Representations and Warranties. The representations and warranties made by the Credit Parties under this Agreement and in each other Financing Document to which each such Person is a party shall be true and correct in all material respects (both before and after giving effect to the proposed Working Capital Loan) on and as of the Working Capital Loan Funding Date as though made on and as of the Working Capital Loan Funding Date, except to the extent that such representations and warranties relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

         (c) Event of Default. No Default or Event of Default shall have occurred and be continuing under any Transaction Document (both before and after giving effect to the proposed Working Capital Loan) on and as of such Working Capital Loan Funding Date.

                                   Article IV

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Secured Parties to enter into this Agreement and the other agreements contemplated hereby, the Borrower makes the following representations and warranties to the Secured Parties:

         Section 4.01 Existence; Due Qualification; Compliance With Law. Each Borrower Entity (a) is duly formed, validly existing and in good standing under the laws of the respective jurisdiction of its formation, (b) has all requisite power and authority to own its property and assets, to borrow money and to transact the business in which it is presently engaged and in which it proposes to be engaged, (c) has duly qualified and is authorized to do business and is in good standing in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset and (d) is in full compliance with its Governing Documents, all Contractual Obligations, all applicable material Requirements of Law and all Governmental Approvals, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.



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
         Section 4.02 Power; Authority; No Violation; Binding Effect. (a) The execution, delivery and performance by the Borrower Entities of the Transaction Documents to which each is a party and the consummation of the transactions contemplated thereby (i) are within their respective powers, (ii) have been duly authorized by all necessary corporate or partnership action, (iii) do not and will not contravene (A) their respective Governing Documents or (B) any material Requirement of Law, any material Contractual Obligation or any material Governmental Approval binding on or affecting any of them and (iv) do not and will not conflict with or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Permitted Liens) upon any of their respective properties or assets pursuant to, the terms of any material Contractual Obligation binding on or affecting any of them.

         (b) Each Borrower Entity has duly executed and delivered each Transaction Document to which it is a party. Each Transaction Document constitutes the legal, valid and binding obligation of each Borrower Entity (to the extent it is a party thereto), enforceable against such Borrower Entity in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

         Section 4.03 Ownership of Property. Except for property, assets and revenues disposed of in accordance with Section 6.11 hereof, each Borrower Entity has good title to, or valid leasehold, easement or right-of-way interests in, the material property, assets or revenues which it purports to own, lease or hold any such interest in, free and clear of all Liens (except Permitted Liens), including possession of all required real estate interests and licenses, Intellectual Property and other proprietary rights, except where the failure to own or possess any of the foregoing could not reasonably be expected to have a material adverse effect on any Portfolio Asset.

         Section 4.04 Governmental Approvals. Each Borrower Entity has all Governmental Approvals required to authorize, and currently required to be maintained (and currently expects to be able to obtain all Governmental Approvals required in the future on or prior to the date and time required) under applicable Requirements of Law in connection with (i) the execution, delivery and performance by such Borrower Entity of the Transaction Documents and the Operational Plans to which it is a party, (ii) the ownership, maintenance or operation of the Portfolio Assets as contemplated by the Transaction Documents and the Operational Plans, and (iii) the legality, validity, binding effect or enforceability of any Transaction Document except, in each case where the failure to obtain such Governmental Approvals could not reasonably be expected to have a material adverse effect on any Portfolio Asset. Except as set forth on Schedule 4.04, all applicable waiting periods (including appeal periods) relating to any such Governmental Approval or other approval which are required and have been obtained have expired without any adverse action taken with respect thereto. All such Governmental Approvals are in full force and effect and are not subject to any appeal or similar proceeding, except where the failure to be in full force and effect or any such appeal or proceeding could not reasonably be expected to have a material adverse effect on any Portfolio Asset. No Borrower Entity is in violation of any condition in any material Governmental Approval, which violation could reasonably be expected to have a material adverse effect on any Portfolio Asset.

         Section 4.05 Legal Proceedings. Except as set forth on Schedule 4.05 attached hereto, there is no (a) injunction, writ, preliminary restraining order or order of any nature issued by an arbitrator, court or other Governmental Authority against any Borrower Entity, or, to the Borrower's knowledge, against any other Major Project Party, in connection with the transactions provided for herein or in the other Transaction Documents or the Operational Plans or (b) action, suit, arbitration, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending against (i) any Borrower Entity or, to the Borrower's knowledge, threatened against any Borrower Entity nor, to the Borrower's knowledge, is there any reasonable basis for any such action, suit arbitration, litigation, investigation or proceeding in which the maximum probable loss (taking into account insurance) is more than $25,000,000, or, (ii) to the Borrower's knowledge, pending or threatened against any other Major Project Party, which, solely with respect to this clause (ii), could reasonably be expected to result in a material adverse affect on the financial condition of such Major Project Party or such Major Project Parties' ability to fulfill its obligations under the Project Contract to which it is a party.

         Section 4.06 Financial Statements. Each financial statement required to be delivered by or on behalf of the Credit Parties to the Lead Arrangers, Lenders or the Administrative Agent under and pursuant to the Financing Documents on the Restructuring Effective Date (or previously delivered) was prepared in accordance with GAAP and fairly presents the financial condition of such parties as of the date of such financial statement. Each financial statement of the Credit Parties, delivered from time to time by (or on behalf of) the Borrower as required hereunder and under the Financing Documents, was prepared in accordance with GAAP and fairly presents the financial condition of such party as of the date of such financial statement. Since June 30, 2002, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance or properties taken as a whole of the Credit Parties.

         Section 4.07 Indebtedness. No Borrower Entity has any outstanding Indebtedness other than Permitted Indebtedness.

         Section 4.08 No Default. No Default or Event of Default has occurred and is continuing.

         Section 4.09 Taxes. Each Borrower Entity has filed all tax returns required to be filed by it and has paid all taxes and assessments payable by it which have become due, other than those not yet delinquent and those being contested in good faith and by appropriate proceedings and for which Acceptable Reserves have been established. No tax Liens have been filed which have not been satisfied and no claims or assessments are currently being asserted or, to the Borrower's knowledge, are reasonably expected to be asserted with respect to any such taxes or other charges.

         Section 4.10 Use of Proceeds. All proceeds of the Loans will be used only for the purposes specified in Section 2.02(d). No part of the proceeds of any Loan and no proceeds of any Letter of Credit will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to any other Person for the purpose of purchasing or carrying any Margin Stock.



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
         Section 4.11 Compliance with ERISA. The Borrower and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Benefit Arrangement and Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Neither the Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan, which failure or amendment has resulted or would reasonably be expected to result in the imposition of a material Lien under Section 412(n) of the Code (or any corresponding provisions of ERISA) or the posting of a material bond or other material security under
Section 401(a)(29) of the Code (or any corresponding provisions of ERISA), (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, (d) engaged in any transaction described in Section 4069 of ERISA, or (e) engaged in any Prohibited Transaction. For purposes of this Section 4.11, "in all material respects" means that the cost to cure any noncompliance is not reasonably expected to exceed $3,000,000 in the aggregate, "material Lien" means a lien or liens exceeding $3,000,000 in the aggregate, "material bond" means a bond or bonds exceeding $3,000,000 in the aggregate, and "material security" means security exceeding $3,000,000 in the aggregate.

         Section 4.12 Material Liabilities. No Borrower Entity has any material liabilities (actual or contingent) other than those (a) existing on the Restructuring Effective Date as set forth in Schedule 4.12 hereto, as set forth in its most recent financial statements or in the Operating Budget, (b) arising out of, or expressly permitted by, this Agreement or the other Transaction Documents to which it is, or is to become, a party or (c) liabilities incurred, existing or assumed after the Restructuring Effective Date pursuant to written agreements, contracts, commitments and/or arrangements of any Borrower Entity, entered into in the ordinary course of business permitted pursuant to the Financing Documents and which individually or in the aggregate would not be reasonably likely to result in a material adverse effect on such Borrower Entity's financial condition or its ability to fulfill its obligations under the Transaction Documents to which it is a party.

         Section 4.13 Regulation of Parties. (a) Each of the Borrower Entities (other than the Borrower) and OPOS Cold Water, OPOS Carr Street and OPOS Astoria has been determined by FERC to be an "exempt wholesale generator" under Section 32 of PUHCA. So long as the Borrower Entities (other than the Borrower) and OPOS Cold Water, OPOS Carr Street and OPOS Astoria are owning and operating the Portfolio Assets and are "exempt wholesale generators" under Section 32 of PUHCA, none of the Borrower Entities nor any Credit Party nor any of OPOS Cold Water, OPOS Carr Street and OPOS Astoria is, and none will be, solely as a result of its participation in the transactions contemplated hereby or by any other Transaction Document or Operational Plan, or as a result of the ownership, use or operation of the Portfolio Assets, subject to regulation by the Securities and Exchange Commission as a "public-utility company," an

"electric utility company," a "holding company," or a subsidiary or affiliate of any of the foregoing under PUHCA.

         (b) None of the Credit Parties is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         Section 4.14 Security Documents. Except as set forth on Schedule 4.14, the Security Documents, together with all necessary recordings thereof and filings with respect thereto, are effective to create as security for the Loans, valid and enforceable Liens in and on all of the material Collateral described in each such Security Document in favor of the Administrative Agent (for the benefit of the Secured Parties), and upon making the filings referenced in
Schedule 4.14 hereof in the applicable filing or recording office in accordance with applicable Requirements of Law, all necessary and appropriate recordings and filings will have been made, and, upon taking possession of the equity security and accompanying stock powers to be delivered to the Administrative Agent pursuant to the Holdco NY Stock Pledge Agreement and the OPH Membership Interest Pledge Agreement, all other necessary and appropriate action will have been taken so that each such Security Document creates a perfected Lien (other than with respect to any vehicles or emergency response boat or as to second liens in any of the Collateral for which possession, or exclusive control or any other action which would not be permitted pursuant to any OPNY Primary Security Document is required to perfect such second lien) on and security interest in the material Collateral covered thereby and, except as provided in Section 5.18(b), appropriate consents to the action, perfection and enforcement of such Liens have been obtained, if required hereby, from each of the Project Parties superior to and prior to the rights of all other Persons, subject only to Permitted Liens. All taxes, fees and other charges payable in connection therewith will have either been paid in full by the Borrower or arrangements for the payment of such amounts satisfactory to the Administrative Agent shall have been made.

         Section 4.15 Accuracy and Completeness of Information. (a) All factual written information heretofore or contemporaneously created and furnished by or on behalf of any Credit Party to the Lead Arrangers, the Administrative Agent or any Lender, for purposes of, or in connection with, this Agreement, any other Transaction Document, or any transaction contemplated hereby or thereby is, and all such other factual information hereafter furnished by or on behalf of any Credit Party to the Lead Arrangers, the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is given, dated or certified and not incomplete by omitting to state any material fact necessary to make such information not materially misleading at such time, in each case taken as a whole together with all other information theretofore or contemporaneously supplied; provided, that, no representation or warranty is made in any provision of this Section 4.15, any Operational Plans or any Financing Document with regard to (a) any projections or other forward-looking statements provided by the Borrower, including the Projections (except as set forth in Section 4.26 below), (b) general market information and
(c) any report of any Independent Expert.

         (b) The Borrower has made a reasonable inquiry in respect of factual written information (other than the reports of the Independent Experts) heretofore or contemporaneously created and furnished by or on behalf of any Person (other than any Credit Party) to the Lead

Arrangers, the Administrative Agent or any Lender, for purposes of, or in connection with, this Agreement, any other Transaction Document, or any transaction contemplated hereby or thereby. To the knowledge of the Borrower based on such inquiry, all such factual information is true and accurate in all material respects on the date as of which such information is given, dated or certified and is not incomplete by omitting to state any material fact necessary to make such information not materially misleading at such time, in each case taken as a whole together with all other information theretofore or contemporaneously supplied.

         (c) There is no fact known to any Credit Party which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements delivered pursuant hereto, or any certificate or other written statement made or furnished by any Credit Party to the Lead Arrangers or the Administrative Agent.

         Section 4.16 Project Contracts. The Borrower has delivered to the Lenders prior to the Restructuring Effective Date, true, correct and complete copies of the Project Contracts in effect as of the date hereof and all of the Governing Documents of each Credit Party in existence as of the date hereof. As of the date hereof, none of such Project Contracts or Governing Documents has been amended, modified or terminated except in accordance herewith and as disclosed in writing to the Administrative Agent, the representations and warranties of each Borrower Entity and, to the Borrower's knowledge each Major Project Party, in each such Project Contract to which each such Person is a party are true and correct in all material respects and, to the Borrower's knowledge, no other party to a Project Contract is in default of such party's material obligations thereunder. The Borrower Entities are not parties to any material contracts or agreements other than the Governing Documents, the Transaction Documents, Approved Agreements, the contracts and agreements listed or described on Schedule 3.01(b) and any other contracts or agreements which such Borrower Entity is obligated to provide copies of on a regular basis in accordance with the Financing Documents.

         Section 4.17 Property Rights, Utilities, Etc. All easements, leasehold and other property interests, and all utility and other services, means of transportation, facilities, other materials and other rights that are necessary for the operation and maintenance of the Portfolio Assets in accordance with all material Requirements of Law and the then existing Project Contracts (including, without limitation, gas, electrical, water and sewage services and facilities) have been procured and are available to the Borrower Entities and the Portfolio Assets pursuant to the Project Contracts or are otherwise commercially available to the Borrower Entities and the Portfolio Assets and, to the extent appropriate, arrangements have been made by, or on behalf of (and with the approval of), each Borrower Entity on commercially reasonable terms for such easements, interests, services, means of transportation, facilities, materials and rights in each case, except where the failure to procure or have available any of the foregoing could not reasonably be expected to have a material adverse effect on the operation of any material Portfolio Asset.

         Section 4.18 Principal Place of Business. (a) The principal place of business of the Borrower and the office where the Borrower maintains its records relating to the transactions contemplated by the Transaction Documents is located at 1111 Louisiana Street, Houston, Texas 77002.


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
         (b) The principal place of business of Astoria Generating and the office where Astoria Generating maintains its records relating to the transactions contemplated by the Transaction Documents is located at 225 Greenfield Parkway, Suite 201, Liverpool, New York 13008 or at 1111 Louisiana Street, Houston, Texas 77002.

         (c) The principal place of business of Carr Street Generating and the office where Carr Street Generating maintains its records relating to the transactions contemplated by the Transaction Documents is located at 225 Greenfield Parkway, Suite 201, Liverpool, New York 13008 or at 1111 Louisiana Street, Houston, Texas 77002.

         (d) The principal place of business of Erie Boulevard and the office where Erie Boulevard maintains its records relating to the transactions contemplated by the Transaction Documents is located at 225 Greenfield Parkway, Suite 201, Liverpool, New York 13008 or at 1111 Louisiana Street, Houston, Texas 77002.

         Section 4.19 Patents; Licenses; Franchises and Formulas. (a) Each Borrower Entity owns, has a license to use or otherwise has the right to use, free and clear of any pending or, to the knowledge of the Borrower, threatened Liens (other than Permitted Liens), all the patents, patent applications, trademarks, permits, service marks, names, trade secrets, proprietary information and knowledge, technology, computer programs, databases, copyrights, licenses, franchises and formulas, or rights with respect thereto required to operate and maintain the Portfolio Assets as presently operated and maintained (collectively, "Intellectual Property"), and to conduct of its business as presently conducted and as presently proposed to be conducted, in each case, except where the failure to own or possess any such Intellectual Property could not reasonably be expected to result in a Material Adverse Effect.

         (b) Except as set forth on Schedule 4.19 attached hereto and except for any municipal zoning, building or other land use approvals relating to the Astoria Bundle and the non-FERC regulated NiMo Assets, the absence of which could not reasonably be expected to result in a material adverse effect on the affected property or asset, (i) each Borrower Entity has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of the Portfolio Assets as presently conducted and as presently proposed to be conducted, and each Borrower Entity currently expects that it will obtain on or prior to the date required under applicable Requirements of Law any additional franchises, licenses, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which may be required in the future to operate the Portfolio Assets and the activities and transactions contemplated in the Transaction Documents and the Operational Plans, and (ii) neither the Borrower nor any of its Subsidiaries is in violation of the terms of any such franchise, license, permit, certificate, authorization, easement, right of way, qualification, right or approval, except in any such case with respect to clause
(i) or (ii) above, which could reasonably be expected to have a Material Adverse Effect.

         Section 4.20 Environmental Matters. Except as described in Schedule
4.20:

         (a) There are no facts, circumstances, conditions or occurrences regarding the Portfolio Assets that could reasonably be likely to (i) form the basis of any Environmental Claim arising with respect to the Portfolio Assets, against the Portfolio Assets or any Borrower Entity, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (ii) cause any material Portfolio Assets to be subject to any material restrictions on ownership, occupancy, or use under any Environmental Law, other than any such restriction that could not reasonably be expected to have a material adverse effect on any Portfolio Asset, or (iii) require the filing or recording of any notice, registration, permit or disclosure documents with respect to any material violation of any Environmental Law.

         (b) There are no past, pending or, to the Borrower's knowledge, threatened Environmental Claims arising with respect to the ownership, operation and maintenance of the Portfolio Assets, which individually or in the aggregate could reasonably be likely to have a Material Adverse Effect.

         (c) Hazardous Materials have not at any time been used or Released by any Borrower Entity or, to the Borrower's knowledge, by any other Person, at, on, under or from the Portfolio Assets other than in compliance at all times with all applicable Environmental Laws, except where such use or Release could not reasonably be expected to have a Material Adverse Effect. As of the Restructuring Effective Date, no Hazardous Material generated by any Borrower Entity has been recycled, treated, stored, disposed of or Released by any Borrower Entity at any location in violation or breach of any of Section 5.23.

         (d) (i) There are not now and, to the Borrower's knowledge after reasonable inquiry, never have been any underground storage tanks located at the sites of any of the Portfolio Assets, (ii) there is no asbestos contained in, forming part of, or contaminating any part of the Portfolio Assets, and (iii) no polychlorinated biphenyls ("PCBs") are used, stored, located at or contaminate any part of the Portfolio Assets, except in any such case referenced in any of clauses (i), (ii), or (iii) which individually or in the aggregate could reasonably be likely to have a Material Adverse Effect.

         (e) As of the Restructuring Effective Date, all written third-party environmental investigations, studies, audits, tests, reviews or other analyses conducted for, or that are in the possession of or which have been delivered to, any Credit Party in relation to facts, circumstances or conditions at or affecting the Portfolio Assets or any site or facility now or previously owned, operated or leased by any Borrower Entity have been made available to the Lenders.

         (f) No Borrower Entity has transported or contractually permitted for the transportation of any Hazardous Material to any location that is listed on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. ss. 300.5 ("cerclis"), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that could reasonably be expected to result in any material Environmental Claims against any Borrower Entity.


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
         (g) No written notification of a material Release of a Hazardous Material has been filed by or on behalf of any Borrower Entity and neither the Portfolio Assets nor any site or facility now or previously owned, operated or leased by any Borrower Entity is listed or, to the Borrower's knowledge, proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean-up.

         (h) (i) No Liens have arisen under or pursuant to any Environmental Laws on the Portfolio Assets or any site or facility that will be owned, operated or leased by any Borrower Entity, and (ii) no government action has been taken or is in process that could subject any of the Portfolio Assets or any such site or facility to such Liens or that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Borrower Entity will be required to place any notice or restriction relating to the presence of Hazardous Materials at any of the Portfolio Assets or any site or facility owned by any of them in any deed to the real property on which any of the Portfolio Assets or such site or facility is located.

         (i) The Portfolio Assets are in compliance with all Environmental Laws and, to the Borrower's knowledge after reasonable inquiry, there is no reason to believe that there are any facts or circumstances that will materially limit the continued compliance of the operation of the Portfolio Assets with all Environmental Laws or which would, other than as set forth in the Projections, require material changes to the Portfolio Assets, or the operation thereof, to comply with Environmental Laws in the future, except in any such case where such non-compliance could not be reasonably expected to materially adversely effect the operation or performance of a material portion of the NiMo Assets or any other Portfolio Asset that solely for the purposes of this Section 4.20(i), is the subject of such non-compliance, it being understood that each NiMo Asset that has a capacity of 6 MW or more is, individually, a material portion of the NiMo Assets.

         Section 4.21 Equity Interests. The Borrower has free and clear title to the equity interests of its Subsidiaries, except for Permitted Liens, and all pledged equity interests are validly issued, fully paid and non-assessable and not subject to restrictions on transfer other than applicable restrictions on transfer pursuant to applicable state or federal securities laws.

         Section 4.22 Insurance. All insurance policies required to be obtained by the Borrower pursuant to Section 5.06 have been obtained and are in full force and such insurance policies comply with the requirements of Section 5.06.

         Section 4.23 Transactions with Affiliates. No Borrower Entity is a party to any contract or agreement with, or has any other commitment of any nature or kind, to any Affiliate, which would result in a breach of the Borrower's covenants and agreements set forth in the first sentence of Section 6.09.

         Section 4.24 [Intentionally omitted.]

         Section 4.25 Organizational Structure. On the Restructuring Effective Date, the organizational structure of the Credit Parties is as set forth on
Schedule 4.25 hereof.


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
         Section 4.26 Projections. The Borrower has prepared or caused to be prepared the Projections and the Operational Plans and is responsible for developing the assumptions on which the Projections and the Operational Plans are based. The Projections and the Operational Plans are, to the Borrower's knowledge after reasonable inquiry (a) based on reasonable assumptions, including all legal and factual matters material to the estimates set forth therein, and (b) consistent with the provisions of the Transaction Documents; provided, that each of the Secured Parties hereby acknowledges and agrees that such Projections (and any projections or other forward-looking information contained in the Operational Plans) may or may not prove to be correct and that no representation or warranty is made as to whether actual performance of the Portfolio Assets is or will be accurately reflected in such Projections (or any projections or other forward-looking information contained in the Operational Plans).

         Section 4.27 Environmental Insurance.

         (a) To the Borrower's knowledge after reasonable inquiry, all Pollution Conditions existing in, on, under or from the Portfolio Assets prior to the inception date of the PLL Policy are identified in the reports and documents on the Known Conditions List and were disclosed in the application for the PLL Policy. The Borrower reasonably believes, based on reasonable assumptions, that a reasonable estimate of the amount necessary to pay the applicable self-insurance retention under the Cost Cap Policy is $9,956,614. The Borrower reasonably believes, based on reasonable assumptions that the Remedial Action Plan includes all actions necessary to cleanup, investigate, remediate and monitor all Hazardous Materials identified therein it being acknowledged and agreed that any actual remedial action plan effected by any Borrower Entity may differ from the Remedial Action Plan and may change or be altered over time and is subject to the interpretation and administration of applicable Requirements of Law by applicable governmental officials; provided that any difference, change or alteration shall comply with the Cost Cap Policy requirements.

         (b) The Borrower reasonably believes, based on reasonable assumptions, that a reasonable estimate of the amount necessary to pay the applicable deductibles under the PLL Policy for the cleanup, investigation, remediation and monitoring of any Hazardous Materials existing in, on, under or from the Portfolio Assets on or before the date hereof which, to the Borrower's knowledge after reasonable inquiry, the Borrower believes may reasonably be expected to be required under the Environmental Laws and not excluded from coverage under the PLL Policy is $635,000.

         Section 4.28 Allowances. As of the Restructuring Effective Date, the Borrower Entities hold Owned Allowances and Contract Allowances sufficient to meet the Minimum Allowance Holding Requirements as set forth on Part A of
Schedule 5.29(b).

                                   Article V

                              AFFIRMATIVE COVENANTS

         The Borrower covenants and agrees that, so long as this Agreement is in effect and any Lender shall have any Commitment outstanding hereunder, and until the Notes, together with interest, and all other Obligations are indefeasibly paid in full and all Letters of Credit have



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

been cancelled or have expired and all amounts drawn thereunder have been indefeasibly reimbursed in full and the OPMW Obligations have been indefeasibly paid in full, the Borrower will:

         Section 5.01 Conduct of Business; Maintenance of Existence. (i) Engage solely in the business of owning, operating, maintaining and managing its interests in its Subsidiaries, (ii) preserve and maintain in full force and effect its existence as a limited partnership under the laws of the state of Delaware and its qualification to do business in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset,
(iii) preserve and maintain all of its rights, privileges, permits and franchises necessary for the ownership of its interest in its Subsidiaries in accordance with the Transaction Documents and (iv) subject to Section 6.11, keep all property useful and necessary in its business in good working order and condition (except to the extent that any such property is no longer used or useful for the business of any Borrower Entity), ordinary wear and tear excepted. No Borrower Entity shall amend its respective Governing Documents in any manner, the result of which would be to alter the distribution, nature of business, management, transfer of interests or powers of the general partner provisions thereof.

         Section 5.02 Governmental Approvals. Duly obtain on, or prior to, such date as the same may be legally required, and thereafter maintain in effect as long as legally required, all Governmental Approvals required under Section 4.04, except to the extent the failure to so obtain or maintain could not reasonably be expected to result in a Material Adverse Effect.

         Section 5.03 Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Obligations and other Indebtedness and monetary obligations of whatever nature (except for any Indebtedness (other than the Obligations) or other monetary obligations which are being contested in good faith and by appropriate proceedings if (a) Acceptable Reserves have been established, and
(b) such contest does not involve any unreasonable risk of the sale, forfeiture or loss of any of the right, title estate and interest of any Borrower Entity in any material Portfolio Asset, taking into account the existence of such Acceptable Reserves).

         Section 5.04 Accounts. Maintain all of the Accounts with the Administrative Agent in accordance with, and, apply or cause the application of, all amounts on deposit therein as required by the Deposit Account Agreement and the other Financing Documents.

         Section 5.05 Performance of Covenants, Etc. Perform and observe all Contractual Obligations, including all of such covenants and agreements contained in the Project Contracts to which it is a party and shall enforce (including, as necessary, through negotiation, litigation or other reasonable means) the rights granted to it under and in connection with each of the Transaction Documents, except where the failure to perform and observe such Contractual Obligations or enforce such rights could not reasonably be expected to have a material adverse effect on any Portfolio Asset.

         Section 5.06 Insurance Requirements. Procure and maintain with respect to all Borrower Entities and all Portfolio Assets, as applicable, insurance against physical loss, public


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
liability, property damage, general liability, business interruption, environmental risk and other insurance, with coverages and limits in no event less than those set forth on Schedule 5.06 hereto (and in conformance with the requirements set forth thereon). All premiums due under all insurance policies required to be maintained under this Section 5.06 will be paid timely by, or on behalf of, the Borrower. All proceeds of insurance shall be applied as provided in the Deposit Account Agreement.

         Section 5.07 Books and Records. Keep proper books of records and accounts in which full, true and correct entries shall be made of all of its transactions in accordance with GAAP.

         Section 5.08 Visitation, Inspection, etc. Permit representatives of the Administrative Agent, the Independent Engineer and the Lead Arrangers (at the cost and expense of the Borrower so long as any Default or Event of Default exists), and any other Lender (at the cost and expense of such Lender) to visit and inspect any of the Portfolio Assets, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers and employees and its independent accountants, all with reasonable prior notice and at such reasonable times as such Person may reasonably request and subject to the applicable Borrower Entity's reasonable rules and procedures regarding operation, safety and confidentiality.

         Section 5.09 Requirements of Law. Comply with all Requirements of Law and Governmental Approvals (a) applicable to it and the Portfolio Assets, including all Environmental Laws and (b) required of any Borrower Entity by virtue of any concessions and licenses held by a Borrower Entity, except in each case when any such Requirement of Law or Governmental Approval is being contested in good faith and by appropriate proceedings or, as appropriate, settlement negotiations and for which Acceptable Reserves have been established, except in each case where the failure to so comply could not reasonably be expected to have a material adverse effect on any Portfolio Asset; provided, that, no Borrower Entity shall be required to establish Acceptable Reserves in respect of any "new source review" enforcement action brought by the Environmental Protection Agency against such Borrower Entity or any Portfolio Asset (other than for penalties that may be assessed as a result of such enforcement action) that such Borrower Entity is contesting in good faith or in respect of which such Borrower Entity is involved in settlement negotiations.

         Section 5.10 Reporting Requirements. Furnish to the Administrative
Agent:

         (a) as soon as available, but in any event, within 60 days after the end of each fiscal quarter of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of each such quarter and the related unaudited statement of income, partners' capital (or, if converted to a limited liability company in accordance with the LP Guarantee, members' capital) and cash flows for such quarter and the portion of the fiscal year through the end of each such quarter, prepared in accordance with GAAP, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects, it being understood and agreed that delivery of financial statements for the fiscal quarter ended September 30, 2002, within 60 days thereafter and in all other respects in conformity with


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
Section 5.10(a) of the Original Credit Agreement shall satisfy the requirements of this Section 5.10(a) with respect to such fiscal quarter;

         (b) as soon as available, but in any event, within 120 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related statement of income, partners' capital (or, if converted to a limited liability company in accordance with the LP Guarantee, members' capital), cash flows and a statement of sources and uses of all funds for such year, prepared in accordance with GAAP and audited by Deloitte & Touche LLP or any other independent certified public accountants of recognized standing in the United States of America reasonably satisfactory to the Administrative Agent and setting forth in each case in comparative form the figures for the previous year, and a certificate as to compliance with the Financing Documents; (c) as soon as available, but in any event, not later than 60 days after the commencement of each fiscal year of the Borrower (commencing with the 2004 fiscal year), furnish forecasts prepared by management in form and detail reasonably satisfactory to the Administrative Agent, of projections (substantially in the form of the Projections) on a fiscal period basis for such fiscal year and on a fiscal year basis for each of the remaining fiscal years until at least twenty years beyond the Restructuring Effective Date;

         (d) each time the financial statements of the Borrower are delivered under this Section 5.10, a certificate signed by a Responsible Officer of the Borrower shall be delivered along with such financial statements, certifying that such Responsible Officer has made or caused to be made a review of the transactions and financial condition of the Borrower and its Subsidiaries during the relevant fiscal period and that such review has not, to the best of such Responsible Officer's knowledge, disclosed the existence of any event or condition which constitutes a Default or an Event of Default under any Financing Document to which any Borrower Entity is a party, or if any such event or condition existed or exists, the nature thereof and the corrective actions that the relevant Borrower Entity has taken or proposes to take with respect thereto, and also certifying that each Borrower Entity is in compliance in all material respects with its obligations under this Agreement and each other Financing Document to which it is a party or, if such is not the case, stating the nature of such non-compliance and the corrective actions which the relevant Borrower Entity has taken or proposes to take with respect thereto; and

         (e) the certificates required by Sections 5.25(a) and 5.25(b) as and when required thereby.

         Section 5.11 Operating Budget.

         (a) Deliver to the Administrative Agent for its approval (such approval not to be unreasonably conditioned, withheld or delayed) an Operating Budget not less than 30 days in advance of each calendar year satisfying the requirements contained in the definition thereof (it being understood that the initial Operating Budget shall cover the period through December 31, 2003); provided, that, with respect to any Operating Budget, if the Administrative Agent fails to approve such Operating Budget or provides notice to the Borrower that it rejects all or any portion of such Operating Budget, the Borrower and the Administrative Agent (in consultation


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
with the Independent Experts) agree to work in good faith to resolve such dispute; and provided, further, that if an Operating Budget is not adopted and approved on or prior to the first day of any calendar year, the Borrower Entities shall adhere to the Interim Operating Budget until such time as an Operating Budget is adopted and approved by the Administrative Agent (in consultation with the Independent Experts).

         (b) Subject to clauses (c) through (f) of this Section 5.11, operate and maintain the Portfolio Assets or cause the Portfolio Assets to be operated and maintained, in accordance with each Operating Budget.

         (c) The Borrower Entities shall not make expenditures in respect of Operating Costs in any fiscal year or, with respect to the period from and after the Restructuring Effective Date through December 31, 2003 (the "Initial Budget Period"), in such Initial Budget Period, in an aggregate amount in excess of 110% of the Budgeted Operating Costs for such fiscal year or the Initial Budget Period, as applicable, provided that, the Borrower Entities may make expenditures in any fiscal year or the Initial Budget Period, as applicable, in an aggregate amount in excess of 110%, but less than or equal to 115%, of the Budgeted Operating Costs for such fiscal year or the Initial Budget Period, as applicable, with the written consent of the Administrative Agent (after consultation with the Independent Experts) (such consent not to be unreasonably withheld, conditioned or delayed) and may make expenditures in any fiscal year or the Initial Budget Period, as applicable, in an aggregate amount in excess of 115% of the Budgeted Operating Costs for such fiscal year or the Initial Budget Period, as applicable, with the written consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided, that nothing in this Section 5.11 shall impose any spending limitation on or prevent the Borrower from making expenditures in excess of the Budgeted Operating Costs for the purchase of any fuel (including transportation thereof), Energy-Related Products, Allowances or Environmental Cap Ex required for the operation of the Portfolio Assets or for compliance with the Financing Documents; and provided, further, that, the Borrower may propose amendments to the then-existing Operating Budget due to material changes in the operation of the Portfolio Assets which amendments shall be subject to the receipt of the prior written consent of the Lead Arrangers, after consultation with the Independent Experts (such consent not to be unreasonably withheld, conditioned or delayed). The Borrower Entities shall not make Capital Expenditures (other than Environmental Cap Ex), in any fiscal year or the Initial Budget Period, as applicable, in an aggregate amount in excess of 110% of the Capital Expenditures (other than Environmental Cap Ex) set forth in the Operating Budget in effect for such fiscal year or the Initial Budget Period, as applicable; provided, that, the Borrower Entities may make expenditures in any fiscal year or the Initial Budget Period, as applicable, in an aggregate amount in excess of 110%, but less than or equal to 115%, of the budgeted Capital Expenditures (other than Environmental Cap Ex) for such fiscal year or the Initial Budget Period, as applicable, with the written consent of the Administrative Agent (after consultation with the Independent Experts) (such consent not to be unreasonably withheld, conditioned or delayed) and may make expenditures in any fiscal year or the Initial Budget Period, as applicable, in an aggregate amount in excess of 115% of the budgeted Capital Expenditures (other than Environmental Cap Ex) for such fiscal year or the Initial Budget Period, as applicable, with the written consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, it is understood and agreed that this Section

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
5.11(c), together with Section 5.11(d) below, imposes "line-item" budget expenditure restrictions only with respect to Capital Expenditures (other than Environmental Cap Ex) as set forth above.

         (d) The Borrower Entities shall not make re-allocations in respect of any line item of Budgeted Operating Cost in any fiscal year or the Initial Budget Period, as applicable, in excess of 10% of such line item of Budgeted Operating Cost for such fiscal years; provided, that, the Borrower Entities may make re-allocations in any fiscal year or the Initial Budget Period, as applicable, of any line item of Budgeted Operating Cost for such fiscal year or the Initial Budget Period, as applicable, in an excess of 10% of such line item of Budgeted Operating Cost, but less than or equal to 15% of such line item of Budgeted Operating Cost, with the written consent of the Administrative Agent (after consultation with the Independent Experts) (such consent not to be unreasonably withheld, conditioned or delayed) and may make re-allocations in any fiscal year or the Initial Budget Period, as applicable, in excess of 15% of a line item of Budgeted Operating Cost for such fiscal year or the Initial Budget Period, as applicable, with the written consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed).

         (e) Notwithstanding the foregoing, in the event of any Emergency, the Borrower Entities may make expenditures and/or reallocations in excess of the limitations set forth in clauses (c) and (d) to the extent of such amount reasonably necessary for the remediation of the conditions giving rise to such Emergency and otherwise in accordance with Prudent Industry Practice.

         (f) To the extent that modifications to, or deviations from, an approved Operating Budget have been consented to by the Administrative Agent or the Lead Arrangers, as applicable, such modifications or deviations shall be deemed to amend such approved Operating Budget and all references in this Agreement or the other Financing Documents to the Operating Budget shall be deemed to refer to the Operating Budget as so amended.

         Section 5.12 Payment of Taxes and Claims. Timely cause to be paid and discharged (whether by the Sponsor, or any parent or Affiliate of the Sponsor, or otherwise) all taxes, assessments and governmental charges or levies lawfully imposed upon any Borrower Entity or upon its respective income or profits or upon any portion of the Portfolio Assets or the Collateral and all lawful claims or obligations that, if unpaid, would become a Lien upon the Collateral, real or personal, or upon any part thereof; provided, that, the Borrower Entities shall have the right to contest in good faith the validity or amount of any such tax, assessment, charge, levy, claim or obligation by proper proceedings, and may permit the taxes, assessments, charges, levies, claims or obligations so contested to remain unpaid during the period of such contest if: (a) such Borrower Entity diligently prosecutes such contest in good faith and by appropriate proceedings and for which Acceptable Reserves have been established;
(b) during the period of such contest, the enforcement of any contested item is effectively stayed; and (c) the failure to pay or comply with the contested item could not reasonably be expected to result in a Material Adverse Effect taking into account the existence of such Acceptable Reserves.

         Section 5.13 Maintenance and Operation of Portfolio Assets; Repair and Replacement of Portfolio Assets.

         (a) Operate and maintain the Portfolio Assets and conduct its business
(i) in accordance with Prudent Industry Practice, (ii) in accordance with all applicable material Requirements of Law, except where being contested in good faith and by appropriate proceedings and as to which Acceptable Reserves have been established, or except where the failure to so operate and maintain the Portfolio Assets could not reasonably be expected to have a material adverse effect on any Portfolio Asset, and (iii) in accordance with the terms of any insurance policy or policies in effect at any time with respect to the Portfolio Assets or any part thereof; and

         (b) After the occurrence of a loss, damage, destruction or taking of any part of the Portfolio Assets, proceed diligently with all work necessary to replace and/or repair such loss, destruction or damage to the extent required pursuant to the terms of the Financing Documents.

         Section 5.14 Real and Personal Property. Except as permitted in Section 6.11, maintain good title to or valid leasehold, easement or right-of-way interests in the material property, assets or revenues on which it purports to own, lease or hold any such interest in, free and clear of all Liens (except Permitted Liens), including the possession of all material real estate interests and licenses, material Intellectual Property and other material proprietary rights required for the ownership, operation and maintenance of the Portfolio Assets, all to the extent contemplated by the Transaction Documents and in accordance with Prudent Industry Practice.

         Section 5.15 ERISA. The Borrower shall deliver to the Administrative Agent, if and when the Borrower or any ERISA Affiliate (a) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan, other than a reportable event for which 30-day notice to the PBGC has been waived, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (b) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (c) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice;
(d) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (e) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (f) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (g) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which in either case would trigger the provisions of Section 412(n) or 401(a)(29) of the Code (or any corresponding provisions of ERISA), a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable ERISA Affiliate is required or proposes to take.


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
         Section 5.16 Interest Hedge Contracts.

         (a) Enter into Interest Hedge Contracts only with one or more of the Lenders. Except pursuant to and to the extent of, any prepayment of outstanding Loans, the Borrower shall not terminate any Interest Hedge Contract without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

         (b) Within ten (10) Business Days of the occurrence of any Swap Trigger Event during the period from the Restructuring Effective Date to the second anniversary thereof, the Borrower shall enter into one or more Interest Hedge Contracts with one or more Swap Banks in respect of the aggregate principal amount of at least 50% of the Obligations then outstanding (less the aggregate principal amount of Obligations then subject to an Interest Hedge Contract) and having an aggregate weighted average maturity of seven (7) years from the date of delivery thereof; provided, that, the Borrower shall not, at any time, enter into Interest Hedge Contracts in respect of principal Obligations in excess of $350,000,000.

         (c) If no Swap Trigger Event shall have occurred during the period from the Original Closing Date to the second anniversary thereof, then, on the second anniversary of the Original Closing Date, the Borrower shall enter into one or more Interest Hedge Contracts with one or more Swap Banks in respect of at least 66 2/3% of the aggregate principal amount of the Acquisition Loans estimated to be payable on the Final Maturity Date.

         Section 5.17 Notices. Within ten (10) Business Days after a Responsible Officer of any Borrower Entity obtains actual knowledge thereof, give notice to the Lenders of:

         (a) any Default or Event of Default, together with a description of any action being taken or proposed to be taken with respect thereto;

         (b) any action, suit, arbitration, litigation, investigation or proceeding involving or affecting any Borrower Entity or any Portfolio Asset or any Major Project Party which is an Affiliate involving $1,000,000 or more or seeking any injunctive, declaratory or other equitable relief;

         (c) any action, suit, arbitration, litigation, investigation or proceeding instituted for the purpose of revoking, terminating, suspending, withdrawing, modifying or withholding any material Governmental Approval necessary for any Borrower Entity or any other Major Project Party to perform its obligations or exercise its rights under any Project Contract or for the operation or maintenance of the Portfolio Assets in the manner contemplated by the Transaction Documents;

         (d) proposed execution of any Additional Contract or Approved Agreement (other than confirmations issued under Approved Master Agreements or any other master agreement);

         (e) any casualty, loss or damage to any Portfolio Asset, whether or not insured, involving a probable loss of $500,000 or more;


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         (f) any termination, material default or event of default or notice thereof under any Project Contract;

         (g) any change in the Responsible Officers of any Credit Party or OPMW Credit Party, together with evidence of authority thereof and specimen signature;

         (h) any fact, circumstance, condition or occurrence that is reasonably likely to form the basis of a material Environmental Claim arising with respect to the Portfolio Assets against any Borrower Entity or any pending or threatened material Environmental Claim arising with respect to the Portfolio Assets against any Borrower Entity, describing the same in reasonable detail and, together with or as soon thereafter as is reasonably possible, a description of the action that the applicable Borrower Entity has taken or proposes to take with respect thereto and, thereafter, from time to time such detailed reports with respect thereto as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;

         (i) copies of all written communications with any Governmental Authority relating to any material violation or alleged material violation of any material Environmental Law or other Environmental Claim arising out of the Portfolio Assets;

         (j) copies of all notices and other information that any Borrower Entity receives from, or delivers to, any Governmental Authority that could reasonably be expected to be materially adverse to the Portfolio Assets;

         (k) all material notices relating to the Insurance Policies;

         (l) any Emergency then requiring any payment of money or the execution and delivery of any agreement and the amount of related spending associated therewith;

         (m) any other event or development that could reasonably be expected to have a Material Adverse Effect; and

         (n) any condemnation or similar proceeding involving assets having an aggregate value of $1,000,000.

         Section 5.18 Preservation of Security Interests; Further Assurances

         (a) Except with respect to dispositions of assets permitted under
Section 6.11 or as otherwise provided in any Security Document, preserve, or cause to be preserved, the security interests granted under and pursuant to the Security Documents and undertake all actions which are necessary or appropriate in the reasonable judgment of the Administrative Agent to (i) maintain the Secured Parties' security interest in the Collateral in full force and effect at all times (including the priority thereof, other than with respect to vehicles and any emergency response boat or as to second liens in any of the Collateral for which possession or exclusive control or any other action which would not be permitted pursuant to any OPNY Primary Security Document is required to perfect such second lien) and (ii) preserve and protect the Collateral and protect and enforce each Borrower Entity's rights and title and the rights of the Secured Parties to the Collateral, including, without limitation, the making or delivery of all



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filings and recordations, the payments of fees and other charges and the issuance of supplemental documentation.

         (b) Upon notice from the Administrative Agent, take or cause to be taken all action required or, in the reasonable opinion of the Administrative Agent, which is desirable to maintain and preserve the Liens of the Security Documents and execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any of the Security Documents) requested by the Administrative Agent for such purpose. Notwithstanding any provision of this Agreement or any other Financing Document, each of the parties hereto hereby acknowledges and agrees that (i) the Borrower Entities are in the process of obtaining each of the consents identified in the attached Schedule 5.18 as a consent the Borrower Entities are required to obtain, (ii) the Borrower Entities shall use diligent and commercially reasonable efforts to obtain such consents, and (iii) no Borrower Entity shall be deemed to be in breach or violation of any provision of this Agreement or any other Financing Document due to a failure to obtain any such consent referenced in Schedule 5.18, including those consents the Borrower Entities are in the process of obtaining, except as a result of the breach of such Borrower Entity's obligations under this the second sentence of this
Section 5.18(b).

         (c) Any action under this Section 5.18, with respect to OPNY Second Lien Documents, shall be subject to the terms of the Section entitled "Subordination" contained in each OPNY Second Lien Document.

         Section 5.19 Use of Proceeds. Use all proceeds of Working Capital Loans solely in accordance with Section 2.02(d). Use the ConEd Letter of Credit solely in accordance with Section 2.16(k). Use any Operational Letter of Credit solely in accordance with Section 2.17(k). Neither any part of the proceeds of any Loan nor any Letter of Credit will be used by any Borrower Entity to purchase or carry any Margin Stock or to extend credit to any other Person for the purpose of purchasing or carrying any Margin Stock.

         Section 5.20 Extraordinary Proceeds. Promptly apply all payments in respect of Extraordinary Proceeds or Insurance Proceeds received by, or for the account of, any Borrower Entity in accordance with the terms of the Deposit Account Agreement.

         Section 5.21 [Intentionally Omitted.]

         Section 5.22 [Intentionally Omitted.]

         Section 5.23 Environmental Compliance.

         (a) The Borrower Entities shall not use or Release, or permit the use or Release of, Hazardous Materials at the site of any Portfolio Asset other than in material compliance with all applicable Environmental Laws or except to the extent that any such use or Release could not reasonably be expected to have a material adverse effect on any Portfolio Asset; provided, that, the Borrower Entities shall have the right to contest or engage in any settlement negotiations with respect to such Environmental Laws in accordance with Section
5.09 hereof, so long as during such contest, enforcement of any such contested Environmental Law is stayed.


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
         (b) The Borrower Entities shall conduct and complete any investigation, study, sampling and testing and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials Released at, on, in, under or from the Portfolio Assets, in accordance with the requirements of all applicable Environmental Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

         (c) The Borrower shall ensure that the insurer adds any off-site location for the disposal of Hazardous Materials from any of the Portfolio Assets on the Non-Owned Covered Locations Schedule under the PLL Policy before disposing of any such Hazardous Materials or entering into any contractual arrangement permitting any such disposal.

         (d) The Borrower shall promptly provide the Administrative Agent with copies of any (1) reports of claims made to the insurer pursuant to the PLL Policy or claims made under the Cost Cap Policy and (2) denials, partial denials or reservations of rights in respect to any such claims received from an insurer. The Borrower shall report claims to the insurer pursuant to the PLL Policy for any Pollution Conditions which the Borrower reasonably believes based upon reasonable assumptions will exceed $1,000,000 in "clean-up costs" (as defined under the PLL Policy); however, this covenant shall in no way prohibit the Borrower from reporting claims pursuant to the PLL Policy for amounts below $1,000,000 in "clean-up costs" (as defined under the PLL Policy).

         Section 5.24 Additional Contracts and Approved Agreements.

         (a) The Borrower Entities shall enter into Additional Contracts only with the prior written consent of the Required Lenders, such consent not to be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required to the extent such Additional Contracts were entered into in response to an Emergency in accordance with Prudent Industry Practice; provided, further, that this clause 5.24(a) shall not be construed to permit any Borrower Entity to enter into an Additional Contract for a term longer than is reasonably necessary to deal with such Emergency and in no event with a term in excess of 364 days without the consent of the Required Lenders, such consent not to be unreasonably withheld, conditioned or delayed.

         (b) (i) If any Borrower Entity shall at any time enter into an Additional Contract or Approved Agreement (other than confirmations under Approved Master Agreements), the Borrower shall within ten (10) Business Days after a Responsible Officer has actual knowledge of such execution provide a copy of the same to the Administrative Agent and to the extent the Administrative Agent so requests in writing to the Borrower, promptly execute, deliver and record, or cause to be executed, delivered and recorded, a supplement to the Security Documents, reasonably satisfactory in form and substance to the Administrative Agent, subjecting such Additional Contract or applicable Approved Agreement, as the case may be, to the Lien and security interests created by the Security Documents, and shall ensure that the security interest in such interest will be a valid and an effective interest on terms comparable to the security interest of the Secured Parties in the Collateral.
(ii) If reasonably requested by the Lead Arrangers, each applicable Borrower Entity shall use commercially reasonable efforts to obtain and deliver to the Administrative Agent, a duly executed and delivered Additional


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Contract Consent or Approved Agreement Consent in respect of each Approved
Agreement (which is a Project Contract) or Additional Contract, as applicable.

         (c) The Borrower shall enter into Approved Agreements as contemplated by, and in accordance with, the then current Operational Plans. In addition, the Borrower may enter into and perform any Approved Agreement for the sale or purchase of Energy-Related Products or fuel (including transportation) having terms and conditions other than those set forth in Schedule 5.30, provided, that each such Approved Agreement has been approved by the Lead Arrangers, such approval not to be unreasonably withheld, conditioned or delayed.

         Section 5.25 Other Information. Furnish to the Administrative Agent:

         (a) on each anniversary of the Restructuring Effective Date, a certificate from the Borrower's insurers or insurance agents (i) evidencing that the insurance policies in place satisfy the requirements of this Agreement and
(ii) setting forth a summary of all losses in excess of $500,000 incurred with respect to the Portfolio Assets in the preceding year;

         (b) as and when required by the Holdco Deposit Account Agreement, a certificate signed by a Responsible Officer of the Borrower, setting forth the Debt Service Coverage Ratio of the Borrower for the applicable period immediately preceding such date of determination;

         (c) upon the request of the Administrative Agent, within 10 days of the end of each month, a monthly transaction summary of confirmations issued under Approved Master Agreements; and

         (d) any such other information or data with respect to its business or operations (including supporting information as to compliance with this Agreement) as the Administrative Agent may reasonably request from time to time.

         Section 5.26 Fuel Procurement and O&M Arrangements.

         (a) (i) Deliver to the Lead Arrangers for their approval (such approval not to be unreasonably withheld, delayed or conditioned) a Fuel Plan on or prior to December 1 of each year, covering the period from January 1 through the following December 31 (it being understood and agreed that the initial Fuel Plan shall cover the period through December 31, 2003), satisfying the requirements contained in the definition thereof; provided, that, with respect to any Fuel Plan, if the Lead Arrangers fail to approve such Fuel Plan or provide notice to the Borrower that they reject all or any portion of such Fuel Plan, the Borrower and the Lead Arrangers (in consultation with the Independent Engineer) agree to work in good faith to resolve such dispute.

              (ii) The Borrower Entities shall conduct the procurement, purchase and use of fuel and, to the extent covered by the Fuel Plan, the operation of the Portfolio Assets in all material respects in accordance with the most recently approved Fuel Plan. If the New York ISO changes its bidding requirements to be more than a one-day forward obligation, then the Borrower and the Lead Arrangers shall discuss in good faith what effect, if any, such changes may have on fuel supply arrangements. If the parties mutually determine that the existing fuel


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arrangements need to be modified, such parties shall reasonably cooperate and negotiate in good faith with respect to any alternative fuel procurement arrangements such parties mutually agree is reasonably necessary.

         (b) (i) Deliver to the Lead Arrangers for their approval (such approval not to be unreasonably withheld, delayed or conditioned) an O&M Plan on or prior to December 1 of each year, covering the period from January 1 through the following December 31 (it being understood and agreed that the initial O&M Plan shall cover the period through December 31, 2003), satisfying the requirements contained in the definition thereof; provided, that, with respect to any O&M Plan, if the Lead Arrangers fail to approve such O&M Plan or provide notice to the Borrower that they reject all or any portion of such O&M Plan, the Borrower and the Lead Arrangers (in consultation with the Independent Engineer) agree to work in good faith to resolve such dispute.

              (ii) The Borrower Entities shall perform operation and maintenance of the Portfolio Assets, or contract for the provision thereof as permitted by this Agreement and related Financing Documents, in all material respects in accordance with the most recently approved O&M Plan.

         Section 5.27 Power Marketing and Transmission Arrangements.

         (a) (i) The Borrower shall deliver to the Lead Arrangers for their approval (such approval not to be unreasonably withheld, delayed or conditioned) a Power Marketing Plan on or prior to December 1 of each year, covering the period from January 1 through the following December 31 (it being understood and agreed that the initial Power Marketing Plan shall cover the period through December 31, 2003), satisfying the requirements contained in the definition thereof; provided, that, with respect to any Power Marketing Plan, if the Lead Arrangers fail to approve such Power Marketing Plan or provide notice to the Borrower that they reject all or any portion of such Power Marketing Plan, the Borrower and the Lead Arrangers (in consultation with the Power Market and Fuel Consultant and the Independent Engineer) agree to work in good faith to resolve such dispute. Unless otherwise approved by the Lead Arrangers pursuant to the Power Marketing Plan or by the Required Lenders in the case of Additional Contracts, in all events the Borrower Entities will sell all Energy-Related Products pursuant to an Approved Power Sales Agreement or an Approved Agreement.

              (ii) Without limiting the provisions of this Section 5.27, the Borrower Entities (either themselves or through an Affiliate or agent) shall conduct the marketing or sale of Energy-Related Products produced by the Portfolio Assets or the purchase of any thereof that is necessary or advisable for the performance of its material obligations under each Project Contract, Additional Contract and Approved Agreement and in all material respects in accordance with the most recently approved Power Marketing Plan.

         (b) The Borrower Entities shall maintain such access or other rights to transmission capacity (including firm and/or non-firm and interstate and/or non-interstate transmission capacity, as the case may be) as may be required for the Borrower Entities to conduct successfully any marketing or sale of Energy-Related Products produced by the Portfolio Assets, or the purchase of any thereof, in accordance with any then current Power


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Marketing Plan and all applicable Project Contracts, Additional Contracts and
Approved Agreements.

         (c) On or prior to December 1 of each year (beginning December 1,
2003), the Borrower shall deliver or cause to be delivered, an update to the Power Market and Fuel Consultant's Report, substantially in the form delivered on the Restructuring Effective Date.

         Section 5.28 Astoria Supplemental Mortgage. The Borrower shall (a) indefeasibly pay in full all outstanding Obligations and terminate all then existing Commitments, or (b) record, or cause Astoria Generating to record, the Astoria Supplemental Mortgage (including, without limitation, the payment by the Borrower of all mortgage recording fees and taxes associated therewith and the purchase of title insurance therefor substantially similar to that purchased for the Astoria First Mortgage from funds other than those on deposit in the Accounts), (I) within 45 days after the occurrence of any of the following events and upon demand by the Administrative Agent: (a) any Person shall have filed (and not released within such 45 day period) a lawsuit or lawsuits against any Borrower Entity where the maximum probable loss not adequately covered by insurance is in excess of $10,000,000 in the aggregate, unless Acceptable Reserves described in clauses (i) and (ii) of the definition thereof shall have been established, or unless the Lead Arrangers, in their discretion, determine the lawsuit to be either without merit or that such maximum probable loss not covered by insurance is not in excess of $10,000,000 (b) any Event of Default (unless cured within the applicable 45 day period referred to above), (c) the failure of the Borrower to maintain an average Debt Service Coverage Ratio as of any two consecutive Semi-Annual Dates of greater than 2.25 to 1, or (d) the failure of the Borrower to maintain an average Debt Service Coverage Ratio as of any single Semi-Annual Date of greater than 2.00 to 1, or (II) within five (5) Business Days of delivery of written demand by the Administrative Agent to the Borrower after (a) the failure of the Sponsor to observe or perform any covenant or agreement to pay principal or interest when due (after the expiration of any applicable cure period) contained in any agreement or instrument relating to any Indebtedness for borrowed money of the Sponsor in excess of $5,000,000, or (b) the failure of the Sponsor to observe or perform any covenant or agreement (other than as described in clause (II)(a) above or (II)(c) below) in any document or instrument relating to any Indebtedness for borrowed money of the Sponsor in excess of $5,000,000, after the expiration of any applicable cure period, provided, that if no cure period is so provided the Borrower shall have 10 Business Days to cure such failure; provided, that, in the event that any failure described in clauses (II)(a) and (b) above shall have occurred and the Administrative Agent shall have made the demand described in clause (II) above, if the Sponsor then cures such failure within the stated five (5) Business Days after delivery of such demand, such demand shall be deemed rescinded. If the Borrower or Sponsor, as the case may be, shall fail to comply with the requirements of this Section 5.28, the Administrative Agent (on behalf of the Secured Parties) shall be entitled to make Working Capital Advances and/or offset funds on deposit in the Accounts to pay the fees and taxes associated with the Astoria Supplemental Mortgage (and the related title insurance) and record the same. Nothing contained in the previous sentence shall in any manner limit other remedies available to the Secured Party under the Financing Documents.


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         Section 5.29 Air Emissions Control and Allowance Purchase Arrangements.

         (a) The Borrower shall deliver to the Lead Arrangers for their approval, such approval not to be unreasonably withheld, conditioned or delayed, an Air Emission Allowance Plan on or prior to the Restructuring Effective Date and by December 1 of each year (beginning December 1, 2003), covering the period from January 1 through the following December 31, satisfying the requirements contained in the definition thereof and the requirements of this Section 5.29; provided, that, if the Lead Arrangers fail to approve such Air Emission Allowance Plan or provide notice to the Borrower that they reject all or any portion of such Air Emission Allowance Plan, the Borrower and the Lead Arrangers agree to work in good faith to resolve such dispute.

         (b) The Borrower covenants and agrees to acquire and maintain Allowances sufficient to meet the Minimum Allowances Holding Requirements for the Compliance Years, in the manner (i.e., either as Owned Allowances or Contract Allowances), at the times and at the levels set forth on Part B of the
Schedule 5.29(b). Notwithstanding the foregoing sentence, the Minimum Allowances Holding Requirements will be reduced by an amount equal to any reduction in emissions as the result of air pollution control equipment, fuel modifications or operational modifications, provided that an internal project work order has been written (with a copy thereof having been provided to the Lead Arrangers) and funding therefor is approved by Borrower and is contained in the Operating Budget (or is or will be funded with Permitted Indebtedness and/or equity contributions). A monthly report will be provided to the Lead Arrangers for all planned control projects for which the Minimum Allowances Holding Requirements have been reduced pursuant to the immediately preceding sentence. The monthly report will provide project progress for the prior month, cumulative project progress, and comparison to the original project schedule. To the extent that the project falls behind schedule for the expected initial operation date and the new expected initial operation date would result, absent purchasing additional Allowances, in the Borrower failing to comply with Schedule 5.29(b), the Borrower will be required to purchase the projected shortfall of Allowances within 60 days of the delivery of such monthly report. In connection with each update of the Air Emission Allowance Plan delivered pursuant to Section 5.29(a) above, the Borrower will deliver an updated Schedule 5.29(b) that is reasonably satisfactory to the Lead Arrangers (such satisfaction not to be reasonably withheld, conditioned or delayed) and that is prepared for future years (through
2007) consistent with the pattern of Owned and Contract Allowance acquisition levels set forth on Schedule 5.29(b) as of the Restructuring Effective Date.

         (c) The Borrower shall provide documentation which demonstrates, to the reasonable satisfaction of the Lead Arrangers (such satisfaction not to be unreasonably withheld, conditioned or delayed), that Borrower has complied with its obligation to purchase or enter into agreements for purchase and/or other transfer of Owned and Contract Allowances prior to the dates set forth on
Schedule 5.29(b). Contracts for or rights to Allowances must be subject to first priority Liens in favor of the Administrative Agent, subject only to Permitted Liens. The Borrower covenants and agrees not to use, sell, transfer or diminish any Owned Allowances or Contract Allowances acquired or held (as of the Restructuring Effective Date or thereafter) to meet the obligations of this
Section 5.29 except that Borrower Entity may sell or transfer any Allowances so long as the Borrower Entities are, and will be, after giving effect to any such sale or transfer, in compliance with their respective obligations under this
Section 5.29 and the then




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current Air Emission Allowance Plan. No approved form of agreement, nor any
Lender approval of any individual agreement, shall be required for any purchase by Borrower of any Owned Allowances. Borrower may enter into any agreement for the acquisition of Contract Allowances, if the term of such agreement exceeds 364 days, only with the approval of the Lead Arrangers. If the term of any agreement for the acquisition of Contract Allowances does not exceed 364 days, then Borrower may enter into any such agreement without any Lender approval of such individual agreement, provided, that the Lead Arrangers have approved a form of agreement for the acquisition of Contract Allowances and the individual agreement proposed to be entered into by Borrower does not vary materially from the terms and conditions of such approved form of agreement.

         (d) During any Compliance Year, the Borrower agrees to own and hold, free and clear of any and all Liens (other than Permitted Liens) Owned Allowances sufficient to cover (as required by any Emissions Regulatory Program) all of the actual emissions of all air pollutants emitted by sources at any applicable Portfolio Asset during that Compliance Year, within 30 days of any such actual emissions.

         (e) In the event that new or modified Emissions Regulatory Programs are enacted or promulgated, the Borrower shall promptly submit for approval by the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed) a compliance plan to address those requirements that is consistent with the approach taken in this Section 5.29 with respect to existing Emissions Regulatory Program. Once so approved, such compliance plan shall be made part of each Air Emission Allowance Plan required under this Section 5.29. It is agreed and understood that any new or modified Emissions Regulatory Program may require implementing regulations to be developed after promulgation or enactment and that the Borrower's efforts promptly to develop a compliance plan to address such programs promptly in the absence of any necessary final implementing regulations shall be made on a commercially reasonable efforts basis based upon the best available information.

         (f) Nothing in this Section alters or is intended to alter the Borrower's obligations under Section 5.09, "Requirements of Law," with respect to any air emission reduction program or requirement, including any such program or requirement that does not qualify as an Emissions Regulatory Program.

         Section 5.30 Certain Operational Covenants. Comply with the covenants set forth in Schedule 5.30 hereto, as such Schedule 5.30 may be amended or modified from time to time with the consent of the Lead Arrangers, such consent not to be unreasonably withheld, conditioned or delayed.

         Section 5.31 Required Principal Reduction. Pay or cause to be paid Principal Payments which, together with all Principal Payments paid or caused to be paid by OPMW under the OPMW Restated Credit Agreement, are in an aggregate combined amount of not less than (a) One Hundred Nine Million dollars ($109,000,000) on or prior to December 31, 2003, (b) Two Hundred Thirty Four Million dollars ($234,000,000) on or prior to December 31, 2004, and (c) Three Hundred Nine Million dollars ($309,000,000) on or prior to June 30, 2005; and, for the avoidance of doubt, in determining compliance with this Section 5.31, if the aggregate amount of Principal Payments made during any calendar year under this Agreement and the OPMW




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


Restated Credit Agreement exceeds the minimum level of such aggregate Principal Payments required to be made during such calendar year, such excess Principal Payments shall constitute Principal Payments for purposes of compliance with the minimum level of Principal Payments required during any subsequent calendar years. It is understood and agreed that the principal reduction made as of the Restructuring Effective Date in the amount of $6,200,000 in the aggregate, hereunder and under the OPMW Credit Agreement, shall be considered a Principal Payment for purposes of this Section 5.31. Any amendment or waiver of compliance with this Section 5.31 shall require approval by the Secured Parties hereunder and under the OPMW Restated Credit Agreement holding 66-2/3% of the sum of the Combined Exposure under this Agreement and the OPMW Combined Exposure.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

         The Borrower covenants and agrees that, so long as this Agreement is in effect and any Lenders shall have any Commitment outstanding hereunder, and until the Notes, together with interest, and all other Obligations are indefeasibly paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been indefeasibly reimbursed in full and the OPMW Obligations have been indefeasibly paid in full, the Borrower shall not:

         Section 6.01 Limitation on Mergers. Merge or consolidate with or into any other Person or liquidate, wind up, dissolve or otherwise transfer or dispose of all or substantially all of its property, assets or business, acquire all or substantially all of the assets of any Person or abandon the Portfolio Assets, except that nothing in this Agreement shall restrict mergers or consolidations, liquidations, winding up, dissolutions, transfers or other dispositions by one Subsidiary of the Borrower with or to another Subsidiary of the Borrower or with or to the Borrower, so long as such merger, consolidation, liquidation, winding up, dissolution, transfer or other disposition does not have, in the reasonable judgment of the Lead Arrangers, any adverse effect on the Liens granted under the Financing Documents or the Collateral secured thereby.

         Section 6.02 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

         Section 6.03 Limitation on Liens. Create or permit to exist any Lien or encumbrance on any Portfolio Assets or any other assets of the Borrower, other than Permitted Liens.

         Section 6.04 Nature of Business. Change its legal form or Governing Documents (other than to (i) change its name, (ii) add, replace or eliminate offices and/or officers, and/or (iii) add to, replace or reduce the number of directors comprising the board so long as such addition, replacement or reduction does not eliminate the independent director or modify the nature of the independent director's powers in any way), change its fiscal year nor engage in any business other than the acquisition, ownership, development, operation and financing of the Portfolio Assets; provided, that the Governing Documents may be amended as provided herein, or otherwise may be amended with the prior written approval of the Lead




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Arrangers, such approval not to be unreasonably withheld. The Borrower shall not engage in the sale or trading of any fuel which is necessary for the operation of any Portfolio Assets (including reasonable reserves as determined by Borrower in its reasonable discretion in the exercise of Prudent Industry Practice; provided, that, any sale or other transfer made in compliance with the covenants set forth in Schedule 5.30 shall not be deemed to violate this Section 6.04).

         Section 6.05 Project Contracts; Waiver; Modification; Amendment.

         (a) Terminate, or agree to any termination of, any Transaction Document to which it is a party (except as with respect to Project Contracts terminated by the applicable counterparty pursuant to the express terms thereof) or any Governmental Approval, unless , with respect to Project Contracts, (i) such termination is pursuant to the Borrower's compliance with Section 5.05 hereof and such Project Contract is a Project Contract approved pursuant to clause (iv) of the definition thereof and such termination could not reasonably be expected to have a material adverse effect on any Portfolio Asset, or (ii) the Borrower first obtains the written consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed).

         (b) Except as provided in Section 6.04, amend or modify, or consent or agree to such amendment or modification of, or waive timely performance by any Person of, any of the material obligations under or in respect of any Project Contract or Operational Plan to which it is a party or any material Governmental Approval, unless the Borrower first obtains the consent of the Lead Arrangers, which consent will not be unreasonably withheld, delayed or conditioned, upon demonstration to the reasonable satisfaction of the Lead Arrangers (in consultation with the Independent Engineer, or Power Market and Fuel Consultant, as applicable) that the proposed action could not reasonably be expected to have a Material Adverse Effect; provided, that without the prior consent of the Lead Arrangers (i) none of the Borrower Entities may amend or modify Sections 1.07, 1.09, 2.02(b), 2.05, Article V(b) and Article VI of their respective Partnership Agreements and (ii) the General Partner may not amend or modify Articles II, IV, V and VI of its Governing Documents. Upon granting any such consent by the Lead Arrangers with respect to a Project Contract, the Administrative Agent shall forthwith grant consent to such amendment or modification required under any Consent applicable to any such Project Contract, such consent not to be unreasonably withheld, conditioned or delayed.

         Section 6.06 Partnerships; Subsidiaries. Become a general or limited partner in any partnership or a joint venturer in any joint venture, acquire any ownership interest in any other Person or enter into any profit-sharing or royalty agreement or other similar arrangement whereby the Borrower's income or profits are, or might be, shared with any other Person, or enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person (other than the O&M Agreements or as contemplated in any Operational Plan) or form any Subsidiary (other than those validly existing on the Restructuring Effective Date).

         Section 6.07 Loans, Advances or Investments. (a) Make or permit to remain outstanding any loans, extensions of credit or advances to or investments in (whether by acquisitions of any stocks, notes or other securities or obligations) any Person, except Permitted Investments or as expressly contemplated by this Agreement.




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




         (b) Prepay Operating Costs other than in circumstances where a prepayment of such Operating Cost is made in amounts required to continue operations of the Borrower Entities in the ordinary course of business or if the failure to so prepay would reasonably be expected to result in the loss or breach of the applicable contract or agreement (or the ability to timely obtain the goods and services thereunder) or would reasonably be expected to result in any material increase in the cost for replacement goods or services; provided, that, any such prepayment shall be consistent with Prudent Industry Practices; and provided, further, that no prepayments shall be made (i) to any Affiliate, or (ii) when the aggregate amount of any such prepayment, when added (without duplication) to the aggregate amount of all other prepayments then made under this Section 6.07(b) for which goods or services have not been delivered or received, all amounts of Cash Collateral then outstanding under Section 6.07(c) below, all prepayments then made pursuant to Section 6.07(b) of the OPMW Restated Credit Agreement for which goods or services have not been delivered or received, and all amounts of Cash Collateral then outstanding under Section 6.07(c) of the OPMW Restated Credit Agreement, would exceed $50,000,000.

         (c) Use Revenues or proceeds of any Working Capital Loan as Cash Collateral other than in circumstances where cash collateralization of any applicable Contractual Obligation is made in amounts reasonably necessary to adequately mitigate the applicable counterparties' exposure to a Borrower Entity under the applicable contract, agreement or undertaking, and the failure to cash collateralize would reasonably be expected to result in the loss or breach of the applicable contract or agreement (or the ability to timely obtain the goods and services thereunder) or any material increase in the cost for replacement goods or services; and provided, that, any such cash collateralization shall be consistent with Prudent Industry Practices; provided, further, that, no Cash Collateral shall be provided (i) to any Affiliate, or (ii) when the aggregate amount of any such Cash Collateral, when added (without duplication) to the aggregate amount of all other Cash Collateral then outstanding under this
Section 6.07(c), all prepayments then made under Section 6.07(b) and for which the applicable good or service has not been delivered or received, all prepayments then made pursuant to Section 6.07(b) of the OPMW Restated Credit Agreement for which goods or services have not been delivered or received, and all amounts of Cash Collateral then outstanding under Section 6.07(c) of the OPMW Restated Credit Agreement, would exceed $50,000,000.

         (d) If any Borrower Entity enters into any contract or agreement providing any prepayments or cash collateral to a third party for the purchase of any goods or materials and such Borrower Entity subsequently enters into a separate contract with respect to those same goods or materials with any Affiliate of such Borrower Entity, then the contract with such Affiliate shall be on substantially the same terms and conditions as the third party contract, unless such terms and conditions would violate or breach Section 6.09 hereof or any similar contractual provision contained in any contract to which such Affiliate is a party, in which case such terms and conditions will be modified to the extent required to comply with Section 6.09 and any similar contract provisions. No Borrower Entity shall enter into any contract or agreement for the purchase of any goods or materials (including the provision of prepayments or cash collateral) in consideration for any concession or improved terms or conditions (including collateral requirements or pricing) in any separate contract or agreement with any Affiliate of such Borrower Entity.



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




         Section 6.08 Limitation on Capital Expenditures. Make any Capital Expenditure other than such Capital Expenditures that are (a) contemplated by the annual Operating Budget in effect for such fiscal year (as administered pursuant to Section 5.11), (b) Environmental Cap Ex, (c) provided no Event of Default has occurred and is continuing, determined in writing by the Administrative Agent (after consultation with the Independent Engineer) to be required by applicable Requirements of Law or to be reasonable and necessary and to arise from circumstances which could not reasonably have been anticipated, which determination will not be unreasonably withheld, conditioned or delayed, or (d) subject to Section 5.2(p) of the Deposit Account Agreement, required as a result of an Emergency.

         Section 6.09 Affiliate Transactions. Directly or indirectly enter into any transaction with any Affiliate other than in the ordinary course of business and on an arm's length basis. Unless otherwise approved by the Lead Arrangers, directly or indirectly enter into any transactions with any Person (other than an Affiliate) other than in the ordinary course of business and on an arm's length basis.

         Section 6.10 Distributions. Declare or pay any Distributions in respect of any Person's ownership interest in any Borrower Entity other than Permitted Distributions.

         Section 6.11 Limitation on Disposition of Assets. Except in connection with any transaction permitted by Section 6.01 or in connection with any Permitted Lien, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets (including equipment, inventory and other physical assets of similar nature), other than (a) Energy-Related Products, steam, emissions credits, scrap metal and other scrap materials, and excess fuel conveyed, sold, leased, assigned, transferred or otherwise disposed of in the ordinary course of any Borrower Entity's business, (b) such assets that are replaced within 120 days by other assets of like utility in any Borrower Entity's business; provided, that, this clause (b) above shall not permit any sale of assets for an aggregate sales price in excess of $10,000,000 in any calendar year during the term hereof less the aggregate amount of all such asset sales of the Operating Subsidiary consummated during such year, (c) obsolete or surplus assets or assets not required in connection with the operation of the Portfolio Assets, and (d) assets that do not have, in any single transaction or related series of transactions, an aggregate sales price in excess of $25,000,000; provided however, the Lead Arrangers may waive the limitation set forth in this clause
(d) in connection with any conveyance, sale, lease assignment, transfer or disposition of assets in any single transaction or series of related transactions with aggregate proceeds in excess of $25,000,000 so long as the proceeds thereof are applied to the prepayment of Acquisition Loans. All proceeds of any disposition of such assets pursuant to clause (a) above shall be deposited into the Revenue Account for application therefrom in accordance with the Deposit Account Agreement. All proceeds of any disposition of such assets pursuant to clause (b) above, shall be deposited into the O&M Reserve Account and applied pursuant to the terms of the Deposit Account Agreement. All proceeds of any disposition of such assets pursuant to clauses (c) and (d) above shall be applied to the prepayment of Loans to the extent required under Section 2.07(a) and shall be deposited into the Extraordinary Proceeds Account pursuant to the Deposit Account Agreement. Notwithstanding the foregoing, Erie Boulevard shall be permitted to transfer interests in the NiMo Assets to industrial development authorities in connection with any Approved IDA Transaction.




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





         Section 6.12 Operating Budget. Amend, adjust, modify or re-allocate any portion of the Operating Budget except as specifically permitted in Section 5.11.

         Section 6.13 [Intentionally Omitted.]

         Section 6.14 Environmental Insurance. Add any properties not included within the Portfolio Assets to the insured properties under the PLL Policy or any matters to the Cost Cap Policy which are not identified as covered locations under the Cost Cap Policy without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, the Borrower delivers to the Administrative Agent all reasonably requested information regarding (1) pollution conditions or potential for pollution conditions on the new properties or pertaining to the matters relating to Cost Cap Policy and (2) the effects on the protections afforded to the Portfolio Assets by adding such new properties to the PLL Policy or matters relating to the Cost Cap Policy.

         Section 6.15 Speculative Trading. Engage in any speculative trading activities.

                                  ARTICLE VII

                                EVENTS OF DEFAULT

         If any of the following specified events (each an "Event of Default") shall occur and be continuing:

         Section 7.01 Payments.

         (a) The Borrower shall fail to pay in accordance with the terms hereof (including, without limitation, by mandatory prepayment or acceleration) (i) any principal of any Loan or reimbursement obligation in respect of any Letter of Credit when due; (ii) any scheduled or periodic payment of interest or any other scheduled or periodic amount (including Fees) payable by the Borrower on demand hereunder or under the other Financing Documents, within three (3) Business Days after any such amount becomes due in accordance with the terms hereof or of any other Financing Document or (iii) any other payment, including non-scheduled and non-periodic payments of the Borrower, and such failure shall continue for ten
(10) Business Days after written notice thereof to the Borrower;

         (b) except as set forth in Sections 7.02(a)(ii) and 7.02(a)(iii), any Credit Party or OPMW Credit Party (other than the Borrower) shall fail to pay any amount when due under any Financing Document to which such Credit Party or OPMW Credit Party, as the case may be, is a party in accordance with the terms thereof and such failure shall continue for ten (10) Business Days after written notice thereof to such Credit Party or OPMW Credit Party, as the case may be; or

         (c) any Borrower Entity shall fail to deposit, in accordance with the terms hereof or any other Financing Document, the amounts required to be deposited into the Accounts as and when required by the terms hereof or any other Financing Document and such failure shall not be remedied within five (5) Business Days after such Borrower Entity shall have received such amount;




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         Section 7.02 Covenants.

         (a) (i) The Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.01(i), 5.01(ii), 5.06, 5.17, 5.24(a), 5.24(b)(i) or 5.31 hereof, or in Article VI hereof (other than Section 6.08 and Section 6.12); (ii) any of Astoria Generating, Carr Street Generating or Erie Boulevard shall fail to observe or perform any covenant or agreement contained in Section 7.01(a), 7.01(b), 7.06, 7.16, 7.22(a), 7.22(b)(i) or Section 8 (other than Sections 8.08 and 8.12 thereof) of the Subsidiary Guarantee; (iii) Holdco shall fail to observe or perform any covenant or agreement contained in Section 11(b), 11(d), 11(i), 11(j), 11(l) or 11(p) of either Holdco Pledge Agreement or
Section 7 of the Holdco Guarantee; (iv) General Partner shall fail to observe or perform any covenant or agreement contained in Sections 12(b), 12(d) or 12(i) of the GP Partnership Interest Pledge Agreement or Sections 12(b), 12(d) or 12(i) of the GP Second Lien Partnership Interest Pledge Agreement; or (v) Limited Partner shall fail to observe or perform any covenant or agreement contained in
Section 7 of the LP Guarantee or Section 12(b), 12(d) or 12(i) of the LP Partnership Interest Pledge Agreement or Sections 12(b) or 12(d) of the LP Second Lien Partnership Interest Pledge Agreement;

         (b) The Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.26(a)(i), Section 5.26(b)(i), Section 5.27(a)(i) or Section 5.29(a) and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by any Lender or the Administrative Agent;

         (c) Subject to Section 7.02(e), any Credit Party or OPMW Credit Party shall fail to observe or perform any covenant or agreement contained in any Financing Document to which it is a party, other than those referred to in Sections 7.01, 7.02(a) and 7.02(b), and, if capable of being remedied, such failure shall remain unremedied and material for thirty (30) days after the earlier of (i) such Credit Party's or OPMW Credit Party's, as applicable, obtaining actual knowledge thereof or (ii) written notice thereof shall have been given to such Credit Party or OPMW Credit Party, as applicable, by any Lender or the Administrative Agent; provided, that, such Credit Party or OPMW Credit Party, as applicable, shall have such longer period of time (up to a maximum of an additional 120 days) which may be necessary to remedy such failure, so long as, (x) such Credit Party or OPMW Credit Party, as applicable, commences such remedy within such thirty (30) day period, (y) such Credit Party or OPMW Credit Party, as applicable, is diligently pursuing such remedy and (z) such Default has not had, and could not reasonably be expected to have, a Material Adverse Effect;

         (d) Any other Major Project Party shall fail to observe or perform any material covenant or material agreement contained in any Project Contract to which such Major Project Party is a party, and, (i) such failure could reasonably be expected to have a Material Adverse Effect and (ii) if capable of being remedied, such failure shall remain unremedied and material beyond the applicable grace period provided therefor in such Project Contract or if no grace period is provided therefor, for a period of 120 days after written notice thereof; provided, however, that it shall not be an Event of Default under this
Section 7.02(d) if, prior to the date such cure period specified above expires, such Project Contract shall be replaced by an agreement in form and substance and with a party reasonably satisfactory to the Lead Arrangers;




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         (e) Notwithstanding anything to the contrary contained in this
Agreement or in any other Financing Document, in no event shall the breach by any Borrower Entity of any of the covenants contained in Section 5.11, Section 5.26(a)(ii), Section 5.26(b)(ii), Section 5.27(a)(ii), Section 6.08 or Section
6.12 hereof or Sections 7.11, 8.08 or 8.12 of the Subsidiary Guarantee, or the occurrence of any Regulatory Change or Material Regulatory Change or the breach by any Borrower Entity of any other covenant or agreement in any other Financing Document which is substantially similar to any of the sections of the Financing Documents referenced above in this Section 7.02(e), constitute a Default or Event of Default, and the sole remedy for any such breach available to any of the Lenders shall be as expressly set forth in the Holdco Deposit Account Agreement;

         Section 7.03 Representations. Any representation or warranty made by any Credit Party or OPMW Credit Party in any Financing Document, or any representation, warranty or statement in any certificate, financial statement or other document furnished to any Lender by or on behalf of any Credit Party or OPMW Credit Party under any Financing Document, shall prove to have been false or misleading in any material respect as of the time made, confirmed or furnished and such Credit Party or OPMW Credit Party, as applicable, shall fail to correct such representation or warranty or any material adverse effect therefrom within 30 days after written notice thereof to the Borrower;

         Section 7.04 Defaults Of Other Indebtedness. (a) Any Borrower Entity shall fail to observe or perform any covenant or agreement contained in any material agreement or instrument relating to any of its Indebtedness in excess of $1,000,000 within any applicable grace period, or any other event shall occur, if the effect of such failure or other event is to accelerate the maturity of such Indebtedness or cause the holder of such Indebtedness to take steps to accelerate such Indebtedness; or any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment or a refinancing thereof) in whole or in part prior to its stated maturity, (b) an Event of Default shall occur under the OPMW Restated Credit Agreement or (c) the Sponsor shall fail to observe or perform any covenant or agreement contained in any agreement or instrument relating to any of its Indebtedness in excess of $25,000,000 within any applicable grace period, or any other event shall occur, if the effect of such failure or other event is to accelerate the maturity of such Indebtedness or cause the holder of such Indebtedness to take steps to accelerate such Indebtedness; or any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment or a refinancing thereof) in whole or in part prior to its stated maturity;

         Section 7.05 Security Documents. Any of the Security Documents shall, after the execution and delivery thereof, cease to be in full force and effect, or shall cease to give the Administrative Agent (for the benefit of the Secured Parties) the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a security interest in, and Lien on, any material portion of Collateral covered thereby which, except as provided in such Security Document is superior to and prior to the rights of all other Persons, other than with respect to vehicles and any emergency response boat), in favor of the Administrative Agent (for the benefit of the Secured Parties) subject to no other Liens other than Permitted Liens;

         Section 7.06 Transaction Documents. Any (i) Financing Document (other than the Intercreditor Agreement), or any material provision contained in any thereof, or (ii) Project



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Contract to which a Major Project Party is a party or the termination of which could reasonably be expected to result in a material adverse effect on any Portfolio Asset, or any material provision contained in any thereof, shall become invalid, illegal or unenforceable or shall cease, for any reason not permitted hereby, to be in full force and effect prior to its stated termination date (except as with respect to any Project Contract terminated by the counterparty pursuant to the terms thereof), or any party thereto asserts the same in writing, unless such Transaction Document or provision, as the case may be, is either (x) replaced within 120 days of such cessation by an agreement in form and substance and with a party reasonably satisfactory to the Lead Arrangers or (y) during such 120 day period alternative arrangements reasonably satisfactory to the Lead Arrangers shall have been made;

         Section 7.07 Bankruptcy. Any Credit Party, OPMW Credit Party or Major Project Party shall commence a voluntary case or proceeding concerning itself under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors; or such an involuntary case or proceeding is commenced against any Credit Party, OPMW Credit Party or Major Project Party and the petition is not dismissed within 60 days after commencement of the case; or a custodian, receiver, trustee, conservator or other similar official is appointed for, or takes charge of, all or any substantial part of the property of any Credit Party, OPMW Credit Party or Major Project Party and such official is not dismissed or removed within 60 days after such appointment; or any Credit Party, OPMW Credit Party or Major Project Party commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Credit Party, OPMW Credit Party or Major Project Party, or there is commenced against any Credit Party, OPMW Credit Party or Major Project Party any such proceeding which remains undismissed for a period of 60 days; or any Credit Party, OPMW Credit Party or Major Project Party is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered and is undischarged and unstayed for a period of 60 days; or any Credit Party, OPMW Credit Party or Major Project Party suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged and unstayed for a period of 60 days; or any Credit Party, OPMW Credit Party or Major Project Party makes a general assignment for the benefit of creditors; or any Credit Party, OPMW Credit Party or Major Project Party shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or any Credit Party, OPMW Credit Party or Major Project Party shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or any Credit Party, OPMW Credit Party or Major Project Party shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate action is taken by any Credit Party, OPMW Credit Party or Major Project Party for the purpose of effecting any of the foregoing; provided, that, the foregoing, as it relates to any Major Project Party, shall not constitute an Event of Default if the Borrower obtains, within 60 days after expiration of such 60 day period, a replacement Person reasonably satisfactory to the Lead Arrangers to perform the obligations of the affected Major Project Party on terms and conditions reasonably satisfactory to the Lead Arrangers;

         Section 7.08 Governmental Approvals. (a) Any material Governmental Approval required by any Borrower Entity shall not be obtained, shall be revoked or cancelled or materially and adversely modified, which failure to obtain, modification, revocation or




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cancellation (i) could reasonably be expected to have a Material Adverse Effect and (ii) is not promptly stayed upon appeal or other legal challenge instituted by or on behalf of such Borrower Entity by any Governmental Authority having jurisdiction; or (b) any notice of violation is issued under any material Governmental Approval or any proceeding is commenced by any Governmental Authority for the purpose of modifying in any materially adverse manner, revoking or canceling any such Governmental Approval and any such event or condition described in this clause (b) shall have a material adverse effect on any Portfolio Asset and shall continue for a period of one hundred fifty (150) days without a variance or similar relief being granted with respect thereto; provided, that, notwithstanding the foregoing, it shall be an Event of Default (with no cure period except as provided in the following proviso) if any event or condition described in this clause (b) occurs and any Governmental Authority commences any enforcement action with respect thereto which has or could reasonably be expected to have a Material Adverse Effect; provided, further, that if no Material Adverse Effect has in fact occurred and, within forty-five
(45) days after the commencement of any such enforcement action, such enforcement action is stayed or otherwise resolved in a manner reasonably satisfactory to the Lead Arrangers, then the Borrower shall be entitled to the full cure period specified above with respect to the occurrence of any such event or condition described in this clause (b);

         Section 7.09 Ownership. (a) The failure of the Sponsor to own, directly or indirectly, one hundred percent (100%) of the outstanding Capital Stock of Holdco, the Partners, the Borrower and all of their respective Subsidiaries, (b) the failure of Holdco to own, directly or indirectly, one hundred percent (100%) of the outstanding Capital Stock of the Partners, the Borrower and all of their respective Subsidiaries or (c) the failure of Reliant to own, directly or indirectly, one hundred percent (100%) of the outstanding Capital Stock of the Sponsor, Holdco, the Partners, the Borrower and all of their respective Subsidiaries;

         Section 7.10 Judgment. A judgment shall be entered (i) for the payment of money (a) in excess of $1,000,000 against any Borrower Entity or any Partner, or (b) in excess of $10,000,000 against the Sponsor and such judgment or order (in the case of a money judgment) shall continue unsatisfied and in effect, or such party shall fail to provide Acceptable Reserves for the satisfaction thereof, for a period of 60 days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise);
(ii) which could reasonably be expected to cause a Material Adverse Effect; or
(iii) in the form of an injunction or similar form of relief requiring suspension of operations of any material Portfolio Asset on the grounds of violation of an Environmental Law or other Requirement of Law and failure of the Borrower to have such injunction or similar form of relief stayed or discharged within 90 days;

         Section 7.11 Destruction of Portfolio Assets. All or substantially all of the Astoria Bundle or the NiMo Assets shall suffer a substantial casualty, or be destroyed, irreparably damaged, or requisitioned or taken by condemnation, and such casualty, destruction, damage, requisition or taking could reasonably be expected to have a Material Adverse Effect, after taking into account application of all Extraordinary Proceeds relating thereto;

         Section 7.12 ERISA. The Borrower or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have



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become liable to pay under Title IV of ERISA; or notice of intent to terminate a
Material Plan shall be filed under Title IV of ERISA by the Borrower or any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, or one or more Multiemployer Plans which could cause the Borrower or one or more ERISA Affiliates to incur a current payment obligation in excess of $10,000,000;

         Section 7.13 Regulatory Status. Any Borrower Entity (other than the Borrower) or any Operator shall fail at any time to be an "exempt wholesale generator" under PUHCA;

         Section 7.14 [Intentionally Omitted.]

         Section 7.15 Negative Pledge. Any Person pledging an interest pursuant to any Partnership Interest Pledge Agreement or Stock Pledge Agreement, as the case may be, shall, or shall agree to, create, incur, assume or suffer to exist any Lien upon, or with respect to, such pledged interest other than Permitted Liens;

         Section 7.16 Abandonment. Any Borrower Entity shall have voluntarily abandoned any Portfolio Asset for a non-temporary period other than pursuant to a Requirement of Law (it being understood, without limitation, that any such cessation of operations due to the market price of power and the marginal cost of operating such Portfolio Asset does not, in and of itself, constitute abandonment), however, for the avoidance of doubt, during any such cessation of operations of any Portfolio Asset, such Portfolio Asset shall remain in good working order, ordinary wear and tear excepted, and be capable of restarting without cold start-up or other material cost; or

         Section 7.17 Sponsor Indebtedness. The Sponsor shall incur Indebtedness (or any amendment, modification, restructuring, replacement or refinancing thereof) for borrowed money (or issue any guarantee or surety of any Indebtedness for borrowed money) (other than the Sponsor High Yield Debt (as in effect on the Restructuring Effective Date)) that (i) has a maturity date of less than 37 months, (ii) the terms and provisions of which, as reasonably determined by the Lead Arrangers, limit or restrict the Lenders in exercising their rights and remedies hereunder and under the other Financing Documents, in any way that is more limiting or restricting than the provisions of the Sponsor High Yield Debt (as in effect on the Restructuring Effective Date), (iii) is not expressly subordinated to the Obligations on terms reasonably acceptable to the Lead Arrangers; or (iv) the net proceeds of which are not deposited into the Voluntary Prepayment Account (as defined in the Holdco Deposit Account Agreement) for application therefrom in accordance with the Holdco Deposit Account Agreement; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may, and upon the written, telecopied or telex request of the Required Lenders, shall, by written notice to the Credit Parties (a "Remedy Notice"), take any or all of the following actions, without prejudice to the rights of the Administrative Agent,




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any Secured Party or the holder of any Note to enforce its claims against the
Borrower: (i) declare the Commitments terminated, whereupon the Commitments of each Lender shall terminate immediately and any accrued but unpaid Commitment Fee shall forthwith become due and payable without any action of any kind; or
(ii) declare the principal of and any accrued interest on the Loans, and all other Obligations, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived; provided that, if any Event of Default specified in
Section 7.07 shall occur, the result which would occur upon the giving of a Remedy Notice by the Administrative Agent, as specified in clauses (i) and (ii) above, shall occur automatically without the giving of any such Notice. Except as expressly provided in the immediately preceding sentence, neither the Administrative Agent nor any Secured Party shall otherwise be precluded from pursuing any other right or remedy then available to them against the Borrower, any other Credit Party or any OPMW Credit Party pursuant to the Financing Documents. Upon the exercise of any of the foregoing remedies, any excess remaining after payments to each Secured Party of any and all amounts sufficient to compensate such Secured Party for all amounts owing and all costs incurred under any Financing Document, shall be remitted by the Administrative Agent to the Borrower.

         It is understood and agreed that a distribution made by Holdco in breach or violation of the terms of the Holdco Deposit Account Agreement shall constitute a violation of this Credit Agreement.

                                  ARTICLE VIII
                   THE AGENTS, LEAD ARRANGERS AND ISSUING BANK

         Section 8.01 Appointment of Agents, Powers and Immunities. Each Secured Party hereby irrevocably appoints and authorizes each of the Agents, the Lead Arrangers and the Issuing Bank to act as its Agent, Lead Arrangers and the Issuing Bank hereunder and under the other Transaction Documents with such powers as are expressly delegated to such Agent, Lead Arranger and the Issuing Bank by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Neither the Agents nor the Lead Arrangers shall have any duties or responsibilities except those expressly set forth in this Agreement or in any other Transaction Document, or be a trustee for any Secured Party. Notwithstanding anything to the contrary contained herein, no Agent or Lead Arranger shall be required to take any action which is contrary to this Agreement or any other Transaction Document or applicable law. Neither the Agents, the Lead Arrangers, the Issuing Bank nor any Secured Party nor any of their respective affiliates shall be responsible to any other Secured Party for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or any other Transaction Document or in any certificate or other document referred to or provided for in, or received by any Secured Party under, this Agreement or any other Transaction Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes, the other Transaction Documents or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform its obligations hereunder or thereunder. Each Agent and Lead Arranger may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such Agents or attorneys-in-fact selected by it with reasonable care. Neither the Agents, the Lead Arrangers, the Issuing Bank nor any of their respective directors, officers, employees or agents shall be responsible for any action taken



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or omitted to be taken by it or them hereunder or under any other Transaction
Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

         Section 8.02 Reliance by Agents. Each Agent, Lead Arranger and the Issuing Bank shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent, Lead Arranger or the Issuing Bank. As to any matters related to this Agreement or the transactions contemplated hereby, none of the Agents, Lead Arrangers nor the Issuing Bank shall be required to take any action or exercise any discretion, but the Agents, Lead Arrangers and the Issuing Bank shall be required to act or to refrain from acting upon instructions of the Required Lenders and shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any other Transaction Document in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Secured Parties. Notwithstanding the foregoing, nothing herein shall be deemed to require approval by the Required Lenders to the extent that Lead Arranger approval is expressly provided for herein or in any other Financing Document.

         Section 8.03 Defaults. The Administrative Agent shall not be deemed to have actual knowledge or notice of the occurrence of a Default or an Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default the Administrative Agent shall give notice thereof to the Secured Parties. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if required by Section 9.02, as shall be reasonably directed by all of the Lenders); provided, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Secured Parties.

         Section 8.04 Rights as Lenders. With respect to its commitment to make Loans, Bank of America, N.A. shall have the same rights and powers hereunder as any Lender and may exercise the same as though it was not acting as the Administrative Agent and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Bank of America, N.A. in its individual capacity. Bank of America, N.A. and its Affiliates may (without having to account therefor to any Lender) accept deposits from, extend credit (on a secured or unsecured basis) to and generally engage in any kind of banking, trust or other business with the Borrower or any of its Affiliates, as if it were not acting as the Administrative Agent.

         Section 8.05 Indemnification. Without limiting the obligations of the Borrower under Section 9.04 hereof, each Lender agrees to indemnify each Agent, the Issuing Bank and the Lead Arrangers, ratably in accordance with the aggregate principal amount of the Loans and Letter of Credit Exposure held by the Lenders, or, if no Loans are then outstanding, the



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respective amounts of the Lenders' Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements or any kind or nature whatsoever which may at any time (including, without limitation, at any time following the payment of principal of and/or interest on the Loans) be imposed on, incurred by or asserted against any Agent, the Issuing Bank or either Lead Arranger in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which the Borrower is obligated to pay under Section 9.04 hereof) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from any Agent's, the Issuing Bank's or either Lead Arranger's gross negligence or willful misconduct as determined by a court of competent jurisdiction. The Agents, the Issuing Bank and the Lead Arrangers shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

         Section 8.06 Documents. The Administrative Agent will forward to each Lender, promptly after the Administrative Agent's receipt thereof, a copy of each document furnished to the Administrative Agent for such Secured Party hereunder (and a copy of such other documents furnished to the Administrative Agent pursuant to Article III hereof as may be requested by such Lender).

         Section 8.07 Non-Reliance on Agents and Other Lenders. Each Lender represents that it has, independently and without reliance on any Agent, the Issuing Bank, any Lead Arranger, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Borrower and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon any Agent, the Issuing Bank, any Lead Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. None of the Agents, the Issuing Bank, any Lead Arranger or any Lender shall be required to keep informed as to the performance or observance by the Borrower under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of, the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by any Agent, the Issuing Bank, or any Lead Arranger hereunder, none of the Agents, the Issuing Bank, any Lead Arranger or any Lender shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Borrower, or any Affiliate of the Borrower, which may come into the possession of such Agent, the Issuing Bank, any Lead Arranger or such Lender or any of its or their Affiliates.

         Section 8.08 Resignation. Subject to the appointment and acceptance of a successor as provided below, each of the Agents, the Lead Arrangers and the Issuing Bank (prior to the issuance of the ConEd Letter of Credit) may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, Lead Arranger and/or Issuing Bank, as applicable, which shall be a Lender hereunder. If no successor Agent, Lead Arranger and/or Issuing Bank, as



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applicable, shall have been appointed by the Required Lenders and no Lender shall have accepted such appointment within 30 days after the retiring Agent's, Lead Arranger's and/or Issuing Bank's giving of notice of resignation, then the retiring Agent, Lead Arranger or Issuing Bank may, on behalf of the Lenders, appoint a successor Agent, Lead Arranger and/or Issuing Bank, which shall be a Lender hereunder having a combined capital and surplus of not less than $500,000,000. Upon the acceptance of any appointment as an Agent, Lead Arranger and/or Issuing Bank, as applicable, hereunder by a successor Agent, Lead Arranger and/or Issuing Bank, as the case may be, such successor Agent, Lead Arranger and/or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, Lead Arranger and/or Issuing Bank, and the retiring Agent, Lead Arranger and/or Issuing Bank shall be discharged from its duties and obligations hereunder. After any retiring Agent's, Lead Arranger's and/or Issuing Bank's resignation hereunder as Agent, Lead Arranger and/or Issuing Bank, the provisions of this
Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Lead Arranger and/or Issuing Bank; provided, that if no successor agent, lead arranger and/or issuing bank has accepted appointment by the date that is 30 days following a retiring Agent's, Lead Arranger's and/or Issuing Bank's notice of resignation, the retiring Agent's, Lead Arranger's and/or Issuing Bank's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent, Lead Arranger and/or Issuing Bank hereunder until such time, if any, as the Required Lenders appoint a successor agent, lead arranger or issuing bank as provided above.

         Section 8.09 Authorization. The Administrative Agent, the Lead Arrangers and the Issuing Bank are hereby authorized by the Lenders to execute, deliver and perform each of the Transaction Documents to which they (whether as "Administrative Agent", "Issuing Bank", "Secured Party", "Grantee" or "Mortgagee") are or are intended to be a party and each Lender agrees to be bound by all of the agreements of the Administrative Agent and the Issuing Bank respectively, contained in the Transaction Documents. The Administrative Agent, the Lead Arrangers is hereby authorized by the Lenders to execute, deliver and perform the Intercreditor Agreement and each Lender agrees to be bound by all of the agreements of the Administrative Agent contained in the Intercreditor Agreement.

         Section 8.10 Documentation Agents; Syndication Agent. Nothing in this Agreement shall create or impose on any Documentation or Syndication Agent, in each case in such capacity, any duty, obligation or responsibility whatsoever to any Person.


                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.01 Notices. All notices, requests and other communications to the Borrower or any Secured Party shall be in writing (including bank wire, cable, telex, telecopy or similar teletransmission or writing) and shall be given to such party at its address, or telex, cable or telecopy number set forth on Annex II hereto or such other address or telecopy number as such party may hereafter specify by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telecopy, when


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such telecopy is transmitted to the telecopy number specified in Annex II and receipt thereof is confirmed in writing, or (ii) if given by any other means (including, without limitation, by air courier), when delivered at the address specified in Annex II.

         Section 9.02 Amendments, Etc. No amendment or waiver of any provision of any Financing Document, nor consent to any departure by any Credit Party or OPMW Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Administrative Agent or Issuing Bank, as the case may be, or if the Lenders shall not be parties thereto, by the parties thereto and consented to by the Required Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, any amendment, waiver or consent with respect to Section 5.31 hereof shall be effective upon the vote of the Lenders and the OPNY Lenders as expressly provided therein; and provided, further, that, no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:
(i) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (ii) reduce the principal of, or interest on, the Notes or any Fees hereunder, (iii) postpone any date fixed for any payment in respect of scheduled principal of, or interest on, the Notes or any Fees hereunder, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number or identity of the Lenders which shall be required for the Lenders or any of them to take any action hereunder, (v) postpone the date fixed for reimbursement of any ConEd Letter of Credit Disbursement or any Operational Letter of Credit Disbursement, (vi) amend or waive Sections 9.02, 9.04 or the definitions of the terms used in such Sections under any Financing Document insofar as the definitions affect the substance of such Sections, (vii) consent to the assignment or other transfer by any Credit Party or OPMW Credit Party of any of its rights and obligations under any Financing Document, (viii) release any Collateral (other than a release resulting from changes in the Financing Documents which constitute or otherwise result in alterations in Permitted Distributions, changes or amendments to reserve requirements (and associated requirements to maintain and replenish such reserves) to effect prepayments of Obligations, changes to permit cash collateralization of Contractual Obligations of the Borrower Entities and otherwise as expressly contemplated under the Financing Documents) or any Guarantee, (ix) extend the Working Capital Loan Availability Period, or (x) subordinate the Loans to any other Indebtedness; and provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent or the Issuing Bank under any Financing Document shall in any event be effective, unless in writing and signed by the Administrative Agent or the Issuing Bank, as the case may be, in addition to the Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.08). For the avoidance of doubt, the parties confirm that any amendment, waiver or consent with respect to Section 7.16 shall be effective upon the vote of the Required Lenders. In addition, the Borrower, the Lead Arrangers, the Lenders and the Swap Banks hereby authorize the Administrative Agent to modify this Agreement by amending or supplementing Annexes I and II from time to time in the manner requested by the Borrower, the Administrative Agent or any other Secured Party and otherwise in accordance with the terms of this Agreement; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Secured Party.




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         Section 9.03 No Waiver; Remedies Cumulative. No failure or delay on the part of any Secured Party or any holder of a Note in exercising any right or remedy under any Financing Document and no course of dealing between the Borrower and any Secured Party or the holder of any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under any Financing Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Secured Parties or the holder of any Note would otherwise have. No notice to or demand on the Borrower not required under any Financing Document shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Party or the holder of any Note to any other or further action in any circumstances without notice or demand.

         Section 9.04 Payment of Expenses and Indemnification(a) . The Borrower shall:

                  (i) promptly reimburse each Agent, the Issuing Bank and each Lead Arranger for all of such Person's reasonable costs and expenses (including, without limitation, (A) the reasonable fees and disbursements of legal counsel, (B) reasonable out-of-pocket expenses of its personnel, (C) other reasonable legal, appraisal, environmental, audit, consulting, filing fees and expenses and (D) all reasonable fees, taxes, assessments and duties (to the extent such taxes, assessments and duties are required to be paid under Article II of this Agreement)) incurred by it in connection with the due diligence, negotiation, preparation, review, execution, delivery, interpretation, administration or syndication of this Agreement and the Loans made thereunder, the other Transaction Documents and the transactions contemplated hereby and thereby;

                  (ii) promptly reimburse each Swap Bank for all reasonable costs and expenses (including, without limitation, (A) the reasonable fees and disbursements of legal counsel, (B) reasonable out-of-pocket expenses of its personnel and (C) all reasonable fees, taxes, assessments and duties (to the extent such taxes, assessments and duties are required to be paid under Article II of this Agreement)) reasonably incurred by it in connection with the negotiation, preparation, review, execution, delivery, administration, collection, enforcement, termination or unwinding of any Interest Hedge Contract;

                  (iii) promptly pay all out-of-pocket costs and other reasonable expenses of the Secured Parties (both before and after the execution hereof) in connection with protecting or perfecting the security interest in the Collateral or in connection with any matters contemplated by or arising out of this Agreement or any of the Financing Documents, whether (a) to prepare, negotiate or execute any amendment to, modification of or extension of this Agreement or any other Financing Document, (b) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings necessary to protect the rights of the Secured Parties under any of the Financing Documents, (c) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) necessary to protect the rights of the Secured Parties under any of the Financing Documents, (d) to protect, collect, lease, sell, take possession of, release or liquidate any of the Collateral or (e) to attempt to enforce any



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         security interest in any of the Collateral, or to enforce any rights of the Administrative Agent to collect any of the Obligations, including all reasonable fees and expenses of attorneys and paralegals (including reasonable charges for inside counsel), and, in the case of enforcement, pay such costs and expenses for any of the Secured
         Parties;

                  (iv) indemnify each Secured Party, its officers, directors, employees, representatives, agents, affiliates and advisors (each an "Indemnified Person") from, and hold each of them harmless against, any and all costs, losses, liabilities, claims, damages or expenses incurred by any Indemnified Person of any kind or nature whatsoever (including, without limitation, any such costs, losses, liabilities, claims, damages or expenses of such Indemnified Person (whether or not a party) arising out of or by reason of any investigation, litigation or other proceeding) relating to any actual or proposed use by any Borrower Entity of any Letter of Credit or the proceeds of any of the Loans or any Credit Party's or OPMW Credit Party's entering into and performing of this Agreement or any of the other Financing Documents and the Transaction Documents, together with the reasonable fees and disbursements of attorneys and paralegals (including reasonable charges for inside counsel) incurred in connection with any of the foregoing; provided that the Borrower shall have no obligation to an Indemnified Person hereunder with respect to any of the foregoing to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person; and

                  (v) indemnify each Indemnified Person from, and hold each Indemnified Person harmless against, any and all costs, losses, liabilities, claims, damages or expenses incurred by any of them resulting from (x) any past, present or future storage, holding, existence, release, emission discharge, generation, abatement, disposition, handling or transportation by, any Borrower Entity, or their agents, employees and representatives of any Hazardous Materials or (y) any past, present or future violation of, failure to comply fully with or requirement to comply with any Environmental Law by any Borrower Entity, or their agents, employees and representatives, in each case together with the reasonable fees and disbursements of attorneys and paralegals (including reasonable charges for inside counsel) incurred in connection with any of the foregoing; provided, that the Borrower shall have no obligation to an Indemnified Person hereunder with respect to any of the foregoing to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person.

         (b) If and to the extent that the obligations of the Borrower under this Section 9.04 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Requirement of Law. The Borrower's obligations under this Section 9.04 shall survive any termination of this Agreement and the payment of the Notes.

         (c) This Section 9.04 is not intended to include obligations of Sponsor under the OPH Membership Interest Pledge Agreement.

         Section 9.05 Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or other holder of a Note may have under applicable Requirement of Law, each Lender or other holder of a Note shall, upon the occurrence and during the continuance of



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any Event of Default and whether or not such Lender or such holder has made any demand or the Obligations of the Borrower are matured, have the right to appropriate and apply to the payment of the Obligations of the Borrower all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender or other holder, whether or not related to this Agreement or any transaction hereunder. Any amount received as a result of the exercise of such rights shall be re-allocated among the Lenders as set forth in Section 2.13 and the Borrower shall receive prompt notice thereof from the Administrative Agent; provided, that any failure by the Administrative Agent to provide such notice shall in no way affect the rights of any Lender or other holder of a Note under this Section 9.05.

         Section 9.06 Benefit of Agreement; Assignments and Participations.

         (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign or transfer any of its interest hereunder without the prior written consent of the Lenders.

         (b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

         (c) Each Lender may assign (with the consent of the Administrative Agent, if such proposed assignment is not to an existing Lender or an Affiliate of an existing Lender, such consent not to be unreasonably withheld, conditioned or delayed, after consultation with the Borrower) to one or more banks or other entities all or a portion of its rights and obligations under this Agreement, the Notes and the Letters of Credit; provided that (i) no such assignment shall be for less than $5,000,000 of such Lender's Commitments or Loans, as the case may be, and (ii) each assignment shall be of a pro rata portion of such Lender's Commitments or Loans. Upon such execution, delivery and acceptance, from and after the effective date (the "Effective Date") of such Assignment and Acceptance (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to and assumed by it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

         (d) By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes, the Letters of Credit or any other instrument or document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or



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any other Credit Party or OPMW Credit Party or the performance or observance by the Borrower or any other Credit Party or OPMW Credit Party of any of its obligations under this Agreement, any other Financing Document or Transaction Document or any other instrument or document furnished pursuant hereto or thereto, (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 5.10 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the Lead Arrangers, the Agents, the Issuing Bank, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

         (e) The Administrative Agent shall maintain at its address referred to in Section 9.01 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each Secured Party may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by the Borrower, the Issuing Bank or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with the Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit O hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Issuing Bank and the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of such assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or Commitments hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment or Commitments retained by it hereunder. Such new Note or Notes shall re-evidence the indebtedness outstanding under the old Notes or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Note or Notes subject to such assignments.

         (g) Each Lender may sell participations (without the consent of the Administrative Agent, the Issuing Bank, the Borrower or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it and the participations in the Letters of Credit held by it); provided that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Loans in which such participant is participating,
(B) reduce the amount of any installment of principal of the Loans in which such participant is participating, (C) reduce the interest rate applicable to the Loans in which such participant is participating, (D) reduce any fees payable hereunder, or (E) release all or substantially all of the Collateral.

         (h) Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States of America or of any state.

         (i) Any Lender may at any time assign all or any portion of its rights under this Agreement and the other Financing Documents to the Federal Reserve Bank of the United States; provided, that any payment in respect of such assigned rights made by the Borrower to the assigning Lender in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned rights to the extent of such payment. No such assignment shall release the assignor Lender from its obligations hereunder.

         (j) After the completion of the primary and general syndication of the Loans described herein, each transferor Lender shall pay the Administrative Agent a fee of $3,500.00 for processing each assignment made pursuant to this
Section 9.06.

         Section 9.07 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Waiver of Damages.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE BORROWER AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS

(AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

         (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, THE BORROWER AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE BORROWER AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (c) THE BORROWER AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (d) THE BORROWER AND THE SECURED PARTIES EACH WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

         (e) THE BORROWER HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 440 9TH AVENUE, 5TH FLOOR, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF THE BORROWER TO RECEIVE, FOR AND ON BEHALF OF THE BORROWER, SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE NOTES, THE OTHER FINANCING DOCUMENTS OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO THE BORROWER AT ITS ADDRESS SET FORTH IN ANNEX II HERETO IN

ACCORDANCE WITH SECTION 9.01. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

         (f) NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO (I) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (II) TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY, IN EITHER CASE, SOLELY AS PERMITTED IN SUBSECTION (C) OF THIS SECTION 9.07.

         Section 9.08 Nonliability of Administrative Agent and Lenders. The relationship between the Borrower and the Secured Parties shall be solely that of borrower and lender. No Secured Party shall have any fiduciary responsibilities to the Borrower. No Secured Party undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

         Section 9.09 Marshalling; Recapture. No Secured Party shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Secured Party receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Secured Party as of the date such initial payment, reduction or satisfaction occurred.

         Section 9.10 Independent Nature of Lenders' Rights. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, except as otherwise provided in any Financing Document, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

         Section 9.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         Section 9.12 Effectiveness. This Agreement shall become effective as of the date hereof; provided, that, all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.01 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

         Section 9.13 Survival of Indemnities and Representations and Warranties. All indemnities set forth herein and all representations and warranties made herein and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Notes, the Letters of Credit and the other Financing Documents and the making and repayment of the Loans and the expiration or cancellation of all Letters of Credit.

         Section 9.14 Severability. In case any provision in or obligation under this Agreement or the Notes or the other Financing Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         Section 9.15 Headings Descriptive. The headings of the several sections and subsections of this Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         Section 9.16 Limitation of Recourse. The obligations of the Borrower hereunder and under the other Financing Documents are obligations solely of the Borrower (other than as expressly assumed by any Credit Party or OPMW Credit Party pursuant to any Financing Document) and shall not constitute a debt or obligation of any direct or indirect partner, shareholder or other equity owner of the Borrower or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by the Borrower under this Agreement or the other Financing Documents, and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by the Borrower evidenced by this Agreement or the other Financing Documents. No property or assets of any Non-Recourse Party, other than as provided in the Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against the Borrower with respect to this Agreement or the other Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party, OPMW Credit Party or any other Non-Recourse Party (a) in accordance with the terms of any Transaction Document or Financing Document creating such liabilities and obligations to which such Credit Party, OPMW Credit Party or Non-Recourse Party is a party, (b) arising from liability pursuant to applicable Requirements of Law for such Credit Party's, OPMW Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of Section 6.10 hereof.

         Section 9.17 Confidentiality. In connection with the negotiation and administration of this Agreement and the other Transaction Documents, Reliant and the Borrower have furnished and will from time to time furnish to the Lead Arrangers, the Administrative Agent, the Issuing Banks and the Lenders (each, a "Recipient") written information regarding Reliant, the Borrower and their respective Subsidiaries and other Affiliates (such information, other than any such information which (i) was publicly available, or otherwise known to the Recipient, at the time of disclosure, (ii) subsequently becomes publicly available other than through any act or omission by the Recipient or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Borrower, being hereinafter referred to as "Confidential Information"). The Recipient will not knowingly disclose any such Confidential Information to any third party (other than to the Recipient's legal counsel, governmental regulators, independent auditors and other professional advisors), and will take all reasonable steps to restrict access to such information in a manner designed to maintain the confidential nature of such information, in each case until such time as the same ceases to be Confidential Information or as the Borrower may otherwise instruct. It is understood, however, that the foregoing will not restrict the Recipient's ability to freely exchange such Confidential Information with its Affiliates or with prospective participants in or assignees of the Recipient's position herein, but the Recipient's ability to so exchange Confidential Information shall be conditioned upon any such Affiliate's or prospective participant's (as the case may be) entering into an agreement as to confidentiality similar to this Section 9.17. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (1) by a regulatory agency or otherwise in connection with an examination of the Recipient's records by appropriate authorities, (2) pursuant to court order, subpoena or other legal process, (3) otherwise as required by law, or (4) in order to protect such Recipient's interests or its rights or remedies hereunder or under the other Transaction Documents; in the event of any required disclosure under clause (2), (3) or (4), above, the Recipient agrees to use reasonable efforts to inform the Borrower as promptly as practicable to the extent not prohibited by law.



                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                    BORROWER:

                                    ORION POWER NEW YORK, L.P.,
                                    a Delaware limited partnership

                                    By:   Orion Power New York GP, Inc.,
                                          its general partner


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    LEAD ARRANGERS:
                                    --------------

                                    BANC OF AMERICA SECURITIES LLC,
                                    as Lead Arranger


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    BNP PARIBAS,
                                    as Lead Arranger


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    JOINT BOOK RUNNERS:
                                    ------------------

                                    BANK OF AMERICA SECURITIES LLC,
                                    as Joint Book Runner



                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    BNP PARIBAS,
                                    as Joint Book Runner


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    ISSUING BANK:
                                    ------------

                                    BANK OF AMERICA, N.A.,
                                    as Issuing Bank


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    SYNDICATION AGENT:
                                    -----------------

                                    BNP PARIBAS,
                                    as Syndication Agent


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    DOCUMENTATION AGENTS:
                                    --------------------

                                    UNION BANK OF CALIFORNIA, N.A.,
                                    as Documentation Agent


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    COBANK, ACB,
                                    as Documentation Agent


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    DEUTSCHE BANK AG NEW YORK BRANCH
                                    AND/OR CAYMAN ISLANDS BRANCH,
                                    as Documentation Agent


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    ADMINISTRATIVE AGENT:
                                    --------------------

                                    BANK OF AMERICA, N.A.,
                                    as Administrative Agent



                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    LENDERS:

                                    BANK OF AMERICA, N.A.


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                   BNP PARIBAS


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    BAYERISCHE HYPO- UND VEREINSBANK
                                    AG, NEW YORK BRANCH


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    THE BANK OF NOVA SCOTIA


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    ABN AMRO BANK N.V.


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                   COBANK, ACB


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    DEUTSCHE BANK AG NEW YORK BRANCH
                                    AND/OR CAYMAN ISLANDS BRANCH


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    UNION BANK OF CALIFORNIA, N.A.


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    ING CAPITAL LLC


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    DZ BANK AG DEUTSCHE ZENTRAL-
                                    GENOSSENSCHAFTSBANK, FRANKFURT
                                    AM MAIN, NEW YORK BRANCH


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    FLEET NATIONAL BANK


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    DRESDNER BANK AG, NEW YORK AND
                                    GRAND CAYMAN BRANCHES


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    CIBC INC.


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    MIZUHO CORPORATE BANK, LTD


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    THE ROYAL BANK OF SCOTLAND PLC


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    BANK OF SCOTLAND


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    LLOYDS TSB BANK PLC


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    ABBEY NATIONAL TREASURY SERVICES PLC

                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    THE GOVERNOR AND COMPANY OF THE
                                    BANK OR IRELAND

                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                   NORDDEUTSCHE LANDESBANK GIROZENTRALE,
                                   NEW YORK/GRAND CAYMAN ISLANDS


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    SUMITOMO MITSUI BANKING CORPORATION


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    ERSTE BANK NEW YORK BRANCH

                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:


                                    LANDESBANK SCHLESWIG-HOLSTEIN
                                    GIROZENTRALE


                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:

                                                                       EXHIBIT A
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT



                                    [FORM OF]
                              ACQUISITION LOAN NOTE


U.S.$[Amount]                                                 NEW YORK, NEW YORK
                                                                OCTOBER 28, 2002


     ORION POWER NEW YORK, L.P., a limited partnership organized under the laws of the State of Delaware (the "Borrower"), FOR VALUE RECEIVED, hereby promises to pay to the order of ___________________________ (the "Payee"), at the office of Bank of America, N.A. (the "Administrative Agent") at 101 North Tryon Street, NC1-001-08-19, Charlotte, NC 28255, the principal sum of _____________________
DOLLARS ($____________) or if less, the aggregate unpaid principal amount of all Loans under this Acquisition Loan Note made by the Payee to the Borrower, on or before the Final Maturity Date and at the times and in the manner provided in the Credit Agreement (as defined below). All capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Credit Agreement.

     The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at the Administrative Agent's office from the date hereof until such principal amount shall be paid in full at the rates per annum which shall be determined in accordance with the provisions of Article II of the Amended and Restated Credit Agreement, dated as of October 28, 2002 (as such agreement may be amended, modified or supplemented from time to time, the "Credit Agreement"), among the Borrower, BANC OF AMERICA SECURITIES LLC, as a Lead Arranger and a Joint Book Runner, BNP PARIBAS, as a Lead Arranger and a Joint Book Runner, BNP PARIBAS, as Syndication Agent, UNION BANK OF CALIFORNIA, N.A., COBANK, ACB and DEUTSCHE BANK AG NEW YORK and/or CAYMAN ISLAND BRANCH, as Documentation Agents, BANK OF AMERICA, N.A., as Issuing Bank, the Administrative Agent, and each financial institution which is a signatory thereto or which may hereafter become an assignee pursuant to Section 9.06 of the Credit Agreement (collectively the "Lenders"), such interest to be payable at the times provided for in the Credit Agreement.

     This Acquisition Loan Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and of the other Financing Documents referred to therein and is subject to the other terms, conditions and provisions set forth therein. This Acquisition Loan Note is subject to prepayment, in whole or in part, as provided in the Credit Agreement. In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Acquisition Loan Note may, subject to provisions pertaining thereto in the Credit Agreement, be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

     The granting of participating interests by the Payee in, and the assignment or transfer by the Payee of, its rights in and to this Acquisition Loan Note and its Acquisition Loan Commitment are subject to the terms and conditions set forth in Section 9.06 of the Credit Agreement.

     All Loans made by the Payee and the Type of each thereof and all payments and prepayments made on account of the principal thereof may be recorded by the Payee on the schedule (or a continuation thereof) attached hereto, it being understood that failure by the Payee to make any such endorsement or any error therein shall not affect the obligations of the Borrower hereunder.

     The Borrower and any and all sureties, guarantors and endorsers of this Acquisition Loan Note and all other parties now or hereafter liable hereon, severally waive grace (except grace provided pursuant to the express terms of the Credit Agreement or any other Financing Document), presentment for payment, protest, notice of any kind (including notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Acquisition Loan Note, (iii) to the release of any party primarily or secondarily liable hereon and (iv) that it will not be necessary for the Administrative Agent or any Lenders, in order to enforce payment of this Acquisition Loan Note, to first institute or exhaust their remedies against the Borrower or any other party liable therefor or against any security for this Acquisition Loan Note. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

     This Acquisition Loan Note is an amendment and restatement of the Acquisition Loan Note in the amount of $[ ] made by the Borrower to the Payee,
dated [            ], 1999 (the "Original Acquisition Loan Note"). It is the
intention of the Borrower and the Payee that this Acquisition Loan Note amend, restate, extend and renew the terms and conditions of the Original Acquisition Loan Note, and is not intended to be a novation or discharge of the obligations of the Borrower thereunder.

       This Acquisition Loan Note shall be governed by and interpreted in accordance with the laws of the State of New York other than any such laws that would apply the laws of another jurisdiction, except to the extent that the laws of another jurisdiction are mandatorily applicable.


                                           ORION POWER NEW YORK, L.P.

                                           By: Orion Power New York GP, Inc.,
                                           its general partner



                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                                                       EXHIBIT B
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT




                                    [FORM OF]
                            WORKING CAPITAL LOAN NOTE


U.S. $[Amount]                                                NEW YORK, NEW YORK
                                                                OCTOBER 28, 2002


         ORION POWER NEW YORK, L.P., a limited partnership organized under the laws of the State of Delaware (the "Borrower"), FOR VALUE RECEIVED, hereby promises to pay to the order of ___________________________ (the "Payee"), at the office of Bank of America, N.A. (the "Administrative Agent") at 101 North Tryon Street, NC1-001-08-19, Charlotte, NC 28255, the principal sum of _____________________ DOLLARS ($____________) or if less, the aggregate unpaid principal amount of all Loans under this Working Capital Note made by the Payee to the Borrower, on or before the Final Maturity Date and at the times and in the manner provided in the Credit Agreement (as defined below). All capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Credit Agreement.

         The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at the Administrative Agent's office from the date hereof until such principal amount shall be paid in full at the rates per annum which shall be determined in accordance with the provisions of Article II of the Amended and Restated Credit Agreement, dated as of October 28, 2002 (as such agreement may be amended, modified or supplemented from time to time, the "Credit Agreement"), among the Borrower, BANC OF AMERICA SECURITIES LLC, as a Lead Arranger and a Joint Book Runner, BNP PARIBAS, as a Lead Arranger and a Joint Book Runner, BNP PARIBAS, as Syndication Agent, UNION BANK OF CALIFORNIA, N.A., COBANK, ACB and DEUTSCHE BANK AG NEW YORK and/or CAYMAN ISLAND BRANCH, as Documentation Agents, BANK OF AMERICA, N.A., as Issuing Bank, the Administrative Agent, and each financial institution which is a signatory thereto or which may hereafter become an assignee pursuant to Section 9.06 of the Credit Agreement (collectively the "Lenders"), such interest to be payable at the times provided for in the Credit Agreement.

         This Working Capital Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and of the other Financing Documents referred to therein and is subject to the other terms, conditions and provisions set forth therein. This Working Capital Note is subject to prepayment, in whole or in part, as provided in the Credit Agreement. In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Working Capital Note may, subject to provisions pertaining thereto in the Credit Agreement, be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

         The granting of participating interests by the Payee in, and the assignment or transfer by the Payee of, its rights in and to this Working Capital Note and its Working Capital Commitment are subject to the terms and conditions set forth in Section 9.06 of the Credit Agreement.

         All Loans made by the Payee and the Type of each thereof and all payments and prepayments made on account of the principal thereof may be recorded by the Payee on the schedule (or a continuation thereof) attached hereto, it being understood that failure by the Payee to make any such endorsement or any error therein shall not affect the obligations of the Borrower hereunder.

         The Borrower and any and all sureties, guarantors and endorsers of this Working Capital Note and all other parties now or hereafter liable hereon, severally waive grace (except grace provided pursuant to the express terms of the Credit Agreement or any other Financing Document), presentment for payment, protest, notice of any kind (including notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Working Capital Note, (iii) to the release of any party primarily or secondarily liable hereon and (iv) that it will not be necessary for the Administrative Agent or any Lenders, in order to enforce payment of this Working Capital Note, to first institute or exhaust their remedies against the Borrower or any other party liable therefor or against any security for this Working Capital Note. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

         This Working Capital Note is an amendment and restatement of the Working Capital Note in the amount of $[ ] made by the Borrower to the Payee, dated [ ], 1999 (the "Original Working Capital Note"). It is the intention of the Borrower and the Payee that this Working Capital Note amend, restate, extend and renew the terms and conditions of the Original Working Capital Note, and is not intended to be a novation or discharge of the obligations of the Borrower thereunder.

         This Working Capital Note shall be governed by and interpreted in accordance with the laws of the State of New York other than any such laws that would apply the laws of another jurisdiction, except to the extent that the laws of another jurisdiction are mandatorily applicable.


                                        ORION POWER NEW YORK, L.P.

                                        By:  Orion Power New York GP, Inc.,
                                        its general partner



                                        By:_________________________________
                                           Name:
                                           Title:

                                                                       EXHIBIT D
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT


                                FORM OF NOTICE OF
                              WORKING CAPITAL LOAN


                                NOTICE OF WORKING
                            CAPITAL LOAN NO._________


                                                       __________________, 200__


         Pursuant to Section 2.03(b) of the Amended and Restated Credit Agreement entered into as of October 28, 2002 (the "Credit Agreement"), among ORION POWER NEW YORK, L.P., a Delaware limited partnership (the "Borrower"), BANC OF AMERICA SECURITIES LLC, as a Lead Arranger and a Joint Book Runner, BNP PARIBAS, as a Lead Arranger and a Joint Book Runner, BNP PARIBAS, as Syndication Agent, UNION BANK OF CALIFORNIA, N.A., COBANK, ACB and DEUTSCHE BANK AG NEW YORK and/or CAYMAN ISLAND BRANCH, as Documentation Agents, BANK OF AMERICA, N.A., as Issuing Bank, BANK OF AMERICA, N.A., as Administrative Agent, and each financial institution which is a signatory thereto or which may hereafter become an assignee pursuant to Section 9.06 of the Credit Agreement, as a Lender, the Borrowers hereby give notice of their desire to borrow a Working Capital Loan in accordance with the terms set forth below (all capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Credit Agreement):

                  (i) The date of the Working Capital Loan shall be ____________ (the "Borrowing Date") [the date inserted must be a Business Day and not less than three (3) Business Days from the date hereof].

                  (ii) The principal amount of the Working Capital Loan shall be ______________________________ DOLLARS ($___________).

                  (iii) The proceeds of the Working Capital Loan are to be disbursed by wire transfer on the Borrowing Date as follows:

                           Orion Power New York, L.P.
                                     [Bank]
                                    [Address]

                          Account No. ________________

                          ABA No. ____________________

                  (iv) The Working Capital Loan shall be a [LIBO][Base]Rate
         Loan.

                  (v) The initial Interest Period shall be [___________ months] [_________ days].* [Information to be provided in accordance with the definition of Interest Period in the Credit Agreement]

         This Notice of Working Capital Loan and acceptance by the Borrower of any proceeds of the Working Capital Loan shall constitute a representation and warranty that the statements set forth in Section 3.02(b) and (c) are true and correct both as of the date of this notice and as of the Borrowing Date.


                                          ORION POWER NEW YORK, L.P.

                                          By:  Orion Power New York GP, Inc.,
                                          its general partner


                                          By:_________________________________
                                             Name:
                                             Title:


--------
* Applicable only to Fixed Rate Loans.

                                                                       EXHIBIT E
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT

                                     FORM OF
                              NOTICE OF CONVERSION

                                                       _________________, ______

Bank of America, N.A., as Administrative Agent
101 North Tryon Street
NC1-001-08-19
Charlotte, NC  28255
Attention:  Laura S. Ryan

Ladies and Gentlemen:

         This Notice of Conversion (the "Notice of Conversion") is being provided pursuant to Section 2.04(a) of the Amended and Restated Credit Agreement, dated as of October 28, 2002 (the "Credit Agreement"), among ORION POWER NEW YORK, L.P., a Delaware limited partnership (the "Borrower"), BANC OF AMERICA SECURITIES LLC, as a Lead Arranger and a Joint Book Runner, BNP PARIBAS, as a Lead Arranger and a Joint Book Runner, BNP PARIBAS, as Syndication Agent, UNION BANK OF CALIFORNIA, N.A., COBANK, ACB and DEUTSCHE BANK AG NEW YORK and/or CAYMAN ISLAND BRANCH, as Documentation Agents, BANK OF AMERICA, N.A., as Issuing Bank and Administrative Agent, and each financial institution which is a signatory thereto or which may hereafter become an assignee pursuant to Section
9.06 of the Credit Agreement, as a Lender. Unless otherwise defined herein, all capitalized terms in this Notice of Conversion have the meanings assigned to those terms in the Credit Agreement. The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.04(a) of the Credit Agreement, that the Borrower requests a Conversion under the Credit Agreement, and in connection therewith sets forth below the information relating to such Conversion (the "Proposed Conversion") as required by Section 2.04(a) of the Credit Agreement:

     (i) The Business Day of the Proposed Conversion is ____________, ____. [the last day of the Interest Period then applicable to such loans and no sooner than the third Business Day following the date of this Notice of Conversion -- for Conversion into LIBO Rate Loans] [no sooner than the Business Day following the date of this Notice of Conversion -- for Conversion into Base Rate Loans]

     (ii) Each Loan to be Converted in the Proposed Conversion is a [LIBO Rate Loan][Base Rate Loan]. [The Interest Period applicable to such Loan is _____ month(s). - for Conversion from LIBO Rate Loans only]

     (iii) The Type of Loan to which each such Loan is to be Converted in the Proposed Conversion is a [LIBO Rate Loan][Base Rate Loan].

     (iv) [The initial Interest Period to be applicable to each Loan resulting from the Proposed Conversion shall be _____ month(s) -- for Conversion into LIBO Rate Loans only]

     (v) The aggregate principal amount of Loans (or portions thereof) proposed to be Converted in the Proposed Conversion is $___________.

         The Borrower's request for the Proposed Conversion is made in compliance with the definition of "Interest Period," Section 2.06 and Section
2.10 of the Credit Agreement; and

         In the case of a Conversion to LIBO Rate Loans, no Default or Event of Default has occurred and is continuing.

         The representations and warranties made by the Credit Parties under the Credit Agreement and in each other Financing Document to which each such Person is a party are true and correct in all material respects (both before and after giving effect to the Proposed Conversion) on and as of the date of the Proposed Conversion as though made on and as of the date of the Proposed Conversion, except to the extent that such representations and warranties relate to or were made solely with respect to the Restructuring Effective Date or another specific date, in which case such representations and warranties are true and correct in all material respects on and as of the Restructuring Effective Date or such other date.

         In the event of any conflict or inconsistency between the terms hereof and the terms in the Credit Agreement, the terms in the Credit Agreement shall be controlling.

         The undersigned hereby certifies that, as of the date hereof, the information herein is true and complete.

                                       ORION POWER NEW YORK, L.P.

                                       By:  Orion Power New York GP, Inc.,
                                       its general partner


                                       By: ___________________________________
                                           Name:
                                           Title:

                                                                       EXHIBIT F
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT


================================================================================




                           SECOND AMENDED AND RESTATED
                            DEPOSIT ACCOUNT AGREEMENT

                          Dated as of October 28, 2002

                                      among

                           ORION POWER NEW YORK, L.P.,

                        ERIE BOULEVARD HYDROPOWER, L.P.,

                      CARR STREET GENERATING STATION, L.P.,

                        ASTORIA GENERATING COMPANY, L.P.,

                                       and

                 BANK OF AMERICA, N.A., as Administrative Agent




================================================================================

                                TABLE OF CONTENTS

                                                                                                  Page
                                                                                                  ----
ARTICLE I DEFINITIONS...............................................................................2


ARTICLE II APPOINTMENT OF ADMINISTRATIVE AGENT; CREATION OF ACCOUNTS................................9

   Section 2.1    Appointment of Administrative Agent...............................................9
   Section 2.2    Existing Accounts.................................................................9
   Section 2.3    Holdco Accounts and Discontinuation of Accounts..................................11
   Section 2.4    Accounts as Collateral...........................................................12
   Section 2.5    Accounts and the Administrative Agent............................................13

ARTICLE III NOTICE REQUIREMENTS....................................................................13

   Section 3.1    Monthly Notice of Deposits and Withdrawals; Confirmation of Transfers............13
   Section 3.2    Notice of Monthly Operating Costs................................................13
   Section 3.3    Notice of Cash Collateral and Notice of Operational Prepayment...................14

ARTICLE IV DEPOSITS INTO ACCOUNTS..................................................................14

   Section 4.1    Deposit of Working Capital Advances..............................................14
   Section 4.2    Deposit of Revenues..............................................................14
   Section 4.3    Deposit of Extraordinary Proceeds................................................15
   Section 4.4    Deposit of Insurance Proceeds....................................................15
   Section 4.5    Deposit of Prepayment Amounts....................................................15
   Section 4.6    Information to Accompany Amounts Delivered to the Administrative Agent,
                  Deposits Irrevocable.............................................................15
   Section 4.7    Books of Account; Statements.....................................................16

ARTICLE V ALLOCATIONS FROM ACCOUNTS................................................................16

   Section 5.1    Allocations From the Subsidiary Revenue Accounts.................................16
   Section 5.2    Allocations From the Revenue Account.............................................16
   Section 5.3    Allocations from Operating Account...............................................22
   Section 5.4    Allocations From the Debt Service Account........................................22
   Section 5.5    Allocations From the Extraordinary Proceeds Account..............................23
   Section 5.6    Allocations from the Insurance Proceeds Account..................................23
   Section 5.7    Allocations From the Major Maintenance Reserve Account...........................23
   Section 5.8    Allocations From the Debt Service Reserve Account................................23
   Section 5.9    Allocations From the Prepayment Account..........................................24
   Section 5.10   Allocations From the O&M Reserve Account.........................................24
   Section 5.11   Payments To Secured Parties......................................................25
   Section 5.12   Defaults.........................................................................25

ARTICLE VI INVESTMENTS AND VALUATION...............................................................25

   Section 6.1    Investments......................................................................25
   Section 6.2    Income or Gain...................................................................26

                                                                                                  Page
                                                                                                  ----
   Section 6.3    Value............................................................................26
   Section 6.4    Taxes............................................................................26

ARTICLE VII APPLICATION OF INSURANCE PROCEEDS......................................................26

   Section 7.1    Insurance Failure................................................................26

ARTICLE VIII REPRESENTATIONS AND WARRANTIES........................................................28

   Section 8.1    Representations and Warranties...................................................28

ARTICLE IX COVENANTS...............................................................................29

   Section 9.1    Covenants........................................................................29

ARTICLE X ADMINISTRATIVE AGENT.....................................................................30

   Section 10.1   Administrative Agent Appointment.................................................30
   Section 10.2   Ambiguity or Inconsistency in Security Documents with Proposed Actions...........31
   Section 10.3   Right and Duties.................................................................31

ARTICLE XI EXERCISE OF RIGHTS UNDER SECURITY DOCUMENTS.............................................31

   Section 11.1   Actions Upon an Event of Default.................................................31
   Section 11.2   Administration of Collateral.....................................................31
   Section 11.3   Application of Proceeds After Acceleration.......................................32

ARTICLE XII INDEMNIFICATION........................................................................33

   Section 12.1   Indemnification From Borrower....................................................33

ARTICLE XIII MISCELLANEOUS.........................................................................33

   Section 13.1   Agreement for Benefit of Parties Hereto..........................................33
   Section 13.2   No Warranties....................................................................34
   Section 13.3   Reimbursement of Expenses........................................................34
   Section 13.4   Severability.....................................................................34
   Section 13.5   Notices..........................................................................34
   Section 13.6   Successors and Assigns...........................................................34
   Section 13.7   Counterparts.....................................................................34
   Section 13.8   GOVERNING LAW....................................................................34
   Section 13.9   No Impairments of Other Rights...................................................35
   Section 13.10  Amendment; Waiver................................................................35
   Section 13.11  Separate Liability...............................................................35
   Section 13.12  Incumbency Certificates; Authorized Persons......................................35
   Section 13.13  Headings.........................................................................35
   Section 13.14  Termination; Release.............................................................35
   Section 13.15  Entire Agreement.................................................................36
   Section 13.16  Limitation of Liability..........................................................36

Exhibit A         Form of Monthly Notice of Deposits and Withdrawals
Exhibit B         Form of Notice of Monthly Operating Costs
Exhibit C         Form of Notice of Cash Collateral

     This SECOND AMENDED AND RESTATED DEPOSIT ACCOUNT AGREEMENT (this "Agreement"), dated as of October 28, 2002, among ORION POWER NEW YORK, L.P., a Delaware limited partnership (the "Borrower"), ERIE BOULEVARD HYDROPOWER, L.P., a Delaware limited partnership ("Erie Boulevard"), CARR STREET GENERATING STATION, L.P., a Delaware limited partnership ("Carr Street Generating") ASTORIA GENERATING COMPANY, L.P., a Delaware limited partnership ("Astoria Generating") and BANK OF AMERICA, N.A., as administrative agent under the Credit Agreement referred to below (in such capacity, together with its successors, the "Administrative Agent").

                                    RECITALS

     WHEREAS, the Borrower has entered into a Credit Agreement, dated as of July 28, 1999 (as the same has been amended, supplemented or otherwise modified from time to time prior to the date hereof, the "Original Credit Agreement"), with the Administrative Agent, Banc of America Securities LLC, as a lead arranger, BNP Paribas, as a lead arranger, Bank of America, N.A., as the issuer of the letters of credit referred to therein (the "Issuing Bank") and the Lenders named on the signature pages thereto and from time to time parties thereto (the "Original Lenders"), pursuant to which the Lenders made available credit facilities to the Borrower to finance a portion of the purchase price of the Portfolio Assets (as defined in the Original Credit Agreement) and to provide working capital availability to the Borrower;

     WHEREAS, it was a condition precedent to the obligation of the Lenders to make their respective Advances under the Original Credit Agreement that the Borrower, Erie Boulevard and Carr Street Generating shall have executed and delivered the Deposit Account Agreement, dated as of July 28, 1999, among the Borrower, Erie Boulevard, Carr Street Generating and Bank of America, N.A., as Administrative Agent (the "Original Deposit Account Agreement");

     WHEREAS, the Original Credit Agreement has been amended and restated in its entirety pursuant to that certain Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (the "Credit Agreement"), among the Borrower, the Administrative Agent, Banc of America Securities LLC and BNP Paribas, as lead arrangers (the "Lead Arrangers") and joint book runners, the Issuing Bank, BNP Paribas, as syndication agent (the "Syndication Agent"), Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents (the "Documentation Agents") and the lenders named on the signature page thereof (together with the lenders from time to time party thereto, the "Lenders");

     WHEREAS, the Borrower, Erie Boulevard, Carr Street Generating, Astoria Generating and the Administrative Agent entered into that certain Amended and Restated Deposit Account Agreement, dated as of April 26, 2000 (the "Existing Deposit Account Agreement"), amending and restating the Original Deposit Account Agreement in its entirety;

     WHEREAS, on the Astoria Generating Effective Date (as defined in the Credit Agreement), Astoria Generating executed and delivered the Supplemental Agreement, dated as of August 19, 1999, by and between Astoria Generating and the Administrative Agent pursuant to which it became a party to the Original Deposit Account Agreement;

     WHEREAS, as a result of the merger among Reliant, Reliant Merger Sub and the Sponsor, the Borrower is an indirect, wholly-owned subsidiary of Reliant;

     WHEREAS, as of the date hereof, the Borrower is an indirect, wholly-owned subsidiary of Holdco;

     WHEREAS, the Borrower is the 99% limited partner in each of Erie Boulevard, Carr Street Generating and Astoria Generating, and each such Borrower Subsidiary is the owner and operator of a portion of the Portfolio Assets;

     WHEREAS, the Existing Accounts were established, maintained and operated pursuant to the Original Deposit Account Agreement and the Existing Deposit Account Agreement; and

     WHEREAS, the Credit Agreement contemplates the execution, delivery and implementation of this Agreement to provide, among other things, for the establishment, if necessary, and the continued maintenance and operation of the Accounts defined herein pursuant to the terms hereof.

     NOW THEREFORE, in consideration of foregoing and of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to amend and restate the Existing Deposit Account Agreement in its entirety to read as follows:

                                    ARTICLE I

                                   DEFINITIONS

     As used in this Agreement the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa). All capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement or the Holdco Deposit Account Agreement.

     "Account Collateral" shall have the meaning ascribed thereto in Section
2.4.

     "Accounts" shall have the meaning ascribed thereto in Section 2.3.

     "Actual Operating Costs" shall mean, for any period, the amount of funds actually expended by a Person in respect of Operating Costs.

     "Administrative Agent" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

     "Administrative Agent Claims" shall mean all obligations of the Borrower, now or hereafter existing, to pay the reasonable fees, costs, expenses and other amounts payable to the Administrative Agent under the Financing Documents and any instruments or documents executed and delivered pursuant thereto.

     "Agreement" shall mean this Deposit Account Agreement, as it may be amended, modified or supplemented from time to time hereafter.

     "Allowance Purchase" shall mean any purchase of an Allowance as permitted by and in accordance with the terms of the Credit Agreement.

     "Allowance Purchase Reserve Account" shall have the meaning ascribed thereto in the Holdco Deposit Account Agreement.

     "Allowance Purchase Shortfall Amount" shall mean, as of any date of determination, an amount equal to (i) $7,900,000 minus (ii) the sum of all distributions made pursuant to Section 5.2(n) prior to such date of determination.

     "Astoria Generating Operating Account" shall have the meaning ascribed thereto in Section 2.2(a).

     "Astoria Generating Revenue Account" shall have the meaning ascribed thereto in Section 2.2(a).

     "Borrower" has the meaning assigned to that term in the first paragraph of this Agreement.

     "Borrower Subsidiary" shall mean any of Erie Boulevard, Carr Street Generating and Astoria Generating.

     "Carr Street Generating Operating Account" shall have the meaning ascribed thereto in Section 2.2(a).

     "Carr Street Generating Revenue Account" shall have the meaning ascribed thereto in Section 2.2(a).

     "Credit Agreement" shall have the meaning set forth in the preamble to this Agreement.

     "Daily Prepayment Amount" shall equal $137,000.

     "Debt Service Account" shall have the meaning ascribed thereto in Section 2.2(a).

     "Debt Service Reserve Account" shall have the meaning ascribed thereto in
Section 2.2(a).

     "Debt Service Reserve Requirement Shortfall" shall mean, as of any date, the amount by which the Debt Service Reserve Requirement exceeds the amount of funds on deposit in the Debt Service Reserve Account on such date.

     "Debt Service Shortfall Amount" shall have the meaning ascribed thereto in
Section 5.8(a).

     "Designated Office" shall mean the office of the Administrative Agent located at the address set forth below its signature hereto, or at such other address as may be designated by the Administrative Agent in a notice to the Borrower.

     "Distribution Account" shall have the meaning ascribed thereto in Section 2.2(a).

     "Equity Proceeds Account" shall have the meaning ascribed thereto in
Section 2.2(a).

     "Erie Boulevard Operating Account" shall have the meaning ascribed thereto in Section 2.2(a).

     "Erie Boulevard Revenue Account" shall have the meaning ascribed thereto in
Section 2.2(a).

     "Excess Cash Flow" shall mean, as of any date, any amounts on deposit in the Revenue Account after all allocations therefrom shall have been made in accordance with clauses (a) through (p) of Section 5.2 below on such date.

     "Existing Accounts" shall have the meaning set forth in Section 2.2(a).

     "Extraordinary Proceeds Account" shall have the meaning ascribed thereto in
Section 2.2(a).

     "Holdco" shall mean Orion Power Capital, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Sponsor.

     "Holdco Deposit Account Agreement" shall mean that certain Deposit Account Agreement, dated as of even date herewith, between Holdco and the Administrative Agent (for the benefit of the Secured Parties) and the OPMW Administrative Agent (for the benefit of the OPMW Secured Parties).

     "Holdco Distribution" shall mean the funds deposited into the Revenue Account by Holdco on any Holdco Distribution Date.

     "Holdco Distribution Date" shall mean any date during any Transfer Period on which Holdco makes a deposit into the Revenue Account in accordance with the Holdco Deposit Account Agreement.

     "Insurance Proceeds Account" shall have the meaning ascribed thereto in
Section 2.2(a).

     "Loan Proceeds Account" shall have the meaning ascribed thereto in Section 2.2(a).

     "Loan Proceeds Sub-Account" shall mean the Astoria Generating Loan Proceeds Sub-Account, the Erie Boulevard Loan Proceeds Sub-Account or the Carr Street Generating Loan Proceeds Sub-Account, as the context requires.

     "Local Operating Account" shall mean those bank accounts set forth on
Schedule I hereto into which the account holder thereof, from time to time, transfer funds from its respective Operating Account.

     "Major Maintenance Reserve Account" shall have the meaning ascribed thereto in Section 2.2(a).

     "Notice of Cash Collateral" shall mean a notice of the Borrower to the Administrative Agent in the form of Exhibit C hereto (i) requesting Cash Collateral, (ii) setting forth the aggregate amount of such Cash Collateral, and requesting that the Administrative Agent pay such amount to the Operating Account, and (iii) certifying that all the conditions for obtaining Cash Collateral as set forth in Section 6.07(c) of the Credit Agreement have been met.

     "Notice of Monthly Deposits and Withdrawals" shall have the meaning ascribed thereto in Section 3.1.

     "Notice of Monthly Operating Costs" shall have the meaning ascribed thereto in Section 3.2.

     "Notice of Operational Prepayment" shall mean a notice from the Borrower to the Administrative Agent in the form of Exhibit D hereto (i) requesting an Operational Prepayment, (ii) setting forth the aggregate amount of such Operational Prepayment, and requesting that the Administrative Agent pay such amount to the Operating Account, and (iii) certifying that all the conditions for such payment set forth in Section 6.07(b) of the Credit Agreement thereof have been met.

     "O&M Reserve Account" shall have the meaning ascribed thereto in Section 2.2(a).

     "O&M Reserve Requirement" shall mean $6,000,000.

     "O&M Reserve Requirement Shortfall" shall mean, as of any date the amount by which the O&M Reserve Requirement exceeds the amount on deposit in the O&M Reserve Account on such date.

     "Officer's Certificate" shall mean a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent as required from time to time hereby.

     "Operating Account" shall have the meaning ascribed thereto in Section 2.2(a).

     "Operating Distribution Notices" shall mean Notices of Monthly Operating Costs, Notices of Cash Collateral and Notices of Operational Prepayments issued by the applicable Borrower Entity pursuant to any of Section 5.2(b)(i), (ii) or
(iii).

     "Operational Prepayment" shall mean any prepayment of an Operating Cost as permitted by Section 6.07(b) of the Credit Agreement. For the avoidance of doubt, any prepaid Operating Cost shall be counted as an Operating Cost as of the date of payment.

     "Operator Labor Expenses" shall mean the collective reference to the OPOS Astoria Labor Expenses, the OPOS Carr Street Labor Expenses and the OPOS Cold Water Labor Expenses.

     "OPMW Administrative Agent" shall have the meaning ascribed thereto in the Intercreditor Agreement.

     "OPMW Deposit Account Agreement" shall mean that certain Second Amended and Restated Deposit Account Agreement, dated as of the Restructuring Effective Date, among OPMW, Twelvepole Creek, LLC, and Bank of America, N.A., as administrative agent.

     "OPOS Astoria Labor Expenses" shall mean those amounts payable from time to time to OPOS Astoria in respect of salaries, employee benefits, labor costs and other compensation (other than OPOS Astoria O&M Fees) constituting an Operating Cost described in clause (i) of the definition thereof arising under the Astoria Bundle O&M Agreement.

     "OPOS Astoria O&M Fees" shall mean those amounts payable from time to time to and for the account of OPOS Astoria in respect of fees arising under the Astoria Bundle O&M Agreement, other than OPOS Astoria Labor Expenses. For the avoidance of doubt, amounts paid to OPOS Astoria in reimbursement of direct costs paid or payable to third parties for the performance of operation and maintenance services shall not be deemed OPOS Astoria O&M Fees.

     "OPOS Carr Street Labor Expenses" shall mean those amounts payable from time to time to OPOS Carr Street in respect of salaries, employee benefits, labor costs and other compensation (other than OPOS Carr Street O&M Fees) constituting an Operating Cost described in clause (i) of the definition thereof arising under the Carr Street Generating Station O&M Agreement.

     "OPOS Carr Street O&M Fees" shall mean those amounts payable from time to time to and for the account of OPOS Carr Street in respect of fees arising under the Carr Street Generating Station O&M Agreement, other than OPOS Carr Street Labor Expenses. For the avoidance of doubt, amounts paid to OPOS Carr Street in reimbursement of direct costs paid or payable to third parties for the performance of operation and maintenance services shall not be deemed OPOS Carr Street O&M Fees.

     "OPOS Cold Water Labor Expenses" shall mean those amounts payable from time to time to OPOS Cold Water in respect of salaries, employee benefits, labor costs and other compensation (other than OPOS Cold Water O&M Fees) constituting an Operating Cost described in clause (i) of the definition thereof arising under the NiMo Assets O&M Agreement.

     "OPOS Cold Water O&M Fees" shall mean those amounts payable from time to time to and for the account of OPOS Cold Water in respect of fees arising under the NiMo Assets O&M Agreement, other than OPOS Cold Water Labor Expenses. For the avoidance of doubt, amounts paid to OPOS Cold Water in reimbursement of direct costs paid or payable to third parties for the performance of operation and maintenance services shall not be deemed OPOS Cold Water O&M Fees.

     "Original Credit Agreement" shall have the meaning set forth in the preamble to this Agreement.

     "Original Deposit Account Agreement" shall have the meaning set forth in the preamble to this Agreement.

     "Prepayment Account" shall have the meaning ascribed thereto in Section 2.2(a).

     "Prepayment Amounts" shall mean any amounts received from, or on behalf of, the Borrower in respect of (i) voluntary prepayments of the Loans pursuant to
Section 2.08 of the Credit Agreement, (ii) mandatory prepayments of the Loans pursuant to Section 2.07 of the Credit Agreement and (iii) transfers made to the Prepayment Account pursuant to Section 5.1, 5.4 or 5.7 of the Holdco Deposit Account Agreement.

     "Prepayment Shortfall Amount" shall mean, as of any Transfer Date, the amount by which the aggregate amounts payable by the Borrower under Section 5.2(o) on such Transfer Date exceeds the amount on deposit in the Revenue Account (after making all pending withdrawals under subsections (a) through (l) of Section 5.2) on such Transfer Date.

     "Receivables" shall have the meaning ascribed to such term in the Borrower Security Agreement.

     "Requested Cash Collateral" shall mean any Cash Collateral requested by any Borrower Entity as permitted by Section 6.07(c) of the Credit Agreement.

     "Requested Operational Prepayment" shall mean, without duplication of any Operating Costs, a prepayment of Operating Costs requested by any Borrower Entity as permitted by Section 6.07(b) of the Credit Agreement.

     "Reliant" shall mean Reliant Resources, Inc., a Delaware corporation.

     "Reliant Merger Sub" shall mean Reliant Energy Power Generation Merger Sub, Inc.

     "Restructuring Cost Reserve Account" shall have the meaning ascribed to such term in the Holdco Deposit Account Agreement.

     "Revenue Account" shall have the meaning ascribed thereto in Section
2.2(a).

     "Revenue Interruption Event" shall mean the occurrence of any event which is a covered event under any property casualty insurance policy required to be maintained by any Person pursuant to Section 5.06 of the Credit Agreement that results in an aggregate reduction in the installed capacity rating of the Astoria Bundle by 120 MW or more.

     "Revenue Interruption Event Commencement Date" shall mean, in respect of any Revenue Interruption Event, the calendar day on which the such Revenue Interruption Event shall have occurred.

     "Revenue Interruption Event Termination Date" shall mean, in respect of any Revenue Interruption Event, the calendar day on which the aggregate reduction of the installed capacity rating of the Astoria Bundle shall be 120 MW or less as reasonably determined by the Lead Arrangers (after consultation with the Independent Engineer).

     "Scheduled Debt Service Deposit Amount" shall mean, for any given month, an amount equal to the Debt Service accruing under the Financing Documents during such month which, for the avoidance of doubt, shall include Principal Payments required to be made pursuant to Section 2.07 of the Credit Agreement but which shall not include any other amounts referenced in Section 5.31 of the Credit Agreement.

     "Section 6.11(b) Deposits" shall have the meaning ascribed thereto in
Section 5.10(a).

     "Semi-Annual Period" shall mean, as of any date, the six month period ending on such date.

     "Sponsor" shall mean Orion Power Holdings, Inc., a Delaware corporation.

     "Subsidiary Operating Account" shall mean the Astoria Generating Operating Account, the Carr Street Generating Operating Account and the Erie Boulevard Operating Account, as the context requires.

     "Subsidiary Revenue Account" shall mean the Astoria Generating Revenue Account, the Carr Street Generating Revenue Account and the Erie Boulevard Revenue Account, as the context requires.

     "Swap Claims" shall mean , as of any date, the net amount of all obligations of the Borrower, due and payable on such date, to any Swap Bank under any Interest Hedge Contract and any instruments or documents executed and delivered pursuant thereto.

     "Transfer Date" shall mean the twenty-fifth day of each month (or, in the case of February, the twenty-third day of such month), or, if the twenty-fifth day (or twenty-third day, as applicable) of any month is not a Business Day, the first Business Day immediately preceding the twenty-fifth (or twenty-third, as applicable) day of each month.

     "Transfer Period" shall mean the period beginning with each Transfer Date and ending on the last Business Day before the succeeding Transfer Date.


                                   ARTICLE II

                      APPOINTMENT OF ADMINISTRATIVE AGENT;
                              CREATION OF ACCOUNTS

     Section 2.1 Appointment of Administrative Agent.

     (a) Bank of America, N.A. has been appointed to act as Administrative Agent hereunder pursuant to the Credit Agreement and hereby agrees to receive, accept and deposit all proceeds of the Advances, Revenues, Insurance Proceeds, Condemnation Proceeds, Extraordinary Proceeds and all monies, Permitted Investments and other securities and instruments required to be deposited into the Accounts in accordance with this Agreement and any other Financing Document.

     (b) The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement and in the Credit Agreement, and no implied covenants, functions or responsibilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

     Section 2.2 Existing Accounts.

     (a) Each of the following accounts was established pursuant to the Existing Deposit Account Agreement with the Administrative Agent at its Designated Office (together with any sub-accounts thereto, each an "Existing Account" and, collectively, the "Existing Accounts"):

          (i) a special, segregated and irrevocable account identified as "Orion Power New York Revenue Account" (the "Revenue Account");

          (ii) a special, segregated and irrevocable account identified as "Orion Power New York Operating Account" (the "Operating Account");

          (iii) a special, segregated and irrevocable account identified as "Orion Power New York Loan Proceeds Account" (the "Loan Proceeds Account");

          (iv) a special, segregated and irrevocable account identified as "Orion Power New York Equity Proceeds Account" (the "Equity Proceeds Account");

          (v) a special, segregated and irrevocable account identified as "Orion Power New York Debt Service Account" (the "Debt Service Account");

          (vi) a special, segregated and irrevocable account identified as "Orion Power New York Extraordinary Proceeds Account" (the "Extraordinary Proceeds Account");

          (vii) a special, segregated and irrevocable account identified as "Orion Power New York Insurance Proceeds Account" (the "Insurance Proceeds Account");

          (viii) a special, segregated and irrevocable account identified as "Orion Power New York Major Maintenance Reserve Account" (the "Major Maintenance Reserve Account");

          (ix) a special, segregated and irrevocable account identified as "Orion Power New York Debt Service Reserve Account" (the "Debt Service Reserve Account");

          (x) a special, segregated and irrevocable account identified as "Orion Power New York Prepayment Account" (the "Prepayment Account");

          (xi) a special, segregated and irrevocable account identified as "Orion Power New York Distribution Account" (the "Distribution Account");

          (xii) a special, segregated and irrevocable account identified as "Orion Power New York O&M Reserve Account" (the "O&M Reserve Account");

          (xiii) a special, segregated and irrevocable account identified as "Astoria Generating Revenue Account" (the "Astoria Generating Revenue Account");

          (xiv) a special, segregated and irrevocable account identified as "Erie Boulevard Revenue Account" (the "Erie Boulevard Revenue Account");

          (xv) a special, segregated and irrevocable account identified as "Carr Street Generating Revenue Account" (the "Carr Street Generating Revenue Account");

          (xvi) a special, segregated and irrevocable account identified as "Astoria Generating Operating Account" (the "Astoria Generating Operating Account");

               (xvii) a special, segregated and irrevocable account identified as "Erie Boulevard Operating Account" (the "Erie Boulevard Operating Account"); and

               (xviii) a special, segregated and irrevocable account identified as "Carr Street Generating Operating Account" (the "Carr Street Generating Operating Account").

     (b) The following sub-accounts were established pursuant to the Existing Deposit Account Agreement within the Loan Proceeds Account:

          (i) Erie Boulevard Loan Proceeds Sub-Account;

          (ii) Carr Street Generating Loan Proceeds Sub-Account; and

          (iii) Astoria Generating Loan Proceeds Sub-Account.

     Section 2.3 Holdco Accounts and Discontinuation of Accounts.

     (a) In addition to the Existing Accounts, certain accounts, including the Holdco Collection Account and Holdco Distribution Account, will be formed pursuant to the Holdco Deposit Account Agreement.

     (b) Each of the Equity Proceeds Account and Loan Proceeds Account has a zero balance as of the date hereof and is hereby closed and no additional funds shall be deposited therein (the Existing Accounts except the Equity Proceeds Account and the Loan Proceeds Account, each an "Account" and, collectively, the "Accounts").

     (c) Except as specifically set forth herein, each Account shall remain in the exclusive possession of, and under the sole dominion and control of, the Administrative Agent and shall be maintained at all times in accordance with the terms of the Financing Documents until the date on which the Commitments have been terminated and the Notes, together with interest, all other Obligations and the OPMW Obligations have been paid in full. Except as specifically set forth herein, each Account shall be subject to debit or withdrawal solely by the Administrative Agent, as provided in this Agreement and no Person shall have any control over or right of withdrawal from the Accounts. No payments shall be made out of the Accounts except for the purposes and on the terms provided in this Agreement and in the Financing Documents. The Borrower hereby irrevocably authorizes and empowers the Administrative Agent to endorse any check or any other instrument or security deposited or held in such Accounts to effect a deposit into such Accounts and, to the extent the Administrative Agent is permitted pursuant to the other Financing Documents, to apply such funds to the outstanding Obligations.

     Section 2.4 Accounts as Collateral.

     (a) To secure the payment of the Obligations and the OPMW Obligations when due pursuant to the Financing Documents, as applicable, each Borrower Entity has assigned, transferred and pledged to, and granted a security interest in favor of, the Administrative Agent (for the benefit of the Secured Parties) pursuant to a Security Agreement, in all of the right, title and interest of such Borrower Entity which it now possesses or may hereafter obtain, in and to, among other things, all Revenues, each of the Accounts (and Sub-Accounts, as the case may be), including all monies and Permitted Investments and other securities and instruments held in such Accounts and Sub-Accounts, and all other funds held by the Administrative Agent under this Agreement and all of the proceeds of all the foregoing (collectively, the "Account Collateral"). Each Borrower Entity agrees that the Account Collateral, and all rights such Borrower Entity may have with respect to such Account Collateral, shall be subject to the terms and conditions of this Agreement and the other Financing Documents.

     (b) Each Borrower Entity agrees that it will not take any actions or fail to perform any of its duties or obligations under this Agreement so that after giving effect to such action or inaction the Administrative Agent will not then, or with the passage of time, cease to have a perfected first priority security interest in any of the Account Collateral.

     (c) Each Borrower Entity agrees that from time to time, at the expense of such Borrower Entity, such Borrower Entity will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Account Collateral. Without limiting the generality of the foregoing, each Borrower Entity will execute and file, with a copy thereof to the Administrative Agent, such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Administrative Agent may reasonably request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

     (d) Each Borrower Entity hereby authorizes the Administrative Agent to (but the Administrative Agent shall have no obligation to) file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Account Collateral without the signature of such Borrower Entity where permitted by law. A photocopy or other reproduction of this Agreement or any security agreement or financing statement covering the Account Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

     (e) Each Borrower Entity will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Account Collateral and such other reports in connection with the Account Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

     Section 2.5 Accounts and the Administrative Agent. For purposes of this Agreement, the parties confirm and agree as follows:

     (a) The Administrative Agent confirms and agrees that it is a "securities intermediary" as defined in Section 8-102(14) of the UCC and a "Securities Intermediary" as defined in 31 C.F.R. Part 357.2 of the United States.

     (b) The Administrative Agent hereby agrees, upon the delivery or transfer of any Account Collateral to the Administrative Agent for deposit in an Account, to indicate by book entry that such Account Collateral has been credited to and is carried in the applicable Account and accept such Account Collateral for credit to the applicable Account.

     (c) The Borrower confirms and agrees that it has not and will not (i) permit any of its creditors to obtain control over any Account or the Borrower's interest in any financial asset credited thereto or carried therein, or (ii) enter into any agreement, arrangement or understanding with any other Person relating to any of the Accounts and the financial assets credited or to be credited thereto or carried or to be carried therein pursuant to which it has agreed to comply with entitlement orders of such Person.

     (d) Each of the Accounts and the Sub-Accounts shall continue to be governed by the Securities Account Control Agreement.


                                   ARTICLE III

                               NOTICE REQUIREMENTS

     Section 3.1 Monthly Notice of Deposits and Withdrawals; Confirmation of Transfers. Following the date on which funds are first deposited in any Account, the Administrative Agent shall, upon the request of any Secured Party or the Borrower and in any event on or before the tenth (10th) day of each calendar month, notify the Borrower and, if so requested by a Secured Party, such Secured Party in the form of Exhibit A hereto (each, a "Notice of Monthly Deposits and Withdrawals") of the amounts deposited and withdrawn, if any, from the Accounts (including any earnings thereon) during the preceding calendar month.

     Section 3.2 Notice of Monthly Operating Costs. The Borrower shall, no later than the second (2nd) Business Day prior to each Transfer Date, notify the Administrative Agent in the form of Exhibit B hereto (each, a "Notice of Monthly Operating Costs") of (a) the Actual Operating Costs (including Operational Prepayments) by each Borrower Entity and Cash Collateral payments during such month as of the date of such Notice of Monthly Operating Costs, (b) a good faith estimate of Operating Costs (including any Requested Operational Prepayments) and Requested Cash Collateral expected to be paid prior to the expiration of such month, (c) the amount of Operator Labor Expenses due and payable in the immediately succeeding month and (d) the amount of funds necessary to pay the Operating Costs (including any Requested Operational Prepayments) and Requested Cash Collateral expected to be incurred and paid by each Borrower Entity in the immediately succeeding month; provided, that Operating Costs shall not include amounts attributable to Allowance Purchases, and the Borrower shall not have any right to any distributions of such amounts hereunder, until 100% of the amount on deposit in the Allowance Purchase Reserve Account has been used to make Allowance Purchases. To the extent Requested Cash Collateral or Requested Operational Prepayments are included in any Notice of Monthly Operating Costs, such notice shall include the information required in Exhibit C and/or Exhibit D, as applicable (including certification that the conditions for such collateral and/or prepayment set forth in Section 6.07(c) and 6.07(b), respectively, of the Credit Agreement and have been met).

     Section 3.3 Notice of Cash Collateral and Notice of Operational Prepayment. The Borrower shall be permitted to deliver (no more than twice per calendar week or, to the extent such a request is included in the Notice of Monthly Operating Costs during such week, once during such week) a Notice of Cash Collateral and/or a Notice of Operational Prepayment to the Administrative Agent.


                                   ARTICLE IV

                             DEPOSITS INTO ACCOUNTS

     Section 4.1 Deposit of Working Capital Advances. Promptly upon receipt and in any event, on the Business Day received or, if received on any day after 3:00 p.m. (New York time), on the next succeeding Business Day after receipt from the Working Capital Lenders, the proceeds of all Working Capital Advances, shall, upon fulfillment of the applicable conditions precedent set forth in Article III of the Credit Agreement, be deposited by the Administrative Agent into the Operating Account.

     Section 4.2 Deposit of Revenues. Except as otherwise expressly provided herein, each Borrower Entity shall irrevocably direct all parties which are, or may be, obligated to pay Revenues or any other amount to such Borrower Entity to make all payments of Revenues and such other amounts directly to the Administrative Agent. The Administrative Agent shall deposit all Revenues and such other amounts received from, or on behalf of, the Borrower (including distributions from any Holdco Account designated for deposit in the Revenue Account, including all such distributions made pursuant to Section 5.1 of the Holdco Deposit Account Agreement) into the Revenue Account. The Administrative Agent shall deposit all Revenues and such other amounts received from, or for the account of, Astoria Generating, Erie Boulevard or Carr Street Generating into the appropriate Revenue Sub-Account.

     Section 4.3 Deposit of Extraordinary Proceeds. All Extraordinary Proceeds which are received by any Borrower Entity or any Secured Party shall be transferred by such party to the Administrative Agent for deposit into the Extraordinary Proceeds Account (in each case, net of all costs and expenses, if any, associated therewith).

     Section 4.4 Deposit of Insurance Proceeds. Each Borrower Entity shall pay, or cause to be paid, all Insurance Proceeds received by such Borrower Entity directly to the Administrative Agent. Promptly upon receipt thereof, the Administrative Agent shall deposit the proceeds of any business interruption Insurance Policy into the Revenue Account. Promptly upon receipt thereof, the Administrative Agent shall deposit all Insurance Proceeds which do not constitute Extraordinary Proceeds, if any, into the Insurance Proceeds Account.

     Section 4.5 Deposit of Prepayment Amounts. Promptly upon receipt thereof by the Administrative Agent, the Administrative Agent shall deposit all Prepayment Amounts (net of all Funding Breakage Costs, costs incurred under any Interest Hedge Contract, and all other costs and expenses then due and payable to any Lender as expressly provided in any Financing Document in connection therewith) into the Prepayment Account.

     Section 4.6 Information to Accompany Amounts Delivered to the Administrative Agent, Deposits Irrevocable.

     (a) All amounts transferred by Holdco or any Borrower Entity or Secured Party to the Administrative Agent shall be accompanied by a written direction of such Person specifying in reasonable detail the source of such amounts and the Account or Accounts (including the number of such Account or Accounts) into which such amounts are to be deposited.

     (b) All amounts transferred to the Administrative Agent hereunder shall be made by federal wire transfer in immediately available funds to Bank of America, N.A. (ABA No. 1110-0001-2) indicating the appropriate account.

     (c) Any deposit made into any Account shall, absent manifest error, be irrevocable and the amount of such deposit plus any investment earnings thereon shall be held by the Administrative Agent and applied, invested and transferred solely as provided herein and in the Credit Agreement.

     (d) The Administrative Agent shall have no obligation to verify the accuracy or the adequacy of the sources or amounts transferred to it pursuant to subsection (a) of this Section 4.6 and shall be entitled to rely on the written directions accompanying such transfers.

     (e) With respect to any amount received by the Administrative Agent without the information required in subsection (a) above, the Administrative Agent shall cause such amount to be deposited into the Revenue Account and held by the Administrative Agent and applied, invested and transferred solely as provided herein; provided, that, prior to depositing such amount into the Revenue Account the Administrative Agent shall notify Holdco and each Borrower Entity and, if required or appropriate, any Secured Party, as appropriate, of the receipt of such funds and request written direction as to the source of such funds and the manner in which such funds are to be allocated. If Holdco or such Borrower Entity or Secured Party, as appropriate, does not respond with an Officer's Certificate within five days from the date of effective delivery of such written notice, the Administrative Agent shall send a notice to Holdco, the Borrower Entities and the Secured Parties informing such parties of the receipt of such funds and requesting written direction as to the source of such funds and the manner in which such funds are to be allocated; provided, further, that, if the Administrative Agent does not receive any such written direction from any Borrower Entity or Secured Party within 30 days after the making of such request, it shall automatically allocate such funds as if such funds were Revenues.

     Section 4.7 Books of Account; Statements. The Administrative Agent shall maintain books of account on a cash basis and record therein all deposits into and transfers to, from and between the Accounts and all investment transactions effected by the Administrative Agent, pursuant to Article V hereof. The Administrative Agent shall make such books of account available during normal business hours for inspection and audit by the Borrower and the Secured Parties and their respective representatives upon reasonable prior notice.

                                    ARTICLE V

                            ALLOCATIONS FROM ACCOUNTS

     Section 5.1 Allocations From the Subsidiary Revenue Accounts. On each Business Day on which any Subsidiary Revenue Account shall have a positive balance, the Administrative Agent shall transfer all funds on deposit in each such Subsidiary Revenue Account into the Revenue Account.

     Section 5.2 Allocations From the Revenue Account. The Administrative Agent shall transfer funds available in the Revenue Account as follows:

     (a) On each Transfer Date, the Administrative Agent shall withdraw funds from the Revenue Account and shall transfer the following amounts as indicated in the Notice of Monthly Operating Costs delivered during such month: (i) to OPOS Astoria, an amount equal to the OPOS Astoria Labor Expenses payable to OPOS Astoria pursuant to the Astoria Bundle O&M Agreement in the immediately succeeding month; (ii) to OPOS Cold Water, an amount equal to the OPOS Cold Water Labor Expenses payable to OPOS Cold Water pursuant to the NiMo Assets O&M Agreement in the immediately succeeding month; and (iii) to OPOS Carr Street, an amount equal to the OPOS Carr Street Labor Expenses payable to OPOS Carr Street pursuant to the Carr Street Generating Station O&M Agreement in the immediately succeeding month.

     (b) On each Transfer Date, the Administrative Agent shall withdraw funds from the Revenue Account (after making any pending withdrawals required under clause (a) of this Section 5.2) and shall deposit into the Subsidiary Operating Accounts the following amounts:

          (i) into the Astoria Generating Operating Account, an amount equal to the sum of (a) the Actual Operating Costs (including any Requested Operational Prepayments, but excluding amounts attributable to Allowance Purchases unless 100% of the amount on deposit in the Allowance Purchase Reserve Account has been used to make Allowance Purchases) and Cash Collateral payments actually incurred and paid by Astoria Generating in such month on and as of the date of and as set forth in any Operating Distribution Notice delivered in respect of such month, minus the reasonably expected Operating Costs (including any Requested Operational Prepayments) and Requested Cash Collateral payments applicable to such month (to the extent previously deposited by the Administrative Agent into the Astoria Generating Operating Account) plus (b) an amount equal to (X) the Operating Costs (including any Requested Operational Prepayments) and Requested Cash Collateral payments expected to be paid by Astoria Generating during both the remainder of the current month and for the immediately succeeding month (with regard to Operating Costs, excluding Operational Prepayments as specified in the applicable Notice of Monthly Operating Costs) minus (Y) the amount withdrawn pursuant to Section 5.2(a)(i) in respect of such month. If the calculation performed in accordance with the preceding clause (a) shall yield a negative amount, the amount to be deposited pursuant to clause (b) of this subsection (i) shall be reduced accordingly. Upon receipt of an Officer's Certificate of Astoria Generating (which shall be provided by Astoria Generating to the Administrative Agent at least (3) Business Days prior to the date on which any payment referred to in this sentence is proposed to be made) certifying that an additional amount is required for Operating Costs (excluding prepayments of Operating Costs), the Administrative Agent shall withdraw such amount from the Revenue Account and deposit such funds into the Astoria Generating Operating Account;

          (ii) into the Erie Boulevard Operating Account, an amount equal to the sum of (a) the Actual Operating Costs (including any Requested Operational Prepayment but excluding amounts attributable to Allowance Purchases unless 100% of the amount on deposit in the Allowance Purchase Reserve Account has been used to make Allowance Purchases) and Cash Collateral payments actually incurred and paid by Erie Boulevard in such month on and as of such date and as set forth in any Operating Distribution Notice delivered by Erie Boulevard in respect of such month minus the expected Operating Costs (including any Requested Operational Prepayment) and Requested Cash Collateral applicable to such month (to the extent previously deposited by the Administrative Agent into the Erie Boulevard Operating Account) plus
     (b) an amount equal to (X) the Operating Costs and Requested Cash Collateral payments reasonably expected to be paid by Erie Boulevard during both the remainder of the current month and for the immediately succeeding month (with regard to Operating Costs, including any Requested Operational Prepayment) as specified in the applicable Notice of Monthly Operating Costs minus (Y) the amount withdrawn pursuant to Section 5.2(a)(ii) in respect of such month. If the calculation performed in accordance with the preceding clause (a) shall yield a negative result, the amount to be deposited pursuant to clause (b) of this subsection (ii) shall be reduced accordingly. Upon receipt of an Officer's Certificate of

     Erie Boulevard (which shall be provided by Erie Boulevard to the Administrative Agent at least three (3) Business Days prior to the date on which any payment referred to in this sentence is proposed to be made) certifying that an additional amount is required for Operating Costs in respect of the NiMo Assets (excluding prepayments of Operating Costs), the Administrative Agent shall withdraw such amount from the Revenue Account and deposit such funds into the Erie Boulevard Operating Account; and

          (iii) into the Carr Street Generating Operating Account, an amount equal to the sum of (a) the Actual Operating Costs (including any Requested Operational Prepayment but excluding amounts attributable to Allowance Purchases unless 100% of the amount on deposit in the Allowance Purchase Reserve Account has been used to make Allowance Purchases) and Cash Collateral payments actually incurred and paid by Carr Street Generating in such month on and as of the date of and as set forth in any Operating Distribution Notice delivered by Carr Street Generating in respect of such month minus the reasonably expected Operating Costs (including Requested Operational Prepayments) and Requested Cash Collateral applicable to such month (to the extent previously deposited by the Administrative Agent into the Carr Street Generating Operating Account) plus (b) an amount equal to
     (X) the Operating Costs and Requested Cash Collateral payments reasonably expected to be paid by Carr Street Generating during both the remainder of the current month and in the immediately succeeding month (with regard to Operating Costs, including Requested Operational Prepayments) as specified in the applicable Notice of Monthly Operating Costs minus (Y) the amount withdrawn pursuant to Section 5.2(a)(iii) in respect of such month. If the calculation performed in accordance with the preceding clause (a) shall yield a negative result, the amount to be deposited pursuant to clause (b) of this subsection (iii) shall be reduced accordingly. Upon receipt of an Officer's Certificate of Carr Street Generating (which shall be provided by Carr Street Generating to the Administrative Agent at least three (3) Business Days prior to the date on which any payment referred to in this sentence is proposed to be made) certifying that an additional amount is required for Operating Costs in respect of the Carr Street Generating Station (excluding prepayments of Operating Costs), the Administrative Agent shall withdraw such amount from the Revenue Account and deposit such funds into the Carr Street Generating Operating Account.

     (c) On each Transfer Date, the Administrative Agent shall withdraw funds from the Revenue Account and shall deposit into the Operating Account an amount equal to the sum of (i) the Actual Operating Costs (including any Requested Operational Prepayment but excluding amounts attributable to Allowance Purchases unless 100% of the amount on deposit in the Allowance Purchase Reserve Account has been used to make Allowance Purchases) and Cash Collateral costs actually incurred and paid by the Borrower in such month as set forth in any Operating Distribution Notice delivered by the Borrower in respect of such month minus the reasonably expected Operating Costs (including Requested Operational Prepayments) and Requested Cash Collateral applicable to such month (to the extent previously deposited by the Administrative Agent into the Operating Account) plus (ii) an amount equal to the Operating Costs and Requested Cash Collateral reasonably expected to be paid by the Borrower during both the remainder of the current month and for the immediately succeeding month (with regard to Operating Costs, including Requested Operational Prepayments) as specified in the applicable Notice of Monthly Operating Costs. If the calculation performed in accordance with the preceding clause (i) shall yield a negative result, the amount to be deposited pursuant to clause (ii) shall be reduced to accordingly. Upon receipt of an Officer's Certificate of the Borrower (which shall be provided by the Borrower to the Administrative Agent at least three (3) Business Days prior to the date on which any payment referred to in this sentence is proposed to be made) certifying that an additional amount is required for Operating Costs of the Borrower (excluding prepayments of Operating Costs), the Administrative Agent shall withdraw such amount from the Revenue Account and deposit such funds into the Operating Account.

     (d) On the Business Day specified in any Notice of Operational Prepayment (which specified date shall be at least three (3) Business Days after the date of such notice), the Administrative Agent shall withdraw the aggregate amount of the Operational Prepayment specified in such Notice of Operational Prepayment and deposit it in the Operating Account.

     (e) On the Business Day specified in any Notice of Cash Collateral (which specified date shall be at least three (3) Business Days after the date of such notice), the Administrative Agent shall withdraw the amount of the Cash Collateral specified in such Notice of Cash Collateral and deposit it in the Operating Account.

     (f) On the Business Day specified in a notice (which specified date shall be at least five (5) Business Days after the date of such notice) provided by the Borrower to the Administrative Agent pursuant to Section 2.08 of the Credit Agreement, so long as the Borrower, contemporaneously with such notice, provides to the Administrative Agent an Officer's Certificate certifying that the Borrower intends to repay a stated amount of Working Capital Loans which stated amount was used exclusively to pay Operating Costs, the Administrative Agent shall withdraw such amount from the Revenue Account and pay it directly to the Working Capital Lenders under and in accordance with Section 2.08 of the Credit Agreement.

     (g) On any Business Day that any Closing Expenses are due and payable and there are insufficient funds on deposit in the Restructuring Cost Reserve Account to pay in full such amount, the Administrative Agent shall withdraw funds from the Revenue Account (after making any pending withdrawals required under clause (a) through (f) of this Section 5.2) and distribute such amount to the Collateral Agent for deposit in the Holdco Restructuring Cost Reserve Account.

     (h) On each Transfer Date, the Administrative Agent shall withdraw out of funds then available in the Revenue Account and shall distribute to the Collateral Agent for deposit in the Allowance Purchase Reserve Account maintained pursuant to the Holdco Deposit Account Agreement funds up to an amount equal to $16,000,000; provided, that, when the sum of all the distributions made pursuant to this subsection (h) is equal to $16,000,000, no further withdrawals or distributions shall be made or permitted under this subsection (h);

     (i) On each Transfer Date, the Administrative Agent shall withdraw funds out of funds then available in the Revenue Account (after making any pending withdrawals required under clauses (a) through (h) of this Section 5.2) and shall deposit such withdrawn funds into the Debt Service Account in an amount up to the Scheduled Debt Service Deposit Amount applicable to the immediately succeeding month; provided however, that in the event funds on deposit in the Revenue Account on such Transfer Date are insufficient to fund the Scheduled Debt Service Deposit Amount applicable to such succeeding month (any such insufficiency together with any other similar insufficiencies from prior months, the "Debt Service Account Shortfall"), the Borrower shall, to the extent funds are available in the Revenue Account, deposit in such succeeding month, out of funds then available in the Revenue Account (after making any pending withdrawals required under clauses (a) through (h) of this Section 5.2) an additional amount pursuant to this clause (i) up to such Debt Service Account Shortfall on the Transfer Date of such succeeding month.

     (j) On any Business Day that any amount (other than any amount referred to in clauses (f) and (g) of this Section 5.2) is due and payable by the Borrower to any Secured Party under any Financing Document, the Administrative Agent shall withdraw funds from the Revenue Account (after making any pending withdrawals required under clauses (a) through (i) of this Section 5.2) and pay such amount to such Secured Party.

     (k) On each Transfer Date, the Administrative Agent shall withdraw out of funds then available in the Revenue Account (after making any pending withdrawals required under subsections (a) through (j) of this Section 5.2) and shall deposit into the Debt Service Reserve Account funds up to an amount equal to any Debt Service Reserve Requirement Shortfall.

     (l) On each Transfer Date, the Administrative Agent shall withdraw funds from the Revenue Account (after making any pending withdrawals required under subsections (a) through (k) of this Section 5.2) and shall transfer the following amounts: (i) to OPOS Astoria, an amount equal to the OPOS Astoria O&M Fees payable to OPOS Astoria pursuant to the Astoria Bundle O&M Agreement for the month then ending; (ii) to OPOS Cold Water, an amount equal to the OPOS Cold Water O&M Fees payable to OPOS Cold Water pursuant to the NiMo Assets O&M Agreement for the month then ending; and (iii) to OPOS Carr Street, an amount equal to the OPOS Carr Street O&M Fees payable to OPOS Carr Street pursuant to the Carr Street Generating Station O&M Agreement for the month then ending, in each case, as such amount shall have been certified from the Borrower to the Administrative Agent on or prior to each such Transfer Date. If funds available on any Transfer Date are insufficient to pay the entire OPOS Astoria O&M Fee, OPOS Cold Water O&M Fee or OPOS Carr Street O&M Fee, as the case may be, on such Transfer Date, the Administrative Agent shall transfer to OPOS Astoria, OPOS Cold Water or OPOS Carr Street, as applicable, an additional amount on the immediately succeeding Transfer Date(s) equal to such insufficiency.

     (m) On each Transfer Date, the Administrative Agent shall withdraw out of funds then available in the Revenue Account and shall deposit into the O&M Reserve Account funds up to an amount equal to any O&M Reserve Requirement Shortfall.

     (n) On each Transfer Date, the Administrative Agent shall withdraw out of funds then available in the Revenue Account and shall distribute to the Collateral Agent for deposit in the Allowance Purchase Reserve Account maintained pursuant to the Holdco Deposit Account Agreement funds up to an amount equal to the Allowance Purchase Shortfall Amount; provided, that when the sum of all of the distributions made pursuant to this subsection (n) is equal to $7,900,000, no further withdrawals or distributions shall be made or permitted under this subsection (n).

     (o) On each Transfer Date that (i) occurs during the continuation of a Revenue Interruption Event, (ii) is the first Transfer Date immediately succeeding any Revenue Interruption Event Termination Date, or (iii) occurs while there is a Prepayment Shortfall Amount remaining due and payable by the Borrower hereunder, the Administrative Agent shall withdraw out of funds then available in the Revenue Account (after making any pending withdrawals required under subsections (a) through (n) of this Section 5.2) and shall deposit into the Prepayment Account the sum (without duplication) of the following amounts:

          (X) in respect of clause (i) of this Section 5.2(o), an amount equal to the Daily Prepayment Amount times the number of days from but excluding the Revenue Interruption Event Commencement Date to and including such Transfer Date minus the aggregate amounts, if any, paid in respect of such Revenue Interruption Event on all preceding Transfer Dates;

          (Y) in respect of clause (ii) of this Section 5.2(o), an amount equal to the sum of (I) in respect of any Revenue Interruption Event commencing prior to the immediately preceding Transfer Date, the Daily Prepayment Amount times the number of days from the date immediately succeeding the previous Transfer Date to and including the Revenue Interruption Event Termination Date plus (II) in respect of any other Revenue Interruption Event commencing after the immediately preceding Transfer Date, the Daily Prepayment Amount times the number of days from the Revenue Interruption Commencement Date to and including the Revenue Interruption Event Termination Date relating to such Revenue Interruption Event;

          (Z) in respect of clause (iii) of this Section 5.2(o), an amount equal to the aggregate Prepayment Shortfall Amount outstanding on such Transfer Date.

     In the event that, as of any Transfer Date, funds on deposit in the Revenue Account (after making any pending withdrawals required under subsections (a) through (n) of this Section 5.2) are not sufficient to pay (without duplication) all amounts described in clauses (X), (Y) or (Z) on such Transfer Date, the Prepayment Shortfall Amount shall be increased to the extent of such insufficiency; provided that in no event shall any amount payable with respect to any Revenue Interruption Event exceed the product of the Daily Prepayment Amount times the number of days from but excluding the Revenue Interruption Event Commencement Date to and including the Revenue Interruption Event Termination Date relating to such Revenue Termination Event.

     (p) Notwithstanding the terms of clauses (a) through (o) of this Section 5.2, in the event of an Emergency in respect of any Portfolio Asset, the Administrative Agent shall, within three (3) Business Days of receipt of notice from the Borrower requesting funds for the remediation of the conditions giving rise to or the payment or reimbursement of any costs or expenses arising in response of such Emergency, withdraw funds from the Revenue Account and shall deposit into the relevant Operating Account the amount set forth in such notice pursuant to, and to the extent permitted by, Section 5.11(e) of the Credit Agreement. Each Borrower Entity hereby covenants to apply all such funds exclusively for the payment of costs directly relating to the remediation of the conditions giving rise to such Emergency.

     (q) On each Holdco Distribution Date, the Administrative Agent shall withdraw the Holdco Distribution from the Revenue Account and make any pending deposits not already made during the current Transfer Period under subsections
(a) through (p) above.

     (r) On each Transfer Date, the Administrative Agent shall withdraw funds from the Revenue Account (after making any pending withdrawals required under subsections (a) through (q) of this Section 5.2) and shall deposit into the Holdco Collection Account an amount equal to 100% of the amount of Excess Cash Flow on deposit in the Revenue Account on such date.

     In addition, on the Restructuring Effective Date, the Administrative Agent shall withdraw funds from the Revenue Account, the Distribution Account and the Debt Service Reserve Account in accordance with the Restructuring Effective Date Letter Agreement, and make the payments contemplated thereby, including the deposit of the Initial Indenture Debt Service Deposit Amount into the Initial Indenture Debt Service Reserve Account maintained under the Holdco Deposit Account Agreement and the required deposits into the Allowance Purchase Reserve Account.

     Section 5.3 Allocations from Operating Account. The Borrower shall be permitted to withdraw and transfer funds on deposit on any Business Day on which there is a positive balance in the Operating Account. The Borrower hereby covenants to apply all such withdrawn or transferred funds exclusively for the payment of (i) Operating Costs (which, to the extent such costs are Operating Costs of any Borrower Subsidiary, shall be deemed funded pursuant to the terms of the Intercompany Working Capital Agreement), or (ii) Requested Cash Collateral payments; provided, that, for so long as funds sufficient to make Allowance Purchases are on deposit in the Allowance Purchase Reserve Account, the Borrower shall not be permitted to withdraw from the Operating Account amounts attributable to Allowance Purchases.

     Section 5.4 Allocations From the Debt Service Account. On each Business Day that Debt Service is due and payable by the Borrower, the Administrative Agent shall withdraw funds from the Debt Service Account and shall on behalf of the Borrower pay (i) to each Lender, such Lender's respective Pro Rata Share of such Debt Service and (ii) to each Swap Bank, the amounts due and payable under the Interest Hedge Contract to which such Swap Bank is a party.

     Section 5.5 Allocations From the Extraordinary Proceeds Account. On any Business Day on which the Extraordinary Proceeds Account shall have a positive balance, the Administrative Agent shall withdraw all amounts on deposit in the Extraordinary Proceeds Account and shall pay to each Acquisition Lender, such Acquisition Lender's Pro Rata Share of such amount as a prepayment of its outstanding Acquisition Loan Advance; provided, that if such payment would result in the incurrence of Funding Breakage Costs, such amounts shall not be released from the Prepayment Account until the earliest date on which such amounts could be paid without causing such Funding Breakage Costs to be incurred.

     Section 5.6 Allocations from the Insurance Proceeds Account.

     (a) Upon receipt of a notice from the Borrower pursuant to Section 7.1 (a) below that the Borrower has elected to apply Insurance Proceeds to the reinstatement, reconstruction, repair or replacement of damaged Portfolio Asset(s), the Administrative Agent shall withdraw funds from the Insurance Proceeds Account in the amount of, and as directed by, the Borrower for the payment of the costs associated with such reinstatement, reconstruction, repair or replacement. Upon receipt of a notice from the Borrower pursuant to Section
7.1 (a) below that the Borrower has elected not to apply the Insurance Proceeds to the reinstatement, reconstruction, repair or replacement of the affected Portfolio Asset(s), the Administrative Agent shall withdraw the Insurance Proceeds from the Insurance Proceeds Account and deposit such funds into the Prepayment Account.

     (b) In the event that the Borrower has satisfied the requirements set forth in Section 7. 1 (b) below, the Administrative Agent shall withdraw the applicable Insurance Proceeds from the Insurance Proceeds Account in the amount of, and as directed by, the Borrower for the payment of the costs associated with the reconstruction, repair or replacement of the relevant Portfolio Assets. If the Required Lenders direct the Administrative Agent to withhold consent to the reconstruction, repair or replacement of any Portfolio Asset pursuant to
Section 7. 1 (b) (after giving effect to the Borrower's right of resubmission contained in such Section), the Administrative Agent shall withdraw the applicable Insurance Proceeds from the Insurance Proceeds Account and deposit such funds into the Prepayment Account.

     (c) Upon the occurrence of any event described in Section 7. 1 (c) below in relation to any Portfolio Asset, the Administrative Agent shall withdraw the Insurance Proceeds in respect of such Portfolio Asset from the Insurance Proceeds Account and deposit such funds into the Prepayment Account.

     Section 5.7 Allocations From the Major Maintenance Reserve Account. The Administrative Agent shall from time to time withdraw funds from the Major Maintenance Reserve Accounts and shall deposit into the applicable Operating Account, amounts equal to the Capital Expenditures payable by the relevant Borrower Subsidiary.

     Section 5.8 Allocations From the Debt Service Reserve Account.

     (a) The Administrative Agent shall withdraw from the Debt Service Reserve Account any amount due and payable with respect to Debt Service of the Borrower to the extent that sufficient funds are not available in the Debt Service Account to pay such amount pursuant to Section 5.4 (the amount of such deficiency being the "Debt Service Shortfall Amount") and, on behalf of the Borrower, transfer such Debt Service Shortfall Amount into the Debt Service Account for application in accordance with Section 5.4 above.

     (b) In the event that funds on deposit in the Debt Service Reserve Account are less than the Debt Service Shortfall Amount, the Administrative Agent shall apply the amount received by it in the following order of priority: first, to the payment of any Fees that are due and payable by the Borrower to any Secured Party under any Financing Document; second , to any interest payment that is due and payable by the Borrower on the Obligations; and third, to any other amount that is due and payable by the Borrower on the Obligations.

     (c) On the Final Maturity Date, the Administrative Agent shall withdraw all amounts then on deposit in the Debt Service Reserve Account and deposit such funds into the Prepayment Account, for application in accordance with Section
5.9 below.

     Section 5.9 Allocations From the Prepayment Account. On any Business Day on which the Prepayment Account shall have a positive balance, the Administrative Agent shall withdraw all amounts on deposit in the Prepayment Account and shall pay to each Acquisition Lender, such Acquisition Lender's Pro Rata Share of such amount; provided, that if such payment would result in the incurrence of Funding Breakage Costs, such amounts shall not be released from the Prepayment Account until the earliest date on which such amounts can be paid without causing such Funding Breakage Costs to be incurred.

     Section 5.10 Allocations From the O&M Reserve Account. (a) All amounts deposited into the O&M Reserve Account pursuant to Section 6.11(b) of the Credit Agreement ("Section 6.11(b) Deposits") which (i) are requested to be utilized by a Borrower Entity to purchase replacement assets in accordance with such Section 6.11(b) shall be withdrawn from the O&M Reserve Account by the Administrative Agent and paid to the Person designated in a notice from such Borrower Entity describing such replacement asset purchase and providing appropriate payment instructions or (ii) shall remain on deposit in the O&M Reserve Account for 120 days, shall be withdrawn from the O&M Reserve Account by the Administrative Agent and deposited into the Prepayment Account.

     (b) On any Transfer Date or other date that is three (3) Business Days after receipt of a Notice of Cash Collateral and/or a Notice of Operational Prepayments in accordance with Section 3.3, on which distributions from the Revenue Account pursuant to Section 5.2(a) through (e) are not sufficient to pay in full Operating Costs, Requested Cash Collateral and Requested Operational Prepayments, the Administrative Agent shall withdraw funds from the O&M Reserve Account and shall deposit the amount of such shortfall into the relevant Operating Account or Subsidiary Operating Account, as the case may be. Amounts available for distribution pursuant to this Section 5.10(b) shall exclude the amount of any
Section 6.11(b) Deposits on deposit in the O&M Reserve Account.

     Section 5.11 Payments To Secured Parties. The Administrative Agent shall pay any amounts due to any Secured Party by wire transfer in immediately available funds pursuant to the payment instructions supplied by such Secured Party. If the amounts required to be transferred by the Administrative Agent on any Business Day have been deposited into the appropriate Account(s) by 10:00 a.m. (New York time) on such Business Day, the Administrative Agent shall make the required transfers by 12:00 p.m. (New York time) on the same Business Day, if such amounts are deposited after 10:00 a.m.(New York time), but before 12:00 p.m.(New York time), the Administrative Agent shall make the required transfers by 4:00 p.m. (New York time)on the same Business Day, and if such amounts are deposited after 12:00 p.m.(New York time), the Administrative Agent shall make the required transfers by 12:00 p.m. (New York time) on the next succeeding Business Day.

     Section 5.12 Defaults. Notwithstanding any other provision contained in this Agreement, upon receipt by the Administrative Agent of written notice from the Borrower or any Secured Party that a Default or an Event of Default shall have occurred and be continuing, the Administrative Agent may distribute the funds in the Accounts in accordance with the terms of this Agreement until such Default or Event of Default has been cured or otherwise is no longer continuing or has been waived in accordance with the Credit Agreement.

                                   ARTICLE VI

                            INVESTMENTS AND VALUATION

     Section 6.1 Investments. Each Borrower Subsidiary hereby authorizes the Borrower to elect Permitted Investments for the funds on deposit from time to time in such Borrower Subsidiary's Sub-Accounts. Prior to the occurrence of any Default or Event of Default, any amounts held by the Administrative Agent in any of Accounts shall be invested by the Administrative Agent from time to time, at the risk and expense of the relevant Borrower Entity, solely in such Permitted Investments as the Borrower, shall direct (or, so long as any Default or Event of Default shall have occurred and be continuing, as the Administrative Agent may in its discretion select). The Borrower shall select Permitted Investments having such maturities as shall cause each Account to have a cash balance as of any day sufficient to cover the transfers to be made from such Account on such day in accordance with this Agreement. In the event that the cash balance in any Account is as of any day insufficient to cover the transfers to be made from such Account on such day, the Administrative Agent may (but shall not be obligated to) sell or liquidate the Permitted Investments held in such Account (without regard to maturity date) in such manner as the Administrative Agent may reasonably deem necessary in order to obtain cash at least sufficient to make such transfers and to pay any expenses and charges incurred in connection with effecting any such sale or liquidation, which expenses and charges the Administrative Agent shall be authorized to pay with cash on deposit in such Account. The

Administrative Agent shall not be liable to any Person for any loss suffered because of any such sale or liquidation other than by reason of its willful misconduct or gross negligence.

     Section 6.2 Income or Gain. Any interest, investment income or gain realized as a result of any Permitted Investments held in the Accounts (net of the expenses incurred in connection with making such Permitted Investments) shall be deposited into the Revenue Account on each Transfer Date and applied or reinvested as provided herein. The Administrative Agent shall have no liability for any loss resulting from any such Permitted Investment other than by reason of its willful misconduct or gross negligence.

     Section 6.3 Value. Cash and securities on deposit from time to time in the Accounts shall be valued by the Administrative Agent, as the case may be, as follows:

     (a) cash shall be valued at the face amount thereof, and

     (b) securities shall be valued at market value thereof.

     Section 6.4 Taxes. It is acknowledged by the parties hereto that all interest and other investment income earned on amounts on deposit in the Accounts for federal, state and local income tax purposes shall be attributed to the Borrower. The Borrower shall be responsible for determining any requirements for paying taxes or reporting or withholding any payments for tax purposes hereunder. The Borrower shall prepare and file all tax information required with respect to the Accounts and without limiting Section 2.12 of the Credit Agreement, the Borrower agrees to indemnify and hold the Administrative Agent harmless against all liability for tax withholding and/or reporting for any payments. Such indemnities shall survive the termination or discharge of this Agreement or resignation of the Administrative Agent. The Administrative Agent shall not have any obligation with respect to the making of or the reporting of any payments for tax purposes other than to the extent it is provided with monies and/or the reports in respect thereof.

                                   ARTICLE VII

                        APPLICATION OF INSURANCE PROCEEDS

     Section 7.1 Insurance Failure. So long as the Credit Agreement is in effect and any Lender shall have any Commitment outstanding thereunder, and until the Notes, together with interest and all other Obligations are indefeasibly paid in full and the ConEd Letter of Credit has been terminated:

     (a) In the case of damage to any portion of the Portfolio Assets for which any Borrower Entity receives, or has the right to receive, Insurance Proceeds in an amount up to $10,000,000 per occurrence or, in respect of all Borrower Entities, $20,000,000 in the aggregate, which shall have previously been deposited in the Insurance Proceeds Account, the Borrower may elect to use such Insurance Proceeds for the reinstatement, reconstruction, repair or replacement of the damaged Portfolio Asset(s). The Borrower shall notify the Administrative

Agent of such election, and the Administrative Agent, when available for disbursement, shall disburse the requested amount from the Insurance Proceeds Account pursuant to Section 5.6(a) hereof. In the event that the Borrower shall elect not to apply the Insurance Proceeds to the reinstatement, reconstruction, repair or replacement of the damaged Portfolio Asset(s), the Administrative Agent shall withdraw the available Insurance Proceeds from the Insurance Proceeds Account and deposit such amount into the Prepayment Account in accordance with Section 5.6(c).

     (b) In the case of damage to any portion of the Portfolio Assets for which any Borrower Entity receives, or has the right to receive, Insurance Proceeds in an amount in excess of $10,000,000 per occurrence or, in respect of all Borrower Entities, $20,000,000 in the aggregate, but less than $30,000,000 in the aggregate in all instances, which shall have previously been deposited in the Insurance Proceeds Account, the Borrower shall deliver to the Administrative Agent within 45 days after any Borrower Entity shall have obtained actual knowledge of such damage:

          (i) a breakdown of the nature and extent of damage incurred in reasonable detail;

          (ii) a bona fide assessment from a contractor reasonably acceptable to the Administrative Agent, (after consultation with the Independent Engineer) estimating the costs and time frame necessary to repair the damaged or affected portion of the Portfolio Assets in order for such portion to operate at, or to be capable of operating at, substantially the same level at which it operated prior to the loss;

          (iii) a demonstration to the reasonable satisfaction of the Administrative Agent (after consultation with the Independent Engineer) that the Borrower has sufficient funds (from the proceeds of insurance and any other sources) to pay for the proposed reconstruction, repair or replacement;

          (iv) evidence that none of the existing Project Contracts has been terminated as a result of such damage (other than those which have been, or are being, diligently replaced by other acceptable agreements in accordance with the requirements set forth in the Credit Agreement) during such reconstruction, repair or replacement (except for those Project Contracts
     (A) which have expired pursuant to their terms or are otherwise not intended to be in effect at such time and (B) whose termination would not reasonably be expected to result in a Material Adverse Effect taking into account any available sources of funds to the Borrower Entities (including business interruption insurance) and efforts to replace such Project Contract); provided, that all applicable Insurance Policies remain in full force and effect; and

          (v) a demonstration to the reasonable satisfaction of the Administrative Agent, that at the completion of such reconstruction, repair or replacement no Default or Event of Default would reasonably be expected to occur or exist.

      The Administrative Agent may request confirmation or reports from the Independent Engineer with respect to the information provided by the Borrower pursuant to clauses (i), (ii) and (iii) above. The Administrative Agent, acting at the direction of the Required Lenders in accordance with this Section 7.1, will have the right to withhold its consent to any such proposed reconstruction, repair or replacement, if the Borrower fails to satisfy any of the clauses (i) through (v) above. In the event that such consent is withheld, the Administrative Agent shall notify the Borrower as to the basis for withholding such consent. The Borrower shall be entitled, within thirty (30) days after receipt of such notification from the Administrative Agent to make a one-time resubmission of the information and documentation required by this Section 7.1(b). If the Administrative Agent shall be directed by the Required Lenders in accordance with this Section 7.1 to withhold consent to the resubmitted request, the Administrative Agent shall apply such Insurance Proceeds in accordance with
Section 2.07 of the Credit Agreement.

     In the event the Borrower receives the above-mentioned consent of the Administrative Agent, the Borrower shall have the right to provide written notice(s) to direct the Administrative Agent to transfer such Insurance Proceeds in accordance with such written notice(s). The Borrower agrees to apply such Insurance Proceeds as described above and to proceed diligently and in good faith with the reinstatement, reconstruction, repair or replacement, as the case may be, of the damaged part of the Portfolio Assets, and the Independent Engineer, on behalf of the Lenders, will have the right to observe and inspect such reconstruction, repair or replacement.

     (c) If (i) the damage to the Portfolio Assets is in excess of $30,000,000 in the aggregate, (ii) the Borrower gives notice that it will not reinstate, reconstruct, repair or replace the damaged Portfolio Assets, (iii) the Borrower fails to obtain the consent of the Administrative Agent in accordance with paragraph (b) above within 45 days of such damage (as such period may be extended pursuant to the penultimate paragraph of this Section 7.1(c), (iv) after receiving such consent, the Borrower does not proceed to reinstate, reconstruct, repair or replace the damaged Portfolio Assets with diligence and in accordance with the Project Contracts, the Financing Documents and applicable Requirements of Law or (v) the Borrower terminates such reinstatement, reconstruction, repair or replacement, the Administrative Agent shall, unless otherwise directed by the Required Lenders, withdraw the Insurance Proceeds then on deposit in the Insurance Proceeds Account in respect of such damaged Portfolio Assets and deposit such amount into the Prepayment Account in accordance with Section 5.6(c).

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

     Section 8.1 Representations and Warranties. The Borrower represents and warrants as follows:

     (a) The Borrower is the beneficial owner of the Account Collateral free and clear of all Liens, except for Permitted Liens. No effective financing statement or other document similar in effect covering all or any part of the Account Collateral made by, consented to by or known by the Borrower is on file in any recording office, except such as may have been filed (i) in favor of the Administrative Agent or (ii) describing assets subject to a Permitted Lien.

     (b) The Borrower conducts no business under any name or tradenames other than its full name as specified in the preamble to this Agreement.

     (c) The security interests purported to be created in the Account Collateral by this Agreement in favor of the Administrative Agent (for the benefit of the Secured Parties), upon making the filings and taking the other actions contemplated by Section 3.01(s) and 4.14 of the Credit Agreement, will constitute valid, first priority perfected Liens on and security interests in all the Account Collateral (subject only to Permitted Liens).

     (d) No Governmental Approvals or other approvals, registrations, notarizations, recordings or filings are required which have not been obtained or made in connection with (i) the creation in favor of the Administrative Agent (for the benefit of the Secured Parties) of the Liens purported to be created pursuant hereto or to the Borrower Security Agreement, (ii) the validity and enforceability of this Agreement and such Liens, (iii) creation and maintenance of the first priority and perfection of such Liens or (iv) the exercise by the Secured Parties, in accordance with the Financing Documents, of their rights and remedies under this Agreement.

                                   ARTICLE IX

                                    COVENANTS

     Section 9.1 Covenants. Each Borrower Entity agrees that:

     (a) Collections of Receivables and Payments Under Assigned Agreements.

          (i) It shall notify each Project Party and each account debtor or obligor under the Receivables of the assignment thereof to the Administrative Agent, and instruct each of them that all payments due or to become due and all amounts payable to such Borrower Entity under any Project Contract or otherwise shall, until the Note, together with interest and all other Obligations, is paid in full, be made, if made by wire transfer, directly to the appropriate Account or Sub-Account specified in this Agreement.

          (ii) If such Person shall receive directly from a Project Party or from any account debtor or other obligor under any Receivable any Revenues or Receivables, such Borrower Entity shall receive such payments in constructive trust for the benefit of the Administrative Agent as security for the payment and performance of the Obligations, shall segregate such payments from its other funds and shall promptly (and in any event within three (3) Business Days of receipt thereof) transfer such payments to the Administrative Agent in the same form as so received (with any necessary endorsement).

     (b) Defense of Account Collateral. Such Borrower Entity shall defend its Account Collateral against all claims and demands of all Persons (other than the Administrative Agent and the other Secured Parties and any other Person holding any Permitted Lien) claiming an interest in any of Account Collateral.

     (c) Location of Office; Jurisdiction of Formation. Such Borrower Entity shall keep its place of business and chief executive office and the office where it keeps its records concerning the Account Collateral, at the address for the Borrower specified in the Credit Agreement; or, upon 30 days' prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action required by Section 2.4 shall have been taken with respect to the Account Collateral. Such Borrower Entity shall provide the Administrative Agent 30 days' prior written notice of any change in its jurisdiction of formation.

     (d) Disposition of Account Collateral. No Borrower Entity shall sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Account Collateral, or create or suffer to exist any Lien upon or with respect to any of the Account Collateral, except (i) for the security interest created by this Agreement and (ii) as otherwise expressly permitted by this Agreement or the Credit Agreement.

     (e) Local Operating Accounts.

          (i) The Borrower has closed each Local Operating Account listed on Part A of Schedule I hereto. No Borrower Entity shall open or permit to exist any Local Operating Account other than those set forth on Part B to
     Schedule I hereto without the prior consent of the Administrative Agent.

          (ii) No Borrower Entity shall permit the amount on deposit at any time in the Local Operating Account to exceed (a) $15,000 for Carr Street Generating Station, L.P. debit account; (b) $50,000 for the Erie Boulevard Hydropower, L.P. debit account; (c) $25,000 for the Astoria Generating Company, L.P. debit account or (d) $75,000 in the aggregate for all such accounts.


                                    ARTICLE X

                              ADMINISTRATIVE AGENT

     Section 10.1 Administrative Agent Appointment. Bank of America, N.A. has been appointed by the Secured Parties to act as the Administrative Agent hereunder. With respect to matters relating to the Administrative Agent, the provisions of Article VIII of the Credit Agreement with respect to the Administrative Agent are incorporated herein mutatis mutandis as if fully set forth herein.

     Section 10.2 Ambiguity or Inconsistency in Security Documents with Proposed Actions. If, with respect to a proposed action to be taken by it, the Administrative Agent shall determine in good faith that the provisions of this Agreement or any other Security Document relating to the functions or responsibilities or discretionary powers of the Administrative Agent are or may be ambiguous or inconsistent, the Administrative Agent shall notify the Secured Parties, identifying the proposed action and the provisions that it considers are or may be ambiguous or inconsistent, and may decline either to perform such function or responsibility or to exercise such discretionary power unless it has received written confirmation that the Required Lenders concur in the circumstances that the action proposed to be taken by the Administrative Agent is consistent with the terms of this Agreement or is otherwise appropriate. The Administrative Agent shall be fully protected in acting or refraining from acting upon the confirmation of the Required Lenders in this respect, and such confirmation shall be binding upon the Administrative Agent and the other Secured Parties.

     Section 10.3 Right and Duties. The Administrative Agent shall be protected in acting and may rely exclusively upon any written notice, certificate, instruction, request or other paper or document, as to the due execution thereof and the validity and effectiveness of the provisions thereof and as to the truth of any information therein contained. The Administrative Agent shall not be liable for any error of judgment or for any act done or step taken or omitted except in the case of its gross negligence or willful misconduct.

                                   ARTICLE XI

                   EXERCISE OF RIGHTS UNDER SECURITY DOCUMENTS

     Section 11.1 Actions Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default and upon written request of the Required Lenders, the Administrative Agent shall be permitted and is hereby authorized to take any and all actions and to exercise any and all rights, remedies and options which it may have under the Security Documents, in each case, to the maximum extent permitted under Requirement of Law.

     Section 11.2 Administration of Collateral. Each of the Secured Parties hereby acknowledges and agrees that the Administrative Agent shall administer the Collateral in the manner contemplated by this Agreement and the Security Documents and the Administrative Agent shall exercise such rights and remedies with respect to the Collateral as are granted to it under the Security Documents in each case, to the maximum extent permitted under Requirements of Law. No Secured Party and no class or classes of Secured Parties shall have any right
(a) to direct the Administrative Agent to take any action in respect of the Collateral other than as provided in this Agreement or the Credit Agreement or
(b) to take any action with respect to the Collateral (i) independently of the Administrative Agent or (ii) other than to direct the Administrative Agent to take action in accordance with this Agreement or the Credit Agreement, to the maximum extent permitted under Requirements of Law.

     Section 11.3 Application of Proceeds After Acceleration. If any Event of Default shall have occurred and be continuing, and if the Administrative Agent (at the direction of the Required Lenders) shall have declared all Loans and all other Obligations under the Credit Agreement to be due and payable thereunder, then, at the direction of the Required Lenders, all Collateral held by the Administrative Agent (including, but not limited to, the Accounts, subject, however, to the terms of Section 5.11 above)) and the proceeds of any sale, disposition or other realization by the Administrative Agent or by any Secured Party upon the Collateral (or any portion thereof) pursuant to the Security Documents shall be distributed in whole or in part by the Administrative Agent in the following order of priority:

     First, to the Administrative Agent for the account of the Administrative Agent in an amount equal to the Administrative Agent Claims due and payable as of the date of such distribution;

     Second, to the Secured Parties (other than the Administrative Agent), ratably, in an amount equal to all costs and expenses incurred by such Secured Parties in accordance with Section 9.04(iii) of the Credit Agreement; provided, that prior to any such distribution, the Administrative Agent shall have received a certificate signed by each such Secured Party, setting forth the amount due and payable to such Secured Party as of the date of such distribution;

     Third, to the Lenders in an amount equal to all Fees and all interest on the Advances due and payable as of the date of such distribution; provided, that prior to any such distribution, the Administrative Agent shall have received certificates signed by each of the Lenders, setting forth the amount due and payable to such Lender as of the date of such distribution; in case such proceeds shall be insufficient to pay in full all such Fees and interest, then to the payment thereof to each Lender, ratably, in proportion to its percentage of the sum of the aggregate amount of all such Fees and interest;

     Fourth, to the Swap Banks in an amount equal to all Swap Claims (other than principal payments) due and payable as of the date of such distribution; provided, that prior to any such distribution, the Administrative Agent shall have received certificates signed by each of the Swap Banks, setting forth the amount due and payable to such Swap Bank, as of the date of such distribution; and in case such proceeds shall be insufficient to pay in full all such Swap Claims, then to the payment thereof to each Swap Bank, ratably, in proportion to its percentage of the sum of the aggregate amount of all such Swap Claims;

     Fifth, ratably, to the Lenders in an amount equal to all principal on the Advances due and payable as of the date of such distribution and to the Swap Banks in an amount equal to all principal due and payable under all Interest Hedge Contracts as of the date of such distribution; provided, that prior to any such distribution, the Administrative Agent shall have received certificates signed by each of the Lenders, setting forth the amount due and payable to such Lender, as of the date of such distribution; and in case such proceeds shall be insufficient to pay in full all such principal, then to the payment thereof to each Lender, ratably, in proportion to its percentage of the sum of the aggregate amount of all such principal;

     Sixth, to the Secured Parties in an amount equal to all other Obligations (which amount shall not include any amounts payable pursuant to clauses First through Fifth, above) due and payable as of the date of such distribution; provided, that prior to any such distribution, the Administrative Agent shall have received certificates signed by each of the Secured Parties, setting forth the amount due and payable to such Secured Party as of the date of such distribution; and in case such proceeds shall be insufficient to pay in full all such Obligations, then to the payment thereof to each Secured Party, ratably, in proportion to its percentage of the sum of the aggregate amount of all such other Obligations;

     Seventh, if the OPMW obligations have not been paid in full in cash, to the extent of any surplus after application of the proceeds of the Collateral contemplated by clauses First through Sixth above, to the OPMW Administrative Agent for distribution in accordance wit the OPMW Deposit Account Agreement;

     Eighth, to the Borrower to the extent of any surplus, after application of the proceeds of the Collateral contemplated by clauses First through Seventh above;

it being understood that the Borrower shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate of the sums referred to in clauses First through Sixth of this Section 11.3.

                                   ARTICLE XII

                                 INDEMNIFICATION

     Section 12.1 Indemnification From Borrower. Without limiting the obligations of the Borrower or the Secured Parties under the Credit Agreement, the Borrower hereby agrees to indemnify and hold harmless the Administrative Agent from and against any and all claims, losses and liabilities arising out of or resulting from (i) any Security Document (including, without limitation, enforcement of such Security Document, but excluding any such claims, losses or liabilities resulting from the Administrative Agent's gross negligence or willful misconduct) or (ii) without limiting Section 2.12 of the Credit Agreement any refund or adjustment of any amount paid or payable to the Administrative Agent under or in respect of any Transaction Document or any other Collateral, or any interest thereon, which may taken by it while it was Administrative Agent.

                                  ARTICLE XIII

                                  MISCELLANEOUS

     Section 13.1 Agreement for Benefit of Parties Hereto. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or to give to, any Person other than the parties hereto and their respective successors and assigns, any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation hereof; and the covenants, stipulations and agreements contained in this Agreement are and shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

     Section 13.2 No Warranties. Except as otherwise expressly provided herein, the Secured Parties have not made to each other nor do they hereby or otherwise make to each other any warranties, express or implied, nor do they assume any liability to each other with respect to the enforceability, validity, value or collectability of the Collateral (or any portion thereof). No Secured Party shall be liable to any other Secured Party for any action or failure to act or any error of judgment, negligence, or mistake, or oversight whatsoever on the part of any Secured Party or any Secured Party's agents, officers, employees or attorneys with respect to any transaction relating to any of the notes or agreements evidencing or entered into with respect to any of the Obligations or any security therefor.

     Section 13.3 Reimbursement of Expenses. The Borrower will pay upon demand to the Administrative Agent the amount of Fees and expenses as agreed between the parties under the Credit Agreement.

     Section 13.4 Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected and/or impaired thereby.

     Section 13.5 Notices. All notices or other communications hereunder shall be given in the manner and at such addresses as are set forth in the Credit Agreement.

     Section 13.6 Successors and Assigns. Whenever in this Agreement any of the parties hereto is named or referred to, the successors and assigns of such party shall be deemed to be included and all covenants, promises and agreements in this Agreement by or on behalf of the respective parties hereto shall bind and inure to the benefit of the respective successors and assigns of such parties, whether so expressed or not.

     Section 13.7 Counterparts. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all counterparts together constituting only one instrument.

     Section 13.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAWS THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE BORROWER OR THE BORROWER SUBSIDIARIES AND THE ADMINISTRATIVE AGENT (FOR THE BENEFIT OF THE

SECURED PARTIES) IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

     Section 13.9 No Impairments of Other Rights. Nothing in this Agreement is intended or shall be construed to impair, diminish or otherwise adversely affect any other rights the Secured Parties may have or may obtain against the Borrower.

     Section 13.10 Amendment; Waiver. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be undertaken and accomplished in accordance with the requirements of Section 9.02 of the Credit Agreement. No delay on the part of any Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Secured Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy.

     Section 13.11 Separate Liability. The obligations of each Secured Party under this Agreement shall be several and not joint, and no Secured party shall be liable or responsible for the acts of any other Secured Party.

     Section 13.12 Incumbency Certificates; Authorized Persons. The Borrower shall furnish to the Administrative Agent on or prior to the Closing Date and from time to time thereafter as may be necessary duly executed incumbency certificates showing the names, titles and specimen signatures of the persons authorized on behalf of such party to take the actions and give the officer's certificates, notifications, approvals and payment instructions required by this Agreement.

     Section 13.13 Headings. Headings herein are for convenience only and shall not be relied upon in interpreting or enforcing this Agreement.

     Section 13.14 Termination; Release. This Agreement shall terminate when all Obligations have been indefeasibly paid in full, the ConEd Letter of Credit and all Commitments have been terminated and all OPMW Obligations have been indefeasibly paid in full, and the Administrative Agent, at the written request and expense of the Borrower, will promptly execute and deliver to the Borrower the proper instruments (which may include Uniform Commercial Code termination statements on form UCC-3) acknowledging the termination of this Agreement, and will promptly duly assign, transfer and deliver to the Borrower (without recourse and without any representation or warranty) free from any interest of the Administrative Agent or Lien granted hereunder such of the Collateral as may be in possession of the Administrative Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement together with such notices to third parties as may be necessary to countermand any notices previously sent to them pursuant hereto

     Section 13.15 Entire Agreement. This Agreement, including the documents referred to herein, embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings of the parties hereto relating to the subject matter herein contained.

     Section 13.16 Limitation of Liability. Notwithstanding anything herein to the contrary, recourse shall be limited as provided in the Credit Agreement and the provisions of Section 9.16 of the Credit Agreement are incorporated herein, mutatis mutandis, as if fully set forth herein.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the date first above written.

                                       ORION POWER NEW YORK, L.P.

                                       By: ORION POWER NEW YORK GP, INC.,
                                             its general partner


                                       By:______________________________________
                                          Name:
                                          Title:


                                       ERIE BOULEVARD HYDROPOWER, L.P.

                                       By: ORION POWER NEW YORK GP, INC.,
                                             its general partner


                                       By:______________________________________
                                          Name:
                                          Title:


                                       CARR STREET GENERATING STATION, L.P.

                                       By: ORION POWER NEW YORK GP, INC.,
                                             its general partner


                                       By:______________________________________
                                          Name:
                                          Title:


                                       ASTORIA GENERATING COMPANY, L.P.

                                       By: ORION POWER NEW YORK GP, INC.,
                                             its general partner


                                       By:______________________________________
                                          Name:
                                          Title:

                                       BANK OF AMERICA, N.A., not in its
                                       individual capacity but solely as
                                       Administrative Agent


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       Address for Notices:
                                       Bank of America, N.A.
                                       101 North Tryon Street
                                       NC1-001-08-19
                                       Charlotte, NC  28255
                                       Telephone:  704-388-6833
                                       Telecopier: 704-386-3324

                                                                       EXHIBIT A
                                                                              to
                                                       DEPOSIT ACCOUNT AGREEMENT


                      [Letterhead of Administrative Agent]

               FORM OF MONTHLY NOTICE OF DEPOSITS AND WITHDRAWALS


                                                                ,          20(1)
                                                          ------  ---------

Orion Power New York, L.P.
[Insert Current Address]

[Lenders]


     RE: ORION POWER NEW YORK, L.P.

     This notice is made pursuant to the Second Amended and Restated Deposit Account Agreement (as amended, supplemented or otherwise modified from time to time, the "Deposit Account Agreement"), dated as of October 28, 2002 among Orion Power New York, L.P. (the "Borrower"), Astoria Generating Company, L.P. ("Astoria Generating"), Erie Boulevard Hydropower, L.P. ("Erie Boulevard"), Carr Street Generating Station, L.P. ("Carr Street Generating") and Bank of America, N.A., as administrative agent (the "Administrative Agent"). Capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement referred to in such Deposit Account Agreement.

     Pursuant to Section 3.1 of the Deposit Account Agreement, the undersigned representative of the Administrative Agent hereby notifies you that as of the date hereof, attached is a schedule of all amounts deposited and withdrawn from the Accounts (including any earnings thereon from Permitted Investments) during, and for the month ending, ________________, 20_____.


                                             BANK OF AMERICA, N.A., as
                                             Administrative Agent


                                         By
                                            ------------------------------------
                                            Name:
                                            Title:

Attachment

1.   Schedule of Deposit to, Withdrawals from, and the earnings on Accounts





--------------------

(1) Insert date which is on or before the tenth (10th) day of each month.

                                                                       EXHIBIT B
                                                                              to
                                                       DEPOSIT ACCOUNT AGREEMENT


                   [Letterhead of Orion Power New York, L.P.]

                    FORM OF NOTICE OF MONTHLY OPERATING COSTS


                                                                ,          20(2)
                                                          ------  ---------

Bank of America, N.A.,
  As Administrative Agent
[Insert Current Address]


     RE: ORION POWER NEW YORK, L.P.

     This notice is made pursuant to the Second Amended and Restated Deposit Account Agreement (as amended, supplemented or otherwise modified from time to time, the "Deposit Account Agreement"), dated as of October 28, 2002 among Orion Power New York, L.P. (the "Borrower"), Astoria Generating Company, L.P. ("Astoria Generating"), Erie Boulevard Hydropower, L.P. ("Erie Boulevard"), Carr Street Generating Station, L.P. ("Carr Street Generating") and Bank of America, N.A., as administrative agent (the "Administrative Agent"). Capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement referred to in such Deposit Account Agreement.

     Pursuant to Section 3.2 of the Deposit Account Agreement, the undersigned Responsible Officer of the Borrower hereby notifies you that as of the date hereof, attached is a schedule of (i) the Actual Operating Costs and Cash Collateral amounts actually incurred by each Borrower Entity during the current month as of the date hereof; (ii) the amount of Operator Labor Expenses due and payable by such Borrower Entity in the immediately succeeding month (together with wire instructions for the appropriate Operator account); (iii) the balance on deposit in each such Borrower Entity's Local Operating Account as of the date hereof; (iv) the good faith estimate of the Operating Costs (including Requested Operational Prepayments) and the Requested Cash Collateral expected to be incurred from and after the date hereof through the expiration of the month hereof; and (v) the amount of funds necessary to pay Operating Costs (including Requested Operational Prepayments) and the Requested Cash Collateral expected to be incurred by each Borrower Entity in the immediately succeeding month.




------------------

(2)  Insert date which is on or before the 10th day of each calendar month.

     All amounts withdrawn from each Local Operating Account during, and for the month ending, ________________, 20_____ have been used solely for the payment of Operating Costs (excluding amounts attributable to Allowance Purchases unless 100% of the amount on deposit in the Allowance Purchase Reserve Account has been used to make Allowance Purchases) in accordance with the Operating Budget currently in effect (as administered pursuant to Section 5.11 of the Credit Agreement) and Cash Collateral payments.



                                         ORION POWER NEW YORK, L.P.,
                                         By: Orion Power New York, GP, Inc.,
                                               its General Partner



                                         By
                                            ------------------------------------
                                            Name:
                                            Title:


Attachment

1. Schedule of (i) Actual Operating Costs and Cash Collateral actually paid during such month, and (ii) a good faith estimate of Operating Costs and Requested Cash Collateral for the remainder of such month and the immediately succeeding month.

                                                                       EXHIBIT C
                                                                              to
                                                       DEPOSIT ACCOUNT AGREEMENT


                   [Letterhead of Orion Power New York, L.P.]

                        FORM OF NOTICE OF CASH COLLATERAL


                                                                , 20         (3)
                                                          ------  ---------


Bank of America, N.A.,
  As Administrative Agent
[Insert Current Address]


     RE: ORION POWER NEW YORK, L.P.

     This notice is made pursuant to the Second Amended and Restated Deposit Account Agreement (as amended, supplemented or otherwise modified from time to time, the "Deposit Account Agreement"), dated as of October 28, 2002 among Orion Power New York, L.P. (the "Borrower"), Astoria Generating Company, L.P. ("Astoria Generating"), Erie Boulevard Hydropower, L.P. ("Erie Boulevard"), Carr Street Generating Station, L.P. ("Carr Street Generating") and Bank of America, N.A., as administrative agent (the "Administrative Agent"). Capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement referred to in such Deposit Account Agreement.

     Pursuant to Section 3.3 of the Deposit Account Agreement, the undersigned Responsible Officer of the Borrower hereby requests that Cash Collateral in the amount of $___________ be distributed pursuant to Section 5.2(e) of the Deposit Account Agreement to the Operating Account. The undersigned Responsible Officer of the Borrower hereby certifies that the conditions for obtaining Cash Collateral as set forth in Section 6.07(c) of the Credit Agreement all have been met.





-------------------

(3) Insert date which does not occur during any calendar week in which a Notice of Monthly Operating Costs is due.

                                        ORION POWER NEW YORK, L.P.,
                                        By: Orion Power New York, GP, Inc.,
                                              its General Partner



                                        By
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                       EXHIBIT D
                                                                              to
                                                       DEPOSIT ACCOUNT AGREEMENT


                   [Letterhead of Orion Power New York, L.P.]

                    FORM OF NOTICE OF OPERATIONAL PREPAYMENT


                                                                , 20         (4)
                                                          ------  ---------

Bank of America, N.A.,
  As Administrative Agent
[Insert Current Address]


     RE: ORION POWER NEW YORK, L.P.

     This notice is made pursuant to the Second Amended and Restated Deposit Account Agreement (as amended, supplemented or otherwise modified from time to time, the "Deposit Account Agreement"), dated as of October 28, 2002 among Orion Power New York, L.P. (the "Borrower"), Astoria Generating Company, L.P. ("Astoria Generating"), Erie Boulevard Hydropower, L.P. ("Erie Boulevard"), Carr Street Generating Station, L.P. ("Carr Street Generating") and Bank of America, N.A., as administrative agent (the "Administrative Agent"). Capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement referred to in such Deposit Account Agreement.

     Pursuant to Section 3.3 of the Deposit Account Agreement, the undersigned Responsible Officer of the Borrower hereby requests an Operational Prepayment in the amount of $___________ be distributed pursuant to Section 5.2(d) of the Deposit Account Agreement to the Operating Account. The undersigned Responsible Officer of the Borrower hereby certifies that the conditions for obtaining Operational Prepayments as set forth in Section 6.07(b) of the Credit Agreement all have been met.





--------------------

(1) Insert date which does not occur during any calendar week in which a Notice of Monthly Operating Costs is due.

                                          ORION POWER NEW YORK, L.P.,
                                          By: Orion Power New York, GP, Inc.,
                                                its General Partner



                                          By
                                             -----------------------------------
                                             Name:
                                             Title:

                                                                  EXHIBIT G-1 TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT


                                    [FORM OF]
            AMENDED AND RESTATED SECURITIES ACCOUNT CONTROL AGREEMENT


     This Amended and Restated Securities Account Control Agreement, dated as of October 28, 2002 (this "Agreement"), among Orion Power New York, L.P. (the "Debtor"), Bank of America, N.A., as OPNY Administrative Agent and as the senior secured party (in such capacity, the "Senior Secured Party"), Bank of America, N.A., as OPMW Administrative Agent and as the junior secured party (in such capacity, the "Junior Secured Party"), and Bank of America, N.A., as the securities intermediary (in such capacity, the "Securities Intermediary").

     1. DEFINED TERMS. All references herein to the "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York. The following terms shall have the following respective meanings:

     "Accounts" shall have the meaning set forth in Section 2 hereof.

     "Intercreditor Agreement" shall mean that certain Collateral Agency and Intercreditor Agreement, dated as of even date herewith, among the Senior Secured Party, the Junior Secured Party, Bank of America, N.A., as collateral agent, the financial institutions from time to time party to the OPNY Credit Agreement and the financial institutions from time to time party to the OPMW Credit Agreement.

     "OPMW Administrative Agent" shall mean Bank of America, N.A., in its capacity as Administrative Agent to the Lenders (as defined in the OPMW Credit Agreement) under the OPMW Credit Agreement.

     "OPMW Credit Agreement" shall mean that certain Second Amended and Restated Credit Agreement, dated as of even date herewith, among the Debtor, the OPMW Administrative Agent, Banc of America Securities LLC and BNP Paribas as lead arrangers and joint book runners, BNP Paribas, as syndication agent, Bank of America, N.A., as issuing bank, The Bank of Nova Scotia, Mizuho Corporate Bank, Ltd and Bayerische Hypo-Und Vereinsbank, AG New York Branch, as documentation agents, and the financial institutions from time to time party thereto, as lenders.

     "OPMW Deposit Account Agreement" shall mean that certain Second Amended and Restated Deposit Account Agreement, dated as of even date herewith, among Orion Power MidWest, L.P., Twelvepole Creek, LLC, and the OPMW Administrative Agent.

     "OPNY Administrative Agent" shall mean Bank of America, N.A., in its capacity as Administrative Agent to the Lenders (as defined in the OPNY Credit Agreement) under the OPNY Credit Agreement.

     "OPNY Credit Agreement" shall mean that certain Amended and Restated Credit Agreement, dated as of even date herewith, among the Debtor, the OPNY Administrative Agent, Banc of America Securities LLC and BNP Paribas as lead arrangers and joint book runners, BNP Paribas, as syndication agent, Bank of America, N.A., as issuing bank, Union Bank of California, N.A., CoBank, ACB and Bayerische Hypo-Und Vereinsbank AG, New York Branch as documentation agents, and the financial institutions from time to time party thereto, as lenders.

     "OPNY Deposit Account Agreement" shall mean that certain Second Amended and Restated Deposit Account Agreement, dated as of even date herewith, among the Debtor, Erie Boulevard Hydropower, L.P., Carr Street Generating Station, L.P., Astoria Generating Company, L.P., and the OPNY Administrative Agent.

     "OPNY Financing Documents" shall have the meaning assigned to the term "Financing Documents" in the OPNY Credit Agreement.

     "OPNY Termination Event" shall mean the occurrence of an OPNY Obligation Termination or an OPNY Note Exchange, as each such term is defined in the Intercreditor Agreement.

     2. ESTABLISHMENT OF SECURITIES ACCOUNT. The Securities Intermediary hereby confirms that (i) the Securities Intermediary has established those accounts set forth on Schedule 1 attached hereto (such accounts and any successor accounts the "Accounts"), (ii) the Securities Intermediary has terminated those accounts set forth on Schedule 2 attached hereto, (iii) each Account is a "securities account" as such term is defined in ss. 8-501(a) of the UCC, (iv) the Securities Intermediary shall, subject to the terms of this Agreement, treat the Debtor as entitled to exercise the rights that comprise any financial asset credited to the Accounts, (v) all property delivered to the Securities Intermediary pursuant to the OPNY Deposit Account Agreement or any other OPNY Financing Document will be promptly credited to the Accounts, and (vi) all securities or other property underlying any financial assets credited to the Accounts shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to any Account be registered in the name of the Debtor, payable to the order of the Debtor or specially indorsed to the Debtor except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank.

     3. "FINANCIAL ASSETS" ELECTION. The parties hereto hereby agree that each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Accounts shall be treated as a "financial asset" within the meaning ofss.8-102(a)(9) of the UCC.

     4. ENTITLEMENT ORDERS. If at any time the Securities Intermediary shall receive an "entitlement order" (within the meaning of ss. 8-102(a) (8) of the UCC) issued by the Senior Secured Party, or, upon notice from the OPNY Administrative Agent to the Securities Intermediary of the occurrence of an OPNY Termination Event, issued by the Junior Secured Party, relating to any Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Debtor or any other person.

     5. CHOICE OF LAW. Both this Agreement and the Accounts shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, the State of New York shall be deemed to be the Securities Intermediary's jurisdiction and the Accounts (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York.

     6. AMENDMENTS. No amendment or modification of this agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

     7. NOTICE OF ADVERSE CLAIM . Except for the claims and interest of the Senior Secured Party, the Junior Secured Party and of the Debtor in the Accounts, the Securities Intermediary does not know of any claim to, or interest in, the Accounts or in any "financial asset" (as defined in ss. 8-102(a)(9) of the UCC) credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Account or in any financial asset carried therein, the Securities Intermediary will promptly notify the Senior Secured Party, the Junior Secured Party and the Debtor thereof.

     8. TAX REPORTING. All items of income, gain, expense and loss recognized in the Accounts shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.

     9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SECURITIES INTERMEDIARY. The Securities Intermediary hereby makes the following representations, warranties and covenants:

     (a) The Accounts have been established as set forth in Section 2 above and each Account will be maintained in the manner set forth herein until termination of this Agreement. The Securities Intermediary shall not change the name or account number of any Account without the prior written consent of the Senior Secured Party.

     (b) No financial asset is or will be registered in the name of Debtor, payable to its order, or specially endorsed to it, except to the extent such financial asset has been endorsed to the Securities Intermediary or in blank.

     (c) The Securities Intermediary has not entered into, and until the termination of this agreement will not enter into, any agreement with any other person relating to any of the Accounts and/or any financial assets credited thereto pursuant to which it has agreed, or will agree, to comply with entitlement orders (as defined in ss. 8-102(a)(8) of the UCC) of such person. The Securities Intermediary has not entered into any other agreement with the Debtor, the Senior Secured Party or the Junior Secured Party purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as set forth in Section 4 hereof.

     10. SUCCESSORS. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives.

     11. NOTICES. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

         Debtor:                        Orion Power New York, L.P.
                                        1111 Louisiana Street
                                        Houston, TX 77002
                                        Attn.:  Senior Vice President - Finance
                                        Ph.:(713)207-3160
                                        Fax:(713)207-0988

                                        With a copy to:
                                        1111 Louisiana Street
                                        Houston, TX  77002
                                        Attn.:  General Counsel
                                        Ph.: (713) 207-7265
                                        Fax: (713) 393-0140


         Senior Secured Party,
         Junior Secured Party,
         the OPNY Administrative Agent
         and Securities Intermediary:

                                         Bank of America, N.A.
                                         101 North Tryon Street
                                         NC1-001-08-19
                                         Charlotte, NC  28255
                                         Attention:  Laura S. Ryan

Any party may change his address for notices in the manner set forth above.

     12. TERMINATION. The rights and powers granted herein to each of the Senior Secured Party and the Junior Secured Party have been granted in order to perfect its security interests in the Accounts and all financial assets credited to the Accounts, are powers coupled with an interest and will neither be affected by the bankruptcy of Debtor nor by the lapse of time. The obligations of the Securities Intermediary hereunder shall continue in effect until the Senior Secured Party or the Junior Secured Party notifies the Securities Intermediary in writing that the security interests of the Senior Secured Party and the Junior Secured Party in the Accounts have been terminated pursuant to the terms of the Intercreditor Agreement and the other Financing Documents.

     13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

     14. SECURITIES INTERMEDIARY'S JURISDICTION. This Agreement shall be the only agreement entered into by the parties that governs both the Securities Intermediary's jurisdiction and the Accounts.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                         ORION POWER NEW YORK, L.P.


                                         By: Orion Power New York GP, Inc.,
                                         its general partner

                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                         Address: 1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: Senior Vice President -
                                                        Finance
                                         Telephone: (713) 207-3160
                                         Telecopy: (713) 207-0988

                                         With a copy to:
                                         Address: 1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: General Counsel
                                         Telephone: (713) 207-7265
                                         Telecopy: (713) 393-0140


                                         BANK OF AMERICA, N.A., as OPNY
                                         Administrative Agent and
                                         Senior Secured Party


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                         Address: 101 North Tryon Street
                                                  NC1-001-08-19
                                                  Charlotte, NC  28255
                                                  Attn:  Laura S. Ryan
                                         Telecopy: (704) 386-3324

                                         BANK OF AMERICA, N.A., as OPMW
                                         Administrative Agent and
                                         Junior Secured Party


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                         Address: 101 North Tryon Street
                                                  NC1-001-08-19
                                                  Charlotte, NC  28255
                                                  Attn:  Laura S. Ryan
                                         Telecopy: (704) 386-3324


                                         BANK OF AMERICA, N.A. as
                                         Securities Intermediary


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                         Address: 101 North Tryon Street
                                                  NC1-001-08-19
                                                  Charlotte, NC  28255
                                                  Attn:  Laura S. Ryan
                                         Telecopy: (704) 386-3324

                                                                      Schedule 1
                                                                              To
                                                            Amended and Restated
                                                              Securities Account
                                                               Control Agreement


                                    Accounts


      Account Name                                             Account Number
      ------------                                             --------------

Orion Power New York
Revenue Account                                                  3751355962

Orion Power New York
Operating Account                                                3751355975

Orion Power New York
Debt Service Account                                             3751356039

Orion Power New York
Extraordinary Proceeds Account                                   3751356042

Orion Power New York
Insurance Proceeds Account                                       3751356055

Orion Power New York
Major Maintenance Reserve Account                                3751356068

Orion Power New York
Debt Service Reserve Account                                     3751356071

Orion Power New York
Prepayment Account                                               3751356084

Orion Power New York
Distribution Account                                             3751356097

Orion Power New York
O&M Reserve Account                                              3751365538

Astoria Generating Revenue Account                               3751356107

Erie Boulevard Revenue Account                                   3751356110

Carr Street Generating Revenue Account                           3751356123

Astoria Generating Operating Account                             3751356136

Erie Boulevard Operating Account                                 3751356149

Carr Street Generating Operating Account                         3751356152

Erie Boulevard Loan Proceeds Sub-Account                         3751355991

Carr Street Generating Loan Proceeds Sub-Account                 3751356000

Astoria Generating Loan Proceeds Sub-Account                     3751356013

                                                                      Schedule 2
                                                                              To
                                                            Amended and Restated
                                                              Securities Account
                                                               Control Agreement


                                 Closed Accounts


      Account Name                                             Account Number
      ------------                                             --------------

Orion Power New York
Loan Proceeds Account                                            3751355988

Orion Power New York
Equity Proceeds Account                                          3751356026

                                                                  EXHIBIT G-2 TO
                                                     SECOND AMENDED AND RESTATED
                                                                CREDIT AGREEMENT

                                    [FORM OF]
                      SECURITIES ACCOUNT CONTROL AGREEMENT


         This Securities Account Control Agreement, dated as of October 28, 2002 (this "Agreement"), among Orion Power Capital, LLC (the "Debtor" ), Bank of America, N.A., as Collateral Agent and as the secured party (in such capacity, the "Secured Party") and Bank of America, N.A., as the securities intermediary (in such capacity, the "Securities Intermediary"). Capitalized terms used but not defined herein shall have the meaning assigned in the Deposit Account Agreement, dated as of October 28, 2002 (the "Deposit Account Agreement"), between the Debtor and the Secured Party. All references herein to the "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

         1. ESTABLISHMENT OF SECURITIES ACCOUNT. The Securities Intermediary hereby confirms that (i) the Securities Intermediary has established those accounts set forth on Schedule 1 attached hereto (such accounts and any successor accounts the "Accounts"), (ii) each Account is a "securities account" as such term is defined in ss. 8-501(a) of the UCC, (iii) the Securities Intermediary shall, subject to the terms of this Agreement, treat the Debtor as entitled to exercise the rights that comprise any financial asset credited to the Accounts, (iv) all property delivered to the Securities Intermediary pursuant to the Deposit Account Agreement, or any other Subsidiary Financing Document will be promptly credited to the Accounts, and (v) all securities or other property underlying any financial assets credited to the Accounts shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to any Account be registered in the name of the Debtor, payable to the order of the Debtor or specially indorsed to the Debtor except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank.

         2. "FINANCIAL ASSETS" ELECTION. The parties hereto hereby agree that each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Accounts shall be treated as a "financial asset" within the meaning of ss. 8-102(a) (9) of the UCC.

         3. ENTITLEMENT ORDERS. If at any time the Securities Intermediary shall receive an "entitlement order" (within the meaning of ss. 8-102(a) (8) of the UCC) issued by the Secured Party and relating to any Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Debtor or any other person.

         4. CHOICE OF LAW. Both this Agreement and the Accounts shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, the State of New York shall be deemed to be the Securities Intermediary's jurisdiction and the Accounts (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York.

         5. AMENDMENTS. No amendment or modification of this agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

         6. NOTICE OF ADVERSE CLAIM . Except for the claims and interest of the Secured Party and of the Debtor in the Accounts, the Securities Intermediary does not know of any claim to, or interest in, the Accounts or in any "financial asset" (as defined in ss. 8-102(a) of the UCC) credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Account or in any financial asset carried therein, the Securities Intermediary will promptly notify the Secured Party and Debtor thereof.

         7. TAX REPORTING. All items of income, gain, expense and loss recognized in the Accounts shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.

         8. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SECURITIES INTERMEDIARY. The Securities Intermediary hereby makes the following representations, warranties and covenants:

         (a) The Accounts have been established as set forth in Section 1 above and each Account will be maintained in the manner set forth herein until termination of this Agreement. The Securities Intermediary shall not change the name or account number of any Account without the prior written consent of the Secured Party.

         (b) No financial asset is or will be registered in the name of Debtor, payable to its order, or specially endorsed to it, except to the extent such financial asset has been endorsed to the Securities Intermediary or in blank.

         (c) The Securities Intermediary has not entered into, and until the termination of this agreement will not enter into, any agreement with any other person relating to any of the Accounts and/or any financial assets credited thereto pursuant to which it has agreed, or will agree, to comply with entitlement orders (as defined in ss. 8-102(a) (8) of the UCC) of such person. The Securities Intermediary has not entered into any other agreement with the Debtor or the Secured Party purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as set forth in
Section 3 hereof.

         9. SUCCESSORS. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives.

         10. NOTICES. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

         Debtor:                            Orion Power Capital, LLC
                                            1111 Louisiana Street
                                            Houston, TX 77002
                                            Attn.:  Senior Vice President -
                                                    Finance
                                            Ph.:(713)207-3160
                                            Fax:(713)207-0988

                                            With a copy to:
                                            1111 Louisiana Street
                                            Houston, TX  77002
                                            Attn.:  General Counsel
                                            Ph.: (713) 207-7265
                                            Fax: (713) 393-0140

         Secured Party
         and Securities Intermediary:       Bank of America, N.A.
                                            101 North Tryon Street
                                            NC1-001-08-19
                                            Charlotte, NC  28255
                                            Attention:  Laura S. Ryan

Any party may change his address for notices in the manner set forth above.

         11. TERMINATION. The rights and powers granted herein to the Secured Party have been granted in order to perfect its security interests in the Accounts and all financial assets credited to the Accounts, are powers coupled with an interest and will neither be affected by the bankruptcy of Debtor nor by the lapse of time. The obligations of the Securities Intermediary hereunder shall continue in effect until the security interests of the Secured Party in the Accounts have been terminated pursuant to the terms of the Deposit Account Agreement and the Secured Party has notified the Securities Intermediary of such termination in writing.

         12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

         13. SECURITIES INTERMEDIARY'S JURISDICTION. This Agreement shall be the only agreement entered into by the parties that governs both the Securities Intermediary's jurisdiction and the Accounts.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                   ORION POWER CAPITAL, LLC


                                   By:
                                      --------------------------------------
                                   Name:
                                   Title:

                                   Address:  1111 Louisiana Street
                                             Houston, TX 77002
                                             Attn:  Senior Vice President -
                                                    Finance
                                   Telephone: (713) 207-3160
                                   Telecopy: (713) 207-0988

                                   With a copy to:
                                   Address:  1111 Louisiana Street
                                             Houston, TX 77002
                                             Attn:  General Counsel
                                   Telephone: (713) 207-7265
                                   Telecopy: (713) 393-0140


                                   BANK OF AMERICA, N.A., as Collateral Agent and Secured Party


                                   By:
                                      --------------------------------------
                                   Name:
                                   Title:

                                   Address:  101 North Tryon Street
                                             NC1-001-08-19
                                             Charlotte, NC  28255
                                             Attn:  Laura S. Ryan
                                   Telecopy: (704) 386-3324

                                   BANK OF AMERICA, N.A. as Securities
                                   Intermediary


                                   By:
                                      --------------------------------------
                                   Name:
                                   Title:

                                   Address:  101 North Tryon Street
                                             NC1-001-08-19
                                             Charlotte, NC  28255
                                             Attn:  Laura S. Ryan
                                   Telecopy: (704) 386-3324

                                                                 EXHIBIT H -1 TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT


================================================================================


                              AMENDED AND RESTATED
                        ASSIGNMENT AND SECURITY AGREEMENT


                                     between


                           ORION POWER NEW YORK, L.P.


                                       and


                             BANK OF AMERICA, N.A.,

                             as Administrative Agent






                          Dated as of October 28, 2002



================================================================================

                                TABLE OF CONTENTS

SECTION 1.        DEFINITIONS.....................................................................................2

SECTION 2.        ASSIGNMENT; SECURITY INTERESTS; INSURANCE PROCEEDS..............................................5

    2.01          PLEDGE; ASSIGNMENT; GRANT OF SECURITY INTERESTS.................................................5
    2.02          POWER OF ATTORNEY...............................................................................8

SECTION 3.        GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS..............................................10

    3.01          NECESSARY FILINGS..............................................................................11
    3.02          NO LIENS.......................................................................................11
    3.03          OTHER FINANCING STATEMENTS.....................................................................11
    3.04          JURISDICTION OF ORGANIZATION; CHIEF EXECUTIVE OFFICE, RECORDS..................................11
    3.05          RECOURSE.......................................................................................12
    3.06          CONSENTS.......................................................................................12
    3.07          PLEDGED PERMITS................................................................................13
    3.08          FARM PRODUCTS; TIMBER; AS-EXTRACTED COLLATERAL.................................................14
    3.09          COMMERCIAL TORT CLAIMS.........................................................................14
    3.10          LETTERS OF CREDIT..............................................................................14
    3.11          CHATTEL PAPER..................................................................................14
    3.12          BANK ACCOUNTS..................................................................................14

SECTION 4.        SPECIAL PROVISIONS CONCERNING RECEIVABLES; CONTRACT RIGHTS; INSTRUMENTS........................14

    4.01          ADDITIONAL REPRESENTATIONS AND WARRANTIES......................................................14
    4.02          MAINTENANCE OF RECORDS.........................................................................15
    4.03          PAYMENTS UNDER ASSIGNED AGREEMENTS, RECEIVABLES AND GENERAL INTANGIBLES........................15
    4.04          DIRECTION TO ACCOUNT DEBTORS; CONTRACTING PARTIES; ETC.........................................15
    4.05          MODIFICATION OF TERMS, ETC.....................................................................15
    4.06          COLLECTION.....................................................................................16

SECTION 5.        SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADEMARKS...............................16

    5.01          INFRINGEMENTS..................................................................................16
    5.02          OTHER PATENTS, COPYRIGHTS AND TRADEMARKS.......................................................17
    5.03          REMEDIES.......................................................................................17

SECTION 6.        PROVISIONS CONCERNING ALL ASSIGNMENT REVENUES AND ASSIGNMENT COLLATERAL; INSURANCE.............17

    6.01          PROTECTION OF THE ADMINISTRATIVE AGENT'S INTERESTS.............................................17

    6.02          FURTHER ACTIONS................................................................................17
    6.03          FINANCING STATEMENTS...........................................................................18

SECTION 7.        REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT...................................................18

    7.01          REMEDIES; OBTAINING THE ASSIGNMENT COLLATERAL UPON DEFAULT.....................................18
    7.02          REMEDIES, DISPOSITION OF THE ASSIGNMENT COLLATERAL.............................................19
    7.03          WAIVER OF CLAIMS...............................................................................20
    7.04          APPLICATION OF PROCEEDS........................................................................21
    7.05          REMEDIES CUMULATIVE............................................................................21
    7.06          DISCONTINUANCE OF PROCEEDINGS..................................................................21
    7.07          GRANT OF LICENSE OR SUB-LICENSE TO USE PATENT, TRADEMARK, COPYRIGHT AND LICENSE COLLATERAL.....22

SECTION 8.        INDEMNITY; EXPENSES............................................................................22


SECTION 9.        MISCELLANEOUS..................................................................................22

    9.01          NOTICES........................................................................................22
    9.02          WAIVER, AMENDMENT; SEVERABILITY................................................................23
    9.03          OBLIGATIONS ABSOLUTE...........................................................................23
    9.04          SUCCESSORS AND ASSIGNS.........................................................................24
    9.05          HEADINGS DESCRIPTIVE, ETC......................................................................24
    9.06          GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE............................................24
    9.07          THE BORROWER'S DUTIES..........................................................................26
    9.08          TERMINATION; RELEASE...........................................................................26
    9.09          EXECUTION IN COUNTERPARTS......................................................................26
    9.10          APPLICABILITY OF DEPOSIT ACCOUNT AGREEMENT.....................................................27
    9.11          LIMITATION OF RECOURSE.........................................................................27
    9.12          AMENDMENT AND RESTATEMENT......................................................................27


Schedules

Schedule 1        Commercial Tort Claim Judgments
Schedule 2        Name; Jurisdiction of Organization; Location


Exhibits

Exhibit A         Assignment of Security Interest in United States Patents
                  and Trademarks

Exhibit B         Assignment of Security Interest in United States Copyrights

                              AMENDED AND RESTATED
                        ASSIGNMENT AND SECURITY AGREEMENT

         AMENDED AND RESTATED ASSIGNMENT AND SECURITY AGREEMENT, dated as of October 28, 2002 (this "Agreement"), between ORION POWER NEW YORK, L.P., a limited partnership organized under the laws of the State of Delaware (the "Borrower"), and BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successors and assigns, the "Administrative Agent") for the benefit of the Secured Parties (as defined in the Credit Agreement).

                              W I T N E S S E T H:

         WHEREAS, the Borrower has entered into an Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), with the Administrative Agent, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "Lenders"), pursuant to which the Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the Borrower to finance a portion of the purchase price of the Portfolio Assets (as defined in the Credit Agreement) and to provide working capital availability to the Borrower;

         WHEREAS, it is a condition precedent to the obligations of the Lenders under the Credit Agreement that this Agreement shall have been entered into by the parties hereto and shall be in full force and effect; and

         WHEREAS, the Borrower, each Subsidiary of the Borrower and the Administrative Agent have entered into that certain Amended and Restated Deposit Account Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Deposit Account Agreement"), providing for, among other things, the establishment of the Accounts (as defined in the Credit Agreement) and the application of the proceeds of the Collateral (as hereinafter defined);

         NOW, THEREFORE, in consideration of the benefits to the Borrower, the receipt and sufficiency of which are hereby acknowledged, the Borrower hereby makes the following assignments, representations and warranties to the Administrative Agent, for the benefit of the Secured Parties, and hereby covenants and agrees with the Administrative Agent, in each case, as follows:

         Section 1. DEFINITIONS. (a) For all purposes of this Agreement, (i) capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement, (ii) unless otherwise specified or otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the UCC (as hereinafter defined) are used herein as therein defined and (iii) the principles of construction set forth in Section 1.04 of the Credit Agreement shall apply hereto.

         (b) In addition, the following terms shall have the meanings herein specified:

         "ADMINISTRATIVE AGENT" shall have the meaning provided in the first paragraph of this Agreement.

         "AGREEMENT" shall mean this Amended and Restated Assignment and Security Agreement, as amended, supplemented or otherwise modified from time to time.

         "ASSIGNED AGREEMENTS" shall have the meaning provided in Section 2.01(a)(xi).

         "ASSIGNMENT COLLATERAL" shall have the meaning provided in Section 2.01(a)(xiv).

         "ASSIGNMENT REVENUES" shall have the meaning provided in Section 2.01(a)(i).

         "BORROWER" shall have the meaning provided in the first paragraph of this Agreement.

         "COLLATERAL" shall have the meaning provided in Section 2.01(a).

         "CONTRACT RIGHTS" shall mean all rights of the Borrower (including all rights to payment) under each Assigned Agreement.

         "COPYRIGHT LICENSES" shall mean any written agreement (a) granting any right to any third party under any Copyright of the Borrower or (b) granting any right to the Borrower under any Copyright of any third party.

         "COPYRIGHTS" shall mean all right, title and interest of any person in and to all of the following, whether now owned or hereafter acquired:

          (i) the federally registered United States and foreign copyrights and any renewals thereof;

         (ii)   all other United States and foreign copyrights;

         (iii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental derivative or collective work registrations and pending applications for registrations in the United States Copyright Office;

         (iv) all computer programs, computer data bases, computer program flow diagrams, source codes and object codes related to any or all of the foregoing; and

         (v) all tangible property embodying or incorporating any or all of the foregoing.

         "CREDIT AGREEMENT" shall have the meaning provided in the Recitals of this Agreement.

         "DEPOSIT ACCOUNT AGREEMENT" shall have the meaning provided in the Recitals of this Agreement.

         "DOCUMENTS" shall mean all of the books, ledgers, records, computer programs, tapes, discs, punch cards, data processing software, transaction files, master files and related property and rights (including computer and peripheral equipment) of the Borrower pertaining to or referencing the Collateral.

         "EQUIPMENT" shall have the meaning provided in Section 2.01(a)(ii).

         "GENERAL INTANGIBLES" shall have the meaning provided in Section 2.01(a)(vi).

         "INVENTORY" shall have the meaning provided in Section 2.01(a)(iii).

         "LENDERS" shall have the meaning provided in the Recitals of this Agreement.

         "LICENSE" shall mean any Patent License, Trademark License, Copyright License or other license or sublicense as to which the Borrower is now or hereafter a party.

         "NON-RECOURSE PARTY" shall have the meaning provided in Section 9.11.

         "ORIGINAL AGREEMENT" shall have the meaning provided in Section 9.12.

         "PATENT LICENSE" shall mean any written agreement (i) granting any right to any third party under any Patent of the Borrower or (ii) granting any right to the Borrower under any Patent of any third party.

         "PATENTS" shall mean all right, title and interest of any person in and to all of the following, whether now owned or hereafter acquired:

         (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country;

         (ii) all other letters patent of the United States or any other country and all other applications for letters patent of the United States or any other country; and

         (iii) all reissues, continuations, divisions, continuations-in-part or extensions thereof and the inventions disclosed therein, including the right to make, use and/or sell the inventions disclosed therein.

         "PLEDGED PERMITS" shall have the meaning provided in Section 2.01(a)(vii).

         "PROCEEDS" shall mean all proceeds, including (i) whatever is received upon any collection, exchange, sale or other disposition of any of the Collateral and any property into which any of the Collateral is converted, whether cash or non-cash, (ii) any and all payments or other property (in whatever form) made or due and payable on account of any insurance, indemnity, warranty or guaranty payable to the Borrower with respect to any of the Collateral, (iii) any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft or other involuntary conversion of whatever nature of any asset or property which constitutes Collateral, (iv) any and all payments (in any form whatsoever) made or due and payable in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority, (v) any claim of the Borrower against third parties (A) for past, present or future infringement of any Patent now or hereafter owned by the Borrower or licensed under a Patent License, (B) for past, present or future infringement or dilution of any Trademark now or hereafter owned by the Borrower or licensed under a Trademark License or injury to the goodwill associated with any Trademark now or hereafter owned by the Borrower, (C) for past, present or future infringement of any Copyright now or hereafter owned by the Borrower or licensed under a Copyright License and (D) for past, present or future breach of any License and (vi) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

         "RECEIVABLES" shall have the meaning provided in Section 2.01(a)(iv).

         "RELATED CONTRACTS" shall have the meaning provided in Section 2.01(a)(v).

         "SECURED OBLIGATIONS" shall mean the Obligations.

         "TRADEMARK LICENSE" shall mean any written agreement (a) granting any right to any third party under any Trademark of the Borrower or (b) granting any right to the Borrower under any Trademark of any third party.

         "TRADEMARKS" shall mean all of the following now or hereafter owned by any person (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office, any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof and (ii) all goodwill associated therewith.

         "UCC" shall mean at any time the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that if, by reason of mandatory provisions of law, the validity or perfection of any security interest granted herein is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, then, as to the validity or perfection of such security interest, "UCC" shall mean the Uniform Commercial Code in effect in such other jurisdiction.

         Section 2. ASSIGNMENT; SECURITY INTERESTS; INSURANCE PROCEEDS.

         2.01 Pledge; Assignment; Grant of Security Interests. (a) To secure the prompt and complete payment and performance when due by the Borrower of all of the Obligations, including all amounts payable or to become payable to the Secured Parties by the Borrower under the Financing Documents when and as the same shall become due and payable (whether by acceleration or otherwise) in accordance with the terms thereof, the Borrower hereby assigns and pledges to the Administrative Agent for the benefit of the Secured Parties, and hereby grants to the Administrative Agent for the benefit of the Secured Parties, a security interest in, and lien on, all of the Borrower's right, title and interest in and to the following, whether now owned or hereafter acquired (the "Collateral"):

                  (i) all cash income and receipts derived from the ownership and ordinary course of operation of the Portfolio Assets, including revenues from the sale of energy and other products and services (including electric capacity, ancillary services and transmission services and products), payments received by the Borrower from any Subsidiary pursuant to the Intercompany Notes, Proceeds of business interruption insurance, interest and other income earned on amounts on deposit in the Accounts and any amounts realized by the Borrower under any Interest Hedge Contract (all of the above, collectively, the "Assignment Revenues");

                  (ii) (A) all equipment, wherever located, now or hereafter existing, (B) all fixtures, (C) to the extent not included in the foregoing or in clause (iii), all goods, (D) all parts of any of the foregoing items (A)-(C) and all attachments and accessions thereto, including to the extent not included in the foregoing, all other accessions and (E) all rights in any of the foregoing items (A)-(D) now or hereafter owned or possessed by the Borrower for its benefit (the property described in this clause (ii) being the "Equipment");

                  (iii) all inventory and other tangible personal property held for sale by the Borrower, in all of it is forms, wherever located, and rights therein owned or possessed by the Borrower or for its benefit including but not limited to, (A) with respect to the generation of electric power by the Borrower, raw materials and work in process therefor, finished goods and by-products thereof, and materials used or consumed in the manufacture or production thereof, (B) goods in which the Borrower has an interest in mass or a joint or other interest or right of any kind and (C) goods which are returned to or repossessed by the Borrower, and all accessions to any of the foregoing and products thereof and documents relating thereto (the property described in this clause (iii) being the "Inventory");

                  (iv) all accounts, Contract Rights, chattel paper, Documents, instruments, letters of credit, letter-of-credit rights, documents and other rights or obligations of every kind, now or hereafter existing, whether or not arising out of or in connection with any sale, lease, exchange or other disposition of electric power, or other Inventory, goods or the provision or rendering of any service by or to the Borrower and all tax refunds, tax refund claims or guarantee claims held by or granted to the Borrower (any and all such accounts, Contract Rights, chattel paper, Documents, instruments, obligations and other property described in this clause (iv) being the "Receivables");

                  (v) all rights now or hereafter existing in and to all security agreements, leases and other contracts securing or otherwise relating to any Receivables (the property described in this clause (v) being the "Related Contracts");

                  (vi) all general intangibles, intellectual or other property of any kind or nature now owned or hereafter acquired by the Borrower, including payment intangibles, software, permits, reversionary interests in pension plan assets, inventions, designs, Patents, Copyrights, Trademarks, Licenses and associated goodwill, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software, customer lists, subscription lists, databases and related documentation, registrations, franchises, and all other intellectual or other similar property rights not otherwise described above, but excluding Receivables (the property described in this clause (vi) being the "General Intangibles");

                  (vii) all generating, electricity, environmental and other licenses, permits and approvals of any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or other instrumentality, domestic or foreign, now or hereafter held by the Borrower or in which the Borrower may have an interest and relating to the operation, maintenance, or use and occupancy of the Portfolio Assets, except that any such license, permit or approval which as a matter of law is not assignable is hereby excluded from such lien and security interest to the extent that and for such time as the same shall not be so assignable, and all rights (whether or not earned by performance) under any franchises, documents, licenses, contracts or agreements now owned or hereafter acquired with the rights to all renewals thereof assignable by law (the property described in this clause (vii) being the "Pledged Permits");

                  (viii) (A) all policies of insurance, now or hereafter held by the Borrower (as required under Section 5.06 of the Credit Agreement and the other Financing Documents), including casualty and liability, business interruption and any title insurance, and including all Proceeds therefrom, and (B) all rights, now or hereafter held, by the Borrower to any warranties of any manufacturer or contractor or any other Person;

                  (ix) all books, correspondence, credit files, records, invoices and other Documents, now or hereafter in the possession or control of the Borrower or any Person acting for the Borrower and relating to the Portfolio Assets and all reports of the Independent Engineer or any other Person and all other reports relating to the acquisition, operations, viability, performance, maintenance and output of the Portfolio Assets;

                  (x) all balances, credits, deposits, deposit and securities accounts, investment property, money or moneys whether now existing or hereafter held in the name or on behalf of the Borrower, whether (A) in the possession or control of the Borrower, (B) in the possession or control of, or in transit to, the Administrative Agent, or (C) held by third parties; all monies, documents, instruments, investment property and financial assets required to be deposited with or delivered to the Administrative Agent or any securities intermediary pursuant to any term of this Agreement or any of the other Financing Documents, including all amounts held or deposited in or credited to the Accounts and all cash and all monies and Permitted Investments and other financial assets and investment property and instruments held in or credited to such Accounts;

                  (xi) each Project Contract to which it is a party and each other lease, power, fuel, transportation, management or other agreement now existing or hereafter entered into by the Borrower relating to the acquisition, operation, maintenance or use and occupancy of the Portfolio Assets, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of this Agreement and the Credit Agreement (the agreements described in this clause (xi), as so amended, supplemented or modified, being the "Assigned Agreements"), including all rights of the Borrower (A) to receive moneys due and to become due under or pursuant to the Assigned Agreements, to compel performance and otherwise to exercise all remedies thereunder, including all rights to make determinations, to exercise any election or option contained in such agreements (including termination thereof), to give or receive any notice or consent, to demand and receive any property which is the subject of any of the Assigned Agreements, to file any claims and generally to take any action which (in the opinion of the Administrative Agent or any Secured Party) may be necessary or advisable in connection with any of the foregoing, and (B) to receive the Proceeds of any claim for damages arising out of or for breach of any Assigned Agreement and Proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements;

                  (xii) all commercial tort claims, including those more particularly described in Schedule 1 hereto;

                  (xiii) to the extent not included in clauses (i) through (xii) above, or excepted therein, all other personal property of the Borrower of any kind or description whatsoever, wherever located, whether now owned or hereafter acquired, tangible or intangible; and

                  (xiv) all accessions and additions to, substitutions for, and all replacements, products and Proceeds of any and all of the Collateral (including any proceeds which constitute property of the types described in clauses (i)-(xiii), above) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Administrative Agent is the loss payee thereof or an additional insured thereunder), and any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral, (B) any other amounts from time to time paid or payable under or in connection with any of the Collateral, (C) cash and (D) all supporting obligations (all of the foregoing items in clauses (ii) -
         (xiii) above and in this clause (xiv), collectively, the "Assignment Collateral").

         (b) The sale, assignment, conveyance, setting over, pledge and transfer to the Administrative Agent under this Agreement extends to all Assignment Revenues which the Borrower may acquire at any time during the continuation of this Agreement. The security interest of the Administrative Agent held under this Agreement extends to all Assignment Collateral which the Borrower may acquire at any time during the continuation of this Agreement.

         (c) The Borrower agrees and confirms that the Consents constitute (i) notice to each party to the Assigned Agreements that are the subject of a Consent of (x) the sale assignment, conveyance, setting over, pledge and transfer by the Borrower of the Assignment Revenues and the assignment, charge, conveyance, setting over, pledge and transfer by the Borrower of all of the Borrower's right, title and interest in and to the Assignment Revenues and (y) the assignment, charge, conveyance, setting over, pledge and transfer by the Borrower by way of security, of all the Borrower's right, title and interest in and to the Assignment Collateral and (ii) unconditional and irrevocable instructions from the Borrower to each such party, debtor or obligor that all payments due or to become due and all amounts payable to the Borrower thereunder shall, until the Obligations are indefeasibly paid in full in cash, be made directly to the Revenue Account.

         (d) The Assignment Revenues received pursuant to Section 2.01(a)(i) above shall be applied in accordance with the provisions of the Holdco Deposit Account Agreement and the Deposit Account Agreement.

         2.02 Power of Attorney. The Borrower hereby irrevocably appoints the Administrative Agent as its attorney-in-fact with right of substitution, so that the Administrative Agent or any other Person empowered by the Administrative Agent shall be authorized, without need of further authorization from the Borrower, upon the occurrence and during the continuance of an Event of Default and in preservation of the rights of the Administrative Agent and the Lenders hereunder so long as such Event of Default is continuing and has not been waived by an appropriate vote or other action by the Required Lenders (any action or exercise of powers, rights or remedies under this Section 2.02 to be subject to, and in accordance with, the terms of the Credit Agreement and all applicable Requirements of Law):

                  (a) to effect the sale of any of the Assignment Collateral in one or more transactions to the extent permitted by applicable Requirements of Law and in any commercially reasonable manner as may be determined by the attorney-in-fact, which, subject to the foregoing, may include the direct sale without public auction of any such Assignment Collateral at such price, and upon such terms as may be determined by the attorney-in-fact;

                  (b) to enter upon any premises where the Assignment Collateral or any part thereof may be located without the need for a court order or other form of authority otherwise than upon the authority granted herein;

                  (c) to take and retain actual possession and control of any such Assignment Collateral as receivers without bond or otherwise, and transport any of it to any location as determined by such attorney-in-fact;

                  (d) to make any repairs, additions and improvements on the Assignment Collateral as such attorney-in-fact shall reasonably deem proper or necessary;

                  (e) to administer, manage and use any of the Assignment Collateral;

                  (f) to conclude any agreement and collect any monies thereunder or otherwise due to the Borrower in respect of, or generated through the usage of, any of the Assignment Collateral;

                  (g) to exercise in any commercially reasonable manner any of the rights of the Borrower arising under or in connection with the Assigned Agreements and to designate or delegate to another Person or entity, in substitution of such attorney-in-fact, the exercise in any commercially reasonable manner of such rights of the Borrower, under such terms as such attorney-in-fact shall deem proper or necessary;

                  (h) to collect, claim and receive all monies and avail of all benefits that accrue, and that may become due and payable to the Borrower under the Assigned Agreements and to hold the same as security for the timely payment and discharge by the Borrower of the Secured Obligations, and the faithful performance of the covenants and obligations of the Borrower as set forth in any of the Financing Documents;

                  (i) to send written notice to all the obligors, instructing any or all of them to pay all monies due and owing to the Borrower from time to time under the Assigned Agreements, to the Revenue Account or such other account as may be required or contemplated by the Deposit Account Agreement;

                  (j) to institute and maintain such suits and proceedings as such attorney-in-fact shall deem expedient to prevent any impairment of the Assignment Collateral or to preserve and protect such attorney-in-fact's interest therein;

                  (k) to execute and deliver such deeds of conveyance or sale as may be necessary or proper for the purpose of conveying full title and ownership, free from any claims and rights of the Borrower, to any of the Assignment Collateral, after foreclosure thereof; and

                  (l) in general, to sign such agreements and documents and perform such acts and things required, necessary or, in the opinion of such attorney-in-fact, advisable, to fully accomplish the purpose hereof.

         The Borrower hereby confirms and ratifies any and all actions and things performed or done by the Administrative Agent as the Borrower's attorney-in-fact or any of its representatives in each case pursuant to the powers granted hereunder.

         This special power of attorney shall be deemed coupled with an interest, and cannot be revoked by the Borrower until no Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Obligations are indefeasibly paid in full in cash. Upon the occurrence and during the continuance of any Event of Default, the Borrower shall abstain from exercising any rights under any of the Assigned Agreements which shall be inconsistent with the exercise of the rights and functions herein granted to the Administrative Agent as the attorney-in-fact, including abstaining from collecting, claiming and receiving any monies under the Assigned Agreements, provided, that, nothing herein shall prevent the Borrower from, except during the exercise by the Administrative Agent of any such rights and functions, undertaking the Borrower's operations in the ordinary course of business in accordance with the Assigned Agreements, including collecting, claiming and receiving monies under the Assigned Agreements. To the extent that the Borrower shall receive any monies in respect thereof, notwithstanding the provisions of this Section 2.02, the Borrower shall be deemed to have received such funds for the account of the Administrative Agent and shall hold the same in trust and promptly pay the same to the Administrative Agent for deposit in the Revenue Account (or other account as may be required or contemplated by the Deposit Account Agreement) and application pursuant to the Deposit Account Agreement.

         All reasonable costs, expenses, charges and fees paid or incurred by the Administrative Agent in the exercise of any of the rights, remedies or powers granted hereunder shall be for the account of the Borrower, and the Borrower undertakes promptly on demand to pay the same or, as the case may be, to reimburse the Administrative Agent and/or its agents, representatives, successors and assignees as the case may be, for any monies paid by it with interest thereon at the Default Rate from the date the same shall have been paid by the Administrative Agent and/or its agents, representatives, successors and assigns until actually paid by the Borrower to the extent that there are then insufficient funds available in the Revenue Account for this purpose.

         Section 3. GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

         The Borrower represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement and the satisfaction of the Secured Obligations, as follows:

         3.01 Necessary Filings. As of the Restructuring Effective Date, all filings, registrations, recordings and control necessary or appropriate to create, (i) the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues by the Borrower to the Administrative Agent and (ii) the security interest granted by the Borrower to the Administrative Agent hereby in respect of the Assignment Collateral have been made or accomplished, and (A) the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues to the Administrative Agent pursuant to this Agreement constitutes a valid and enforceable sale, assignment, conveyance, setting over and transfer and (B) the security interest granted to the Administrative Agent pursuant to this Agreement in and to the Assignment Collateral constitutes a valid, enforceable, and upon the filing of (1) all Financing Statements in the filing offices noted on Schedule 2 and (2) if applicable, fully executed Assignments of Security Interests, substantially in the forms of Exhibits A and B hereto, as applicable, by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. ss. 261, 15 U.S.C. ss. 1060 or 17 U.S.C. ss.ss. 205, as applicable, to perfect the security interests granted to the Administrative Agent and the Secured Parties in the federally registered Copyrights, Patents, Trademarks and Licenses, perfected security interest in the Assignment Revenues and Assignment Collateral (except in each case, for (x) Assignment Collateral which is not material, and (y) vehicles and any emergency response boat) superior and prior to the rights of all other Persons therein and, in each case, subject to no other Liens, sales, assignments, conveyances, settings over or transfers other than Permitted Liens.

         3.02 No Liens. The Borrower is, as of the Restructuring Effective Date, as to the Assignment Revenues and Assignment Collateral, and the Borrower is, or will be, as the case may be, as to any Assignment Collateral acquired by it from time to time after the date hereof, the owner of all such Assignment Revenues and Assignment Collateral free from any Lien or other right, title or interest of any Person (other than Permitted Liens) and the Borrower shall defend such Assignment Revenues and Assignment Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Administrative Agent. Without limiting the generality of the foregoing, the Borrower shall not assign, charge, convey, sell, set over, transfer, or grant any security interest in the Assigned Agreements, any of the other Assignment Collateral or any of the Assignment Revenues other than pursuant to the Security Documents or as expressly permitted by the Credit Agreement.

         3.03 Other Financing Statements. There is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Assignment Revenues or the Assignment Collateral and so long as any of the Secured Obligations remain unpaid or any Commitments remain outstanding, the Borrower will not authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Assignment Revenues or the Assignment Collateral, in each case, except financing statements filed or to be filed in respect of and covering the security interests granted hereby, or by the other Security Documents, by the Borrower or Permitted Liens.

         3.04 Jurisdiction of Organization; Chief Executive Office, Records. (a) The jurisdiction of organization of the Borrower, the exact legal name of the Borrower, any other names the Borrower has used in the last five years and the addresses of the Borrower's chief executive office currently and for the last five years are set forth on Schedule 2 hereto. The Borrower will not change its name or its jurisdiction of organization or move its chief executive office except to such new name, jurisdiction or location as may be permitted in accordance with
Section 3.04(b). The originals of all documents evidencing all Receivables, General Intangibles and Contract Rights of the Borrower and the only original books of account and records of the Borrower relating thereto are, and will continue to be, kept at the locations disclosed in Schedule 2, or at such new locations as the Borrower may establish in accordance with Section 3.04(b). All Receivables, General Intangibles and Contract Rights of the Borrower are, and will continue to be, maintained at, and controlled and directed (including for general accounting purposes) from, such office locations shown above, or such new locations as the Borrower may establish in accordance with Section 3.04(b).

         (b) The Borrower shall not change its name or its jurisdiction of organization or establish a new location for its offices until (i) it shall have given to the Administrative Agent not less than thirty (30) days' prior written notice of its intention so to do, clearly describing such new name, jurisdiction or location and providing such other information in connection therewith as the Administrative Agent may reasonably request and (ii) with respect to such new name, jurisdiction or location, it shall have taken all action, reasonably satisfactory to the Administrative Agent, to maintain the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues to the Administrative Agent and the security interest of the Administrative Agent in the Assignment Collateral intended to be granted hereby at all times fully perfected, of first priority and in full force and effect.

         3.05 Recourse. Without limitation of Section 9.11, this Agreement is made with full recourse to the Borrower and pursuant to and in reliance upon all the warranties, representations, covenants and agreements on the part of the Borrower contained herein, in the Credit Agreement, in any of the other Financing Documents and otherwise in writing in connection herewith or therewith.

         3.06 Consents. (a) Except as set forth on Schedule 3.06(a), no other consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required as of the date of the execution and delivery of this Agreement (i) for the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues to the Administrative Agent (other than Assignment Revenue pursuant to contracts that are not material or are not Project Contracts), (ii) for the grant by the Borrower of the pledge, assignment and security interest granted hereby with respect to the Assignment Collateral (other than contracts that are not material or are not Project Contracts) or for the execution, delivery or performance of this Agreement by the Borrower, (iii) for the perfection or maintenance of the sale, assignment, conveyance, setting over and transfer effected hereby with respect to the Assignment Revenues and the pledge, assignment and security interest created hereby with respect to the Assignment Collateral (including the first priority nature of such sale, assignment, conveyance, setting over and transfer by way of security with respect to the Assignment Revenues and such pledge, assignment and security interest with respect to the Assignment Collateral) other than the filing of appropriate financing statements or similar filings in respect of the Assignment Revenues and Assignment Collateral (in each case other than contracts that are not material or are not Project Contracts), or (iv) for the exercise by the Administrative Agent of the rights provided for in this Agreement or the remedies in respect of the Assignment Revenues and the Assignment Collateral pursuant to this Agreement.

         (b) Except as otherwise expressly provided in the Credit Agreement or the Deposit Account Agreement, the Borrower shall obtain, after the date of the execution and delivery of this Agreement, such other consents, authorizations, and approvals and obtain such other actions, and provide such notices to or make such filings with, any Governmental Authority as may be necessary or reasonably requested by the Administrative Agent or any Secured Party, after the date of this Agreement (i) for the sale, assignment conveyance, setting over and transfer of the Assignment Revenues to the Administrative Agent, (ii) for the grant by the Borrower of the pledge, assignment and security interest granted hereby or for the execution, delivery or performance of this Agreement by the Borrower, (iii) for the perfection or maintenance of the sale, assignment, conveyance, setting over and transfer effected hereby with respect to the Assignment Revenues and the pledge, assignment and security interest created hereby with respect to the Assignment Collateral (including the first priority nature of such sale, assignment, conveyance, setting over and transfer by way of security with respect to the Assignment Revenues and such pledge, assignment and security interest with respect to the Assignment Collateral) or (iv) for the exercise by the Administrative Agent of the rights, remedies and powers provided for in this Agreement or the remedies in respect of the Assignment Revenues and the Assignment Collateral pursuant to this Agreement.

         (c) Notwithstanding any provision of this Agreement, each of the parties hereto acknowledges and agrees that (i) any reference to assignment of any right, title or interest in and to any agreement, contract, Contract Right, chattel paper, Document, instrument, letter of credit, document, lease, Governmental Approval or other similar right (collectively "Contract Collateral"), such assignment shall constitute only a grant of a collateral security interest and not an absolute assignment of rights under any Contract Collateral, and (ii) to the extent any grant of a collateral security interest in and to any Contract Collateral would result in the breach of the instrument, contract, agreement or other document evidencing or creating such Contract Collateral security interest shall be deemed to be made subject to obtaining any required consent and approval under such instrument, contract, agreement or other document for such grant of a security interest.

         3.07 Pledged Permits. Upon the occurrence and during the continuance of an Event of Default and after notice to the Borrower that the Administrative Agent intends to exercise remedies pursuant to the Financing Documents, the Borrower shall, at the request of the Administrative Agent, take such steps requested by the Administrative Agent that are necessary to assist and cooperate, to the extent within the Borrower's control using commercially reasonable efforts, in the transfer of the Pledged Permits to the Administrative Agent or any other party or parties designated by the Administrative Agent effective upon transfer of title to the applicable Portfolio Assets to which such Pledged Permits relate, including the filing of a joint application by the Borrower with the Administrative Agent or the Administrative Agent's designees, for the transfer of the Pledged Permits pursuant to 18 C.F.R. Part 9 or any successor or replacement regulations thereto, all pursuant to and to the extent permitted by applicable Requirements of Law.

         3.08 Farm Products; Timber; As-Extracted Collateral. As of the Restructuring Effective Date, none of the Assignment Revenues or the Assignment Collateral constitutes, or is Proceeds of, farm products, timber to be cut or as-extracted collateral. If at any time after the Restructuring Effective Date any of the Assignment Revenues or the Assignment Collateral is farm products, timber to be cut or as-extracted collateral, in each case with a value in excess of $500,000 (as reasonably determined by the Borrower) the Borrower shall take all actions required in accordance with Section 6.02.

         3.09 Commercial Tort Claims. As to any judgment in respect of any commercial tort claim having a value in excess of $500,000 of the Borrower which may arise, the Borrower will notify the Administrative Agent within 45 days of any such commercial tort claim judgment in favor of the Borrower being entered, and the Borrower will execute and deliver to the Administrative Agent such additional security agreements or amendments to this Agreement in form and substance reasonably satisfactory to the Administrative Agent which identify and assign, pledge and create a valid, perfected security interest in such judgments in respect of commercial tort claims of the Borrower as they arise.

         3.10 Letters of Credit. The Borrower will deliver to the Administrative Agent each letter of credit having a stated amount in excess of $500,000 in which it is the beneficiary thereof, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent. The Borrower will take any and all actions within its control necessary (or requested by the Administrative Agent), from time to time, to cause the Administrative Agent to obtain exclusive control of any letter-of-credit rights which have a value exceeding $500,000 owned by the Borrower in a manner reasonably acceptable to the Administrative Agent.

         3.11 Chattel Paper. The Borrower will deliver to the Administrative Agent all tangible chattel paper having a value in excess of $500,000 duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent. The Borrower will also deliver to the Administrative Agent all security agreements securing any such chattel paper and execute UCC financing statement amendments assigning to the Administrative Agent any UCC financing statements filed by such Grantor in connection with such security agreements. The Borrower will mark conspicuously all such chattel paper with a legend, in form and substance reasonably satisfactory to the Administrative Agent, indicating that such chattel paper is subject to the security interests created hereunder.

         3.12 Bank Accounts. The Borrower shall not maintain any deposit accounts or securities accounts other than the Accounts.


         Section 4. SPECIAL PROVISIONS CONCERNING RECEIVABLES; CONTRACT RIGHTS; INSTRUMENTS.

         4.01 Additional Representations and Warranties: As of the time when each Receivable and General Intangible arises, the Borrower shall be deemed to have represented and warranted, to the knowledge of the Borrower and unless otherwise promptly disclosed by the

Borrower in writing to the Administrative Agent upon the Borrower obtaining actual knowledge thereof, that such Receivable or General Intangible, as the case may be, and all records, papers and documents relating thereto (if any) are genuine and in all respects what they purport to be, and that all records, papers and documents (if any) relating thereto (i) will represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of electricity or capacity, or any other merchandise listed therein, or both, and
(ii) are in compliance and will conform with all Requirements of Law, except to the extent that the failure to comply or conform therewith could not reasonably be expected to have a Material Adverse Effect.

         4.02 Maintenance of Records. The Borrower will keep and maintain at its own cost and expense records consistent with GAAP of the Assigned Agreements and the Receivables, including the originals of all documentation (including each Assigned Agreement) with respect thereto, records of all payments received, all credits granted thereon, but subject in each case to customary record retention policies, and all other dealings therewith. The Borrower will make the same available to the Administrative Agent for inspection pursuant to Section 5.08 of the Credit Agreement.

         4.03 Payments Under Assigned Agreements, Receivables and General Intangibles. (a) Non-Payment to the Administrative Agent. If the Borrower shall receive payment directly from any party to an Assigned Agreement (including any letter of credit issued for the benefit of the Borrower in accordance with the terms thereof) or from any account debtor or other obligor under any Receivable, General Intangible or any other payments under such Assigned Agreements, Receivables and General Intangibles, the Borrower shall receive such payments in a constructive trust for the benefit of the Lenders, shall segregate such payments from such party's other funds, and shall promptly transmit and deliver such payments to the Administrative Agent in the same form as so received (with any necessary endorsement).

         (b) Application of Funds. All amounts received by the Administrative Agent pursuant to this Section 4.03 or Section 4.04 shall be deposited into the Revenue Account and applied as set forth in the Deposit Account Agreement.

         4.04 Direction to Account Debtors; Contracting Parties; etc. The Borrower agrees that the Administrative Agent may, upon reasonable notice to the Borrower of its failure to do so, directly notify the obligors with respect to any Receivables, General Intangibles and/or under any Assigned Agreements to make payments with respect thereto as provided in Sections 2.01(c) and 4.03. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may apply, without notice to or assent by the Borrower, any or all amounts then in, or thereafter deposited in, the Accounts in the manner provided in the Deposit Account Agreement. The reasonable costs and expenses (including reasonable attorneys' fees) of collection, whether incurred by the Borrower or the Administrative Agent, shall be borne by the Borrower.

         4.05 Modification of Terms, etc. Except as otherwise provided in the Credit Agreement or as permitted in Section 4.06 hereof, (a) the Borrower shall not rescind or cancel any Indebtedness in any fiscal year in an amount, in the aggregate, in excess of $500,000 for borrowed money, or modify in any manner adverse to the Borrower or the Secured Parties any material term thereof, or make any adjustment materially adverse to the Borrower or the Secured Parties with respect thereto, or grant any extension for performance of the same, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, or sell any Receivable, General Intangible or Assigned Agreements, or interest therein, without the prior written consent of the Administrative Agent, which consent the Administrative Agent will not unreasonably withhold, delay or condition, and (b) the Borrower will duly fulfill all material obligations on its part to be fulfilled under or in connection with the Receivables, the General Intangibles and the Assigned Agreements and will do nothing to impair the security interests of the Administrative Agent (including the creation, attachment and priority thereof) in the Receivables, the General Intangibles or the Assigned Agreements.

         4.06 Collection. The Borrower shall endeavor to cause to be collected from the account debtor named in the Borrower's Receivables and General Intangibles or obligor under any Assigned Agreements, and paid by such account debtor directly to the Revenue Account, as and when due (including amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Receivable, General Intangible or Assigned Agreements, and apply promptly upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, General Intangible or under such Assigned Agreements, except that, unless an Event of Default shall have occurred and be continuing (and shall not have been waived by an appropriate vote or other action by the Required Lenders in accordance with Section 9.02 of the Credit Agreement), the Borrower may allow in the ordinary course of business as adjustments to amounts owing under the Borrower's Receivables, General Intangibles and Assigned Agreements an extension or renewal of the time or times of payment, or settlement, adjustment, release, compromise, settlement or other similar action for less than the total unpaid balance, which the Borrower finds appropriate to enhance collectibility in accordance with sound business judgment. The reasonable costs and expenses (including reasonable attorneys fees) of collection, whether incurred by the Borrower or the Administrative Agent, shall be borne by the Borrower.

         Section 5. SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADEMARKS.

         5.01 Infringements. Within ten (10) Business Days after a Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower shall notify the Administrative Agent and the Lenders in writing of all pertinent details available to it, with respect to any infringement or other violation of the Borrower's rights in, or any claim of any such infringement of, any, Patent, Copyright or Trademark, whether or not such right is presently held by the Borrower or third party. As to each such instance, absent the Required Lenders' authorization to proceed otherwise (as required pursuant to Section 9.02 of the Credit Agreement), which authorization shall not be unreasonably withheld, delayed or conditioned, and to the extent permitted by applicable Requirements of Law, the Borrower shall use commercially reasonable efforts to pursue a remedy.

         5.02 Other Patents, Copyrights and Trademarks. If the Borrower hereafter acquires rights in any Patent, Copyright or Trademark, the Borrower shall deliver to the Administrative Agent and the Lenders within 60 days, a copy of such Patent, Copyright or Trademark and a first priority perfected security interest therein or a collateral assignment thereof, as appropriate.

         5.03 Remedies. If an Event of Default shall occur and be continuing (and shall not have been waived by an appropriate vote or other action as required pursuant to Section 9.02 of the Credit Agreement), the Administrative Agent, acting pursuant to and in accordance with the terms of the Deposit Account Agreement, the other Financing Documents and applicable Requirements of Law may (a) declare the entire right, title, and interest of the Borrower in any Patents, Copyrights and Trademarks vested in the Administrative Agent, in which event such right, title, and interest immediately shall vest in the Administrative Agent; and (b) take and practice or use or sell any or all of such Patents, Copyrights or Trademarks, or take and use or sell the Borrower's rights in such Patents, Copyrights or Trademarks, along with the goodwill and all other elements of the Borrower's ongoing business symbolized by such assets and secured under this Agreement, and the right to carry on the business of the Borrower in connection with which such assets have been used. The Borrower shall execute any other and further documents which the Administrative Agent may request further to confirm the foregoing and to transfer to the Administrative Agent ownership of the Borrower's rights to such Trademarks, Patents and/or Copyrights.

         Section 6. PROVISIONS CONCERNING ALL ASSIGNMENT REVENUES AND ASSIGNMENT COLLATERAL; INSURANCE.

         6.01 Protection of the Administrative Agent's Interests. The Borrower will do nothing to impair the rights of the Administrative Agent or the Lenders in the Assignment Revenues and the Assignment Collateral, provided, however, that nothing herein shall prevent the Borrower, prior to the exercise by the Administrative Agent of any such rights, from undertaking the Borrower's operations in the ordinary course of business in accordance with the Assigned Agreements. The Borrower assumes all liability and responsibility in connection with the Assignment Revenues and the Assignment Collateral and the liability of the Borrower with respect to the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Assignment Revenues and Assignment Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to the Borrower.

         6.02 Further Actions. The Borrower will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent and the Lenders from time to time such lists, descriptions and designations of the Assignment Revenues and the Assignment Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, bailee and warehousemen acknowledgements, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps, relating to the Assignment Revenues and the Assignment Collateral and other property or rights covered by the interests hereby granted, which is necessary to perfect, preserve or protect its ownership and security interests in the Assignment Revenues and the Assignment Collateral, or as-extracted collateral through filing, possession, control or otherwise or is otherwise reasonably requested by the Administrative Agent; provided, that the foregoing shall not require the Borrower to obtain any Additional Contract Consent except as reasonably requested by the Administrative Agent, and, to the extent so requested, the Borrower shall use commercially reasonable efforts to obtain such Additional Contract Consent.

         6.03 Financing Statements. The Borrower agrees to execute and deliver to the Administrative Agent, on behalf of the Lenders, financing statements, continuation statements, amendments thereto, filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or similar statements or instruments of registration under the law of any jurisdiction, in form reasonably acceptable to the Administrative Agent, as it may from time to time reasonably request or as are necessary or desirable in its reasonable opinion to establish, maintain, perfect, continue, enforce or protect the security interests contemplated hereunder as valid, enforceable, first priority security interests as provided herein and the other rights and security contemplated herein, all in accordance with the UCC as enacted in any and all relevant jurisdictions or any other applicable Requirement of Law. The Borrower authorizes the Administrative Agent to authenticate and file any such financing statements without the signature of the Borrower and naming the Borrower as debtor and the Administrative Agent as secured party. The Borrower will pay any applicable filing fees and related expenses under this Section 6.03. Unless specifically permitted under applicable Requirements of Law, the Borrower shall not file any amendments or terminations of financing statements filed to establish and maintain the security interests contemplated hereunder without the Administrative Agent's authorization, and any such filing made without the Administrative Agent's authorization, is ineffective.

         Section 7. REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT.

         7.01 Remedies; Obtaining the Assignment Collateral Upon Default. The Borrower agrees that, if any Event of Default shall have occurred and be continuing (and shall not have been waived by an appropriate vote or other action by the Required Lenders), then and in every such case, subject to the terms and provisions of the Credit Agreement and any applicable Requirement of Law then in effect, the Administrative Agent, in addition to any rights now or hereafter existing under any applicable Requirement of Law, shall have all rights as a secured creditor under the UCC or any other applicable Requirement of Law in all relevant jurisdictions and may, acting pursuant to and in accordance with the terms of the Credit Agreement:

                  (a) personally, or by agents or attorneys, immediately retake possession of the Assignment Collateral or any part thereof, from the Borrower or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon the Borrower's premises where any of the Assignment Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Borrower; and

                  (b) instruct the obligor or obligors on any agreement, instrument or other obligation (including any other Assigned Agreement, the General Intangibles and the Receivables) constituting the Assignment Revenues and Assignment Collateral to make any payment required by the terms of such instrument or agreement directly to the Administrative Agent for deposit in the Revenue Account (or any other account required or contemplated by the Deposit Account Agreement) and application pursuant to the Deposit Account Agreement; and

                  (c) apply all monies, securities and instruments in the Revenue Account, and each other Account, in accordance with the Deposit Account Agreement; and

                  (d) sell, assign or otherwise liquidate, or direct the Borrower to sell, assign or otherwise liquidate, any or all of the Assignment Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation for deposit in the Revenue Account (or any other account required or contemplated by the Deposit Account Agreement) and application pursuant to the Deposit Account Agreement; and

                  (e) take possession of the Assignment Collateral or any part thereof, by directing the Borrower in writing to deliver the same to the Administrative Agent at any place or places designated by the Administrative Agent as may be commercially reasonable, in which event the Borrower shall at its own expense:

                           (i) promptly cause the same to be moved to the place
                  or places so designated by the Administrative Agent and there delivered to the Administrative Agent,

                           (ii) store and keep any Assignment Collateral so
                  delivered to the Administrative Agent (to the extent not physically delivered to the Administrative Agent) at such place or places pending further action by the Administrative Agent as provided in Section 7.02, and

                           (iii) while such Assignment Collateral shall be so
                  stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition;

         it being understood that the Borrower's obligation to so deliver the Assignment Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by the Borrower of such obligation.

         7.02 Remedies, Disposition of the Assignment Collateral. Any Assignment Collateral repossessed by the Administrative Agent under or pursuant to Section 7.01, and any other Assignment Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Administrative Agent, acting in good faith, may, upon written direction in compliance with any applicable Requirement of Law, determine to be commercially reasonable. Subject to the foregoing, any of the Assignment Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Administrative Agent or after any overhaul or repair which the Administrative Agent, acting in good faith, shall determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days' written notice to the Borrower (except that, if the Administrative Agent shall determine, in its sole discretion, that any of the Collateral threatens to decline quickly in value or to become worthless, any such sale may be made upon three days' notice to the Borrower) specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the Borrower or any nominee of the Borrower to acquire the Assignment Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. To the extent permitted by applicable Requirements of Law, the Administrative Agent on behalf of the Lenders may bid for and become the purchaser of the Assignment Collateral or any item thereof, offered for sale in accordance with this Section 7.02. If, under mandatory requirements of any applicable Requirement of Law, the Administrative Agent shall be required to make disposition of the Assignment Collateral within a period of time which does not permit the giving of notice to the Borrower as hereinabove specified, the Administrative Agent need give the Borrower only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of any applicable Requirement of Law.

         The Borrower hereby irrevocably appoints the Administrative Agent as its attorney-in-fact, so that the Administrative Agent, or any Person empowered by the Administrative Agent, shall, during the continuance of any Event of Default, be authorized to sell, assign, lease or otherwise dispose of the Assignment Collateral or any part thereof pursuant to the provisions of the preceding paragraph, and, in general, to do or cause to be done all such acts and things which are otherwise required to be done by the Borrower under this Agreement.

         7.03 Waiver of Claims. Except as otherwise provided in this Agreement or in any other Financing Document, THE BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT TAKING POSSESSION OR THE ADMINISTRATIVE AGENT'S DISPOSITION OF ANY OF THE ASSIGNMENT COLLATERAL, IN EACH CASE AS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE BORROWER WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION OF ANY SUCH JURISDICTION, and the Borrower hereby further waives, to the extent permitted by applicable Requirements of Law:

                  (i) all damages occasioned by such taking of possession except any damages which are the direct result of the gross negligence or willful misconduct of the Administrative Agent, any Lender, or any Person acting on its behalf or instruction;

                  (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent's rights hereunder; and

                  (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable Requirement of Law in order to prevent or delay the enforcement of this Agreement (including any right to claim that such enforcement should be stayed pending the outcome of any other action or proceeding (including any arbitration proceeding)) or the absolute sale of the Assignment Collateral or any portion thereof, and the Borrower, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such applicable Requirements of Law.

To the extent permitted under applicable Requirements of Law, any sale of, or the grant of options to purchase, or any other realization upon, any Assignment Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Borrower therein and thereto, and shall be a perpetual bar both at law and in equity against the Borrower and against any and all Persons claiming or attempting to claim the Assignment Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the Borrower.

         7.04 Application of Proceeds. Notwithstanding any other provision of this Agreement, all payments made under or in connection with this Agreement, and all moneys collected by the Administrative Agent upon any sale or other disposition of the Collateral pursuant to this Agreement, including Sections
7.01 and 7.02 shall be applied in accordance with the Financing Documents, including that any proceeds of Collateral which remains after payment in full in cash of the Obligations will be paid to the Collateral Agent for the benefit of the OPMW Secured Parties for distribution pursuant to the Intercreditor Agreement and the OPMW Second Lien Documents, and such proceeds shall constitute proceeds under the OPMW Second Lien Documents. For the avoidance of doubt, it is understood that the Borrower shall remain liable to the extent of any deficiency between the amount of the Proceeds of the Assignment Collateral and the aggregate amount of the Secured Obligations.

         7.05 Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

         7.06 Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case the Borrower, the Administrative Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Assignment Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Administrative Agent shall continue as if no such proceeding had been instituted.

         7.07 Grant of License or Sub-License to Use Patent, Trademark, Copyright and License Collateral. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Article VII at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, the Borrower hereby grants to the Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Borrower) to use, license or sub-license any Patent, Trademark, Copyright or License (to the extent the Borrower has authority to sub-license any such License) now owned or licensed or hereafter acquired or licensed by the Borrower, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license or sub-license by the Administrative Agent shall be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided that any license, sub-license or other transaction entered into by the Administrative Agent while such Event of Default was continuing in accordance herewith shall be binding upon the Borrower notwithstanding any subsequent cure of an Event of Default. The Administrative Agent agrees to apply the net Proceeds received from any such license as provided in Section 7.04 hereof.

         Section 8. INDEMNITY; EXPENSES.

         (a) The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from the Collateral or the Borrower's pledge and assignment under this Agreement (including enforcement against the Borrower of this Agreement), except claims, losses or liabilities resulting from the gross negligence or willful misconduct of any Secured Party or any other Person designated by any Secured Party to act on its behalf pursuant to this Agreement.

         (b) The Borrower will upon demand pay to the Administrative Agent or any Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Administrative Agent or any Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the sale of, collection from, or other realization upon, any of the Collateral of the Borrower, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Administrative Agent or any Secured Party hereunder against the Borrower or (iv) the failure by the Borrower to perform or observe any of the provisions hereof.

         Section 9. MISCELLANEOUS.

         9.01 Notices. All notices hereunder, unless otherwise specified, shall be provided as specified in Section 9.01 of the Credit Agreement. Promptly after the execution of any and all material amendments, supplements and waivers, of and to the Assignment Revenues or Assignment Collateral, originals, if reasonably available and, if not, copies of such amendments, supplements and waivers shall be delivered to the Administrative Agent.

         9.02 Waiver, Amendment; Severability. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be undertaken and accomplished in accordance with the requirements of Section 9.02 of the Credit Agreement. No delay on the part of any Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Secured Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy. In case any provision hereof shall be invalid, illegal or unenforceable in any jurisdiction the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby.

         9.03 Obligations Absolute. To the extent permitted by applicable Requirements of Law, the obligations of the Borrower under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against the Borrower to enforce this Agreement, irrespective of whether any action is brought against any other pledgor or any guarantor of the Secured Obligations or whether any other pledgor or any guarantor of the Secured Obligations is joined in any such action or actions. All rights of the Administrative Agent and the assignment, hypothecation and security interest hereunder, and all obligations of the Borrower hereunder, shall be absolute and unconditional, irrespective of:

         (a) any lack of validity or enforceability of this Agreement, the Credit Agreement, any other Financing Document or any other agreement or instrument relating to any thereof, the absence of any action to enforce the same, any release of any Credit Party, the recovery of any judgment against the Borrower or any other Credit Party, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower;

         (b) any occurrence or condition whatsoever, including (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations of the Borrower or any other Credit Party contained in this Agreement, the Credit Agreement or any other Financing Document, (ii) any impairment, modification, release or limitation of the liability of the Borrower or any other Credit Party or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Borrower, the Administrative Agent or any other Secured Party of any rights or remedies, (iv) the assignment or the purported assignment of any property as security for the Secured Obligations, including all or any part of the rights of the Borrower under this Agreement, (v) the extension of the time for payment by the Borrower or any other Credit Party or any other guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any Financing Document or of the time for performance by the Borrower or any other Credit Party of any other obligations under or arising out of any terms or provisions or the extension of the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Borrower or any other Credit Party set forth in any Financing Document, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting the Borrower or any other Credit Party or any of their respective assets, or the disaffirmancy of this Agreement or any Financing Document in any such proceeding, (viii) the release or discharge of the Borrower or any other Credit Party from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of this Agreement or any Financing Document or (x) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor; or

         (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Secured Obligations.

         9.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the Lenders; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each of the Lenders. Any Lender may transfer, assign or grant all or such relevant part of its rights hereunder in connection with an assignment or transfer of all or any part of its interest in its Loans in accordance with the provisions of the Credit Agreement, and such assignee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. All agreements, statements, representations and warranties made by the Borrower herein or in any certificate or other instrument delivered by the Borrower or on its behalf under this Agreement shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Agreement, the Credit Agreement and the other Financing Documents regardless of any investigation made by the Lenders or on their behalf.

         9.05 Headings Descriptive, etc. The headings of the several sections and subsections of this Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         9.06 Governing Law; Submission to Jurisdiction and Venue. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE BORROWER

AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

         (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, THE BORROWER AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE BORROWER AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (c) THE BORROWER AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (d) THE BORROWER AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

         (e) THE BORROWER HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF THE BORROWER TO RECEIVE FOR AND ON BEHALF OF THE BORROWER SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY

MAIL TO THE BORROWER AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH SECTION 9.01. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

         (f) NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT (I) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (II) TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE AGAINST ANY PARTY IN ANY OTHER JURISDICTION, IN EITHER CASE SOLELY AS PERMITTED IN SUBSECTION (C) OF THIS
SECTION 9.06.

         9.07 The Borrower's Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that the Borrower shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Assignment Revenues or the Assignment Collateral and the Administrative Agent and the Lenders shall have no obligations or liabilities (except obligations or liabilities resulting from the gross negligence or willful misconduct of the Administrative Agent and the Lenders) with respect to any Assignment Revenues or Assignment Collateral by reason of or arising out of or in connection with this Agreement, nor shall the Administrative Agent or the Lenders be required or obligated in any manner to perform or fulfill any of the obligations of the Borrower under or with respect to any Assignment Revenues or Assignment Collateral.

         9.08 Termination; Release. This Agreement shall create a continuing pledge, assignment of hypothecation of and security interest in the Collateral and shall remain in full force and effect until no Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash. This Agreement shall terminate when all Secured Obligations have been indefeasibly paid in full in cash and all Commitments have been terminated, and the Administrative Agent, at the written request and expense of the Borrower, will promptly authorize, execute and deliver, as applicable, to the Borrower the proper instruments (which may include Uniform Commercial Code termination statements on form UCC-3) acknowledging the termination of this Agreement, and will promptly duly assign, transfer and deliver, (without recourse and without any representation or warranty) free from any interest of the Administrative Agent or Lien granted hereunder such of the Assignment Revenues or Assignment Collateral as may be in possession of the Administrative Agent, in accordance with the Intercreditor Agreement or, if the OPMW Second Lien Documents shall have terminated pursuant to the terms thereof, to the Borrower, and has not theretofore been sold or otherwise applied or released pursuant to this Agreement together with such notices to third parties as may be necessary to countermand any notices previously sent to them pursuant hereto.

         9.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         9.10 Applicability of Deposit Account Agreement. In amplification of, and notwithstanding any other provisions of this Agreement, in connection with its obligations hereunder, the Administrative Agent shall have all of the rights, powers, privileges, exculpations, protections and indemnities as are provided for or referred to in the Deposit Account Agreement.

         9.11 Limitation of Recourse. The obligations of the Borrower hereunder are obligations solely of the Borrower and shall not constitute a debt or obligation of any direct or indirect, partner, shareholder or other equity owner of the Borrower or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by the Borrower under this Agreement and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by the Borrower evidenced by this Agreement. No property or assets of any Non-Recourse Party, other than as contemplated in the Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against the Borrower with respect to this Agreement or the other Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party or any other Non-Recourse Party (a) in accordance with the terms of any Transaction Document creating such liabilities and obligations to which such Credit Party or Non-Recourse Party is a party, (b) arising from liability pursuant to any applicable Requirement of Law for such Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of
Section 6.10 of the Credit Agreement.

         9.12 Amendment and Restatement. This Agreement is an amendment and restatement of the Assignment and Security Agreement, dated as of July 28, 1999 (the "Original Agreement") between the Borrower and the Administrative Agent. It is the intention of the parties that this Agreement amend, restate, extend and renew the terms and conditions of the Original Agreement and the liens and security interests created thereby, and is not intended to be a novation or discharge of the obligations of the Borrower thereunder or the liens and security interests created thereby. The liens and security interests of the Original Agreement are hereby ratified, confirmed, renewed, extended, and brought forward in full force and effect as security for the Obligations.


                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.


                                  BORROWER:
                                  --------

                                  ORION POWER NEW YORK, L.P.

                                  By:  Orion Power New York GP, Inc.,
                                  its general partner


                                  By:
                                     ----------------------------------------
                                  Name:
                                  Title:


                                  ADMINISTRATIVE AGENT:
                                  --------------------

                                  BANK OF AMERICA, N.A., as Administrative Agent


                                  By:
                                     ----------------------------------------
                                  Name:
                                  Title:

                                                                       EXHIBIT A
                                                         TO AMENDED AND RESTATED
                                                                  ASSIGNMENT AND
                                                              SECURITY AGREEMENT


                         ASSIGNMENT OF SECURITY INTEREST
                     IN UNITED STATES PATENTS AND TRADEMARKS


         FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, ORION POWER NEW YORK, L.P., a Delaware limited partnership (the "Assignor"), having its chief executive office at 1111 Louisiana Street, Houston, Texas 77002, hereby assigns and grants to BANK OF AMERICA, N.A., as administrative agent (the "Administrative Agent"), with offices at 101 North Tryon Street, Charlotte, NC 28255 a security interest in (all of which are herein collectively referred to as the "PTO Collateral") (i) all of the Assignor's right, title and interest in and to the United States trademarks, trademark registrations and trademark applications set forth on Schedule A attached hereto (the "Marks"), (ii) all of the Assignor's right, title and interest in and to the United States patents set forth on Schedule B attached hereto (the "Patents"), in each case together with (iii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Marks and Patents, (iv) the goodwill of the businesses symbolized by the Marks and (v) all causes of action arising prior to or after the date hereof for infringement of any of the Marks and Patents or unfair competition regarding the same.

         THIS ASSIGNMENT is made to secure the full and prompt performance and payment of all the Secured Obligations of the Assignor, as such term is defined in the Amended and Restated Assignment and Security Agreement, dated as of October 28, 2002, among the Assignor, the Administrative Agent and the other parties thereto (as amended, supplemented or modified from time to time, the "Security Agreement"). Upon the satisfaction of the conditions set forth in
Section 9.08 of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Administrative Agent an instrument in writing releasing the security interest in the PTO Collateral acquired under this Assignment.

         THIS ASSIGNMENT has been granted in conjunction with the security interest granted to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement. The rights and remedies of the Administrative Agent with respect to the security interest granted herein are without prejudice to, and are in addition to, those set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provision of this Assignment is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

         IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the _____ day of _____________, 20__.



                                  ORION POWER NEW YORK, L.P., as Assignor

                                  By: Orion Power New York GP, Inc., its general
                                     partner


                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:


                                  BANK OF AMERICA, N.A., as Administrative Agent


                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:

STATE OF _________________
________ OF ________

         The foregoing instrument was acknowledged before me this ____ day of __________, 20__ by ________________ as [title] of _______________________, a
________ corporation, on behalf of the corporation.

         My commission expires:

Notarial Seal

                                        -------------------------------
                                                 Notary Public

                                                                      SCHEDULE A


                      TRADEMARKS AND TRADEMARK APPLICATIONS


 Serial No. or                                Issue or
Registration No.       Country              Filing Date           Mark
----------------       -------              -----------           ----

                                                                      SCHEDULE B


                         PATENTS AND PATENT APPLICATIONS

 Serial No. or                                       Issue or
  Patent No.         Inventor         Country      Filing Date       Title
  ----------         --------         -------      -----------       -----

                                                                       EXHIBIT B
                                                         TO AMENDED AND RESTATED
                                                                  ASSIGNMENT AND
                                                              SECURITY AGREEMENT


                         ASSIGNMENT OF SECURITY INTEREST
                           IN UNITED STATES COPYRIGHTS


         FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, ORION POWER NEW YORK, L.P., a Delaware limited partnership corporation (the "Assignor"), having its chief executive office at 1111 Louisiana Street, Houston, Texas 77002, hereby assigns and grants to BANK OF AMERICA, N.A., as administrative agent (the "Administrative Agent"), with offices at 101 North Tryon Street, Charlotte, NC 28255, a security interest in (all of which are herein collectively referred to as the "Copyright Collateral")
(i) all of the Assignor's right, title and interest in and to the United States copyrights and associated United States copyright registrations and applications for registration set forth in Schedule A attached hereto (the "Copyrights"),
(ii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Copyrights, (iii) the goodwill of the businesses symbolized by the Copyrights and (iv) all causes of action arising prior to or after the date hereof for infringement of any of the Copyrights.

         THIS ASSIGNMENT is made to secure the full and prompt performance and payment of all of the Secured Obligations of the Assignor, as such term is defined in the Amended and Restated Assignment and Security Agreement, dated as of October 28, 2002 among the Assignor, the Administrative Agent and the other parties thereto (as amended, supplemented or modified from time to time, the "Security Agreement"). Upon the satisfaction of the conditions set forth in
Section 9.08 of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Assignor an instrument in writing releasing the security interests of the Copyright Collateral acquired under this Assignment.

         THIS ASSIGNMENT has been granted in conjunction with the security interest granted to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement. The rights and remedies of the Administrative Agent with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Assignment are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

         IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the ____ day of _______, 20___.

                                 ORION POWER NEW YORK, L.P., as Assignor

                                 By: Orion Power New York GP, Inc., its general
                                     partner

                                 By:
                                     ----------------------------------------
                                     Name:
                                     Title:


                                 BANK OF AMERICA, N.A., as Administrative Agent

                                 By:
                                     ----------------------------------------
                                 Name:
                                 Title:

STATE OF _________________
________ OF ________

         The foregoing instrument was acknowledged before me this ____ day of __________, 20__ by ________________ as [title] of _______________________, a
________ corporation, on behalf of the corporation.

         My commission expires:


Notarial Seal


                                         -----------------------------------
                                                   Notary Public

                                                                      SCHEDULE A


                      COPYRIGHTS AND COPYRIGHT APPLICATIONS


 Serial No. or                                                Copyright
Registration No.       Country       Publication Date           Title
----------------       -------       ----------------           -----

                                                                 EXHIBIT H -2 TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT


================================================================================

                  SECOND LIEN ASSIGNMENT AND SECURITY AGREEMENT


                                     between


                            ORION POWER MIDWEST, L.P.


                                       and


                             BANK OF AMERICA, N.A.,

                          as OPNY Administrative Agent





          -------------------------------------------------------------

                          Dated as of October 28, 2002

         --------------------------------------------------------------


================================================================================

                                TABLE OF CONTENTS


SECTION 1.   DEFINITIONS...................................................................................  2


SECTION 2.   ASSIGNMENT; SECURITY INTERESTS; INSURANCE PROCEEDS............................................  6

   2.01      PLEDGE; ASSIGNMENT; GRANT OF SECURITY INTERESTS...............................................  6
   2.02      POWER OF ATTORNEY.............................................................................  9

SECTION 3.   GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS............................................. 12

   3.01      NECESSARY FILINGS............................................................................. 12
   3.02      NO LIENS...................................................................................... 12
   3.03      OTHER FINANCING STATEMENTS.................................................................... 13
   3.04      JURISDICTION OF ORGANIZATION; CHIEF EXECUTIVE OFFICE, RECORDS................................. 13
   3.05      RECOURSE...................................................................................... 14
   3.06      CONSENTS...................................................................................... 14
   3.07      PLEDGED PERMITS............................................................................... 15
   3.08      FARM PRODUCTS; TIMBER; AS-EXTRACTED COLLATERAL................................................ 15
   3.09      COMMERCIAL TORT CLAIMS........................................................................ 15
   3.10      LETTERS OF CREDIT............................................................................. 15
   3.11      CHATTEL PAPER................................................................................. 16
   3.12      BANK ACCOUNTS................................................................................. 16

SECTION 4.   SPECIAL PROVISIONS CONCERNING RECEIVABLES; CONTRACT RIGHTS; INSTRUMENTS....................... 16

   4.01      ADDITIONAL REPRESENTATIONS AND WARRANTIES..................................................... 16
   4.02      MAINTENANCE OF RECORDS........................................................................ 17
   4.03      PAYMENTS UNDER ASSIGNED AGREEMENTS, RECEIVABLES AND GENERAL INTANGIBLES....................... 17
   4.04      DIRECTION TO ACCOUNT DEBTORS; CONTRACTING PARTIES; ETC........................................ 17
   4.05      MODIFICATION OF TERMS, ETC.................................................................... 18
   4.06      COLLECTION.................................................................................... 18

SECTION 5.   SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADEMARKS.............................. 18

   5.01      INFRINGEMENTS................................................................................. 18
   5.02      OTHER PATENTS, COPYRIGHTS AND TRADEMARKS...................................................... 19
   5.03      REMEDIES...................................................................................... 19

SECTION 6.   PROVISIONS CONCERNING ALL ASSIGNMENT REVENUES AND ASSIGNMENT COLLATERAL; INSURANCE............ 19

   6.01      PROTECTION OF THE OPNY ADMINISTRATIVE AGENT'S INTERESTS....................................... 19

   6.02      FURTHER ACTIONS............................................................................... 20
   6.03      FINANCING STATEMENTS.......................................................................... 20

SECTION 7.   REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT.................................................. 21

   7.01      REMEDIES; OBTAINING THE ASSIGNMENT COLLATERAL UPON DEFAULT.................................... 21
   7.02      REMEDIES, DISPOSITION OF THE ASSIGNMENT COLLATERAL............................................ 22
   7.03      WAIVER OF CLAIMS.............................................................................. 23
   7.04      APPLICATION OF PROCEEDS....................................................................... 24
   7.05      REMEDIES CUMULATIVE........................................................................... 24
   7.06      DISCONTINUANCE OF PROCEEDINGS................................................................. 24
   7.07      GRANT OF LICENSE OR SUB-LICENSE TO USE PATENT, TRADEMARK, COPYRIGHT AND LICENSE COLLATERAL.... 24

SECTION 8.   INDEMNITY; EXPENSES........................................................................... 25


SECTION 9.   MISCELLANEOUS................................................................................. 25

   9.01      NOTICES....................................................................................... 25
   9.02      WAIVER, AMENDMENT; SEVERABILITY............................................................... 26
   9.03      OBLIGATIONS ABSOLUTE.......................................................................... 26
   9.04      SUCCESSORS AND ASSIGNS........................................................................ 27
   9.05      HEADINGS DESCRIPTIVE, ETC..................................................................... 27
   9.06      GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE........................................... 28
   9.07      THE OPMW BORROWER'S DUTIES.................................................................... 29
   9.08      TERMINATION; RELEASE.......................................................................... 29
   9.09      EXECUTION IN COUNTERPARTS..................................................................... 30
   9.10      [INTENTIONALLY DELETED.]...................................................................... 30
   9.11      LIMITATION OF RECOURSE........................................................................ 30
   9.12      SUBORDINATION................................................................................. 31


Schedules

Schedule 1   Commercial Tort Claim Judgments
Schedule 2   Name; Jurisdiction of Organization; Location


Exhibits

Exhibit A    Assignment of Security Interest in United States Patents and Trademarks
Exhibit B    Assignment of Security Interest in United States Copyrights

                  SECOND LIEN ASSIGNMENT AND SECURITY AGREEMENT

         SECOND LIEN ASSIGNMENT AND SECURITY AGREEMENT, dated as of October 28, 2002 (this "Agreement"), between ORION POWER MIDWEST, L.P., a limited partnership organized under the laws of the State of Delaware (the "OPMW Borrower"), and BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successors and assigns, the "OPNY Administrative Agent") for the benefit of the Secured Parties (as defined in the OPNY Credit Agreement referred to below).

                              W I T N E S S E T H:

         WHEREAS, Orion Power New York, L.P., a limited partnership organized under the laws of the State of Delaware (the "OPNY Borrower") has entered into an Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "OPNY Credit Agreement"), with the OPNY Administrative Agent, as administrative agent and as issuing bank, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, BNP Paribas, as syndication agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "OPNY Lenders"), pursuant to which the OPNY Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the OPNY Borrower to finance a portion of the purchase price of the Portfolio Assets and to provide working capital availability to the OPNY Borrower;

         WHEREAS, the OPMW Borrower has entered into that certain Second Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "OPMW Credit Agreement"), with Bank of America, N.A., as administrative agent (the "OPMW Administrative Agent"), Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, The Bank of Nova Scotia, Mizuho Corporate Bank, Ltd, and Bayerische Hypo-Und Vereinsbank AG, New York Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "OPMW Lenders"), pursuant to which the OPMW Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the OPMW Borrower to finance a portion of the purchase price of the Portfolio Assets and to provide working capital availability to the OPMW Borrower;

         WHEREAS, the OPMW Administrative Agent, the OPNY Administrative Agent, the OPMW Lenders, the OPNY Lenders and Bank of America, N.A., as collateral agent have entered into the Intercreditor Agreement (as defined in the OPMW Credit Agreement);

         WHEREAS, the OPNY Credit Agreement contemplates the execution, delivery and the implementation of this Agreement; and

         WHEREAS, it is a condition precedent to the obligations of the OPNY Lenders under the OPNY Credit Agreement that this Agreement shall have been entered into by the parties hereto and shall be in full force and effect;

         NOW, THEREFORE, in consideration of the benefits to the OPMW Borrower, the receipt and sufficiency of which are hereby acknowledged, the OPMW Borrower hereby makes the following assignments, representations and warranties to the OPNY Administrative Agent, for the benefit of the Secured Parties, and hereby covenants and agrees with the OPNY Administrative Agent, in each case, as follows:

         Section 1. Definitions. (a) For all purposes of this Agreement, (i) capitalized terms not otherwise defined herein shall have the meanings set forth in the OPNY Credit Agreement, (ii) unless otherwise specified or otherwise defined herein or in the OPNY Credit Agreement, terms used in Article 9 of the UCC (as hereinafter defined) are used herein as therein defined and (iii) the principles of construction set forth in Section 1.04 of the OPNY Credit Agreement shall apply hereto.

         (b) In addition, the following terms shall have the meanings herein specified:

         "ACCOUNTS" shall have the meaning assigned such term in the Deposit Account Agreement.

         "AGREEMENT" shall mean this Second Lien Assignment and Security Agreement, as amended, supplemented or otherwise modified from time to time.

         "ASSIGNED AGREEMENTS" shall have the meaning provided in Section 2.01(a)(xi).

         "ASSIGNMENT COLLATERAL" shall have the meaning provided in Section 2.01(a)(xiv).

         "ASSIGNMENT REVENUES" shall have the meaning provided in Section 2.01(a)(i).

         "COLLATERAL" shall have the meaning provided in Section 2.01(a).

         "CONTRACT RIGHTS" shall mean all rights of the OPMW Borrower (including all rights to payment) under each Assigned Agreement.

         "COPYRIGHT LICENSES" shall mean any written agreement (a) granting any right to any third party under any Copyright of the OPMW Borrower or (b) granting any right to the OPNY Borrower under any Copyright of any third party.

         "COPYRIGHTS" shall mean all right, title and interest of any person in and to all of the following, whether now owned or hereafter acquired:

         (i) the federally registered United States and foreign copyrights and any renewals thereof;

         (ii)     all other United States and foreign copyrights;

         (iii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental derivative or collective work registrations and pending applications for registrations in the United States Copyright Office;

         (iv) all computer programs, computer data bases, computer program flow diagrams, source codes and object codes related to any or all of the foregoing; and

         (v) all tangible property embodying or incorporating any or all of the foregoing.

         "DEPOSIT ACCOUNT AGREEMENT" shall have the meaning assigned such term in the OPMW Credit Agreement.

         "DOCUMENTS" shall mean all of the books, ledgers, records, computer programs, tapes, discs, punch cards, data processing software, transaction files, master files and related property and rights (including computer and peripheral equipment) of the OPMW Borrower pertaining to or referencing the Collateral.

         "EQUIPMENT" shall have the meaning provided in Section 2.01(a)(ii).

         "FIRST LIEN BORROWER SECURITY AGREEMENT" shall mean the Amended and Restated Assignment and Security Agreement, dated as of the Restructuring Effective Date, made by the OPMW Borrower to the OPMW Administrative Agent for the benefit of the OPMW Secured Parties.

         "GENERAL INTANGIBLES" shall have the meaning provided in Section 2.01(a)(vi).

         "HOLDCO DEPOSIT ACCOUNT AGREEMENT" shall have the meaning assigned such term in the OPMW Credit Agreement.

         "INVENTORY" shall have the meaning provided in Section 2.01(a)(iii).

         "LICENSE" shall mean any Patent License, Trademark License, Copyright License or other license or sublicense as to which the OPMW Borrower is now or hereafter a party.

         "NON-RECOURSE PARTY" shall have the meaning provided in Section 9.11.

         "OPMW ADMINISTRATIVE AGENT" shall have the meaning provided in the first paragraph of this Agreement.

         "OPMW BORROWER" shall have the meaning provided in the first paragraph of this Agreement.

         "OPMW CREDIT AGREEMENT" shall have the meaning provided in the Recitals of this Agreement.

         "OPMW CREDIT PARTIES" shall have the meaning assigned such term in the OPMW Credit Agreement.

         "OPMW LENDERS" shall have the meaning provided in the Recitals of this Agreement.

         "OPNY BORROWER" shall have the meaning provided in the Recitals of this Agreement.

         "OPNY CREDIT AGREEMENT" shall have the meaning provided in the Recitals of this Agreement.

         "OPNY DEPOSIT ACCOUNT AGREEMENT" shall have the meaning provided the term "Deposit Account Agreement" in the OPNY Credit Agreement.

         "OPNY LENDERS" shall have the meaning provided in the Recitals of this Agreement.

         "OPNY REVENUE ACCOUNT" shall have the meaning provided the term "Revenue Account" in the OPNY Deposit Account Agreement.

         "PATENT LICENSE" shall mean any written agreement (i) granting any right to any third party under any Patent of the OPMW Borrower or (ii) granting any right to the OPMW Borrower under any Patent of any third party.

         "PATENTS" shall mean all right, title and interest of any person in and to all of the following, whether now owned or hereafter acquired:

         (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country;

         (ii) all other letters patent of the United States or any other country and all other applications for letters patent of the United States or any other country; and

         (iii) all reissues, continuations, divisions, continuations-in-part or extensions thereof and the inventions disclosed therein, including the right to make, use and/or sell the inventions disclosed therein.

         "PLEDGED PERMITS" shall have the meaning provided in Section 2.01(a)(vii).

         "PROCEEDS" shall mean all proceeds, including (i) whatever is received upon any collection, exchange, sale or other disposition of any of the Collateral and any property into which any of the Collateral is converted, whether cash or non-cash, (ii) any and all payments or other property (in whatever form) made or due and payable on account of any insurance, indemnity, warranty or guaranty payable to the OPMW Borrower with respect to any of the Collateral, (iii) any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft or other involuntary conversion of whatever nature of any asset or property which constitutes Collateral, (iv) any and all payments (in any form whatsoever) made or due and payable in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority, (v) any claim of the OPMW Borrower against third parties (A) for past, present or future infringement of any Patent now or hereafter owned by the OPMW Borrower or licensed under a Patent License, (B) for past, present or future infringement or dilution of any Trademark now or hereafter owned by the OPMW Borrower or licensed under a Trademark License or injury to the goodwill associated with any Trademark now or hereafter owned by the OPMW Borrower, (C) for past, present or future infringement of any Copyright now or hereafter owned by the OPMW Borrower or licensed under a Copyright License and (D) for past, present or future breach of any License and (vi) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

         "RECEIVABLES" shall have the meaning provided in Section 2.01(a)(iv).

         "RELATED CONTRACTS" shall have the meaning provided in Section 2.01(a)(v).

         "REVENUE ACCOUNT" shall have the meaning assigned such term in the Deposit Account Agreement.

         "SECURED OBLIGATIONS" shall have the meaning provided in Section
2.01(a).

         "TRADEMARK LICENSE" shall mean any written agreement (a) granting any right to any third party under any Trademark of the OPMW Borrower or (b) granting any right to the OPMW Borrower under any Trademark of any third party.

         "TRADEMARKS" shall mean all of the following now or hereafter owned by any person (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office, any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof and (ii) all goodwill associated therewith.

         "UCC" shall mean at any time the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that if, by reason of mandatory provisions of law, the validity or perfection of any security interest granted herein is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, then, as to the validity or perfection of such security interest, "UCC" shall mean the Uniform Commercial Code in effect in such other jurisdiction.

         Section 2. Assignment; Security Interests; Insurance Proceeds.

         2.01 Pledge; Assignment; Grant of Security Interests. (a) To secure the prompt and complete payment and performance of all obligations of the OPMW Borrower under the OPMW Guarantee (collectively, the "Secured Obligations"), the OPMW Borrower hereby assigns and pledges to the OPNY Administrative Agent for the benefit of the Secured Parties, and hereby grants to the OPNY Administrative Agent for the benefit of the Secured Parties, a second priority security interest in, and second priority lien on, all of the OPMW Borrower's right, title and interest in and to the following, whether now owned or hereafter acquired (the "Collateral"; capitalized terms used in subsections 2.01(a)(i) through 2.01(a)(xiv) not otherwise defined herein shall have the meaning set forth in the OPMW Credit Agreement):

                  (i) all cash income and receipts derived from the ownership and ordinary course of operation of the Portfolio Assets, including revenues from the sale of energy and other products and services (including electric capacity, ancillary services and transmission services and products), payments received by the OPMW Borrower from any Subsidiary pursuant to the Intercompany Notes, Proceeds of business interruption insurance, interest and other income earned on amounts on deposit in the Accounts and any amounts realized by the OPMW Borrower under any Interest Hedge Contract (all of the above, collectively, the "Assignment Revenues");

                  (ii) (A) all equipment, wherever located, now or hereafter existing, (B) all fixtures, (C) to the extent not included in the foregoing or in clause (iii), all goods, (D) all parts of any of the foregoing items (A)-(C) and all attachments and accessions thereto, including, to the extent not included in the foregoing, all other accessions and (E) all rights in any of the foregoing items (A)-(D) now or hereafter owned or possessed by the OPMW Borrower for its benefit (the property described in this clause (ii) being the "Equipment");

                  (iii) all inventory and other tangible personal property held for sale by the OPMW Borrower, in all of it is forms, wherever located, and rights therein owned or possessed by the OPMW Borrower or for its benefit including, but not limited to, (A) with respect to the generation of electric power by the OPMW Borrower, raw materials and work in process therefor, finished goods and by-products thereof, and materials used or consumed in the manufacture or production thereof,
         (B) goods in which the OPMW Borrower has an interest in mass or a joint or other interest or right of any kind and (C) goods which are returned to or repossessed by the OPMW Borrower, and all accessions to any of the foregoing and products thereof and documents relating thereto (the property described in this clause (iii) being the "Inventory");

                  (iv) all accounts, Contract Rights, chattel paper, Documents, instruments, letters of credit, letter-of-credit rights, documents and other rights or obligations of every kind, now or hereafter existing, whether or not arising out of or in connection with any sale, lease, exchange or other disposition of electric power, or other Inventory, goods or the provision or rendering of any service by or to the OPMW Borrower and all tax refunds, tax refund claims or guarantee claims held by or granted to the OPMW Borrower (any and all such accounts, Contract Rights, chattel paper, Documents, instruments, obligations and other property described in this clause
         (iv) being the "Receivables");

                  (v) all rights now or hereafter existing in and to all security agreements, leases and other contracts securing or otherwise relating to any Receivables (the property described in this clause (v) being the "Related Contracts");

                  (vi) all general intangibles, intellectual or other property of any kind or nature now owned or hereafter acquired by the OPMW Borrower, including payment intangibles, software, permits, reversionary interests in pension plan assets, inventions, designs, Patents, Copyrights, Trademarks, Licenses and associated goodwill, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software, customer lists, subscription lists, databases and related documentation, registrations, franchises, and all other intellectual or other similar property rights not otherwise described above, but excluding Receivables (the property described in this clause (vi) being the "General Intangibles");

                  (vii) all generating, electricity, environmental and other licenses, permits and approvals of any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or other instrumentality, domestic or foreign, now or hereafter held by the OPMW Borrower or in which the OPMW Borrower may have an interest and relating to the operation, maintenance, or use and occupancy of the Portfolio Assets, except that any such license, permit or approval which as a matter of law is not assignable is hereby excluded from such lien and security interest to the extent that and for such time as the same shall not be so assignable, and all rights (whether or not earned by performance) under any franchises, documents, licenses, contracts or agreements now owned or hereafter acquired with the rights to all renewals thereof assignable by law (the property described in this clause (vii) being the "Pledged Permits");

                  (viii) (A) all policies of insurance, now or hereafter held by the OPMW Borrower (as required under Section 5.06 of the OPMW Credit Agreement and the other Financing Documents), including casualty and liability, business interruption and any title insurance, and including all Proceeds therefrom, and (B) all rights, now or hereafter held, by the OPMW Borrower to any warranties of any manufacturer or contractor or any other Person;

                  (ix) all books, correspondence, credit files, records, invoices and other Documents, now or hereafter in the possession or control of the OPMW Borrower or any Person acting for the OPMW Borrower and relating to the Portfolio Assets and all reports of the Independent Engineer or any other Person and all other reports relating to the acquisition, operations, viability, performance, maintenance and output of the Portfolio Assets;

                  (x) all balances, credits, deposits, deposit and securities accounts, investment property, money or moneys whether now existing or hereafter held in the name or on behalf of the OPMW Borrower, whether
         (A) in the possession or control of the OPMW Borrower, (B) in the possession or control of, or in transit to, the OPNY Administrative Agent, or (C) held by third parties; all monies, documents, instruments, investment property and financial assets required to be deposited with or delivered to the OPMW Administrative Agent or any securities intermediary pursuant to any term of this Agreement or any of the other Financing Documents, including all amounts held or deposited in or credited to the Accounts and all cash and all monies and Permitted Investments and other financial assets and investment property and instruments held in or credited to such Accounts;

                  (xi) each Project Contract to which it is a party and each other lease, power, fuel, transportation, management or other agreement now existing or hereafter entered into by the OPMW Borrower relating to the acquisition, operation, maintenance or use and occupancy of the Portfolio Assets, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of this Agreement and the OPMW Credit Agreement (the agreements described in this clause (xi), as so amended, supplemented or modified, being the "Assigned Agreements"), including all rights of the OPMW Borrower (A) to receive moneys due and to become due under or pursuant to the Assigned Agreements, to compel performance and otherwise to exercise all remedies thereunder, including all rights to make determinations, to exercise any election or option contained in such agreements (including termination thereof), to give or receive any notice or consent, to demand and receive any property which is the subject of any of the Assigned Agreements, to file any claims and generally to take any action which (in the opinion of the OPNY Administrative Agent or any Secured Party) may be necessary or advisable in connection with any of the foregoing, and (B) to receive the Proceeds of any claim for damages arising out of or for breach of any Assigned Agreement and Proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements;

                  (xii) all commercial tort claims, including those more particularly described in Schedule 1 hereto;

                  (xiii) to the extent not included in clauses (i) through (xii) above, or excepted therein, all other personal property of the OPMW Borrower of any kind or description whatsoever, wherever located, whether now owned or hereafter acquired, tangible or intangible; and

                  (xiv) all accessions and additions to, substitutions for, and all replacements, products and Proceeds of any and all of the Collateral (including any proceeds which constitute property of the types described in clauses (i)-(xiii), above) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the OPNY Administrative Agent is the loss payee thereof or an additional insured thereunder), and any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral, (B) any other amounts from time to time paid or payable under or in connection with any of the Collateral, (C) cash and (D) all supporting obligations (all of the foregoing items in clauses (ii) - (xiii) above and in this clause (xiv), collectively, the "Assignment Collateral").

         (b) The sale, assignment, conveyance, setting over, pledge and transfer to the OPNY Administrative Agent under this Agreement extends to all Assignment Revenues which the OPMW Borrower may acquire at any time during the continuation of this Agreement. The security interest of the OPNY Administrative Agent held under this Agreement extends to all Assignment Collateral which the OPMW Borrower may acquire at any time during the continuation of this Agreement.

         (c) Upon the indefeasible payment in full in cash of the OPMW Obligations, the OPMW Borrower shall take such actions under each Assigned Agreement as are permitted under the terms and conditions of such Assigned Agreement, and shall otherwise use commercially reasonable efforts, to grant or to cause to be granted to the OPNY Administrative Agent the same rights as are granted to, and benefits provided to, the OPMW Administrative Agent under the Consents (as defined in the OPMW Credit Agreement) with regard to such Assigned Agreement.

         (d) The Assignment Revenues received pursuant to Section 2.01(a)(i) above shall be applied in accordance with the provisions the Holdco Deposit Account Agreement and the OPNY Deposit Account Agreement.

         (e) Notwithstanding any provision of the Agreement, the OPMW Borrower shall not be in breach or default of any obligation under this Agreement for any failure by the OPMW Borrower to (i) notify any Person of the Lien and security interest purported to be granted under this Agreement or to cause or direct any cash, receipts or other monies to be paid to the OPNY Administrative Agent, (ii) obtain any consent to assignment of any Collateral, or (iii) deliver to the OPNY Administrative Agent any Collateral the possession or exclusive control of which is required for the perfection of the Lien and security interest granted by this Agreement during any period when the First Lien Borrower Security Agreement is in effect.

         2.02 Power of Attorney. The OPMW Borrower hereby irrevocably appoints the OPNY Administrative Agent as its attorney-in-fact with right of substitution, so that the OPNY Administrative Agent or any other Person empowered by the OPNY Administrative Agent shall be authorized, without need of further authorization from the OPMW Borrower, upon the occurrence and during the continuance of an Event of Default and in preservation of the rights of the OPNY Administrative Agent and the OPNY Lenders hereunder so long as such Event of Default is continuing and has not been waived by an appropriate vote or other action by the Required Lenders (any action or exercise of powers, rights or remedies under this Section 2.02 to be subject to, and in accordance with, the terms of the OPNY Credit Agreement and all applicable Requirements of Law):

                  (a) to effect the sale of any of the Assignment Collateral in one or more transactions to the extent permitted by applicable Requirements of Law and in any commercially reasonable manner as may be determined by the attorney-in-fact, which, subject to the foregoing, may include the direct sale without public auction of any such Assignment Collateral at such price, and upon such terms as may be determined by the attorney-in-fact;

                  (b) to enter upon any premises where the Assignment Collateral or any part thereof may be located without the need for a court order or other form of authority otherwise than upon the authority granted herein;

                  (c) to take and retain actual possession and control of any such Assignment Collateral as receivers without bond or otherwise, and transport any of it to any location as determined by such attorney-in-fact;

                  (d) to make any repairs, additions and improvements on the Assignment Collateral as such attorney-in-fact shall reasonably deem proper or necessary;

                  (e) to administer, manage and use any of the Assignment Collateral;

                  (f) to conclude any agreement and collect any monies thereunder or otherwise due to the OPMW Borrower in respect of, or generated through the usage of, any of the Assignment Collateral;

                  (g) to exercise in any commercially reasonable manner any of the rights of the OPMW Borrower arising under or in connection with the Assigned Agreements and to designate or delegate to another Person or entity, in substitution of such attorney-in-fact, the exercise in any commercially reasonable manner of such rights of the OPMW Borrower, under such terms as such attorney-in-fact shall deem proper or necessary;

                  (h) to collect, claim and receive all monies and avail of all benefits that accrue, and that may become due and payable to the OPMW Borrower under the Assigned Agreements and to hold the same as security for the timely payment and discharge by the OPMW Borrower of the Secured Obligations, and the faithful performance of the covenants and obligations of the OPMW Borrower as set forth in any of the Financing Documents;

                  (i) to send written notice to all the obligors, instructing any or all of them to pay all monies due and owing to the OPMW Borrower from time to time under the Assigned Agreements, to the OPNY Revenue Account or such other account as may be required or contemplated by the OPNY Deposit Account Agreement;

                  (j) to institute and maintain such suits and proceedings as such attorney-in-fact shall deem expedient to prevent any impairment of the Assignment Collateral or to preserve and protect such attorney-in-fact's interest therein;

                  (k) to execute and deliver such deeds of conveyance or sale as may be necessary or proper for the purpose of conveying full title and ownership, free from any claims and rights of the OPMW Borrower, to any of the Assignment Collateral, after foreclosure thereof; and

                  (m) in general, to sign such agreements and documents and perform such acts and things required, necessary or, in the opinion of such attorney-in-fact, advisable, to fully accomplish the purpose hereof.

         The OPMW Borrower hereby confirms and ratifies any and all actions and things performed or done by the OPNY Administrative Agent as the OPMW Borrower's attorney-in-fact or any of its representatives in each case pursuant to the powers granted hereunder.

         This special power of attorney shall be deemed coupled with an interest, and cannot be revoked by the OPMW Borrower until no OPNY Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Obligations are indefeasibly paid in full in cash. Upon the occurrence and during the continuance of any Event of Default, the OPMW Borrower shall abstain from exercising any rights under any of the Assigned Agreements which shall be inconsistent with the exercise of the rights and functions herein granted to the OPNY Administrative Agent as the attorney-in-fact, including abstaining from collecting, claiming and receiving any monies under the Assigned Agreements, provided, that, nothing herein shall prevent the OPMW Borrower from, except during the exercise by the OPNY Administrative Agent of any such rights and functions, undertaking the OPMW Borrower's operations in the ordinary course of business in accordance with the Assigned Agreements, including collecting, claiming and receiving monies under the Assigned Agreements. To the extent that the OPMW Borrower shall receive any monies in respect thereof, notwithstanding the provisions of this Section 2.02, the OPMW Borrower shall be deemed to have received such funds for the account of the OPNY Administrative Agent and shall hold the same in trust and promptly pay the same to the OPNY Administrative Agent for deposit in the OPNY Revenue Account (or other account as may be required or contemplated by the OPNY Deposit Account Agreement) and application pursuant to the OPNY Deposit Account Agreement.

         All reasonable costs, expenses, charges and fees paid or incurred by the OPNY Administrative Agent in the exercise of any of the rights, remedies or powers granted hereunder shall be for the account of the OPMW Borrower, and the OPMW Borrower undertakes promptly on demand to pay the same or, as the case may be, to reimburse the OPNY Administrative Agent and/or its agents, representatives, successors and assignees as the case may be, for any monies paid by it with interest thereon at the Default Rate from the date the same shall have been paid by the OPNY Administrative Agent and/or its agents, representatives, successors and assigns until actually paid by the OPMW Borrower to the extent that there are then insufficient funds available in the OPNY Revenue Account for this purpose.

         Section 3. General Representations, Warranties and Covenants

         The OPMW Borrower represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement and the satisfaction of the Secured Obligations, as follows:

         3.01 Necessary Filings. (a) As of the Restructuring Effective Date, all filings, registrations, recordings and control necessary or appropriate to create, (i) the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues by the OPMW Borrower to the OPNY Administrative Agent and
(ii) the security interest granted by the OPMW Borrower to the OPNY Administrative Agent hereby in respect of the Assignment Collateral have been made or accomplished, and (A) the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues to the OPNY Administrative Agent pursuant to this Agreement constitutes a valid and enforceable sale, assignment, conveyance, setting over and transfer and (B) the security interest granted to the OPNY Administrative Agent pursuant to this Agreement in and to the Assignment Collateral constitutes a valid, enforceable, and upon the filing of (1) all Financing Statements in the filing offices noted on Schedule 2 and (2) if applicable, fully executed Assignments of Security Interests, substantially in the forms of Exhibits A and B hereto, as applicable, by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. ss. 261, 15 U.S.C. ss. 1060 or 17 U.S.C. ss.ss. 205, as applicable, to perfect the security interests granted to the OPNY Administrative Agent and the Secured Parties in the federally registered Copyrights, Patents, Trademarks and Licenses, perfected security interest in the Assignment Revenues and Assignment Collateral (except, in each case for (x) Assignment Collateral referenced in Section 2.01(e) and other Assignment Collateral that is not material and (y) vehicles and any emergency response boat) superior and prior to the rights of all other Persons therein and, in each case, subject to no other Liens, sales, assignments, conveyances, settings over or transfers other than Permitted Liens (as defined in the OPMW Credit Agreement) and the security interests granted to the OPMW Administrative Agent under the First Lien Borrower Security Agreement.

         (b) It is acknowledged and agreed that, unless and until permitted in accordance with the terms and conditions of Section 9.12 and the Intercreditor Agreement, any certificates, instruments or other documents or things evidencing Collateral shall be delivered and endorsed to, or be registered as a first Lien in favor of, and shall remain in the possession of, the OPMW Administrative Agent, and that notwithstanding any provision of any Financing Document, no breach, Default or Event of Default shall occur or exist as a result thereof.

         3.02 No Liens. The OPMW Borrower is, as of the Restructuring Effective Date, as to the Assignment Revenues and Assignment Collateral, and the OPMW Borrower is, or will be, as the case may be, as to any Assignment Collateral acquired by it from time to time after the date hereof, the owner of all such Assignment Revenues and Assignment Collateral free from any Lien or other right, title or interest of any Person (other than Permitted Liens (as defined in the OPMW Credit Agreement)) and the security interests granted to the OPMW Administrative Agent under the First Lien Borrower Security Agreement) and the OPMW Borrower shall defend such Assignment Revenues and Assignment Collateral against all claims and demands of all Persons (other than claims and demands of the OPMW Administrative Agent or the Collateral Agent) at any time claiming the same or any interest therein adverse to the OPNY Administrative Agent. Without limiting the generality of the foregoing, the OPMW Borrower shall not assign, charge, convey, sell, set over, transfer, or grant any security interest in the Assigned Agreements, any of the other Assignment Collateral or any of the Assignment Revenues other than pursuant to the Security Documents (as defined in the OPMW Credit Agreement) or the OPNY Second Lien Documents or as expressly permitted by the OPMW Credit Agreement.

         3.03 Other Financing Statements. There is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Assignment Revenues or the Assignment Collateral and so long as any of the Secured Obligations remain unpaid or any Commitments remain outstanding, the OPMW Borrower will not authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Assignment Revenues or the Assignment Collateral, in each case, except financing statements filed or to be filed in respect of and covering the security interests granted hereby, or by the other Security Documents (as defined in the OPMW Credit Agreement) or the OPNY Second Lien Documents, by the OPMW Borrower or Permitted Liens (as defined in the OPMW Credit Agreement).

         3.04 Jurisdiction of Organization; Chief Executive Office, Records. (a) The jurisdiction of organization of the OPMW Borrower, the exact legal name of the OPMW Borrower, any other names the OPMW Borrower has used in the last five years and the addresses of the OPMW Borrower's chief executive office currently and for the last five years are set forth on Schedule 2 hereto. The OPMW Borrower will not change its name or its jurisdiction of organization or move its chief executive office except to such new name, jurisdiction or location as may be permitted in accordance with Section 3.04(b). The originals of all documents evidencing all Receivables, General Intangibles and Contract Rights of the OPMW Borrower and the only original books of account and records of the OPMW Borrower relating thereto are, and will continue to be, kept at the locations disclosed in Schedule 2, or at such new locations as the OPMW Borrower may establish in accordance with Section 3.04(b). All Receivables, General Intangibles and Contract Rights of the OPMW Borrower are, and will continue to be, maintained at, and controlled and directed (including for general accounting purposes) from, such office locations shown above, or such new locations as the OPMW Borrower may establish in accordance with Section 3.04(b).

         (b) The OPMW Borrower shall not change its name or its jurisdiction of organization or establish a new location for its offices until (i) it shall have given to the OPNY Administrative Agent not less than thirty (30) days' prior written notice of its intention so to do, clearly describing such new name, jurisdiction or location and providing such other information in connection therewith as the OPNY Administrative Agent may reasonably request and (ii) with respect to such new name, jurisdiction or location, it shall have taken all action, reasonably satisfactory to the OPNY Administrative Agent, to maintain the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues to the OPNY Administrative Agent and the security interest of the OPNY Administrative Agent in the Assignment Collateral intended to be granted hereby at all times fully perfected, of second priority and in full force and effect.

         3.05 Recourse. Without limitation of Section 9.11, this Agreement is made with full recourse to the OPMW Borrower and pursuant to and in reliance upon all the warranties, representations, covenants and agreements on the part of the OPMW Borrower contained herein, in the OPMW Credit Agreement, in any of the other OPMW Financing Documents and otherwise in writing in connection herewith or therewith.

         3.06 Consents. (a) Except as provided in Section 2.01(e) or in the Intercreditor Agreement and except as set forth on Schedule 3.06(a), no other consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority (as defined in the OPMW Credit Agreement) is required as of the date of the execution and delivery of this Agreement (i) for the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues to the OPNY Administrative Agent, (ii) for the grant by the OPMW Borrower of the pledge, assignment and security interest granted hereby with respect to the Assignment Collateral (other than contracts that are not material or are not Project Contracts (as defined in the OPMW Credit Agreement)) or for the execution, delivery or performance of this Agreement by the OPMW Borrower, (iii) for the perfection or maintenance of the sale, assignment, conveyance, setting over and transfer effected hereby with respect to the Assignment Revenues and the pledge, assignment and security interest created hereby with respect to the Assignment Collateral (including the second priority nature of such sale, assignment, conveyance, setting over and transfer by way of security with respect to the Assignment Revenues and such pledge, assignment and security interest with respect to the Assignment Collateral) other than the filing of appropriate financing statements or similar filings in respect of the Assignment Revenues and Assignment Collateral, in each case, or (iv) for the exercise by the OPNY Administrative Agent of the rights provided for in this Agreement or the remedies in respect of the Assignment Revenues and the Assignment Collateral pursuant to this Agreement.

         (b) Except as otherwise expressly provided in the OPMW Credit Agreement or the OPMW Deposit Account Agreement, the OPMW Borrower shall use commercially reasonable efforts to obtain, after the date of the execution and delivery of this Agreement, such other consents, authorizations, and approvals and obtain such other actions, and provide such notices to or make such filings with, any Governmental Authority (as defined in the OPMW Credit Agreement) as may be necessary or reasonably requested by the OPNY Administrative Agent or any Secured Party, after the date of this Agreement (i) for the sale, assignment conveyance, setting over and transfer of the Assignment Revenues to the OPNY Administrative Agent, (ii) for the grant by the OPMW Borrower of the pledge, assignment and security interest granted hereby or for the execution, delivery or performance of this Agreement by the OPMW Borrower, (iii) for the perfection or maintenance of the sale, assignment, conveyance, setting over and transfer effected hereby with respect to the Assignment Revenues and the pledge, assignment and security interest created hereby with respect to the Assignment Collateral (including the second priority nature of such sale, assignment, conveyance, setting over and transfer by way of security with respect to the Assignment Revenues and such pledge, assignment and security interest with respect to the Assignment Collateral) or (iv) for the exercise by the OPNY Administrative Agent of the rights, remedies and powers provided for in this Agreement or the remedies in respect of the Assignment Revenues and the Assignment Collateral pursuant to this Agreement.

         3.07 Pledged Permits. Upon the occurrence and during the continuance of an Event of Default and after notice to the OPMW Borrower that the OPNY Administrative Agent intends to exercise remedies pursuant to the Financing Documents, the OPMW Borrower shall, at the request of the OPNY Administrative Agent, take such steps requested by the OPNY Administrative Agent that are necessary to assist and cooperate, to the extent within the OPMW Borrower's control using commercially reasonable efforts, in the transfer of the Pledged Permits to the OPNY Administrative Agent or any other party or parties designated by the OPNY Administrative Agent effective upon transfer of title to the applicable Portfolio Assets (as defined in the OPMW Credit Agreement) to which such Pledged Permits relate, including the filing of a joint application by the OPMW Borrower with the OPNY Administrative Agent or the OPNY Administrative Agent's designees, for the transfer of the Pledged Permits pursuant to 18 C.F.R. Part 9 or any successor or replacement regulations thereto, all pursuant to and to the extent permitted by applicable Requirements of Law.

         3.08 Farm Products; Timber; As-Extracted Collateral. As of the Restructuring Effective Date, none of the Assignment Revenues or the Assignment Collateral constitutes, or is Proceeds of, farm products, timber to be cut or as-extracted collateral. If at any time after the Restructuring Effective Date any of the Assignment Revenues or the Assignment Collateral is farm products, timber to be cut or as-extracted collateral, in each case with a value in excess of $500,000 (as reasonably determined by the OPMW Borrower), the OPMW Borrower shall take all actions required in accordance with Section 6.02.

         3.09 Commercial Tort Claims. As to any judgment in respect of any commercial tort claim of the OPMW Borrower having a value in excess of $500,000 which may arise, the OPMW Borrower will notify the OPNY Administrative Agent within 45 days of any such commercial tort claim judgment being entered in favor of the OPMW Borrower, and the OPMW Borrower will execute and deliver to the OPNY Administrative Agent such additional security agreements or amendments to this Agreement in form and substance reasonably satisfactory to the OPMW Administrative Agent which identify and assign, pledge and create a valid, perfected security interest in such judgments in respect of commercial tort claims of the OPMW Borrower as they arise.

         3.10 Letters of Credit. The OPMW Borrower will deliver to the OPMW Administrative Agent each letter of credit having a stated amount in excess of $500,000 in which it is the beneficiary thereof, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in accordance with the terms of the Intercreditor Agreement and otherwise in form and substance reasonably satisfactory to the OPNY Administrative Agent. The OPMW Borrower will take any and all actions within its control necessary (or reasonably requested by the OPNY Administrative Agent), from time to time, to cause the OPMW Administrative Agent to obtain exclusive control of any letter-of-credit rights which have a value in excess of $500,000 owned by the OPMW Borrower in a manner reasonably acceptable to the OPNY Administrative Agent.

         3.11 Chattel Paper. The OPMW Borrower will deliver to the OPMW Administrative Agent all tangible chattel paper having a value in excess of $500,000 duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in accordance with the terms of the Intercreditor Agreement and otherwise in form and substance reasonably satisfactory to the OPMW Administrative Agent. The OPMW Borrower will also deliver to the OPMW Administrative Agent all security agreements securing any such chattel paper and execute UCC financing statement amendments assigning to the OPMW Administrative Agent any UCC financing statements filed by the OPMW Borrower in connection with such security agreements. The OPMW Borrower will mark conspicuously all such chattel paper with a legend in form and substance reasonably satisfactory to the OPNY Administrative Agent, indicating that such chattel paper is subject to the security interests created hereunder.

         3.12 Bank Accounts. The OPMW Borrower shall not maintain any deposit accounts or securities accounts other than the Accounts.


         Section 4. Special Provisions Concerning Receivables; Contract Rights; Instruments.

         4.01 Additional Representations and Warranties: As of the time when each Receivable and General Intangible arises, the OPMW Borrower shall be deemed to have represented and warranted, to the knowledge of the OPMW Borrower and unless otherwise promptly disclosed by the OPMW Borrower in writing to the OPNY Administrative Agent upon the OPMW Borrower obtaining actual knowledge thereof, that such Receivable or General Intangible, as the case may be, and all records, papers and documents relating thereto (if any) are genuine and in all respects what they purport to be, and that all records, papers and documents (if any) relating thereto (i) will represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of electricity or capacity, or any other merchandise listed therein, or both, and (ii) are in compliance and will conform with all Requirements of Law, except to the extent that the failure to comply or conform therewith could not reasonably be expected to have a Material Adverse Effect.

         4.02 Maintenance of Records. The OPMW Borrower will keep and maintain at its own cost and expense records consistent with GAAP of the Assigned Agreements and the Receivables, including the originals of all documentation (including each Assigned Agreement) with respect thereto, records of all payments received, all credits granted thereon, but subject in each case to customary record retention policies, and all other dealings therewith. The OPMW Borrower will make the same available to the OPNY Administrative Agent for inspection pursuant to Section 5.08 of the OPMW Credit Agreement.

         4.03 Payments Under Assigned Agreements, Receivables and General Intangibles. (a) Non-Payment to the OPNY Administrative Agent. Subject to the OPMW Deposit Account Agreement, if the OPMW Borrower shall receive payment directly from any party to an Assigned Agreement (including any letter of credit issued for the benefit of the OPMW Borrower in accordance with the terms thereof) or from any account debtor or other obligor under any Receivable, General Intangible or any other payments under such Assigned Agreements, Receivables and General Intangibles, the OPMW Borrower shall receive such payments in a constructive trust for the benefit of the OPNY Lenders, shall segregate such payments from such party's other funds, and shall promptly transmit and deliver such payments to the OPNY Administrative Agent in the same form as so received (with any necessary endorsement).

         (b) Application of Funds. All amounts received by the OPNY Administrative Agent pursuant to this Section 4.03 or Section 4.04 shall be deposited into the Revenue Account and applied as set forth in the Deposit Account Agreement.

         4.04 Direction to Account Debtors; Contracting Parties; etc. The OPMW Borrower agrees that the OPNY Administrative Agent may, upon reasonable notice to the OPMW Borrower of its failure to do so, directly notify the obligors with respect to any Receivables, General Intangibles and/or under any Assigned Agreements to make payments with respect thereto as provided in Sections 2.01(c) and 4.03. The reasonable costs and expenses (including reasonable attorneys' fees) of collection, whether incurred by the OPMW Borrower or the OPNY Administrative Agent, shall be borne by the OPMW Borrower.

         4.05 Modification of Terms, etc. Except as otherwise provided in the OPMW Credit Agreement or as permitted in Section 4.06 hereof, (a) the OPMW Borrower shall not rescind or cancel any Indebtedness (as defined in the OPMW Credit Agreement) in any fiscal year in an amount, in the aggregate, in excess of $500,000 for borrowed money, or modify in any manner adverse to the OPMW Borrower or the Secured Parties any material term thereof, or make any adjustment materially adverse to the OPMW Borrower or the Secured Parties with respect thereto, or grant any extension for performance of the same, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, or sell any Receivable, General Intangible or Assigned Agreements, or interest therein, without the prior written consent of the OPNY Administrative Agent, which consent the OPNY Administrative Agent will not unreasonably withhold, delay or condition, and (b) the OPMW Borrower will duly fulfill all material obligations on its part to be fulfilled under or in connection with the Receivables, the General Intangibles and the Assigned Agreements and will do nothing to impair the security interests of the OPNY Administrative Agent (including the creation, attachment and priority thereof) in the Receivables, the General Intangibles or the Assigned Agreements.

         4.06 Collection. The OPMW Borrower shall endeavor to cause to be collected from the account debtor named in the OPMW Borrower's Receivables and General Intangibles or obligor under any Assigned Agreements, and paid by such account debtor directly to the Revenue Account, as and when due (including amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Receivable, General Intangible or Assigned Agreements, and apply promptly upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, General Intangible or under such Assigned Agreements, except that, unless an Event of Default shall have occurred and be continuing (and shall not have been waived by an appropriate vote or other action by the Required Lenders in accordance with Section 9.02 of the OPNY Credit Agreement), the OPMW Borrower may allow in the ordinary course of business as adjustments to amounts owing under the OPMW Borrower's Receivables, General Intangibles and Assigned Agreements an extension or renewal of the time or times of payment, or settlement, adjustment, release, compromise, settlement or other similar action for less than the total unpaid balance, which the OPMW Borrower finds appropriate to enhance collectibility in accordance with sound business judgment. The reasonable costs and expenses (including reasonable attorneys fees) of collection, whether incurred by the OPMW Borrower or the OPNY Administrative Agent, shall be borne by the OPMW Borrower.

         Section 5. SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADEMARKS.

         5.01 Infringements. Within ten (10) Business Days after a Responsible Officer of the OPMW Borrower obtains actual knowledge thereof, the OPMW Borrower shall notify the OPNY Administrative Agent and the OPNY Lenders in writing of all pertinent details available to it, with respect to any infringement or other violation of the OPMW Borrower's rights in, or any claim of any such infringement of, any, Patent, Copyright or Trademark, whether or not such right is presently held by the OPMW Borrower or third party. As to each such instance, absent the Required Lenders' authorization to proceed otherwise (as required pursuant to Section 9.02 of the OPNY Credit Agreement), which authorization shall not be unreasonably withheld, delayed or conditioned, and to the extent permitted by applicable Requirements of Law, the OPMW Borrower shall use commercially reasonable efforts to pursue a remedy.

         5.02 Other Patents, Copyrights and Trademarks. If the OPMW Borrower hereafter acquires rights in any Patent, Copyright or Trademark, the OPNY Borrower shall deliver to the OPNY Administrative Agent and the OPNY Lenders within 60 days, a copy of such Patent, Copyright or Trademark and a second priority perfected security interest therein or a collateral assignment thereof, as appropriate.

         5.03 Remedies. If an Event of Default shall occur and be continuing (and shall not have been waived by an appropriate vote or other action as required pursuant to Section 9.02 of the OPNY Credit Agreement), the OPNY Administrative Agent, acting pursuant to and in accordance with the terms of the Financing Documents and applicable Requirements of Law may, (a) declare the entire right, title, and interest of the OPMW Borrower in any Patents, Copyrights and Trademarks vested in the OPNY Administrative Agent, in which event such right, title, and interest immediately shall vest in the OPNY Administrative Agent; and (b) take and practice or use or sell any or all of such Patents, Copyrights or Trademarks, or take and use or sell the OPMW Borrower's rights in such Patents, Copyrights or Trademarks, along with the goodwill and all other elements of the OPMW Borrower's ongoing business symbolized by such assets and secured under this Agreement, and the right to carry on the business of the OPMW Borrower in connection with which such assets have been used. The OPMW Borrower shall execute any other and further documents which the OPNY Administrative Agent may request further to confirm the foregoing and to transfer to the OPNY Administrative Agent ownership of the OPMW Borrower's rights to such Trademarks, Patents and/or Copyrights.

         Section 6. PROVISIONS CONCERNING ALL ASSIGNMENT REVENUES AND ASSIGNMENT COLLATERAL; INSURANCE.

         6.01 Protection of the OPNY Administrative Agent's Interests. The OPMW Borrower will do nothing to impair the rights of the OPNY Administrative Agent or the OPNY Lenders in the Assignment Revenues and the Assignment Collateral, provided, however, that nothing herein shall prevent the OPMW Borrower, prior to the exercise by the OPNY Administrative Agent of any such rights, from undertaking the OPMW Borrower's operations in the ordinary course of business in accordance with the Assigned Agreements and the OPMW Credit Agreement. The OPMW Borrower assumes all liability and responsibility in connection with the Assignment Revenues and the Assignment Collateral and the liability of the OPMW Borrower with respect to the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Assignment Revenues and Assignment Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to the OPMW Borrower.

         6.02 Further Actions. Except as provided for in the Intercreditor Agreement, the OPMW Borrower will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the OPNY Administrative Agent and the OPNY Lenders from time to time such lists, descriptions and designations of the Assignment Revenues and the Assignment Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, bailee and warehousemen acknowledgements, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps, relating to the Assignment Revenues and the Assignment Collateral and other property or rights covered by the interests hereby granted, which is necessary to perfect, preserve or protect its ownership and security interests in the Assignment Revenues and the Assignment Collateral, or as-extracted collateral through filing, possession, control or otherwise or is otherwise reasonably requested by the OPNY Administrative Agent; provided, that the foregoing shall not require the OPMW Borrower to obtain any Additional Contract Consent except to the extent reasonably requested by the OPNY Administrative Agent, and, to the extent so requested, the OPMW Borrower shall use commercially reasonable efforts to obtain such Additional Contract Consent.

         6.03 Financing Statements. The OPMW Borrower agrees to execute and deliver to the OPNY Administrative Agent, on behalf of the OPNY Lenders, financing statements, continuation statements, amendments thereto, filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or similar statements or instruments of registration under the law of any jurisdiction, in form reasonably acceptable to the OPNY Administrative Agent, as it may from time to time reasonably request or as are necessary or desirable in its reasonable opinion to establish, maintain, perfect, continue, enforce or protect the security interests contemplated hereunder as valid, enforceable, second priority security interests as provided herein and the other rights and security contemplated herein, all in accordance with the UCC as enacted in any and all relevant jurisdictions or any other applicable Requirement of Law. The OPMW Borrower authorizes the OPNY Administrative Agent to authenticate and file any such financing statements without the signature of the OPMW Borrower and naming the OPMW Borrower as debtor and the OPNY Administrative Agent as secured party. The OPMW Borrower will pay any applicable filing fees and related expenses under this Section 6.03. Unless specifically permitted under applicable Requirements of Law, the OPMW Borrower shall not file any amendments or terminations of financing statements filed to establish and maintain the security interests contemplated hereunder without the OPNY Administrative Agent's authorization, and any such filing made without the OPNY Administrative Agent's authorization, is ineffective.

         Section 7. REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT.

         7.01 Remedies; Obtaining the Assignment Collateral Upon Default. The OPMW Borrower agrees that, if any Event of Default shall have occurred and be continuing (and shall not have been waived by an appropriate vote or other action by the Required Lenders), then and in every such case, subject to the terms and provisions of the OPNY Credit Agreement and any applicable Requirement of Law then in effect, the OPNY Administrative Agent, in addition to any rights now or hereafter existing under any applicable Requirement of Law, shall have all rights as a secured creditor under the UCC or any other applicable Requirement of Law in all relevant jurisdictions and may, acting pursuant to and in accordance with the terms of the OPNY Credit Agreement:

                  (a) personally, or by agents or attorneys, immediately retake possession of the Assignment Collateral or any part thereof, from the OPMW Borrower or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon the OPMW Borrower's premises where any of the Assignment Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the OPMW Borrower; and

                  (b) instruct the obligor or obligors on any agreement, instrument or other obligation (including any other Assigned Agreement, the General Intangibles and the Receivables) constituting the Assignment Revenues and Assignment Collateral to make any payment required by the terms of such instrument or agreement directly to the OPNY Administrative Agent for deposit in the OPNY Revenue Account (or any other account required or contemplated by the OPNY Deposit Account Agreement) and application pursuant to the OPNY Deposit Account Agreement; and

                  (c) apply all monies, securities and instruments in the OPNY Revenue Account, and each other Account, in accordance with the OPNY Deposit Account Agreement; and

                  (d) sell, assign or otherwise liquidate, or direct the OPMW Borrower to sell, assign or otherwise liquidate, any or all of the Assignment Collateral or any part thereof and take possession of the proceeds of any such sale or liquidation for deposit in the OPNY Revenue Account (or any other account required or contemplated by the OPNY Deposit Account Agreement) and application pursuant to the OPNY Deposit Account Agreement; and

                  (e) take possession of the Assignment Collateral or any part thereof, by directing the OPMW Borrower in writing to deliver the same to the OPNY

         Administrative Agent at any place or places designated by the OPNY Administrative Agent, in which event the OPMW Borrower shall at its own expense:

                           (i) promptly cause the same to be moved to the place
                  or places so designated by the OPNY Administrative Agent and there delivered to the OPNY Administrative Agent,

                           (ii) store and keep any Assignment Collateral so
                  delivered to the OPNY Administrative Agent (to the extent not physically delivered to the OPNY Administrative Agent) at such place or places pending further action by the OPNY Administrative Agent as provided in Section 7.02, and

                           (iii) while such Assignment Collateral shall be so
                  stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition;

     it being understood that the OPMW Borrower's obligation to so deliver the Assignment Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the OPNY Administrative Agent shall be entitled to a decree requiring specific performance by the OPMW Borrower of such obligation.

         7.02 Remedies, Disposition of the Assignment Collateral. Any Assignment Collateral repossessed by the OPNY Administrative Agent under or pursuant to
Section 7.01, and any other Assignment Collateral whether or not so repossessed by the OPNY Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the OPNY Administrative Agent, acting in good faith, may, upon written direction in compliance with any applicable Requirement of Law, determine to be commercially reasonable. Subject to the foregoing, any of the Assignment Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the OPNY Administrative Agent or after any overhaul or repair which the OPNY Administrative Agent, acting in good faith, shall determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days' written notice to the OPMW Borrower (except that, if the OPNY Administrative Agent shall determine, in its sole discretion, that any of the other Collateral threatens to decline quickly in value or to become worthless, any such sale may be made upon three days' notice to OPMW Borrower) specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the OPMW Borrower or any nominee of the OPMW Borrower to acquire the Assignment Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. To the extent permitted by applicable Requirements of Law, the OPNY Administrative Agent on behalf of the OPNY Lenders may bid for and become the purchaser of the Assignment Collateral or any item thereof, offered for sale in accordance with this Section 7.02. If, under mandatory requirements of any applicable Requirement of Law, the OPNY Administrative Agent shall be required to make disposition of the Assignment Collateral within a period of time which does not permit the giving of notice to the OPMW Borrower as hereinabove specified, the OPMW Administrative Agent need give the OPMW Borrower only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of any applicable Requirement of Law.

         The OPMW Borrower hereby irrevocably appoints the OPNY Administrative Agent as its attorney-in-fact, so that the OPNY Administrative Agent, or any Person empowered by the OPNY Administrative Agent, shall, during the continuance of an Event of Default, be authorized to sell, assign, lease or otherwise dispose of the Assignment Collateral or any part thereof pursuant to the provisions of the preceding paragraph, and, in general, to do or cause to be done all such acts and things which are otherwise required to be done by the OPMW Borrower under this Agreement.

         7.03 Waiver of Claims. Except as otherwise provided in this Agreement or in any other Financing Document, THE OPMW BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE OPNY ADMINISTRATIVE AGENT TAKING POSSESSION OR THE OPNY ADMINISTRATIVE AGENT'S DISPOSITION OF ANY OF THE ASSIGNMENT COLLATERAL, IN EACH CASE AS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE OPMW BORROWER WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION OF ANY SUCH JURISDICTION, and the OPMW Borrower hereby further waives, to the extent permitted by applicable Requirements of Law:

                  (i) all damages occasioned by such taking of possession except any damages which are the direct result of the gross negligence or willful misconduct of the OPNY Administrative Agent, any OPNY Lender, or any Person acting on its behalf or instruction;

                  (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the OPNY Administrative Agent's rights hereunder; and

                  (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable Requirement of Law in order to prevent or delay the enforcement of this Agreement (including any right to claim that such enforcement should be stayed pending the outcome of any other action or proceeding (including any arbitration proceeding)) or the absolute sale of the Assignment Collateral or any portion thereof, and the OPMW Borrower, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such applicable Requirements of Law.

To the extent permitted under applicable Requirements of Law, any sale of, or the grant of options to purchase, or any other realization upon, any Assignment Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the OPMW Borrower therein and thereto, and shall be a perpetual bar both at law and in equity against the

OPMW Borrower and against any and all Persons claiming or attempting to claim the Assignment Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the OPMW Borrower.

         7.04 Application of Proceeds. Notwithstanding any other provision of this Agreement, all payments made under or in connection with this Agreement, and all moneys collected by the OPNY Administrative Agent upon any sale or other disposition of the Collateral pursuant to this Agreement, including Sections
7.01 and 7.02, shall be applied in accordance with the Financing Documents. For the avoidance of doubt, it is understood that the OPMW Borrower shall remain liable to the extent of any deficiency between the amount of the Proceeds of the Assignment Collateral and the aggregate amount of the Secured Obligations.

         7.05 Remedies Cumulative. No failure or delay on the part of the OPNY Administrative Agent or any OPNY Lender in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between the OPMW Borrower and the OPNY Administrative Agent or any OPNY Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the OPNY Administrative Agent or any OPNY Lender would otherwise have. No notice to or demand on the OPMW Borrower in any case shall entitle the OPMW Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the OPNY Administrative Agent or any OPNY Lender to any other or further action in any circumstances without notice or demand.

         7.06 Discontinuance of Proceedings. In case the OPNY Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the OPNY Administrative Agent, then and in every such case the OPMW Borrower, the OPNY Administrative Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Assignment Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the OPNY Administrative Agent shall continue as if no such proceeding had been instituted.

         7.07 Grant of License or Sub-License to Use Patent, Trademark, Copyright and License Collateral. For the purpose of enabling the OPNY Administrative Agent to exercise rights and remedies under this Article VII at such time as the OPNY Administrative Agent shall be lawfully entitled to exercise such rights and remedies, the OPMW Borrower hereby grants to the OPNY Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the OPMW Borrower) to use, license or sub-license any Patent, Trademark, Copyright or License (to the extent the OPMW Borrower has authority to sub-license any such License) now owned or licensed or hereafter acquired or licensed by the OPMW Borrower, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license or sub-license by the OPNY Administrative Agent shall be exercised, at the option of the OPNY Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided that any license, sub-license or other transaction entered into by the OPNY Administrative Agent while such Event of Default was continuing in accordance herewith shall be binding upon the OPMW Borrower notwithstanding any subsequent cure of an Event of Default. The OPNY Administrative Agent agrees to apply the net Proceeds received from any such license as provided in Section 7.04 hereof.

         Section 8. INDEMNITY; EXPENSES.

         (a) The OPMW Borrower agrees to indemnify and hold harmless the OPNY Administrative Agent and each Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from the Collateral or the OPMW Borrower's pledge and assignment under this Agreement (including enforcement against the OPMW Borrower of this Agreement), except claims, losses or liabilities resulting from the gross negligence or willful misconduct of any Secured Party or any other Person designated by any Secured Party to act on its behalf pursuant to this Agreement.

         (b) The OPMW Borrower will upon demand pay to the OPNY Administrative Agent or any Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the OPNY Administrative Agent or any Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the sale of, collection from, or other realization upon, any of the Collateral of the OPMW Borrower, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the OPNY Administrative Agent or any Secured Party hereunder against the OPMW Borrower or (iv) the failure by the OPMW Borrower to perform or observe any of the provisions hereof.

         Section 9. MISCELLANEOUS.

         9.01 Notices. All notices hereunder, unless otherwise specified, shall be provided as specified in Section 9.01 of the OPNY Credit Agreement; provided, that notices to the OPMW Borrower shall be to the address specified in Section
9.01 of the OPMW Credit Agreement. Promptly after the execution of any and all material amendments, supplements and waivers, of and to the Assignment Revenues or Assignment Collateral, originals, if reasonably available and, if not, copies of such amendments, supplements and waivers shall be delivered to the OPNY Administrative Agent.

         9.02 Waiver, Amendment; Severability. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be undertaken and accomplished in accordance with the requirements of Section 9.02 of the OPNY Credit Agreement. No delay on the part of any Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Secured Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy. In case any provision hereof shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations in any other jurisdiction shall not in any way be affected or impaired thereby.

         9.03 Obligations Absolute. To the extent permitted by applicable Requirements of Law, the obligations of the OPMW Borrower under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against the OPMW Borrower to enforce this Agreement, irrespective of whether any action is brought against the OPNY Borrower, any other pledgor or any guarantor of the Secured Obligations or whether the OPNY Borrower, any other pledgor or any guarantor of the Secured Obligations is joined in any such action or actions. All rights of the OPNY Administrative Agent and the assignment, hypothecation and security interest hereunder, and all obligations of the OPMW Borrower hereunder, shall be absolute and unconditional, irrespective of:

         (a) any lack of validity or enforceability of this Agreement, the OPMW Credit Agreement, any other Financing Document or any other agreement or instrument relating to any thereof, the absence of any action to enforce the same, any release of the OPMW Borrower, any Credit Party or any other OPMW Credit Party, the recovery of any judgment against the OPMW Borrower, any Credit Party or any other OPMW Credit Party, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the OPMW Borrower;

         (b) any occurrence or condition whatsoever, including (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations of the OPMW Borrower, any Credit Party or any other OPMW Credit Party contained in this Agreement, the OPMW Credit Agreement or any other Financing Document, (ii) any impairment, modification, release or limitation of the liability of the OPMW Borrower, any Credit Party or any other OPMW Credit Party or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the OPMW Borrower, the OPNY Administrative Agent or any other Secured Party of any rights or remedies, (iv) the assignment or the purported assignment of any property as security for the Secured Obligations, including all or any part of the rights of the OPMW Borrower under this Agreement, (v) the extension of the time for payment by the OPMW Borrower, any Credit Party, any other OPMW Credit Party or any other guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any Financing Document or of the time for performance by the OPMW Borrower, any Credit Party or any other OPMW Credit Party of any other obligations under or arising out of any terms or provisions or the extension of the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the OPMW Borrower, any Credit Party or any other OPMW Credit Party set forth in any Financing Document,
(vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting the OPMW Borrower, any Credit Party or any other OPMW Credit Party or any of their respective assets, or the disaffirmancy of this Agreement or any Financing Document in any such proceeding, (viii) the release or discharge of the OPMW Borrower, any Credit Party or any other OPMW Credit Party from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of this Agreement or any Financing Document or (x) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor; or

         (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Secured Obligations.

         9.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the OPNY Lenders; provided, however, that the OPMW Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the OPNY Administrative Agent and each of the OPNY Lenders. Any OPNY Lender may transfer, assign or grant all or such relevant part of its rights hereunder in connection with an assignment or transfer of all or any part of its interest in its Loans in accordance with the provisions of the OPNY Credit Agreement, and such assignee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. All agreements, statements, representations and warranties made by the OPMW Borrower herein or in any certificate or other instrument delivered by the OPMW Borrower or on its behalf under this Agreement shall be considered to have been relied upon by the OPNY Lenders and shall survive the execution and delivery of this Agreement, the OPNY Credit Agreement and the other Financing Documents regardless of any investigation made by the OPNY Lenders or on their behalf.

         9.05 Headings Descriptive, etc. The headings of the several sections and subsections of this Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         9.06 Governing Law; Submission to Jurisdiction and Venue. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE OPMW BORROWER AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

         (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, THE OPMW BORROWER AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE OPMW BORROWER AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. THE OPNY BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (c) THE OPMW BORROWER AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST THE OPNY BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. THE OPMW BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS

         (d) THE OPMW BORROWER AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

         (e) THE OPMW BORROWER HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF THE OPMW BORROWER TO RECEIVE FOR AND ON BEHALF OF THE OPMW BORROWER SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO THE OPMW BORROWER AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH SECTION 9.01. THE OPMW BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE

PREPAID, TO THE OPMW BORROWER AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

         (f) NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT (i) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE, IN EITHER CASE, SOLELY AS PERMITTED IN SUBSECTION (c) OF THIS SECTION 9.06.

         9.07 The OPMW Borrower's Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that the OPMW Borrower shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Assignment Revenues or the Assignment Collateral and the OPNY Administrative Agent and the OPNY Lenders shall have no obligations or liabilities (except obligations or liabilities resulting from the gross negligence or willful misconduct of the OPNY Administrative Agent and the OPNY Lenders) with respect to any Assignment Revenues or Assignment Collateral by reason of or arising out of or in connection with this Agreement, nor shall the OPNY Administrative Agent or the OPNY Lenders be required or obligated in any manner to perform or fulfill any of the obligations of the OPMW Borrower under or with respect to any Assignment Revenues or Assignment Collateral.

         9.08 Termination; Release. This Agreement shall create a continuing pledge, assignment of hypothecation of and security interest in the Collateral and shall remain in full force and effect until no OPNY Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash. This Agreement shall terminate when all Secured Obligations have been indefeasibly paid in full in cash and all Commitments have been terminated, and the OPNY Administrative Agent, at the written request and expense of the OPMW Borrower, will promptly authorize, execute and deliver, as applicable, to the OPMW Borrower the proper instruments (which may include Uniform Commercial Code termination statements on form UCC-3) acknowledging the termination of this Agreement, and will promptly duly assign, transfer and deliver to the OPMW Borrower (without recourse and without any representation or warranty) free from any interest of the OPNY Administrative Agent or Lien granted hereunder such of the Assignment Revenues or Assignment Collateral as may be in possession of the OPNY Administrative Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement together with such notices to third parties as may be necessary to countermand any notices previously sent to them pursuant hereto.

         9.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         9.10 [Intentionally Deleted.]

         9.11 Limitation of Recourse. Except as otherwise expressly provided in the OPMW Financing Documents and the OPNY Financing Documents, the obligations of the OPMW Borrower hereunder are obligations solely of the OPMW Borrower and shall not constitute a debt or obligation of any direct or indirect, partner, shareholder or other equity owner of the OPMW Borrower or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by the OPMW Borrower under this Agreement and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by the OPMW Borrower evidenced by this Agreement. No property or assets of any Non-Recourse Party, other than as contemplated in the Financing Documents (as defined in the OPMW Credit Agreement) or Financing Documents (as defined in the OPNY Credit Agreement), shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against the OPMW Borrower with respect to this Agreement or the other OPMW Financing Documents or OPNY Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party or any other Non-Recourse Party (a) in accordance with the terms of any Transaction Document creating such liabilities and obligations to which such Credit Party or Non-Recourse Party is a party, (b) arising from liability pursuant to any applicable Requirement of Law for such Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of
Section 6.10 of the OPNY Credit Agreement.

         9.12 Subordination. Notwithstanding any provision of this Agreement or any other Financing Document to the contrary, (i) the security interests created and granted hereby are subject to, subordinate and inferior to the security interests created by the First Lien Borrower Security Agreement, in accordance with, and all rights, powers and remedies granted to, the OPMW Administrative Agent thereunder, are subject in all respects to the terms and conditions of the Intercreditor Agreement, including restrictions on the right of the OPNY Administrative Agent to give notices, exercise power of attorney rights direct or receive payments, hold, control or receive delivery of any Assignment Collateral or other possessory collateral or to exercise powers or remedies and to apply proceeds of Collateral; provided, that if and to the extent the Intercreditor Agreement is amended, supplemented or modified at any time from time to time and such amendment, supplement or modification could reasonably be expected to have any adverse effect on the OPMW Borrower's rights, duties or obligations hereunder or under any other Financing Document, such amendment, supplement or modification shall not be effective as to the OPMW Borrower without the OPMW Borrower's prior written acknowledgment (which acknowledgment shall not be unreasonably conditioned, withheld or delayed) that such amendment, modification or supplement shall be effective for purposes of this Agreement and the other Financing Documents, (ii) the OPNY Administrative Agent on behalf of each of the Secured Parties hereby acknowledges and agrees that the Pledgor shall not have any duty and obligation with respect to the perfection or priority of the security interest granted hereunder in and to any of the Collateral (and no Default or Event of Default shall result or occur) to the extent (a) such Collateral is in the possession or control of the OPMW Administrative Agent, (b) such collateral is not transferred by the OPMW Administrative Agent to the OPNY Administrative Agent as required pursuant to the Intercreditor Agreement, (c) such perfection or priority requires any consent, approval or other action of the OPMW Administrative Agent, or (d) the OPMW Administrative Agent then maintains a perfected, first priority security interest in and to the Collateral and (iii) no obligations contained in this Agreement shall require the OPMW Borrower to take or omit to take any action inconsistent with the terms and conditions of the OPMW Deposit Account Agreement and/or the Holdco Deposit Account Agreement and no Default or Event of Default shall arise or result from the taking or omitting of such action.

                 [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.


                                     OPMW BORROWER:

                                     ORION POWER MIDWEST, L.P.

                                     By:  Orion Power MidWest GP, Inc.,
                                     its general partner


                                     By:  ______________________________________
                                     Name:
                                     Title:

                                     Address:   1111 Louisiana Street
                                                Houston, TX 77002
                                                Attn:  Senior Vice President -
                                                       Finance
                                     Telephone: (713) 207-3160
                                     Telecopy:  (713) 207-0988

                                     With a copy to:
                                     Address:   1111 Louisiana Street
                                                Houston, TX 77002
                                                Attn:  General Counsel
                                     Telephone: (713) 207-7265
                                     Telecopy:  (713) 393-0140


                                     OPNY ADMINISTRATIVE AGENT:

                                     BANK OF AMERICA, N.A., as OPNY
                                     Administrative Agent


                                     By:_______________________________________
                                     Name:
                                     Title:

                                     Address:   101 North Tryon Street
                                                NC1-001-08-19
                                                Charlotte, NC  28255
                                                Attn:  Laura S. Ryan
                                     Telecopy:  (704) 386-3324

                                                                       EXHIBIT A
                                                                  TO SECOND LIEN
                                                                  ASSIGNMENT AND
                                                              SECURITY AGREEMENT


                         ASSIGNMENT OF SECURITY INTEREST
                     IN UNITED STATES PATENTS AND TRADEMARKS

         FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, ORION POWER MIDWEST, L.P., a Delaware limited partnership (the "Assignor"), having its chief executive office at 1111 Louisiana Street, Houston, TX 77002, hereby assigns and grants to BANK OF AMERICA, N.A., as administrative agent (the "OPNY Administrative Agent"), with offices at 101 North Tryon Street, Charlotte, NC 28255 a second priority security interest in (all of which are herein collectively referred to as the "PTO Collateral") (i) all of the Assignor's right, title and interest in and to the United States trademarks, trademark registrations and trademark applications set forth on Schedule A attached hereto (the "Marks"), (ii) all of the Assignor's right, title and interest in and to the United States patents set forth on Schedule B attached hereto (the "Patents"), in each case together with
(iii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Marks and Patents, (iv) the goodwill of the businesses symbolized by the Marks and (v) all causes of action arising prior to or after the date hereof for infringement of any of the Marks and Patents or unfair competition regarding the same.

         THIS ASSIGNMENT is made to secure the full and prompt performance and payment of all the Secured Obligations of the Assignor, as such term is defined in the Second Lien Assignment and Security Agreement, dated as of October 28, 2002, among the Assignor, the OPNY Administrative Agent and the other parties thereto (as amended, supplemented or modified from time to time, the "Security Agreement"). Upon the satisfaction of the conditions set forth in Section 9.08 of the Security Agreement, the OPNY Administrative Agent shall execute, acknowledge, and deliver to the OPNY Administrative Agent an instrument in writing releasing the security interest in the PTO Collateral acquired under this Assignment.

         THIS ASSIGNMENT has been granted in conjunction with the security interest granted to the OPNY Administrative Agent for the benefit of the Secured Parties under the Security Agreement. The rights and remedies of the OPNY Administrative Agent with respect to the security interest granted herein are without prejudice to, and are in addition to, those set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provision of this Assignment is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

         IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the _____ day of _____________, 20__.

                                     ORION POWER MIDWEST, L.P., as Assignor

                                     By: Orion Power MidWest GP, Inc., its
                                         general partner

                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                     BANK OF AMERICA, N.A., as OPNY
                                     Administrative Agent

                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:

STATE OF _________________

________ OF ________

         The foregoing instrument was acknowledged before me this ____ day of __________, 20__ by ________________ as [title] of _______________________, a
________ corporation, on behalf of the corporation.


         My commission expires:


Notarial Seal

                                                 -------------------------------
                                                          Notary Public

                                                                      SCHEDULE A


                      TRADEMARKS AND TRADEMARK APPLICATIONS



  Serial No. or                                    Issue or
Registration No.              Country             Filing Date              Mark
----------------              -------             -----------              ----

                                                                      SCHEDULE B


                         PATENTS AND PATENT APPLICATIONS

Serial No. or                                           Issue or
 Patent No.            Inventor         Country        Filing Date       Title
-------------          --------         -------        -----------       -----

                                                                       EXHIBIT B
                                                                  TO SECOND LIEN
                                                                  ASSIGNMENT AND
                                                              SECURITY AGREEMENT


                         ASSIGNMENT OF SECURITY INTEREST
                           IN UNITED STATES COPYRIGHTS


         FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, ORION POWER MIDWEST, L.P., a Delaware limited partnership corporation (the "Assignor"), having its chief executive office at 1111 Louisiana Street, Houston, TX 77002, hereby assigns and grants to BANK OF AMERICA, N.A., as administrative agent (the "OPNY Administrative Agent"), with offices at 101 North Tryon Street, Charlotte, NC 28255, a second priority security interest in (all of which are herein collectively referred to as the "Copyright Collateral") (i) all of the Assignor's right, title and interest in and to the United States copyrights and associated United States copyright registrations and applications for registration set forth in Schedule A attached hereto (the "Copyrights"), (ii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Copyrights, (iii) the goodwill of the businesses symbolized by the Copyrights and (iv) all causes of action arising prior to or after the date hereof for infringement of any of the Copyrights.

         THIS ASSIGNMENT is made to secure the full and prompt performance and payment of all of the Secured Obligations of the Assignor, as such term is defined in the Second Lien Assignment and Security Agreement, dated as of October 28, 2002 among the Assignor, the OPNY Administrative Agent and the other parties thereto (as amended, supplemented or modified from time to time, the "Security Agreement"). Upon the satisfaction of the conditions set forth in
Section 9.08 of the Security Agreement, the OPNY Administrative Agent shall execute, acknowledge, and deliver to the Assignor an instrument in writing releasing the security interests of the Copyright Collateral acquired under this Assignment.

         THIS ASSIGNMENT has been granted in conjunction with the security interest granted to the OPNY Administrative Agent for the benefit of the Secured Parties under the Security Agreement. The rights and remedies of the OPNY Administrative Agent with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Assignment are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

         IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the ____ day of _______, 20___.

                                     ORION POWER MIDWEST, L.P., as Assignor

                                     By: Orion Power MidWest GP, Inc., its
                                     general partner

                                     By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                     BANK OF AMERICA, N.A., as OPNY
                                     Administrative Agent

                                     By:
                                           -------------------------------------
                                           Name:
                                           Title:

STATE OF _________________

________ OF ________


         The foregoing instrument was acknowledged before me this ____ day of __________, 20__ by ________________ as [title] of _______________________, a
________ corporation, on behalf of the corporation.


         My commission expires:


Notarial Seal

                                                 -------------------------------
                                                          Notary Public

                                                                      SCHEDULE A


                      COPYRIGHTS AND COPYRIGHT APPLICATIONS


 Serial No. or                                                        Copyright
Registration No.           Country          Publication Date            Title
----------------           -------          ----------------          ---------

                                                                     EXHIBIT H-3
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT

================================================================================

                                   SECOND LIEN
                        ASSIGNMENT AND SECURITY AGREEMENT

                                     between

                              TWELVEPOLE CREEK, LLC

                                       and

                             BANK OF AMERICA, N.A.,

                          as OPNY Administrative Agent

         --------------------------------------------------------------

                          Dated as of October 28, 2002

        ---------------------------------------------------------------


================================================================================

                                TABLE OF CONTENTS

SECTION 1.   DEFINITIONS.......................................................2


SECTION 2.   ASSIGNMENT; SECURITY INTERESTS; INSURANCE PROCEEDS................6

   2.01      PLEDGE; ASSIGNMENT; GRANT OF SECURITY INTERESTS...................6
   2.02      POWER OF ATTORNEY................................................10

SECTION 3.   GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS................12

   3.01      NECESSARY FILINGS................................................12
   3.02      NO LIENS.........................................................12
   3.03      OTHER FINANCING STATEMENTS.......................................13
   3.04      JURISDICTION OF ORGANIZATION; CHIEF EXECUTIVE OFFICE, RECORDS....13
   3.05      RECOURSE.........................................................14
   3.06      CONSENTS.........................................................14
   3.07      PLEDGED PERMITS..................................................15
   3.08      FIXTURE LOCATIONS................................................15
   3.09      CEREDO BONDS.....................................................15
   3.10      FARM PRODUCTS; TIMBER; AS-EXTRACTED COLLATERAL...................15
   3.11      COMMERCIAL TORT CLAIMS...........................................15
   3.12      LETTERS OF CREDIT................................................15
   3.13      CHATTEL PAPER....................................................16
   3.14      BANK ACCOUNTS....................................................16

SECTION 4.   SPECIAL PROVISIONS CONCERNING RECEIVABLES; CONTRACT RIGHTS;
             INSTRUMENTS......................................................16

   4.01      ADDITIONAL REPRESENTATIONS AND WARRANTIES........................16
   4.02      MAINTENANCE OF RECORDS...........................................16
   4.03      PAYMENTS UNDER ASSIGNED AGREEMENTS, RECEIVABLES AND GENERAL
             INTANGIBLES......................................................17
   4.04      DIRECTION TO ACCOUNT DEBTORS; CONTRACTING PARTIES; ETC...........17
   4.05      MODIFICATION OF TERMS, ETC.......................................17
   4.06      COLLECTION.......................................................17

SECTION 5.   SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND
             TRADEMARKS.......................................................18

   5.01      INFRINGEMENTS....................................................18
   5.02      OTHER PATENTS, COPYRIGHTS AND TRADEMARKS.........................18
   5.03      REMEDIES.........................................................18

SECTION 6.   PROVISIONS CONCERNING ALL ASSIGNMENT REVENUES AND ASSIGNMENT
             COLLATERAL; INSURANCE............................................19

   6.01      PROTECTION OF THE OPNY ADMINISTRATIVE AGENT'S INTERESTS..........19

   6.02      FURTHER ACTIONS..................................................19
   6.03      FINANCING STATEMENTS.............................................19

SECTION 7.   REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT.....................20

   7.01      REMEDIES; OBTAINING THE ASSIGNMENT COLLATERAL UPON DEFAULT.......20
   7.02      REMEDIES, DISPOSITION OF THE ASSIGNMENT COLLATERAL...............21
   7.03      WAIVER OF CLAIMS.................................................22
   7.04      APPLICATION OF PROCEEDS..........................................23
   7.05      REMEDIES CUMULATIVE..............................................23
   7.06      DISCONTINUANCE OF PROCEEDINGS....................................23
   7.07      GRANT OF LICENSE OR SUB-LICENSE TO USE PATENT, TRADEMARK,
             COPYRIGHT AND LICENSE COLLATERAL.................................23

SECTION 8.   INDEMNITY; EXPENSES..............................................24


SECTION 9.   MISCELLANEOUS....................................................24

   9.01      NOTICES..........................................................24
   9.02      WAIVER, AMENDMENT; SEVERABILITY..................................24
   9.03      OBLIGATIONS ABSOLUTE.............................................25
   9.04      SUCCESSORS AND ASSIGNS...........................................26
   9.05      HEADINGS DESCRIPTIVE, ETC........................................26
   9.06      GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE..............26
   9.07      THE GRANTOR'S DUTIES.............................................28
   9.08      TERMINATION; RELEASE.............................................28
   9.09      EXECUTION IN COUNTERPARTS........................................28
   9.10      [INTENTIONALLY DELETED.].........................................28
   9.11      LIMITATION OF RECOURSE...........................................28
   9.12      SUBORDINATION....................................................29

Schedules

Schedule 1   Commercial Tort Claims
Schedule 2   Name; Jurisdiction of Organization; Location
Schedule 3   Project Contracts
Schedule 4   Filing Locations

Exhibits

Exhibit A    Assignment of Security Interest in United States Patents and
             Trademarks
Exhibit B    Assignment of Security Interest in United States Copyrights

                                   SECOND LIEN
                        ASSIGNMENT AND SECURITY AGREEMENT

           SECOND LIEN ASSIGNMENT AND SECURITY AGREEMENT, dated as of October 28, 2002 (this "Agreement"), between TWELVEPOLE CREEK, LLC, a limited liability company organized under the laws of the State of Delaware (the "Grantor"), and BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successors and assigns, the "OPNY Administrative Agent") for the benefit of the Secured Parties (as defined in the OPNY Credit Agreement referred to below).

                              W I T N E S S E T H:

           WHEREAS, Orion Power New York, L.P., a limited partnership organized under the laws of the State of Delaware (the "OPNY Borrower"), has entered into an Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "OPNY Credit Agreement"), with the OPNY Administrative Agent, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "OPNY Lenders"), pursuant to which the OPNY Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the OPNY Borrower to finance a portion of the purchase price of the Portfolio Assets and to provide working capital availability to the OPNY Borrower;

           WHEREAS, Orion Power MidWest, L.P., a limited partnership organized under the laws of the State of Delaware (the "OPMW Borrower"), has entered into a Second Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "OPMW Credit Agreement"), with Bank of America, N.A., as administrative agent and issuing bank, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, BNP Paribas, as syndication agent, The Bank of Nova Scotia, Mizuho Corporate Bank, Ltd, and Bayerische Hypo-Und Vereinsbank AG, New York Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "OPMW Lenders"), pursuant to which the OPMW Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the OPMW Borrower to finance a portion of the purchase price of the Portfolio Assets (as defined in the OPMW Credit Agreement) and to provide working capital availability to the Borrower;

           WHEREAS, the OPNY Administrative Agent, the OPMW Administrative Agent, the OPNY Lenders, the OPMW Lenders and Bank of America, N.A., as collateral agent have entered into the Intercreditor Agreement (as defined in the OPMW Credit Agreement);

           WHEREAS, the OPNY Credit Agreement contemplates the execution, delivery and the implementation of this Agreement;

           WHEREAS, the Grantor has entered into a Guarantee Agreement dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Twelvepole Guarantee"), with the OPMW Borrower and the OPNY Administrative Agent, pursuant to which the Grantor has agreed to guarantee the Obligations of the OPNY Borrower;

           WHEREAS, the OPNY Credit Agreement contemplates execution, delivery and the implementation of this Agreement; and

           WHEREAS, it is a condition precedent to the obligations of the OPNY Lenders under the OPNY Credit Agreement that this Agreement shall have been entered into by the parties hereto and shall be in full force and effect;

           NOW, THEREFORE, in consideration of the benefits to the Grantor, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby makes the following assignments, representations and warranties to the OPNY Administrative Agent, for the benefit of the Secured Parties, and hereby covenants and agrees with the OPNY Administrative Agent, in each case, as follows:

           Section 1. DEFINITIONS. (a) For all purposes of this Agreement, (i) capitalized terms not otherwise defined herein shall have the meanings set forth in the OPNY Credit Agreement, (ii) unless otherwise specified or otherwise defined herein or in the OPNY Credit Agreement, terms used in Article 9 of the UCC (as hereinafter defined) are used herein as therein defined and (iii) the principles of construction set forth in Section 1.04 of the OPNY Credit Agreement shall apply hereto.

           (b) In addition, the following terms shall have the meanings herein specified:

           "AGREEMENT" shall mean this Second Lien Assignment and Security Agreement, as amended, supplemented or otherwise modified from time to time.

           "ASSIGNED AGREEMENTS" shall have the meaning provided in Section 2.01(a)(xi).

           "ASSIGNMENT COLLATERAL" shall have the meaning provided in Section 2.01(a)(xiv).

           "ASSIGNMENT REVENUES" shall have the meaning provided in
Section 2.01(a)(i).

           "COLLATERAL" shall have the meaning provided in Section 2.01(a).

           "CONTRACT RIGHTS" shall mean all rights of the Grantor (including all rights to payment) under each Assigned Agreement.

           "COPYRIGHT LICENSES" shall mean any written agreement (a) granting any right to any third party under any Copyright of the Grantor or (b) granting any right to the Grantor under any Copyright of any third party.

           "COPYRIGHTS" shall mean all right, title and interest of any person in and to all of the following, whether now owned or hereafter acquired:

           (i) the federally registered United States and foreign copyrights and any renewals thereof;

           (ii)    all other United States and foreign copyrights;

           (iii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental derivative or collective work registrations and pending applications for registrations in the United States Copyright Office;

           (iv) all computer programs, computer data bases, computer program flow diagrams, source codes and object codes related to any or all of the foregoing; and

           (v) all tangible property embodying or incorporating any or all of the foregoing.

           "DEPOSIT ACCOUNT AGREEMENT" shall have the meaning assigned such term in the OPMW Credit Agreement.

           "DOCUMENTS" shall mean all of the books, ledgers, records, computer programs, tapes, discs, punch cards, data processing software, transaction files, master files and related property and rights (including computer and peripheral equipment) of the Grantor pertaining to or referencing the Collateral.

           "EQUIPMENT" shall have the meaning provided in Section 2.01(a)(ii).

           "FIRST LIEN TWELVEPOLE SECURITY AGREEMENT" shall mean the Amended and Restated Assignment and Security Agreement, dated as of the Restructuring Effective Date, made by the Grantor to the OPMW Administrative Agent for the benefit of the OPMW Secured Parties.

           "GENERAL INTANGIBLES" shall have the meaning provided in Section 2.01(a)(vi).

           "GRANTOR" shall have the meaning provided in the first paragraph of this Agreement.

           "HOLDCO DEPOSIT ACCOUNT AGREEMENT" shall have the meaning assigned such term in the OPMW Credit Agreement.

           "INVENTORY" shall have the meaning provided in Section 2.01(a)(iii).

           "LICENSE" shall mean any Patent License, Trademark License, Copyright License or other license or sublicense as to which the Grantor is now or hereafter a party.

           "NON-RECOURSE PARTY" shall have the meaning provided in Section 9.11.

           "OPMW ADMINISTRATIVE AGENT" shall have the meaning provided in the Recitals of this Agreement.

           "OPMW BORROWER" shall have the meaning provided in the first paragraph of this Agreement.

           "OPMW CREDIT AGREEMENT" shall have the meaning provided in the Recitals of this Agreement.

           "OPMW CREDIT PARTIES" shall have the meaning assigned such term in the OPNY Credit Agreement.

           "OPMW LENDERS" shall have the meaning provided in the Recitals of this Agreement.

           "OPNY BORROWER" shall have the meaning provided in the Recitals of this Agreement.

           "OPNY CREDIT AGREEMENT" shall have the meaning provided in the Recitals of this Agreement.

           "OPNY DEPOSIT ACCOUNT AGREEMENT" shall have the meaning provided the term "Deposit Account Agreement" in the OPNY Credit Agreement.

           "OPNY LENDERS" shall have the meaning provided in the Recitals of this Agreement.

           "OPNY REVENUE ACCOUNT" shall have the meaning provided the term "Revenue Account" in the OPNY Deposit Account Agreement.

           "ORIGINAL AGREEMENT" shall have the meaning provided in Section 9.12.

           "PATENT LICENSE" shall mean any written agreement (i) granting any right to any third party under any Patent of the Grantor or (ii) granting any right to the Grantor under any Patent of any third party.

           "PATENTS" shall mean all right, title and interest of any person in and to all of the following, whether now owned or hereafter acquired:

           (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country;

           (ii) all other letters patent of the United States or any other country and all other applications for letters patent of the United States or any other country; and

           (iii) all reissues, continuations, divisions, continuations-in-part or extensions thereof and the inventions disclosed therein, including the right to make, use and/or sell the inventions disclosed therein.

           "PLEDGED PERMITS" shall have the meaning provided in Section 2.01(a)(vii).

           "PROCEEDS" shall mean all proceeds, including (i) whatever is received upon any collection, exchange, sale or other disposition of any of the Collateral and any property into which any of the Collateral is converted, whether cash or non-cash, (ii) any and all payments or other property (in whatever form) made or due and payable on account of any insurance, indemnity, warranty or guaranty payable to the Grantor with respect to any of the Collateral, (iii) any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft or other involuntary conversion of whatever nature of any asset or property which constitutes Collateral, (iv) any and all payments (in any form whatsoever) made or due and payable in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority, (v) any claim of the Grantor against third parties (A) for past, present or future infringement of any Patent now or hereafter owned by the Grantor or licensed under a Patent License, (B) for past, present or future infringement or dilution of any Trademark now or hereafter owned by the Grantor or licensed under a Trademark License or injury to the goodwill associated with any Trademark now or hereafter owned by the Grantor, (C) for past, present or future infringement of any Copyright now or hereafter owned by the Grantor or licensed under a Copyright License and (D) for past, present or future breach of any License and (vi) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

           "RECEIVABLES" shall have the meaning provided in Section 2.01(a)(iv).

           "RELATED CONTRACTS" shall have the meaning provided in Section 2.01(a)(v).

           "REVENUE ACCOUNT" shall have the meaning assigned such term in the Deposit Account Agreement.

           "SECURED OBLIGATIONS" shall have the meaning provided in Section 2.01(a).

           "TRADEMARK LICENSE" shall mean any written agreement (a) granting any right to any third party under any Trademark of the Grantor or (b) granting any right to the Grantor under any Trademark of any third party.

           "TRADEMARKS" shall mean all of the following now or hereafter owned by any person (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office, any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof and (ii) all goodwill associated therewith.

           "TWELVEPOLE GUARANTEE" shall have the meaning provided in the Recitals of this Agreement.

           "UCC" shall mean at any time the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that if, by reason of mandatory provisions of law, the validity or perfection of any security interest granted herein is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, then, as to the validity or perfection of such security interest, "UCC" shall mean the Uniform Commercial Code in effect in such other jurisdiction.

           Section 2. ASSIGNMENT; SECURITY INTERESTS; INSURANCE PROCEEDS.

           2.01 Pledge; Assignment; Grant of Security Interests. (a) To secure the prompt and complete payment and performance of the obligations of the Grantor under the OPMW Guarantee (collectively, the "Secured Obligations"), the Grantor hereby assigns and pledges to the OPNY Administrative Agent for the benefit of the Secured Parties, and hereby grants to the OPNY Administrative Agent for the benefit of the Secured Parties, a security interest in, and lien on, all of the Grantor's right, title and interest in and to the following, whether now owned or hereafter acquired (the "Collateral"); capitalized terms used in subsections 2.01(a)(i) through 2.01(a)(xiv) not otherwise defined herein shall have the meaning set forth in the OPMW Credit Agreement:

                (i) all cash income and receipts derived from the ownership and ordinary course of operation of the Portfolio Assets, including revenues from the sale of energy and other products and services (including electric capacity, ancillary services and transmission services and products), Proceeds of business interruption insurance, interest and other income earned on amounts on deposit in the Accounts and any amounts realized by the Grantor under any Interest Hedge Contract (all of the above, collectively, the "Assignment Revenues");

                (ii) (A) all equipment, wherever located, now or hereafter existing, (B) all fixtures, (C) to the extent not included in the foregoing or in clause (iii), all goods, (D) all parts of any of the foregoing items (A)-(C) and all attachments and accessions thereto, including, to the extent not included in the foregoing, all other accessions and (E) all rights in any of the foregoing items (A)-(D) now or hereafter owned or possessed by the Grantor for its benefit (the property described in this subclause (ii) being the "Equipment");

                (iii) all inventory and other tangible personal property held for sale by the Grantor, in all of it is forms, wherever located, and rights therein owned or possessed by the Grantor or for its benefit including, but not limited to, (A) with respect to the generation of electric power by the Grantor, raw materials and work in process therefor, finished goods and by-products thereof, and materials used or consumed in the manufacture or production thereof, (B) goods in which the Grantor has an interest in mass or a joint or other interest or right of any kind and (C) goods which are returned to or repossessed by the Grantor, and all accessions to any of the foregoing and products thereof and documents relating thereto (the property described in this subclause (iii) being the "Inventory");

                (iv) all accounts, Contract Rights, chattel paper, Documents, instruments, letters of credit, letter-of-credit rights, documents and other rights or obligations of every kind, now or hereafter existing, whether or not arising out of or in connection with any sale, lease, exchange or other disposition of electric power, or other Inventory, goods or the provision or rendering of any service by or to the Grantor and all tax refunds, tax refund claims or guarantee claims held by or granted to the Grantor (any and all such accounts, Contract Rights, chattel paper, Documents, instruments, obligations and other property described in this subclause (iv) being the "Receivables");

                (v) all rights now or hereafter existing in and to all security agreements, leases and other contracts securing or otherwise relating to any Receivables (the property described in this subclause (v) being the "Related Contracts");

                (vi) all general intangibles, intellectual or other property of any kind or nature now owned or hereafter acquired by the Grantor, including payment intangibles, software, permits, reversionary interests in pension plan assets, inventions, designs, Patents, Copyrights, Trademarks, Licenses and associated goodwill, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software, customer lists, subscription lists, databases and related documentation, registrations, franchises, and all other intellectual or other similar property rights not otherwise described above, but excluding Receivables (the property described in this subclause (vi) being the "General Intangibles");

                (vii) all generating, electricity, environmental and other licenses, permits and approvals of any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or other instrumentality, domestic or foreign, now or hereafter held by the Grantor or in which the Grantor may have an interest and relating to the operation, maintenance, or use and occupancy of Ceredo, except that any such license, permit or approval which as a matter of law is not assignable is hereby excluded from such lien and security interest to the extent that and for such time as the same shall not be so assignable, and all rights (whether or not earned by performance) under any franchises, documents, licenses, contracts or agreements now owned or hereafter acquired with the rights to all renewals thereof assignable by law (the property described in this subclause (vii) being the "Pledged Permits");

                (viii) (A) all policies of insurance, now or hereafter held by the Grantor (as required under Section 5.06 of the Credit Agreement and the other Financing Documents), including casualty and liability, business interruption and any title insurance, and including all Proceeds therefrom, and (B) all rights, now or hereafter held, by the Grantor to any warranties of any manufacturer or contractor or any other Person;

                (ix) all books, correspondence, credit files, records, invoices and other Documents, now or hereafter in the possession or control of the Grantor or any Person acting for the Grantor and relating to Ceredo and all reports of the Independent Engineer or any other Person and all other reports relating to the acquisition, operations, viability, performance, maintenance and output of Ceredo;

                (x) all balances, credits, deposits, deposit and securities accounts, investment property or moneys whether now existing or hereafter held in the name or on behalf of the Grantor, whether (A) in the possession or control of the Grantor, (B) in the possession or control of, or in transit to, the OPMW Administrative Agent, or (C) held by third parties; all monies, documents, instruments, investment property and financial assets required to be deposited with or delivered to the OPMW Administrative Agent or any securities intermediary pursuant to any term of this Agreement or any of the other Financing Documents, including all amounts held or deposited in or credited to the Accounts and all cash and all monies and Permitted Investments and other financial assets and investment property and instruments held in or credited to such Accounts;

                (xi) each Project Contract to which it is a party, and each other lease, power, fuel, transportation, management or other agreement now existing or hereafter entered into by the Grantor relating to the acquisition, operation, maintenance or use and occupancy of Ceredo, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of this Agreement and the Credit Agreement (the agreements described in this subclause (xi), as so amended, supplemented or modified, being the "Assigned Agreements"), including all rights of the Grantor (A) to receive moneys due and to become due under or pursuant to the Assigned Agreements, to compel performance and otherwise to exercise all remedies thereunder, including all rights to make determinations, to exercise any election or option contained in such agreements (including termination thereof), to give or receive any notice or consent, to demand and receive any property which is the subject of any of the Assigned Agreements, to file any claims and generally to take any action which (in the opinion of the OPNY Administrative Agent or any Secured Party) may be necessary or advisable in connection with any of the foregoing, and (B) to receive the Proceeds of any claim for damages arising out of or for breach of any Assigned Agreement and Proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements;

                (xii) all commercial tort claims, including those more particularly described in Schedule 1 hereto;

                (xiii) to the extent not included in subclauses (i) through
           (xii) above, or excepted therein, all other personal property of the Grantor of any kind or description whatsoever, wherever located, whether now owned or hereafter acquired, tangible or intangible; and

                (xiv) all accessions and additions to, substitutions for, and all replacements, products and Proceeds of any and all of the Collateral (including any proceeds which constitute property of the types described in clauses (i) - (xiii), above) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the OPNY Administrative Agent is the loss payee thereof or an additional insured thereunder), and any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral, (B) any other amounts from time to time paid or payable under or in connection with any of the Collateral, (C) cash and (D) all supporting obligations (all of the foregoing items in clauses (ii) - (xiii) above and in this clause
           (xiv), collectively, the "Assignment Collateral").

           (b) The sale, assignment, conveyance, setting over, pledge and transfer to the OPNY Administrative Agent under this Agreement extends to all Assignment Revenues which the Grantor may acquire at any time during the continuation of this Agreement. The security interest of the OPNY Administrative Agent held under this Agreement extends to all Assignment Collateral which the Grantor may acquire at any time during the continuation of this Agreement.

           (c) Upon the indefeasible payment in full in cash of the OPMW Obligations, the Grantor shall take such actions under each Assigned Agreement as are permitted under the terms and conditions of such Assigned Agreement, and shall otherwise use commercially reasonable efforts, to grant or to cause to be granted to the OPNY Administrative Agent the same rights as are granted to, and benefits provided to, the OPMW Administrative Agent under the Consents (as defined in the OPMW Credit Agreement) with regard to such Assigned Agreement.

           (d) The Assignment Revenues received pursuant to Section 2.01(a)(i) above shall be applied in accordance with the provisions of the Holdco Deposit Account Agreement and the OPNY Deposit Account Agreement.

           (e) Notwithstanding any provision of the Agreement, the Grantor shall not be in breach or default of any obligation under this Agreement for any failure by the Grantor to (i) notify any Person of the Lien and security interest purported to be granted under this Agreement or to cause or direct any cash, receipts or other monies to be paid to the OPNY Administrative Agent, (ii) obtain any consent to assignment of any Collateral, or (iii) deliver to the OPNY Administrative Agent any Collateral the possession or exclusive control of which is required for the perfection of the Lien and security interest granted by this Agreement during any period when the First Lien Twelvepole Security Agreement is in effect.

           2.02 Power of Attorney. The Grantor hereby irrevocably appoints the OPNY Administrative Agent as its attorney-in-fact with right of substitution, so that the OPNY Administrative Agent or any other Person empowered by the OPNY Administrative Agent shall be authorized, without need of further authorization from the Grantor, upon the occurrence and during the continuance of an Event of Default and in preservation of the rights of the OPNY Administrative Agent and the OPNY Lenders hereunder so long as such Event of Default is continuing and has not been waived by an appropriate vote or other action by the Required Lenders (any action or exercise of powers, rights or remedies under this Section
2.02 to be subject to, and in accordance with, the terms of the OPNY Credit Agreement and all applicable Requirements of Law):

           (a) to effect the sale of any of the Assignment Collateral in one or more transactions to the extent permitted by applicable Requirements of Law and in any commercially reasonable manner as may be determined by the attorney-in-fact, which, subject to the foregoing, may include the direct sale without public auction of any such Assignment Collateral at such price, and upon such terms as may be determined by the attorney-in-fact;

           (b) to enter upon any premises where the Assignment Collateral or any part thereof may be located without the need for a court order or other form of authority otherwise than upon the authority granted herein;

           (c) to take and retain actual possession and control of any such Assignment Collateral as receivers without bond or otherwise, and transport any of it to any location as determined by such attorney-in-fact;

           (d) to make any repairs, additions and improvements on the Assignment Collateral as such attorney-in-fact shall reasonably deem proper or necessary;

           (e) to administer, manage and use any of the Assignment Collateral;

           (f) to conclude any agreement and collect any monies thereunder or otherwise due to the Grantor in respect of, or generated through the usage of, any of the Assignment Collateral;

           (g) to exercise in any commercially reasonable manner any of the rights of the Grantor arising under or in connection with the Assigned Agreements and to designate or delegate to another Person or entity, in substitution of such attorney-in-fact, the exercise in any commercially reasonable manner of such rights of the Grantor, under such terms as such attorney-in-fact shall deem proper or necessary;

           (h) to collect, claim and receive all monies and avail of all benefits that accrue, and that may become due and payable to the Grantor under the Assigned Agreements and to hold the same as security for the timely payment and discharge by the Grantor of the Secured Obligations, and the faithful performance of the covenants and obligations of the Grantor as set forth in any of the Financing Documents;

           (i) to send written notice to all the obligors, instructing any or all of them to pay all monies due and owing to the Grantor from time to time under the Assigned Agreements, to the OPNY Revenue Account or such other account as may be required or contemplated by the OPNY Deposit Account Agreement;

           (j) to institute and maintain such suits and proceedings as such attorney-in-fact shall deem expedient to prevent any impairment of the Assignment Collateral or to preserve and protect such attorney-in-fact's interest therein;

           (k) to execute and deliver such deeds of conveyance or sale as may be necessary or proper for the purpose of conveying full title and ownership, free from any claims and rights of the Grantor, to any of the Assignment Collateral, after foreclosure thereof; and

           (m) in general, to sign such agreements and documents and perform such acts and things required, necessary or, in the opinion of such attorney-in-fact, advisable, to fully accomplish the purpose hereof.

           The Grantor hereby confirms and ratifies any and all actions and things performed or done by the OPNY Administrative Agent as the Grantor's attorney-in-fact or any of its representatives in each case pursuant to the powers granted hereunder.

           This special power of attorney shall be deemed coupled with an interest, and cannot be revoked by the Grantor until no OPNY Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Obligations are indefeasibly paid in full in cash. Upon the occurrence and during the continuance of any Event of Default, the Grantor shall abstain from exercising any rights under any of the Assigned Agreements which shall be inconsistent with the exercise of the rights and functions herein granted to the OPNY Administrative Agent as the attorney-in-fact, including abstaining from collecting, claiming and receiving any monies under the Assigned Agreements, provided, that, nothing herein shall prevent the Grantor from, except during the exercise by the OPNY Administrative Agent of any such rights and functions, undertaking the Grantor's operations in the ordinary course of business in accordance with the Assigned Agreements. To the extent that the Grantor shall receive any monies in respect thereof, notwithstanding the provisions of this
Section 2.02, the Grantor shall be deemed to have received such funds for the account of the OPNY Administrative Agent and shall hold the same in trust and promptly pay the same to the OPNY Administrative Agent for deposit in the OPNY Revenue Account (or other account as may be required or contemplated by the OPNY Deposit Account Agreement) and application pursuant to the OPNY Deposit Account Agreement, including collecting, claiming and receiving monies under the Assigned Agreements.

           All reasonable costs, expenses, charges and fees paid or incurred by the OPNY Administrative Agent in the exercise of any of the rights, remedies or powers granted hereunder shall be for the account of the Grantor, and the Grantor undertakes promptly on demand to pay the same or, as the case may be, to reimburse the OPNY Administrative Agent and/or its agents, representatives, successors and assignees as the case may be, for any monies paid by it with interest thereon at the Default Rate from the date the same shall have been paid by the OPNY

Administrative Agent and/or its agents, representatives, successors and assigns until actually paid by the Grantor to the extent that there are then insufficient funds available in the OPNY Revenue Account for this purpose.

           Section 3. GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

           The Grantor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement and the satisfaction of the Secured Obligations, as follows:

           3.01 Necessary Filings. As of the Restructuring Effective Date, all filings, registrations, recordings and control necessary or appropriate to create, (i) the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues by the Grantor to the OPNY Administrative Agent and (ii) the security interest granted by the Grantor to the OPNY Administrative Agent hereby in respect of the Assignment Collateral have been made or accomplished, and (A) the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues to the OPNY Administrative Agent pursuant to this Agreement constitutes a valid and enforceable sale, assignment, conveyance, setting over and transfer and (B) the security interest granted to the OPNY Administrative Agent pursuant to this Agreement in and to the Assignment Collateral constitutes a valid, enforceable, and upon the filing of (1) all Financing Statements in the filing offices noted on Schedule 4 and (2) if applicable, fully executed Assignments of Security Interests, substantially in the forms of Exhibits A and B hereto, as applicable, by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. Section 261, 15 U.S.C. Section 1060 or 17 U.S.C. Sections 205, as applicable, to perfect the security interests granted to the OPNY Administrative Agent and the Secured Parties in the federally registered Copyrights, Patents, Trademarks and Licenses, perfected security interest in the Assignment Revenues and Assignment Collateral (except in each case, for (x) Assignment Collateral referred in Section 2.01(e) and other Assignment Collateral that is not material and (y) vehicles and boats) superior and prior to the rights of all other Persons therein and, in each case, subject to no other Liens, sales, assignments, conveyances, settings over or transfers other than Permitted Liens (as defined in the OPMW Credit Agreement) and the security interests granted to the OPMW Administrative Agent under the First Lien Twelvepole Security Agreement.

           (b) It is acknowledged and agreed that, unless and until permitted in accordance with the terms and conditions of Section 9.12 and the Intercreditor Agreement, any certificates, instruments or other documents or things evidencing Collateral shall be delivered and endorsed to, or be registered as a second Lien in favor of, and shall remain in the possession of, the OPMW Administrative Agent, and that notwithstanding any provision of any Financing Document, no breach, Default or Event of Default shall occur or exist as a result thereof.

           3.02 No Liens. The Grantor is, as of the Restructuring Effective Date, as to the Assignment Revenues and Assignment Collateral, and as to any Assignment Collateral acquired by it from time to time after the date hereof, the Grantor will be, the owner of all such Assignment Revenues and Assignment Collateral free from any Lien or other right, title or interest of any Person (other than Permitted Liens (as defined in the OPMW Credit Agreement) and the security interests granted to the OPMW Administrative Agent under the First Lien Twelvepole Security Agreement) and the Grantor shall defend such Assignment Revenues and Assignment Collateral against all claims and demands of all Persons (other than claims and demands of the OPMW Administrative Agent or the Collateral Agent) at any time claiming the same or any interest therein adverse to the OPNY Administrative Agent. Without limiting the generality of the foregoing, the Grantor shall not assign, charge, convey, sell, set over, transfer, or grant any security interest in the Assigned Agreements, any of the other Assignment Collateral or any of the Assignment Revenues other than pursuant to the Security Documents (as defined in the OPMW Credit Agreement) or the OPNY Second Lien Documents or as expressly permitted by the OPMW Credit Agreement.

           3.03 Other Financing Statements. There is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Assignment Revenues or the Assignment Collateral and so long as any of the Secured Obligations remain unpaid or any Commitments remain outstanding, the Grantor will not authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Assignment Revenues or the Assignment Collateral, in each case, except financing statements filed or to be filed in respect of and covering the security interests granted hereby, or by the other Security Documents (as defined in the OPMW Credit Agreement) or the OPNY Second Lien Documents, by the Grantor or Permitted Liens (as defined in the OPMW Credit Agreement).

           3.04 Jurisdiction of Organization; Chief Executive Office, Records.
(a) The jurisdiction of organization of the Grantor, the exact legal name of the Grantor, any other names the Grantor has used in the last five years and the addresses of the Grantor's chief executive office currently and for the last five years are set forth on Schedule 2 hereto. The Grantor will not change its name or its jurisdiction of organization or move its chief executive office except to such new name, jurisdiction or location as may be permitted in accordance with Section 3.04(b). The originals of all documents evidencing all Receivables, General Intangibles and Contract Rights of the Grantor and the only original books of account and records of the Grantor relating thereto are, and will continue to be, kept at the locations disclosed in Schedule 2, or at such new locations as the Grantor may establish in accordance with Section 3.04(b). All Receivables, General Intangibles and Contract Rights of the Grantor are, and will continue to be, maintained at, and controlled and directed (including for general accounting purposes) from, such office locations shown above, or such new locations as the Grantor may establish in accordance with Section 3.04(b).

     (b) The Grantor shall not change its name or its jurisdiction of organization or establish a new location for its offices until (i) it shall have given to the OPNY Administrative Agent not less than thirty (30) days' prior written notice of its intention so to do, clearly describing such new name, jurisdiction or location and providing such other information in connection therewith as the OPNY Administrative Agent may reasonably request and (ii) with respect to such new name, jurisdiction or location, it shall have taken all action, reasonably satisfactory to the OPNY Administrative Agent, to maintain the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues to the OPNY Administrative Agent and the security interest of the OPNY Administrative Agent in the Assignment Collateral intended to be granted hereby at all times fully perfected, of second priority and in full force and effect.

           3.05 Recourse. Without limitation of Section 9.11, this Agreement is made with full recourse to the Grantor and pursuant to and in reliance upon all the warranties, representations, covenants and agreements on the part of the Grantor contained herein, in the Credit Agreement, in any of the other Financing Documents and otherwise in writing in connection herewith or therewith.

           3.06 Consents. (a) Except as provided in Section 2.01(e) or in the Intercreditor Agreement, no other consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority (as defined in the OPMW Credit Agreement) is required as of the date of the execution and delivery of this Agreement (i) for the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues to the OPNY Administrative Agent, (ii) for the grant by the Grantor of the pledge, assignment and security interest granted hereby with respect to the Assignment Collateral (other than contracts that are not material or are not Project Contracts (as defined in the OPMW Credit Agreement)) or for the execution, delivery or performance of this Agreement by the Grantor, (iii) for the perfection or maintenance of the sale, assignment, conveyance, setting over and transfer effected hereby with respect to the Assignment Revenues and the pledge, assignment and security interest created hereby with respect to the Assignment Collateral (including the second priority nature of such sale, assignment, conveyance, setting over and transfer by way of security with respect to the Assignment Revenues and such pledge, assignment and security interest with respect to the Assignment Collateral) other than the filing of appropriate financing statements or similar filings in respect of the Assignment Revenues and Assignment Collateral, in each case, or (iv) for the exercise by the OPNY Administrative Agent of the rights provided for in this Agreement or the remedies in respect of the Assignment Revenues and the Assignment Collateral pursuant to this Agreement.

           (b) Except as otherwise expressly provided in the OPMW Credit Agreement or the OPMW Deposit Account Agreement, the Grantor shall use commercially reasonable efforts to obtain, after the date of the execution and delivery of this Agreement, such other consents, authorizations, and approvals and obtain such other actions, and provide such notices to or make such filings with, any Governmental Authority (as defined in the OPMW Credit Agreement) as may be necessary or reasonably requested by the OPNY Administrative Agent or any Secured Party, after the date of this Agreement (i) for the sale, assignment conveyance, setting over and transfer of the Assignment Revenues to the OPNY Administrative Agent, (ii) for the grant by the Grantor of the pledge, assignment and security interest granted hereby or for the execution, delivery or performance of this Agreement by the Grantor, (iii) for the perfection or maintenance of the sale, assignment, conveyance, setting over and transfer effected hereby with respect to the Assignment Revenues and the pledge, assignment and security interest created hereby with respect to the Assignment Collateral (including the second priority nature of such sale, assignment, conveyance, setting over and transfer by way of security with respect to the Assignment Revenues and such pledge, assignment and security interest with respect to the Assignment Collateral) or (iv) for the exercise by the OPNY Administrative Agent of the rights, remedies and powers provided for in this Agreement or the remedies in respect of the Assignment Revenues and the Assignment Collateral pursuant to this Agreement.

           3.07 Pledged Permits. Upon the occurrence and during the continuance of an Event of Default and after notice to the Grantor that the OPNY Administrative Agent intends to exercise remedies pursuant to the Financing Documents, the Grantor shall, at the request of the OPNY Administrative Agent, take such steps requested by the OPNY Administrative Agent that are necessary to assist and cooperate, to the extent within the Grantor's control using commercially reasonable efforts, in the transfer of the Pledged Permits to the OPNY Administrative Agent or any other party or parties designated by the OPNY Administrative Agent effective upon transfer of title to the applicable Portfolio Assets to which such Pledged Permits relate, including the filing of a joint application by the Grantor with the OPNY Administrative Agent or the OPNY Administrative Agent's designees, for the transfer of the Pledged Permits pursuant to 18 C.F.R. Part 9 or any successor or replacement regulations thereto, all pursuant to and to the extent permitted by applicable Requirements of Law.

           3.08 Fixture Locations. Schedule 4 hereto sets forth a true and complete list of all locations where fixtures exist for Ceredo (as defined in the OPMW Credit Agreement).

           3.09 Ceredo Bonds. Upon and in the event of any future issuance of bonds pursuant to Ceredo Bond Indenture, Grantor shall execute and deliver to the OPMW Administrative Agent a collateral assignment in respect of such bonds, together with appropriate assignments executed in blank with respect thereto in accordance with the terms of the Intercreditor Agreement and otherwise in form and substance reasonably satisfactory to the OPNY Administrative Agent.

           3.10 Farm Products; Timber; As-Extracted Collateral. As of the Restructuring Effective Date, none of the Assignment Revenues or the Assignment Collateral constitutes, or is Proceeds of, farm products, timber to be cut or as-extracted collateral. If at any time after the Restructuring Effective Date any of the Assignment Revenues or the Assignment Collateral is farm products, timber to be cut or as-extracted collateral, in each case with a value in excess of $500,000 (as reasonably determined by the Grantor), the Grantor shall take all actions required in accordance with Section 6.02.

           3.11 Commercial Tort Claims. As to any judgment in respect of any commercial tort claim of the Grantor having a value in excess of $500,000 of the Grantor which may arise, the Grantor will notify the OPNY Administrative Agent within 45 days of any such commercial tort claim judgment being entered in favor of the Grantor, and the Grantor will execute and deliver to the OPMW Administrative Agent such additional security agreements or amendments to this Agreement in form and substance reasonably satisfactory to the OPNY Administrative Agent which identify and assign, pledge and create a valid, perfected security interest in such judgments in respect of commercial tort claims of the Grantor as they arise.

           3.12 Letters of Credit. The Grantor will deliver to the OPMW Administrative Agent each letter of credit having a stated amount in excess of $500,000 in which it is the beneficiary thereof, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in accordance with the terms of the Intercreditor Agreement and otherwise in form and substance reasonably satisfactory to the OPNY Administrative Agent. The Grantor will take any and all actions necessary (or reasonably requested by the OPMW Administrative Agent), from time to time, to cause the OPMW Administrative Agent to obtain exclusive control of any letter-of-credit rights which have a value in excess of $500,000 owned by the Grantor in a manner reasonably acceptable to the OPNY Administrative Agent.

           3.13 Chattel Paper. The Grantor will deliver to the OPMW Administrative Agent all tangible chattel paper having a value in excess of $500,000 duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in accordance with the terms of the Intercreditor Agreement and otherwise in form and substance reasonably satisfactory to the OPNY Administrative Agent. The Grantor will also deliver to the OPMW Administrative Agent all security agreements securing any such chattel paper and execute UCC financing statement amendments assigning to the OPMW Administrative Agent any UCC financing statements filed by the Grantor in connection with such security agreements. The Grantor will mark conspicuously all such chattel paper with a legend, in form and substance reasonably satisfactory to the OPNY Administrative Agent, indicating that such chattel paper is subject to the security interests created hereunder.

           3.14 Bank Accounts. The Grantor shall not maintain any deposit accounts or securities accounts other than the Accounts.

           Section 4. SPECIAL PROVISIONS CONCERNING RECEIVABLES; CONTRACT RIGHTS; INSTRUMENTS.

           4.01 Additional Representations and Warranties: As of the time when each Receivable and General Intangible arises, the Grantor shall be deemed to have represented and warranted, to the knowledge of the Grantor and unless otherwise promptly disclosed by the Grantor in writing to the OPNY Administrative Agent upon the Grantor obtaining actual knowledge thereof, that such Receivable or General Intangible, as the case may be, and all records, papers and documents relating thereto (if any) are genuine and in all respects what they purport to be, and that all records, papers and documents (if any) relating thereto (i) will represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of electricity or capacity, or any other merchandise listed therein, or both, and (ii) are in compliance and will conform with all Requirements of Law, except to the extent that the failure to comply or conform therewith could not reasonably be expected to have a Material Adverse Effect.

           4.02 Maintenance of Records. The Grantor will keep and maintain at its own cost and expense records consistent with GAAP of the Assigned Agreements and the Receivables, including the originals of all documentation (including each Assigned Agreement) with respect thereto, records of all payments received, all credits granted thereon, but subject in each case to customary record retention policies, and all other dealings therewith. The Grantor will make the same available to the OPNY Administrative Agent for inspection pursuant to
Section 5.08 of the OPMW Credit Agreement.

           4.03 Payments Under Assigned Agreements, Receivables and General Intangibles. (a) Non-Payment to the OPNY Administrative Agent. Subject to the OPMW Deposit Account Agreement, if the Grantor shall receive payment directly from any party to an Assigned Agreement (including any letter of credit issued for the benefit of the Grantor in accordance with the terms thereof) or from any account debtor or other obligor under any Receivable, General Intangible or any other payments under such Assigned Agreements, Receivables and General Intangibles, the Grantor shall receive such payments in a constructive trust for the benefit of the OPNY Lenders, shall segregate such payments from such party's other funds, and shall promptly transmit and deliver such payments to the OPNY Administrative Agent in the same form as so received (with any necessary endorsement).

           (b) Application of Funds. All amounts received by the OPNY Administrative Agent pursuant to this Section 4.03 or Section 4.04 shall be deposited into the Revenue Account and applied as set forth in the Deposit Account Agreement.

           4.04 Direction to Account Debtors; Contracting Parties; etc. The Grantor agrees that the OPNY Administrative Agent may, upon reasonable notice to the Grantor of its failure to do so, directly notify the obligors with respect to any Receivables, General Intangibles and/or under any Assigned Agreements to make payments with respect thereto as provided in Sections 2.01(c) and 4.03. The reasonable costs and expenses (including reasonable attorneys' fees) of collection, whether incurred by the Grantor or the OPNY Administrative Agent, shall be borne by the Grantor.

           4.05 Modification of Terms, etc. Except as otherwise provided in the OPMW Credit Agreement or as permitted in Section 4.06 hereof, (a) the Grantor shall not rescind or cancel any Indebtedness (as defined in the OPMW Credit Agreement) in any fiscal year in an amount, in the aggregate, in excess of $500,000 for borrowed money, or modify in any manner adverse to the Grantor or the Secured Parties any material term thereof, or make any adjustment materially adverse to the Grantor or the Secured Parties with respect thereto, or grant any extension for performance of the same, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, or sell any Receivable, General Intangible or Assigned Agreements, or interest therein, without the prior written consent of the OPNY Administrative Agent, which consent the OPNY Administrative Agent will not unreasonably withhold, delay or condition, and (b) the Grantor will duly fulfill all material obligations on its part to be fulfilled under or in connection with the Receivables, the General Intangibles and the Assigned Agreements and will do nothing to impair the security interests of the OPNY Administrative Agent (including the creation, attachment and priority thereof) in the Receivables, the General Intangibles or the Assigned Agreements.

           4.06 Collection. The Grantor shall endeavor to cause to be collected from the account debtor named in the Grantor's Receivables and General Intangibles or obligor under any Assigned Agreements, and paid by such account debtor directly to the Revenue Account, as and when due (including amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Receivable, General Intangible or Assigned Agreements, and apply promptly upon receipt thereof all such amounts as are so collected to the outstanding balance of such

Receivable, General Intangible or under such Assigned Agreements, except that, unless an Event of Default shall have occurred and be continuing (and shall not have been waived by an appropriate vote or other action by the Required Lenders in accordance with Section 9.02 of the OPNY Credit Agreement), the Grantor may allow in the ordinary course of business as adjustments to amounts owing under the Grantor's Receivables, General Intangibles and Assigned Agreements an extension or renewal of the time or times of payment, or settlement adjustment, release, compromise, settlement or other similar action for less than the total unpaid balance, which the Grantor finds appropriate to enhance collectibility in accordance with sound business judgment. The reasonable costs and expenses (including reasonable attorneys fees) of collection, whether incurred by the Grantor or the OPNY Administrative Agent, shall be borne by the Grantor.

           Section 5. SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADEMARKS.

           5.01 Infringements. Within ten (10) Business Days after a Responsible Officer of the Borrower obtains actual knowledge thereof, the Grantor shall notify the OPNY Administrative Agent and the OPNY Lenders in writing of all pertinent details available to it, with respect to any infringement or other violation of the Grantor's rights in, or any claim of any such infringement of, any, Patent, Copyright or Trademark, whether or not such right is presently held by the Grantor or third party. As to each such instance, absent the Required Lenders' authorization to proceed otherwise (as required pursuant to Section
9.02 of the OPNY Credit Agreement), which authorization shall not be unreasonably withheld, delayed or conditioned, and to the extent permitted by applicable Requirements of Law, the Grantor shall use commercially reasonable efforts to pursue a remedy.

           5.02 Other Patents, Copyrights and Trademarks. If the Grantor hereafter acquires rights in any Patent, Copyright or Trademark, the Grantor shall deliver to the OPNY Administrative Agent and the OPNY Lenders within 60 days, a copy of such Patent, Copyright or Trademark and a second priority perfected security interest therein or a collateral assignment thereof, as appropriate.

           5.03 Remedies. If an Event of Default shall occur and be continuing (and shall not have been waived by an appropriate vote or other action as required pursuant to Section 9.02 of the OPNY Credit Agreement), the OPNY Administrative Agent, acting pursuant to and in accordance with the terms of the Financing Documents and applicable Requirements of Law may (a) declare the entire right, title, and interest of the Grantor in any Patents, Copyrights and Trademarks vested in the OPNY Administrative Agent, in which event such right, title, and interest immediately shall vest in the OPNY Administrative Agent; and
(b) take and practice or use or sell any or all of such Patents, Copyrights or Trademarks, or take and use or sell the Grantor's rights in such Patents, Copyrights or Trademarks, along with the goodwill and all other elements of the Grantor's ongoing business symbolized by such assets and secured under this Agreement, and the right to carry on the business of the Grantor in connection with which such assets have been used. The Grantor shall execute any other and further documents which the OPNY Administrative Agent may request further to confirm the foregoing and to transfer to the

OPNY Administrative Agent ownership of the Grantor's rights to such Trademarks, Patents and/or Copyrights.

           Section 6. PROVISIONS CONCERNING ALL ASSIGNMENT REVENUES AND ASSIGNMENT COLLATERAL; INSURANCE.

           6.01 Protection of the OPNY Administrative Agent's Interests. The Grantor will do nothing to impair the rights of the OPNY Administrative Agent or the OPNY Lenders in the Assignment Revenues and the Assignment Collateral, provided, however, that nothing herein shall prevent the Grantor, prior to the exercise by the OPNY Administrative Agent of any such rights, from undertaking the Grantor's operations in the ordinary course of business in accordance with the Assigned Agreements and the OPMW Credit Agreement. The Grantor assumes all liability and responsibility in connection with the Assignment Revenues and the Assignment Collateral and the liability of the Grantor with respect to the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Assignment Revenues and Assignment Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to the Grantor.

           6.02 Further Actions. Except as provided for in the Intercreditor Agreement, the Grantor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the OPNY Administrative Agent and the OPNY Lenders from time to time such lists, descriptions and designations of the Assignment Revenues and the Assignment Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, bailee and warehousemen acknowledgements, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps, relating to the Assignment Revenues and the Assignment Collateral and other property or rights covered by the interests hereby granted, which is necessary to perfect, preserve or protect its ownership and security interests in the Assignment Revenues and the Assignment Collateral, or as-extracted collateral, through filing, possession, control or otherwise or is otherwise reasonably requested by the OPNY Administrative Agent; provided, that the foregoing shall not require the Grantor to obtain any Additional Contract Consent except to the extent reasonably requested by the OPNY Administrative Agent, and, to the extent so requested, the Grantor shall use commercially reasonable efforts to obtain such Additional Contract Consent.

           6.03 Financing Statements. The Grantor agrees to execute and deliver to the OPNY Administrative Agent, on behalf of the OPNY Lenders, financing statements, continuation statements, amendments thereto, filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or similar statements or instruments of registration under the law of any jurisdiction, in form reasonably acceptable to the OPNY Administrative Agent, as it may from time to time reasonably request or as are necessary or desirable in its reasonable opinion to establish, maintain, perfect, continue, enforce or protect the security interests contemplated hereunder as valid, enforceable, second priority security interests as provided herein and the other rights and security contemplated herein, all in accordance with the UCC as enacted in any and all relevant jurisdictions or any other applicable Requirement of Law. The Grantor authorizes the OPNY Administrative Agent to authenticate and file any such financing statements without the signature of the Grantor and naming the Grantor as debtor and the OPNY Administrative Agent as secured party. The Grantor will pay any applicable filing fees and related expenses under this Section 6.03. Unless specifically permitted under applicable Requirements of Law, the Grantor shall not file any amendments or terminations of financing statements filed to establish and maintain the security interests contemplated hereunder without the OPNY Administrative Agent's authorization, and any such filing made without the OPNY Administrative Agent's authorization, is ineffective.

           Section 7. REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT.

           7.01 Remedies; Obtaining the Assignment Collateral Upon Default. The Grantor agrees that, if any Event of Default shall have occurred and be continuing (and shall not have been waived by an appropriate vote or other action by the Required Lenders), then and in every such case, subject to the terms and provisions of the Credit Agreement and any applicable Requirement of Law then in effect, the OPNY Administrative Agent, in addition to any rights now or hereafter existing under any applicable Requirement of Law, shall have all rights as a secured creditor under the UCC or any other applicable Requirement of Law in all relevant jurisdictions and may, acting pursuant to and in accordance with the terms of the Credit Agreement:

           (a) personally, or by agents or attorneys, immediately retake possession of the Assignment Collateral or any part thereof, from the Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon the Grantor's premises where any of the Assignment Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Grantor; and

           (b) instruct the obligor or obligors on any agreement, instrument or other obligation (including any other Assigned Agreement, the General Intangibles and the Receivables) constituting the Assignment Revenues and Assignment Collateral to make any payment required by the terms of such instrument or agreement directly to the OPNY Administrative Agent for deposit in the OPNY Revenue Account (or any other account required or contemplated by the OPNY Deposit Account Agreement) and application pursuant to the OPNY Deposit Account Agreement; and

           (c) apply all monies, securities and instruments in the OPNY Revenue Account, and each other Account, in accordance with the OPNY Deposit Account Agreement; and

           (d) sell, assign or otherwise liquidate, or direct the Grantor to sell, assign or otherwise liquidate, any or all of the Assignment Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation for deposit in the Revenue Account (or any other account required or contemplated by the Deposit Account Agreement) and application pursuant to the Deposit Account Agreement; and

           (e) take possession of the Assignment Collateral or any part thereof, by directing the Grantor in writing to deliver the same to the OPNY Administrative Agent at any place or places designated by the OPNY Administrative Agent, in which event the Grantor shall at its own expense:

               (i) forthwith cause the same to be moved to the place or places so designated by the OPNY Administrative Agent and there delivered to the OPNY Administrative Agent,

               (ii) store and keep any Assignment Collateral so delivered to the OPNY Administrative Agent (to the extent not physically delivered to the OPNY Administrative Agent) at such place or places pending further action by the OPNY Administrative Agent as provided in
           Section 7.02, and

               (iii) while such Assignment Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition;

   it being understood that the Grantor's obligation to so deliver the Assignment Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the OPNY Administrative Agent shall be entitled to a decree requiring specific performance by the Grantor of such obligation.

           7.02 Remedies, Disposition of the Assignment Collateral. Any Assignment Collateral repossessed by the OPNY Administrative Agent under or pursuant to Section 7.01, and any other Assignment Collateral whether or not so repossessed by the OPNY Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the OPNY Administrative Agent, acting in good faith, may, upon written direction in compliance with any applicable Requirement of Law, determine to be commercially reasonable. Subject to the foregoing, any of the Assignment Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the OPNY Administrative Agent or after any overhaul or repair which the OPNY Administrative Agent, acting in good faith, shall determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days' written notice to the Grantor (except that, if the OPNY Administrative Agent shall determine, in its sole discretion, that any of the Collateral threatens to decline quickly in value or to become worthless, any such sale may be made upon three days' notice to the Grantor) specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the Grantor or any nominee of the Grantor to acquire the Assignment Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. To the extent permitted by applicable Requirements of Law, the OPNY Administrative Agent on behalf of the OPNY Lenders may bid for and become the purchaser of the Assignment Collateral or any item thereof, offered for sale in accordance with this Section 7.02. If, under mandatory requirements of any applicable Requirement of Law, the

OPNY Administrative Agent shall be required to make disposition of the Assignment Collateral within a period of time which does not permit the giving of notice to the Grantor as hereinabove specified, the OPNY Administrative Agent need give the Grantor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of any applicable Requirement of Law.

           The Grantor hereby irrevocably appoints the OPNY Administrative Agent as its attorney-in-fact, so that OPNY Administrative Agent, or any Person empowered by the OPNY Administrative Agent, shall, during the continuance of an Event of Default, be authorized to sell, assign, lease or otherwise dispose of the Assignment Collateral or any part thereof pursuant to the provisions of the preceding paragraph, and, in general, to do or cause to be done all such acts and things which are otherwise required to be done by the Grantor under this Agreement.

           7.03 Waiver of Claims. Except as otherwise provided in this Agreement or in any other Financing Document, THE GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE OPNY ADMINISTRATIVE AGENT TAKING POSSESSION OR THE OPNY ADMINISTRATIVE AGENT'S DISPOSITION OF ANY OF THE ASSIGNMENT COLLATERAL, IN EACH CASE AS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE GRANTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION OF ANY SUCH JURISDICTION, and the Grantor hereby further waives, to the extent permitted by applicable Requirements of Law:

           (i) all damages occasioned by such taking of possession except any damages which are the direct result of the gross negligence or willful misconduct of the OPNY Administrative Agent, any OPNY Lender, or any Person acting on its behalf or instruction;

           (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the OPNY Administrative Agent's rights hereunder; and

           (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable Requirement of Law in order to prevent or delay the enforcement of this Agreement (including any right to claim that such enforcement should be stayed pending the outcome of any other action or proceeding (including any arbitration proceeding)) or the absolute sale of the Assignment Collateral or any portion thereof, and the Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such applicable Requirements of Law.

To the extent permitted under applicable Requirements of Law, any sale of, or the grant of options to purchase, or any other realization upon, any Assignment Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against the Grantor and against any and all Persons claiming or attempting to claim the Assignment Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the Grantor.

           7.04 Application of Proceeds. Notwithstanding any other provision of this Agreement, all payments made under or in connection with this Agreement, and all moneys collected by the OPNY Administrative Agent upon any sale or other disposition of the Collateral pursuant to this Agreement, including Sections
7.01 and 7.02 shall be applied in accordance with the Financing Documents. For the avoidance of doubt, it is understood that the Grantor shall remain liable to the extent of any deficiency between the amount of the Proceeds of the Assignment Collateral and the aggregate amount of the Secured Obligations.

           7.05 Remedies Cumulative. No failure or delay on the part of the OPNY Administrative Agent or any OPNY Lender in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between the Grantor and the OPNY Administrative Agent or any OPNY Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the OPNY Administrative Agent or any OPNY Lender would otherwise have. No notice to or demand on the Grantor in any case shall entitle the Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the OPNY Administrative Agent or any OPNY Lender to any other or further action in any circumstances without notice or demand.

           7.06 Discontinuance of Proceedings. In case the OPNY Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the OPNY Administrative Agent, then and in every such case the Grantor, the OPNY Administrative Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Assignment Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the OPNY Administrative Agent shall continue as if no such proceeding had been instituted.

           7.07 Grant of License or Sub-License to Use Patent, Trademark, Copyright and License Collateral. For the purpose of enabling the OPNY Administrative Agent to exercise rights and remedies under this Article VII at such time as the OPNY Administrative Agent shall be lawfully entitled to exercise such rights and remedies, the Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, license or sub-license any Patent, Trademark, Copyright or License (to the extent the Grantor has authority to sub-license any such License) now owned or licensed or hereafter acquired or licensed by the Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license or sub-license by the OPNY

Administrative Agent shall be exercised, at the option of the OPNY Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided that any license, sub-license or other transaction entered into by the OPNY Administrative Agent while such Event of Default was continuing in accordance herewith shall be binding upon the Grantor notwithstanding any subsequent cure of an Event of Default. The OPNY Administrative Agent agrees to apply the net Proceeds received from any such license as provided in Section 7.04 hereof.

           Section 8. INDEMNITY; EXPENSES.

       (a) The Grantor agrees to indemnify and hold harmless the OPNY Administrative Agent and each Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from the Collateral or the Grantor's pledge and assignment under this Agreement (including enforcement against the Grantor of this Agreement), except claims, losses or liabilities resulting from the gross negligence or willful misconduct of any Secured Party or any other Person designated by any Secured Party to act on its behalf pursuant to this Agreement.

       (b) The Grantor will upon demand pay to the OPNY Administrative Agent or any Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the OPNY Administrative Agent or any Secured Party may incur in connection with
(i) the administration of this Agreement, (ii) the sale of, collection from, or other realization upon, any of the Collateral of the Grantor, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the OPNY Administrative Agent or any Secured Party hereunder against the Grantor or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

           Section 9. MISCELLANEOUS.

           9.01 Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the OPNY Credit Agreement; provided, that notices to the Grantor shall be at the address specified in the Twelvepole Guarantee. Promptly after the execution of any and all material amendments, supplements and waivers, of and to the Assignment Revenues or Assignment Collateral, originals, if reasonably available and, if not, copies of such amendments, supplements and waivers shall be delivered to the OPNY Administrative Agent.

           9.02 Waiver, Amendment; Severability. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be undertaken and accomplished in accordance with the requirements of Section 9.02 of the Credit Agreement. No delay on the part of any Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Secured Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy. In case any provision hereof shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of such provision in any other jurisdiction shall not in any way be affected or impaired thereby.

           9.03 Obligations Absolute. To the extent permitted by applicable Requirements of Law, the obligations of the Grantor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against the Grantor to enforce this Agreement, irrespective of whether any action is brought against the Borrower, any other pledgor or any guarantor of the Secured Obligations or whether the Borrower, any other pledgor or any guarantor of the Secured Obligations is joined in any such action or actions. All rights of the OPNY Administrative Agent and the assignment, hypothecation and security interest hereunder, and all obligations of the Grantor hereunder, shall be absolute and unconditional, irrespective of:

       (a) any lack of validity or enforceability of this Agreement, the OPMW Credit Agreement, any other Financing Document or any other agreement or instrument relating to any thereof, the absence of any action to enforce the same, any release of the Grantor, any Credit Party or any other OPMW Credit Party, the recovery of any judgment against the Grantor, any Credit Party or any other OPMW Credit Party, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Grantor;

       (b) any occurrence or condition whatsoever, including (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations of the Grantor, any Credit Party or any other OPMW Credit Party contained in this Agreement, the OPMW Credit Agreement or any other Financing Document, (ii) any impairment, modification, release or limitation of the liability of the Grantor, any Credit Party or any other OPMW Credit Party or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Grantor, the OPNY Administrative Agent or any other Secured Party of any rights or remedies,
(iv) the assignment or the purported assignment of any property as security for the Secured Obligations, including all or any part of the rights of the Grantor under this Agreement, (v) the extension of the time for payment by the Grantor, any Credit Party or any other OPMW Credit Party or any other guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any Financing Document or of the time for performance by the Grantor, any Credit Party or any other OPMW Credit Party of any other obligations under or arising out of any terms or provisions or the extension of the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Grantor, any Credit Party or any other OPMW Credit Party set forth in any Financing Document, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting the Grantor, any Credit Party or any other OPMW Credit Party or any of their respective assets, or the disaffirmancy of this Agreement or any Financing Document in any such proceeding, (viii) the release or discharge of the Grantor, any Credit Party or any other OPMW Credit Party from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of this

Agreement or any Financing Document or (x) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor; or

       (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Secured Obligations.

           9.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the OPNY Lenders; provided, however, that the Grantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the OPNY Administrative Agent and each of the OPNY Lenders. Any OPNY Lender may transfer, assign or grant all or such relevant part of its rights hereunder in connection with an assignment or transfer of all or any part of its interest in its Loans in accordance with the provisions of the OPNY Credit Agreement, and such assignee shall thereupon become vested with all the benefits in respect thereof granted to such OPNY Lender herein or otherwise. All agreements, statements, representations and warranties made by the Grantor herein or in any certificate or other instrument delivered by the Grantor or on its behalf under this Agreement shall be considered to have been relied upon by the OPNY Lenders and shall survive the execution and delivery of this Agreement, the OPNY Credit Agreement and the other Financing Documents regardless of any investigation made by the OPNY Lenders or on their behalf.

           9.05 Headings Descriptive, etc. The headings of the several sections and subsections of this Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

           9.06 Governing Law; Submission to Jurisdiction and Venue. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE GRANTOR AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

           (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, THE GRANTOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE

RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE GRANTOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. THE GRANTOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

           (c) THE GRANTOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST THE GRANTOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. THE GRANTOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

           (d) THE GRANTOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

           (e) THE GRANTOR HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF THE GRANTOR TO RECEIVE FOR AND ON BEHALF OF THE GRANTOR SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO THE GRANTOR AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH SECTION 9.01. THE GRANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE GRANTOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

           (f) NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT (I) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (II) TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE, IN EITHER CASE, SOLELY AS PERMITTED IN SUBSECTION (C) OF THIS SECTION 9.06.

           9.07 The Grantor's Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that the Grantor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Assignment Revenues or the Assignment Collateral and the OPNY Administrative Agent and the OPNY Lenders shall have no obligations or liabilities (except obligations or liabilities resulting from the gross negligence or willful misconduct of the OPNY Administrative Agent and the OPNY Lenders) with respect to any Assignment Revenues or Assignment Collateral by reason of or arising out of or in connection with this Agreement, nor shall the Administrative Agent or OPNY Lenders be required or obligated in any manner to perform or fulfill any of the obligations of the Grantor under or with respect to any Assignment Revenues or Assignment Collateral.

           9.08 Termination; Release. This Agreement shall create a continuing pledge, assignment of hypothecation of and security interest in the Collateral and shall remain in full force and effect until no OPNY Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other secured obligations are indefeasibly paid in full in cash. This Agreement shall terminate when all Secured Obligations have been indefeasibly paid in full in cash and all Commitments have been terminated, and the OPNY Administrative Agent, at the written request and expense of the Grantor, will promptly authorize, execute and deliver, as applicable, to the Grantor the proper instruments (which may include Uniform Commercial Code termination statements on form UCC-3) acknowledging the termination of this Agreement, and will promptly duly assign, transfer and deliver to the Grantor (without recourse and without any representation or warranty) free from any interest of the OPNY Administrative Agent or Lien granted hereunder such of the Assignment Revenues or Assignment Collateral as may be in possession of the OPNY Administrative Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement, together with such notices to third parties as may be necessary to countermand any notices previously sent to them pursuant hereto.

           9.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

           9.10 [Intentionally Deleted.]

           9.11 Limitation of Recourse. Except as otherwise expressly provided in the OPNY Financing Documents and the OPMW Financing Documents, the obligations of the Grantor hereunder are obligations solely of the Grantor and shall not constitute a debt or obligation of any direct or indirect, partner, shareholder or other equity owner of the Grantor or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by the Grantor under this Agreement and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by the Grantor evidenced by this Agreement. No property or assets of any Non-Recourse Party, other than as contemplated in the OPNY Financing Documents or OPMW Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against the Grantor with respect to this Agreement or the other OPNY Financing Documents or OPMW Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party or any other Non-Recourse Party (a) in accordance with the terms of any Transaction Document creating such liabilities and obligations to which such Credit Party or Non-Recourse Party is a party, (b) arising from liability pursuant to any applicable Requirement of Law for such Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of
Section 6.10 of the Credit Agreement.

           9.12 Subordination. Notwithstanding any provision of this Agreement or any other Financing Document to the contrary, (i) the security interests created and granted hereby are subject to, subordinate and inferior to the security interests created by the First Lien Twelvepole Security Agreement, in accordance with, and all rights, powers and remedies granted to, the OPMW Administrative Agent thereunder, are subject in all respects to the terms and conditions of the Intercreditor Agreement, including restrictions on the right of the OPNY Administrative Agent to give notices, exercise power of attorney rights direct or receive payments, hold, control or receive delivery of any Assignment Collateral or other possessory collateral or to exercise powers or remedies and to apply proceeds of Collateral; provided, that if and to the extent the Intercreditor Agreement is amended, supplemented or modified at any time from time to time and such amendment, supplement or modification could reasonably be expected to have any adverse effect on the Grantor's rights, duties or obligations hereunder or under any other Financing Document, such amendment, supplement or modification shall not be effective as to the Grantor without the Grantor's prior written acknowledgment (which acknowledgment shall not be unreasonably conditioned, withheld or delayed) that such amendment, modification or supplement shall be effective for purposes of this Agreement and the other Financing Documents, (ii) the OPNY Administrative Agent on behalf of each of the Secured Parties hereby acknowledges and agrees that the Pledgor shall not have any duty and obligation with respect to the perfection or priority of the security interest granted hereunder in and to any of the Collateral (and no Default or Event of Default shall result or occur) to the extent (a) such Collateral is in the possession or control of the OPMW Administrative Agent, (b) such collateral is not transferred by the OPMW Administrative Agent to the OPNY Administrative Agent as required pursuant to the Intercreditor Agreement, (c) such perfection or priority requires any consent, approval or other action of the OPMW Administrative Agent, or (d) the OPMW Administrative Agent then maintains a perfected, second priority security interest in and to the Collateral and (iii) no obligations contained in this Agreement shall require the Grantor to take or omit to take any action inconsistent with the terms and conditions of the OPMW Deposit Account Agreement and/or the Holdco Deposit Account Agreement and no Default or Event of Default shall arise or result from the taking or omitting of such action.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.


                           GRANTOR:

                           TWELVEPOLE CREEK, LLC


                           By:
                               -------------------------------------------
                           Name:
                           Title:

                           Address: 1111 Louisiana Street
                                    Houston, TX 77002
                                    Attn:  Senior Vice President - Finance
                                    Telephone: (713) 207-3160
                                    Telecopy:  (713) 207-0988

                           With a copy to:
                           Address: 1111 Louisiana Street
                                    Houston, TX 77002
                                    Attn:  General Counsel
                                    Telephone: (713) 207-7265
                                    Telecopy:  (713) 393-0140

                           ADMINISTRATIVE AGENT:

                           BANK OF AMERICA, N.A., as OPNY Administrative
                           Agent


                           By:
                               -------------------------------------------
                           Name:
                           Title:

                                    Address:  101 North Tryon Street
                                              NC1-001-08-19
                                              Attn:  Laura S. Ryan
                                    Telecopy: (704) 386-3324

                                                                       EXHIBIT A
                                                                  TO SECOND LIEN
                                                                  ASSIGNMENT AND
                                                              SECURITY AGREEMENT


                         ASSIGNMENT OF SECURITY INTEREST
                     IN UNITED STATES PATENTS AND TRADEMARKS


         FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, TWELVEPOLE, LLC, a Delaware limited liability company (the "Assignor"), having its chief executive office at 1111 Louisiana Street, Houston, Texas 77002, hereby assigns and grants to BANK OF AMERICA, N.A., as administrative agent (the "OPNY Administrative Agent"), with offices at 101 North Tryon Street, Charlotte, NC 28255 a second priority security interest in (all of which are herein collectively referred to as the "PTO Collateral") (i) all of the Assignor's right, title and interest in and to the United States trademarks, trademark registrations and trademark applications set forth on Schedule A attached hereto (the "Marks"), (ii) all of the Assignor's right, title and interest in and to the United States patents set forth on Schedule B attached hereto (the "Patents"), in each case together with (iii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Marks and Patents, (iv) the goodwill of the businesses symbolized by the Marks and (v) all causes of action arising prior to or after the date hereof for infringement of any of the Marks and Patents or unfair competition regarding the same.

         THIS ASSIGNMENT is made to secure the full and prompt performance and payment of all the Secured Obligations of the Assignor, as such term is defined in the Amended and Restated Assignment and Security Agreement, dated as of October 28, 2002, among the Assignor, the OPNY Administrative Agent and the other parties thereto (as amended, supplemented or modified from time to time, the "Security Agreement"). Upon the satisfaction of the conditions set forth in
Section 9.08 of the Security Agreement, the OPNY Administrative Agent shall execute, acknowledge, and deliver to the OPNY Administrative Agent an instrument in writing releasing the security interest in the PTO Collateral acquired under this Assignment.

         THIS ASSIGNMENT has been granted in conjunction with the security interest granted to the OPNY Administrative Agent for the benefit of the Secured Parties under the Security Agreement. The rights and remedies of the OPNY Administrative Agent with respect to the security interest granted herein are without prejudice to, and are in addition to, those set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provision of this Assignment is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

         IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the _____ day of _____________, 20__.

                                 TWELVEPOLE CREEK, LLC



                                 By:
                                      -------------------------
                                      Name:
                                      Title:


                                 BANK OF AMERICA, N.A., as OPNY
                                 Administrative Agent

                                 By:
                                      -------------------------
                                      Name:
                                      Title:

STATE OF _________________
________ OF ________

         The foregoing instrument was acknowledged before me this ____ day of __________, 20__ by ________________ as [title] of _______________________, a
________ corporation, on behalf of the corporation.

         My commission expires:

Notarial Seal

                                         ------------------------------
                                                  Notary Public

                                                                      SCHEDULE A


                      TRADEMARKS AND TRADEMARK APPLICATIONS


        Serial No. or                          Issue or
       Registration No.      Country          Filing Date              Mark
       ----------------      -------          -----------              ----

                                                                      SCHEDULE B


                         PATENTS AND PATENT APPLICATIONS

     Serial No. or                                     Issue or
       Patent No.         Inventor       Country      Filing Date       Title
       ----------         --------       -------      -----------       -----

                                                                       EXHIBIT B
                                                                  TO SECOND LIEN
                                                                  ASSIGNMENT AND
                                                              SECURITY AGREEMENT


                         ASSIGNMENT OF SECURITY INTEREST
                           IN UNITED STATES COPYRIGHTS


         FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, TWELVEPOLE CREEK, LLC, a Delaware limited liability company (the "Assignor"), having its chief executive office at 1111 Louisiana Street, Houston, Texas 77002, hereby assigns and grants to BANK OF AMERICA, N.A., as administrative agent (the "OPNY Administrative Agent"), with offices at 101 North Tryon Street, Charlotte, NC 28255, a second priority security interest in (all of which are herein collectively referred to as the "Copyright Collateral") (i) all of the Assignor's right, title and interest in and to the United States copyrights and associated United States copyright registrations and applications for registration set forth in Schedule A attached hereto (the "Copyrights"), (ii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Copyrights, (iii) the goodwill of the businesses symbolized by the Copyrights and (iv) all causes of action arising prior to or after the date hereof for infringement of any of the Copyrights.

         THIS ASSIGNMENT is made to secure the full and prompt performance and payment of all of the Secured Obligations of the Assignor, as such term is defined in the Amended and Restated Assignment and Security Agreement, dated as of October 28, 2002 among the Assignor, the OPNY Administrative Agent and the other parties thereto (as amended, supplemented or modified from time to time, the "Security Agreement"). Upon the satisfaction of the conditions set forth in
Section 9.08 of the Security Agreement, the OPNY Administrative Agent shall execute, acknowledge, and deliver to the Assignor an instrument in writing releasing the security interests of the Copyright Collateral acquired under this Assignment.

         THIS ASSIGNMENT has been granted in conjunction with the security interest granted to the OPNY Administrative Agent for the benefit of the Secured Parties under the Security Agreement. The rights and remedies of the OPNY Administrative Agent with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Assignment are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

         IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the ____ day of _______, 20___.

                                       TWELVEPOLE CREEK, LLC


                                       By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                       BANK OF AMERICA, N.A., as OPNY
                                       Administrative Agent

                                       By:
                                           ------------------------------------
                                           Name:
                                           Title:

STATE OF _________________
________ OF ________

         The foregoing instrument was acknowledged before me this ____ day of __________, 20__ by ________________ as [title] of _______________________, a
________ corporation, on behalf of the corporation.

         My commission expires:

Notarial Seal


                                                    ---------------------------
                                                            Notary Public

                                                                      SCHEDULE A


                      COPYRIGHTS AND COPYRIGHT APPLICATIONS


     Serial No. or                                               Copyright
    Registration No.      Country      Publication Date           Title
    ----------------      -------      ----------------           -----

                                                                     EXHIBIT I-1
                                                                              TO
                                                   [SECOND] AMENDED AND RESTATED
                                                                CREDIT AGREEMENT


================================================================================

                                    [FORM OF]

                      MEMBERSHIP INTEREST PLEDGE AGREEMENT


                                     between


                           ORION POWER HOLDINGS, INC.,


                                   as Pledgor,


                                       and


                             BANK OF AMERICA, N.A.,

                               as Collateral Agent



                                October 28, 2002

================================================================================

                                TABLE OF CONTENTS

Section                                                                     Page

1.    Definitions; Construction................................................3
2.    Security.................................................................9
3.    Pledge of Stock..........................................................9
      3.1.     Pledge; Assignment; Grant of Security Interest..................9
      3.2.     Uncertificated Stock...........................................10
4.    Pledgor Remains Liable..................................................11
5.    Delivery of Pledged Collateral..........................................11
6.    Appointment of Agents; Endorsements, etc................................11
7.    Representations, Warranties and Covenants...............................11
      7.1.     Company Status.................................................11
      7.2.     Authorization; Execution and Delivery; Enforceability..........12
      7.3.     Consents and Approvals.........................................12
      7.4.     Operating Agreement............................................12
      7.5.     Litigation.....................................................13
      7.6.     No Defenses....................................................13
      7.7.     [Intentionally omitted.].......................................13
      7.8.     Regulation.....................................................13
      7.9.     Existence......................................................13
      7.10. Maintenance of Register...........................................13
      7.11. Jurisdiction of Organization......................................14
      7.12. Rights and Franchises.............................................14
      7.13. Compliance with Requirements of Law...............................14
      7.14. Share Transfer Restrictions.......................................14
      7.15. Place of Incorporation; Chief Executive Office....................14
      7.16. Payment of Taxes..................................................15
      7.17. [Intentionally omitted.]..........................................15
      7.18. Pledged Shares....................................................15
      7.19. Bankruptcy........................................................17
      7.20. Independent Analysis..............................................18
      7.21. Reliance by Lenders...............................................18
      7.22. Governing Documents...............................................18
      7.23. Financial Compliance..............................................18
      7.24. Indenture Payment Reserve Shortfall...............................19
      7.25. Conditions Precedent..............................................19
8.    Voting Rights; Distributions, Etc.......................................19
9.    Remedies Upon Default...................................................20
10.   Remedies Cumulative: Indemnification of the Collateral Agent and the
      Other Secured Parties...................................................23
11.   Obligations Absolute....................................................24
12.   Application of Proceeds.................................................25
13.   Purchasers of Pledged Collateral........................................25

14.   Continuing Obligation...................................................25
15.   Collateral Agent........................................................25
16.   Waiver of Subrogation...................................................26
17.   Successors and Assigns..................................................26
18.   Severability............................................................26
19.   Notices.................................................................27
20.   Headings Descriptive, Etc...............................................27
21.   Governing Law; Submission to Jurisdiction...............................27
22.   Survival of Agreements..................................................28
23.   Termination.............................................................29
24.   Execution of Counterparts...............................................29
25.   Amendment; Waiver.......................................................29
26.   Further Assurances......................................................29
27.   Applicability of the Credit Agreement...................................30
28.   Limitation on Recourse..................................................30

ANNEXES

Annex A       -   Pledged Shares
Annex B       -   [Intentionally Omitted]
Annex C       -   Form of Stock Power

                      MEMBERSHIP INTEREST PLEDGE AGREEMENT

           MEMBERSHIP INTEREST PLEDGE AGREEMENT (this "Agreement"), dated as of October 28, 2002, between ORION POWER HOLDINGS, INC., a Delaware corporation ("Pledgor"), and BANK OF AMERICA, N.A., as collateral agent for the benefit of the Secured Parties under (and defined in) the Intercreditor Agreement (defined below) (in such capacity, together with any successor and assigns, the "Collateral Agent").

                                   WITNESSETH:

           WHEREAS, Pledgor is the owner of all the issued and outstanding shares of the Capital Stock of Orion Power Capital, LLC, a limited liability company organized and existing under the laws of the State of Delaware ("Holdco"); such shares consisting of [___] shares of Capital Stock of Holdco more fully described on Annex A hereto (the "Pledged Shares");

           WHEREAS, Holdco is the owner of (a) all the issued and outstanding shares of the Capital Stock of Orion Power New York GP, Inc., a corporation organized and existing under the laws of the State of Delaware (the "OPNY GP Company"); such shares consisting of 100 shares of common stock and (b) all the issued and outstanding shares of the Capital Stock of Orion Power New York LP, Inc., a corporation organized and existing under the laws of the State of Delaware (the "OPNY LP Company", and together with the OPNY GP Company, the "OPNY Companies"); such shares consisting of 100 shares of common stock;

           WHEREAS, Holdco is the owner of (a) all the issued and outstanding shares of the Capital Stock of Orion Power MidWest GP, Inc., a corporation organized and existing under the laws of the State of Delaware (the "OPMW GP Company"), such shares consisting of 100 shares of common stock and (b) all the issued and outstanding shares of the Capital Stock of Orion Power MidWest LP, Inc., a corporation organized and existing under the laws of the State of Delaware (the "OPMW LP Company", and together with the OPMW GP Company, the "OPMW Companies", and together with the OPNY Companies, the "Companies"), such shares consisting of 100 shares of common stock;

           WHEREAS, the OPNY GP Company is the sole general partner in Orion Power New York, L.P., a Delaware limited partnership (the "OPNY Borrower") and each of the OPNY Operating Subsidiaries, and the OPNY LP Company is the sole limited partner of the OPNY Borrower;

           WHEREAS, the OPMW GP Company is the sole general partner in Orion Power MidWest, L.P., a Delaware limited partnership (the "OPMW Borrower", and together with the OPNY Borrower, the "Borrowers") and the OPMW LP Company is the sole limited partner of the OPMW Borrower;

           WHEREAS, the OPNY Borrower has entered into an Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "OPNY Credit Agreement"), with Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, Union Bank of

California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, the lenders named on the signature pages thereto and from time to time parties thereto (the "OPNY Lenders") and Bank of America, N.A., as administrative agent on behalf of the OPNY Lenders (the "OPNY Administrative Agent"), pursuant to which the OPNY Lenders have agreed, inter alia, to renew, modify and extend credit facilities previously made available to the OPNY Borrower to finance a portion of the purchase price of the Portfolio Assets (as defined in the OPNY Credit Agreement) and to provide working capital availability to the OPNY Borrower;

           WHEREAS, the OPMW Borrower has entered into a Second Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "OPMW Credit Agreement" and, together with the OPNY Credit Agreement, the "Credit Agreements"), with Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, The Bank of Nova Scotia, Mizuho Corporate Bank, Ltd, and Bayerische Hypo-Und Vereinsbank AG, New York Branch, as documentation agents, the lenders named on the signature pages thereto and from time to time parties thereto (the "OPMW Lenders" and, together with the OPNY Lenders, the "Lenders") and Bank of America, N.A., as administrative agent on behalf of the OPMW Lenders (the "OPMW Administrative Agent"), pursuant to which the OPMW Lenders have agreed, inter alia, to renew, modify and extend credit facilities previously made available to the OPMW Borrower to finance a portion of the purchase price of the Portfolio Assets (as defined in the OPMW Credit Agreement) and to provide revolving credit availability to the OPMW Borrower;

           WHEREAS, the OPNY Administrative Agent, the OPNY Lenders, the OPMW Administrative Agent, the OPMW Lenders and the Collateral Agent have entered into a Collateral Agency and Intercreditor Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Intercreditor Agreement");

           WHEREAS, Holdco and the Collateral Agent have entered into that certain Deposit Account Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Holdco Deposit Account Agreement"), providing for, among other things, the establishment of the Holdco Accounts (defined below); and

           WHEREAS, it is a condition precedent to the obligations of the Lenders under the Credit Agreements that this Agreement shall have been entered into by the parties hereto and shall be in full force and effect;

           NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

           1. Definitions; Construction.

           (a) Wherever used in this Agreement and unless the context otherwise requires, the following terms shall have the following meanings:

           "ACCEPTABLE RESERVES" shall have the meaning assigned such term in each of the Credit Agreements.

           "AGREEMENT" shall mean this Membership Interest Pledge Agreement.

           "BORROWERS" shall have the meaning provided in the Recitals to this Agreement.

           "BUSINESS DAY" shall have the meaning assigned such term in each of the Credit Agreements.

           "CAPITAL LEASE" shall mean, with respect to any Person, any lease of property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

           "CAPITAL STOCK" shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) the common or preference share capital of such Person, including partnership interests and limited liability company interests.

           "COLLATERAL" shall mean the collective reference to all, or any part of, the "Collateral" as such term is defined in each of the Credit Agreements and each other Financing Document.

           "COLLATERAL AGENT" shall have the meaning provided in the first paragraph of this Agreement.

           "COMMITMENTS" shall mean the collective reference to the OPNY Commitments and the OPMW Commitments.

           "COMPANIES" shall have the meaning provided in the Recitals to this Agreement.

           "CONTRACTUAL OBLIGATION" shall mean, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which such Person is a party or by which it or any of its properties is bound or subject.

           "CREDIT AGREEMENTS" shall have the meaning provided in the Recitals to this Agreement.

           "DELAWARE UCC" shall have the meaning specified in Section 7.18(l).

           "ENVIRONMENTAL LAWS" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements with any

Governmental Authority issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release, or threatened Release, of any Hazardous Material or to health and safety matters.

           "EVENT OF DEFAULT" shall have the meaning assigned such term in each of the Credit Agreements.

           "FINANCING DOCUMENTS" shall mean the collective reference to the OPNY Financing Documents and the OPMW Financing Documents.

           "GAAP" shall mean generally accepted accounting principles in effect from time to time in the United States of America.

           "GOVERNMENTAL APPROVALS" shall mean any action, authorization, certificate, consent, waiver, approval, license, franchise, lease, ruling, permit, variance, order, right, tariff, rate, certification, exemption of or from, and any filing or registration with, any Governmental Authority (including all environmental permits) relating to the ownership, operation or maintenance of the Portfolio Assets or to the execution, delivery or performance of any Project Contract by any Person party thereto.

           "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state, county, city or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

           "HAZARDOUS MATERIALS" shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

           "HOLDCO" shall have the meaning provided in the Recitals to this Agreement.

           "HOLDCO ACCOUNTS" shall have the meaning assigned to the term "Accounts" in the Holdco Deposit Account Agreement.

           "HOLDCO DEPOSIT ACCOUNT AGREEMENT" shall have the meaning provided in the Recitals to this Agreement.

           "HOLDCO INDENTURE DEBT SERVICE RESERVE ACCOUNT" shall have the meaning assigned such term in the Holdco Deposit Account Agreement.

           "INDENTURE PAYMENT OFFSET AMOUNT" shall have the meaning assigned such term in the Holdco Deposit Account Agreement.

           "INDENTURE PAYMENT RESERVE SHORTFALL" shall have the meaning assigned such term in the Holdco Deposit Account Agreement.

           "INDENTURE PAYMENT RESERVE SHORTFALL DEPOSIT" shall have the meaning assigned such term in the Holdco Deposit Account Agreement.

           "INTERCREDITOR AGREEMENT" shall have the meaning provided in the Recitals to this Agreement.

           "INVESTMENT GRADE RATING" shall mean, in respect of any nationally recognized statistical rating organization (as such term is defined in the Rules under the Securities Exchange Act of 1934, as amended), one of such organization's generic categories that signifies investment grade.

           "LIEN" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien, option, restriction, charge or deposit arrangement or other arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement.

           "LENDERS" shall have the meaning provided in the Recitals to this Agreement.

           "MATERIAL ADVERSE EFFECT" shall mean the collective reference to "Material Adverse Effect" as such term is defined in each of the Credit Agreements.

           "NOTES" shall mean the collective reference to the OPNY Notes and the OPMW Notes.

           "OPERATING AGREEMENT" shall have the meaning specified in Section 3.1(iii).

           "OPERATIONAL PLANS" shall mean the collective reference to "Operational Plans" as such term is defined in each of the Credit Agreements.

           "OPH NET CASH FLOWS" shall have the meaning assigned such term in the Holdco Deposit Account Agreement.

           "OPMW ADMINISTRATIVE AGENT" shall have the meaning provided in the Recitals to this Agreement.

           "OPMW BORROWER" shall have the meaning in the Recitals to this Agreement.

           "OPMW COMMITMENTS" shall mean the "Commitments" as such term is defined in the OPMW Credit Agreement.

           "OPMW COMPANIES" shall have the meaning provided in the Recitals to this Agreement.

           "OPMW CREDIT AGREEMENT" shall have the meaning provided in the Recitals to this Agreement.

           "OPMW FINANCING DOCUMENTS" shall have the meaning provided for the term "Financing Documents" in the OPMW Credit Agreement

           "OPMW GP COMPANY" shall have the meaning provided in the Recitals to this Agreement.

           "OPMW GP PARTNERSHIP INTEREST PLEDGE AGREEMENT" shall mean that certain Amended and Restated Partnership Interest Pledge Agreement, dated as of the Restructuring Effective Date, between the OPMW GP Company and the OPMW Administrative Agent (for the benefit of the OPMW Secured Parties).

           "OPMW LENDERS" shall have the meaning provided in the Recitals to this Agreement.

           "OPMW LP COMPANY" shall have the meaning provided in the Recitals to this Agreement.

           "OPMW NOTES" shall mean the "Notes" as such term is defined in the OPMW Credit Agreement.

           "OPMW OBLIGATIONS" shall mean the "Obligations" as such term is defined in the OPMW Credit Agreement.

           "OPMW OPERATING SUBSIDIARY" shall mean Twelvepole Creek, LLC, a Delaware limited liability company.

           "OPMW REQUIRED LENDERS" shall mean the "Required Lenders" as such term is defined in the OPMW Credit Agreement.

           "OPMW SECURED PARTIES" shall have the meaning set forth in the OPNY Credit Agreement.

           "OPMW TRANSACTION DOCUMENTS" shall have the meaning provided for the term "Transaction Document" in the OPMW Credit Agreement.

           "OPNY ADMINISTRATIVE AGENT" shall have the meaning provided in the Recitals to this Agreement.

           "OPNY BORROWER" shall have the meaning provided in the Recitals to this Agreement.

           "OPNY COMMITMENTS" shall mean the "Commitments" as such term is defined in the OPNY Credit Agreement.

           "OPNY COMPANIES" shall have the meaning provided in the Recitals to this Agreement.

           "OPNY CREDIT AGREEMENT" shall have the meaning provided in the Recitals to this Agreement.

           "OPNY FINANCING DOCUMENTS" shall have the meaning provided for the term "Financing Documents" in the OPNY Credit Agreement.

           "OPNY GP COMPANY" shall have the meaning provided in the Recitals to this Agreement.

           "OPNY GP PARTNERSHIP INTEREST PLEDGE AGREEMENT" shall mean that certain Amended and Restated Partnership Interest Pledge Agreement, dated as of the Restructuring Effective Date, between the OPNY GP Company and the OPNY Administrative Agent (for the benefit of the OPNY Secured Parties).

           "OPNY LENDERS" shall have the meaning provided in the Recitals to this Agreement.

           "OPNY LP COMPANY" shall have the meaning provided in the Recitals to this Agreement.

           "OPNY NOTES" shall mean the "Notes" as such term is defined in the OPNY Credit Agreement.

           "OPNY OBLIGATIONS" shall mean the "Obligations" as such term is defined in the OPNY Credit Agreement.

           "OPNY OPERATING SUBSIDIARIES" shall mean Astoria Generating Company, L.P., a Delaware limited partnership, Erie Boulevard Hydropower, L.P., a Delaware limited partnership, and Carr Street Generating Station, L.P., a Delaware limited partnership.

           "OPNY REQUIRED LENDERS" shall mean the "Required Lenders" as such term is defined in the OPNY Credit Agreement.

           "OPNY SECURED PARTIES" shall have the meaning set forth in the OPMW Credit Agreement.

           "OPNY TRANSACTION DOCUMENTS" shall have the meaning provided for the term "Transaction Documents" in the OPNY Credit Agreement.

           "PERSON" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, limited liability company or other entity of whatever nature.

           "PLEDGED COLLATERAL" shall have the meaning specified in Section 3.1.

           "PLEDGED SHARES" shall have the meaning specified in the Recitals.

           "PLEDGOR" shall have the meaning provided in the first paragraph of this Agreement.

           "PORTFOLIO ASSETS" shall mean the collective reference to the "Portfolio Assets" as such term is defined in each of the Credit Agreements.

           "PROJECT CONTRACTS" shall mean the collective reference to the "Project Contracts" as such term is defined in each of the Credit Agreements.

           "RELEASE" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

           "REQUIRED LENDERS" shall mean the collective reference to the OPNY Required Lenders and the OPMW Required Lenders.

           "REQUIREMENT OF LAW" shall mean any foreign, federal, state, local or municipal laws, rules, orders, judgments, regulations, statutes, ordinances, codes, or published decrees of any Governmental Authority (including any determination of an arbitration or a court or other Governmental Authority) and including all Environmental Laws.

           "RESTRUCTURING EFFECTIVE DATE" shall mean the date on which all conditions precedent to the effectiveness of both the OPNY Credit Agreement and the OPMW Credit Agreement have been satisfied or waived.

           "SCHEDULED INDENTURE DEBT SERVICE DEPOSIT AMOUNT" shall have the meaning assigned such term in the Holdco Deposit Account Agreement.

           "SCHEDULED INDENTURE DEBT SERVICE PAYMENT AMOUNT" shall have the meaning assigned such term in the Holdco Deposit Account Agreement.

           "SECURED OBLIGATIONS" shall have the meaning provided in Section
2(a).

           "SECURED PARTIES" shall mean the collective reference to the OPNY Secured Parties and the OPMW Secured Parties.

           "TRANSACTION DOCUMENTS" shall mean the collective reference to the OPNY Transaction Documents and the OPMW Transaction Documents.

           "TRANSACTION PARTIES" shall have the meaning specified in Section
2(a).

           (b) When used in this Agreement: (i) "or" is not exclusive; (ii) a reference to a Requirement of Law includes any amendment or modification to such Requirement of Law; (iii) a reference to a Person includes its permitted successors and permitted assigns; (iv) a reference to an agreement, instrument or document shall include such agreement, instrument or document and all exhibits and schedules thereto as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Financing Documents; and (v) the words "include," "includes," and "including" mean "including without limitation".

           2. Security.

           (a) This Agreement is for the benefit of the Collateral Agent and the Secured Parties to secure (i) the prompt and complete payment and performance when due by the OPNY Borrower of all of the OPNY Obligations, including all amounts payable or to become payable to the OPNY Secured Parties by the OPNY Borrower under the OPNY Financing Documents when and as the same shall become due and payable (whether by acceleration or otherwise) in accordance with the terms thereof, (ii) the prompt and complete payment and performance when due by the OPMW Borrower of all OPMW Obligations, including all amounts payable or to become payable to the OPMW Secured Parties by the OPMW Borrower under the OPMW Financing Documents when and as the same shall become due and payable (whether by acceleration or otherwise) in accordance with the terms thereof, (iii) the prompt and complete payment and performance when due of all other obligations of any OPNY Operating Subsidiary under any of the OPNY Financing Documents, (iv) the prompt and complete payment and performance when due of all other obligations of the OPMW Operating Subsidiary under any of the OPMW Financing Documents, (v) the prompt and complete payment and performance when due of all other obligations of the OPNY Companies, the OPMW Companies and Holdco under any OPNY Financing Document or OPMW Financing Document to which any of the OPNY Companies, the OPMW Companies or Holdco is a party, and (vi) the due performance and compliance by Pledgor with the terms hereof, each other OPNY Financing Document and each of the OPMW Financing Documents to which it is a party (collectively, the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed to the Secured Parties by any of Holdco, the OPNY Companies, the OPMW Companies, the OPNY Borrower, each OPNY Operating Subsidiary, the OPMW Borrower and the OPMW Operating Subsidiary (collectively, the "Transaction Parties") but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Transaction Party.

           (b) Pledgor understands, agrees and confirms that the Collateral Agent may enforce this Agreement against it without proceeding against any of the Transaction Parties or against any other credit or security for payment of the Secured Obligations.

           3. Pledge of Stock.

           3.1. Pledge; Assignment; Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due of the Secured Obligations, Pledgor hereby pledges, hypothecates, assigns, transfers and sets over to the Collateral Agent, grants, pledges and assigns to the Collateral Agent a security interest of first priority in, and hereby delivers unto the Collateral Agent (in each case for the benefit of the Secured Parties) the following (collectively, the "Pledged Collateral"):

                (i) the Pledged Shares and any certificates or instruments representing the Pledged Shares, accompanied by duly executed stock powers in blank, and all cash, securities, dividends and other property at any time in the future and from time to time received, receivable or otherwise distributed, in respect of or in exchange for any or all of the Pledged Shares;

                (ii) all securities hereafter delivered to the Collateral Agent in substitution for or in addition to any of the foregoing, any certificates representing or evidencing such securities, and all cash, securities, dividends and other property, at any, time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

                (iii) all other claims of any kind or nature, and any instruments, certificates, chattel paper or other writings evidencing such claims, including the limited liability company agreement relating to Holdco (the "Operating Agreement"), whether in contract or tort, and whether arising by operation of law, consensual agreement or otherwise, at any time acquired by Pledgor in respect of any or all of the foregoing collateral against Holdco, including, without limitation, (A) all claims of Pledgor for damages arising out of or for breach of or default under the Operating Agreement, (B) the right of Pledgor to terminate the Operating Agreement, to perform and exercise consensual or voting rights thereunder and to compel performance and otherwise exercise all remedies thereunder, (C) all rights of Pledgor as a member of Holdco, to any property and assets of Holdco (whether real property, inventory, equipment, contract rights, accounts, receivables, general intangibles, securities, instruments, chattel paper, documents, chooses in action or otherwise) ; and

                (iv) all proceeds of any of the foregoing including (A) all rights of Pledgor to receive monies, distributions, cash, instruments and other property due and to become due under or pursuant to the foregoing collateral and the Holdco Deposit Account Agreement, (B) all rights of Pledgor to receive a return of any insurance premiums or Insurance Proceeds or other proceeds of any indemnity, warranty or guarantee with respect to the foregoing collateral, (C) to the extent not included in the foregoing, all additions to and replacements of the foregoing collateral and all proceeds receivable or received when any and all of the foregoing collateral is sold, collected, exchanged or otherwise disposed whether voluntarily or involuntarily.

           3.2. Uncertificated Stock. Notwithstanding anything to the contrary contained in Section 3.1, if any Pledged Share (whether now owned or hereafter acquired) is evidenced by an uncertificated security, the Pledgor shall promptly notify the Collateral Agent thereof and shall promptly take all actions required to perfect the security interest of the Collateral Agent under applicable law (including under the Uniform Commercial Code as adopted in any appropriate jurisdiction). The Pledgor further agrees to take such actions as the Collateral Agent deems necessary or desirable to effect the foregoing and to permit the Collateral Agent to exercise any of its rights and remedies hereunder, and agrees to provide an opinion of counsel reasonably satisfactory to the Collateral Agent with respect to any such pledge of uncertificated Pledged Shares promptly upon written request of the Collateral Agent.

           4. Pledgor Remains Liable. Anything herein to the contrary notwithstanding, (a) Pledgor shall remain liable under the Operating Agreement and the other contracts and agreements included in the Pledged Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by any Secured Party of any of the rights hereunder shall not release Pledgor from any of its duties or obligations under the contracts and agreements included in the Pledged Collateral and (c) neither the Collateral Agent nor any Secured Party shall have any obligation or liability under the contracts and agreements included in the Pledged Collateral or otherwise by reason of this Agreement, nor shall the Collateral Agent or any Secured Party be obligated to perform any of the obligations or duties of Pledgor thereunder or to take any action to collect or enforce any claim assigned hereunder.

           5. Delivery of Pledged Collateral. All certificates or instruments representing or evidencing the Pledged Collateral at any time shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, upon the occurrence and continuance of an Event of Default, in its discretion and without notice to Pledgor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Collateral, subject only to compliance with Requirements of Law, the terms and conditions of the Credit Agreements and the Intercreditor Agreement and the revocable rights specified in Section 8. In addition, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

           6. Appointment of Agents; Endorsements, etc. The Collateral Agent shall have the right to appoint one or more agents for the purpose of retaining physical possession of the Pledged Shares and other Pledged Collateral, which may be held (in the discretion of the Collateral Agent) in the name of Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or any nominee or nominees of the Collateral Agent or an agent appointed by the Collateral Agent.

           7. Representations, Warranties and Covenants. In order to induce each of the Secured Parties to enter into the Financing Documents, Pledgor makes the following representations, warranties and covenants, which representations, warranties and covenants shall survive the execution and delivery of this
Agreement:

           7.1. Company Status. Pledgor (i) is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware,
(ii) has all requisite power and authority to own its property and assets, and to transact the business in which it is presently engaged and in which it proposes to be engaged, (iii) has duly qualified and is authorized to do business and is in good standing in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset and (iv) is in full compliance with its Governing Documents, all material Contractual Obligations, all applicable Requirements of Law and all Governmental Approvals, except in each case of this clause (iv), to the extent that the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect. Pledgor is the sole owner of all of the issued and outstanding shares of the Capital Stock of Holdco.

           7.2. Authorization; Execution and Delivery; Enforceability. (a) The execution, delivery and performance by Pledgor of this Agreement and the consummation of the transactions contemplated hereby (i) are within its powers,
(ii) have been duly authorized by all necessary corporate action, (iii) do not and will not contravene (A) its Governing Documents or (B) any material Requirement of Law, any material Contractual Obligation or any material Governmental Approval binding on or affecting it and (iv) do not and will not conflict with or be inconsistent with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its properties or assets pursuant to, the terms of any material Contractual Obligation binding on or affecting it.

           (b) Pledgor has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

           7.3. Consents and Approvals. No consent of any Person other than any Governmental Authority (except as such as have been duly obtained, made or given, and are in full force and effect) is required to authorize, or is required in connection with (i) the execution, delivery or performance by Pledgor of this Agreement, (ii) the legality, validity, binding effect or enforceability hereof or thereof or the consummation of any of the transactions contemplated hereby or (iii) subject to the terms of the Intercreditor Agreement, the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement, except for any approval of any such Person the absence of which could not reasonably be expected to have a material adverse effect on the ability of the Collateral Agent to exercise voting rights or remedies in respect of the Pledged Collateral).

           7.4. Operating Agreement. (a) The Operating Agreement, a true and complete copy of which has been furnished to the Collateral Agent, has been duly authorized, executed and delivered by Pledgor and is in full force and effect and is binding upon and enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity. There exists no default under the Operating Agreement.

           (b) Pledgor shall at its expense perform and observe all the terms and provisions to be performed or observed by it under the Operating Agreement, maintain the Operating Agreement in full force and effect, enforce the Operating Agreement in accordance with its terms, and take all such action to such end as may be from time to time reasonably requested by the Collateral Agent.

           (c) Pledgor shall not:

               (i) cancel or terminate the Operating Agreement or consent to or accept any cancellation or termination thereof;

               (ii) amend or otherwise modify in a material respect the Operating Agreement; or

               (iii) waive any material default under or material breach of the Operating Agreement.

           7.5. Litigation. Except as set forth on Schedule 4.05 of the Credit Agreement, there is no (i) injunction, writ, preliminary restraining order or order of any nature issued by an arbitrator, court or other Governmental Authority against Pledgor in connection with the transactions provided for herein or in the other OPNY Financing Documents, the OPMW Financing Documents or the Operational Plans, or (b) action, suit, arbitration, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending against Pledgor or, to Pledgor's knowledge, threatened against Pledgor, in each case, which would reasonably be expected to materially adversely affect the Pledged Collateral or the right or ability of Pledgor to fulfill its obligations hereunder.

           7.6. No Defenses. Pledgor's obligations under this Agreement are not subject to any offsets or defenses against the Borrowers, the other Transaction Parties, the Collateral Agent or the Secured Parties of any kind.

           7.7. [Intentionally omitted.]

           7.8. Regulation. Pledgor is not (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the United States of America Investment Company Act of 1940, as amended, or an "investment advisor" within the meaning of the United States of America Investment Advisors Act of 1940, as amended or (ii) subject to regulation by the Securities and Exchange Commission under PUHCA as a "public-utility company," an "electric utility company," a "holding company," or a "subsidiary" or "affiliate" of any of the foregoing. No certification of a state public utility commission pursuant to Section 33(a)(2) of PUHCA is required as a result of the investment of Pledgor in the Companies.

           7.9. Existence. Pledgor shall preserve and maintain its existence as a Person as specified in Section 7. 1.

           7.10. Maintenance of Register. Pledgor shall cause Holdco to maintain at all times a register at its chief place of business and chief executive office in which the security interest in the Pledged Collateral granted hereby to the Collateral Agent, to the extent that the same constitutes "uncertificated securities" (as defined in the Delaware UCC), shall be evidenced.

           7.11. Jurisdiction of Organization. Except in accordance with the conversion of the OPNY LP Company and the OPMW LP Company to limited liability companies in accordance with Section 7 of the LP Guarantee (as defined in the OPNY Credit Agreement) and Section 7 of the LP Guarantee (as defined in the OPMW Credit Agreement), as the case may be, Pledgor shall cause (a) each Transaction Party which at the time of the Restructuring Effective Date is a limited liability company at all times to be a limited liability company organized under the laws of the State of Delaware, (b) the Companies at all times to be corporations organized under the laws of the State of Delaware, and (c) each Transaction Party which at the time of the Restructuring Effective Date is a limited partnership at all times to be a limited partnership organized under the laws of the State of Delaware.

           7.12. Rights and Franchises. Pledgor shall preserve and maintain all of its rights, privileges and franchises necessary in the normal conduct of its business, except where the failure to maintain any such right, privilege or franchise could not reasonably be expected to have a Material Adverse Effect.

           7.13. Compliance with Requirements of Law. Pledgor shall comply with all Requirements of Law and Governmental Approvals applicable to it, including all material Environmental Laws, except when any such Requirement of Law or Governmental Approval is being contested in good faith and by appropriate proceedings and for which Acceptable Reserves have been established, or except in each case where the failure to so comply could not reasonably be expected to have a material adverse effect on any Portfolio Asset.

           7.14. Share Transfer Restrictions. Pledgor shall not sell, assign, transfer or permit to be sold, assigned or transferred any of its interests in Holdco, whether directly or indirectly (but excluding transfers of Capital Stock of Reliant), except pursuant to the terms of this Agreement, the Credit Agreements and the Intercreditor Agreement. Except as set forth in Section 7.09 of the Credit Agreement, nothing in this Agreement or the other Financing Documents is intended to impose a restriction on the ability of the holders of the Capital Stock of Pledgor to sell, assign or transfer such Capital Stock of Pledgor.


           7.15. Place of Incorporation; Chief Executive Office. Pledgor is incorporated in the State of Delaware and Pledgor's exact legal name is Orion Power Holdings, Inc. Pledgor has no trade name. The chief executive office of Pledgor and the office where Pledgor keeps it records concerning the Pledged Collateral is located at the address set forth in Section 9.01 of the Credit Agreement. Pledgor shall keep its place of business and chief executive office and the office where it keeps its records concerning the Pledged Collateral, and original copies of the Operating Agreement and of all other chattel paper which evidence the Pledged Collateral, at its address specified in Section 19 hereto. Pledgor will hold and preserve such records and will permit representatives of the Collateral Agent at any time, upon reasonable prior notice, during normal business hours to inspect and make abstracts from such records. Pledgor shall not change its jurisdiction of incorporation or its name or establish a new location for its chief executive office until (i) it shall have given to the Collateral Agent not less than thirty (30) days prior written notice of its intention so to do, clearly describing such new jurisdiction, name or location and providing such other information in connection therewith as the Collateral Agent may reasonably, request and (ii) with respect to such new jurisdiction, name or location, it shall have taken all action, if any, reasonably satisfactory to the Collateral Agent, to maintain the security interest of the Collateral Agent in the Pledged Collateral intended to be granted hereby at all times fully perfected, of first priority and in full force and effect.

           7.16. Payment of Taxes. Pledgor will, or will cause the Transaction Parties to, timely pay and discharge or cause to be paid or discharged all taxes, assessments and governmental charges or levies lawfully imposed upon it, any of the Transaction Parties or upon any of their respective income or profits or upon any of the Portfolio Assets or the Collateral and all such lawful claims or obligations that, if unpaid, would become a Lien upon any Collateral whether real or personal, the Pledged Collateral or upon any part thereof; provided, that Pledgor or the applicable Transaction Party shall have the right to contest in good faith the validity or amount of any such tax, assessment, charge, levy, claim or obligation by proper proceedings, and may permit the taxes, assessments, charges, levies, claims or obligations so contested to remain unpaid during the period of such contest if: (a) the Pledgor or such Transaction Party diligently prosecutes such contest in good faith and by appropriate proceedings and for which Acceptable Reserves have been established; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; (c) no Lien has been imposed on any of the Pledged Collateral consisting of certificate securities, and (d) the failure to pay or comply with the contested item could not reasonably be expected to result in a material adverse effect on the Collateral.

           7.17. [Intentionally omitted.]

           7.18. Pledged Shares.

           (a) The Pledged Shares consist of the number and type of shares of the Capital Stock of Holdco, as described in Annex A. All of the Pledged Shares are certificated securities.

           (b) The Pledged Shares are, and along with any securities pledged in substitution therefor or in addition thereto will be, duly and validly issued, fully paid and nonassessable and duly and validly pledged hereunder in accordance with all applicable Requirements of Law, and Pledgor warrants, covenants and agrees to defend the Collateral Agent's right, title and interest in and to the Pledged Shares and all other Pledged Collateral against the claims and demands of all Persons whomsoever.

           (c) Pledgor is the record, legal and beneficial owner of, and has good title to all of the Pledged Shares and all other Pledged Collateral purported to be pledged and assigned by it hereunder, free and clear of all Liens and other claims, security interests, mortgages, pledges and other encumbrances of every nature whatsoever other than Liens created under this

Agreement, and it has the right to pledge the Pledged Shares and all other Pledged Collateral as herein provided.

           (d) The Pledged Shares constitute, and any securities pledged in substitution therefor, or in addition thereto shall as of the date hereof constitute, and shall, except as otherwise permitted hereby or by the Credit Agreements, at all times constitute, one hundred percent (100%) of all the issued and outstanding Capital Stock of Holdco. Holdco does not have outstanding
(i) any securities convertible into or exchangeable for their Capital Stock or
(ii) any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement, or any options for the purchase of, or any agreement, arrangements or understandings providing for the issuance of its Capital Stock.

           (e) Pledgor will not authorize the issuance by Holdco of any additional membership or other ownership interests, certificates or stock of Holdco, unless concurrently with such issuance all such membership or other ownership interests, certificates or stock is owned by Pledgor and made subject to the pledge of its interests hereunder. If Pledgor shall acquire (by purchase, stock dividend or otherwise) any additional shares in Holdco at any time or from time to time after the date hereof, Pledgor will forthwith pledge and deposit or cause to be deposited such shares with the Collateral Agent and deliver or cause to be delivered to the Collateral Agent certificates therefor, accompanied by stock powers duly executed in blank by Pledgor, and will promptly thereafter deliver to the Collateral Agent a certificate executed by any Responsible Officer of Pledgor describing such shares and certifying that the same have been duly pledged with the Collateral Agent hereunder.

           (f) Each certificate evidencing the Pledged Shares is, and any security pledged in substitution therefor or in addition thereto will be, issued in the name of Pledgor and each such certificate has been, or when issued will then have been duly executed in blank or has, or when issued will then have, attached thereto a stock power substantially in the form of Annex C duly signed in blank by the appropriate officer of Pledgor. Each such stock power will give the Collateral Agent the rights and authority it purports to give.

           (g) Upon receipt by the Collateral Agent of the stock certificates representing the Pledged Shares (which either have been duly executed in blank or have attached thereto stock powers substantially in the form of Annex C duly signed in blank by the appropriate officer of Pledgor), the security interest described in this Agreement will represent a valid and perfected first priority lien on, and security interest in, the Pledged Collateral, in favor of the Collateral Agent for the benefit of the Secured Parties.

           (h) Pledgor has not executed or authorized, and there does not currently exist, any effective financing statement or other instrument similar in effect that has been executed or authorized by Pledgor or, is on file in any recording office, covering all or any part of Pledgor's interest in the Pledged Collateral, except such as may have been filed pursuant to this Agreement or the other Financing Documents, and, so long as any of the Secured Obligations remain unpaid or any Commitments remain outstanding, Pledgor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Pledged Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by Pledgor. Upon the completion of all filings and recordings described in Exhibit B, no filings or recordings (including under the Uniform Commercial Code as adopted in the State of New York) will be necessary to be made in order to perfect, protect and preserve the lien on and first priority security interest in the Pledged Collateral created by this Agreement.

           (i) Pledgor will not hereafter sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Pledged Collateral, or create or permit to exist any Lien, security interest or other charge, encumbrance or other security arrangement upon or with respect to, any of the Pledged Collateral (other than Liens created under this Agreement), until the Secured Obligations are indefeasibly paid or otherwise discharged in full.

           (j) None of the Pledged Shares constitutes margin stock, as defined in Regulation U of the Board of Governors of the Federal Reserve System.

           (k) This Agreement creates a valid security interest in the Pledged Collateral purported to be pledged and assigned by Pledgor hereunder securing the payment of the Secured Obligations.

           (l) The security interest created by this Agreement in the Pledged Collateral described in Section 3 hereof has been, and will be, registered in the name of the Collateral Agent in the register maintained for such purpose at the chief executive office and principal place of business of Holdco, as applicable, and, to the extent that such Pledged Collateral is not certified in accordance with Section 7.18(e) or otherwise constitutes "uncertificated securities" (as defined in the Uniform Commercial Code as in effect in the State of Delaware (the "Delaware UCC")), such security interest is perfected under the Delaware UCC and, as so perfected, is a first priority security interest.

           (m) No part of the Pledged Collateral is subject to the terms of any agreement restricting the sale or transfer of such Pledged Collateral, except for the Operating Agreement and the Financing Documents.

           7.19. Bankruptcy. (a) Proceedings. Pledgor will not file a voluntary petition or otherwise initiate proceedings or join any other Person in instituting proceedings to have any of the Transaction Parties adjudicated bankrupt or insolvent, or to seek liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of any of the Transaction Parties or any of their respective debts under any laws relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any of the Transaction Parties or for any substantial part of any of their respective property, or consent to any voluntary commencement by any of the Transaction Parties of any such proceeding, or consent to the institution of bankruptcy or insolvency proceedings against any of the Transaction Parties, or file a petition seeking or consenting to reorganization or relief of any of the Transaction Parties as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to any of the Transaction Parties; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of any of the Transaction Parties or of all or any substantial part of the properties and assets of any of the Transaction Parties, or make any general assignment for the benefit of creditors of any of the Transaction Parties, or admit in writing the inability of any of the Transaction Parties to pay its debts generally as they become due or declare or effect a moratorium on the debt of any of the Transaction Parties or take any action in furtherance of any action.

           (b) Agreement Not to Seek Substantive Consolidation. Pledgor agrees that it will not, in any bankruptcy proceeding where Pledgor is the debtor, or in any other bankruptcy proceeding of any of the Transaction Parties, file any motion, or support any motion filed by any other party in interest, seeking (a) to substantively consolidate any of the Transaction Parties with Pledgor or any other Subsidiary of Pledgor or (b) to take such other actions as would cause any of the Transaction Parties to breach any of the terms or conditions contained in
Section 6.10 of each of the Credit Agreements or Sections 12(f) and 12(h) of the OPNY GP Partnership Interest Pledge Agreement and the OPMW GP Partnership Interest Pledge Agreement, as applicable. Pledgor agrees that the Lenders have relied on this Agreement in order to provide the consent to the issuance of the Notes and that each such Lender would not have provided such consent without Pledgor's agreement to the foregoing.

           7.20. Independent Analysis. Pledgor has, independently and without reliance upon the Collateral Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

           7.21. Reliance by Lenders. Pledgor acknowledges that in providing the Advances to the Borrowers under the Credit Agreements, the Lenders have relied and will rely on Pledgor remaining a separate legal entity and that none of the Transaction Parties would be substantively consolidated with Pledgor in any bankruptcy proceeding of Pledgor. Pledgor acknowledges and agrees that it would be inequitable for the bankruptcy court in any bankruptcy proceeding of Pledgor to substantively consolidate any of the Transaction Parties with Pledgor.

           7.22. Governing Documents. Pledgor will cause each of the Transaction Parties to abide by the terms of their respective Governing Documents and Pledgor shall not take any action inconsistent therewith.

           7.23. Financial Compliance. (a) As soon as available, but in any event, within 60 days after the end of each fiscal quarter of Pledgor, Pledgor shall deliver to the Collateral Agent the unaudited consolidated balance sheet of the Pledgor and its Subsidiaries as at the end of each such quarter and the related unaudited statement of income and cash flows for such quarter and the portion of the fiscal year through the end of each such quarter, prepared in accordance with GAAP, certified by a Responsible Officer of Pledgor as being fairly stated in all material respects;

           (b) As soon as available, but in any event, within 120 days after the end of each fiscal year of Pledgor, Pledgor shall deliver to the Collateral Agent the consolidated balance sheet of Pledgor and its Subsidiaries as at the end of such year and the related statement of income and cash flows and a statement of sources and uses of all funds for such year, prepared in accordance with GAAP and audited by Deloitte & Touche LLP or any other independent certified public accountants of recognized standing in the United States of America reasonably satisfactory to the Collateral Agent and setting forth in each case in comparative form the figures for the previous year, and a certificate as to compliance with the Financing Documents;

           (c) Each time the financial statements of Pledgor are delivered under this Section 7.23, a certificate signed by a Responsible Officer of Pledgor shall be delivered along with such financial statements, certifying that such Responsible Officer has made or caused to be made a review of the transactions and financial condition of Pledgor during the relevant fiscal period and that such review has not, to the best of such Responsible Officer's knowledge, disclosed the existence of any event or condition which constitutes a Default or an Event of Default under any Financing Document to which Pledgor is a party, or if any such event or condition existed or exists, the nature thereof and the corrective actions that the Pledgor has taken or proposes to take with respect thereto, and also certifying that Pledgor is in compliance in all material respects with its obligations under the Financing Documents to which it is a party or, if such is not the case, stating the nature of such non-compliance and the corrective actions which the Pledgor has taken or proposes to take with respect thereto; and

           (d) Pledgor shall deliver, or cause Holdco to deliver on Pledgor's behalf, to the Collateral Agent as and when required by the Holdco Deposit Account Agreement, calculations of, and financial reports supporting calculations of, (i) OPH Net Cash Flows, (ii) Scheduled Indenture Debt Service Deposit Amount, (iii) Scheduled Indenture Debt Service Payment Amount, (iv) the Indenture Payment Offset Amount and (v) any other financial information required to be delivered pursuant to the terms and conditions of the Holdco Deposit Account Agreement.

           7.24. Indenture Payment Reserve Shortfall. In the event of an Indenture Payment Reserve Shortfall in connection with which Holdco certifies that Pledgor will deposit the amount of such shortfall, Pledgor shall cause the Indenture Payment Reserve Shortfall Deposit amount to be deposited into the Holdco Indenture Debt Service Reserve Account in accordance with the terms and conditions of the Holdco Deposit Account Agreement.

           7.25. Conditions Precedent. There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

           8. Voting Rights; Distributions, Etc. (a) Pledgor shall not be entitled to receive any payments or other distributions receivable by it under the Operating Agreement except as expressly provided in the Holdco Deposit Account Agreement. Unless and until an Event of Default shall have occurred and be continuing and Pledgor shall have been notified by the Collateral Agent of the Secured Parties' written election to exercise remedies hereunder, but, subject nevertheless, at all times to the restrictions imposed by the terms and conditions of the Credit Agreement, Pledgor shall be entitled to exercise any and all management, voting and other membership rights with respect to any Pledged Collateral, including any securities pledged in substitution therefor or in addition thereto for any purpose, and in any manner, not inconsistent with the terms of this Agreement or any other Financing Document; provided, however, no vote shall be cast or any consent, waiver or ratification given or any action taken which would violate or be inconsistent with any of the terms of this Agreement, the Credit Agreements or another Financing Document, and provided, further, that, that Pledgor shall not exercise, or refrain from exercising, any such voting and other rights if it could reasonably be anticipated that such action or inaction would have an adverse effect on the creation, attachment, perfection, or priority of the security interests herein granted in the Pledged Collateral to the Collateral Agent (or any part thereof). Upon Pledgor's receipt of a notice in accordance with the first sentence of this
Section 8, and during the continuance of an Event of Default, all such rights of Pledgor to vote and to give consents, waivers and ratifications shall be exercisable solely by the Collateral Agent in accordance with Section 9.

           (b) Pledgor shall not be entitled to receive any cash or non-cash dividends or distributions otherwise payable in respect of the Pledged Shares, except cash distributions expressly permitted pursuant to the terms and conditions of the Holdco Deposit Account Agreement. Non-cash dividends or distributions, and dividends and distributions paid or payable in cash in respect of any such Pledged Collateral, in connection with a partial or total liquidation or dissolution of Holdco, shall be, and shall be promptly delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of Pledgor and be forthwith delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement or assignment). The Collateral Agent shall also be entitled at all times to receive directly, and to retain as part of the Pledged Collateral all other or additional stock or other securities or property (including cash) issued paid or distributed for any reason in respect of the Pledged Shares or other Pledged Collateral.

           (c) Subject to the terms and conditions of the Holdco Deposit Account Agreement, upon the occurrence and during the continuance of an Event of Default and immediately upon Pledgor's receipt of written notice from the Collateral Agent that the Collateral Agent intends to act pursuant to this clause (c), all rights of Pledgor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise shall thereupon become exercisable by the Collateral Agent, acting in good faith, who shall have the sole right to exercise or refrain from exercising such voting and other consensual rights unless and until such Event of Default ceases to exist.

           9. Remedies Upon Default. If an Event of Default shall have occurred and be continuing, the Collateral Agent, acting pursuant to and in accordance with the terms and conditions of the Intercreditor Agreement and the direction of the Required Lenders, shall be entitled to exercise any and all rights, powers and remedies vested in the Collateral Agent (whether vested in it by this Agreement, the Credit Agreements or any other Financing Document or by law) for the protection and enforcement of its rights in respect of the Pledged Collateral and, without limitation of the foregoing, may cause all or any of the Pledged Shares or other Pledged Collateral to be transferred into its name or that of a nominee or nominees, and Pledgor shall, upon the request of the Collateral Agent, execute such additional instruments and documents as are necessary to effect such transfer.

           (a) In addition, if an Event of Default shall have occurred and be continuing, the Collateral Agent, acting pursuant to and in accordance with the terms and conditions of the Intercreditor Agreement and the direction of the Required Lenders without being required to give any notice to Pledgor or Holdco (except in respect of actions taken pursuant to Section 9(a)(i) or Section 9(a)(ii), shall be entitled to exercise the following rights, which, Pledgor agrees, are commercially reasonable:

               (i) to exercise any and all voting rights with respect to the Pledged Shares and other Pledged Collateral, including the appointment and removal of any proxy or proxies or substitute or substitutes;

               (ii) to receive and retain, as collateral security for the Secured Obligations, any and all dividends at any time and from time to time declared or paid upon any of the Pledged Shares and other Pledged Collateral otherwise payable to Pledgor;

               (iii) to accept rights issues;

               (iv) to prove in any liquidation or scheme of arrangement or any other composition or arrangement with or for creditors whether secured or unsecured and whether formed pursuant to the order of any court or otherwise, and to give any consent on behalf of Pledgor in relation thereto;

               (v) to attend meetings of creditors and vote;

               (vi) to compromise claims in relation to or arising out of the Pledged Collateral;

               (vii) to give sufficient receipts and discharges for all monies to which Pledgor is or may become entitled in respect of the Pledged Collateral or any part thereof or which shall come into the hands of the Collateral Agent, which receipts and discharges shall, to the maximum extent permitted by Requirements of Law, exonerate the Collateral Agent from all liability to see to the application thereof or from being answerable for the loss or misapplication thereof;

               (viii) to execute any documents which it may consider expedient, in good faith, in relation to the foregoing as it shall in its absolute discretion determine (but without any obligation to consult with Pledgor) in relation to any exercise of any such right, power or privilege; and

               (ix) to institute, prosecute and defend any proceedings in any court or tribunal in respect of any act or transaction referred to in this Section 9(a).

           (b) Without obligation to resort to other security or marshal assets for disposition in any particular order or priority whatsoever, the Collateral Agent shall have the right at any time and from time to time upon the occurrence and during the continuance of an Event of Default to sell, resell, assign and deliver, all or any of the Pledged Shares or other

Pledged Collateral, in one or more parcels at the same or different times, and all rights, titles and interests, claims and demands therein and right of redemption thereof, on any securities exchange on which the Pledged Shares, any security pledged in substitution therefor or in addition thereto or any of them may then be listed, or at public or private sale, for cash, upon credit or for future delivery, and at such price or prices, on such terms as the Secured Parties (acting pursuant to the Credit Agreements) may determine and in compliance with such conditions as the Secured Parties (acting pursuant to the Credit Agreements) may in their absolute discretion deem advisable, provided such sale is conducted in a commercially reasonable manner in accordance with applicable law. Pledgor hereby agrees that upon such sale, any and all equity or right of redemption, stay or approval of Pledgor shall be automatically waived and released without any further action on the part of Pledgor, all without either demand, advertisement or notice (except as required by Requirements of Law), all of which (to the extent permitted by Requirements of Law) are hereby expressly waived by Pledgor.

           (ii) In the event of any such sale, the Collateral Agent shall, at least ten (10) Business Days before the sale, give Pledgor notice of its intention to sell except that, if any Secured Party shall determine, in its sole discretion, that any of the Pledged Shares or other Pledged Collateral threatens to decline quickly in value or to become worthless, any such sale may be made upon three days' notice to Pledgor.

           (iii) The Collateral Agent agrees that upon the indefeasible payment and performance in full of the Secured Obligations and the termination of all Commitments, prior to any such sale, such sale shall be cancelled.

           (iv) Upon each such sale, the Collateral Agent or any other Secured Party may purchase all or any of the Pledged Shares or other Pledged Collateral being sold, free from any equity or right of redemption, which upon each such sale shall, to the extent permitted by Requirements of Law, be waived and released.

           (v) The proceeds of each such sale shall be applied by the Collateral Agent as provided in Section 12.

           (vi) For the purposes of this Section 9(b), an agreement to sell any or all of the Pledged Shares or other Pledged Collateral entered into during the continuation of any Event of Default shall, to the extent permitted by Requirements of Law, be treated as a sale thereof, and the Collateral Agent shall be free to carry out such sale pursuant to such agreement and Pledgor shall not be entitled to the return of any of the Pledged Shares or other Pledged Collateral subject thereto notwithstanding the fact that, after the Collateral Agent shall have entered into any such agreement, the Secured Obligations shall have been paid in full.

           (vii) The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale of the Pledged Collateral may have been given.

           (viii) The Collateral Agent, may without notice, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

           (ix) In case sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Pledged Collateral so sold may be retained until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Collateral so sold and, in case of any such failure, such Pledged Collateral may be sold again upon like notice.

           (x) Neither the Collateral Agent nor any other Secured Party shall be liable for failure to collect or realize upon any or all of the Pledged Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto.

           (xi) Upon any sale of the Pledged Collateral by the Collateral Agent hereunder (whether by virtue of the power of sale herein, granted, pursuant to judicial process or otherwise), the receipt of the Collateral Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Pledged Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

           (xii) As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Pledged Collateral, or any portion thereof, pursuant to a judgment or decree of a court or courts of competent jurisdiction.

           (c) The Collateral Agent shall have the right, for and in the name, place and stead of Pledgor, to execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Pledged Shares and other Pledged Collateral in connection with any sale thereof in accordance with Section 9(a) or (b).

           10. Remedies Cumulative: Indemnification of the Collateral Agent and the Other Secured Parties. (a) No failure or delay on the part of the Collateral Agent or any Secured Party in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between Pledgor and the Collateral Agent or any Secured Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Collateral Agent or any Secured Party would otherwise have. No notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Collateral Agent or any Secured Party to any other or further action in any circumstances without notice or demand.

           (b) Pledgor hereby agrees to indemnify and hold harmless the Collateral Agent and each other Secured Party from and against any loss, liability or expense (including reasonable fees and disbursements of counsel for the Collateral Agent and each other Secured Party) which may be incurred by the Collateral Agent or any other Secured Party (except as a result of the gross negligence or willful misconduct of any Secured Party) as a result of or in connection with:

               (i) any failure of Pledgor to fulfill its obligations under this Agreement, upon demand by the Collateral Agent, including costs and expenses of enforcement of any obligation of Pledgor to make any such payment hereunder and any other obligation, covenant or agreement of Pledgor hereunder,

               (ii) the enforcement, discharge, improvement and protection of the interest of the Collateral Agent hereby created;

               (iii) the exercise or attempted exercise of any right, authority, power or remedy conferred on the Collateral Agent under or by virtue of this Agreement, or by statute, and

               (iv) the assisting or defending of any right, title or interest of Pledgor or the Collateral Agent or any other Secured Party in connection with the Pledged Collateral.

           11. Obligations Absolute. (a) The obligations of Pledgor hereunder shall not be altered or affected by the validity, regularity or enforceability of any provision of the Credit Agreements or any other Transaction Document, any compromise, alteration, amendment, modification, extension, renewal, release or other chance of, or any waiver, consent or other action in respect of, any of the terms, covenants or conditions of any of such agreements, the recovery of any judgment against any Person or any action to enforce the same, any failure or delay in the enforcement of the obligations of the Borrowers under any of the Financing Documents or any other circumstances. Pledgor hereby expressly and irrevocably, waives all defenses, setoffs, counterclaims, recoupments, terminations or impairments whether arising hereunder or otherwise. Pledgor hereby covenants that this Agreement shall not be discharged except by payment and performance in full of the Secured Obligations.

           (b) Without limiting the generality of the foregoing, the obligations of Pledgor hereunder and the rights of the Collateral Agent to enforce the same by proceedings whether by action at law, suit in equity or otherwise, shall not be in any way affected by (x) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding, involving or affecting the Borrowers, the Companies, Pledgor or any other Person or (y) any change in the ownership of the Borrowers, the Companies, Pledgor or any other Person. To the fullest extent permitted by law, Pledgor releases and waives any legal or equitable defenses to the enforceability of its obligations hereunder, and Pledgor agrees that its obligations shall be absolute and unconditional and shall not be affected or discharged by any circumstance, act or event except the indefeasible payment in full of the Secured Obligations and termination of all Commitments under each of (and as defined in each of) the OPNY Credit Agreement and the OPMW Credit Agreement, including the following:

               (i) the exchange, sale or release of any security for the Secured Obligations;

               (ii) the failure to enforce any guaranty or security given or promised by any other Person or the waiver, compromise or release of such other guaranty or security;

               (iii) the extension of time for the performance of any obligations in respect of the Secured Obligations or Pledgor's obligations hereunder; or

               (iv) the failure to give notice to Pledgor of any nonpayment or other breach in respect of the Secured Obligations.

           (c) Pledgor hereby expressly and irrevocably waives notice of acceptance of this Agreement, notice of any liability to which it may apply, presentment, demand, protest, notice of dishonor, non-payment, or nonperformance, any proceeding to enforce any provision of any Transaction Document and any right to require a proceeding prior to payment hereunder against the Borrowers or any other Person.

           12. Application of Proceeds. Notwithstanding any other provision of this Agreement, all payments made under or in connection with, or proceeds realized from, the Operating Agreement, the Pledged Shares, or otherwise in respect of the Pledged Collateral and received by the Collateral Agent hereunder shall be applied in whole or in part by the Collateral Agent against all or any part of the Secured Obligations in accordance with the terms of the Holdco Deposit Account Agreement and the Intercreditor Agreement.

           13. Purchasers of Pledged Collateral. Upon any sale of the Pledged Collateral by the Collateral Agent hereunder (whether by virtue of the power of sale herein, granted, pursuant to judicial process or otherwise), the receipt of the Collateral Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Pledged Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

           14. Continuing Obligation. This Agreement is a continuing obligation of Pledgor and shall (a) be binding upon Pledgor, and upon the successor and assigns of Pledgor, (b) inure to the benefit of and be enforceable by the Collateral Agent and the other Secured Parties and their respective successors and assigns and (c) remain in full force and effect until no OPNY Lender shall have any OPNY Commitment outstanding and no OPMW Lender shall have any OPMW Commitment outstanding and until the OPNY Notes and the OPMW Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash.

           15. Collateral Agent. (a) Bank of America, N.A. (or any successor) has been appointed by the Secured Parties to act as the Collateral Agent hereunder. The Collateral Agent is hereby appointed, which appointment is irrevocable and coupled with an interest, the attorney-in-fact of Pledgor for the purpose of carrying out the provisions hereof and taking any action and executing any instruments which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof and to do all acts and things which under any of the covenants and agreements herein contained or implied ought to be done by Pledgor or which the Collateral Agent is hereby or by virtue hereof or by statute authorized or empowered to do.

           (b) The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral and no such duties shall be implied as arising hereunder.

           16. Waiver of Subrogation. Without limiting the generality of the foregoing, while this Agreement is in effect, Pledgor hereby irrevocably waives
(a) any rights which it may acquire by way of subrogation under this Agreement, whether such subrogation rights arise by any payment made hereunder or any set-off or application of funds of Pledgor by the Collateral Agent or otherwise, and (b) any right of reimbursement or contribution against any of the Transaction Parties or any other security or guarantee or right of offset held by the Collateral Agent therefor. If, notwithstanding the preceding sentence, any amount shall be paid to Pledgor on account of any subrogation rights in connection with this Agreement at any time when any OPNY Lender shall have any OPNY Commitment outstanding and any OPMW Lender shall have any OPMW Commitment outstanding and the OPNY Notes and the OPMW Notes, together with interest, and all other Secured Obligations shall not have been paid in full, such amount shall be held by Pledgor in trust for the Collateral Agent for the benefit of the Secured Parties, segregated from other funds of Pledgor, and shall, forthwith upon receipt by Pledgor, be turned over to the Collateral Agent in the exact form received by Pledgor (duly endorsed by, Pledgor to the Collateral Agent, if required), to be applied as provided in Section 12.

           17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the Secured Parties and their respective successors and assigns; provided, that, Pledgor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of each of the Lenders. The Collateral Agent may transfer, assign or grant its rights hereunder in connection with an assignment or transfer of all or any part of its interest in and rights under the Credit Agreements.

           18. Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law which renders any term or provision invalid or unenforceable in any respect.

           19. Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the Credit Agreement, and shall be given to such party at its address or telecopy number set forth on the signature page hereof or at any address or telecopy number which such party shall have specified.

           20. Headings Descriptive, Etc.. The section and subsection headings used in this Agreement, and the Table of Contents are for convenience only and shall not affect the construction of this Agreement.

           21. Governing Law; Submission to Jurisdiction.

           (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. UNLESS OTHERWISE DEFINED HEREIN OR IN THE CREDIT AGREEMENTS, TERMS USED IN ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE AS ADOPTED IN THE STATE OF NEW YORK ARE USED HEREIN AS THEREIN DEFINED. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN PLEDGOR AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER OPNY FINANCING DOCUMENTS AND OPMW FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

           (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, PLEDGOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER OPNY FINANCING DOCUMENTS AND OPMW FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT PLEDGOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. PLEDGOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY

OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON
CONVENIENS.

           (c) PLEDGOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST PLEDGOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. PLEDGOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

           (d) PLEDGOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

           (e) PLEDGOR HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF PLEDGOR TO RECEIVE FOR AND ON BEHALF OF PLEDGOR SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO PLEDGOR AT ITS ADDRESS IN ACCORDANCE WITH SECTION 19. PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO PLEDGOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

           (f) NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT (I) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (II) TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE AGAINST ANY PARTY IN ANY OTHER JURISDICTION, IN EITHER CASE SOLELY AS PERMITTED IN SUBSECTION (C) OF THIS
SECTION 21.

           22. Survival of Agreements. All agreements, statements, representations and warranties made by Pledgor herein or in any certificate or other instrument delivered by Pledgor or on its behalf under this Agreement shall be deemed to have been relied upon by the Secured

Parties and shall survive the execution and delivery of this Agreement, the Credit Agreements, the other Transaction Documents regardless of any investigation made by the Secured Parties or on their behalf.

           23. Termination. On the date of the termination of Pledgor's obligations hereunder as contemplated by Section 14(c) hereof, this Agreement shall (except for the provisions of Section 10(b)) terminate, and the Collateral Agent, at the written request and expense of Pledgor, will promptly execute and deliver the proper instruments acknowledging the satisfaction and termination of this Agreement, and will promptly duly assign, transfer and deliver to Pledgor (without recourse and without any representation or warranty) free from any Lien granted hereunder all of the Pledged Shares and other Pledged Collateral which has previously been delivered to the Collateral Agent, in accordance with the Intercreditor Agreement or, if the OPMW Second Lien Documents shall have terminated pursuant to the terms thereof, to the Pledgor, except for any which has been sold or otherwise applied or released pursuant to this Agreement.

           24. Execution of Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which shall together constitute one and the same instrument.

           25. Amendment; Waiver. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be undertaken and accomplished in accordance with the requirements of each Section 9.02 of the Credit Agreements, as applicable. No delay on the part of any Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Secured Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy.

           26. Further Assurances. (a)   Pledgor hereby agrees, at its own
expense, to execute and deliver, from time to time, any and all further or other instruments and to perform such acts as the Collateral Agent or any other Secured Party may reasonably request to effect the purposes of this Agreement and to secure to the Collateral Agent and the other Secured Parties the benefits of all rights, powers and remedies conferred upon the Collateral Agent by the terms of this Agreement. Without limiting the generality of the foregoing, Pledgor (i) will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the assignment, hypothecation and security interest granted or purported to be granted hereby; and (ii) will, and will cause Holdco to mark conspicuously, at the request of the Collateral Agent, each of its records pertaining to the Pledged Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that the Operating Agreement and such chattel paper have been assigned and are subject to the security interest pursuant hereto. If any Pledged Collateral is evidenced by an uncertificated security, Pledgor shall promptly notify the Collateral Agent thereof and shall promptly take all actions required to perfect the security interest in such uncertificated security of the Collateral Agent under applicable law (including under the Uniform Commercial Code as adopted in any appropriate jurisdiction).

           (b) Pledgor hereby further authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Pledged Collateral without the signature of Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Pledged Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

           27. Applicability of the Credit Agreement. Notwithstanding any other provision of this Agreement, in connection with its obligations hereunder the Collateral Agent has all of the rights, powers, privileges, exculpations, protections, and indemnities as are provided for or referred to in the Credit Agreements and the Intercreditor Agreement.

           28. Limitation on Recourse. The obligations of Pledgor hereunder are obligations solely of Pledgor and shall not constitute a debt or obligation of any direct or indirect partner or shareholder of Pledgor or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by Pledgor under this Agreement and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by Pledgor evidenced by this Agreement. No property or assets of any Non-Recourse Party, other than as contemplated in the Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against Pledgor with respect to this Agreement or the other Financing Documents. The foregoing acknowledgements, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section 28 shall limit or affect or be construed to limit or affect the obligations and liabilities of any Transaction Party or any other Non-Recourse Party (a) in accordance with the terms of any Financing Document or other Transaction Document creating such liabilities and obligations to which such Transaction Party or Non-Recourse Party is a party, (b) arising from liability pursuant to any applicable Requirement of Law for such Transaction Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of each
Section 6.10 of the Credit Agreements.

                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, this Membership Interest Pledge Agreement has been executed and delivered as of the date and year first above written.



                           ORION POWER HOLDINGS, INC.,
                           as Pledgor

                           By:
                                    ----------------------------------------
                                    Name:
                                    Title:

                           Address:   1111 Louisiana Street
                                      Houston, TX 77002
                                      Attn:  Senior Vice President - Finance
                           Telephone: (713) 207-3160
                           Telecopy:  (713) 207-0988

                           With a copy to:
                           Address:    1111 Louisiana Street
                                       Houston, TX 77002
                                       Attn:  General Counsel
                           Telephone:  (713) 207-7265
                           Telecopy:   (713) 393-0140


                           BANK OF AMERICA, N.A., as
                           Collateral Agent


                           By:
                                    ----------------------------------------
                                    Name:
                                    Title:

                           Address:     101 North Tryon Street
                                        NC1-001-08-19
                                        Attn:  Laura S. Ryan
                           Telecopy:         (704) 386-3324

                                                                  EXHIBIT I-2 TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT

================================================================================

                                    [FORM OF]

                             STOCK PLEDGE AGREEMENT

                                     made by

                            ORION POWER CAPITAL, LLC

                                       to

                             BANK OF AMERICA, N.A.,
                             as Administrative Agent



                         Dated as of : October 28, 2002

================================================================================

                                TABLE OF CONTENTS




SECTION 1.  DEFINITIONS:  CONSTRUCTION.........................................2

SECTION 2.  PLEDGE; ASSIGNMENT; GRANT OF SECURITY INTEREST.....................4

SECTION 3.  SECURITY FOR SECURED OBLIGATIONS...................................5

SECTION 4.  NO SUBROGATION.....................................................5

SECTION 5.  DELIVERY OF COLLATERAL.............................................5

SECTION 6.  REINSTATEMENT......................................................6

SECTION 7.  REPRESENTATIONS AND WARRANTIES.....................................6

SECTION 8.  FURTHER ASSURANCES................................................10

SECTION 9.  VOTING RIGHTS; DISTRIBUTIONS, ETC.................................10

SECTION 10. PLACE OF ORGANIZATION; PLACE OF PERFECTION; RECORDS...............11

SECTION 11. COVENANTS.........................................................11

SECTION 12. ADMINISTRATIVE AGENT..............................................16

SECTION 13. ADMINISTRATIVE AGENT MAY PERFORM..................................16

SECTION 14. DUTIES OF THE ADMINISTRATIVE AGENT, PLEDGOR, THE COMPANIES
            AND THE BORROWER ENTITIES.........................................16

SECTION 15. REMEDIES..........................................................17

SECTION 16. APPLICATION OF PROCEEDS...........................................20

SECTION 17. REMEDIES CUMULATIVE...............................................20

SECTION 18. DISCONTINUANCE OF PROCEEDINGS.....................................21

SECTION 19. INDEMNITY AND EXPENSES............................................21

SECTION 20. WAIVER, AMENDMENT; SEVERABILITY...................................21

SECTION 21. SECURITY INTEREST ABSOLUTE........................................22

SECTION 22. ADDRESSES FOR NOTICES.............................................23

SECTION 23. SUCCESSORS AND ASSIGNS............................................23

SECTION 24. TERMINATION; RELEASE..............................................23

SECTION 25. HEADINGS DESCRIPTIVE, ETC.........................................23

SECTION 26. GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE...............23

SECTION 27. EXECUTION IN COUNTERPARTS.........................................25

SECTION 28. LIMITATION OF RECOURSE............................................25


Annexes

Annex A - Pledged Stock
Annex B - Form of Power
Annex C - Filings and Recordings

                             STOCK PLEDGE AGREEMENT


           STOCK PLEDGE AGREEMENT, dated as of October 28, 2002 (this "Agreement"), made by ORION POWER CAPITAL, LLC, a Delaware limited liability company ("Pledgor"), as the obligor hereunder, to BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successors and assigns, the "Administrative Agent") for the benefit of the Secured Parties (as defined in the Credit Agreement defined below).

                              W I T N E S S E T H:

           WHEREAS, Pledgor is the owner of (a) all the issued and outstanding shares of the Capital Stock of Orion Power New York GP, Inc., a corporation organized and existing under the laws of the State of Delaware (the "GP Company"); such shares consisting of 100 shares of common stock more fully described on Annex A hereto (the "GP Pledged Shares") and (b) all the issued and outstanding shares of the Capital Stock of Orion Power New York LP, Inc., a corporation organized and existing under the laws of the State of Delaware (together with any successor limited liability company, the "LP Company", and together with the GP Company, the "Companies"); such shares consisting of 100 shares of Capital Stock more fully described on Annex A hereto (including any membership interests of a limited liability company successor to Orion Power New York L.P., Inc., the "LP Pledged Shares", and, together with the GP Pledged Shares, the "Pledged Shares");

           WHEREAS, the GP Company is the sole general partner of (a) Orion Power New York, L.P., a Delaware limited partnership (the "Borrower") and (b) Astoria Generating Company, L.P., a Delaware limited partnership, Carr Street Generating Station, L.P., a Delaware limited partnership, and Erie Boulevard Hydropower, L.P., a Delaware limited partnership (each an "Operating Subsidiary" and together with the Borrower, the "Borrower Entities"), and the LP Company is the sole limited partner of the Borrower;

           WHEREAS, the Borrower is the sole limited partner of the Operating Subsidiaries;

           WHEREAS, the Borrower has entered into an Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), with the Administrative Agent, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, and the lenders named on the signature pages thereto and from time to time parties thereto (the "Lenders"), pursuant to which the Lenders have agreed, inter alia, to renew, modify and extend credit facilities previously made available to the Borrower to finance a portion of the purchase price of the Portfolio Assets and to provide working capital availability to the Borrower;

           WHEREAS, Pledgor and the Collateral Agent have entered into that certain Deposit Account Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Holdco Deposit Account Agreement");

           WHEREAS, the Administrative Agent, the OPMW Administrative Agent, the Lenders, the OPMW Lenders and the Collateral Agent have entered into that certain Collateral Agency and Intercreditor Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Intercreditor Agreement"); and

           WHEREAS, it is a condition precedent to the obligations of the Lenders under the Credit Agreement that this Agreement shall have been entered into by the parties hereto and shall be in full force and effect;

           NOW, THEREFORE, in consideration of the foregoing and in order to induce the Lenders to enter into the Credit Agreement, to continue to make available to the Borrower the credit facilities evidenced by the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       SECTION 1. Definitions: Construction.

       (a) For the purposes of this Agreement, the following terms shall have the meaning assigned to them in Article I of the Credit Agreement: Acceptable Reserves; Affiliate; Capital Stock; Collateral Agent; Commitments; Contractual Obligations; Credit Party; Events of Default; Financing Documents; Governing Documents; Governmental Approval; Holdco Guarantee; Holdco MidWest Second Lien Stock Pledge Agreement; Insurance Proceeds; Lead Arrangers; Lien; Notes; Obligations; Person; Portfolio Assets; Operational Plans; OPMW Administrative Agent; OPMW Guarantee; OPMW Lenders; OPMW Obligations; OPMW Restated Credit Agreement; Requirement of Law; Restructuring Effective Date; Secured Parties; Sponsor; and Transaction Documents.

       (b) When used in this Agreement: (i) "or" is not exclusive; (ii) a reference to a Requirement of Law includes any amendment or modification to such Requirement of Law; (iii) a reference to a Person includes its permitted successors and permitted assigns; (iv) a reference to an agreement, instrument or document shall include such agreement, instrument or document and all exhibits and schedules thereto as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Financing Documents; and (v) the words "include," "includes," and "including" mean "including without limitation".

       (c) In addition, wherever used in this Agreement and unless the context otherwise requires, the following terms shall have the following meanings:

           "ADMINISTRATIVE AGENT" shall have the meaning provided in the first paragraph of this Agreement.

           "AGREEMENT" shall mean this Stock Pledge Agreement.

           "BORROWER" shall have the meaning provided in the Recitals to this Agreement.

           "BORROWER ENTITIES" shall have the meaning provided in the Recitals to this Agreement.

           "COLLATERAL" shall have the meaning specified in Section 2.

           "COMPANIES" shall have the meaning provided in the Recitals to this Agreement.

           "CREDIT AGREEMENT" shall have the meaning provided in the Recitals to this Agreement.

           "GP COMPANY" shall have the meaning provided in the Recitals to this Agreement.

           "GP PLEDGED SHARES" shall have the meaning provided in the Recitals to this Agreement.

           "HOLDCO ACCOUNTS" shall have the meaning assigned the term "Accounts" in the Holdco Deposit Account Agreement.

           "HOLDCO DEPOSIT ACCOUNT AGREEMENT" shall have the meaning provided in the Recitals to this Agreement.

           "HOLDCO OPERATING AGREEMENT" shall mean the limited liability company agreement for the Pledgor in effect as of the Restructuring Effective Date.

           "INTERCREDITOR AGREEMENT" shall have the meaning provided in the Recitals to this Agreement.

           "LENDERS" shall have the meaning provided in the Recitals to this Agreement.

           "LP COMPANY" shall have the meaning provided in the Recitals to this Agreement.

           "LP PLEDGED SHARES" shall have the meaning provided in the Recitals to this Agreement.

           "NON-RECOURSE PARTY" shall have the meaning provided in Section 28.

           "OPERATING AGREEMENT" shall have the meaning specified in Section 2(a)(iii).

           "OPERATING SUBSIDIARY" shall have the meaning provided in the Recitals to this Agreement.

           "PLEDGED SHARES" shall have the meaning provided in the Recitals to this Agreement.

           "PLEDGOR" shall have the meaning provided in the first paragraph of this Agreement.

           "SECURED OBLIGATIONS" shall have the meaning provided in Section 3.

       SECTION 2. Pledge; Assignment; Grant of Security Interest(a) . (a) To secure the payment of the Secured Obligations, Pledgor hereby pledges, grants, hypothecates, assigns, transfers and sets over to the Administrative Agent, and hereby grants to the Administrative Agent a security interest of first priority in, and hereby delivers unto, endorses to, and registers a Lien in favor of the Administrative Agent (in each case for the benefit of the Secured Parties) in the following (collectively, the "Collateral"):

           (i) the Pledged Shares and any certificates or instruments representing the Pledged Shares, accompanied by duly executed powers in blank, and all cash, securities, dividends and other property at any time in the future and from time to time received, receivable or otherwise distributed, in respect of or in exchange for any or all of the Pledged Shares;

           (ii) all securities hereafter delivered to the Administrative Agent in substitution for or in addition to any of the foregoing, any certificates representing or evidencing such securities, and all cash, securities, dividends and other property, at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

           (iii) all other claims of any kind or nature, and any instruments, certificates, chattel paper or other writings evidencing such claims, including, upon the conversion of the LP Company to a limited liability company, the limited liability company agreement relating to the LP Company (the "Operating Agreement"), whether in contract or tort, and whether arising by operation of law, consensual agreement or otherwise, at any time acquired by Pledgor in respect of any or all of the foregoing collateral against the LP Company, including (A) all claims of Pledgor for damages arising out of or for breach of or default under the Operating Agreement, (B) the right of Pledgor to terminate the Operating Agreement, to perform and exercise consensual or voting rights thereunder and to compel performance and otherwise exercise all remedies thereunder,
       (C) all rights of Pledgor as a member of the LP Company, to any property and assets of the LP Company (whether real property, inventory, equipment, contract rights, accounts, receivables, general intangibles, securities, instruments, chattel paper, documents, chooses in action or otherwise) ; and

           (iv) all proceeds of any of the foregoing including (A) all rights of Pledgor to receive monies due and to become due under or pursuant to the foregoing collateral, (B) all rights of Pledgor to receive a return of any insurance premiums or Insurance Proceeds or other proceeds of any indemnity, warranty or guarantee with respect to the foregoing collateral, and (C) to the extent not included in the foregoing, all additions to and replacements of the foregoing collateral and all proceeds (including proceeds that constitute property of the types described above) receivable or received when any and all of the foregoing collateral is sold, collected, exchanged or otherwise disposed whether voluntarily or involuntarily.

       (b) Notwithstanding anything to the contrary contained in Section 2(a), if any Pledged Share (whether now owned or hereafter acquired) is evidenced by an uncertificated security, Pledgor shall promptly notify the Administrative Agent thereof and shall promptly take all actions required to perfect the security interest of the Administrative Agent under applicable law (including under the Uniform Commercial Code as adopted in any appropriate jurisdiction). Pledgor further agrees to take such actions as the Administrative Agent deems necessary or desirable to effect the foregoing and to permit the Administrative Agent to exercise any of its rights and remedies hereunder, and agrees to provide an opinion of counsel reasonably satisfactory to the Administrative Agent with respect to any such pledge of uncertificated Pledged Shares promptly upon written request of the Administrative Agent.

       SECTION 3. Security for Secured Obligations. This Agreement is for the benefit of the Administrative Agent and the other Secured Parties to secure (i) the prompt and complete payment and performance when due by the Borrower of all of the Obligations, including all amounts payable or to become payable to the Secured Parties by the Borrower under the Financing Documents when and as the same shall become due and payable (whether by acceleration or otherwise) in accordance with the terms thereof, and (ii) the due performance and compliance by Pledgor with the terms hereof, the Holdco Guarantee and each other Financing Document to which it is a party (collectively, the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by the Companies or the Borrower Entities to the Secured Parties but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.

       SECTION 4. No Subrogation. Pledgor shall not exercise any rights which it may acquire by way of subrogation, reimbursement, contribution, or offset under this Agreement, by any payments made hereunder or otherwise, until all Secured Obligations and all the Notes, together with interest, shall have been indefeasibly paid in full in cash and all Commitments have been terminated. If any amount shall be paid to Pledgor on account of such subrogation rights at any time when all Secured Obligations and the Notes, together with interest shall not have been indefeasibly paid in full in cash (whether pursuant to a claim in any bankruptcy or similar proceeding or otherwise) or when any Commitment shall remain outstanding, such amount shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Secured Obligations, whether matured or unmatured, in accordance with Section 16.

       SECTION 5. Delivery of Collateral. All certificates or instruments representing or evidencing the Collateral at any time shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have the right, upon the occurrence and continuance of an Event of Default, in its discretion and without notice to Pledgor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Collateral, subject only to compliance with Requirements of Law, the terms and conditions of the Credit Agreement and the Intercreditor Agreement and the revocable rights specified in Section 9. In addition, the Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

       SECTION 6. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Pledgor or any other Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

       SECTION 7. Representations and Warranties. Pledgor represents and warrants as follows:

       (a) Pledgor (i) is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets, to borrow money and to transact the business in which it is presently engaged and in which it proposes to be engaged, (iii) has duly qualified and is authorized to do business and is in good standing in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset, and (iv) is in full compliance with its Governing Documents, all Contractual Obligations, all applicable material Requirements of Law and all Governmental Approvals, except in each case of this clause (iv), to the extent that the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, Pledgor is the owner of all the issued and outstanding shares of the Capital Stock of each of the Companies.

       (b) The execution, delivery and performance by Pledgor of this Agreement and the consummation of the transactions contemplated hereby (i) are within its powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not and will not contravene (A) its Governing Documents or (B) any material Requirement of Law, any material Contractual Obligation or any material Governmental Approval binding on or affecting it, and (iv) do not and will not conflict with or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its properties or assets pursuant to the terms of any material Contractual Obligation binding on or affecting it.

       (c) Pledgor has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

       (d) No approval of any Person other than a Governmental Authority (except such as have been duly obtained, made or given, and are in full force and effect) is required to authorize, or is required in connection with (i) the execution, delivery or performance of this Agreement by Pledgor or the consummation of any of the transactions contemplated hereby, (ii) the legality, validity, binding effect or enforceability of this Agreement or the perfection and maintenance of the security interest created hereby (including the first priority nature of such security interest) or (iii) subject to the terms of the Intercreditor Agreement, for the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement except, in each case, for any approval of any such Person the absence of which could not reasonably be expected to have a material adverse effect on the ability of the Administrative Agent to exercise voting rights or remedies in respect of the Collateral.

       (e) This Agreement creates a valid security interest in the Collateral purported to be pledged and assigned by Pledgor hereunder securing the payment of the Secured Obligations.

       (f) The Pledged Shares consist of the number and type of shares of the Capital Stock of the Companies, as described in Annex A. All of the Pledged Shares are certificated securities.

       (g) The Pledged Shares are, and along with any securities pledged in substitution therefor or in addition thereto will be, duly and validly issued, fully paid and nonassessable and duly and validly pledged hereunder in accordance with all applicable Requirements of Law, and Pledgor warrants, covenants and agrees to defend the Collateral Agent's right, title and interest in and to the Pledged Shares and all other Collateral against the claims and demands of all Persons whomsoever.

       (h) Pledgor is the record, legal and beneficial owner of, and has good title to all of the Pledged Shares and all other Collateral purported to be pledged and assigned by it hereunder, free and clear of all Liens and other claims, security interests, mortgages, pledges and other encumbrances of every nature whatsoever, except Liens in favor of the Administrative Agent and the OPMW Administrative Agent, and it has the right to pledge the Pledged Shares and all other Collateral as herein provided.

       (i) The Pledged Shares constitute and any securities pledged in substitution therefor, or in addition thereto shall as of the date thereof constitute one hundred percent (100%) of all the issued and outstanding Capital Stock of the Companies. The Companies do not have outstanding (i) any securities convertible into or exchangeable for their Capital Stock or (ii) any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement, or any options for the purchase of, or any agreement, arrangements or understandings providing for the issuance of its Capital Stock.

       (j) Each certificate evidencing the Pledged Shares is issued in the name of Pledgor and each such certificate has been duly endorsed and executed in blank or has attached thereto a power substantially in the form of Annex B duly signed in blank by the appropriate officer of Pledgor. Each such power will give the Administrative Agent the rights and authority it purports to give.

       (k) Upon receipt by the Administrative Agent of the stock certificates representing the Pledged Shares (which either have been duly executed in blank or have attached thereto powers substantially in the form of Annex B duly signed in blank by the appropriate officer of Pledgor), the security interest described in this Agreement will represent a valid and perfected first priority lien on, and security interest in, the Collateral, in favor of the Administrative Agent for the benefit of the Secured Parties.

       (l) Pledgor has not executed, or authorized and there does not currently exist, any effective financing statement or other instrument similar in effect that is on file in any recording office covering all or any part of Pledgor's interest in the Collateral, except such as may have been filed pursuant to this Agreement or the other Financing Documents. Upon the completion of all filings and recordings described in Annex C, no filings or recordings (including under the Uniform Commercial Code as adopted in the State of New York and in the State of Delaware) will be necessary to be made in order to perfect, protect and preserve the lien on and security interest in the Collateral created by this Agreement.

       (m) None of the Pledged Shares constitutes margin stock, as defined in Regulation U of the Board of Governors of the Federal Reserve System.

       (n) The Holdco Operating Agreement, a true and complete copy of which has been furnished to the Administrative Agent, has been duly authorized, executed and delivered by Pledgor and is in full force and effect and is binding upon and enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally and (ii) general principles of equity. There exists no default under the Holdco Operating Agreement.

       (o) The chief place of business and chief executive office of Pledgor and the office where Pledgor keeps its records concerning the Collateral is set forth under its name on the signature page hereof.

       (p) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

       (q) No part of the Collateral is subject to the terms of any agreement restricting the sale or transfer of such Collateral, except for the Operating Agreement, Holdco Operating Agreement and the Financing Documents.

       (r) Except as set forth on Schedule 4.05 of the Credit Agreement, there is no (i) injunction, writ, preliminary restraining order or order of any nature issued by an arbitrator, court or other Governmental Authority against Pledgor in connection with the transactions provided for herein, the other Transaction Documents or the Operational Plans, or (ii) action, suit, arbitration, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending against Pledgor or, to Pledgor's knowledge, threatened against Pledgor which would reasonably be expected to adversely affect the right or ability of Pledgor to fulfill its obligations under this Agreement.

       (s) Pledgor's obligations under this Agreement are not subject to any offsets or defenses of any kind against the Borrower, the Administrative Agent or the Secured Parties.

       (t) Pledgor has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

       (u) Pledgor is not (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the United States of America Investment Company Act of 1940, as amended, or an "investment advisor" within the meaning of the United States of America Investment Advisors Act of 1940, as amended or (ii) subject to regulation by the Securities and Exchange Commission under PUHCA as a "public-utility company," an "electric utility company," a "holding company," or a subsidiary or affiliate of any of the foregoing. No certification of a state public utility commission pursuant to Section 33(a)(2) of PUHCA is required as a result of the investment of Pledgor in the Companies.

       (v) (i) Upon its execution and delivery, the Operating Agreement, a true and complete copy of which will be furnished to the Administrative Agent, will have been duly authorized, executed and delivered by Pledgor and will be in full force and effect and is binding upon and enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

           (ii) Pledgor shall at its expense perform and observe all the terms and provisions to be performed or observed by it under the Operating Agreement, maintain the Operating Agreement in full force and effect, enforce the Operating Agreement in accordance with its terms, and take all such action to such end as may be from time to time reasonably requested by the Administrative Agent.

           (iii) Pledgor shall not:

                 (A) cancel or terminate the Operating Agreement or consent to or accept any cancellation or termination thereof;

                 (B) amend or otherwise modify in a material respect the Operating Agreement; or

                 (C) waive any material default under or material breach of the Operating Agreement.

       SECTION 8. Further Assurances(a). (a) Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request, in order to perfect and protect the pledge, assignment, hypothecation and security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including entering into any amendment or restatement of this Agreement in connection with the conversion of the LP Company to a limited liability company in accordance with Section 7 of the LP Guarantee, filing financing statements, paying fees, charges and expenses related thereto, and causing the LP Company to register the security interests hereunder in the name of the Administrative Agent in the register maintained for such purpose at the chief executive office and principal place of business of such Company. Without limiting the generality of the foregoing, Pledgor will (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Administrative Agent may reasonably request, in order to perfect and preserve the assignment, hypothecation and security interest granted or purported to be granted hereby; and (ii) mark conspicuously, at the request of the Administrative Agent, each of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to the Administrative Agent, indicating that the Collateral has been assigned and is subject to the security interest pursuant hereto.

       (b) Pledgor hereby further authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

       SECTION 9. Voting Rights; Distributions, Etc(a). (a) Pledgor shall not be entitled to receive any payments or other distributions receivable by it under the Operating Agreement except as expressly permitted for deposit in the Holdco Accounts pursuant to the terms and conditions of the Holdco Deposit Account Agreement. Unless and until an Event of Default shall have occurred and be continuing, and Pledgor shall have been notified by the Administrative Agent of the Secured Parties' written election to exercise remedies hereunder, but subject, nevertheless, at all times to the restrictions imposed by the terms and conditions of the Credit Agreement, Pledgor shall be entitled to exercise any voting and other corporate rights with respect to the Pledged Shares or any securities pledged in substitution therefor or in addition thereto for any purpose, and in any manner, not in violation of or inconsistent with the terms of this Agreement or any other Financing Document; provided, however, that, Pledgor shall not exercise or refrain from exercising any such voting and other rights if it could reasonably be anticipated that such action or inaction would have an adverse effect on the creation, attachment, perfection or priority of the security interests herein granted. Upon Pledgor's receipt of a notice in accordance with the first sentence of this Section 9, and during the continuance of an Event of Default, all such rights of Pledgor to vote and to give consents, waivers and ratifications shall be exercisable solely by the Administrative Agent in accordance with Section 15.

       (b) Pledgor shall not be entitled to receive any cash or non-cash dividends or distributions otherwise payable in respect of the Pledged Shares, except any cash distributions expressly permitted for deposit in the Holdco Accounts pursuant to the terms and conditions of the Holdco Deposit Account Agreement. Non-cash dividends or distributions and dividends and distributions paid or payable in cash in respect of any such Collateral in connection with a partial or total liquidation or dissolution of any of the Companies or the Borrower Entities, shall be, and shall be forthwith delivered to the Administrative Agent to hold as Collateral and shall, if received by Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of Pledgor and be promptly delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement or assignment). The Administrative Agent shall also be entitled at all times to receive directly, and to retain as part of the Collateral all other or additional stock or other securities or property (including cash) issued, paid or distributed for any reason in respect of the Pledged Shares or other Collateral.

       (c) Subject to the terms and conditions of the Holdco Deposit Account Agreement, upon the occurrence and during the continuance of an Event of Default, immediately upon Pledgor's receipt of written notice from the Administrative Agent that the Administrative Agent intends to act pursuant to this clause (c), all rights of Pledgor to exercise or refrain from exercising the voting and other corporate rights which it would otherwise be entitled to exercise shall thereupon become exercisable by the Administrative Agent, acting in good faith, who shall have the sole right to exercise or refrain from exercising such voting and other corporate rights unless and until such Event of Default ceases to exist.

       SECTION 10. Place of Organization; Place of Perfection; Records. Pledgor is organized in the State of Delaware, and Pledgor's exact legal name is Orion Power Capital, LLC. Pledgor has no trade name. Pledgor will not change its jurisdiction of organized or its name without having given the Administrative Agent not less than thirty (30) days' prior written notice of its intention to do so, clearly describing to the Administrative Agent such new jurisdiction or name and providing such other information and taking any action in connection therewith as the Administrative Agent may reasonably request, including all action necessary or requested by the Administrative Agent to maintain the security interest of the Administrative Agent in the Collateral intended to be granted hereby at all times fully perfected, of first priority and in full force and effect. Pledgor shall keep its place of business and chief executive office and the office where it keeps its records concerning the Collateral, and of all other chattel paper which evidence the Collateral, at its address specified on the signature pages hereof, or, upon thirty (30) days' prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action required by Section 8 shall have been taken with respect to the Collateral. Pledgor will hold and preserve such records and will permit representatives of the Administrative Agent at any time, upon reasonable prior notice, during normal business hours to inspect and make abstracts from such records.

       SECTION 11. Covenants. Pledgor covenants and agrees that so long as any Lender shall have any Commitment outstanding, and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash, unless the Administrative Agent shall otherwise consent in writing:

       (a) Maintenance of Register. Pledgor shall cause each Company to maintain at all times a register at its chief place of business and chief executive office in which the security interest in the Collateral granted hereby to the Administrative Agent, to the extent that the same constitutes "uncertificated securities" (as defined in the Delaware Uniform Commercial Code), shall be evidenced.

       (b) Preservation of Existence, Etc. Except in connection with the conversion of the LP Company into a limited liability company, Pledgor shall preserve and maintain, and shall cause each of the Companies and each Borrower Entity to preserve and maintain, its lawful existence under the laws of the state of organization and its qualification to do business in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset. Pledgor shall preserve and maintain all of its rights (charter and statutory), privileges and franchises necessary or desirable for the conduct of its business in accordance with the Transaction Documents.

       (c) Compliance with Law. Pledgor shall comply with all Requirements of Law and Governmental Approvals applicable to it, except when any such Requirement of Law or Governmental Approval is being contested in good faith and by appropriate proceedings and for which Acceptable Reserves have been established, or except in each case where the failure to so comply could not reasonably be expected to have a material adverse effect on any Portfolio Asset.

       (d) Change in Nature of Business. Pledgor shall not engage in any business other than being the sole shareholder of the Companies, Orion Power MidWest GP, Inc. and Orion Power MidWest LP, Inc., and maintaining, and distributing cash to and from, the Holdco Accounts pursuant to the Holdco Deposit Account Agreement. Except in accordance with a conversion of the LP Company to limited liability company as contemplated by the LP Guarantee, Pledgor shall not cause or permit either Company to change its legal form or Governing Documents (other than to (i) change its name, (ii) add, replace or eliminate offices and/or officers, and/or (iii) replace any director, or add to or reduce the number of directors comprising the board so long as such addition, replacement or reduction does not eliminate the independent director or modify the nature or extent of the independent director's powers in any way), change its fiscal year or engage in any business other than, with regard to Orion Power New York GP, Inc., being a general partner of the Borrower Entities, and with regard to Orion Power New York LP, Inc., being a limited partner or other equity owner of the Borrower.

       (e) Jurisdiction of Organization. Except in accordance with the conversion of the LP Company to a limited liability company in the manner contemplated and permitted under Section 7 of the LP Guarantee, Pledgor shall cause each of the Companies at all times to be a corporation organized under the laws of the State of Delaware. Pledgor shall at all times be a limited liability company organized under the laws of the State of Delaware.

       (f) Bankruptcy. Pledgor shall not file a voluntary petition concerning itself, or commence proceedings to have either of the Companies or any Borrower Entity adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against itself, either of the Companies or any Borrower Entity, or file a petition seeking or consenting to reorganization or relief of itself, either of the Companies or any Borrower Entity as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief from debtors, if any, with respect to itself, either of the Companies or any Borrower Entity, or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of either of the Companies or any Borrower Entity or of all or any substantial part of the properties and assets of itself, either of the Companies or any Borrower Entity, or make any general assignment for the benefit of creditors, if any, of itself, either of the Companies or any Borrower Entity, or admit in writing the inability of itself, either of the Companies or any Borrower Entity to pay its debts generally as they become due or declare or effect a moratorium on the debt, if any, of itself, either of the Companies or any Borrower Entity or take any action in furtherance of any of the foregoing.

       (g) Taxes. Pledgor shall cause to be paid or discharged (whether by it or any of its Affiliates, or otherwise) all taxes, assessments and governmental charges or levies lawfully imposed upon it, either of the Companies or any Borrower Entity or upon any of their respective income or profits or upon any of the Portfolio Assets or the Collateral and all lawful claims or obligations that, if unpaid, would become a Lien upon the Collateral (as defined in the Credit Agreement), whether real or personal, the Collateral (as defined in this Agreement) or upon any part thereof. Pledgor or the applicable Company or Borrower Entity shall have the right, however, to contest in good faith the validity or amount of any such tax, assessment, charge, levy, claim or obligation by proper proceedings, and may permit the taxes, assessments, charges, levies, claims or obligations so contested to remain unpaid during the period of such contest if: (i) Pledgor or such Company or Borrower Entity diligently prosecutes such contest in good faith and by appropriate proceedings and for which Acceptable Reserves have been established; (ii) during the period of such contest, the enforcement of any contested item is effectively stayed; and (iii) the failure to pay or comply with the contested item could not reasonably be expected to result in an adverse effect on the Collateral taking into account the existence of such Acceptable Reserves.

       (h) Operations Matters. In the conduct its business and operations, Pledgor shall, and shall cause each of the Companies to:

           (i) maintain books and records, separate from those of any other Person;

           (ii) maintain its bank accounts and all its other assets separate from those of any other Person;

           (iii) hold regular member, partnership or shareholder meetings, as appropriate, to conduct its business, and observe all other limited liability company, partnership or corporate formalities, as the case may be;

           (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other Person;

           (v) prepare separate financial statements, or if part of a consolidated or combined group, then it shall be shown as a separate member of such group, including in a footnote(s) to the relevant financial statements disclosing its separate existence and identity and the existence of its own assets;

           (vi) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

           (vii) transact all business with Affiliates on an arm's-length basis and to enter into transactions with Affiliates on an arm's-length basis;

           (viii) conduct business in its own name;

           (ix) with regard to each Company, maintain a sufficient number of employees in light of such Company's contemplated business operations;

           (x) correct any misunderstanding regarding its separate identity of which Pledgor has actual knowledge;

           (xi) not identify itself in writing as a division of any other Person; and

           (xii) maintain adequate capital in light of its contemplated business operations.

       (i) Assets. Pledgor shall not own or acquire ownership interest in any Person other than the Companies, Orion Power MidWest GP, Inc. and Orion Power Midwest LP, Inc. and other assets having an aggregate value in excess of $50,000, and shall not sell, assign (by operation of law or otherwise) or otherwise dispose of any interest in any of the Collateral.

       (j) Indebtedness. Pledgor shall not incur Indebtedness, other than pursuant to the Holdco Guarantees, or make any loan or advances to any other Person except loans or advances permitted under the Holdco Deposit Account Agreement.

       (k) Distributions. Pledgor shall not declare any dividends or make any distributions to any Person, except strictly in accordance with the Holdco Deposit Account Agreement.

       (l) Merger. Pledgor shall not merge or be consolidated with any Person.

       (m) Holdco Operating Agreement. Pledgor shall not change its legal form or amend, or otherwise modify, the Holdco Operating Agreement or any of its other Governing Documents (other than to (i) change its name, (ii) add, replace or eliminate offices or officers, if any, or (iii) replace any Manager or add to or reduce the number of Managers so long as such addition, replacement or reduction does not eliminate the independent Manager or modify the nature or extent of the independent Manager's powers in any way) or cancel or terminate the Holdco Operating Agreement or consent to or accept any cancellation or termination thereof, nor shall it change its fiscal year.

       (n) Contributions. Pledgor shall not make any equity investment or contributions of capital to any Subsidiary except in accordance with the Holdco Deposit Account Agreement.

       (o) Pledged Shares.

           (i) Pledgor shall defend the Administrative Agent's right, title and interest in and to the Pledged Shares and all other Collateral against the claims and demands of all Persons whomsoever.

           (ii) The Pledged Shares, and any securities pledged in substitution therefor or in addition thereto, shall at all times constitute, one hundred percent (100%) of all the issued and outstanding Capital Stock of the Companies.

           (iii) Pledgor shall not authorize the issuance by the Companies of any additional membership interests or stock of the Companies, (whether common or preferred and whether of a class now or hereafter existing) unless concurrently with such issuance all such stock is owned by Pledgor and made subject to the pledge of shares hereunder. If Pledgor shall acquire (by purchase, stock dividend or otherwise) any additional membership interests or stock in the Companies at any time or from time to time after the date hereof, Pledgor will promptly pledge and deposit or cause to be deposited such membership interests or stock with the Administrative Agent and deliver or cause to be delivered to the Administrative Agent certificates therefor, accompanied by powers duly executed in blank by Pledgor, and will promptly thereafter deliver to the Administrative Agent a certificate executed by any Responsible Officer of Pledgor describing such shares and certifying that the same have been duly pledged with the Administrative Agent hereunder.

           (iv) Any security pledged in substitution of the Pledged Shares or in addition to the Pledged Shares will be (A) duly and validly issued, fully paid and nonassessable and duly and validly pledged hereunder in accordance with all applicable Requirements of Law and (B) issued in the name of Pledgor and when issued will then have been duly endorsed and executed in blank or when issued will then have, attached thereto a power substantially in the form of Annex B duly signed in blank by the appropriate officer of Pledgor. Each such power will give the Administrative Agent the rights and authority it purports to give. Upon receipt by the Administrative Agent of such new certificates (which either will have been duly executed in blank or will have attached thereto such powers), the security interest described in this Agreement will attach thereto and will represent a valid and perfected first priority on and security interest in such Collateral, in favor of the Administrative Agent for the benefit of the Secured Parties.

           (v) Pledgor shall not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by Pledgor or granted by Pledgor in the Holdco Midwest Second Lien Stock Pledge Agreement.

           (vi) Pledgor shall not hereafter create or permit to exist any Lien, security interest or other charge, encumbrance or other security arrangement upon or with respect to, any of the Collateral (other than Liens created under this Agreement or the Holdco Midwest Second Lien Stock Pledge Agreement).

       (p) Share Transfer Restrictions. Pledgor shall not sell, assign, transfer or permit to be sold, assigned or transferred any of its interests in the Companies, whether directly or indirectly.

       SECTION 12. Administrative Agent. Bank of America, N.A. has been appointed by the Secured Parties to act as the Administrative Agent hereunder. Pledgor hereby appoints the Administrative Agent as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the Administrative Agent's discretion at any time that an Event of Default shall have occurred and be continuing, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including to ask, demand, collect, sue for, recover, compound, receive and give acceptance and receipts for moneys due and to become due under or in connection with the Collateral, to receive, indorse, and collect any drafts or other instruments, documents and chattel paper in connection therewith, and to file any claims or take any action or institute any proceedings which the Administrative Agent may deem to be necessary or desirable for the collection thereof. Such appointment is coupled with an interest and is irrevocable. The Administrative Agent shall have the right to appoint one or more agents for the purpose of retaining physical possession of the Pledged Shares and other Collateral, which may be held (in the discretion of the Administrative Agent) in the name of Pledgor, endorsed or assigned in blank or in favor of the Administrative Agent or any nominee or nominees of the Administrative Agent or an agent appointed by the Administrative Agent.

       SECTION 13. Administrative Agent May Perform. If Pledgor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by Pledgor under Section 19(b).

       SECTION 14. Duties of the Administrative Agent, Pledgor, the Companies and the Borrower Entities. (a) The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral, and no such duties shall be implied as arising hereunder.

       (b) It is expressly agreed, anything herein contained to the contrary notwithstanding, that Pledgor, each Company and each Borrower Entity shall remain liable to perform all of their respective obligations, if any, assumed by them with respect to the Collateral and the Administrative Agent and the Lenders shall have no obligations or liabilities (other than obligations or liabilities resulting from the Administrative Agent's or any Lender's gross negligence or willful misconduct) with respect to any Collateral by reason of or arising out of or in connection with this Agreement, nor shall the Administrative Agent or the Lenders be required or obligated in any manner to perform or fulfill any of the obligations of Pledgor, either Company or any Borrower Entity under or with respect to any Collateral.


       SECTION 15. Remedies. If any Event of Default shall have occurred and be continuing, subject to the terms and conditions of the Credit Agreement and
Section 9 hereof and in compliance with Requirements of Law:

       (a) The Administrative Agent shall be entitled to exercise all the rights, powers and remedies vested in it (whether vested in it by this Agreement, the Credit Agreement or any other Financing Document or by law) for the protection and enforcement of its rights in respect of the Collateral and, without limitation of the foregoing, may cause all or any of the Pledged Shares or other Collateral to be transferred into its name or that of a nominee or nominees, and Pledgor shall, upon the request of the Administrative Agent, execute such additional instruments and documents as are necessary to effect such transfer;

       (b) The Administrative Agent, without being required to give any notice to Pledgor or the Companies (except in respect of actions taken pursuant to Section 9(a)), shall be entitled to exercise the following rights, which, Pledgor agrees, are commercially reasonable:

           (i) to exercise any and all voting rights with respect to the Pledged Shares and other Collateral, including the appointment and removal of any proxy or proxies or substitute or substitutes;

           (ii) to receive and retain, as collateral security for the Secured Obligations, any and all dividends at any time and from time to time declared or paid upon any of the Pledged Shares and other Collateral otherwise payable to Pledgor;

           (iii) to accept rights issues;

           (iv) approve any liquidation or scheme of arrangement or any other composition or arrangement with or for creditors, whether secured or unsecured and whether formed pursuant to the order of any court or otherwise, and to give any consent on behalf of Pledgor in relation thereto;

           (v) to attend meetings of creditors and vote;

           (vi) to compromise claims in relation to or arising out of the Pledged Shares;

           (vii) to give sufficient receipts and discharges for all monies to which Pledgor is or may become entitled in respect of the Pledged Shares or any part thereof or which shall come into the hands of the Administrative Agent, which receipts and discharges shall, to the maximum extent permitted by Requirements of Law, exonerate the Administrative Agent from all liability to see to the application thereof or from being answerable for the loss or misapplication thereof;

           (viii) to execute any documents which it may consider expedient, in good faith, in relation to the foregoing as it shall in its absolute discretion determine (but without any obligation to consult with Pledgor) in relation to any exercise of any such right, power or privilege; and

           (ix) to institute, prosecute and defend any proceedings in any court or tribunal in respect of any act or transaction referred to in this
       Section 15(a).

       (c) (i) Any Collateral repossessed by the Administrative Agent under or pursuant to this Section 15 or any other provision hereof, and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased, delivered or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Administrative Agent may, upon written direction in compliance with any mandatory requirements of any Requirement of Law, determine to be commercially reasonable, including sale on any securities exchange on which the Pledged Shares, any security pledged in substitution therefor or in addition thereto or any of them may then be listed.

           (ii) Any disposition pursuant to subsection (i) above which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days' written notice to Pledgor (except that, if the Administrative Agent shall determine, in its sole discretion, that any of the Pledged Shares or other Collateral threatens to decline quickly in value or to become worthless, any such sale may be made upon three days' notice to Pledgor) specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of Pledgor or any nominee of Pledgor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. To the extent permitted by Requirements of Law, the Administrative Agent on behalf of the Lenders may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 15.

           (iii) If, under mandatory requirements of any Requirement of Law, the Administrative Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to Pledgor as hereinabove specified, the Administrative Agent need give Pledgor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of any Requirement of Law.

           (iv) The Administrative Agent, may without notice, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

           (v) For the purposes of this Section 15(c), an agreement to sell any or all of the Pledged Shares or other Collateral entered into following any Event of Default shall, to the extent permitted by Requirements of Law, be treated as a sale thereof, and the Administrative Agent shall be free to carry out such sale pursuant to such agreement and Pledgor shall not be entitled to the return of any of the Pledged Shares or other Collateral subject thereto notwithstanding the fact that, the Administrative Agent shall have entered into any such agreement, the Secured Obligations shall have been paid in full in cash.

           (vi) In any event, the Administrative Agent shall not be obligated to make any sale of the Collateral if it shall determine not to do so, regardless of the fact that notice of sale of the Collateral may have been given.

       (d) In case sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.

       (e) The Administrative Agent shall have the right, for and in the name, place and stead of Pledgor, to execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Pledged Shares and other Collateral in connection with any sale thereof in accordance with Section 15(b) or (c). Neither the Administrative Agent nor any other Secured Party shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto.

       (f) Upon any sale of the Collateral by the Administrative Agent hereunder (whether by virtue of the power of sale herein, granted, pursuant to judicial process or otherwise), the receipt of the Administrative Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

       (g) The Administrative Agent shall have the right, during the occurrence and continuation of any Event of Default, upon the indefeasible payment in full in cash of the Obligations, and otherwise in accordance with the terms and conditions of the Intercreditor Agreement, to transfer its interest in (and to the extent such Collateral is in the possession of the Administrative Agent, transfer possession of) the Collateral to the OPMW Administrative Agent.

       (h) Waiver of Claims. Except as otherwise provided in this Agreement, PLEDGOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT TAKING POSSESSION OR THE ADMINISTRATIVE AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, IN EACH CASE AS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY AND ALL

PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH PLEDGOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION OF ANY SUCH JURISDICTION, and Pledgor hereby further waives:

           (i) all damages occasioned by such taking of possession except any damages which are the direct result of the gross negligence or willful misconduct of either of the Administrative Agent or any Person acting on its behalf or instruction;

           (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent's rights hereunder; and

           (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Requirements of Law in order to prevent or delay the enforcement of this Agreement (including any right to claim that such enforcement should be stayed pending the outcome of any other action or proceeding (including any arbitration proceeding)) or the absolute sale of the Collateral or any portion thereof, and Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such Requirements of Law.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall, to the extent permitted by Requirements of Law, operate to divest all right, title, interest, claim and demand, either at law or in equity, of Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against Pledgor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under Pledgor.

       SECTION 16. Application of Proceeds. Notwithstanding any other provision of this Agreement, all payments made under or in connection with this Agreement, and all moneys collected by the Administrative Agent upon any sale or other disposition of the Collateral pursuant to Section 15, together with all other moneys received by the Administrative Agent hereunder, shall be applied in accordance with the Holdco Deposit Account Agreement and the Intercreditor Agreement. For the avoidance of doubt, it is understood that Pledgor shall remain liable to the extent of any deficiency between the amount of all moneys collected by the Administrative Agent upon any such sale or other disposition of the Collateral and the aggregate amount of the Secured Obligations.

       SECTION 17. Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Secured Party in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between Pledgor and the Administrative Agent or any Secured Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other

Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Secured Party would otherwise have. No notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Secured Party to any other or further action in any circumstances without notice or demand.

       SECTION 18. Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case Pledgor, the Administrative Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Administrative Agent shall continue as if no such proceeding had been instituted.

       SECTION 19. Indemnity and Expenses(a) . (a) Pledgor agrees to indemnify and hold harmless the Administrative Agent and each Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from the Collateral or Pledgor's pledge and assignment under this Agreement (including enforcement against Pledgor of this Agreement), except claims, losses or liabilities resulting from the Administrative Agent's or any Secured Party's gross negligence or willful misconduct.

       (b) Pledgor will upon demand pay to the Administrative Agent or any Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Administrative Agent or any Secured Party may incur in connection with (i) the administration of this Agreement, including the exercise or attempted exercise of any right conferred on the Administrative Agent under or by virtue of this Agreement or by statute, (ii) the sale of, collection from, or other realization upon, any of the Collateral of Pledgor, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Administrative Agent or any Secured Party hereunder against Pledgor or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

       SECTION 20. Waiver, Amendment; Severability. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be undertaken and accomplished in accordance with the requirements of Section 9.02 of the Credit Agreement. No delay on the part of any Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Secured Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy. In case any provision hereof shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby.

       SECTION 21. Security Interest Absolute. The obligations of Pledgor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrower, any other pledgor or any guarantor of the Secured Obligations or whether the Borrower, any other pledgor or any guarantor of the Secured Obligations is joined in any such action or actions. All rights of the Administrative Agent and the assignment, hypothecation and security interest hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional, to the extent permitted by applicable law, irrespective of:

       (a) any lack of validity or enforceability of this Agreement, the Credit Agreement, any other Financing Document or any other agreement or instrument relating to any thereof, the absence of any action to enforce the same, any release of Pledgor or any other Credit Party, the recovery of any judgment against Pledgor or any other Credit Party, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Pledgor;

       (b) any occurrence or condition whatsoever, including, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations of Pledgor or any other Credit Party contained in this Agreement, the Credit Agreement or any other Financing Document, (ii) any impairment, modification, release or limitation of the liability of Pledgor or any other Credit Party or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by Pledgor, the Administrative Agent or any other Secured Party of any rights or remedies, (iv) the assignment or the purported assignment of any property as security for the Secured Obligations, including all or any part of the rights of Pledgor under this Agreement, (v) the extension of the time for payment by Pledgor or any other Credit Party or any other guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any Financing Document or of the time for performance by Pledgor or any other Credit Party of any other obligations under or arising out of any terms or provisions or the extension of the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of Pledgor or any other Credit Party set forth in any Financing Document, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Pledgor or any other Credit Party or any of their respective assets, or the disaffirmancy of this Agreement or any Financing Document in any such proceeding, (viii) the release or discharge of Pledgor or any other Credit Party from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of this Agreement or any Financing Document or (x) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor; or

       (c) any exchange, sale, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Secured Obligations.

       SECTION 22. Addresses for Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the Credit Agreement, and shall be given to such party at its address or telecopy number set forth on the signature page hereof or at any address or telecopy number which such party shall have specified.

       SECTION 23. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the Lenders; provided, however, that Pledgor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each of the Lenders. Any Lender may transfer, assign or grant all or such relevant part of its rights hereunder in connection with an assignment or transfer of all or any part of its interest in its Loans in accordance with the provisions of the Credit Agreement, and such assignee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. All agreements, statements, representations and warranties made by Pledgor herein or in any certificate or other instrument delivered by Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Agreement, the Credit Agreement and the other Financing Documents regardless of any investigation made by the Lenders or on their behalf.

       SECTION 24. Termination; Release. This Agreement shall create a continuing pledge, assignment of hypothecation of and security interest in the Collateral and shall remain in full force and effect until no Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash. This Agreement shall terminate when all Secured Obligations have been indefeasibly paid in full in cash and all Commitments have been terminated, and the Administrative Agent, at the written request and expense of the Pledgor, will promptly authorize, execute and deliver, as applicable, to the Pledgor the proper instruments (which may include Uniform Commercial Code termination statements on form UCC-3) acknowledging the termination of this Agreement, and will promptly duly assign, transfer and deliver (without recourse and without any representation or warranty) free from any interest of the Administrative Agent or Lien granted hereunder such of the Collateral as may be in possession of the Administrative Agent, in accordance with the Intercreditor Agreement or, if the OPMW Second Lien Documents shall have terminated pursuant to the terms thereof, to the Pledgor, and has not theretofore been sold or otherwise applied or released pursuant to this Agreement together with such notices to third parties as may be necessary to countermand any notices previously sent to them pursuant hereto.

       SECTION 25. Headings Descriptive, Etc.. The headings of the several sections and subsections of this Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

       SECTION 26. GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENTS OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. UNLESS OTHERWISE DEFINED HEREIN OR IN THE CREDIT AGREEMENT, TERMS USED IN ARTICLE 9 OF THE NEW YORK UNIFORM COMMERCIAL CODE ARE USED HEREIN AS THEREIN DEFINED. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN PLEDGOR AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

       (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, PLEDGOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT PLEDGOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. PLEDGOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

       (c) PLEDGOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST PLEDGOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. PLEDGOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

       (d) PLEDGOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN

THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

       (e) PLEDGOR HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF PLEDGOR TO RECEIVE FOR AND ON BEHALF OF PLEDGOR SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO PLEDGOR AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH SECTION 22. PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO PLEDGOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

       (f) NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT (I) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (II) TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE AGAINST ANY PARTY IN ANY OTHER JURISDICTION IN EITHER CASE, SOLELY AS PERMITTED IN SUBSECTION (C) THIS SECTION 26.

       SECTION 27. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which shall together constitute one and the same instrument.

       SECTION 28. Limitation of Recourse. The obligations of Pledgor hereunder are obligations solely of Pledgor and shall not constitute a debt or obligation of any direct or indirect member, partner or shareholder of Pledgor or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by Pledgor under this Agreement and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by Pledgor evidenced by this Agreement. No property or assets of any Non-Recourse Party, other than as contemplated in the Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against Pledgor with respect to this Agreement or the other Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section 28 shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party or any other Non-Recourse Party (a) in accordance with the terms of any Transaction Document or Financing Document creating such liabilities and obligations to which such Credit Party or Non-Recourse Party is a party, (b) arising from liability pursuant to any applicable Requirement of Law for such

Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of Section 6.10 of the Credit Agreement.

                  [Remainder of page intentionally left blank.]

       IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.



                              ORION POWER CAPITAL, LLC


                              By:
                                   --------------------------------------------
                              Name:
                              Title:

                              Address:   1111 Louisiana Street
                                         Houston, TX 77002
                                         Attn:  Senior Vice President - Finance
                              Telephone:  (713) 207-3160
                              Telecopy: (713) 207-0988

                              With a copy to:
                              Address:   1111 Louisiana Street
                                         Houston, TX 77002
                                         Attn:  General Counsel
                              Telephone:   (713) 207-7265
                              Telecopy:  (713) 393-0140



                              BANK OF AMERICA, N.A.
                              not in its individual capacity,
                              but solely as Administrative Agent


                              By:
                                   --------------------------------------------
                              Name:
                              Title:

                              Address:   101 North Tryon Street
                                         NC1-001-08-19
                                         Attn:  Laura S. Ryan
                              Telecopy: (704) 386-3324

                                                                  EXHIBIT I-3 TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT

================================================================================

                                    [FORM OF]

                       SECOND LIEN STOCK PLEDGE AGREEMENT

                                     made by

                            ORION POWER CAPITAL, LLC

                                       to

                             BANK OF AMERICA, N.A.,
                          as OPNY Administrative Agent


                         Dated as of : October 28, 2002

================================================================================

                                TABLE OF CONTENTS




SECTION 1.       DEFINITIONS:  CONSTRUCTION..................................................2

SECTION 2.       PLEDGE; ASSIGNMENT; GRANT OF SECURITY INTEREST..............................4

SECTION 3.       SECURITY FOR SECURED OBLIGATIONS............................................5

SECTION 4.       NO SUBROGATION..............................................................5

SECTION 5.       DELIVERY OF COLLATERAL......................................................6

SECTION 6.       REINSTATEMENT...............................................................6

SECTION 7.       REPRESENTATIONS AND WARRANTIES..............................................6

SECTION 8.       FURTHER ASSURANCES.........................................................10

SECTION 9.       VOTING RIGHTS; DISTRIBUTIONS, ETC..........................................11

SECTION 10.      PLACE OF ORGANIZATION; PLACE OF PERFECTION; RECORDS........................12

SECTION 11.      COVENANTS..................................................................12

SECTION 12.      ADMINISTRATIVE AGENT.......................................................16

SECTION 13.      ADMINISTRATIVE AGENT MAY PERFORM...........................................17

SECTION 14.      DUTIES OF THE OPNY ADMINISTRATIVE AGENT, PLEDGOR, THE
                 COMPANIES AND THE BORROWER.................................................17

SECTION 15.      REMEDIES...................................................................17

SECTION 16.      APPLICATION OF PROCEEDS....................................................21

SECTION 17.      REMEDIES CUMULATIVE........................................................21

SECTION 18.      DISCONTINUANCE OF PROCEEDINGS..............................................21

SECTION 19.      INDEMNITY AND EXPENSES.....................................................21

SECTION 20.      WAIVER, AMENDMENT; SEVERABILITY............................................22

SECTION 21.      SECURITY INTEREST ABSOLUTE.................................................22

SECTION 22.      ADDRESSES FOR NOTICES......................................................23

SECTION 23.      SUCCESSORS AND ASSIGNS.....................................................23

SECTION 24.      TERMINATION; RELEASE.......................................................24

SECTION 25.      HEADINGS DESCRIPTIVE, ETC..................................................24

SECTION 26.      GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE........................24

SECTION 27.      EXECUTION IN COUNTERPARTS..................................................26

SECTION 28.      LIMITATION OF RECOURSE.....................................................26

SECTION 29.      SUBORDINATION..............................................................26

Annexes

Annex A - Pledged Stock
Annex B - Form of Power
Annex C - Filings and Recordings

                       SECOND LIEN STOCK PLEDGE AGREEMENT


        SECOND LIEN STOCK PLEDGE AGREEMENT, dated as of October 28, 2002 (this "Agreement"), made by ORION POWER CAPITAL, LLC, a Delaware limited liability company ("Pledgor"), as the obligor hereunder, to BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successors and assigns, the "OPNY Administrative Agent") for the benefit of the Secured Parties (as defined in the Credit Agreement defined below).

                              W I T N E S S E T H:

        WHEREAS, Pledgor is the owner of (a) all the issued and outstanding shares of the Capital Stock of Orion Power MidWest GP, Inc., a corporation organized and existing under the laws of the State of Delaware (the "GP Company"); such shares consisting of 100 shares of common stock more fully described on Annex A hereto (the "GP Pledged Shares") and (b) all the issued and outstanding shares of the Capital Stock of Orion Power MidWest LP, Inc., a corporation organized and existing under the laws of the State of Delaware (together with any successor limited liability company, the "LP Company", and together with the GP Company, the "Companies"); such shares consisting of 100 shares of Capital Stock more fully described on Annex A hereto (including any membership interests of a limited liability company successor to Orion Power MidWest L.P., Inc., the "LP Pledged Shares", and, together with the GP Pledged Shares, the "Pledged Shares");

        WHEREAS, the GP Company is the sole general partner of Orion Power MidWest, L.P., a Delaware limited partnership (the "OPMW Borrower"), and the LP Company is the sole limited partner of the OPMW Borrower;

        WHEREAS, Orion Power New York, L.P. (the "OPNY Borrower") has entered into an Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "OPNY Credit Agreement"), with Bank of America, N.A., as Administrative Agent (the "OPNY Administrative Agent"), Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "OPNY Lenders"), pursuant to which the OPNY Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the OPNY Borrower to finance a portion of the purchase price of the Portfolio Assets and to provide working capital availability to the OPNY Borrower;

        WHEREAS, the OPMW Borrower has entered into a Second Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "OPMW Credit Agreement"), with the OPMW Administrative Agent, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, The Bank of Nova Scotia, Mizuho Corporate Bank, Ltd, and Bayerische

Hypo-Und Vereinsbank AG New York Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "OPMW Lenders"), pursuant to which the OPMW Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the OPMW Borrower to finance a portion of the purchase price of the Portfolio Assets (as defined in the OPMW Credit Agreement) and to provide working capital availability to the OPMW Borrower;

        WHEREAS, Pledgor has entered into that certain Stock Pledge Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "First Lien Stock Pledge Agreement"), in favor of the OPMW Administrative Agent, pursuant to which Pledgor has, among other things, granted a first priority pledge, assignment and security interest in the Collateral to the OPMW Administrative Agent;

        WHEREAS, the OPMW Administrative Agent, the OPNY Administrative Agent, the OPMW Lenders, the OPNY Lenders and Bank of America, N.A., as collateral agent have entered into a Collateral Agency and Intercreditor Agreement, dated as of the Restructuring Effective Date (the "Intercreditor Agreement");

        WHEREAS, Pledgor and the Collateral Agent have entered into that certain Deposit Account Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Holdco Deposit Account Agreement"); and

        WHEREAS, it is a condition precedent to the obligations of the OPNY Lenders under the Credit Agreement that this Agreement shall have been entered into by the parties hereto and shall be in full force and effect;

        NOW, THEREFORE, in consideration of the foregoing and in order to induce the OPNY Lenders to enter into the Credit Agreement, to continue to make available to the Borrower the credit facilities evidenced by the OPNY Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1. Definitions: Construction.

        (a) For the purposes of this Agreement, the following terms shall have the meaning assigned to them in Article I of the OPNY Credit Agreement:
Acceptable Reserves; Affiliate; Capital Stock; Collateral Agent; Commitments; Contractual Obligations; Credit Party; Events of Default; Financing Documents; Governing Documents; Governmental Approval; Holdco Guarantee; Holdco New York Second Lien Stock Pledge Agreement; Insurance Proceeds; Lead Arrangers; Lien; Notes; Obligations; Person; Portfolio Assets; Operational Plans; OPMW Guarantee; OPMW Obligations; OPMW Second Lien Documents, Requirement of Law; Restructuring Effective Date; Secured Parties; Sponsor; and Transaction Documents.

        (b) When used in this Agreement: (i) "or" is not exclusive; (ii) a reference to a Requirement of Law includes any amendment or modification to such Requirement of Law; (iii) a reference to a Person includes its permitted successors and permitted assigns;
(iv) a reference to an agreement, instrument or document shall include such agreement, instrument or document and all exhibits and schedules thereto as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Financing Documents; and (v) the words "include," "includes," and "including" mean "including without limitation".

        (c) In addition, wherever used in this Agreement and unless the context otherwise requires, the following terms shall have the following meanings:

                "AGREEMENT" shall mean this Second Lien Stock Pledge Agreement.

                "COLLATERAL" shall have the meaning specified in Section 2.

                "COMPANIES" shall have the meaning provided in the Recitals to this Agreement.

                "GP COMPANY" shall have the meaning provided in the Recitals to this Agreement.

                "GP PLEDGED SHARES" shall have the meaning provided in the Recitals to this Agreement.

                "HOLDCO ACCOUNTS" shall have the meaning assigned the term "Accounts" in the Holdco Deposit Account Agreement.

                "HOLDCO DEPOSIT ACCOUNT AGREEMENT" shall have the meaning provided in the Recitals to this Agreement.

                "HOLDCO OPERATING AGREEMENT" shall mean the limited liability company agreement for the Pledgor in effect as of the Restructuring Effective Date.

                "INTERCREDITOR AGREEMENT" shall have the meaning provided in the Recitals to this Agreement.

                "LP COMPANY" shall have the meaning provided in the Recitals to this Agreement.

                "LP PLEDGED SHARES" shall have the meaning provided in the Recitals to this Agreement.

                "NON-RECOURSE PARTY" shall have the meaning provided in Section 28.

                "OPMW ADMINISTRATIVE AGENT" shall have the meaning provided in the Recitals to this Agreement.

                "OPMW BORROWER" shall have the meaning provided in the Recitals to this Agreement.

                "OPMW CREDIT AGREEMENT" shall have the meaning provided in the Recitals to this Agreement.

                "OPMW LENDERS" shall have the meaning provided in the Recitals to this Agreement.

                "OPERATING AGREEMENT" shall have the meaning specified in
Section 2(a)(iii).

                "OPNY ADMINISTRATIVE AGENT" shall have the meaning provided in the first paragraph of this Agreement.

                "OPNY BORROWER" shall have the meaning provided in the Recitals to this Agreement.

                "OPNY CREDIT AGREEMENT" shall have the meaning provided in the Recitals to this Agreement.

                "OPNY LENDERS" shall have the meaning provided in the Recitals to this Agreement.

                "PLEDGED SHARES" shall have the meaning provided in the Recitals to this Agreement.

                "PLEDGOR" shall have the meaning provided in the first paragraph of this Agreement.

                "SECURED OBLIGATIONS" shall have the meaning provided in Section 3.

        SECTION 2. Pledge; Assignment; Grant of Security Interest(a) . (a) To secure the payment of the Secured Obligations, Pledgor hereby pledges, grants, hypothecates, assigns, transfers and sets over to the OPNY Administrative Agent, and hereby grants to the OPNY Administrative Agent a security interest of second priority in, and hereby delivers unto, endorses to, and registers a Lien in favor of the OPNY Administrative Agent (in each case for the benefit of the Secured Parties) in the following (collectively, the "Collateral"):

                (i) the Pledged Shares and any certificates or instruments representing the Pledged Shares, accompanied by duly executed powers in blank, and all cash, securities, dividends and other property at any time in the future and from time to time received, receivable or otherwise distributed, in respect of or in exchange for any or all of the Pledged Shares;

                (ii) all securities hereafter delivered to the OPNY Administrative Agent in substitution for or in addition to any of the foregoing, any certificates representing or evidencing such securities, and all cash, securities, dividends and other property, at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

                (iii) all other claims of any kind or nature, and any instruments, certificates, chattel paper or other writings evidencing such claims, including, upon the conversion of the LP Company to a limited liability company, the limited liability company agreement relating to the LP Company (the "Operating Agreement"), whether in contract or tort, and whether arising by operation of law, consensual agreement or otherwise, at any time acquired by Pledgor in respect of any or all of the foregoing collateral against the LP Company, including
        (A) all claims of Pledgor for damages arising out of or for breach of or default under the Operating Agreement, (B) the right of Pledgor to terminate the Operating Agreement, to perform and exercise consensual or voting rights thereunder and to compel performance and otherwise exercise all remedies thereunder, (C) all rights of Pledgor as a member of the LP Company, to any property and assets of the LP Company (whether real property, inventory, equipment, contract rights, accounts, receivables, general intangibles, securities, instruments, chattel paper, documents, chooses in action or otherwise) ; and

                (iv) all proceeds of any of the foregoing including (A) all rights of Pledgor to receive monies due and to become due under or pursuant to the foregoing collateral, (B) all rights of Pledgor to receive a return of any insurance premiums or Insurance Proceeds or other proceeds of any indemnity, warranty or guarantee with respect to the foregoing collateral, and (C) to the extent not included in the foregoing, all additions to and replacements of the foregoing collateral and all proceeds (including proceeds that constitute property of the types described above) receivable or received when any and all of the foregoing collateral is sold, collected, exchanged or otherwise disposed whether voluntarily or involuntarily.

        (b) Notwithstanding anything to the contrary contained in Section 2(a), if any Pledged Share (whether now owned or hereafter acquired) is evidenced by an uncertificated security, Pledgor shall promptly notify the OPNY Administrative Agent thereof and shall promptly take all actions required to perfect the security interest of the OPNY Administrative Agent under applicable law (including under the Uniform Commercial Code as adopted in any appropriate jurisdiction). Pledgor further agrees to take such actions as the OPNY Administrative Agent deems necessary or desirable to effect the foregoing and to permit the OPNY Administrative Agent to exercise any of its rights and remedies hereunder, and agrees to provide an opinion of counsel reasonably satisfactory to the OPNY Administrative Agent with respect to any such pledge of uncertificated Pledged Shares promptly upon written request of the OPNY Administrative Agent.

        SECTION 3. Security for Secured Obligations. This Agreement is for the benefit of the OPNY Administrative Agent and the other Secured Parties to secure
(i) the prompt and complete payment and performance when due by the OPMW Borrower of all of the obligations under the OPMW Guarantee (collectively, the "Secured Obligations").

        SECTION 4. No Subrogation. Pledgor shall not exercise any rights which it may acquire by way of subrogation, reimbursement, contribution, or offset under this Agreement, by any payments made hereunder or otherwise, until all Secured Obligations and all the Notes, together with interest, shall have been indefeasibly paid in full in cash and all Commitments have been terminated. If any amount shall be paid to Pledgor on account of such subrogation rights at any time when all Secured Obligations and the Notes, together with interest shall not have been indefeasibly paid in full in cash (whether pursuant to a claim in any bankruptcy or similar proceeding or otherwise) or when any Commitment shall remain outstanding, such amount shall be held in trust for the benefit of the OPNY Administrative Agent and the Secured Parties and shall forthwith be paid to the OPNY Administrative Agent to be credited and applied to the Secured Obligations, whether matured or unmatured, in accordance with Section 16.

        SECTION 5. Delivery of Collateral. All certificates or instruments representing or evidencing the Collateral at any time shall be delivered to and held by or on behalf of the OPMW Administrative Agent pursuant to the First Lien Stock Pledge Agreement and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in accordance with the terms of the Intercreditor Agreement and otherwise in form and substance satisfactory to the OPNY Administrative Agent. During any period after the First Lien Stock Pledge Agreement has been terminated in accordance with its terms, the OPNY Administrative Agent shall have the right, upon the occurrence and continuance of an Event of Default, in its discretion and without notice to Pledgor, to transfer to or to register in the name of the OPNY Administrative Agent or any of its nominees any or all of the Collateral then held by the OPNY Administrative Agent, subject only to compliance with Requirements of Law, the terms and conditions of the OPNY Credit Agreement and the Intercreditor Agreement and the revocable rights specified in
Section 9 and Section 29. In addition, to the extent certificates or instruments are held by the OPNY Administrative Agent, the OPNY Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

        SECTION 6. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Pledgor or any other Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

        SECTION 7. Representations and Warranties. Pledgor represents and warrants as follows:

        (a) Pledgor (i) is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets, to borrow money and to transact the business in which it is presently engaged and in which it proposes to be engaged, (iii) has duly qualified and is authorized to do business and is in good standing in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset, and (iv) is in full compliance with its Governing Documents, all Contractual Obligations, all applicable material Requirements of Law and all Governmental Approvals, except in each case of this clause (iv), to the extent that the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, Pledgor is the owner of all the issued and outstanding shares of the Capital Stock of each of the Companies.

        (b) The execution, delivery and performance by Pledgor of this Agreement and the consummation of the transactions contemplated hereby (i) are within its powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not and will not contravene (A) its Governing Documents or (B) any material Requirement of Law, any material Contractual Obligation or any material Governmental Approval binding on or affecting it, and
(iv) do not and will not conflict with or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its properties or assets pursuant to the terms of any material Contractual Obligation binding on or affecting it.

        (c) Pledgor has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

        (d) No approval of any Person (except for any Governmental Authority), except such as have been duly obtained, made or given, and are in full force and effect, is required to authorize, or is required in connection with (i) the execution, delivery or performance of this Agreement by Pledgor or the consummation of any of the transactions contemplated hereby, (ii) the legality, validity, binding effect or enforceability of this Agreement or the perfection and maintenance of the security interest created hereby (including the second priority nature of such security interest) or (iii) subject to the terms of Section 29 hereof and the Intercreditor Agreement, for the exercise by the OPNY Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement (including Section 29 hereof and the Intercreditor Agreement) except, in each case, for any approval of any such Person the absence of which could not reasonably be expected to have a material adverse effect on the ability of the Administrative Agent to exercise voting rights or remedies in respect of the Collateral.

        (e) This Agreement creates a valid security interest in the Collateral purported to be pledged and assigned by Pledgor hereunder securing the payment of the Secured Obligations.

        (f) The Pledged Shares consist of the number and type of shares of the Capital Stock of the Companies, as described in Annex A. All of the Pledged Shares are certificated securities.

        (g) The Pledged Shares are, and along with any securities pledged in substitution therefor or in addition thereto will be, duly and validly issued, fully paid and nonassessable and duly and validly pledged hereunder in accordance with all applicable Requirements of Law, and Pledgor warrants, covenants and agrees to defend the Collateral Agent's right, title and interest in and to the Pledged Shares and all other Collateral against the claims and demands of all Persons whomsoever.

        (h) Pledgor is the record, legal and beneficial owner of, and has good title to all of the Pledged Shares and all other Collateral purported to be pledged and assigned by it hereunder, free and clear of all Liens and other claims, security interests, mortgages, pledges and other encumbrances of every nature whatsoever, except Liens in favor of the OPMW Administrative Agent and the OPNY Administrative Agent, and it has the right to pledge the Pledged Shares and all other Collateral as herein provided.

        (i) The Pledged Shares constitute and any securities pledged in substitution therefor, or in addition thereto shall as of the date thereof constitute one hundred percent (100%) of all the issued and outstanding Capital Stock of the Companies. The Companies do not have outstanding (i) any securities convertible into or exchangeable for their Capital Stock or (ii) any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement, or any options for the purchase of, or any agreement, arrangements or understandings providing for the issuance of its Capital Stock.

        (j) Each certificate evidencing the Pledged Shares is issued in the name of Pledgor and each such certificate has been duly endorsed and executed in blank or has attached thereto a power substantially in the form of Annex B duly signed in blank by the appropriate officer of Pledgor. Each such power will give the OPNY Administrative Agent the rights and authority it purports to give.

        (k) Upon receipt by the OPNY Administrative Agent of the certificates representing the Pledged Shares (which either have been duly executed in blank or have attached thereto powers substantially in the form of Annex B duly signed in blank by the appropriate officer of Pledgor), the security interest described in this Agreement will represent a valid and perfected second priority lien on, and security interest in, the Collateral, in favor of the OPNY Administrative Agent for the benefit of the Secured Parties.

        (l) Pledgor has not executed, or authorized and there does not currently exist, any effective financing statement or other instrument similar in effect that is on file in any recording office covering all or any part of Pledgor's interest in the Collateral, except such as may have been filed pursuant to this Agreement or the other Financing Documents or the Financing Documents (as defined in the OPMW Credit Agreement) (the "OPMW Financing Documents"). Upon the completion of all filings and recordings described in Annex C, no filings or recordings (including under the Uniform Commercial Code as adopted in the State of New York and in the State of Delaware) will be necessary to be made in order to perfect, protect and preserve the lien on and security interest in the Collateral created by this Agreement.

        (m) None of the Pledged Shares constitutes margin stock, as defined in Regulation U of the Board of Governors of the Federal Reserve System.

        (n) The Holdco Operating Agreement, a true and complete copy of which has been furnished to the OPNY Administrative Agent, has been duly authorized, executed and delivered by Pledgor and is in full force and effect and is binding upon and enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity. There exists no default under the Holdco Operating Agreement.

        (o) The chief place of business and chief executive office of Pledgor and the office where Pledgor keeps its records concerning the Collateral is set forth under its name on the signature page hereof.

        (p) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

        (q) No part of the Collateral is subject to the terms of any agreement restricting the sale or transfer of such Collateral, except for the Operating Agreement, Holdco Operating Agreement and the Financing Documents and the OPMW Financing Documents.

        (r) Except as set forth on Schedule 4.05 of the OPMW Credit Agreement, there is no (i) injunction, writ, preliminary restraining order or order of any nature issued by an arbitrator, court or other Governmental Authority against Pledgor in connection with the transactions provided for herein, the other Transaction Documents or the Operational Plans, or (ii) action, suit, arbitration, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending against Pledgor or, to Pledgor's knowledge, threatened against Pledgor which would reasonably be expected to adversely affect the right or ability of Pledgor to fulfill its obligations under this Agreement.

        (s) Pledgor's obligations under this Agreement are not subject to any offsets or defenses of any kind against the OPMW Borrower, the OPNY Borrower, the OPMW Administrative Agent, the OPNY Administrative Agent or the Secured Parties.

        (t) Pledgor has, independently and without reliance upon the OPNY Administrative Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

        (u) Pledgor is not (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the United States of America Investment Company Act of 1940, as amended, or an "investment advisor" within the meaning of the United States of America Investment Advisors Act of 1940, as amended or (ii) subject to regulation by the Securities and Exchange Commission under PUHCA as a "public-utility company," an "electric utility company," a "holding company," or a subsidiary or affiliate of any of the foregoing. No certification of a state public utility commission pursuant to
Section 33(a)(2) of PUHCA is required as a result of the investment of Pledgor in the Companies.

        (v) (i) Upon its execution and delivery, the Operating Agreement, a true and complete copy of which will be furnished to the OPNY Administrative Agent, will have been duly authorized, executed and delivered by Pledgor and will be in full force and effect and is binding upon and enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and
        (ii) general principles of equity.

                (ii) Pledgor shall at its expense perform and observe all the terms and provisions to be performed or observed by it under the Operating Agreement, maintain the Operating Agreement in full force and effect, enforce the Operating Agreement in accordance with its terms, and take all such action to such end as may be from time to time reasonably requested by the OPNY Administrative Agent.

                (iii) Pledgor shall not:

                      (A) cancel or terminate the Operating Agreement or consent to or accept any cancellation or termination thereof;

                      (B) amend or otherwise modify in a material respect the Operating Agreement; or

                      (C) waive any material default under or material breach of the Operating Agreement.

        SECTION 8. Further Assurances(a). (a) Subject to and without limiting
Section 7(k) and Section 29 hereof and the Intercreditor Agreement, Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the OPNY Administrative Agent may reasonably request, in order to perfect and protect the pledge, assignment, hypothecation and security interest granted or purported to be granted hereby or to enable the OPNY Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including entering into any amendment or restatement of this Agreement in connection with the conversion of the LP Company to a limited liability company pursuant to the terms and conditions of the LP Guarantee, filing financing statements, paying fees, charges and expenses related thereto, and causing the LP Company to register the security interests hereunder in the name of the OPNY Administrative Agent in the register maintained for such purpose at the chief executive office and principal place of business of such LP Company. Without limiting the generality of the foregoing, Pledgor will (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the OPNY Administrative Agent may reasonably request, in order to perfect and preserve the assignment, hypothecation and security interest granted or purported to be granted hereby; and (ii) mark conspicuously, at the request of the OPNY Administrative Agent, each of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to the OPNY Administrative Agent, indicating that the Collateral has been assigned and is subject to the security interest pursuant hereto.

        (b) Pledgor hereby further authorizes the OPNY Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

        SECTION 9. Voting Rights; Distributions, Etc. (a) Pledgor shall not be entitled to receive any payments or other distributions receivable by it under the Operating Agreement except as expressly permitted for deposit in the Holdco Accounts pursuant to the terms and conditions of the Holdco Deposit Account Agreement. Unless and until an Event of Default shall have occurred and be continuing, and Pledgor shall have been notified by the OPNY Administrative Agent of the Secured Parties' written election to exercise remedies hereunder, but subject, nevertheless, at all times to the restrictions imposed by the terms and conditions of the OPMW Credit Agreement during any period after the First Lien Stock Pledge Agreement has terminated in accordance with its terms, Pledgor shall be entitled to exercise any voting and other corporate rights with respect to the Pledged Shares or any securities pledged in substitution therefor or in addition thereto for any purpose, and in any manner, not in violation of or inconsistent with the terms of this Agreement or any other Financing Document; provided, however, that, Pledgor shall not exercise or refrain from exercising any such voting and other rights if it could reasonably be anticipated that such action or inaction would have an adverse effect on the creation, attachment, perfection or priority of the security interests herein granted. Upon Pledgor's receipt of a notice in accordance with the first sentence of this Section 9, and during the continuance of an Event of Default, all such rights of Pledgor to vote and to give consents, waivers and ratifications shall be exercisable solely by the OPNY Administrative Agent in accordance with Section 15.

        (b) Pledgor shall not be entitled to receive any cash or non-cash dividends or distributions otherwise payable in respect of the Pledged Shares, except any cash distributions expressly permitted for deposit in the Holdco Accounts pursuant to the terms and conditions of the Holdco Deposit Account Agreement. Non-cash dividends or distributions and dividends and distributions paid or payable in cash in respect of any such Collateral in connection with a partial or total liquidation or dissolution of any of the Companies or the Borrower Entities, shall be, and shall be forthwith delivered to the OPNY Administrative Agent to hold as Collateral and shall, if received by Pledgor, be received in trust for the benefit of the OPNY Administrative Agent, be segregated from the other property or funds of Pledgor and be promptly delivered to the OPNY Administrative Agent as Collateral in the same form as so received (with any necessary endorsement or assignment). The OPNY Administrative Agent shall also be entitled at all times to receive directly, and to retain as part of the Collateral all other or additional stock or other securities or property (including cash) issued, paid or distributed for any reason in respect of the Pledged Shares or other Collateral.

        (c) Subject to the terms and conditions of the Holdco Deposit Account Agreement, upon the occurrence and during the continuance of an Event of Default during any period in which the First Lien Stock Pledge Agreement has terminated in accordance with its terms, immediately upon Pledgor's receipt of written notice from the OPNY Administrative Agent that the OPNY Administrative Agent intends to act pursuant to this clause (c), all rights of Pledgor to exercise or refrain from exercising the voting and other corporate rights which it would otherwise be entitled to exercise shall thereupon become exercisable by the OPNY Administrative Agent, acting in good faith, who shall have the sole right to exercise or refrain from exercising such voting and other corporate rights unless and until such Event of Default ceases to exist.

        SECTION 10. Place of Organization; Place of Perfection; Records. Pledgor is organized in the State of Delaware, and Pledgor's exact legal name is Orion Power Capital, LLC. Pledgor has no trade name. Pledgor will not change its jurisdiction of organization or its name without having given the OPNY Administrative Agent not less than thirty (30) days' prior written notice of its intention to do so, clearly describing to the OPNY Administrative Agent such new jurisdiction or name and providing such other information and taking any action in connection therewith as the OPNY Administrative Agent may reasonably request, including all action necessary or requested by the OPNY Administrative Agent to maintain the security interest of the OPNY Administrative Agent in the Collateral intended to be granted hereby at all times fully perfected, of second priority and in full force and effect. Pledgor shall keep its place of business and chief executive office and the office where it keeps its records concerning the Collateral, and of all other chattel paper which evidence the Collateral, at its address specified on the signature pages hereof, or, upon thirty (30) days' prior written notice to the OPNY Administrative Agent, at such other location in a jurisdiction where all action required by Section 8 shall have been taken with respect to the Collateral. Pledgor will hold and preserve such records and will permit representatives of the OPNY Administrative Agent at any time, upon reasonable prior notice, during normal business hours to inspect and make abstracts from such records.

        SECTION 11. Covenants. Pledgor covenants and agrees that so long as any OPNY Lender shall have any Commitment outstanding, and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash, unless the OPNY Administrative Agent shall otherwise consent in writing:

        (a) Maintenance of Register. Pledgor shall cause each Company to maintain at all times a register at its chief place of business and chief executive office in which the security interest in the Collateral granted hereby to the OPNY Administrative Agent, to the extent that the same constitutes "uncertificated securities" (as defined in the Delaware Uniform Commercial
Code), shall be evidenced.

        (b) Preservation of Existence, Etc. Except in connection with the conversion of the LP Company into a limited liability company, Pledgor shall preserve and maintain, and shall cause each of the Companies and the Borrower and its Subsidiaries to preserve and maintain, its lawful existence under the laws of the state of organization and its qualification to do business in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset. Pledgor shall preserve and maintain all of its rights (charter and statutory), privileges and franchises necessary or desirable for the conduct of its business in accordance with the Transaction Documents.

        (c) Compliance with Law. Pledgor shall comply with all Requirements of Law and Governmental Approvals applicable to it, except when any such Requirement of Law or Governmental Approval is being contested in good faith and by appropriate proceedings and for which Acceptable Reserves have been established, or except in each case where the failure to so comply could not reasonably be expected to have a material adverse effect on any Portfolio Asset.

        (d) Change in Nature of Business. Pledgor shall not engage in any business other than being the sole shareholder of the Companies, Orion Power New York GP, Inc. and Orion Power New York LP, Inc., and maintaining, and distributing cash to and from, the Holdco Accounts pursuant to the Holdco Deposit Account Agreement. Except in accordance with a conversion of the LP Company to limited liability company as contemplated by the LP Guarantee, Pledgor shall not cause or permit either Company to change its legal form or Governing Documents (other than to (i) change its name, (ii) add, replace or eliminate offices and/or officers, and/or (iii) replace any director, or add to or reduce the number of directors comprising the board so long as such addition, replacement or reduction does not eliminate the independent director or modify the nature or extent of the independent director's powers in any way), change its fiscal year or engage in any business other than, with regard to Orion Power MidWest GP, Inc., being the managing member of Twelvepole Creek, LLC, and with regard to Orion Power MidWest LP, Inc., being a limited partner or other equity owner of the OPMW Borrower.

        (e) Jurisdiction of Organization. Except in accordance with the conversion of the LP Company to a limited liability company in the manner contemplated and permitted under Section 7 of the LP Guarantee, Pledgor shall cause each of the Companies at all times to be a corporation organized under the laws of the State of Delaware. Pledgor shall at all times be a limited liability company organized under the laws of the State of Delaware.

        (f) Bankruptcy. Pledgor shall not file a voluntary petition concerning itself, or commence proceedings to have any of the Companies, the OPMW Borrower or any of its Subsidiaries adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against itself, any of the Companies, the OPMW Borrower or any of its Subsidiaries, or file a petition seeking or consenting to reorganization or relief of itself, any of the Companies, the OPMW Borrower or any of its Subsidiaries as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief from debtors, if any, with respect to itself, any of the Companies, the OPMW Borrower or any of its Subsidiaries, or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of any of the Companies, the OPMW Borrower or any of its Subsidiaries or of all or any substantial part of the properties and assets of itself, any of the Companies, the OPMW Borrower or any of its Subsidiaries, or make any general assignment for the benefit of creditors, if any, of itself, any of the Companies, the OPMW Borrower or any of its Subsidiaries, or admit in writing the inability of itself, any of the Companies, the OPMW Borrower or any of its Subsidiaries to pay its debts generally as they become due or declare or effect a moratorium on the debt, if any, of itself, any of the Companies, the OPMW Borrower or any of its Subsidiaries or take any action in furtherance of any of the foregoing.

        (g) Taxes. Pledgor shall cause to be paid or discharged (whether by it or any of its Affiliates, or otherwise) all taxes, assessments and governmental charges or levies lawfully imposed upon it, any of the Companies, the OPMW Borrower or any of its Subsidiaries or upon any of their respective income or profits or upon any of the Portfolio Assets or the Collateral and all lawful claims or obligations that, if unpaid, would become a Lien upon the Collateral (as defined in the OPNY Credit Agreement), whether real or personal, the Collateral (as defined in this Agreement) or upon any part thereof. Pledgor or the applicable Company, the OPMW Borrower or any of its Subsidiaries shall have the right, however, to contest in good faith the validity or amount of any such tax, assessment, charge, levy, claim or obligation by proper proceedings, and may permit the taxes, assessments, charges, levies, claims or obligations so contested to remain unpaid during the period of such contest if: (i) Pledgor or such Company, the OPMW Borrower or any of its Subsidiaries diligently prosecutes such contest in good faith and by appropriate proceedings and for which Acceptable Reserves have been established; (ii) during the period of such contest, the enforcement of any contested item is effectively stayed; and (iii) the failure to pay or comply with the contested item could not reasonably be expected to result in an adverse effect on the Collateral taking into account the existence of such Acceptable Reserves.

        (h) Operations Matters. In the conduct its business and operations, Pledgor shall, and shall cause each of the Companies to:

                (i) maintain books and records, separate from those of any other Person;

                (ii) maintain its bank accounts and all its other assets separate from those of any other Person;

                (iii) hold regular member, partnership or shareholder meetings, as appropriate, to conduct its business, and observe all other limited liability company, partnership or corporate formalities, as the case may be;

                (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other Person;

                (v) prepare separate financial statements, or if part of a consolidated or combined group, then it will be shown as a separate member of such group, including in a footnote(s) to the relevant financial statements disclosing its separate existence and identity and the existence of its own assets;

                (vi) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

                (vii) transact all business with Affiliates on an arm's-length basis and to enter into transactions with Affiliates on an arm's-length basis;

                (viii)  conduct business in its own name;

                (ix) with regard to each Company, maintain a sufficient number of employees in light of such Company's contemplated business operations;

                (x) correct any misunderstanding regarding its separate identity of which Pledgor has actual knowledge;

                (xi) not identify itself in writing as a division of any other Person; and

                (xii) maintain adequate capital in light of its contemplated business operations.

        (i) Assets. Pledgor shall not own or acquire ownership interest in any Person other than the Companies, Orion Power New York GP, Inc. and Orion Power New York, Inc. (or any successor limited liability company) and other assets having an aggregate value in excess of $50,000, and shall not sell, assign (by operation of law or otherwise) or otherwise dispose of any interest in any of the Collateral.

        (j) Indebtedness. Pledgor shall not incur Indebtedness, other than pursuant to the Holdco Guarantees, or make any loan or advances to any other Person except loans or advances permitted under the Holdco Deposit Account Agreement.

        (k) Distributions. Pledgor shall not declare any dividends or make any distributions to any Person, except strictly in accordance with the Holdco Deposit Account Agreement.

        (l) Merger. Pledgor shall not merge or be consolidated with any Person.

        (m) Holdco Operating Agreement. Pledgor shall not change its legal form or amend, or otherwise modify, the Holdco Operating Agreement or any of its other Governing Documents (other than to (i) change its name, (ii) add, replace or eliminate offices or officers, if any, or (iii) replace any Manager or add to or reduce the number of Managers so long as such addition, replacement or reduction does not eliminate the independent Manager or modify the nature or extent of the independent Manager's powers in any way) or cancel or terminate the Holdco Operating Agreement or consent to or accept any cancellation or termination thereof, nor shall it change its fiscal year.

        (n) Contributions. Pledgor shall not make any equity investment or contributions of capital to any Subsidiary except in accordance with the Holdco Deposit Account Agreement.

        (o)     Pledged Shares.

                (i) Pledgor shall defend the OPNY Administrative Agent's right, title and interest in and to the Pledged Shares and all other Collateral against the claims and demands of all Persons whomsoever.

                (ii) The Pledged Shares, and any securities pledged in substitution therefor or in addition thereto, shall at all times constitute, one hundred percent (100%) of all the issued and outstanding Capital Stock of the Companies.

                (iii) Pledgor shall not authorize the issuance by the Companies of any additional membership interests or stock of the Companies, (whether common or preferred and whether of a class now or hereafter existing) unless concurrently with such issuance all such stock is owned by Pledgor and made subject to the subordinated pledge of shares hereunder. If Pledgor shall acquire (by purchase, stock dividend or otherwise) any additional membership interests or stock in the Companies at any time or from time to time after the date hereof, Pledgor will promptly pledge and deposit or cause to be deposited such membership interests or stock with the OPNY Administrative Agent and deliver or cause to be delivered to the OPNY Administrative Agent certificates therefor, accompanied by powers duly executed in blank by Pledgor, and will promptly thereafter deliver to the OPNY Administrative Agent a certificate executed by any Responsible Officer of Pledgor describing such shares and certifying that the same have been duly pledged with the OPNY Administrative Agent hereunder.

                (iv) Any security pledged in substitution of the Pledged Shares or in addition to the Pledged Shares will be (A) duly and validly issued, fully paid and nonassessable and duly and validly pledged hereunder in accordance with all applicable Requirements of Law and (B) issued in the name of Pledgor and when issued will then have been duly endorsed and executed in blank or when issued will then have, attached thereto a power substantially in the form of Annex B duly signed in blank by the appropriate officer of Pledgor. Each such power will give the OPMW Administrative Agent the rights and authority it purports to give. Upon receipt by the OPMW Administrative Agent of such new certificates (which either will have been duly executed in blank or will have attached thereto such powers in favor of the OPMW Administrative Agent), the security interest described in this Agreement will attach thereto and will represent a valid and perfected second priority on and security interest in such Collateral, in favor of the OPNY Administrative Agent for the benefit of the Secured Parties.

                (v) Pledgor shall not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by Pledgor or granted by Pledgor in the First Lien Stock Pledge Agreement.

                (vi) Pledgor shall not hereafter create or permit to exist any Lien, security interest or other charge, encumbrance or other security arrangement upon or with respect to, any of the Collateral (other than Liens created under this Agreement or the First Lien Stock Pledge Agreement).

        (p) Share Transfer Restrictions. Pledgor shall not sell, assign, transfer or permit to be sold, assigned or transferred any of its interests in the Companies, whether directly or indirectly.

        SECTION 12. OPNY Administrative Agent. Bank of America, N.A. has been appointed by the Secured Parties to act as the OPNY Administrative Agent hereunder. Pledgor hereby appoints the OPNY Administrative Agent as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the OPNY Administrative Agent's discretion at any time that an Event of Default shall have occurred and be continuing during any period after the First Lien Stock Pledge Agreement has terminated in accordance with its terms, to take any action and to execute any instrument which the OPNY Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including to ask, demand, collect, sue for, recover, compound, receive and give acceptance and receipts for moneys due and to become due under or in connection with the

Collateral, to receive, indorse, and collect any drafts or other instruments, documents and chattel paper in connection therewith, and to file any claims or take any action or institute any proceedings which the OPNY Administrative Agent may deem to be necessary or desirable for the collection thereof. Such appointment is coupled with an interest and is irrevocable. The OPNY Administrative Agent shall have the right to appoint one or more agents for the purpose of retaining physical possession of the Pledged Shares and other Collateral, which may be held (in the discretion of the OPNY Administrative Agent) in the name of Pledgor, endorsed or assigned in blank or in favor of the OPNY Administrative Agent or any nominee or nominees of the OPNY Administrative Agent or an agent appointed by the OPNY Administrative Agent.

        SECTION 13. Administrative Agent May Perform. If Pledgor fails to perform any agreement contained herein, the OPNY Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the OPNY Administrative Agent incurred in connection therewith shall be payable by Pledgor under Section 19(b).

        SECTION 14. Duties of the OPNY Administrative Agent, Pledgor, the Companies and the Borrower. (a)The powers conferred on the OPMW Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the OPNY Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral, and no such duties shall be implied as arising hereunder.

        (b) It is expressly agreed, anything herein contained to the contrary notwithstanding, that Pledgor, each Company and the OPNY Borrower and each of its Subsidiaries shall remain liable to perform all of their respective obligations, if any, assumed by them with respect to the Collateral and the OPNY Administrative Agent and the OPNY Lenders shall have no obligations or liabilities (other than obligations or liabilities resulting from the OPNY Administrative Agent's or any OPNY Lender's gross negligence or willful misconduct) with respect to any Collateral by reason of or arising out of or in connection with this Agreement, nor shall the OPNY Administrative Agent or the OPNY Lenders be required or obligated in any manner to perform or fulfill any of the obligations of Pledgor, any of the Companies, the OPMW Borrower or any of its Subsidiaries under or with respect to any Collateral.

        SECTION 15. Remedies. If any Event of Default shall have occurred and be continuing, subject to the terms and conditions of the Credit Agreement and this Agreement and in compliance with Requirements of Law and the terms of the Intercreditor Agreement:

        (a) The OPNY Administrative Agent shall be entitled to exercise all the rights, powers and remedies vested in it (whether vested in it by this Agreement, the OPNY Credit Agreement or any other Financing Document or by law) for the protection and enforcement of its rights in respect of the Collateral and, without limitation of the foregoing, may cause all or any of the Pledged Shares or other Collateral to be transferred into its name or that of a nominee or nominees, and Pledgor shall, upon the request of the OPNY Administrative Agent, execute such additional instruments and documents as are necessary to effect such transfer;

        (b) The OPNY Administrative Agent, without being required to give any notice to Pledgor or the Companies (except in respect of actions taken pursuant to Section 9(a)), shall be entitled to exercise the following rights, which, Pledgor agrees, are commercially reasonable:

                (i) to exercise any and all voting rights with respect to the Pledged Shares and other Collateral, including the appointment and removal of any proxy or proxies or substitute or substitutes;

                (ii) to receive and retain, as collateral security for the Secured Obligations, any and all dividends at any time and from time to time declared or paid upon any of the Pledged Shares and other Collateral otherwise payable to Pledgor;

                (iii)   to accept rights issues;

                (iv) approve any liquidation or scheme of arrangement or any other composition or arrangement with or for creditors, whether secured or unsecured and whether formed pursuant to the order of any court or otherwise, and to give any consent on behalf of Pledgor in relation thereto;

                (v)     to attend meetings of creditors and vote;

                (vi) to compromise claims in relation to or arising out of the Pledged Shares;

                (vii) to give sufficient receipts and discharges for all monies to which Pledgor is or may become entitled in respect of the Pledged Shares or any part thereof or which shall come into the hands of the OPNY Administrative Agent, which receipts and discharges shall, to the maximum extent permitted by Requirements of Law, exonerate the OPNY Administrative Agent from all liability to see to the application thereof or from being answerable for the loss or misapplication thereof;

                (viii) to execute any documents which it may consider expedient, in good faith, in relation to the foregoing as it shall in its absolute discretion determine (but without any obligation to consult with Pledgor) in relation to any exercise of any such right, power or privilege; and

                (ix) to institute, prosecute and defend any proceedings in any court or tribunal in respect of any act or transaction referred to in this Section 15(a).

        (c)     (i)     Any Collateral repossessed by the OPNY Administrative
Agent under or pursuant to this Section 15 or any other provision hereof and in accordance with Section 29 hereof and the Intercreditor Agreement, and any other Collateral whether or not so repossessed by the OPNY Administrative Agent, may be sold, assigned, leased, delivered or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the OPNY Administrative Agent may, upon written direction in compliance with any mandatory requirements of any Requirement of Law, determine to be commercially reasonable, including sale on any securities exchange on which the Pledged

Shares, any security pledged in substitution therefor or in addition thereto or any of them may then be listed.

                (ii) Any disposition pursuant to subsection (i) above which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days' written notice to Pledgor (except that, if the OPNY Administrative Agent shall determine, in its sole discretion, that any of the Pledged Shares or other Collateral threatens to decline quickly in value or to become worthless, any such sale may be made upon three days' notice to Pledgor) specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of Pledgor or any nominee of Pledgor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. To the extent permitted by Requirements of Law, the OPNY Administrative Agent on behalf of the OPNY Lenders may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 15.

                (iii) If, under mandatory requirements of any Requirement of Law, the OPNY Administrative Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to Pledgor as hereinabove specified, the OPNY Administrative Agent need give Pledgor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of any Requirement of Law.

                (iv) The OPNY Administrative Agent, may without notice, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

                (v) For the purposes of this Section 15(c), an agreement to sell any or all of the Pledged Shares or other Collateral entered into following any Event of Default shall, to the extent permitted by Requirements of Law, be treated as a sale thereof, and the OPNY Administrative Agent shall be free to carry out such sale pursuant to such agreement and Pledgor shall not be entitled to the return of any of the Pledged Shares or other Collateral subject thereto notwithstanding the fact that, the OPNY Administrative Agent shall have entered into any such agreement, the Secured Obligations shall have been paid in full in cash.

                (vi) In any event, the OPNY Administrative Agent shall not be obligated to make any sale of the Collateral if it shall determine not to do so, regardless of the fact that notice of sale of the Collateral may have been given.

        (d) In case sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained until the sale price is paid by the purchaser or purchasers thereof, but the OPNY Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.

        (e) The OPNY Administrative Agent shall have the right, for and in the name, place and stead of Pledgor, to execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Pledged Shares and other Collateral in connection with any sale thereof in accordance with Section 15(b) or (c). Neither the OPNY Administrative Agent nor any other Secured Party shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto.

        (f) Upon any sale of the Collateral by the OPNY Administrative Agent hereunder (whether by virtue of the power of sale herein, granted, pursuant to judicial process or otherwise), the receipt of the OPNY Administrative Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the OPNY Administrative Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

        (g) Waiver of Claims. Except as otherwise provided in this Agreement, PLEDGOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE OPNY ADMINISTRATIVE AGENT TAKING POSSESSION OR THE OPNY ADMINISTRATIVE AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, IN EACH CASE AS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH PLEDGOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION OF ANY SUCH JURISDICTION, and Pledgor hereby further waives:

                (i) all damages occasioned by such taking of possession except any damages which are the direct result of the gross negligence or willful misconduct of either of the OPNY Administrative Agent or any Person acting on its behalf or instruction;

                (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the OPNY Administrative Agent's rights hereunder; and

                (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Requirements of Law in order to prevent or delay the enforcement of this Agreement (including any right to claim that such enforcement should be stayed pending the outcome of any other action or proceeding (including any arbitration proceeding)) or the absolute sale of the Collateral or any portion thereof, and Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such Requirements of Law.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall, to the extent permitted by Requirements of Law, operate to divest all right, title, interest, claim and demand, either at law or in equity, of Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against Pledgor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under Pledgor.

        SECTION 16. Application of Proceeds. Notwithstanding any other provision of this Agreement but subject to Section 29 hereof and the Intercreditor Agreement, all payments made under or in connection with this Agreement, and all moneys collected by the OPNY Administrative Agent upon any sale or other disposition of the Collateral pursuant to Section 15, together with all other moneys received by the OPNY Administrative Agent hereunder, shall be applied in accordance with the Holdco Deposit Account Agreement and the Intercreditor Agreement. For the avoidance of doubt, it is understood that Pledgor shall remain liable to the extent of any deficiency between the amount of all moneys collected by the OPNY Administrative Agent upon any such sale or other disposition of the Collateral and the aggregate amount of the Secured Obligations.

        SECTION 17. Remedies Cumulative. No failure or delay on the part of the OPNY Administrative Agent or any Secured Party in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between Pledgor and the OPNY Administrative Agent or any Secured Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the OPNY Administrative Agent or any Secured Party would otherwise have. No notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the OPNY Administrative Agent or any Secured Party to any other or further action in any circumstances without notice or demand.

        SECTION 18. Discontinuance of Proceedings. In case the OPNY Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the OPNY Administrative Agent, then and in every such case Pledgor, the OPNY Administrative Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the OPNY Administrative Agent shall continue as if no such proceeding had been instituted.

        SECTION 19. Indemnity and Expenses. (a) Pledgor agrees to indemnify and hold harmless the OPNY Administrative Agent and each Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from the Collateral or Pledgor's pledge and assignment under this Agreement (including enforcement against Pledgor of this

Agreement), except claims, losses or liabilities resulting from the OPNY Administrative Agent's or any Secured Party's gross negligence or willful misconduct.

        (b) Pledgor will upon demand pay to the OPNY Administrative Agent or any Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the OPNY Administrative Agent or any Secured Party may incur in connection with
(i) the administration of this Agreement, including the exercise or attempted exercise of any right conferred on the OPNY Administrative Agent under or by virtue of this Agreement or by statute, (ii) the sale of, collection from, or other realization upon, any of the Collateral of Pledgor, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the OPNY Administrative Agent or any Secured Party hereunder against Pledgor or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

        SECTION 20. Waiver, Amendment; Severability. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be undertaken and accomplished in accordance with the requirements of Section 9.02 of the OPNY Credit Agreement. No delay on the part of any Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Secured Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy. In case any provision hereof shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby.

        SECTION 21. Security Interest Absolute. The obligations of Pledgor under this Agreement are independent of the Secured Obligations, and subject to
Section 29 hereof, a separate action or actions may be brought and prosecuted against Pledgor to enforce this Agreement, irrespective of whether any action is brought against the OPNY Borrower, any other pledgor or any guarantor of the Secured Obligations or whether the OPNY Borrower, any other pledgor or any guarantor of the Secured Obligations is joined in any such action or actions. All rights of the OPNY Administrative Agent and the assignment, hypothecation and security interest hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional, to the extent permitted by applicable law, irrespective of:

        (a) any lack of validity or enforceability of this Agreement, the OPNY Credit Agreement, any other Financing Document or any other agreement or instrument relating to any thereof, the absence of any action to enforce the same, any release of Pledgor or any other Credit Party or any other Credit Party (as defined in the OPMW Credit Agreement, an "OPMW Credit Party"), the recovery of any judgment against Pledgor or any other Credit Party or any other OPNY Credit Party, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Pledgor;

        (b) any occurrence or condition whatsoever, including, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations of Pledgor or any other Credit Party or any OPNY Credit Party contained in this Agreement, the OPNY Credit Agreement or any other Financing Document,
(ii) any impairment, modification, release or limitation of the liability of Pledgor or any other Credit Party or any OPMW Credit Party or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by Pledgor, the OPNY Administrative Agent or any other Secured Party of any rights or remedies, (iv) the assignment or the purported assignment of any property as security for the Secured Obligations, including all or any part of the rights of Pledgor under this Agreement, (v) the extension of the time for payment by Pledgor or any other Credit Party or any OPMW Credit Party or any other guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any Financing Document or of the time for performance by Pledgor or any other Credit Party or any OPMW Credit Party of any other obligations under or arising out of any terms or provisions or the extension of the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of Pledgor or any other Credit Party set forth in any Financing Document, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Pledgor or any other Credit Party or any OPMW Credit Party or any of their respective assets, or the disaffirmancy of this Agreement or any Financing Document in any such proceeding, (viii) the release or discharge of Pledgor or any other Credit Party or any OPMW Credit Party from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of this Agreement or any Financing Document or (x) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor; or

        (c) any exchange, sale, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Secured Obligations.

        SECTION 22. Addresses for Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the OPNY Credit Agreement, and shall be given to such party at its address or telecopy number set forth on the signature page hereof or at any address or telecopy number which such party shall have specified.

        SECTION 23. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the OPNY Lenders; provided, however, that Pledgor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the OPNY Administrative Agent and each of the OPNY Lenders. Any OPNY Lender may transfer, assign or grant all or such relevant part of its rights hereunder in connection with an assignment or transfer of all or any part of its interest in its Loans in accordance with the provisions of the Credit Agreement, and such assignee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. All agreements, statements, representations and warranties made by Pledgor herein or in any certificate or other instrument delivered by Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the OPNY Lenders and shall survive the execution and delivery of this Agreement, the OPNY Credit Agreement and the other Financing Documents regardless of any investigation made by the OPNY Lenders or on their behalf.

        SECTION 24. Termination; Release. This Agreement shall create a continuing pledge, assignment of hypothecation of and security interest in the Collateral and shall remain in full force and effect until no OPNY Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash. This Agreement shall terminate when all Secured Obligations have been indefeasibly paid in full in cash and all Commitments have been terminated, and the OPNY Administrative Agent, at the written request and expense of the Pledgor, will promptly authorize, execute and deliver, as applicable, to the Pledgor the proper instruments (which may include Uniform Commercial Code termination statements on form UCC-3) acknowledging the termination of this Agreement, and will promptly duly assign, transfer and deliver (without recourse and without any representation or warranty) free from any interest of the OPNY Administrative Agent or Lien granted hereunder such of the Collateral as may be in possession of the OPNY Administrative Agent, to the Pledgor, and has not theretofore been sold or otherwise applied or released pursuant to this Agreement together with such notices to third parties as may be necessary to countermand any notices previously sent to them pursuant hereto.

        SECTION 25. Headings Descriptive, Etc.. The headings of the several sections and subsections of this Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        SECTION 26. GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE.
(a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENTS OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. UNLESS OTHERWISE DEFINED HEREIN OR IN THE OPNY CREDIT AGREEMENT, TERMS USED IN ARTICLE 9 OF THE NEW YORK UNIFORM COMMERCIAL CODE ARE USED HEREIN AS THEREIN DEFINED. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN PLEDGOR AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

        (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, PLEDGOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING

OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT PLEDGOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. PLEDGOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

        (c) PLEDGOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST PLEDGOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. PLEDGOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

        (d) PLEDGOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

        (e) PLEDGOR HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF PLEDGOR TO RECEIVE FOR AND ON BEHALF OF PLEDGOR SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO PLEDGOR AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH SECTION 22. PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO PLEDGOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

        (f) NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT (i) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE AGAINST ANY PARTY, IN EITHER CASE, SOLELY AS PERMITTED IN SUBSECTION (c) THIS SECTION 26.

        SECTION 27. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which shall together constitute one and the same instrument.

        SECTION 28. Limitation of Recourse. The obligations of Pledgor hereunder are obligations solely of Pledgor and shall not constitute a debt or obligation of any direct or indirect member, partner or shareholder of Pledgor or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by Pledgor under this Agreement and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by Pledgor evidenced by this Agreement. No property or assets of any Non-Recourse Party, other than as contemplated in the Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against Pledgor with respect to this Agreement or the other Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section 28 shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party or any other Non-Recourse Party (a) in accordance with the terms of any Transaction Document or Financing Document creating such liabilities and obligations to which such Credit Party or Non-Recourse Party is a party, (b) arising from liability pursuant to any applicable Requirement of Law for such Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of Section 6.10 of the OPNY Credit Agreement.

        SECTION 29. Subordination. Notwithstanding any provision of this Agreement or any other Financing Document to the contrary, (i) the security interests created hereby and granted hereby are subject to, subordinate and inferior to the security interests created by the First Lien Stock Pledge Agreement, in accordance with, and all rights, powers and remedies granted to the OPMW Administrative Agent thereunder, are subject in all respects to the terms and conditions of the Intercreditor Agreement, including restrictions on the right of the OPNY Administrative Agent to give notices, exercise power of attorney rights, direct or receive payments, hold, control or receive delivery of any Assignment Collateral or other possessory collateral or to exercise powers or remedies and to apply proceeds of Collateral; provided, that if and to the extent the Intercreditor Agreement is amended, supplemented or modified at any time from time to time and such amendment, supplement or modification could reasonably be expected to have any adverse effect on the Pledgor's rights, duties or obligations hereunder or under any other Financing Document, such amendment, supplement or modification shall not be effective as to the Pledgor without the Pledgor's prior written acknowledgment (which acknowledgment shall not be unreasonably conditioned, withheld or delayed) that such amendment, modification or supplement shall be effective for purposes of this Agreement and the other Financing Documents, and (ii) the OPNY Administrative Agent on behalf of each of the Secured Parties hereby acknowledges and agrees that the Pledgor shall not have any duty and obligation with respect to the perfection or priority of the security interest granted hereunder in and to any of the Collateral (and no Default or Event of Default shall result or occur) to the extent (a) such Collateral is in the possession of the OPMW Administrative Agent, (b) such Collateral is not transferred by the OPMW Administrative Agent to the OPNY Administrative Agent as required pursuant to the Intercreditor Agreement, (c) such perfection or priority requires any consent, approval or other action of the OPMW Administrative Agent, or (d) the OPMW Administrative Agent then maintains a perfected, first priority security interest in and to Collateral and
(iii) no obligations contained in this Agreement shall require the Pledgor to take or omit to take any action inconsistent with the terms and conditions of the Holdco Deposit Account Agreement and no Default or Event of Default shall arise or result from the taking or omitting of such action.

                  [Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.



                                  ORION POWER CAPITAL, LLC


                                  By:
                                       ----------------------------------
                                       Name:
                                              ---------------------------
                                       Title:
                                               --------------------------

                                  Address for Notices:
                                  1111 Louisiana Street
                                  Houston, TX 77002
                                  Attn.:  Senior Vice President - Finance
                                  Ph.:(713) 207-3160
                                  Fax:(713) 207-0988

                                  With a copy to:
                                  1111 Louisiana Street
                                  Houston, TX  77002
                                  Attn.:  General Counsel
                                  Ph.: (713) 207-7265
                                  Fax: (713) 393-0140



                                  BANK OF AMERICA, N.A.
                                  not in its individual capacity,
                                  but solely as Administrative Agent


                                  By:
                                       ----------------------------------
                                       Name:
                                              ---------------------------
                                       Title:
                                               --------------------------

                                  Address:      101 North Tryon Street
                                                NC1-001-08-19
                                                Charlotte, NC  28255

                                  Telecopy:     (704) 386-3324

                                                                     EXHIBIT J-1
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT




--------------------------------------------------------------------------------

                    AMENDED AND RESTATED PARTNERSHIP INTEREST
                                PLEDGE AGREEMENT

                                     made by

                          ORION POWER NEW YORK GP, INC.




                                       to




                             BANK OF AMERICA, N.A.,
                             as Administrative Agent








                         Dated as of : October 28, 2002




-------------------------------------------------------------------------------

                                TABLE OF CONTENTS



SECTION 1.       PLEDGE; ASSIGNMENT; GRANT OF SECURITY INTEREST..............................2


SECTION 2.       SECURITY FOR SECURED OBLIGATIONS............................................2


SECTION 3.       PLEDGOR REMAINS LIABLE......................................................2


SECTION 4.       DELIVERY OF COLLATERAL......................................................3


SECTION 5.       NO SUBROGATION..............................................................3


SECTION 6.       REINSTATEMENT...............................................................3


SECTION 7.       REPRESENTATIONS AND WARRANTIES..............................................4


SECTION 8.       FURTHER ASSURANCES..........................................................6


SECTION 9.       VOTING RIGHTS; DISTRIBUTIONS, ETC...........................................6


SECTION 10.      PLACE OF INCORPORATION; PLACE OF PERFECTION; RECORDS........................7


SECTION 11.      AS TO THE PARTNERSHIP AGREEMENTS............................................8


SECTION 12.      COVENANTS...................................................................8


SECTION 13.      ADMINISTRATIVE AGENT.......................................................11


SECTION 14.      ADMINISTRATIVE AGENT MAY PERFORM...........................................11


SECTION 15.      DUTIES OF THE ADMINISTRATIVE AGENT, PLEDGOR AND THE BORROWER ENTITIES......11


SECTION 16.      REMEDIES...................................................................11


SECTION 17.      APPLICATION OF PROCEEDS....................................................13


SECTION 18.      REMEDIES CUMULATIVE........................................................13


SECTION 19.      DISCONTINUANCE OF PROCEEDINGS..............................................14


SECTION 20.      INDEMNITY AND EXPENSES.....................................................14


SECTION 21.      WAIVER, AMENDMENT; SEVERABILITY............................................14


SECTION 22.      SECURITY INTEREST ABSOLUTE.................................................15

SECTION 23.      ADDRESSES FOR NOTICES......................................................16


SECTION 24       SUCCESSORS AND ASSIGNS.....................................................16


SECTION 25.      TERMINATION; RELEASE.......................................................16


SECTION 26.      HEADINGS DESCRIPTIVE, ETC..................................................17


SECTION 27.      GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE........................17


SECTION 28.      EXECUTION IN COUNTERPARTS..................................................18


SECTION 29.      LIMITATION OF RECOURSE.....................................................18


SECTION 30.      AMENDMENT AND RESTATEMENT..................................................19

           AMENDED AND RESTATED PARTNERSHIP INTEREST PLEDGE AGREEMENT


        AMENDED AND RESTATED PARTNERSHIP INTEREST PLEDGE AGREEMENT, dated as of October 28, 2002 (this "Agreement"), made by ORION POWER NEW YORK GP, INC., a Delaware corporation ("Pledgor"), as the obligor hereunder, to BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successors and assigns, the "Administrative Agent") for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).

                              W I T N E S S E T H:

        WHEREAS, Pledgor is the sole general partner of (a) Orion Power New York, L.P., a Delaware limited partnership (the "Borrower") and (b) each of (i) Astoria Generating Company, L.P., a Delaware limited partnership, (ii) Carr Street Generating Station, L.P., a Delaware limited partnership, and (iii) Erie Boulevard Hydropower, L.P., a Delaware limited partnership, (each, an "Operating Company" and together with the Borrower, the "Borrower Entities")

        WHEREAS, the Borrower has entered into an Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), with the Administrative Agent, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "Lenders") (all capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement and the principles of construction set forth in
Section 1.04 of the Credit Agreement shall apply hereto), pursuant to which the Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the Borrower to finance a portion of the purchase price of the Portfolio Assets and to provide working capital availability to the Borrower;

        WHEREAS, the Borrower, the Operating Companies and the Administrative Agent have entered into that certain Amended and Restated Deposit Account Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Deposit Account Agreement"), providing for, among other things, the establishment of the Accounts (as defined in the Credit Agreement) and the application of the proceeds of the Collateral (as hereinafter defined); and

        WHEREAS, it is a condition precedent to the obligations of the Lenders under the Credit Agreement that this Agreement shall have been entered into by the parties hereto and shall be in full force and effect;

               NOW, THEREFORE, in consideration of the foregoing and in order to induce the Lenders to enter into the Credit Agreement, to make available to the Borrower such credit facilities and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1. Pledge; Assignment; Grant of Security Interest. Pledgor hereby pledges, hypothecates and assigns to the Administrative Agent, and hereby grants to the Administrative Agent for the benefit of the Secured Parties, a pledge and assignment of, and a security interest in, all of its right, title and interest in and to the following (the "Collateral"):

        (a) All general and limited partnership interests now owned or hereafter acquired by Pledgor in and to each Borrower Entity (collectively, the "Partnership Interests") and the partnership agreement relating to each Borrower Entity (collectively, the "Partnership Agreements") and all rights related thereto, including (i) all rights of Pledgor as a general or limited partner, as the case may be, and all rights to receive distributions, cash, instruments and other property from time to time receivable or otherwise distributable in respect of any Partnership Interest or pursuant to any Partnership Agreement,
(ii) all rights of Pledgor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to any Partnership Interest or any Partnership Agreement, (iii) all claims of Pledgor for damages arising out of or for breach of or default under any Partnership Agreement, (iv) the right of Pledgor to terminate any Partnership Agreement, to perform and exercise consensual or voting rights thereunder and to compel performance and otherwise exercise all remedies thereunder, (v) all rights of Pledgor as a general or limited partner of any of the Borrower Entities, to any property and assets of the Borrower Entities (whether real property, inventory, equipment, contract rights, accounts, receivables, general intangibles, securities, instruments, chattel paper, documents, chooses in action or otherwise), and (vi) all certificates or instruments evidencing an ownership or partnership interest in the Borrower Entities or their assets; and

        (b) to the extent not included in the foregoing, all proceeds of any and all of the foregoing (including proceeds that constitute property of the types described above).

        SECTION 2. Security for Secured Obligations. This Agreement secures the prompt and complete payment and performance of (a) all Obligations of the Borrower now or hereafter existing under the Financing Documents, (b) all obligations of each Operating Company under the Subsidiary Guarantees and (c) the due performance and compliance of all other obligations of any Borrower Entity under any of the Financing Documents (collectively, the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by the Borrower to the Secured Parties but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.

        SECTION 3. Pledgor Remains Liable. Anything herein to the contrary notwithstanding, (a) Pledgor shall remain liable under each Partnership Agreement and the other contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by any Secured Party of any of the rights hereunder shall not release Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) neither the Administrative Agent nor any Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral or otherwise by reason of this Agreement, nor shall the Administrative Agent or any Secured Party be obligated to perform any of the obligations or duties of Pledgor thereunder or to take any action to collect or enforce any claim assigned hereunder.

        SECTION 4. Delivery of Collateral. All certificates or instruments representing or evidencing the Collateral at any time shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right, upon the occurrence and continuance of an Event of Default, in its discretion and without notice to Pledgor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Collateral, subject only to compliance with Requirements of Law, the terms and conditions of the Credit Agreement and the Intercreditor Agreement and the revocable rights specified in Section 9(a). In addition, the Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

        SECTION 5. No Subrogation. Pledgor shall not exercise any rights which it may acquire by way of subrogation under this Agreement, by any payments made hereunder or otherwise, until all Secured Obligations shall have been indefeasibly paid in full in cash and all Commitments have been terminated. If any amount shall be paid to Pledgor on account of such subrogation rights at any time when all Secured Obligations shall not have been indefeasibly paid in full in cash (whether pursuant to a claim in any bankruptcy or similar proceeding or otherwise) or when any Commitment shall remain outstanding, such amount shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Secured Obligations, whether matured or unmatured, in accordance with Section 17.

        SECTION 6. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

        SECTION 7. Representations and Warranties. Pledgor represents and warrants as follows:

        (a) Pledgor (i) is duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets, to borrow money and to transact the business in which it is presently engaged and in which it proposes to be engaged, (iii) has duly qualified and is authorized to do business and is in good standing in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset and (iv) is in full compliance with its Governing Documents, all material Contractual Obligations, all applicable material Requirements of Law and all material Governmental Approvals, except in each case of this clause (iv) to the extent that the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, (x) Pledgor is the sole General Partner of the Borrower; (y) the Operating Companies are the only Subsidiaries of the Borrower; and (z) Pledgor is the sole General Partner of each Operating Company.

        (b) The execution, delivery and performance by Pledgor of this Agreement and the consummation of the transactions contemplated hereby (i) are within its powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not and will not contravene (A) its Governing Documents or (B) any material Requirement of Law, any material Contractual Obligation or any material Governmental Approval binding on or affecting it and (iv) do not and will not conflict with or be inconsistent with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Permitted Liens) upon any of its properties or assets pursuant to, the terms of any material Contractual Obligation binding on or affecting it.

        (c) Pledgor has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

        (d) No approval of any Person other than a Governmental Authority (except such as have been duly obtained, made or given, and are in full force and effect) is required to authorize, or is required in connection with (i) the execution, delivery or performance of this Agreement by Pledgor or the consummation of any of the transactions contemplated hereby, (ii) the legality, validity, binding effect or enforceability of this Agreement or the perfection and maintenance of the security interest created hereby (including the first priority nature of such security interest) or (iii) for the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except, in each case, for any approval of any such Person the absence of which could not reasonably be expected to have a material adverse effect on the ability of the Administrative Agent to exercise voting rights or remedies in respect of the Collateral.

        (e) Each Partnership Agreement, true and complete copies of which have been furnished to the Administrative Agent, has been duly authorized, executed and delivered by Pledgor and is in full force and effect and is binding upon and enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity. There exists no default under any Partnership Agreement.

        (f) This Agreement creates a valid security interest in the Collateral purported to be pledged and assigned by Pledgor hereunder securing the payment of the Secured Obligations.

        (g) Upon the filing of the financing statements (the "Financing Statements") referenced in Schedule I hereof under the Uniform Commercial Code as in effect in the State of Delaware (the "Delaware UCC"), the security interest created hereby shall be perfected under the Delaware UCC, to the extent that the Collateral constitutes "general intangibles" (as defined in the Delaware UCC) and no further filings or other actions are necessary to perfect such security interest. Upon filing of such Financing Statements pursuant to the Delaware UCC, such security interests, as so perfected, are first priority security interests.

        (h) When any certificates or instruments evidencing the Collateral shall be delivered hereunder and endorsed to, or registered in favor of, the Administrative Agent in accordance with Section 8-106 of the Uniform Commercial Code as in effect in the State of New York (the "NY UCC") or the State of North Carolina (the "NC UCC"), and for so long as such certificates or instruments shall remain in the possession of the Administrative Agent in the State of New York or the State of North Carolina, the security interest in such Collateral created hereby shall be perfected under the NY UCC or the NC UCC, as applicable, and such security interest, as so perfected, will be a first priority security interest.

        (i) The security interest created by this Agreement in the Collateral described in clause (a) of Section 1 hereof has been registered in the name of the Administrative Agent in the register maintained for such purpose at the chief executive office and principal place of business of the Borrower and each Operating Company, as applicable, and, to the extent that such Collateral constitutes "uncertificated securities" (as defined in the Delaware
UCC), such security interest is perfected under the Delaware UCC and, as so perfected, is a first priority security interest.

        (j) The chief place of business and chief executive office of Pledgor and the office where Pledgor keeps its records concerning the Collateral is set forth under its name on the signature page hereof.

        (k) Pledgor is the legal and beneficial owner of the Collateral purported to be pledged and assigned by it hereunder, free and clear of any Lien, other than Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral has been executed or authorized by Pledgor or, is on file in any recording office, except such as may have been filed in favor of (i) the Administrative Agent relating to this

Agreement or (ii) the OPMW Administrative Agent relating to the OPMW Credit Agreement. Pledgor has no trade name.

        (l) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

        (m) No part of the Collateral is subject to the terms of any agreement restricting the sale or transfer of such Collateral, except for the Partnership Agreements and the Financing Documents.

        (n) Except as set forth in Schedule 4.05 of the Credit Agreement, there is no (i) injunction, writ, preliminary restraining order or order of any nature issued by an arbitrator, court or other Governmental Authority against Pledgor in connection with the transactions provided for herein, or (ii) action, suit, arbitration, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending against Pledgor or, to Pledgor's knowledge, threatened against Pledgor which would reasonably be expected to materially adversely affect the right or ability of Pledgor to fulfill its obligations under this Agreement.

        (o) Pledgor has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

        SECTION 8. Further Assurances. (a) Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request, in order to perfect and protect the pledge, assignment, hypothecation and security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor will (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Administrative Agent may reasonably request, in order to perfect and preserve the assignment, hypothecation and security interest granted or purported to be granted hereby; and (ii) mark conspicuously, at the request of the Administrative Agent, each of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to the Administrative Agent, indicating that the Partnership Agreements and such chattel paper have been assigned and are subject to the security interest pursuant hereto.

        (b) Pledgor hereby further authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

        SECTION 9. Voting Rights; Distributions, Etc. (a) So long as any Obligations are outstanding, Pledgor shall not be entitled to any payments or distributions (whether cash or non-cash) pursuant to the Partnership Agreements, except payments or distributions from the

Borrower that are directly distributed from Pledgor to Holdco in accordance with the Holdco Deposit Account Agreement. So long as no Event of Default shall have occurred and be continuing, but subject, nevertheless, at all times to the restrictions imposed by the terms and conditions of the Credit Agreement, Pledgor shall be entitled to exercise any and all management, voting and other partnership rights pertaining to any Collateral (including but not limited to any partnership interest or Partnership Agreement) and the Borrower Entities for any purpose not inconsistent with the terms of this Agreement or any other Financing Document; provided, however, that Pledgor shall exercise, or refrain from exercising, any such right if such action or inaction would have a material adverse effect on the attachment, perfection, creation or priority of the security interest in the Collateral or any part thereof as herein granted.

        (b) If Pledgor receives any distributions in respect of the Collateral purported to be pledged and assigned by it hereunder, such distributions shall be promptly delivered to the Collateral Agent to deposit in the Holdco Accounts pursuant to the Holdco Deposit Account Agreement, or, if such distributions are in connection with a partial or total liquidation or are non-cash distributions, to the Administrative Agent to hold as Collateral and shall, if received by Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of Pledgor and be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement or assignment).

        (c)     Upon the occurrence and during the continuance of an Event of
Default:

                (i) Immediately upon Pledgor's receipt of written notice from the Administrative Agent that the Administrative Agent intends to act pursuant to this clause (c)(i), all rights of Pledgor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise shall thereupon become exercisable by the Administrative Agent, acting in good faith, who shall have the sole right to exercise or refrain from exercising such voting and other consensual rights unless and until such Event of Default ceases to exist.

                (ii) All rights of Pledgor to receive the distributions, if any, which it would otherwise be authorized to receive and retain, pursuant to Section 9(a) and (b), above, shall become exercisable by the Administrative Agent who shall thereupon have the sole right to receive and hold as Collateral such distributions unless and until such Event of Default ceases to exist.

                (iii) All distributions which are received by Pledgor contrary to the provisions of clause (ii), above, shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of Pledgor and shall be forthwith paid over to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement) for application pursuant to Section 17.

        SECTION 10. Place of Incorporation; Place of Perfection; Records. Pledgor is incorporated in the State of Delaware, and Pledgor's exact legal name is Orion Power New York GP, Inc. Pledgor will not change its jurisdiction of incorporation or its name without having given Administrative Agent not less than 30 days' prior written notice of its intention to do so, clearly describing to the Administrative Agent such new jurisdiction or name and providing such other information and taking any action in connection therewith as the Administrative Agent may reasonably request. Pledgor shall keep its place of business and chief executive office and the office where it keeps its records concerning the Collateral, and original copies of each Partnership Agreement and of all other chattel paper which evidence the Collateral, at its address specified on the signature pages hereof; or, upon 30 days' prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action required by Section 8 shall have been taken with respect to the Collateral. Pledgor will hold and preserve such records and will permit representatives of the Administrative Agent at any time, upon reasonable prior notice, during normal business hours to inspect and make abstracts from such records.

        SECTION 11. As to the Partnership Agreements. (a) Pledgor shall at its expense perform and observe all the terms and provisions to be performed or observed by it under each Partnership Agreement, maintain each Partnership Agreement in full force and effect, enforce each Partnership Agreement in accordance with its terms, and take all such action to such end as may be from time to time reasonably requested by the Administrative Agent.

        (b)     Pledgor shall not:

                (i) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, or create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the pledge, assignment, hypothecation and security interest created by this Agreement and Permitted Liens;

                (ii) cancel or terminate any Partnership Agreement or consent to or accept any cancellation or termination thereof;

                (iii) amend or otherwise modify in a material respect any Partnership Agreement; or

                (iv) waive any material default under or material breach of any Partnership Agreement.

        SECTION 12. Covenants. Pledgor covenants and agrees that so long as any Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash, unless the Administrative Agent shall otherwise consent in writing,
Pledgor:

        (a) Maintenance of Register. Will cause each Borrower Entity to maintain at all times a register at its chief place of business and chief executive office in which the security interest in the Collateral granted hereby to the Administrative Agent, to the extent that the same constitutes "uncertificated securities" (as defined in the Delaware UCC), shall be evidenced.

        (b) Preservation of Existence, Etc. Will preserve and maintain, and will cause each Borrower Entity to preserve and maintain, its lawful existence, rights (charter and statutory), and franchises in accordance with the Transaction Documents.

        (c) Compliance with Law. Will comply with all Requirements of Law and Governmental Approvals applicable to it, except when any such Requirement of Law or Governmental Approval is being contested in good faith and by appropriate proceedings and for which Acceptable Reserves have been established, or except where the failure to so comply could not reasonably be expected to have a material adverse effect on any Portfolio Asset.

        (d) Nature of Business. Will not change its legal form or Governing Documents (other than to (i) change its name, (ii) add, replace or eliminate offices and/or officers, and/or (iii) replace any director, or add to or reduce the number of directors comprising the board so long as such addition, replacement or reduction does not eliminate the independent director or modify the nature of the independent director's powers in any way), change its fiscal year or engage in any business other than being a general partner of the Borrower Entities.

        (e) Jurisdiction of Organization. Will cause each Borrower Entity at all times to be a limited partnership organized under the laws of the State of Delaware.

        (f) Bankruptcy. Will not file a voluntary petition or otherwise initiate proceedings to have any Borrower Entity adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against any Borrower Entity, or file a petition seeking or consenting to reorganization or relief of any Borrower Entity as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to any Borrower Entity; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of any Borrower Entity or of all or any substantial part of the properties and assets of any Borrower Entity, or make any general assignment for the benefit of creditors of any Borrower Entity, or admit in writing the inability of any Borrower Entity to pay its debts generally as they become due or declare or effect a moratorium on the debt of any Borrower Entity or take any action in furtherance of any or the foregoing;

        (g) Taxes. Will cause to be paid or discharged (whether it or any of its Affiliates, or otherwise) all taxes, assessments and governmental charges or levies lawfully imposed upon it, any Borrower Entity or upon any of their respective income or profits or upon any of the Portfolio Assets or the Collateral and all lawful claims or obligations that, if unpaid, would become a Lien upon the Collateral (as defined in the Credit Agreement), whether real or personal, the Collateral (as defined in this Agreement) or upon any part thereof. Pledgor or the applicable Borrower Entity shall have the right, however, to contest in good faith the validity or amount of any such tax, assessment, charge, levy, claim or obligation by proper proceedings, and may permit the taxes, assessments, charges, levies, claims or obligations so contested to remain unpaid during the period of such contest if: (a) Pledgor or such Borrower Entity diligently prosecutes such contest in good faith and by appropriate proceedings and for which Acceptable Reserves have been established;
(b) during the period of such contest, the enforcement of any contested item is effectively stayed; and (c) the failure to pay or comply with the contested item could not reasonably be expected to result in a material adverse effect on the Collateral.

        (h) Operations Matters. In the conduct of its business and operations, Pledgor shall, and shall cause each Borrower Entity to:

                (i) maintain books and records, separate from those of any other Person;

                (ii) except as may be expressly contemplated or required by the Deposit Account Agreement, maintain its bank accounts and all its other assets separate from those of any other Person;

                (iii) hold regular shareholder or partnership meetings, as appropriate, to conduct its business, and observe all other corporate or partnership formalities, as the case may be;

                (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other Person;

                (v) prepare separate financial statements, or if part of a consolidated or combined group, then it shall be shown as a separate member of such group, including in a footnote(s) to the relevant financial statements disclosing its separate existence and identity and the existence of its own assets;

                (vi) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates except as otherwise permitted under the Financing Documents;

                (vii) transact all business with Affiliates on an arm's-length basis and to enter into transactions with Affiliates on an arm's-length basis;

                (viii)  conduct business in its own name;

                (ix) with regard to each Borrower Entity, maintain a sufficient number of employees in light of such Borrower Entity's contemplated business operations;

                (x) correct any misunderstanding regarding its separate identity of which Pledgor has actual knowledge;

                (xi) not identify itself in writing as a division of any other Person; and

                (xii) maintain adequate capital in light of its contemplated business operations.

        (i) Assets. Will not own or acquire any asset other than the Collateral and Distributions permitted by the Financing Documents and other assets having an aggregate value in excess of $50,000.

        (j) Indebtedness. Will not incur Indebtedness other than Permitted Indebtedness (in its capacity as the general partner of the Borrower Entities.).

        SECTION 13. Administrative Agent. Bank of America, N.A. has been appointed by the Secured Parties to act as the Administrative Agent hereunder. Pledgor hereby appoints the Administrative Agent as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the Administrative Agent's discretion at any time that an Event of Default shall have occurred and be continuing, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including to ask, demand, collect, sue for, recover, compound, receive and give acceptance and receipts for moneys due and to become due under or in connection with the Collateral, to receive, indorse, and collect any drafts or other instruments, documents and chattel paper in connection therewith, to file any claims or take any action or institute any proceedings which the Administrative Agent may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of any Partnership Agreement, and to sell assign, lease or otherwise dispose of the Collateral or any part thereof pursuant to this Agreement. Such appointment is coupled with an interest and is irrevocable.

        SECTION 14. Administrative Agent May Perform. If Pledgor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by Pledgor under Section 20(b).

        SECTION 15. Duties of the Administrative Agent, Pledgor and the Borrower Entities. (a) The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral and no such duties shall be implied as arising hereunder.

        (b) It is expressly agreed, anything herein contained to the contrary notwithstanding, that Pledgor and each Borrower Entity shall remain liable to perform all of their respective obligations, if any, assumed by them with respect to the Collateral and the Administrative Agent and the Lenders shall have no obligations or liabilities with respect to any Collateral (other than obligations or liabilities resulting from the Administrative Agent's or any Lender's gross negligence or willful misconduct) by reason of or arising out of or in connection with this Agreement, nor shall the Administrative Agent or the Lenders be required or obligated in any manner to perform or fulfill any of the obligations of Pledgor or any Borrower Entity under or with respect to any Collateral.

        SECTION 16. Remedies. If any Event of Default shall have occurred and be continuing, subject to the terms of Section 9 and compliance with Requirements of Law:

        (a) The Administrative Agent may exercise any and all rights and remedies of Pledgor under or in connection with any Partnership Agreement, the Partnership Interests or otherwise in respect of the Collateral, including any and all rights of Pledgor to demand or otherwise require payment of any amount under, or performance of any provision of, any Partnership Agreement and all rights of Pledgor to control the operation of the Borrower Entities.

        (b) All payments received by Pledgor under or in connection with any Partnership Agreement, the Partnership Interests, or otherwise in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of Pledgor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement).

        (c) Any Collateral repossessed by the Administrative Agent under or pursuant to this Section 16 or any other provision hereof, and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Administrative Agent may, upon written direction in compliance with any mandatory requirements of any Requirement of Law, determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days' written notice to Pledgor (except that, if the Administrative Agent shall determine, in its sole discretion, that any of the Collateral threatens to decline quickly in value or to become worthless, any such sale may be made upon three days' notice to Pledgor) specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of Pledgor or any nominee of Pledgor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. To the extent permitted by Requirements of Law, the Administrative Agent on behalf of the Lenders may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 16. If, under mandatory requirements of any Requirement of Law, the Administrative Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to Pledgor as hereinabove specified, the Administrative Agent need give Pledgor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of any Requirement of Law.

        (d) The Administrative Agent, in addition to any rights now or hereafter existing under any applicable Requirement of Law, shall have all rights as a secured creditor under the Uniform Commercial Code or any other applicable Requirement of Law in all relevant jurisdictions.

        (e) Waiver of Claims. Except as otherwise provided in this Agreement, PLEDGOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT TAKING POSSESSION OR THE ADMINISTRATIVE AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, IN EACH CASE AS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH PLEDGOR WOULD OTHERWISE HAVE UNDER THE

CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION OF ANY SUCH JURISDICTION, and Pledgor hereby further waives:

                (i) all damages occasioned by such taking of possession except any damages which are the direct result of the gross negligence or willful misconduct of either of the Administrative Agent or any Person acting on its behalf or instruction;

                (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent's rights hereunder; and

                (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Requirements of Law in order to prevent or delay the enforcement of this Agreement (including any right to claim that such enforcement should be stayed pending the outcome of any other action or proceeding (including any arbitration proceeding)) or the absolute sale of the Collateral or any portion thereof, and Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such Requirements of Law.

        Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall, to the extent permitted by Requirements of Law, operate to divest all right, title, interest, claim and demand, either at law or in equity, of Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against Pledgor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under Pledgor.

        SECTION 17. Application of Proceeds. Notwithstanding any other provision of this Agreement, all payments made under or in connection with this Agreement, and all moneys collected by the Administrative Agent upon any sale or other disposition of the Collateral pursuant to Section 16, together with all other moneys received by the Administrative Agent hereunder, shall be applied in accordance with the Financing Documents, including that any proceeds of Collateral which remains after payment in full of cash of the Obligations will be paid to the Collateral Agent for the benefit of the OPMW Secured Parties to be applied pursuant to the Intercreditor Agreement and the OPMW Second Lien Documents, and such proceeds shall constitute proceeds under the OPMW Second Lien Documents. For the avoidance of doubt, it is understood that Pledgor shall remain liable to the extent of any deficiency between the amount of all moneys collected by the Administrative Agent upon any such sale or other disposition of the Collateral and the aggregate amount of the Secured Obligations.

        SECTION 18. Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Secured Party in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between Pledgor and the Administrative Agent or any Secured Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Secured Party would otherwise have. No notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Secured Party to any other or further action in any circumstances without notice or demand.

        SECTION 19. Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case Pledgor, the Administrative Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Administrative Agent shall continue as if no such proceeding had been instituted.

        SECTION 20. Indemnity and Expenses. (a) Pledgor agrees to indemnify and hold harmless the Administrative Agent and each Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from the Collateral or Pledgor's pledge and assignment under this Agreement (including enforcement against Pledgor of this Agreement), except claims, losses or liabilities resulting from the Administrative Agent's or any Secured Party's gross negligence or willful misconduct.

        (b) Pledgor will upon demand pay to the Administrative Agent or any Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Administrative Agent or any Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the sale of, collection from, or other realization upon, any of the Collateral of Pledgor, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Administrative Agent or any Secured Party hereunder against Pledgor or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

        SECTION 21. Waiver, Amendment; Severability. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be undertaken and accomplished in accordance with the requirements of Section 9.02 of the Credit Agreement. No delay on the part of any Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Secured Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy. In case any provision hereof shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby.

        SECTION 22. Security Interest Absolute. The obligations of Pledgor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrower, any other pledgor or any guarantor of the Secured Obligations or whether the Borrower, any other pledgor or any guarantor of the Secured Obligations is joined in any such action or actions. All rights of the Administrative Agent and the assignment, hypothecation and security interest hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional, to the extent permitted by applicable Requirements of Law, irrespective of:

        (a) any lack of validity or enforceability of this Agreement, the Credit Agreement, any other Financing Document or any other agreement or instrument relating to any thereof, the absence of any action to enforce the same, any release of Pledgor or any other Credit Party, the recovery of any judgment against Pledgor or any other Credit Party, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Pledgor;

        (b) any occurrence or condition whatsoever, including (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations of Pledgor or any other Credit Party contained in this Agreement, the Credit Agreement or any other Financing Document, (ii) any impairment, modification, release or limitation of the liability of Pledgor or any other Credit Party or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by Pledgor, the Administrative Agent or any other Secured Party of any rights or remedies, (iv) the assignment or the purported assignment of any property as security for the Secured Obligations, including all or any part of the rights of Pledgor under this Agreement, (v) the extension of the time for payment by Pledgor or any other Credit Party or any other guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any Financing Document or of the time for performance by Pledgor or any other Credit Party of any other obligations under or arising out of any terms or provisions or the extension of the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of Pledgor or any other Credit Party set forth in any Financing Document, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Pledgor or any other Credit Party or any of their respective assets, or the disaffirmancy of this Agreement or any Financing Document in any such proceeding, (viii) the release or discharge of Pledgor or any other Credit Party from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of this Agreement or any Financing Document or (x) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor; or

        (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Secured Obligations.

        SECTION 23. Addresses for Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the Credit Agreement, and shall be given to such party at its address or telecopy number set forth on the signature page hereof or at any other address or telecopy number which such party shall have specified for the purpose of communications hereunder by notice to the other parties hereunder.

        SECTION 24. Successors and Assigns. This Agreement shall create a continuing pledge, assignment of, hypothecation of and security interest in the Collateral and shall (i) remain in full force and effect until no Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash, (ii) be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the Lenders; provided, however, that Pledgor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each of the Lenders. Any Lender may transfer, assign or grant all or such relevant part of its rights hereunder in connection with an assignment or transfer of all or any part of its interest in its Loans in accordance with the provisions of the Credit Agreement, and such assignee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. All agreements, statements, representations and warranties made by Pledgor herein or in any certificate or other instrument delivered by Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Agreement, the Credit Agreement and the other Financing Documents regardless of any investigation made by the Lenders or on their behalf.

        SECTION 25. Termination; Release. This Agreement shall create a continuing pledge, assignment of hypothecation of and security interest in the Collateral and shall remain in full force and effect until no Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash. This Agreement shall terminate when all Secured Obligations have been indefeasibly paid in full in cash and all Commitments have been terminated, and the Administrative Agent, at the written request and expense of Pledgor, will promptly authorize, execute and deliver, as applicable, to Pledgor the proper instruments (which may include Uniform Commercial Code termination statements on form UCC-3) acknowledging the termination of this Agreement, and will promptly duly assign, transfer and deliver (without recourse and without any representation or warranty) free from any interest of the Administrative Agent or Lien granted hereunder such of the Collateral as may be in possession of the Administrative Agent, in accordance with the Intercreditor Agreement or, if the OPMW Second Lien Documents shall have terminated pursuant to the terms thereof, to Pledgor, and has not theretofore been sold or otherwise applied or released pursuant to this Agreement together with such notices to third parties as may be necessary to countermand any notices previously sent to them pursuant hereto.

        SECTION 26. Headings Descriptive, Etc.. The headings of the several sections and subsections of this Agreement, and the Table of Contents are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        SECTION 27. GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE.
(a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. UNLESS OTHERWISE DEFINED HEREIN OR IN THE CREDIT AGREEMENT, TERMS USED IN ARTICLE 9 OF THE NY UCC ARE USED HEREIN AS THEREIN DEFINED. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN PLEDGOR AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

        (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, PLEDGOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT PLEDGOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. PLEDGOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

        (c) PLEDGOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST PLEDGOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. PLEDGOR WAIVES ANY OJBECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS

PARAGRAPH INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

        (d) PLEDGOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

        (e) PLEDGOR HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF PLEDGOR TO RECEIVE FOR AND ON BEHALF OF PLEDGOR SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO PLEDGOR AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH SECTION 23. PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO PLEDGOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

        (f) NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT (i) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW (ii) OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE AGAINST ANY PARTY IN ANY OTHER JURISDICTION, IN EITHER CASE, SOLELY AS PERMITTED IN SUBSECTION (c) OF THIS
SECTION 27.

        SECTION 28. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

        SECTION 29. Limitation of Recourse. The obligations of Pledgor hereunder are obligations solely of Pledgor and shall not constitute a debt or obligation of any direct or indirect partner or shareholder of Pledgor or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by Pledgor under this Agreement and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by Pledgor evidenced by this Agreement. No property or assets of any Non-Recourse Party, other than as contemplated in the Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against Pledgor with respect to this Agreement or the other Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party or any other Non-Recourse Party (a) in accordance with the terms of any Transaction Document or Financing Document creating such liabilities and obligations to which such Credit Party or Non-Recourse Party is a party, (b) arising from liability pursuant to any applicable Requirement of Law for such Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of Section 6.10 of the Credit Agreement.

        SECTION 30. Amendment and Restatement. This Agreement is an amendment and restatement of the Partnership Interest Pledge Agreement, dated as of July 28, 1999 (the "Original Agreement") made by Pledgor to the Administrative Agent. It is the intention of Pledgor and the Administrative Agent that this Agreement amend, restate, extend and renew the terms and conditions of the Original Agreement and the liens and security interests created thereby, and is not intended to be a novation or discharge of the obligations of Pledgor thereunder or the liens and security interests created thereby. The liens and security interests of the Original Agreement are hereby ratified, confirmed, renewed, extended, and brought forward in full force and effect as security for the Obligations.

                  [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                ORION POWER NEW YORK GP, INC.


                                By:
                                    --------------------------------------
                                Name:
                                Title:

                                Address:  1111 Louisiana Street
                                          Houston, TX 77002
                                          Attn:  Senior Vice President - Finance
                                Telephone:(713) 207-3160
                                Telecopy: (713) 207-0988

                                With a copy to:
                                Address:  1111 Louisiana Street
                                          Houston, TX 77002
                                          Attn:  General Counsel
                                Telephone:(713) 207-7265
                                Telecopy: (713) 393-0140


                                BANK OF AMERICA, N.A.
                                not in its individual capacity,
                                but solely as Administrative Agent


                                By:
                                   ---------------------------------------
                                Name:
                                Title:

                                Address:  101 North Tryon Street
                                          NC1-001-08-19
                                          Attn:  Laura S. Ryan
                                Telecopy: (704) 386-3324

                                                                         ANNEX I
                                                                              TO
                                           PARTNERSHIP INTEREST PLEDGE AGREEMENT


                              Partnership Interests




















                             Partnership Agreements

                                                                     EXHIBIT J-2
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT




--------------------------------------------------------------------------------

                    AMENDED AND RESTATED PARTNERSHIP INTEREST
                                PLEDGE AGREEMENT


                                     made by


                           ORION POWER NEW YORK, L.P.

                                       to



                             BANK OF AMERICA, N.A.,
                             as Administrative Agent





                         Dated as of : October 28, 2002




--------------------------------------------------------------------------------

                                TABLE OF CONTENTS



SECTION 1.       PLEDGE; ASSIGNMENT; GRANT OF SECURITY INTEREST..............................2


SECTION 2.       SECURITY FOR SECURED OBLIGATIONS............................................2


SECTION 3.       PLEDGOR REMAINS LIABLE......................................................2


SECTION 4.       DELIVERY OF COLLATERAL......................................................3


SECTION 5.       NO SUBROGATION..............................................................3


SECTION 6.       REINSTATEMENT...............................................................3


SECTION 7.       REPRESENTATIONS AND WARRANTIES..............................................3


SECTION 8.       FURTHER ASSURANCES..........................................................6


SECTION 9.       VOTING RIGHTS; DISTRIBUTIONS, ETC...........................................6


SECTION 10.      PLACE OF ORGANIZATION; PLACE OF PERFECTION; RECORDS.........................7


SECTION 11.      AS TO THE PARTNERSHIP AGREEMENTS............................................8


SECTION 12.      COVENANTS...................................................................8


SECTION 13.      ADMINISTRATIVE AGENT.......................................................10


SECTION 14.      ADMINISTRATIVE AGENT MAY PERFORM...........................................10


SECTION 15.      DUTIES OF THE ADMINISTRATIVE AGENT, PLEDGOR AND THE BORROWER ENTITIES......10


SECTION 16.      REMEDIES...................................................................11


SECTION 17.      APPLICATION OF PROCEEDS....................................................13


SECTION 18.      REMEDIES CUMULATIVE........................................................13


SECTION 19.      DISCONTINUANCE OF PROCEEDINGS..............................................13


SECTION 20.      INDEMNITY AND EXPENSES.....................................................13


SECTION 21.      WAIVER, AMENDMENT; SEVERABILITY............................................14


SECTION 22.      SECURITY INTEREST ABSOLUTE.................................................14


SECTION 23.      ADDRESSES FOR NOTICES......................................................15


SECTION 24       SUCCESSORS AND ASSIGNS.....................................................16


SECTION 25.      TERMINATION; RELEASE.......................................................16


SECTION 26.      HEADINGS DESCRIPTIVE, ETC..................................................16


SECTION 27.      GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE........................16


SECTION 28.      EXECUTION IN COUNTERPARTS..................................................18


SECTION 29.      LIMITATION OF RECOURSE.....................................................18


SECTION 30.      AMENDMENT AND RESTATEMENT..................................................19

           AMENDED AND RESTATED PARTNERSHIP INTEREST PLEDGE AGREEMENT


                AMENDED AND RESTATED PARTNERSHIP INTEREST PLEDGE AGREEMENT, dated as of October 28, 2002 (this "Agreement"), made by ORION POWER NEW YORK, L.P., a Delaware limited partnership (the "Pledgor"), as the obligor hereunder, to BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successors and assigns, the "Administrative Agent") for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).

                              W I T N E S S E T H:

                WHEREAS, Pledgor is the sole limited partner of each of (i) Astoria Generating Company, L.P., a Delaware limited partnership, (ii) Carr Street Generating Station, L.P., a Delaware limited partnership, and (iii) Erie Boulevard Hydropower, L.P., a Delaware limited partnership (each, an "Operating Company" or a "Borrower Entity")

                WHEREAS, the Pledgor has entered into an Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), with the Administrative Agent, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "Lenders") (all capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement and the principles of construction set forth in
Section 1.04 of the Credit Agreement shall apply hereto), pursuant to which the Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the Borrower to finance a portion of the purchase price of the Portfolio Assets and to provide working capital availability to the Pledgor;

                WHEREAS, the Pledgor, the Operating Companies and the Administrative Agent have entered into that certain Amended and Restated Deposit Account Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Deposit Account Agreement"), providing for, among other things, the establishment of the Accounts (as defined in the Credit Agreement) and the application of the proceeds of the Collateral (as hereinafter defined); and

        WHEREAS, it is a condition precedent to the obligations of the Lenders under the Credit Agreement that this Agreement shall have been entered into by the parties hereto and shall be in full force and effect;

        NOW, THEREFORE, in consideration of the foregoing and in order to induce the Lenders to enter into the Credit Agreement, to make available to the Pledgor such credit facilities and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1. Pledge; Assignment; Grant of Security Interest. Pledgor hereby pledges, hypothecates and assigns to the Administrative Agent, and hereby grants to the Administrative Agent for the benefit of the Secured Parties, a pledge and assignment of, and a security interest in, all of its right, title and interest in and to the following (the "Collateral"):

        (a) All general and limited partnership interests now owned or hereafter acquired by Pledgor in and to each Borrower Entity (collectively, the "Partnership Interests") and the partnership agreement relating to each Borrower Entity (collectively, the "Partnership Agreements") and all rights related thereto, including (i) all rights of Pledgor as a general or limited partner, as the case may be, and all rights to receive distributions, cash, instruments and other property from time to time receivable or otherwise distributable in respect of any Partnership Interest or pursuant to any Partnership Agreement,
(ii) all rights of Pledgor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to any Partnership Interest or any Partnership Agreement, (iii) all claims of Pledgor for damages arising out of or for breach of or default under any Partnership Agreement, (iv) the right of Pledgor to terminate any Partnership Agreement, to perform and exercise consensual or voting rights thereunder and to compel performance and otherwise exercise all remedies thereunder, (v) all rights of Pledgor as a general or limited partner of any of the Borrower Entities, to any property and assets of the Borrower Entities (whether real property, inventory, equipment, contract rights, accounts, receivables, general intangibles, securities, instruments, chattel paper, documents, chooses in action or otherwise), and (vi) all certificates or instruments evidencing an ownership or partnership interest in the Borrower Entities or their assets; and

        (b) to the extent not included in the foregoing, all proceeds of any and all of the foregoing (including proceeds that constitute property of the types described above).

        SECTION 2. Security for Secured Obligations. This Agreement secures the prompt and complete payment and performance of (a) all Obligations of the Pledgor now or hereafter existing under the Financing Documents, (b) all obligations of each Operating Company under the Subsidiary Guarantees and (c) the due performance and compliance of all other obligations of any Borrower Entity under any of the Financing Documents (collectively, the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by the Pledgor to the Secured Parties but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.

        SECTION 3. Pledgor Remains Liable. Anything herein to the contrary notwithstanding, (a) Pledgor shall remain liable under each Partnership Agreement and the other contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by any Secured Party of any of the rights hereunder shall not release Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) neither the Administrative Agent nor any Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral or otherwise by reason of this Agreement, nor shall the Administrative Agent or any Secured Party be obligated to perform any of the obligations or duties of Pledgor thereunder or to take any action to collect or enforce any claim assigned hereunder.

        SECTION 4. Delivery of Collateral. All certificates or instruments representing or evidencing the Collateral at any time shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right, upon the occurrence and continuance of an Event of Default, in its discretion and without notice to Pledgor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Collateral, subject only to compliance with Requirements of Law, the terms and conditions of the Credit Agreement and the Intercreditor Agreement and the revocable rights specified in Section 9(a). In addition, the Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

        SECTION 5. No Subrogation. Pledgor shall not exercise any rights which it may acquire by way of subrogation under this Agreement, by any payments made hereunder or otherwise, until all Secured Obligations shall have been indefeasibly paid in full in cash and all Commitments have been terminated. If any amount shall be paid to Pledgor on account of such subrogation rights at any time when all Secured Obligations shall not have been indefeasibly paid in full in cash (whether pursuant to a claim in any bankruptcy or similar proceeding or otherwise) or when any Commitment shall remain outstanding, such amount shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Secured Obligations, whether matured or unmatured, in accordance with Section 17.

        SECTION 6. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

        SECTION 7. Representations and Warranties. Pledgor represents and warrants as follows:

        (a) Pledgor (i) is duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets, to borrow money and to transact the business in which it is presently engaged and in which it proposes to be engaged, (iii) has duly qualified and is authorized to do business and is in good standing in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset and (iv) is in full compliance with its Governing Documents, all material Contractual Obligations, all applicable material Requirements of Law and all material Governmental Approvals, except in each case of this clause (iv) to the extent that the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, (x) the Operating Companies are the only Subsidiaries of the Borrower; and (y) Pledgor is the sole Limited Partner of each Operating Company.

        (b) The execution, delivery and performance by Pledgor of this Agreement and the consummation of the transactions contemplated hereby (i) are within its powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not and will not contravene (A) its Governing Documents or (B) any material Requirement of Law, any material Contractual Obligation or any material Governmental Approval binding on or affecting it and (iv) do not and will not conflict with or be inconsistent with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Permitted Liens) upon any of its properties or assets pursuant to, the terms of any material Contractual Obligation binding on or affecting it.

        (c) Pledgor has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

        (d) No approval of any Person other than a Governmental Authority (except such as have been duly obtained, made or given, and are in full force and effect) is required to authorize, or is required in connection with (i) the execution, delivery or performance of this Agreement by Pledgor or the consummation of any of the transactions contemplated hereby, (ii) the legality, validity, binding effect or enforceability of this Agreement or the perfection and maintenance of the security interest created hereby (including the first priority nature of such security interest) or (iii) for the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except, in each case, for any approval of any such Person the absence of which could not reasonably be expected to have a material adverse effect on the ability of the Administrative Agent to exercise voting rights or remedies in respect of the Collateral.

        (e) Each Partnership Agreement, true and complete copies of which have been furnished to the Administrative Agent, has been duly authorized, executed and delivered by Pledgor and is in full force and effect and is binding upon and enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity. There exists no default under any Partnership Agreement.

        (f) This Agreement creates a valid security interest in the Collateral purported to be pledged and assigned by Pledgor hereunder securing the payment of the Secured Obligations.

        (g) Upon the filing of the financing statements (the "Financing Statements") referenced in Schedule I hereof under the Uniform Commercial Code as in effect in the State of Delaware (the "Delaware UCC"), the security interest created hereby shall be perfected under the Delaware UCC, to the extent that the Collateral constitutes "general intangibles" (as defined in the Delaware UCC) and no further filings or other actions are necessary to perfect such security interest. Upon filing of such Financing Statements pursuant to the Delaware UCC, such security interests, as so perfected, are first priority security interests.

        (h) When any certificates or instruments evidencing the Collateral shall be delivered hereunder and endorsed to, or registered in favor of, the Administrative Agent in accordance with Section 8-106 of the Uniform Commercial Code as in effect in the State of New York (the "NY UCC") or the State of North Carolina (the "NC UCC"), and for so long as such certificates or instruments shall remain in the possession of the Administrative Agent in the State of New York or the State of North Carolina, the security interest in such Collateral created hereby shall be perfected under the NY UCC or the NC UCC, as applicable, and such security interest, as so perfected, will be a first priority security interest.

        (i) The security interest created by this Agreement in the Collateral described in clause (a) of Section 1 hereof has been registered in the name of the Administrative Agent in the register maintained for such purpose at the chief executive office and principal place of business of each Operating Company, as applicable, and, to the extent that such Collateral constitutes "uncertificated securities" (as defined in the Delaware UCC), such security interest is perfected under the Delaware UCC and, as so perfected, is a first priority security interest.

        (j) The chief place of business and chief executive office of Pledgor and the office where Pledgor keeps its records concerning the Collateral is set forth under its name on the signature page hereof.

        (k) Pledgor is the legal and beneficial owner of the Collateral purported to be pledged and assigned by it hereunder, free and clear of any Lien, other than Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral has been executed or authorized by Pledgor or, is on file in any recording office, except such as may have been filed in favor of (i) the Administrative Agent relating to this Agreement or (ii) the OPMW Administrative Agent relating to the OPMW Credit Agreement. Pledgor has no trade name.

        (l) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

        (m) No part of the Collateral is subject to the terms of any agreement restricting the sale or transfer of such Collateral, except for the Partnership Agreements and the Financing Documents.

        (n) Except as set forth in Schedule 4.05 of the Credit Agreement, there is no (i) injunction, writ, preliminary restraining order or order of any nature issued by an arbitrator, court or other Governmental Authority against Pledgor in connection with the transactions provided for herein, or (ii) action, suit, arbitration, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending against Pledgor or, to Pledgor's knowledge, threatened against Pledgor which would reasonably be expected to materially adversely affect the right or ability of Pledgor to fulfill its obligations under this Agreement.

        (o) Pledgor has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

        SECTION 8. Further Assurances. (a) Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request, in order to perfect and protect the pledge, assignment, hypothecation and security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor will (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Administrative Agent may reasonably request, in order to perfect and preserve the assignment, hypothecation and security interest granted or purported to be granted hereby; and (ii) mark conspicuously, at the request of the Administrative Agent, each of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to the Administrative Agent, indicating that the Partnership Agreements and such chattel paper have been assigned and are subject to the security interest pursuant hereto.

        (b) Pledgor hereby further authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.


        SECTION 9. Voting Rights; Distributions, Etc. (a) So long as any Obligations are outstanding, Pledgor shall not be entitled to any payments or distributions (whether cash or non-cash) pursuant to the Partnership Agreements, except payments or distributions from the Borrower that are directly distributed from Pledgor to Holdco in accordance with the Holdco Deposit Account Agreement. So long as no Event of Default shall have occurred and be continuing, but subject, nevertheless, at all times to the restrictions imposed by the terms and conditions of the Credit Agreement, Pledgor shall be entitled to exercise any and all management, voting and other partnership rights pertaining to any Collateral (including but not limited to any partnership interest or Partnership Agreement) and the Borrower Entities for any purpose not inconsistent with the terms of this Agreement or any other Financing Document; provided, however, that Pledgor shall exercise, or refrain from exercising, any such right if such action or inaction would have a material adverse effect on the attachment, perfection, creation or priority of the security interest in the Collateral or any part thereof as herein granted.

        (b) If Pledgor receives any distributions in respect of the Collateral purported to be pledged and assigned by it hereunder, such distributions shall be promptly delivered to the Collateral Agent to deposit in the Holdco Accounts pursuant to the Holdco Deposit Account Agreement, or, if such distributions are in connection with a partial or total liquidation or are non-cash distributions, to the Administrative Agent to hold as Collateral and shall, if received by Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of Pledgor and be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement or assignment).

        (c)     Upon the occurrence and during the continuance of an Event of
Default:

                        (i) Immediately upon Pledgor's receipt of written notice from the Administrative Agent that the Administrative Agent intends to act pursuant to this clause (c)(i), all rights of Pledgor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise shall thereupon become exercisable by the Administrative Agent, acting in good faith, who shall have the sole right to exercise or refrain from exercising such voting and other consensual rights unless and until such Event of Default ceases to exist.

                        (ii)    All rights of Pledgor to receive the
        distributions, if any, which it would otherwise be authorized to receive and retain, pursuant to Section 9(a) and (b), above, shall become exercisable by the Administrative Agent who shall thereupon have the sole right to receive and hold as Collateral such distributions unless and until such Event of Default ceases to exist.

                        (iii) All distributions which are received by Pledgor contrary to the provisions of clause (ii), above, shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of Pledgor and shall be forthwith paid over to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement) for application pursuant to Section 17.


        SECTION 10. Place of Organization; Place of Perfection; Records. Pledgor is organized in the State of Delaware, and Pledgor's exact legal name is Orion Power New York, L.P. Pledgor will not change its jurisdiction of organization or its name without having given Administrative Agent not less than 30 days' prior written notice of its intention to do so, clearly describing to the Administrative Agent such new jurisdiction or name and providing such other information and taking any action in connection therewith as the Administrative Agent may reasonably request. Pledgor shall keep its place of business and chief executive office and the office where it keeps its records concerning the Collateral, and original copies of each Partnership Agreement and of all other chattel paper which evidence the Collateral, at its address specified on the signature pages hereof; or, upon 30 days' prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action required by Section 8 shall have been taken with respect to the Collateral. Pledgor will hold and preserve such records and will permit representatives of the Administrative Agent at any time, upon reasonable prior notice, during normal business hours to inspect and make abstracts from such records.

        SECTION 11. As to the Partnership Agreements. (a) Pledgor shall at its expense perform and observe all the terms and provisions to be performed or observed by it under each Partnership Agreement, maintain each Partnership Agreement in full force and effect, enforce each Partnership Agreement in accordance with its terms, and take all such action to such end as may be from time to time reasonably requested by the Administrative Agent.

        (b)     Pledgor shall not:

                (i) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, or create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the pledge, assignment, hypothecation and security interest created by this Agreement and Permitted Liens;

                (ii) cancel or terminate any Partnership Agreement or consent to or accept any cancellation or termination thereof;

                (iii) amend or otherwise modify in a material respect any Partnership Agreement; or

                (iv) waive any material default under or material breach of any Partnership Agreement.

        SECTION 12. Covenants. Pledgor covenants and agrees that so long as any Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash, unless the Administrative Agent shall otherwise consent in writing,
Pledgor:

        (a) Maintenance of Register. Will cause each Borrower Entity to maintain at all times a register at its chief place of business and chief executive office in which the security interest in the Collateral granted hereby to the Administrative Agent, to the extent that the same constitutes "uncertificated securities" (as defined in the Delaware UCC), shall be evidenced.

        (b) Preservation of Existence, Etc. Will cause each Borrower Entity to preserve and maintain, its lawful existence, rights (charter and statutory), and franchises in accordance with the Transaction Documents.

        (c) Jurisdiction of Organization. Will cause each Borrower Entity at all times to be a limited partnership organized under the laws of the State of Delaware.

        (d) Bankruptcy. Will not file a voluntary petition or otherwise initiate proceedings to have any Borrower Entity adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against any Borrower Entity, or file a petition seeking or consenting to reorganization or relief of any Borrower Entity as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to any Borrower Entity; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of any Borrower Entity or of all or any substantial part of the properties and assets of any Borrower Entity, or make any general assignment for the benefit of creditors of any Borrower Entity, or admit in writing the inability of any Borrower Entity to pay its debts generally as they become due or declare or effect a moratorium on the debt of any Borrower Entity or take any action in furtherance of any or the foregoing;

        (e) Operations Matters. In the conduct of its business and operations, Pledgor shall, and shall cause each Borrower Entity to:

                (i) maintain books and records, separate from those of any other Person;

                (ii) except as may be expressly contemplated or required by the Deposit Account Agreement, maintain its bank accounts and all its other assets separate from those of any other Person;

                (iii) hold regular member, shareholder or partnership meetings, as appropriate, to conduct its business, and observe all other limited liability company, corporate or partnership formalities, as the case may be;

                (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other Person;

                (v) prepare separate financial statements, or if part of a consolidated or combined group, then it shall be shown as a separate member of such group, including in a footnote(s) to the relevant financial statements disclosing its separate existence and identity and the existence of its own assets;

                (vi) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates except as otherwise permitted under the Financing Documents;

                (vii) transact all business with Affiliates on an arm's-length basis and to enter into transactions with Affiliates on an arm's-length basis;

                (viii)  conduct business in its own name;

                (ix) with regard to each Borrower Entity, maintain a sufficient number of employees in light of such Borrower Entity's contemplated business operations;

                (x) correct any misunderstanding regarding its separate identity of which Pledgor has actual knowledge;

                (xi) not identify itself in writing as a division of any other Person; and

                (xii) maintain adequate capital in light of its contemplated business operations.

        SECTION 13. Administrative Agent. Bank of America, N.A. has been appointed by the Secured Parties to act as the Administrative Agent hereunder. Pledgor hereby appoints the Administrative Agent as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the Administrative Agent's discretion at any time that an Event of Default shall have occurred and be continuing, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including to ask, demand, collect, sue for, recover, compound, receive and give acceptance and receipts for moneys due and to become due under or in connection with the Collateral, to receive, indorse, and collect any drafts or other instruments, documents and chattel paper in connection therewith, to file any claims or take any action or institute any proceedings which the Administrative Agent may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of any Partnership Agreement, and to sell assign, lease or otherwise dispose of the Collateral or any part thereof pursuant to this Agreement. Such appointment is coupled with an interest and is irrevocable.

        SECTION 14. Administrative Agent May Perform. If Pledgor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by Pledgor under Section 20(b).

        SECTION 15. Duties of the Administrative Agent, Pledgor and the Borrower Entities. (a) The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral and no such duties shall be implied as arising hereunder.

        (b) It is expressly agreed, anything herein contained to the contrary notwithstanding, that Pledgor and each Borrower Entity shall remain liable to perform all of their respective obligations, if any, assumed by them with respect to the Collateral and the Administrative Agent and the Lenders shall have no obligations or liabilities with respect to any Collateral (other than obligations or liabilities resulting from the Administrative Agent's or any Lender's gross negligence or willful misconduct) by reason of or arising out of or in connection with this Agreement, nor shall the Administrative Agent or the Lenders be required or obligated in any manner to perform or fulfill any of the obligations of Pledgor or any Borrower Entity under or with respect to any Collateral.

        SECTION 16. Remedies. If any Event of Default shall have occurred and be continuing, subject to the terms of Section 9 and compliance with Requirements of Law:

        (a) The Administrative Agent may exercise any and all rights and remedies of Pledgor under or in connection with any Partnership Agreement, the Partnership Interests or otherwise in respect of the Collateral, including any and all rights of Pledgor to demand or otherwise require payment of any amount under, or performance of any provision of, any Partnership Agreement and all rights of Pledgor to control the operation of the Borrower Entities.

        (b) All payments received by Pledgor under or in connection with any Partnership Agreement, the Partnership Interests, or otherwise in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of Pledgor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement).

        (c) Any Collateral repossessed by the Administrative Agent under or pursuant to this Section 16 or any other provision hereof, and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Administrative Agent may, upon written direction in compliance with any mandatory requirements of any Requirement of Law, determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days' written notice to Pledgor (except that, if the Administrative Agent shall determine, in its sole discretion, that any of the Collateral threatens to decline quickly in value or to become worthless, any such sale may be made upon three days' notice to Pledgor) specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of Pledgor or any nominee of Pledgor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. To the extent permitted by Requirements of Law, the Administrative Agent on behalf of the Lenders may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 16. If, under mandatory requirements of any Requirement of Law, the Administrative Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to Pledgor as hereinabove specified, the Administrative Agent need give Pledgor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of any Requirement of Law.

        (d) The Administrative Agent, in addition to any rights now or hereafter existing under any applicable Requirement of Law, shall have all rights as a secured creditor under the Uniform Commercial Code or any other applicable Requirement of Law in all relevant jurisdictions.

        (e) Waiver of Claims. Except as otherwise provided in this Agreement, PLEDGOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT TAKING POSSESSION OR THE ADMINISTRATIVE AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, IN EACH CASE AS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH PLEDGOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION OF ANY SUCH JURISDICTION, and Pledgor hereby further waives:

                (i) all damages occasioned by such taking of possession except any damages which are the direct result of the gross negligence or willful misconduct of either of the Administrative Agent or any Person acting on its behalf or instruction;

                (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent's rights hereunder; and

                (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Requirements of Law in order to prevent or delay the enforcement of this Agreement (including any right to claim that such enforcement should be stayed pending the outcome of any other action or proceeding (including any arbitration proceeding)) or the absolute sale of the Collateral or any portion thereof, and Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such Requirements of Law.

        Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall, to the extent permitted by Requirements of Law, operate to divest all right, title, interest, claim and demand, either at law or in equity, of Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against Pledgor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under Pledgor.

        SECTION 17. Application of Proceeds. Notwithstanding any other provision of this Agreement, all payments made under or in connection with this Agreement, and all moneys collected by the Administrative Agent upon any sale or other disposition of the Collateral pursuant to Section 16, together with all other moneys received by the Administrative Agent hereunder, shall be applied in accordance with the Financing Documents, including that any proceeds of Collateral which remains after payment in full of cash of the Obligations will be paid to the Collateral Agent for the benefit of the OPMW Secured Parties to be applied pursuant to the Intercreditor Agreement and the OPMW Second Lien Documents, and such proceeds shall constitute proceeds under the OPMW Second Lien Documents. For the avoidance of doubt, it is understood that Pledgor shall remain liable to the extent of any deficiency between the amount of all moneys collected by the Administrative Agent upon any such sale or other disposition of the Collateral and the aggregate amount of the Secured Obligations.

        SECTION 18. Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Secured Party in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between Pledgor and the Administrative Agent or any Secured Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Secured Party would otherwise have. No notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Secured Party to any other or further action in any circumstances without notice or demand.

        SECTION 19. Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case Pledgor, the Administrative Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Administrative Agent shall continue as if no such proceeding had been instituted.

        SECTION 20. Indemnity and Expenses. (a) Pledgor agrees to indemnify and hold harmless the Administrative Agent and each Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from the Collateral or Pledgor's pledge and assignment under this Agreement (including enforcement against Pledgor of this Agreement), except claims, losses or liabilities resulting from the Administrative Agent's or any Secured Party's gross negligence or willful misconduct.

        (b) Pledgor will upon demand pay to the Administrative Agent or any Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Administrative Agent or any Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the sale of, collection from, or other realization upon, any of the Collateral of Pledgor, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Administrative Agent or any Secured Party hereunder against Pledgor or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

        SECTION 21. Waiver, Amendment; Severability. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be undertaken and accomplished in accordance with the requirements of Section 9.02 of the Credit Agreement. No delay on the part of any Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Secured Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy. In case any provision hereof shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby.

        SECTION 22. Security Interest Absolute. The obligations of Pledgor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against Pledgor to enforce this Agreement, irrespective of whether any action is brought against any other pledgor or any guarantor of the Secured Obligations or whether any other pledgor or any guarantor of the Secured Obligations is joined in any such action or actions. All rights of the Administrative Agent and the assignment, hypothecation and security interest hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional, to the extent permitted by applicable Requirements of Law, irrespective of:

        (a) any lack of validity or enforceability of this Agreement, the Credit Agreement, any other Financing Document or any other agreement or instrument relating to any thereof, the absence of any action to enforce the same, any release of Pledgor or any other Credit Party, the recovery of any judgment against Pledgor or any other Credit Party, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Pledgor;

        (b) any occurrence or condition whatsoever, including (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations of Pledgor or any other Credit Party contained in this Agreement, the Credit Agreement or any other Financing Document, (ii) any impairment, modification, release or limitation of the liability of Pledgor or any other Credit Party or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by Pledgor, the Administrative Agent or any other Secured Party of any rights or remedies, (iv) the assignment or the purported assignment of any property as security for the Secured Obligations, including all or any part of the rights of Pledgor under this Agreement, (v) the extension of the time for payment by Pledgor or any other Credit Party or any other guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any Financing Document or of the time for performance by Pledgor or any other Credit Party of any other obligations under or arising out of any terms or provisions or the extension of the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of Pledgor or any other Credit Party set forth in any Financing Document, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Pledgor or any other Credit Party or any of their respective assets, or the disaffirmancy of this Agreement or any Financing Document in any such proceeding, (viii) the release or discharge of Pledgor or any other Credit Party from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of this Agreement or any Financing Document or (x) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor; or

        (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Secured Obligations.

        SECTION 23. Addresses for Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the Credit Agreement, and shall be given to such party at its address or telecopy number set forth on the signature page hereof or at any other address or telecopy number which such party shall have specified for the purpose of communications hereunder by notice to the other parties hereunder.

        SECTION 24. Successors and Assigns. This Agreement shall create a continuing pledge, assignment of, hypothecation of and security interest in the Collateral and shall (i) remain in full force and effect until no Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash, (ii) be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the Lenders; provided, however, that Pledgor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each of the Lenders. Any Lender may transfer, assign or grant all or such relevant part of its rights hereunder in connection with an assignment or transfer of all or any part of its interest in its Loans in accordance with the provisions of the Credit Agreement, and such assignee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. All agreements, statements, representations and warranties made by Pledgor herein or in any certificate or other instrument delivered by Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Agreement, the Credit Agreement and the other Financing Documents regardless of any investigation made by the Lenders or on their behalf.

        SECTION 25. Termination; Release. This Agreement shall create a continuing pledge, assignment of hypothecation of and security interest in the Collateral and shall remain in full force and effect until no Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash. This Agreement shall terminate when all Secured Obligations have been indefeasibly paid in full in cash and all Commitments have been terminated, and the Administrative Agent, at the written request and expense of Pledgor, will promptly authorize, execute and deliver, as applicable, to Pledgor the proper instruments (which may include Uniform Commercial Code termination statements on form UCC-3) acknowledging the termination of this Agreement, and will promptly duly assign, transfer and deliver (without recourse and without any representation or warranty) free from any interest of the Administrative Agent or Lien granted hereunder such of the Collateral as may be in possession of the Administrative Agent, in accordance with the Intercreditor Agreement or, if the OPMW Second Lien Documents shall have terminated pursuant to the terms thereof, to Pledgor, and has not theretofore been sold or otherwise applied or released pursuant to this Agreement together with such notices to third parties as may be necessary to countermand any notices previously sent to them pursuant hereto.

        SECTION 26. Headings Descriptive, Etc.. The headings of the several sections and subsections of this Agreement, and the Table of Contents are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        SECTION 27. GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT

THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. UNLESS OTHERWISE DEFINED HEREIN OR IN THE CREDIT AGREEMENT, TERMS USED IN ARTICLE 9 OF THE NY UCC ARE USED HEREIN AS THEREIN DEFINED. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN PLEDGOR AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

        (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, PLEDGOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT PLEDGOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. PLEDGOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

        (c) PLEDGOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST PLEDGOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. PLEDGOR WAIVES ANY OJBECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

        (d) PLEDGOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

        (e) PLEDGOR HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF PLEDGOR TO RECEIVE FOR AND ON BEHALF OF PLEDGOR SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO PLEDGOR AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH SECTION 23. PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO PLEDGOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

        (f) NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT (i) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW (ii) OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE AGAINST ANY PARTY IN ANY OTHER JURISDICTION, IN EITHER CASE, SOLELY AS PERMITTED IN SUBSECTION (c) OF THIS
SECTION 27.

        SECTION 28. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

        SECTION 29. Limitation of Recourse. The obligations of Pledgor hereunder are obligations solely of Pledgor and shall not constitute a debt or obligation of any direct or indirect member, partner or shareholder of Pledgor or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by Pledgor under this Agreement and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by Pledgor evidenced by this Agreement. No property or assets of any Non-Recourse Party, other than as contemplated in the Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against Pledgor with respect to this Agreement or the other Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party or any other Non-Recourse Party (a) in accordance with the terms of any Transaction Document or Financing Document creating such liabilities and obligations to which such Credit Party or Non-Recourse Party is a party, (b) arising from liability pursuant to any applicable Requirement of Law for such Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of Section 6.10 of the Credit Agreement.

        SECTION 30. Amendment and Restatement. This Agreement is an amendment and restatement of the Partnership Interest Pledge Agreement, dated as of July 28, 1999 (the "Original Agreement") made by Pledgor to the Administrative Agent. It is the intention of Pledgor and the Administrative Agent that this Agreement amend, restate, extend and renew the terms and conditions of the Original Agreement and the liens and security interests created thereby, and is not intended to be a novation or discharge of the obligations of Pledgor thereunder or the liens and security interests created thereby. The liens and security interests of the Original Agreement are hereby ratified, confirmed, renewed, extended, and brought forward in full force and effect as security for the Obligations.

                  [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                ORION POWER NEW YORK, L.P.

                                By: Orion Power New York GP, Inc., its general partner

                                By:
                                    --------------------------------------------
                                Name:
                                Title:

                                Address:  1111 Louisiana Street
                                          Houston, TX 77002
                                          Attn:  Senior Vice President - Finance
                                Telephone: (713) 207-3160
                                Telecopy:  (713) 207-0988

                                With a copy to:
                                Address:  1111 Louisiana Street
                                          Houston, TX 77002
                                          Attn:  General Counsel
                                Telephone:  (713) 207-7265
                                Telecopy:   (713) 393-0140


                                BANK OF AMERICA, N.A.
                                not in its individual capacity,
                                but solely as Administrative Agent


                                By:
                                   --------------------------------------------
                                Name:
                                Title:

                                Address:  101 North Tryon Street
                                          NC1-001-08-19
                                          Charlotte, NC  28255
                                          Attn:  Laura S. Ryan
                                Telecopy:  (704) 386-3324

                                                                         ANNEX I
                                                                              TO
                                           PARTNERSHIP INTEREST PLEDGE AGREEMENT






                              Partnership Interests











                             Partnership Agreements

                                                                     EXHIBIT J-3
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT



--------------------------------------------------------------------------------



                    AMENDED AND RESTATED PARTNERSHIP INTEREST
                                PLEDGE AGREEMENT


                                     made by


                          ORION POWER NEW YORK LP, INC.


                                       to

                             BANK OF AMERICA, N.A.,
                             as Administrative Agent







                         Dated as of : October 28, 2002



--------------------------------------------------------------------------------

                                TABLE OF CONTENTS



SECTION 1.       PLEDGE; ASSIGNMENT; GRANT OF SECURITY INTEREST..............................2

SECTION 2.       SECURITY FOR SECURED OBLIGATIONS............................................2

SECTION 3.       PLEDGOR REMAINS LIABLE......................................................2

SECTION 4.       DELIVERY OF COLLATERAL......................................................3

SECTION 5.       NO SUBROGATION..............................................................3

SECTION 6.       REINSTATEMENT...............................................................3

SECTION 7.       REPRESENTATIONS AND WARRANTIES..............................................3

SECTION 8.       FURTHER ASSURANCES..........................................................6

SECTION 9.       VOTING RIGHTS; DISTRIBUTIONS, ETC...........................................6

SECTION 10.      PLACE OF INCORPORATION; PLACE OF PERFECTION; RECORDS........................7

SECTION 11.      AS TO THE PARTNERSHIP AGREEMENTS............................................8

SECTION 12.      COVENANTS...................................................................8

SECTION 13.      ADMINISTRATIVE AGENT.......................................................10

SECTION 14.      ADMINISTRATIVE AGENT MAY PERFORM...........................................11

SECTION 15.      DUTIES OF THE ADMINISTRATIVE AGENT, PLEDGOR AND THE BORROWER ENTITIES......11

SECTION 16.      REMEDIES...................................................................11

SECTION 17.      APPLICATION OF PROCEEDS....................................................13

SECTION 18.      REMEDIES CUMULATIVE........................................................13

SECTION 19.      DISCONTINUANCE OF PROCEEDINGS..............................................14

SECTION 20.      INDEMNITY AND EXPENSES.....................................................14

SECTION 21.      WAIVER, AMENDMENT; SEVERABILITY............................................14

SECTION 22.      SECURITY INTEREST ABSOLUTE.................................................14

SECTION 23.      ADDRESSES FOR NOTICES......................................................15

SECTION 24       SUCCESSORS AND ASSIGNS.....................................................16

SECTION 25.      TERMINATION; RELEASE.......................................................16

SECTION 26.      HEADINGS DESCRIPTIVE, ETC..................................................16

SECTION 27.      GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE........................16

SECTION 28.      EXECUTION IN COUNTERPARTS..................................................18

SECTION 29.      LIMITATION OF RECOURSE.....................................................18

SECTION 30.      AMENDMENT AND RESTATEMENT..................................................19

           AMENDED AND RESTATED PARTNERSHIP INTEREST PLEDGE AGREEMENT


               AMENDED AND RESTATED PARTNERSHIP INTEREST PLEDGE AGREEMENT, dated as of October 28, 2002 (this "Agreement"), made by ORION POWER NEW YORK LP, INC., a Delaware corporation ("Pledgor"), as the obligor hereunder, to BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successors and assigns, the "Administrative Agent") for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).

                              W I T N E S S E T H:

               WHEREAS, Pledgor is the sole limited partner of Orion Power New York, L.P., a Delaware limited partnership (the "Borrower")

               WHEREAS, the Borrower has entered into an Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), with the Administrative Agent, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "Lenders") (all capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement and the principles of construction set forth in
Section 1.04 of the Credit Agreement shall apply hereto), pursuant to which the Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the Borrower to finance a portion of the purchase price of the Portfolio Assets and to provide working capital availability to the Borrower;

               WHEREAS, the Borrower, certain of its Subsidiaries and the Administrative Agent have entered into that certain Amended and Restated Deposit Account Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Deposit Account Agreement"), providing for, among other things, the establishment of the Accounts (as defined in the Credit Agreement) and the application of the proceeds of the Collateral (as hereinafter defined); and

        WHEREAS, it is a condition precedent to the obligations of the Lenders under the Credit Agreement that this Agreement shall have been entered into by the parties hereto and shall be in full force and effect;

        NOW, THEREFORE, in consideration of the foregoing and in order to induce the Lenders to enter into the Credit Agreement, to make available to the Borrower such credit facilities and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1. Pledge; Assignment; Grant of Security Interest. Pledgor hereby pledges, hypothecates and assigns to the Administrative Agent, and hereby grants to the Administrative Agent for the benefit of the Secured Parties, a pledge and assignment of, and a security interest in, all of its right, title and interest in and to the following (the "Collateral"):

        (a) All general and limited partnership interests now owned or hereafter acquired by Pledgor in and the Borrower (the "Partnership Interests") and the partnership agreement relating to the Borrower (the "Partnership Agreement") and all rights related thereto, including (i) all rights of Pledgor as a general or limited partner, as the case may be, and all rights to receive distributions, cash, instruments and other property from time to time receivable or otherwise distributable in respect of any Partnership Interest or pursuant to the Partnership Agreement, (ii) all rights of Pledgor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to any Partnership Interest or the Partnership Agreement, (iii) all claims of Pledgor for damages arising out of or for breach of or default under the Partnership Agreement, (iv) the right of Pledgor to terminate the Partnership Agreement, to perform and exercise consensual or voting rights thereunder and to compel performance and otherwise exercise all remedies thereunder, (v) all rights of Pledgor as a general or limited partner of the Borrower, to any property and assets of the Borrower (whether real property, inventory, equipment, contract rights, accounts, receivables, general intangibles, securities, instruments, chattel paper, documents, chooses in action or otherwise), and (vi) all certificates or instruments evidencing an ownership or partnership interest in the Borrower or its assets; and

        (b) to the extent not included in the foregoing, all proceeds of any and all of the foregoing (including proceeds that constitute property of the types described above).

        SECTION 2. Security for Secured Obligations. This Agreement secures the prompt and complete payment and performance of (a) all Obligations of the Borrower now or hereafter existing under the Financing Documents, (b) all obligations of each Subsidiary of the Borrower under the Subsidiary Guarantees and (c) the due performance and compliance of all other obligations of the Borrower and its Subsidiaries under any of the Financing Documents (collectively, the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by the Borrower to the Secured Parties but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.

        SECTION 3. Pledgor Remains Liable. Anything herein to the contrary notwithstanding, (a) Pledgor shall remain liable under the Partnership Agreement and the other contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by any Secured Party of any of the rights hereunder shall not release Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) neither the Administrative Agent nor any Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral or otherwise by reason of this

Agreement, nor shall the Administrative Agent or any Secured Party be obligated to perform any of the obligations or duties of Pledgor thereunder or to take any action to collect or enforce any claim assigned hereunder.

        SECTION 4. Delivery of Collateral. All certificates or instruments representing or evidencing the Collateral at any time shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right, upon the occurrence and continuance of an Event of Default, in its discretion and without notice to Pledgor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Collateral, subject only to compliance with Requirements of Law, the terms and conditions of the Credit Agreement and the Intercreditor Agreement and the revocable rights specified in Section 9(a). In addition, the Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

        SECTION 5. No Subrogation. Pledgor shall not exercise any rights which it may acquire by way of subrogation under this Agreement, by any payments made hereunder or otherwise, until all Secured Obligations shall have been indefeasibly paid in full in cash and all Commitments have been terminated. If any amount shall be paid to Pledgor on account of such subrogation rights at any time when all Secured Obligations shall not have been indefeasibly paid in full in cash (whether pursuant to a claim in any bankruptcy or similar proceeding or otherwise) or when any Commitment shall remain outstanding, such amount shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Secured Obligations, whether matured or unmatured, in accordance with Section 17.

        SECTION 6. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

        SECTION 7. Representations and Warranties. Pledgor represents and warrants as follows:

        (a) Pledgor (i) is duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets, to borrow money and to transact the business in which it is presently engaged and in which it proposes to be engaged, (iii) has duly qualified and is authorized to do business and is in good standing in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset and (iv) is in full compliance with its Governing Documents, all material Contractual Obligations, all applicable material Requirements of Law and all material Governmental Approvals, except in each case of this clause (iv) to the extent that the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, Pledgor is the sole Limited Partner of the Borrower.

        (b) The execution, delivery and performance by Pledgor of this Agreement and the consummation of the transactions contemplated hereby (i) are within its powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not and will not contravene (A) its Governing Documents or (B) any material Requirement of Law, any material Contractual Obligation or any material Governmental Approval binding on or affecting it and (iv) do not and will not conflict with or be inconsistent with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Permitted Liens) upon any of its properties or assets pursuant to, the terms of any material Contractual Obligation binding on or affecting it.

        (c) Pledgor has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

        (d) No approval of any Person other than a Governmental Authority (except such as have been duly obtained, made or given, and are in full force and effect) is required to authorize, or is required in connection with (i) the execution, delivery or performance of this Agreement by Pledgor or the consummation of any of the transactions contemplated hereby, (ii) the legality, validity, binding effect or enforceability of this Agreement or the perfection and maintenance of the security interest created hereby (including the first priority nature of such security interest) or (iii) for the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except, in each case, for any approval of any such Person the absence of which could not reasonably be expected to have a material adverse effect on the ability of the Administrative Agent to exercise voting rights or remedies in respect of the Collateral.

        (e) The Partnership Agreement, a true and complete copy of which has been furnished to the Administrative Agent, has been duly authorized, executed and delivered by Pledgor and is in full force and effect and is binding upon and enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity. There exists no default under the Partnership Agreement.

        (f) This Agreement creates a valid security interest in the Collateral purported to be pledged and assigned by Pledgor hereunder securing the payment of the Secured Obligations.

        (g) Upon the filing of the financing statements (the "Financing Statements") referenced in Schedule I hereof under the Uniform Commercial Code as in effect in the State of Delaware (the "Delaware UCC"), the security interest created hereby shall be perfected under the Delaware UCC, to the extent that the Collateral constitutes "general intangibles" (as defined in the Delaware UCC) and no further filings or other actions are necessary to perfect such security interest. Upon filing of such Financing Statements pursuant to the Delaware UCC, such security interests, as so perfected, are first priority security interests.

        (h) When any certificates or instruments evidencing the Collateral shall be delivered hereunder and endorsed to, or registered in favor of, the Administrative Agent in accordance with Section 8-106 of the Uniform Commercial Code as in effect in the State of New York (the "NY UCC") or the State of North Carolina (the "NC UCC"), and for so long as such certificates or instruments shall remain in the possession of the Administrative Agent in the State of New York or the State of North Carolina, the security interest in such Collateral created hereby shall be perfected under the NY UCC or the NC UCC, as applicable, and such security interest, as so perfected, will be a first priority security interest.

        (i) The security interest created by this Agreement in the Collateral described in clause (a) of Section 1 hereof has been registered in the name of the Administrative Agent in the register maintained for such purpose at the chief executive office and principal place of business of the Borrower, and, to the extent that such Collateral constitutes "uncertificated securities" (as defined in the Delaware UCC), such security interest is perfected under the Delaware UCC and, as so perfected, is a first priority security interest.

        (j) The chief place of business and chief executive office of Pledgor and the office where Pledgor keeps its records concerning the Collateral is set forth under its name on the signature page hereof.

        (k) Pledgor is the legal and beneficial owner of the Collateral purported to be pledged and assigned by it hereunder, free and clear of any Lien, other than Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral has been executed or authorized by Pledgor or, is on file in any recording office, except such as may have been filed in favor of (i) the Administrative Agent relating to this Agreement or (ii) the OPMW Administrative Agent relating to the OPMW Credit Agreement. Pledgor has no trade name.

        (l) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

        (m) No part of the Collateral is subject to the terms of any agreement restricting the sale or transfer of such Collateral, except for the Partnership Agreement and the Financing Documents.

        (n) Except as set forth in Schedule 4.05 of the Credit Agreement, there is no (i) injunction, writ, preliminary restraining order or order of any nature issued by an arbitrator, court or other Governmental Authority against Pledgor in connection with the transactions provided for herein, or (ii) action, suit, arbitration, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending against Pledgor or, to Pledgor's knowledge, threatened against Pledgor which would reasonably be expected to materially adversely affect the right or ability of Pledgor to fulfill its obligations under this Agreement.

        (o) Pledgor has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

        SECTION 8. Further Assurances. (a) Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request, in order to perfect and protect the pledge, assignment, hypothecation and security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor will (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Administrative Agent may reasonably request, in order to perfect and preserve the assignment, hypothecation and security interest granted or purported to be granted hereby; and (ii) mark conspicuously, at the request of the Administrative Agent, each of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to the Administrative Agent, indicating that the Partnership Agreements and such chattel paper have been assigned and are subject to the security interest pursuant hereto.

        (b) Pledgor hereby further authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.


        SECTION 9. Voting Rights; Distributions, Etc. (a) So long as any Obligations are outstanding, Pledgor shall not be entitled to any payments or distributions (whether cash or non-cash) pursuant to the Partnership Agreement, except payments or distributions from the Borrower that are directly distributed from Pledgor to Holdco in accordance with the Holdco Deposit Account Agreement. So long as no Event of Default shall have occurred and be continuing, but subject, nevertheless, at all times to the restrictions imposed by the terms and conditions of the Credit Agreement, Pledgor shall be entitled to exercise any and all management, voting and other partnership rights pertaining to any Collateral (including but not limited to any partnership interest or the Partnership Agreement) and the Borrower for any purpose not inconsistent with the terms of this Agreement or any other Financing Document; provided, however, that Pledgor shall exercise, or refrain from exercising, any such right if such action or inaction would have a material adverse effect on the attachment, perfection, creation or priority of the security interest in the Collateral or any part thereof as herein granted.

        (b) If Pledgor receives any distributions in respect of the Collateral purported to be pledged and assigned by it hereunder, such distributions shall be promptly delivered to the Collateral Agent to deposit in the Holdco Accounts pursuant to the Holdco Deposit Account Agreement, or, if such distributions are in connection with a partial or total liquidation or are non-cash distributions, to the Administrative Agent to hold as Collateral and shall, if received by Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of Pledgor and be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement or assignment).

        (c)     Upon the occurrence and during the continuance of an Event of
Default:

                        (i) Immediately upon Pledgor's receipt of written notice from the Administrative Agent that the Administrative Agent intends to act pursuant to this clause (c)(i), all rights of Pledgor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise shall thereupon become exercisable by the Administrative Agent, acting in good faith, who shall have the sole right to exercise or refrain from exercising such voting and other consensual rights unless and until such Event of Default ceases to exist.

                        (ii)    All rights of Pledgor to receive the
        distributions, if any, which it would otherwise be authorized to receive and retain, pursuant to Section 9(a) and (b), above, shall become exercisable by the Administrative Agent who shall thereupon have the sole right to receive and hold as Collateral such distributions unless and until such Event of Default ceases to exist.

                        (iii) All distributions which are received by Pledgor contrary to the provisions of clause (ii), above, shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of Pledgor and shall be forthwith paid over to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement) for application pursuant to Section 17.


        SECTION 10. Place of Incorporation; Place of Perfection; Records. Pledgor is incorporated in the State of Delaware, and Pledgor's exact legal name is Orion Power New York LP, Inc. Pledgor will not change its jurisdiction of organization or its name without having given Administrative Agent not less than 30 days' prior written notice of its intention to do so, clearly describing to the Administrative Agent such new jurisdiction or name and providing such other information and taking any action in connection therewith as the Administrative Agent may reasonably request. Pledgor shall keep its place of business and chief executive office and the office where it keeps its records concerning the Collateral, and original copies of the Partnership Agreement and of all other chattel paper which evidence the Collateral, at its address specified on the signature pages hereof; or, upon 30 days' prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action required by Section 8 shall have been taken with respect to the Collateral. Pledgor will hold and preserve such records and will permit representatives of the Administrative Agent at any time, upon reasonable prior notice, during normal business hours to inspect and make abstracts from such records.

        SECTION 11. As to the Partnership Agreements. (a) Pledgor shall at its expense perform and observe all the terms and provisions to be performed or observed by it under the Partnership Agreement, maintain the Partnership Agreement in full force and effect, enforce each Partnership Agreement in accordance with its terms, and take all such action to such end as may be from time to time reasonably requested by the Administrative Agent.

        (b)     Pledgor shall not:

                (i) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, or create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the pledge, assignment, hypothecation and security interest created by this Agreement and Permitted Liens;

                (ii) cancel or terminate the Partnership Agreement or consent to or accept any cancellation or termination thereof;

                (iii) amend or otherwise modify in a material respect the Partnership Agreement; or

                (iv) waive any material default under or material breach of the Partnership Agreement.

        SECTION 12. Covenants. Pledgor covenants and agrees that so long as any Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash, unless the Administrative Agent shall otherwise consent in writing,
Pledgor:

        (a) Maintenance of Register. Will cause the Borrower to maintain at all times a register at its chief place of business and chief executive office in which the security interest in the Collateral granted hereby to the Administrative Agent, to the extent that the same constitutes "uncertificated securities" (as defined in the Delaware UCC), shall be evidenced.

        (b) Preservation of Existence, Etc. Will preserve and maintain, and will cause the Borrower to preserve and maintain, its lawful existence, rights (charter and statutory), and franchises in accordance with the Transaction Documents except as provided in Section 7 of the LP Guarantee.

        (c) Compliance with Law. Will comply with all Requirements of Law and Governmental Approvals applicable to it, except when any such Requirement of Law or Governmental Approval is being contested in good faith and by appropriate proceedings and for which Acceptable Reserves have been established, or except where the failure to so comply could not reasonably be expected to have a material adverse effect on any Portfolio Asset.

        (d) Nature of Business. Will not change its legal form or Governing Documents (other than to (i) convert its corporate status to a limited liability company in accordance with

Section 7 of the LP Guarantee, (ii) change its name, (iii) add, replace or eliminate offices and/or officers, and/or (iv) replace any director, or add to or reduce the number of directors comprising the board so long as such addition, replacement or reduction does not eliminate the independent director or modify the nature of the independent director's powers in any way), change its fiscal year or engage in any business other than being a general partner of the Borrower Entities.

        (e) Jurisdiction of Organization. Will cause the Borrower at all times to be a limited partnership organized under the laws of the State of Delaware.

        (f) Bankruptcy. Will not file a voluntary petition or otherwise initiate proceedings to have the Borrower adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Borrower, or file a petition seeking or consenting to reorganization or relief of the Borrower as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Borrower; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Borrower or of all or any substantial part of the properties and assets of the Borrower, or make any general assignment for the benefit of creditors of the Borrower, or admit in writing the inability of the Borrower to pay its debts generally as they become due or declare or effect a moratorium on the debt of the Borrower or take any action in furtherance of any or the foregoing;

        (g) Taxes. Will cause to be paid or discharged (whether it or any of its Affiliates, or otherwise) all taxes, assessments and governmental charges or levies lawfully imposed upon it, the Borrower or upon any of their respective income or profits or upon any of the Portfolio Assets or the Collateral and all lawful claims or obligations that, if unpaid, would become a Lien upon the Collateral (as defined in the Credit Agreement), whether real or personal, the Collateral (as defined in this Agreement) or upon any part thereof. Pledgor or the Borrower shall have the right, however, to contest in good faith the validity or amount of any such tax, assessment, charge, levy, claim or obligation by proper proceedings, and may permit the taxes, assessments, charges, levies, claims or obligations so contested to remain unpaid during the period of such contest if: (a) Pledgor or the Borrower diligently prosecutes such contest in good faith and by appropriate proceedings and for which Acceptable Reserves have been established; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; and (c) the failure to pay or comply with the contested item could not reasonably be expected to result in a material adverse effect on the Collateral.

        (h) Operations Matters. In the conduct of its business and operations, Pledgor shall, and shall cause the Borrower to:

                (i) maintain books and records, separate from those of any other Person;

                (ii) except as may be expressly contemplated or required by the Deposit Account Agreement, maintain its bank accounts and all its other assets separate from those of any other Person;

                (iii) hold regular member, shareholder or partnership meetings, as appropriate, to conduct its business, and observe all other limited liability company, corporate or partnership formalities, as the case may be;

                (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other Person;

                (v) prepare separate financial statements, or if part of a consolidated or combined group, then it shall be shown as a separate member of such group, including in a footnote(s) to the relevant financial statements disclosing its separate existence and identity and the existence of its own assets;

                (vi) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates except as otherwise permitted under the Financing Documents;

                (vii) transact all business with Affiliates on an arm's-length basis and to enter into transactions with Affiliates on an arm's-length basis;

                (viii)  conduct business in its own name;

                (ix) with regard to the Borrower, maintain a sufficient number of employees in light of the Borrower's contemplated business operations;

                (x) correct any misunderstanding regarding its separate identity of which Pledgor has actual knowledge;

                (xi) not identify itself in writing as a division of any other Person; and

                (xii) maintain adequate capital in light of its contemplated business operations.

        (i) Assets. Will not own or acquire any asset other than the Collateral and Distributions permitted by the Financing Documents and other assets having an aggregate value in excess of $50,000.

        (j) Indebtedness. Will not incur Indebtedness other than Permitted Indebtedness (in its capacity as the limited partner of the Borrower).

        SECTION 13. Administrative Agent. Bank of America, N.A. has been appointed by the Secured Parties to act as the Administrative Agent hereunder. Pledgor hereby appoints the Administrative Agent as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the Administrative Agent's discretion at any time that an Event of Default shall have occurred and be continuing, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including to ask, demand, collect, sue for, recover, compound, receive and give acceptance and receipts for moneys due and to become due under or in connection with the Collateral, to receive, indorse, and collect any drafts or other instruments, documents and chattel paper in connection therewith, to file any claims or take any action or institute any proceedings which the Administrative Agent may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of any Partnership Agreement, and to sell assign, lease or otherwise dispose of the Collateral or any part thereof pursuant to this Agreement. Such appointment is coupled with an interest and is irrevocable.

        SECTION 14. Administrative Agent May Perform. If Pledgor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by Pledgor under Section 20(b).

        SECTION 15. Duties of the Administrative Agent, Pledgor and the Borrower Entities. (a) The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral and no such duties shall be implied as arising hereunder.

        (b) It is expressly agreed, anything herein contained to the contrary notwithstanding, that Pledgor and the Borrower shall remain liable to perform all of their respective obligations, if any, assumed by them with respect to the Collateral and the Administrative Agent and the Lenders shall have no obligations or liabilities with respect to any Collateral (other than obligations or liabilities resulting from the Administrative Agent's or any Lender's gross negligence or willful misconduct) by reason of or arising out of or in connection with this Agreement, nor shall the Administrative Agent or the Lenders be required or obligated in any manner to perform or fulfill any of the obligations of Pledgor or the Borrower under or with respect to any Collateral.

        SECTION 16. Remedies. If any Event of Default shall have occurred and be continuing, subject to the terms of Section 9 and compliance with Requirements of Law:

        (a) The Administrative Agent may exercise any and all rights and remedies of Pledgor under or in connection with any Partnership Agreement, the Partnership Interests or otherwise in respect of the Collateral, including any and all rights of Pledgor to demand or otherwise require payment of any amount under, or performance of any provision of, any Partnership Agreement and all rights of Pledgor to control the operation of the Borrower.

        (b) All payments received by Pledgor under or in connection with the Partnership Agreement, the Partnership Interests, or otherwise in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of Pledgor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement).

        (c) Any Collateral repossessed by the Administrative Agent under or pursuant to this Section 16 or any other provision hereof, and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Administrative Agent may, upon written direction in compliance with any mandatory requirements of any Requirement of Law, determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days' written notice to Pledgor (except that, if the Administrative Agent shall determine, in its sole discretion, that any of the Collateral threatens to decline quickly in value or to become worthless, any such sale may be made upon three days' notice to Pledgor) specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of Pledgor or any nominee of Pledgor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. To the extent permitted by Requirements of Law, the Administrative Agent on behalf of the Lenders may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 16. If, under mandatory requirements of any Requirement of Law, the Administrative Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to Pledgor as hereinabove specified, the Administrative Agent need give Pledgor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of any Requirement of Law.

        (d) The Administrative Agent, in addition to any rights now or hereafter existing under any applicable Requirement of Law, shall have all rights as a secured creditor under the Uniform Commercial Code or any other applicable Requirement of Law in all relevant jurisdictions.

        (e) Waiver of Claims. Except as otherwise provided in this Agreement, PLEDGOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT TAKING POSSESSION OR THE ADMINISTRATIVE AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, IN EACH CASE AS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH PLEDGOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION OF ANY SUCH JURISDICTION, and Pledgor hereby further waives:

                (i) all damages occasioned by such taking of possession except any damages which are the direct result of the gross negligence or willful misconduct of either of the Administrative Agent or any Person acting on its behalf or instruction;

                (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent's rights hereunder; and

                (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Requirements of Law in order to prevent or delay the enforcement of this Agreement (including any right to claim that such enforcement should be stayed pending the outcome of any other action or proceeding (including any arbitration proceeding)) or the absolute sale of the Collateral or any portion thereof, and Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such Requirements of Law.

        Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall, to the extent permitted by Requirements of Law, operate to divest all right, title, interest, claim and demand, either at law or in equity, of Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against Pledgor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under Pledgor.

        SECTION 17. Application of Proceeds. Notwithstanding any other provision of this Agreement, all payments made under or in connection with this Agreement, and all moneys collected by the Administrative Agent upon any sale or other disposition of the Collateral pursuant to Section 16, together with all other moneys received by the Administrative Agent hereunder, shall be applied in accordance with the Financing Documents, including that any proceeds of Collateral which remains after payment in full of cash of the Obligations will be paid to the Collateral Agent for the benefit of the OPMW Secured Parties to be applied pursuant to the Intercreditor Agreement and the OPMW Second Lien Documents, and such proceeds shall constitute proceeds under the OPMW Second Lien Documents. For the avoidance of doubt, it is understood that Pledgor shall remain liable to the extent of any deficiency between the amount of all moneys collected by the Administrative Agent upon any such sale or other disposition of the Collateral and the aggregate amount of the Secured Obligations.

        SECTION 18. Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Secured Party in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between Pledgor and the Administrative Agent or any Secured Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Secured Party would otherwise have. No notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Secured Party to any other or further action in any circumstances without notice or demand.

        SECTION 19. Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case Pledgor, the Administrative Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Administrative Agent shall continue as if no such proceeding had been instituted.

        SECTION 20. Indemnity and Expenses. (a) Pledgor agrees to indemnify and hold harmless the Administrative Agent and each Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from the Collateral or Pledgor's pledge and assignment under this Agreement (including enforcement against Pledgor of this Agreement), except claims, losses or liabilities resulting from the Administrative Agent's or any Secured Party's gross negligence or willful misconduct.

        (b) Pledgor will upon demand pay to the Administrative Agent or any Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Administrative Agent or any Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the sale of, collection from, or other realization upon, any of the Collateral of Pledgor, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Administrative Agent or any Secured Party hereunder against Pledgor or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

        SECTION 21. Waiver, Amendment; Severability. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be undertaken and accomplished in accordance with the requirements of Section 9.02 of the Credit Agreement. No delay on the part of any Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Secured Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy. In case any provision hereof shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby.

        SECTION 22. Security Interest Absolute. The obligations of Pledgor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrower, any other pledgor or any guarantor of the Secured Obligations or whether the Borrower, any other pledgor or any guarantor of the Secured Obligations is joined in any such action or actions. All rights of the Administrative Agent and the assignment, hypothecation and security interest hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional, to the extent permitted by applicable Requirements of Law, irrespective of:

        (a) any lack of validity or enforceability of this Agreement, the Credit Agreement, any other Financing Document or any other agreement or instrument relating to any thereof, the absence of any action to enforce the same, any release of Pledgor or any other Credit Party, the recovery of any judgment against Pledgor or any other Credit Party, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Pledgor;

        (b) any occurrence or condition whatsoever, including (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations of Pledgor or any other Credit Party contained in this Agreement, the Credit Agreement or any other Financing Document, (ii) any impairment, modification, release or limitation of the liability of Pledgor or any other Credit Party or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by Pledgor, the Administrative Agent or any other Secured Party of any rights or remedies, (iv) the assignment or the purported assignment of any property as security for the Secured Obligations, including all or any part of the rights of Pledgor under this Agreement, (v) the extension of the time for payment by Pledgor or any other Credit Party or any other guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any Financing Document or of the time for performance by Pledgor or any other Credit Party of any other obligations under or arising out of any terms or provisions or the extension of the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of Pledgor or any other Credit Party set forth in any Financing Document, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Pledgor or any other Credit Party or any of their respective assets, or the disaffirmancy of this Agreement or any Financing Document in any such proceeding, (viii) the release or discharge of Pledgor or any other Credit Party from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of this Agreement or any Financing Document or (x) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor; or

        (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Secured Obligations.

        SECTION 23. Addresses for Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the Credit Agreement, and shall be given to such party at its address or telecopy number set forth on the signature page hereof or at any other address or telecopy number which such party shall have specified for the purpose of communications hereunder by notice to the other parties hereunder.

        SECTION 24. Successors and Assigns. This Agreement shall create a continuing pledge, assignment of, hypothecation of and security interest in the Collateral and shall (i) remain in full force and effect until no Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash, (ii) be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the Lenders; provided, however, that except for conversion from corporate status to a limited liability company in accordance with Section 7 of the LP Guarantee, Pledgor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each of the Lenders. Any Lender may transfer, assign or grant all or such relevant part of its rights hereunder in connection with an assignment or transfer of all or any part of its interest in its Loans in accordance with the provisions of the Credit Agreement, and such assignee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. All agreements, statements, representations and warranties made by Pledgor herein or in any certificate or other instrument delivered by Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Agreement, the Credit Agreement and the other Financing Documents regardless of any investigation made by the Lenders or on their behalf.

        SECTION 25. Termination; Release. This Agreement shall create a continuing pledge, assignment of hypothecation of and security interest in the Collateral and shall remain in full force and effect until no Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash. This Agreement shall terminate when all Secured Obligations have been indefeasibly paid in full in cash and all Commitments have been terminated, and the Administrative Agent, at the written request and expense of Pledgor, will promptly authorize, execute and deliver, as applicable, to Pledgor the proper instruments (which may include Uniform Commercial Code termination statements on form UCC-3) acknowledging the termination of this Agreement, and will promptly duly assign, transfer and deliver (without recourse and without any representation or warranty) free from any interest of the Administrative Agent or Lien granted hereunder such of the Collateral as may be in possession of the Administrative Agent, in accordance with the Intercreditor Agreement or, if the OPMW Second Lien Documents shall have terminated pursuant to the terms thereof, to Pledgor, and has not theretofore been sold or otherwise applied or released pursuant to this Agreement together with such notices to third parties as may be necessary to countermand any notices previously sent to them pursuant hereto.

        SECTION 26. Headings Descriptive, Etc.. The headings of the several sections and subsections of this Agreement, and the Table of Contents are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        SECTION 27. GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. UNLESS OTHERWISE DEFINED HEREIN OR IN THE CREDIT AGREEMENT, TERMS USED IN ARTICLE 9 OF THE NY UCC ARE USED HEREIN AS THEREIN DEFINED. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN PLEDGOR AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

        (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, PLEDGOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT PLEDGOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. PLEDGOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

        (c) PLEDGOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST PLEDGOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. PLEDGOR WAIVES ANY OJBECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

        (d) PLEDGOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH,

RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

        (e) PLEDGOR HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF PLEDGOR TO RECEIVE FOR AND ON BEHALF OF PLEDGOR SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO PLEDGOR AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH SECTION 23. PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO PLEDGOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

        (f) NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT (i) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW (ii) OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE AGAINST ANY PARTY IN ANY OTHER JURISDICTION, IN EITHER CASE, SOLELY AS PERMITTED IN SUBSECTION (c) OF THIS
SECTION 27.

        SECTION 28. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

        SECTION 29. Limitation of Recourse. The obligations of Pledgor hereunder are obligations solely of Pledgor and shall not constitute a debt or obligation of any direct or indirect member, partner or shareholder of Pledgor or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by Pledgor under this Agreement and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by Pledgor evidenced by this Agreement. No property or assets of any Non-Recourse Party, other than as contemplated in the Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against Pledgor with respect to this Agreement or the other Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party or any other Non-Recourse Party (a) in accordance with the terms of any Transaction Document or Financing

Document creating such liabilities and obligations to which such Credit Party or Non-Recourse Party is a party, (b) arising from liability pursuant to any applicable Requirement of Law for such Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or
(c) with respect to amounts distributed to it in violation of Section 6.10 of the Credit Agreement.

        SECTION 30. Amendment and Restatement. This Agreement is an amendment and restatement of the Partnership Interest Pledge Agreement, dated as of July 28, 1999 (the "Original Agreement") made by Pledgor to the Administrative Agent. It is the intention of Pledgor and the Administrative Agent that this Agreement amend, restate, extend and renew the terms and conditions of the Original Agreement and the liens and security interests created thereby, and is not intended to be a novation or discharge of the obligations of Pledgor thereunder or the liens and security interests created thereby. The liens and security interests of the Original Agreement are hereby ratified, confirmed, renewed, extended, and brought forward in full force and effect as security for the Obligations.

                  [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                            ORION POWER NEW YORK LP, INC.


                            By:
                               -------------------------------------------------
                            Name:
                            Title:

                            Address:      1111 Louisiana Street
                                          Houston, TX 77002
                                          Attn:  Senior Vice President-Finance
                            Telephone:    (713) 207-3160
                            Telecopy:     (713) 207-0988

                            With a copy to:
                            Address:      1111 Louisiana Street
                                          Houston, TX 77002
                                          Attn:  General Counsel
                            Telephone:    (713) 207-7265
                            Telecopy:     (713) 393-0140


                            BANK OF AMERICA, N.A.
                            not in its individual capacity,
                            but solely as Administrative Agent


                            By:
                               -------------------------------------------------
                            Name:
                            Title:

                            Address:      101 North Tryon Street
                                          NC1-001-08-19
                                          Charlotte, NC  28255
                                          Attn:  Laura S. Ryan
                            Telecopy:     (704) 386-3324

                                                                         ANNEX I
                                                                              TO
                                           PARTNERSHIP INTEREST PLEDGE AGREEMENT


                              Partnership Interests




















                              Partnership Agreement

                                                                     EXHIBIT J-4
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT

================================================================================




                         SECOND LIEN MEMBERSHIP INTEREST
                                PLEDGE AGREEMENT

                                     made by

                            ORION POWER MIDWEST, L.P.

                                       to

                             BANK OF AMERICA, N.A.,
                          as OPNY Administrative Agent





                         Dated as of : October 28, 2002



================================================================================

                                TABLE OF CONTENTS




SECTION 1.          PLEDGE; ASSIGNMENT; GRANT OF SECURITY INTEREST................................................2


SECTION 2.          SECURITY FOR SECURED OBLIGATIONS..............................................................3


SECTION 3.          PLEDGOR REMAINS LIABLE........................................................................3


SECTION 4.          DELIVERY OF COLLATERAL........................................................................3


SECTION 5.          NO SUBROGATION................................................................................3


SECTION 6.          REINSTATEMENT.................................................................................4


SECTION 7.          REPRESENTATIONS AND WARRANTIES................................................................4


SECTION 8.          FURTHER ASSURANCES............................................................................7


SECTION 9.          VOTING RIGHTS; DISTRIBUTIONS, ETC.............................................................7


SECTION 10.         PLACE OF INCORPORATION; PLACE OF PERFECTION; RECORDS..........................................8


SECTION 11.         AS TO THE PARTNERSHIP AGREEMENTS..............................................................9


SECTION 12.         COVENANTS.....................................................................................9


SECTION 13.         ADMINISTRATIVE AGENT.........................................................................11


SECTION 14.         ADMINISTRATIVE AGENT MAY PERFORM.............................................................11


SECTION 15.         DUTIES OF THE ADMINISTRATIVE AGENT, PLEDGOR AND THE OPERATING COMPANY........................11


SECTION 16.         REMEDIES.....................................................................................12


SECTION 17.         APPLICATION OF PROCEEDS......................................................................13


SECTION 18.         REMEDIES CUMULATIVE..........................................................................14


SECTION 19.         DISCONTINUANCE OF PROCEEDINGS................................................................14


SECTION 20.         INDEMNITY AND EXPENSES.......................................................................14


SECTION 21.         WAIVER, AMENDMENT; SEVERABILITY..............................................................14


SECTION 22.         SECURITY INTEREST ABSOLUTE...................................................................15

SECTION 23.         ADDRESSES FOR NOTICES........................................................................16


SECTION 24          SUCCESSORS AND ASSIGNS.......................................................................16


SECTION 25.         TERMINATION; RELEASE.........................................................................16


SECTION 26.         HEADINGS DESCRIPTIVE, ETC....................................................................17


SECTION 27.         GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE..........................................17


SECTION 28.         EXECUTION IN COUNTERPARTS....................................................................18


SECTION 29.         LIMITATION OF RECOURSE.......................................................................19


SECTION 30.         SUBORDINATION................................................................................19

                SECOND LIEN MEMBERSHIP INTEREST PLEDGE AGREEMENT


                  SECOND LIEN MEMBERSHIP INTEREST PLEDGE AGREEMENT, dated as of October 28, 2002 (this "Agreement"), made by ORION POWER MIDWEST, L.P., a Delaware limited partnership (the "Pledgor"), as the obligor hereunder, to BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successors and assigns, the "OPNY Administrative Agent") for the benefit of the Secured Parties (as defined in the OPNY Credit Agreement referred to below).

                                   WITNESSETH:

                  WHEREAS, Pledgor is the sole member of Twelvepole Creek, LLC, a Delaware limited liability company, (the "Operating Company")

                  WHEREAS, the Pledgor has entered into an Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "OPMW Credit Agreement"), with the Administrative Agent, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, The Bank of Nova Scotia, Mizuho Corporate Bank, Ltd, and Bayerische Hypo-Und Vereinsbank AG, New York Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "OPMW Lenders") pursuant to which the OPMW Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the Pledgor to finance a portion of the purchase price of the Portfolio Assets and to provide working capital availability to the Pledgor;

         WHEREAS, Orion Power New York, L.P. (the "OPNY Borrower") has entered into an Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "OPNY Credit Agreement"), with Bank of America, N.A., as Administrative Agent (the "OPNY Administrative Agent"), Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "OPNY Lenders"), pursuant to which the OPNY Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the OPNY Borrower to finance a portion of the purchase price of the Portfolio Assets (as defined in the OPNY Credit Agreement) and to provide working capital availability to the OPNY Borrower;

         WHEREAS, Pledgor has entered into that certain Amended and Restated Membership Interest Pledge Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "First Lien Borrower Twelvepole LLC Interest Pledge Agreement"), in favor of the OPMW Administrative Agent, pursuant to which Pledgor has, among other things, granted a first priority pledge, assignment and security interest in the Collateral to the OPMW Administrative Agent;

         WHEREAS, the OPMW Administrative Agent, the OPNY Administrative Agent, the OPMW Lenders, the OPNY Lenders and Bank of America, N.A., as collateral agent have entered into a Collateral Agency and Intercreditor Agreement, dated as of the Restructuring Effective Date (the "Intercreditor Agreement");

         WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the OPNY Credit Agreement and the principles of construction set forth in Section 1.04 of the OPNY Credit Agreement shall apply hereto; provided, that, the following terms shall have the meanings set forth in the OPMW Credit Agreement: "Acceptable Reserves", "Borrower Entity", "Contractual Obligations", "Distributions", "Governing Documents", "Governmental Approvals", "Governmental Authority", "Lien", "Permitted Lien" and "Portfolio Asset"; and

         WHEREAS, it is a condition precedent to the obligations of the OPNY Lenders under the OPNY Credit Agreement that this Agreement shall have been entered into by the parties hereto and shall be in full force and effect;

         NOW, THEREFORE, in consideration of the foregoing and in order to induce the OPNY Lenders to enter into the OPNY Credit Agreement, to make available to the OPNY Borrower such credit facilities and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Pledge; Assignment; Grant of Security Interest. Pledgor hereby pledges, hypothecates and assigns to the OPNY Administrative Agent, and hereby grants to the OPNY Administrative Agent for the benefit of the Secured Parties, a second priority pledge and assignment of, and a second priority security interest in, all of its right, title and interest in and to the following (the "Collateral"):

         (a) All membership interests now owned or hereafter acquired by Pledgor in and to the Operating Company (the "Membership Interest") and the operating agreement relating to the Operating Company (the "Operating Agreement") and all rights related thereto, including, without limitation, (i) all rights of Pledgor as a member and all rights to receive distributions, cash, instruments and other property from time to time receivable or otherwise distributable in respect of any Membership Interest or pursuant to the Operating Agreement, (ii) all rights of Pledgor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to any Membership Interest or the Operating Agreement, (iii) all claims of Pledgor for damages arising out of or for breach of or default under the Operating Agreement, (iv) the right of Pledgor to terminate the Operating Agreement, to perform and exercise consensual or voting rights thereunder and to compel performance and otherwise exercise all remedies thereunder, (v) all rights of Pledgor as a member of the Operating Company, to any property and assets of the Operating Company (whether real property, inventory, equipment, contract rights, accounts, receivables, general intangibles, securities, instruments, chattel paper, documents, chooses in action or otherwise), and (vi) all certificates or instruments evidencing an ownership or membership interest in the Operating Company or their assets; and

         (b) to the extent not included in the foregoing, all proceeds of any and all of the foregoing (including proceeds that constitute property of the types described above).

         SECTION 2. Security for Secured Obligations. This Agreement secures the prompt and complete payment and performance of all obligations of the Pledgor under the OPMW Guarantee (collectively, the "Secured Obligations").

         SECTION 3. Pledgor Remains Liable. Anything herein to the contrary notwithstanding, (a) Pledgor shall remain liable under the Operating Agreement and the other contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by any Secured Party of any of the rights hereunder shall not release Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) neither the OPMW Administrative Agent nor any Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral or otherwise by reason of this Agreement, nor shall the OPNY Administrative Agent or any Secured Party be obligated to perform any of the obligations or duties of Pledgor thereunder or to take any action to collect or enforce any claim assigned hereunder.

         SECTION 4. Delivery of Collateral. All certificates or instruments representing or evidencing the Collateral at any time shall be delivered to and held by or on behalf of the OPMW Administrative Agent pursuant to the First Lien Borrower Twelvepole LLC Interest Pledge Agreement and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in accordance with the terms and conditions of the Intercreditor Agreement and otherwise in form and substance satisfactory to the OPNY Administrative Agent. During any period after the First Lien Borrower Twelvepole LLC Interest Pledge Agreement has terminated in accordance with its terms, the OPNY Administrative Agent shall have the right, upon the occurrence and continuance of an Event of Default, in its discretion and without notice to Pledgor, to transfer to or to register in the name of the OPNY Administrative Agent or any of its nominees any or all of the Collateral then held by the OPNY Administrative Agent, subject only to compliance with Requirements of Law, the terms and conditions of the OPNY Credit Agreement and the Intercreditor Agreement, the revocable rights specified in Section 9(a) and the provisions of Section 30. In addition, to the extent certificates or instruments are held by the OPNY Administrative Agent, the OPNY Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

         SECTION 5. No Subrogation. Pledgor shall not exercise any rights which it may acquire by way of subrogation under this Agreement, by any payments made hereunder or otherwise, until all Secured Obligations shall have been indefeasibly paid in full in cash and all Commitments have been terminated. If any amount shall be paid to Pledgor on account of such subrogation rights at any time when all Secured Obligations shall not have been indefeasibly paid in full in cash (whether pursuant to a claim in any bankruptcy or similar proceeding or otherwise) or when any Commitment shall remain outstanding, such amount shall be held in trust for the benefit of the OPNY Administrative Agent and the Secured Parties and shall forthwith be paid to the OPNY Administrative Agent to be credited and applied to the Secured Obligations, whether matured or unmatured, in accordance with Section 17.

         SECTION 6. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

         SECTION 7. Representations and Warranties. Pledgor represents and warrants as follows:

         (a) Pledgor (i) is duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets, to borrow money and to transact the business in which it is presently engaged and in which it proposes to be engaged, (iii) has duly qualified and is authorized to do business and is in good standing in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset and (iv) is in full compliance with its Governing Documents, all material Contractual Obligations, all applicable material Requirements of Law and all material Governmental Approvals, except in each case of this clause (iv) to the extent that the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, (y) the Operating Company is the only Subsidiary of the OPMW Borrower; and (z) Pledgor is the sole member of the Operating Company.

         (b) The execution, delivery and performance by Pledgor of this Agreement and the consummation of the transactions contemplated hereby (i) are within its powers, (ii) have been duly authorized by all necessary partnership action, (iii) do not and will not contravene (A) its Governing Documents or (B) any material Requirement of Law, any material Contractual Obligation or any material Governmental Approval binding on or affecting it and (iv) do not and will not conflict with or be inconsistent with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Permitted Liens) upon any of its properties or assets pursuant to, the terms of any material Contractual Obligation binding on or affecting it.

         (c) Pledgor has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

         (d) No approval of any Person other than a Governmental Authority (except such as have been duly obtained, made or given, and are in full force and effect) is required to authorize, or is required in connection with (i) the execution, delivery or performance of this Agreement by Pledgor or the consummation of any of the transactions contemplated hereby, (ii) the legality, validity, binding effect or enforceability of this Agreement or the perfection and maintenance of the security interest created hereby (including the second priority nature of such security interest) or (iii) for the exercise by the OPNY Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement (including Section 30 hereof and the Intercreditor Agreement), except, in each case, for any approval of any such Person the absence of which could not reasonably be expected to have a material adverse effect on the ability of the OPNY Administrative Agent to exercise voting rights or remedies in respect of the Collateral.

         (e) The Operating Agreement, true and complete copies of which have been furnished to the OPNY Administrative Agent, has been duly authorized, executed and delivered by Pledgor and is in full force and effect and is binding upon and enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity. There exists no default under the Operating Agreement.

         (f) This Agreement creates a valid security interest in the Collateral purported to be pledged and assigned by Pledgor hereunder securing the payment of the Secured Obligations.

         (g) Upon the filing of the financing statements (the "Financing Statements") referenced in Schedule I hereof under the Uniform Commercial Code as in effect in the State of Delaware (the "Delaware UCC"), the security interest created hereby shall be perfected under the Delaware UCC, to the extent that the Collateral constitutes "general intangibles" (as defined in the Delaware UCC) and no further filings or other actions are necessary to perfect such security interest. Upon filing of such Financing Statements pursuant to the Delaware UCC, such security interests, as so perfected, shall be second priority security interests.

         (h) When any certificates or instruments evidencing the Collateral shall be delivered hereunder and endorsed to, or registered in favor of, the OPNY Administrative Agent in accordance with Section 8-106 of the Uniform Commercial Code as in effect in the State of New York (the "NY UCC") or the State of North Carolina (the "NC UCC"), and for so long as such certificates or instruments shall remain in the possession of the OPMW Adminstrative Agent (as contemplated by the terms of the Intercreditor Agreement) or the OPNY Administrative Agent in the State of New York or the State of North Carolina, the security interest in such Collateral created hereby shall be perfected under the NY UCC or the NC UCC, as applicable, and such security interest, as so perfected, will be a second priority security interest subject only to the lien of the OPMW Administrative Agent under the First Lien Borrower Twelvepole LLC Interest

Pledge Agreement, it being acknowledged and agreed that, unless and until permitted in accordance with the terms and conditions of Section 30 and the Intercreditor Agreement, the certificates and instruments evidencing the Collateral shall be delivered and endorsed to, or be registered as a first lien in favor of, and shall remain in possession of, the OPMW Administrative Agent, and that notwithstanding any provisions of any Financing Documents, no breach, Default or Event of Default shall occur or exist as a result thereof..

         (i) The security interest created by this Agreement in the Collateral described in clause (a) of Section 1 hereof has been registered as a subordinated, second lien in the name of the OPNY Administrative Agent in the register maintained for such purpose at the chief executive office and principal place of business of the Operating Company and, to the extent that such Collateral constitutes "uncertificated securities" (as defined in the Delaware
UCC), such security interest is perfected under the Delaware UCC and, as so perfected, is a second priority security interest.

         (j) The chief place of business and chief executive office of Pledgor and the office where Pledgor keeps its records concerning the Collateral is set forth under its name on the signature page hereof.

         (k) Pledgor is the legal and beneficial owner of the Collateral purported to be pledged and assigned by it hereunder, free and clear of any Lien, other than Permitted Liens, including the security interest granted to the OPMW Administrative Agent under the First Lien Borrower Twelvepole LLC Interest Pledge Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral has been executed or authorized by Pledgor or, is on file in any recording office, except such as may have been filed in favor of (i) the OPNY Administrative Agent relating to this Agreement or (ii) the OPNY Administrative Agent relating to the First Lien Borrower Twelvepole LLC Interest Pledge Agreement. Pledgor has no trade name.

         (l) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

         (m) No part of the Collateral is subject to the terms of any agreement restricting the sale or transfer of such Collateral, except for the Operating Agreement and the Financing Documents (as defined in the OPMW Credit Agreement, the "OPMW Financing Documents").

         (n) Except as set forth in Schedule 4.05 of the OPMW Credit Agreement, there is no (i) injunction, writ, preliminary restraining order or order of any nature issued by an arbitrator, court or other Governmental Authority against Pledgor in connection with the transactions provided for herein, or (ii) action, suit, arbitration, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending against Pledgor or, to Pledgor's knowledge, threatened against Pledgor which would reasonably be expected to materially adversely affect the right or ability of Pledgor to fulfill its obligations under this Agreement.

         (o) Pledgor has, independently and without reliance upon the OPNY Administrative Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

         SECTION 8. Further Assurances. (a) Subject to and without limiting
Section 7(h) and Section 30 hereof and the Intercreditor Agreement, Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the OPNY Administrative Agent may reasonably request, in order to perfect and protect the pledge, assignment, hypothecation and security interest granted or purported to be granted hereby or to enable the OPNY Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor will (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the OPNY Administrative Agent may reasonably request, in order to perfect and preserve the assignment, hypothecation and security interest granted or purported to be granted hereby; and (ii) mark conspicuously, at the request of the OPNY Administrative Agent, each of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to the OPNY Administrative Agent, indicating that the Partnership Agreements and such chattel paper have been assigned and are subject to the subordinated, second lien security interest pursuant hereto.

         (b) Pledgor hereby further authorizes the OPNY Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.


         SECTION 9. Voting Rights; Distributions, Etc. (a) So long as any Obligations are outstanding, Pledgor shall not be entitled to any payments or distributions (whether cash or non-cash) pursuant to the Partnership Agreements, except payments or distributions from the Borrower that are directly distributed from Pledgor to Holdco in accordance with the Holdco Deposit Account Agreement. So long as no Event of Default shall have occurred and be continuing, but subject, nevertheless, at all times to the restrictions imposed by the terms and conditions of the OPMW Credit Agreement, during any period after the First Lien Borrower Twelvepole LLC Interest Pledge Agreement has terminated in accordance with its terms Pledgor shall be entitled to exercise any and all management, voting and other partnership rights pertaining to any Collateral (including any partnership interest or Partnership Agreement) and the OPMW Borrower Entities for any purpose not inconsistent with the terms of this Agreement or any other OPMW Financing Document; provided, however, that Pledgor shall exercise, or refrain from exercising, any such right if such action or inaction would have a material adverse effect on the attachment, perfection, creation or priority of the security interest in the Collateral or any part thereof as herein granted.

         (b) If Pledgor receives any distributions in respect of the Collateral purported to be pledged and assigned by it hereunder, such distributions shall be promptly delivered to the Collateral Agent to deposit in the Holdco Accounts pursuant to the Holdco Deposit Account Agreement, or, if such distributions are in connection with a partial or total liquidation or are non-cash distributions, to the OPNY Administrative Agent to hold as Collateral and shall, if received by Pledgor, be received in trust for the benefit of the OPNY Administrative Agent, be segregated from the other property or funds of Pledgor and be forthwith delivered to the OPNY Administrative Agent as Collateral in the same form as so received (with any necessary endorsement or assignment).

         (c) Upon the occurrence and during the continuance of an Event of Default during any period after the First Lien Borrower Twelvepole LLC Interest Pledge Agreement has terminated in accordance with its terms:

                           (i) Immediately upon Pledgor's receipt of written notice from the OPMW Administrative Agent that the OPNY Administrative Agent intends to act pursuant to this clause (c)(i), all rights of Pledgor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise shall thereupon become exercisable by the OPNY Administrative Agent, acting in good faith, who shall have the sole right to exercise or refrain from exercising such voting and other consensual rights unless and until such Event of Default ceases to exist.

                           (ii) All rights of Pledgor to receive the distributions, if any, which it would otherwise be authorized to receive and retain, pursuant to Section 9(a) and (b), above, shall become exercisable, subject to the terms of the First Lien Borrower Twelvepole LLC Interest Pledge Agreement and the Intercreditor Agreement, by the OPNY Administrative Agent who shall thereupon have the sole right to receive and hold as Collateral such distributions unless and until such Event of Default ceases to exist.

                           (iii) All distributions which are received by Pledgor contrary to the provisions of clause (ii), above, subject to the terms of the First Lien Borrower Twelvepole LLC Interest Pledge Agreement and the Intercreditor Agreement shall be received in trust for the benefit of the OPNY Administrative Agent, shall be segregated from other funds of Pledgor and shall be forthwith paid over to the OPNY Administrative Agent as Collateral in the same form as so received (with any necessary endorsement) for application pursuant to Section 17.


         SECTION 10. Place of Incorporation; Place of Perfection; Records. Pledgor is organized in the State of Delaware, and Pledgor's exact legal name is Orion Power New York L.P., Inc. Pledgor will not change its jurisdiction of organization or its name without having given OPNY Administrative Agent not less than 30 days' prior written notice of its intention to do so, clearly describing to the OPNY Administrative Agent such new jurisdiction or name and providing such other information and taking any action in connection therewith as the OPNY Administrative Agent may reasonably request. Pledgor shall keep its place of business and chief executive office and the office where it keeps its records concerning the Collateral, and original copies of each Partnership Agreement and of all other chattel paper which evidence the Collateral, at its address specified on the signature pages hereof; or, upon 30 days' prior written notice to the OPNY Administrative Agent, at such other location in a jurisdiction where all action required by Section 8 shall have been taken with respect to the Collateral. Pledgor will hold and preserve such records and will permit representatives of the OPNY Administrative Agent at any time, upon reasonable prior notice, during normal business hours to inspect and make abstracts from such records.

         SECTION 11. As to the Partnership Agreements. (a) Pledgor shall at its expense perform and observe all the terms and provisions to be performed or observed by it under each Partnership Agreement, maintain each Partnership Agreement in full force and effect, enforce each Partnership Agreement in accordance with its terms, and take all such action to such end as may be from time to time reasonably requested by the OPNY Administrative Agent.

         (b) Pledgor shall not:

                  (i) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, or create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the pledge, assignment, hypothecation and security interest created by this Agreement, the First Lien Borrower Twelvepole LLC Interest Pledge Agreement and Permitted Liens;

                  (ii) cancel or terminate any Partnership Agreement or consent to or accept any cancellation or termination thereof;

                  (iii) amend or otherwise modify in a material respect any Partnership Agreement; or

                  (iv) waive any material default under or material breach of any Partnership Agreement.

         SECTION 12. Covenants. Pledgor covenants and agrees that so long as any OPNY Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash, unless the OPNY Administrative Agent shall otherwise consent in writing, Pledgor:

         (a) Maintenance of Register. Will cause each Borrower Entity to maintain at all times a register at its chief place of business and chief executive office in which the subordinated, second lien security interest in the Collateral granted hereby to the OPNY Administrative Agent, to the extent that the same constitutes "uncertificated securities" (as defined in the Delaware
UCC), shall be evidenced.

         (b) Preservation of Existence, Etc. Will cause each Borrower Entity to preserve and maintain, its lawful existence, rights (charter and statutory), and franchises in accordance with the Transaction Documents.

         (c) Jurisdiction of Organization. Will cause each Borrower Entity at all times to be a limited partnership organized under the laws of the State of Delaware.

         (d) Bankruptcy. Will not file a voluntary petition or otherwise initiate proceedings to have any Borrower Entity adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against any Borrower Entity, or file a petition seeking or consenting to reorganization or relief of any Borrower Entity as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to any Borrower Entity; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of any Borrower Entity or of all or any substantial part of the properties and assets of any Borrower Entity, or make any general assignment for the benefit of creditors of any Borrower Entity, or admit in writing the inability of any Borrower Entity to pay its debts generally as they become due or declare or effect a moratorium on the debt of any Borrower Entity or take any action in furtherance of any or the foregoing.

         (e) Operations Matters. In the conduct of its business and operations, Pledgor shall, and shall cause each Borrower Entity to:

                  (i) maintain books and records, separate from those of any other Person;

                  (ii) maintain its bank accounts and all its other assets separate from those of any other Person;

                  (iii) hold regular member, shareholder or partnership meetings, as appropriate, to conduct its business, and observe all other limited liability company, corporate or partnership formalities, as the case may be;

                  (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other Person;

                  (v) prepare separate financial statements, or if part of a consolidated or combined group, then it shall be shown as a separate member of such group, including in a footnote(s) to the relevant financial statements disclosing its separate existence and identity and the existence of its own assets;

                  (vi) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

                  (vii) transact all business with Affiliates on an arm's-length basis and to enter into transactions with Affiliates on an arm's-length basis;

                  (viii) conduct business in its own name;

                  (ix) with regard to each Borrower Entity, maintain a sufficient number of employees in light of such Borrower Entity's contemplated business operations;

                  (x) correct any misunderstanding regarding its separate identity of which Pledgor has actual knowledge;

                  (xi) not identify itself in writing as a division of any other Person; and

                  (xii) maintain adequate capital in light of its contemplated business operations.

         SECTION 13. Administrative Agent. Bank of America, N.A. has been appointed by the Secured Parties to act as the OPNY Administrative Agent hereunder. Pledgor hereby appoints the OPNY Administrative Agent as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the OPNY Administrative Agent's discretion at any time that an Event of Default shall have occurred and be continuing during any period after the First Lien Partnership Interest Pledge Agreement has terminated in accordance with its terms, to take any action and to execute any instrument which the OPNY Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including to ask, demand, collect, sue for, recover, compound, receive and give acceptance and receipts for moneys due and to become due under or in connection with the Collateral, to receive, indorse, and collect any drafts or other instruments, documents and chattel paper in connection therewith, to file any claims or take any action or institute any proceedings which the OPNY Administrative Agent may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of any Partnership Agreement, and to sell assign, lease or otherwise dispose of the Collateral or any part thereof pursuant to this Agreement. Such appointment is coupled with an interest and is irrevocable.

         SECTION 14. Administrative Agent May Perform. If Pledgor fails to perform any agreement contained herein, the OPNY Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the OPNY Administrative Agent incurred in connection therewith shall be payable by Pledgor under Section 20(b).

         SECTION 15. Duties of the Administrative Agent, Pledgor and the Operating Company. (a) The powers conferred on the OPNY Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the OPNY Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral and no such duties shall be implied as arising hereunder.

         (b) It is expressly agreed, anything herein contained to the contrary notwithstanding, that Pledgor and the Operating Company shall remain liable to perform all of their respective obligations, if any, assumed by them with respect to the Collateral and the OPNY Administrative Agent and the OPNY Lenders shall have no obligations or liabilities with respect to any Collateral by reason of or arising out of or in connection with this Agreement, nor shall the

OPNY Administrative Agent or the OPNY Lenders be required or obligated in any manner to perform or fulfill any of the obligations of Pledgor or the Operating Company under or with respect to any Collateral.

         SECTION 16. Remedies. If any Event of Default shall have occurred and be continuing, subject to the terms of Section 9, Section 30 and compliance with Requirements of Law and the terms of the Intercreditor Agreement:

         (a) The OPNY Administrative Agent may exercise any and all rights and remedies of Pledgor under or in connection with the Operating Agreement, the Membership Interests or otherwise in respect of the Collateral, including any and all rights of Pledgor to demand or otherwise require payment of any amount under, or performance of any provision of, any Partnership Agreement and all rights of Pledgor to control the operation of the Borrower Entities.

         (b) All payments received by Pledgor under or in connection with the Operating Agreement, the Membership Interests, or otherwise in respect of the Collateral shall be received in trust for the benefit of the OPNY Administrative Agent, shall be segregated from other funds of Pledgor and shall be forthwith paid over to the OPNY Administrative Agent in the same form as so received (with any necessary endorsement).

         (c) Any Collateral repossessed by the OPNY Administrative Agent under or pursuant to this Section 16 or any other provision hereof and in accordance with Section 30 hereof and the Intercreditor Agreement, and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the OPNY Administrative Agent may, upon written direction in compliance with any mandatory requirements of any Requirement of Law, determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days' written notice to Pledgor (except that, if the OPNY Administrative Agent shall determine, in its sole discretion, that any of the Collateral threatens to decline quickly in value or to become worthless, any such sale may be made upon three days' notice to Pledgor) specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of Pledgor or any nominee of Pledgor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. To the extent permitted by Requirements of Law, the OPNY Administrative Agent on behalf of the OPNY Lenders may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 16. If, under mandatory requirements of any Requirement of Law, the OPNY Administrative Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to Pledgor as hereinabove specified, the OPNY Administrative Agent need give Pledgor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of any Requirement of Law.

         (d) The OPNY Administrative Agent, in addition to any rights now or hereafter existing under any applicable Requirement of Law, shall have all rights as a secured creditor under the Uniform Commercial Code or any other applicable Requirement of Law in all relevant jurisdictions.

         (e) Waiver of Claims. Except as otherwise provided in this Agreement, PLEDGOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE OPNY ADMINISTRATIVE AGENT TAKING POSSESSION OR THE OPNY ADMINISTRATIVE AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, IN EACH CASE AS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH PLEDGOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION OF ANY SUCH JURISDICTION, and Pledgor hereby further waives:

                  (i) all damages occasioned by such taking of possession except any damages which are the direct result of the gross negligence or willful misconduct of either of the OPNY Administrative Agent or any Person acting on its behalf or instruction;

                  (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the OPNY Administrative Agent's rights hereunder; and

                  (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Requirements of Law in order to prevent or delay the enforcement of this Agreement (including any right to claim that such enforcement should be stayed pending the outcome of any other action or proceeding (including any arbitration proceeding)) or the absolute sale of the Collateral or any portion thereof, and Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such Requirements of Law.

         Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall, to the extent permitted by Requirements of Law, operate to divest all right, title, interest, claim and demand, either at law or in equity, of Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against Pledgor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under Pledgor.

         SECTION 17. Application of Proceeds. Notwithstanding any other provision of this Agreement but subject to Section 30 hereof and the Intercreditor Agreement, all payments made under or in connection with this Agreement, and all moneys collected by the OPNY Administrative Agent upon any sale or other disposition of the Collateral pursuant to Section 16, together with all other moneys received by the OPNY Administrative Agent hereunder, shall be applied in accordance with the Financing Documents. For the avoidance of doubt, it is understood that Pledgor shall remain liable to the extent of any deficiency between the amount of all moneys collected by the OPNY Administrative Agent upon any such sale or other disposition of the Collateral and the aggregate amount of the Secured Obligations.

         SECTION 18. Remedies Cumulative. No failure or delay on the part of the OPNY Administrative Agent or any Secured Party in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between Pledgor and the OPNY Administrative Agent or any Secured Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the OPNY Administrative Agent or any Secured Party would otherwise have. No notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the OPNY Administrative Agent or any Secured Party to any other or further action in any circumstances without notice or demand.

         SECTION 19. Discontinuance of Proceedings. In case the OPNY Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the OPNY Administrative Agent, then and in every such case Pledgor, the OPNY Administrative Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the OPNY Administrative Agent shall continue as if no such proceeding had been instituted.

         SECTION 20. Indemnity and Expenses. (a) Pledgor agrees to indemnify and hold harmless the OPNY Administrative Agent and each Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from the Collateral or Pledgor's pledge and assignment under this Agreement (including enforcement against Pledgor of this Agreement), except claims, losses or liabilities resulting from the OPNY Administrative Agent's or any Secured Party's gross negligence or willful misconduct.

         (b) Pledgor will upon demand pay to the OPNY Administrative Agent or any Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the OPNY Administrative Agent or any Secured Party may incur in connection with
(i) the administration of this Agreement, (ii) the sale of, collection from, or other realization upon, any of the Collateral of Pledgor, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the OPNY Administrative Agent or any Secured Party hereunder against Pledgor or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

         SECTION 21. Waiver, Amendment; Severability. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be undertaken and accomplished in accordance with the requirements of Section 9.02 of the OPNY Credit Agreement. No delay on the part of any Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Secured Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy. In case any provision hereof shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby.

         SECTION 22. Security Interest Absolute. The obligations of Pledgor under this Agreement are independent of the Secured Obligations, and, subject to
Section 30 and the Intercreditor Agreement, a separate action or actions may be brought and prosecuted against Pledgor to enforce this Agreement, irrespective of whether any action is brought against any other pledgor or any guarantor of the Secured Obligations or whether any other pledgor or any guarantor of the Secured Obligations is joined in any such action or actions. All rights of the OPNY Administrative Agent and the assignment, hypothecation and security interest hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional, to the extent permitted by applicable Requirements of Law, irrespective of:

                  (a) any lack of validity or enforceability of this Agreement, the OPNY Credit Agreement, any other Financing Document or any other agreement or instrument relating to any thereof, the absence of any action to enforce the same, any release of Pledgor, any Credit Party or any other Credit Party (as defined in the OPMW Credit Agreement, an "OPMW Credit Party"), the recovery of any judgment against Pledgor, any Credit Party or any other OPMW Credit Party, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Pledgor;

                  (b) any occurrence or condition whatsoever, including (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations of Pledgor, any Credit Party or any other OPMW Credit Party contained in this Agreement, the Credit Agreement or any other Financing Document, (ii) any impairment, modification, release or limitation of the liability of Pledgor or any other Credit Party or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by Pledgor, the OPNY Administrative Agent or any other Secured Party of any rights or remedies, (iv) the assignment or the purported assignment of any property as security for the Secured Obligations, including all or any part of the rights of Pledgor under this Agreement, (v) the extension of the time for payment by Pledgor or any other OPMW Credit Party or any other guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any Financing Document or of the time for performance by Pledgor, any Credit Party or any other OPMW Credit Party of any other obligations under or arising out of any terms or provisions or the extension of the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of Pledgor, any Credit Party or any other OPMW Credit Party set forth in any Financing Document, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Pledgor, any Credit Party or any other OPMW Credit Party or any of their respective assets, or the disaffirmancy of this Agreement or any Financing Document in any such proceeding, (viii) the release or discharge of Pledgor or any other Credit Party from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of this Agreement or any Financing Document or (x) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor; or

                  (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Secured Obligations.

         SECTION 23. Addresses for Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the OPNY Credit Agreement, and shall be given to such party at its address or telecopy number set forth on the signature page hereof or at any other address or telecopy number which such party shall have specified for the purpose of communications hereunder by notice to the other parties hereunder.

         SECTION 24. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the OPNY Lenders; provided, however, that Pledgor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the OPNY Administrative Agent and each of the OPNY Lenders. Any OPNY Lender may transfer, assign or grant all or such relevant part of its rights hereunder in connection with an assignment or transfer of all or any part of its interest in its Loans (as defined in the OPNY Credit Agreement) in accordance with the provisions of the OPNY Credit Agreement, and such assignee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. All agreements, statements, representations and warranties made by Pledgor herein or in any certificate or other instrument delivered by Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the OPNY Lenders and shall survive the execution and delivery of this Agreement, the OPNY Credit Agreement and the other Financing Documents regardless of any investigation made by the Lenders or on their behalf.

         SECTION 25. Termination; Release. This Agreement shall create a continuing pledge, assignment of hypothecation of and security interest in the Collateral and shall remain in full force and effect until no OPNY Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash. This Agreement shall terminate when all Secured Obligations have been indefeasibly paid in full in cash and all Commitments have been terminated, and the OPNY Administrative Agent, at the written request and expense of Pledgor, will promptly authorize, execute and deliver, as applicable, to Pledgor the proper instruments (which may include Uniform Commercial Code termination statements on form UCC-3) acknowledging the termination of this Agreement, and will promptly duly assign, transfer and deliver to Pledgor (without recourse and without any representation or warranty) free from any interest of the OPNY Administrative Agent or Lien granted hereunder such of the Collateral as may be in possession of the OPNY Administrative Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement together with such notices to third parties as may be necessary to countermand any notices previously sent to them pursuant hereto.

         SECTION 26. Headings Descriptive, Etc.. The headings of the several sections and subsections of this Agreement, and the Table of Contents are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         SECTION 27. GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. UNLESS OTHERWISE DEFINED HEREIN OR IN THE OPNY CREDIT AGREEMENT, TERMS USED IN ARTICLE 9 OF THE NY UCC ARE USED HEREIN AS THEREIN DEFINED. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN PLEDGOR AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

         (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, PLEDGOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT PLEDGOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. PLEDGOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (c) PLEDGOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST PLEDGOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. PLEDGOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (d) PLEDGOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

         (e) Pledgor hereby irrevocably designates National Registered Agents, Inc., with an address at 875 avenue of the americas, suite 501, New York, New York 10001 as the designee, appointee and agent of Pledgor to receive for and on behalf of Pledgor service of process in such respective jurisdictions in any legal action or proceeding with respect to this Agreement or any documents related thereto. It is understood that a copy of such process served on such agent will be promptly forwarded by mail to Pledgor at its address set forth in accordance with Section 23. Pledgor further irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Pledgor at its said address, such service to become effective on the date of receipt thereof.

         (f) Nothing in this Agreement SHALL affect the right of any party to this Agreement (i) to serve process in any other manner permitted by law or (ii) to commence legal proceedings or otherwise against any party in any other JURISDICTION, in either case, solely as permitted in subsection (c) of the section 27.

         SECTION 28. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         SECTION 29. Limitation of Recourse. Except as otherwise expressly provided in the Financing Documents and the OPMW Financing Documents, the obligations of Pledgor hereunder are obligations solely of Pledgor and shall not constitute a debt or obligation of any direct or indirect member, partner or shareholder of Pledgor or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by Pledgor under this Agreement and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by Pledgor evidenced by this Agreement. No property or assets of any Non-Recourse Party, other than as contemplated in the Financing Documents or the OPMW Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against Pledgor with respect to this Agreement or the other Financing Documents or OPMW Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party or any other Non-Recourse Party
(a) in accordance with the terms of any Transaction Document or Financing Document creating such liabilities and obligations to which such Credit Party or Non-Recourse Party is a party, (b) arising from liability pursuant to any applicable Requirement of Law for such Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or
(c) with respect to amounts distributed to it in violation of Section 6.10 of the OPNY Credit Agreement.

         SECTION 30. Subordination. Notwithstanding any provision of this Agreement or any other Financing Document to the contrary, (i) the security interests created and granted hereby are subject to, subordinate and inferior to the security interests created by the First Lien Borrower Twelvepole LLC Interest Pledge Agreement, in accordance with, and all rights, powers and remedies granted to the OPNY Administrative Agent thereunder, are subject in all respects to the terms and conditions of the Intercreditor Agreement, including restrictions on the right of the OPNY Administrative Agent to give notices, exercise power of attorney rights, direct or receive payments, hold, control or receive delivery of any Assignment Collateral or other possessory collateral or to exercise remedies and to apply proceeds of Collateral; provided, that if and to the extent the Intercreditor Agreement is amended, supplemented or modified at any time from time to time and such amendment, supplement or modification could reasonably be expected to have any adverse effect on the Pledgor's rights, duties or obligations hereunder or under any other Financing Document, such amendment, supplement or modification shall not be effective as to the Pledgor without the Pledgor's prior written acknowledgment (which acknowledgment shall not be unreasonably conditioned, withheld or delayed) that such amendment, modification or supplement shall be effective for purposes of this Agreement and the other Financing Documents, (ii) the OPNY Administrative Agent on behalf of each of the Secured Parties hereby acknowledges and agrees that the Pledgor shall not have any duty and obligation with respect to the perfection or priority of the security interest granted hereunder in and to any of the Collateral (and no Default or Event of Default shall result or occur) to the extent (a) such Collateral is in the possession or control of the OPMW Administrative Agent, (b) such Collateral is not transferred by the OPMW Administrative Agent to the OPNY Administrative Agent as required pursuant to the Intercreditor Agreement, (c) such perfection or priority requires any consent, approval or other action of the OPMW Administrative Agent, or (d) the OPMW Administrative Agent then maintains a perfected, first priority security interest in and to Collateral and (iii) no obligations contained in this Agreement shall require the OPMW Borrower to take or omit to take any action inconsistent with the terms and conditions of the OPMW Deposit Account Agreement and/or the Holdco Deposit Account Agreement and no Default or Event of Default shall arise or result from the taking or omitting of such action.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                       ORION POWER MIDWEST L.P.

                                       By: Orion Power MidWest GP, Inc., its
                                           general partner

                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: Senior Vice President -
                                                        Finance
                                       Telephone: (713) 207-3160
                                       Telecopy:  (713) 207-0988

                                       With a copy to:
                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: General Counsel
                                       Telephone: (713) 207-7265
                                       Telecopy:  (713) 393-0140




                                       BANK OF AMERICA, N.A.
                                       not in its individual capacity,
                                       but solely as OPNY Administrative Agent


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:  101 North Tryon Street
                                                 NC1-001-08-19
                                                 Charlotte, NC 28255
                                                 Attn: Laura S. Ryan
                                       Telecopy: (704) 386-3324

                                                                         ANNEX I
                                                                              TO
                                           PARTNERSHIP INTEREST PLEDGE AGREEMENT


                              Partnership Interests







                             Partnership Agreements

                                                                     EXHIBIT J-5
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT


================================================================================



                        SECOND LIEN PARTNERSHIP INTEREST
                                PLEDGE AGREEMENT

                                     made by

                          ORION POWER MIDWEST GP, INC.

                                       to

                             BANK OF AMERICA, N.A.,
                          as OPNY Administrative Agent





                         Dated as of : October 28, 2002




================================================================================

                                TABLE OF CONTENTS

SECTION 1.          PLEDGE; ASSIGNMENT; GRANT OF SECURITY INTEREST................................................2

SECTION 2.          SECURITY FOR SECURED OBLIGATIONS..............................................................3

SECTION 3.          PLEDGOR REMAINS LIABLE........................................................................3

SECTION 4.          DELIVERY OF COLLATERAL........................................................................3

SECTION 5.          NO SUBROGATION................................................................................3

SECTION 6.          REINSTATEMENT.................................................................................4

SECTION 7.          REPRESENTATIONS AND WARRANTIES................................................................4

SECTION 8.          FURTHER ASSURANCES............................................................................7

SECTION 9.          VOTING RIGHTS; DISTRIBUTIONS, ETC.............................................................7

SECTION 10.         PLACE OF INCORPORATION; PLACE OF PERFECTION; RECORDS..........................................8

SECTION 11.         AS TO THE PARTNERSHIP AGREEMENT...............................................................9

SECTION 12.         COVENANTS.....................................................................................9

SECTION 13.         OPNY ADMINISTRATIVE AGENT....................................................................11

SECTION 14.         OPNY ADMINISTRATIVE AGENT MAY PERFORM........................................................12

SECTION 15.         DUTIES OF THE ADMINISTRATIVE AGENT, PLEDGOR AND OPMW BORROWER................................12

SECTION 16.         REMEDIES.....................................................................................12

SECTION 17.         APPLICATION OF PROCEEDS......................................................................14

SECTION 18.         REMEDIES CUMULATIVE..........................................................................14

SECTION 19.         DISCONTINUANCE OF PROCEEDINGS................................................................15

SECTION 20.         INDEMNITY AND EXPENSES.......................................................................15

SECTION 21.         WAIVER, AMENDMENT; SEVERABILITY..............................................................15

SECTION 22.         SECURITY INTEREST ABSOLUTE...................................................................15

SECTION 23.         ADDRESSES FOR NOTICES........................................................................17

SECTION 24.         SUCCESSORS AND ASSIGNS.......................................................................17

SECTION 25.         TERMINATION; RELEASE.........................................................................17

SECTION 26.         HEADINGS DESCRIPTIVE, ETC....................................................................17

SECTION 27.         GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE..........................................17

SECTION 28.         EXECUTION IN COUNTERPARTS....................................................................19

SECTION 29.         LIMITATION OF RECOURSE.......................................................................19

SECTION 30.         SUBORDINATION................................................................................20

                SECOND LIEN PARTNERSHIP INTEREST PLEDGE AGREEMENT


         SECOND LIEN PARTNERSHIP INTEREST PLEDGE AGREEMENT, dated as of October 28, 2002 (this "Agreement"), made by ORION POWER MIDWEST GP, INC., a Delaware corporation ("Pledgor"), as the obligor hereunder, to BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successors and assigns, the "OPNY Administrative Agent") for the benefit of the Secured Parties (as defined in the OPNY Credit Agreement referred to below).

                                   WITNESSETH:

         WHEREAS, Pledgor is the sole general partner of Orion Power Midwest, L.P., a Delaware limited partnership (the "OPMW Borrower");

         WHEREAS, Orion Power New York, L.P. (the "OPNY Borrower") has entered into an Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "OPNY Credit Agreement"), with Bank of America, N.A., as Administrative Agent (the "OPNY Administrative Agent"), Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "OPNY Lenders"), pursuant to which the OPNY Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the OPNY Borrower to finance a portion of the purchase price of the Portfolio Assets and to provide working capital availability to the OPNY Borrower;

         WHEREAS, the OPMW Borrower has entered into a Second Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "OPMW Credit Agreement"), with the OPMW Administrative Agent, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, The Bank of Nova Scotia, Mizuho Bank, Ltd, and Bayerische Hypo-Und Vereinsbank AG, New York Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "OPMW Lenders"), pursuant to which the OPMW Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the OPMW Borrower to finance a portion of the purchase price of the Portfolio Assets (as defined in the OPMW Credit Agreement) and to provide working capital availability to the OPMW Borrower;

         WHEREAS, Pledgor has entered into that certain Amended and Restated Partnership Interest Pledge Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "First Lien Partnership Interest Pledge Agreement"), in favor of the OPMW Administrative Agent, pursuant to which

Pledgor has, among other things, granted a first priority pledge, assignment and security interest in the Collateral to the OPMW Administrative Agent;

         WHEREAS, the OPMW Administrative Agent, the OPNY Administrative Agent, the OPMW Lenders, the OPNY Lenders and Bank of America, N.A., as collateral agent have entered into a Collateral Agency and Intercreditor Agreement, dated as of the Restructuring Effective Date (the "Intercreditor Agreement");

         WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the OPNY Credit Agreement and the principles of construction set forth in Section 1.04 of the OPNY Credit Agreement shall apply hereto; provided, that, the following terms shall have the meanings set forth in the OPMW Credit Agreement: "Acceptable Reserves", "Contractual Obligations", "Distributions", "Governing Documents", "Governmental Approvals", "Governmental Authority", "Lien", "Permitted Lien" and "Portfolio Asset"; and

         WHEREAS, it is a condition precedent to the obligations of the OPNY Lenders under the OPNY Credit Agreement that this Agreement shall have been entered into by the parties hereto and shall be in full force and effect;

         NOW, THEREFORE, in consideration of the foregoing and in order to induce the OPNY Lenders to enter into the OPNY Credit Agreement, to make available to the OPNY Borrower such credit facilities and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Pledge; Assignment; Grant of Security Interest. Pledgor hereby pledges, hypothecates and assigns to the OPNY Administrative Agent, and hereby grants to the OPNY Administrative Agent for the benefit of the Secured Parties, a second priority pledge and assignment of, and a second priority security interest in, all of its right, title and interest in and to the following (the "Collateral"):

         (a) All general and limited partnership interests now owned or hereafter acquired by Pledgor in and to the OPMW Borrower (collectively, the "Partnership Interests") and the partnership agreement relating to the OPMW Borrower (the "Partnership Agreements") and all rights related thereto, including (i) all rights of Pledgor as a general or limited partner, as the case may be, and all rights to receive distributions, cash, instruments and other property from time to time receivable or otherwise distributable in respect of any Partnership Interest or pursuant to the Partnership Agreement, (ii) all rights of Pledgor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Partnership Interest or the Partnership Agreement,
(iii) all claims of Pledgor for damages arising out of or for breach of or default under the Partnership Agreement, (iv) the right of Pledgor to terminate the Partnership Agreement, to perform and exercise consensual or voting rights thereunder and to compel performance and otherwise exercise all remedies thereunder, (v) all rights of Pledgor as a general or limited partner of the OPMW Borrower, to any property and assets of the OPMW Borrower (whether real property, inventory, equipment, contract rights, accounts, receivables, general intangibles, securities, instruments, chattel paper, documents, chooses in action or otherwise), and (vi) all certificates or instruments evidencing an ownership or partnership interest in the OPMW Borrower or its assets; and

         (b) to the extent not included in the foregoing, all proceeds of any and all of the foregoing (including, without limitation, proceeds that constitute property of the types described above).

         SECTION 2. Security for Secured Obligations. This Agreement secures the prompt and complete payment and performance of all obligations of Pledgor under the OPMW Guarantee (collectively, the "Secured Obligations").

         SECTION 3. Pledgor Remains Liable. Anything herein to the contrary notwithstanding, (a) Pledgor shall remain liable under the Partnership Agreement and the other contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by any Secured Party of any of the rights hereunder shall not release Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) neither the OPNY Administrative Agent nor any Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral or otherwise by reason of this Agreement, nor shall the OPNY Administrative Agent or any Secured Party be obligated to perform any of the obligations or duties of Pledgor thereunder or to take any action to collect or enforce any claim assigned hereunder.

         SECTION 4. Delivery of Collateral. All certificates or instruments representing or evidencing the Collateral at any time shall be delivered to and held by or on behalf of the OPMW Administrative Agent pursuant to the First Lien Partnership Interest Pledge Agreement and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in accordance with the terms and conditions of the Intercreditor Agreement and otherwise in form and substance reasonably satisfactory to the OPNY Administrative Agent. During any period after the First Lien Partnership Interest Pledge Agreement has terminated in accordance with its terms, the OPNY Administrative Agent shall have the right, upon the occurrence and continuance of an Event of Default, in its discretion and without notice to Pledgor, to transfer to or to register in the name of the OPNY Administrative Agent or any of its nominees any or all of the Collateral then held by the OPNY Administrative Agent, subject only to compliance with Requirements of Law, the terms and conditions of the OPNY Credit Agreement and the Intercreditor Agreement, the revocable rights specified in Section 9(a) and the provisions of
Section 30. In addition, to the extent certificates or instruments are held by the OPNY Administrative Agent, the OPNY Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

         SECTION 5. No Subrogation. Pledgor shall not exercise any rights which it may acquire by way of subrogation under this Agreement, by any payments made hereunder or otherwise, until all Secured Obligations shall have been indefeasibly paid in full in cash and all Commitments have been terminated. If any amount shall be paid to Pledgor on account of such subrogation rights at any time when all Secured Obligations shall not have been indefeasibly paid in full in cash (whether pursuant to a claim in any bankruptcy or similar proceeding or otherwise) or when any Commitment shall remain outstanding, such amount shall be held in trust for the benefit of the OPNY Administrative Agent and the Secured Parties and shall forthwith be paid to the OPNY Administrative Agent to be credited and applied to the Secured Obligations, whether matured or unmatured, in accordance with Section 17.

         SECTION 6. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

         SECTION 7. Representations and Warranties. Pledgor represents and warrants as follows:

         (a) Pledgor (i) is duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets, to borrow money and to transact the business in which it is presently engaged and in which it proposes to be engaged, (iii) has duly qualified and is authorized to do business and is in good standing in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset and (iv) is in full compliance with its Governing Documents, all material Contractual Obligations, all applicable material Requirements of Law and all material Governmental Approvals, except in each case of this clause (iv) to the extent that the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, (x) Pledgor is the sole General Partner of the OPMW Borrower; and (y) Twelvepole Creek LLC is the only Subsidiary of the OPMW Borrower.

         (b) The execution, delivery and performance by Pledgor of this Agreement and the consummation of the transactions contemplated hereby (i) are within its powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not and will not contravene (A) its Governing Documents or (B) any material Requirement of Law, any material Contractual Obligation or any material Governmental Approval binding on or affecting it and (iv) do not and will not conflict with or be inconsistent with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Permitted Liens) upon any of its properties or assets pursuant to, the terms of any material Contractual Obligation binding on or affecting it.

         (c) Pledgor has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

         (d) No approval of any Person (except for any Governmental Authority), except such as have been duly obtained, made or given, and are in full force and effect, is required to authorize, or is required in connection with (i) the execution, delivery or performance of this Agreement by Pledgor or the consummation of any of the transactions contemplated hereby, (ii) the legality, validity, binding effect or enforceability of this Agreement or the perfection and maintenance of the security interest created hereby (including the second priority nature of such security interest) or (iii) for the exercise by the OPNY Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement (including Section 30 hereof and the Intercreditor Agreement), except, in each case, for any approval of any such Person the absence of which could not reasonably be expected to have a material adverse effect on the ability of the Administrative Agent to exercise voting rights or remedies in respect of the Collateral.

         (e) The Partnership Agreement, a true and complete copy of which has been furnished to the OPNY Administrative Agent, has been duly authorized, executed and delivered by Pledgor and is in full force and effect and is binding upon and enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity. There exists no default under the Partnership Agreement.

         (f) This Agreement creates a valid security interest in the Collateral purported to be pledged and assigned by Pledgor hereunder securing the payment of the Secured Obligations.

         (g) Upon the filing of the financing statements (the "Financing Statements") referenced in Schedule I hereof under the Uniform Commercial Code as in effect in the State of Delaware (the "Delaware UCC"), the security interest created hereby shall be perfected under the Delaware UCC, to the extent that the Collateral constitutes "general intangibles" (as defined in the Delaware UCC) and no further filings or other actions are necessary to perfect such security interest. Upon filing of such Financing Statements pursuant to the Delaware UCC, such security interests, as so perfected, are second priority security interests.

         (h) When any certificates or instruments evidencing the Collateral shall be delivered hereunder and endorsed to, or registered in favor of, the OPNY Administrative Agent in accordance with Section 8-106 of the Uniform Commercial Code as in effect in the State of New York (the "NY UCC") or the State of North Carolina (the "NC UCC"), and for so long as such certificates or instruments shall remain in the possession of the OPMW Administrative Agent (as contemplated by the terms of the Intercreditor Agreement) or the OPNY Administrative Agent in the State of New York or the State of North Carolina, the security interest in such Collateral created hereby shall be perfected under the NY UCC or the NC UCC, as applicable, and such security interest, as so perfected, will be a second priority security interest subject only to the lien of the OPMW Administrative Agent under the First Lien Borrower Security Agreement, it being acknowledged and agreed that, unless and until permitted in accordance with the terms and conditions of Section 30 and the Intercreditor Agreement, the certificates and instruments evidencing the Collateral shall be delivered and endorsed to, or be registered as a first lien in favor of, and shall remain in possession of, the OPMW Administrative Agent, and that notwithstanding any provisions of any Financing Documents, no breach, Default or Event of Default shall occur or exist as a result thereof.

         (i) The security interest created by this Agreement in the Collateral described in clause (a) of Section 1 hereof has been registered as a subordinated, second lien in the name of the OPNY Administrative Agent in the register maintained for such purpose at the chief executive office and principal place of business of the OPMW Borrower and each Operating Company, as applicable, and, to the extent that such Collateral constitutes "uncertificated securities" (as defined in the Delaware UCC), such security interest is perfected under the Delaware UCC and, as so perfected, is a second priority security interest.

         (j) The chief place of business and chief executive office of Pledgor and the office where Pledgor keeps its records concerning the Collateral is set forth under its name on the signature page hereof.

         (k) Pledgor is the legal and beneficial owner of the Collateral purported to be pledged and assigned by it hereunder, free and clear of any Lien, other than Permitted Liens, including the security interest granted to the OPMW Administrative Agent under the First Lien Partnership Interest Pledge Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral has been executed or authorized by Pledgor or, is on file in any recording office, except such as may have been filed in favor of (i) the OPNY Administrative Agent relating to this Agreement or (ii) the OPMW Administrative Agent relating to the First Lien Partnership Interest Pledge Agreement (as hereinafter defined). Pledgor has no trade name.

         (l) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

         (m) No part of the Collateral is subject to the terms of any agreement restricting the sale or transfer of such Collateral, except for the Partnership Agreement, the Financing Documents and the Financing Documents (as defined in the OPMW Credit Agreement, the "OPMW Financing Documents").

         (n) Except as set forth on Schedule 4.05 of the OPMW Credit Agreement, there is no (i) injunction, writ, preliminary restraining order or order of any nature issued by an arbitrator, court or other Governmental Authority against Pledgor in connection with the transactions provided for herein, or (ii) action, suit, arbitration, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending against Pledgor or, to Pledgor's knowledge, threatened against Pledgor which would reasonably be expected to materially adversely affect the right or ability of Pledgor to fulfill its obligations under this Agreement.

         (o) Pledgor has, independently and without reliance upon the OPNY Administrative Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

         SECTION 8. Further Assurances. (a) Subject to and without limiting
Section 7(h) and Section 30 hereof and the Intercreditor Agreement, Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the OPNY Administrative Agent may reasonably request, in order to perfect and protect the pledge, assignment, hypothecation and security interest granted or purported to be granted hereby or to enable the OPNY Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor will (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the OPNY Administrative Agent may reasonably request, in order to perfect and preserve the assignment, hypothecation and security interest granted or purported to be granted hereby; and (ii) mark conspicuously, at the request of the OPNY Administrative Agent, each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the OPNY Administrative Agent, indicating that the Partnership Agreement and such chattel paper have been assigned and are subject to the subordinated, second lien security interest pursuant hereto.

         (b) Pledgor hereby further authorizes the OPNY Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

         SECTION 9. Voting Rights; Distributions, Etc. (a) So long as any Obligations are outstanding, the Pledgor shall not be entitled to any payments or distributions (whether cash or non-cash) pursuant to the Partnership Agreement, except payments or distributions from the OPMW Borrower that are directly distributed from Pledgor to Holdco in accordance with the Holdco Deposit Account Agreement. So long as no Event of Default shall have occurred and be continuing, but subject, nevertheless, at all times to the restrictions imposed by the terms and conditions of the OPMW Credit Agreement, during any period after the First Lien Partnership Interest Pledge Agreement has terminated in accordance with its terms, Pledgor shall be entitled to exercise any and all management, voting and other partnership rights pertaining to any Collateral (including but not limited to any partnership interest or the Partnership Agreement) and the OPMW Borrower for any purpose not inconsistent with the terms of this Agreement or any other OPMW Financing Document; provided, however, that Pledgor shall exercise, or refrain from exercising, any such right if such action or inaction would have a material adverse effect on the attachment, perfection, creation or priority of the security interest in the Collateral or any part thereof as herein granted.

         (b) If Pledgor receives any distributions in respect of the Collateral purported to be pledged and assigned by it hereunder, such distributions shall be promptly delivered to the Collateral Agent to deposit in the Holdco Accounts pursuant to the Holdco Deposit Account

Agreement, or, if such distributions are in connection with a partial or total liquidation or are non-cash distributions, to the OPNY Administrative Agent to hold as Collateral and shall, if received by Pledgor, be received in trust for the benefit of the OPNY Administrative Agent, be segregated from the other property or funds of Pledgor and be forthwith delivered to the OPNY Administrative Agent as Collateral in the same form as so received (with any necessary endorsement or assignment).

         (c) Upon the occurrence and during the continuance of an Event of Default during any period after the First Lien Partnership Interest Pledge Agreement has terminated in accordance with its terms:

                           (i) Immediately upon Pledgor's receipt of written notice from the OPMW Administrative Agent that the OPNY Administrative Agent intends to act pursuant to this clause (c)(i), all rights of Pledgor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise shall thereupon become exercisable by the OPNY Administrative Agent, acting in good faith, who shall have the sole right to exercise or refrain from exercising such voting and other consensual rights unless and until such Event of Default ceases to exist.

                           (ii) All rights of Pledgor to receive the distributions, if any, which it would otherwise be authorized to receive and retain, pursuant to Section 9(a) and (b), above, shall become exercisable, subject to the terms of the First Lien Partnership Interest Pledge Agreement and the Intercreditor Agreement, by the OPNY Administrative Agent who shall thereupon have the sole right to receive and hold as Collateral such distributions unless and until such Event of Default ceases to exist.

                           (iii) All distributions which are received by Pledgor contrary to the provisions of clause (ii), above, subject to the terms of the First Lien Partnership Interest Pledge Agreement and the Intercreditor Agreement, shall be received in trust for the benefit of the OPNY Administrative Agent, shall be segregated from other funds of Pledgor and shall be forthwith paid over to the OPNY Administrative Agent as Collateral in the same form as so received (with any necessary endorsement) for application pursuant to Section 17.

         SECTION 10. Place of Incorporation; Place of Perfection; Records. Pledgor is incorporated in the State of Delaware, and Pledgor's exact legal name is Orion Power Midwest GP, Inc. Pledgor will not change its jurisdiction of incorporation or its name without having given the OPNY Administrative Agent not less than 30 days' prior written notice of its intention to do so, clearly describing to the OPNY Administrative Agent such new jurisdiction or name and providing such other information and taking any action in connection therewith as the OPNY Administrative Agent may reasonably request. Pledgor shall keep its place of business and chief executive office and the office where it keeps its records concerning the Collateral, and original copies of the Partnership Agreement and of all other chattel paper which evidence the Collateral, at its address specified on the signature pages hereof; or, upon 30 days' prior written notice to the OPNY Administrative Agent, at such other location in a jurisdiction where all action required by Section 8 shall have been taken with respect to the Collateral. Pledgor will hold and preserve such records and will permit representatives of the OPNY Administrative Agent at any time, upon reasonable prior notice, during normal business hours to inspect and make abstracts from such records.

         SECTION 11. As to the Partnership Agreement(a) . (a) Pledgor shall at its expense perform and observe all the terms and provisions to be performed or observed by it under the Partnership Agreement, maintain the Partnership Agreement in full force and effect, enforce the Partnership Agreement in accordance with its terms, and take all such action to such end as may be from time to time reasonably requested by the OPNY Administrative Agent.

         (b) Pledgor shall not:

                           (i) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, or create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the pledge, assignment, hypothecation and security interest created by this Agreement, the First Lien Partnership Interest Pledge Agreement and Permitted Liens;

                           (ii) cancel or terminate the Partnership Agreement or consent to or accept any cancellation or termination thereof;

                           (iii) amend or otherwise modify in a material respect the Partnership Agreement; or

                           (iv) waive any material default under or material breach of the Partnership Agreement.

         SECTION 12. Covenants. Pledgor covenants and agrees that so long as any OPNY Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash, unless the OPNY Administrative Agent shall otherwise consent in writing, Pledgor:

         (a) Maintenance of Register. Will cause the OPMW Borrower to maintain at all times a register at its chief place of business and chief executive office in which the subordinated, second lien security interest in the Collateral granted hereby to the OPNY Administrative Agent, to the extent that the same constitutes "uncertificated securities" (as defined in the Delaware
UCC), shall be evidenced.

         (b) Preservation of Existence, Etc. Will preserve and maintain, and will cause the OPMW Borrower to preserve and maintain, its lawful existence, rights (charter and statutory), and franchises in accordance with the Transaction Documents.

         (c) Compliance with Law. Will comply with all material Requirements of Law and material Governmental Approvals applicable to it, except when any such Requirement of Law or Governmental Approval is being contested in good faith and by appropriate proceedings and for which Acceptable Reserves have been established, or except in each case where the failure to so comply could not reasonably be expected to have a material adverse effect on any Portfolio Asset.

         (d) Nature of Business. Will not change its legal form or Governing Documents (other than to (i) change its name, (ii) add, replace or eliminate offices and/or officers, and/or (iii) replace any director, or add to or reduce the number of directors comprising the board so long as such addition, replacement or reduction does not eliminate the independent director or modify the nature of the independent director's powers in any way), change its fiscal year or engage in any business other than being a general partner of the OPMW Borrower.

         (e) Jurisdiction of Organization. Will cause the OPMW Borrower at all times to be a limited partnership organized under the laws of the State of Delaware.

         (f) Bankruptcy. Will not file a voluntary petition or otherwise initiate proceedings to have the OPMW Borrower adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the OPMW Borrower, or file a petition seeking or consenting to reorganization or relief of the OPMW Borrower as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the OPMW Borrower; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the OPMW Borrower or of all or any substantial part of the properties and assets of the OPMW Borrower, or make any general assignment for the benefit of creditors of the OPMW Borrower, or admit in writing the inability of the OPMW Borrower to pay its debts generally as they become due or declare or effect a moratorium on the debt of the OPMW Borrower or take any action in furtherance of any of the foregoing.

         (g) Taxes. Will cause to be paid or discharged (whether by it or any of its Affiliates, or otherwise) all taxes, assessments and governmental charges or levies lawfully imposed upon it, the OPMW Borrower or upon any of their respective income or profits or upon any of the Portfolio Assets or the Collateral and all lawful claims or obligations that, if unpaid, would become a Lien upon the Collateral (as defined in the OPMW Credit Agreement), whether real or personal, the Collateral (as defined in this Agreement) or upon any part thereof. Pledgor or the OPMW Borrower shall have the right, however, to contest in good faith the validity or amount of any such tax, assessment, charge, levy, claim or obligation by proper proceedings, and may permit the taxes, assessments, charges, levies, claims or obligations so contested to remain unpaid during the period of such contest if: (a) Pledgor or the OPMW Borrower diligently prosecutes such contest in good faith and by appropriate proceedings and for which Acceptable Reserves have been established; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; and (c) the failure to pay or comply with the contested item could not reasonably be expected to result in a material adverse effect on the Collateral.

         (h) Operations Matters. In the conduct of its business and operations, Pledgor shall, and shall cause the OPMW Borrower to:

                           (i) maintain books and records, separate from those of any other Person;

                           (ii) maintain its bank accounts and all its other assets separate from those of any other Person; (iii) hold regular shareholder or partnership meetings, as appropriate, to conduct its business, and observe all other corporate or partnership formalities, as the case may be;

                           (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other Person;

                           (v) prepare separate financial statements, or if part of a consolidated or combined group, then it shall be shown as a separate member of such group, including in a footnote(s) to the relevant financial statements disclosing its separate existence and identity and the existence of its own assets;

                           (vi) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

                           (vii) transact all business with Affiliates on an arm's-length basis and to enter into transactions with Affiliates on an arm's-length basis;

                           (viii) conduct business in its own name;

                           (ix) with regard to the OPMW Borrower, maintain a sufficient number of employees in light of the OPMW Borrower's contemplated business operations;

                           (x) correct any misunderstanding regarding its separate identity of which Pledgor has actual knowledge;

                           (xi) not identify itself in writing as a division of any other Person; and

                           (xii) maintain adequate capital in light of its contemplated business operations.

         (i) Assets. Will not own or acquire any asset other than the Collateral and Distributions permitted by the OPMW Financing Documents and other assets having an aggregate value in excess of $50,000.

         (j) Indebtedness. Will not incur Indebtedness other than Permitted Indebtedness (in its capacity as the general partner of the OPMW Borrower).

         SECTION 13. OPNY Administrative Agent. Bank of America, N.A. has been appointed by the Secured Parties to act as the OPNY Administrative Agent hereunder. Pledgor hereby appoints the OPNY Administrative Agent as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the OPNY Administrative Agent's discretion at any time that an Event of Default shall have occurred and be continuing during any period after the First Lien Partnership Interest Pledge

Agreement has terminated in accordance with its terms, to take any action and to execute any instrument which the OPNY Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including to ask, demand, collect, sue for, recover, compound, receive and give acceptance and receipts for moneys due and to become due under or in connection with the Collateral, to receive, indorse, and collect any drafts or other instruments, documents and chattel paper in connection therewith, to file any claims or take any action or institute any proceedings which the OPNY Administrative Agent may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of any Partnership Agreement, and to sell assign, lease or otherwise dispose of the Collateral or any part thereof pursuant to this Agreement. Such appointment is coupled with an interest and is irrevocable.

         SECTION 14. OPNY Administrative Agent May Perform. If Pledgor fails to perform any agreement contained herein, the OPNY Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the OPNY Administrative Agent incurred in connection therewith shall be payable by Pledgor under Section 20(b).

         SECTION 15. Duties of the Administrative Agent, Pledgor and OPMW Borrower. (a) The powers conferred on the OPNY Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the OPNY Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral and no such duties shall be implied as arising hereunder.

         (b) It is expressly agreed, anything herein contained to the contrary notwithstanding, that Pledgor and the OPMW Borrower shall remain liable to perform all of their respective obligations, if any, assumed by them with respect to the Collateral and the OPNY Administrative Agent and the OPNY Lenders shall have no obligations or liabilities with respect to any Collateral by reason of or arising out of or in connection with this Agreement, nor shall the OPNY Administrative Agent or the OPNY Lenders be required or obligated in any manner to perform or fulfill any of the obligations of Pledgor or the OPMW Borrower under or with respect to any Collateral.

         SECTION 16. Remedies. If any Event of Default shall have occurred and be continuing, subject to the terms of Section 9, Section 30 and compliance with Requirements of Law and the terms of the Intercreditor Agreement:

         (a) The OPNY Administrative Agent may exercise any and all rights and remedies of Pledgor under or in connection with the Partnership Agreement, the Partnership Interests or otherwise in respect of the Collateral, including any and all rights of Pledgor to demand or otherwise require payment of any amount under, or performance of any provision of, the Partnership Agreement and all rights of Pledgor to control the operation of the OPMW Borrower.

         (b) All payments received by Pledgor under or in connection with the Partnership Agreement, the Partnership Interests, or otherwise in respect of the Collateral shall be received in trust for the benefit of the OPNY Administrative Agent, shall be segregated from other funds of Pledgor and shall be forthwith paid over to the OPNY Administrative Agent in the same form as so received (with any necessary endorsement).

         (c) Any Collateral repossessed by the OPNY Administrative Agent under or pursuant to this Section 16 or any other provision hereof and in accordance with Section 30 hereof and the Intercreditor Agreement, and any other Collateral whether or not so repossessed by the OPNY Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the OPNY Administrative Agent may, upon written direction in compliance with any mandatory requirements of any Requirement of Law, determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days' written notice to Pledgor (except that, if the OPNY Administrative Agent shall determine, in its sole discretion, that any of the Collateral threatens to decline quickly in value or to become worthless, any such sale may be made upon three days' notice to Pledgor) specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of Pledgor or any nominee of Pledgor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. To the extent permitted by Requirements of Law, the OPNY Administrative Agent on behalf of the OPNY Lenders may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 16. If, under mandatory requirements of any Requirement of Law, the OPNY Administrative Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to Pledgor as hereinabove specified, the OPNY Administrative Agent need give Pledgor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of any Requirement of Law.

         (d) The OPNY Administrative Agent, in addition to any rights now or hereafter existing under any applicable Requirement of Law, shall have all rights as a secured creditor under the Uniform Commercial Code or any other applicable Requirement of Law in all relevant jurisdictions.

         (e) Waiver of Claims. Except as otherwise provided in this Agreement, PLEDGOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE OPNY ADMINISTRATIVE AGENT TAKING POSSESSION OR THE OPNY ADMINISTRATIVE AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, IN EACH CASE AS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH PLEDGOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION OF ANY SUCH JURISDICTION, and Pledgor hereby further waives:

                           (i) all damages occasioned by such taking of possession except any damages which are the direct result of the gross negligence or willful misconduct of either of the OPNY Administrative Agent or any Person acting on its behalf or instruction;

                           (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the OPNY Administrative Agent's rights hereunder; and

                           (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Requirements of Law in order to prevent or delay the enforcement of this Agreement (including any right to claim that such enforcement should be stayed pending the outcome of any other action or proceeding (including any arbitration proceeding)) or the absolute sale of the Collateral or any portion thereof, and Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such Requirements of Law.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall, to the extent permitted by Requirements of Law, operate to divest all right, title, interest, claim and demand, either at law or in equity, of Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against Pledgor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under Pledgor.

         SECTION 17. Application of Proceeds. Notwithstanding any other provision of this Agreement but subject to Section 30 hereof and the Intercreditor Agreement, all payments made under or in connection with this Agreement, and all moneys collected by the OPNY Administrative Agent upon any sale or other disposition of the Collateral pursuant to Section 16, together with all other moneys received by the OPNY Administrative Agent hereunder, shall be applied in accordance with the Financing Documents. For the avoidance of doubt, it is understood that Pledgor shall remain liable to the extent of any deficiency between the amount of all moneys collected by the OPNY Administrative Agent upon any such sale or other disposition of the Collateral and the aggregate amount of the Secured Obligations.

         SECTION 18. Remedies Cumulative. No failure or delay on the part of the OPNY Administrative Agent or any Secured Party in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between Pledgor and the OPNY Administrative Agent or any Secured Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the OPNY Administrative Agent or any Secured Party would otherwise have. No notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the OPNY

Administrative Agent or any Secured Party to any other or further action in any circumstances without notice or demand.

         SECTION 19. Discontinuance of Proceedings. In case the OPNY Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the OPNY Administrative Agent, then and in every such case Pledgor, the OPNY Administrative Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the OPNY Administrative Agent shall continue as if no such proceeding had been instituted.

         SECTION 20. Indemnity and Expenses. (a) Pledgor agrees to indemnify and hold harmless the OPNY Administrative Agent and each Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from the Collateral or Pledgor's pledge and assignment under this Agreement (including enforcement against Pledgor of this Agreement), except claims, losses or liabilities resulting from the OPNY Administrative Agent's or any Secured Party's gross negligence or willful misconduct.

         (b) Pledgor will upon demand pay to the OPNY Administrative Agent or any Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the OPNY Administrative Agent or any Secured Party may incur in connection with
(i) the administration of this Agreement, (ii) the sale of, collection from, or other realization upon, any of the Collateral of Pledgor, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the OPNY Administrative Agent or any Secured Party hereunder against Pledgor or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

         SECTION 21. Waiver, Amendment; Severability. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be undertaken and accomplished in accordance with the requirements of Section 9.02 of the OPNY Credit Agreement. No delay on the part of any Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Secured Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy. In case any provision hereof shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby.

         SECTION 22. Security Interest Absolute. The obligations of Pledgor under this Agreement are independent of the Secured Obligations, and, subject to
Section 30 and the Intercreditor Agreement, a separate action or actions may be brought and prosecuted against Pledgor to enforce this Agreement, irrespective of whether any action is brought against the OPNY Borrower, any other pledgor or any guarantor of the Secured Obligations or whether the OPNY Borrower, any other pledgor or any guarantor of the Secured Obligations is joined in any such action or actions. All rights of the OPNY Administrative Agent and the assignment, hypothecation and security interest hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional, to the extent permitted by applicable Requirements of Law, irrespective of:

         (a) any lack of validity or enforceability of this Agreement, the OPNY Credit Agreement, any other Financing Document or any other agreement or instrument relating to any thereof, the absence of any action to enforce the same, any release of Pledgor, any Credit Party or any other Credit Party (as defined in the OPMW Credit Agreement, the "OPMW Credit Party"), the recovery of any judgment against Pledgor, any Credit Party or any other OPMW Credit Party, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Pledgor;

         (b) any occurrence or condition whatsoever, including (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations of Pledgor, any Credit Party or any other OPMW Credit Party contained in this Agreement, the OPNY Credit Agreement or any other Financing Document, (ii) any impairment, modification, release or limitation of the liability of Pledgor, any Credit Party or any other OPMW Credit Party or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by Pledgor, the OPNY Administrative Agent or any other Secured Party of any rights or remedies, (iv) the assignment or the purported assignment of any property as security for the Secured Obligations, including all or any part of the rights of Pledgor under this Agreement, (v) the extension of the time for payment by Pledgor, any Credit Party or any other OPMW Credit Party or any other guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any Financing Document or of the time for performance by Pledgor, any Credit Party or any other OPMW Credit Party of any other obligations under or arising out of any terms or provisions or the extension of the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of Pledgor, any Credit Party or any other OPMW Credit Party set forth in any Financing Document, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Pledgor, any Credit Party or any other OPMW Credit Party or any of their respective assets, or the disaffirmancy of this Agreement or any Financing Document in any such proceeding, (viii) the release or discharge of Pledgor, any Credit Party or any other OPMW Credit Party from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of this Agreement or any Financing Document or (x) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor; or

         (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Secured Obligations.

         SECTION 23. Addresses for Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the OPNY Credit Agreement, and shall be given to such party at its address or telecopy number set forth on the signature page hereof or at any other address or telecopy number which such party shall have specified for the purpose of communications hereunder by notice to the other parties hereunder.

         SECTION 24. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the OPNY Lenders; provided, however, that Pledgor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each of the OPNY Lenders. Any OPNY Lender may transfer, assign or grant all or such relevant part of its rights hereunder in connection with an assignment or transfer of all or any part of its interest in its Loans (as defined in the OPNY Credit Agreement) in accordance with the provisions of the OPNY Credit Agreement, and such assignee shall thereupon become vested with all the benefits in respect thereof granted to such OPNY Lender herein or otherwise. All agreements, statements, representations and warranties made by Pledgor herein or in any certificate or other instrument delivered by Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the OPNY Lenders and shall survive the execution and delivery of this Agreement, the OPNY Credit Agreement and the other Financing Documents regardless of any investigation made by the Lenders or on their behalf.

         SECTION 25. Termination; Release. This Agreement shall create a continuing pledge, assignment of hypothecation of and security interest in the Collateral and shall remain in full force and effect until no OPNY Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash. This Agreement shall terminate when all Secured Obligations have been indefeasibly paid in full in cash and all Commitments have been terminated, and the Administrative Agent, at the written request and expense of Pledgor, will promptly authorize, execute and deliver, as applicable, to Pledgor the proper instruments (which may include Uniform Commercial Code termination statements on form UCC-3) acknowledging the termination of this Agreement, and will promptly duly assign, transfer and deliver to Pledgor (without recourse and without any representation or warranty) free from any interest of the Administrative Agent or Lien granted hereunder such of the Collateral as may be in possession of the Administrative Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement together with such notices to third parties as may be necessary to countermand any notices previously sent to them pursuant hereto.

         SECTION 26. Headings Descriptive, Etc.. The headings of the several sections and subsections of this Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         SECTION 27. GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER

JURISDICTION ARE MANDATORILY APPLICABLE AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. UNLESS OTHERWISE DEFINED HEREIN OR IN THE OPNY CREDIT AGREEMENT, TERMS USED IN ARTICLE 9 OF THE NY UCC ARE USED HEREIN AS THEREIN DEFINED. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN PLEDGOR AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

         (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, PLEDGOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT PLEDGOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. PLEDGOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (c) PLEDGOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST PLEDGOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. PLEDGOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (d) PLEDGOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING

DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

         (e) The Pledgor hereby irrevocably designates National Registered Agents, Inc., with an address at 875 avenue of the americas, suite 501, New York, New York 10001 as the designee, appointee and agent of the Pledgor to receive for and on behalf of the Pledgor service of process in such respective jurisdictions in any legal action or proceeding with respect to this Agreement or any documents related thereto. It is understood that a copy of such process served on such agent will be promptly forwarded by mail to the Pledgor at its address set forth in accordance with Section 23. The Pledgor further irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Pledgor at its said address, such service to become effective on the date of receipt thereof.

         (f) Nothing in this Agreement SHALL affect the right of any party to this Agreement to (i) serve process in any other manner permitted by law or (ii) to commence legal proceedings or otherwise against any party in any other JURISDICTION, in EITHER CASE SOLELY AS PERMITTED IN SUBSECTION (c) OF THIS
SECTION 27.

         SECTION 28. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         SECTION 29. Limitation of Recourse. Except as otherwise expressly provided in the Financing Documents and the OPMW Financing Documents, the obligations of Pledgor hereunder are obligations solely of Pledgor and shall not constitute a debt or obligation of any direct or indirect partner or shareholder of Pledgor or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by Pledgor under this Agreement and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by Pledgor evidenced by this Agreement. No property or assets of any Non-Recourse Party, other than as contemplated in the Financing Documents or the OPMW Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against Pledgor with respect to this Agreement or the other Financing Documents or OPMW Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party or any other Non-Recourse Party
(a) in accordance with the terms of any Transaction Document or Financing Document creating such liabilities and obligations to which such Credit Party or Non-Recourse Party is a party, (b) arising from liability pursuant to any applicable Requirement of Law for such Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of Section 6.10 of the OPNY Credit Agreement.

         SECTION 30. Subordination. Notwithstanding any provision of this Agreement or any other Financing Document to the contrary, (i) the security interests created and granted hereby are subject to, subordinate and inferior to the security interests created by the First Lien Partnership Interest Pledge Agreement, in accordance with, and all rights, powers and remedies granted to the OPMW Administrative Agent thereunder, are subject in all respects to the terms and conditions of the Intercreditor Agreement, including restrictions on the right of the OPNY Administrative Agent to give notices, exercise power of attorney rights, direct or receive payments, hold, control or receive delivery of any Assignment Collateral or other possessory collateral or to exercise powers or remedies and to apply proceeds of Collateral; provided, that if and to the extent the Intercreditor Agreement is amended, supplemented or modified at any time from time to time and such amendment, supplement or modification could reasonably be expected to have any adverse effect on the Pledgor's rights, duties or obligations hereunder or under any other Financing Document, such amendment, supplement or modification shall not be effective as to the Pledgor without the Pledgor's prior written acknowledgment (which acknowledgment shall not be unreasonably conditioned, withheld or delayed) that such amendment, modification or supplement shall be effective for purposes of this Agreement and the other Financing Documents, (ii) the OPNY Administrative Agent on behalf of each of the Secured Parties hereby acknowledges and agrees that the Pledgor shall not have any duty and obligation with respect to the perfection or priority of the security interest granted hereunder in and to any of the Collateral (and no Default or Event of Default shall result or occur) to the extent (a) such Collateral is in the possession or control of the OPMW Administrative Agent, (b) such Collateral is not transferred by the OPMW Administrative Agent to the OPNY Administrative Agent as required pursuant to the Intercreditor Agreement, (c) such perfection or priority requires any consent, approval or other action of the OPMW Administrative Agent, or (d) the OPMW Administrative Agent then maintains a perfected, first priority security interest in and to Collateral and (iii) no obligations contained in this Agreement shall require the OPMW Borrower to take or omit to take any action inconsistent with the terms and conditions of the OPMW Deposit Account Agreement and/or the Holdco Deposit Account Agreement and no Default or Event of Default shall arise or result from the taking or omitting of such action.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.



                                       ORION POWER MIDWEST GP, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: Senior Vice President -
                                                        Finance
                                       Telephone: (713) 207-3160
                                       Telecopy:  (713) 207-0988

                                       With a copy to:
                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: General Counsel
                                       Telephone: (713) 207-7265
                                       Telecopy:  (713) 393-0140



                                       BANK OF AMERICA, N.A.
                                       not in its individual capacity, but
                                       solely as the OPNY Administrative Agent

                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:  101 North Tryon Street
                                                 NC1-001-08-19
                                                 Charlotte, NC 28255
                                                 Attn: Laura S. Ryan
                                       Telecopy: (704) 386-3324

                                                                         ANNEX I
                                                                              TO
                                           PARTNERSHIP INTEREST PLEDGE AGREEMENT


                              Partnership Interests





                              Partnership Agreement

                                                                     EXHIBIT J-6
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT


================================================================================



                        SECOND LIEN PARTNERSHIP INTEREST
                                PLEDGE AGREEMENT

                                     made by

                                           ORION POWER MIDWEST LP, INC.

                                       to

                                              BANK OF AMERICA, N.A.,
                          as OPNY Administrative Agent





                         Dated as of : October 28, 2002




================================================================================

                                TABLE OF CONTENTS

SECTION 1.          PLEDGE; ASSIGNMENT; GRANT OF SECURITY INTEREST................................................2

SECTION 2.          SECURITY FOR SECURED OBLIGATIONS..............................................................3

SECTION 3.          PLEDGOR REMAINS LIABLE........................................................................3

SECTION 4.          DELIVERY OF COLLATERAL........................................................................3

SECTION 5.          NO SUBROGATION................................................................................3

SECTION 6.          REINSTATEMENT.................................................................................4

SECTION 7.          REPRESENTATIONS AND WARRANTIES................................................................4

SECTION 8.          FURTHER ASSURANCES............................................................................7

SECTION 9.          VOTING RIGHTS; DISTRIBUTIONS, ETC.............................................................7

SECTION 10.         PLACE OF INCORPORATION; PLACE OF PERFECTION; RECORDS..........................................8

SECTION 11.         AS TO THE PARTNERSHIP AGREEMENT...............................................................9

SECTION 12.         COVENANTS.....................................................................................9

SECTION 13.         OPNY ADMINISTRATIVE AGENT....................................................................11

SECTION 14.         OPNY ADMINISTRATIVE AGENT MAY PERFORM........................................................12

SECTION 15.         DUTIES OF THE ADMINISTRATIVE AGENT, PLEDGOR AND OPMW BORROWER................................12

SECTION 16.         REMEDIES.....................................................................................12

SECTION 17.         APPLICATION OF PROCEEDS......................................................................14

SECTION 18.         REMEDIES CUMULATIVE..........................................................................14

SECTION 19.         DISCONTINUANCE OF PROCEEDINGS................................................................15

SECTION 20.         INDEMNITY AND EXPENSES.......................................................................15

SECTION 21.         WAIVER, AMENDMENT; SEVERABILITY..............................................................15

SECTION 22.         SECURITY INTEREST ABSOLUTE...................................................................15

SECTION 23.         ADDRESSES FOR NOTICES........................................................................17

SECTION 24.         SUCCESSORS AND ASSIGNS.......................................................................17

SECTION 25.         TERMINATION; RELEASE.........................................................................17

SECTION 26.         HEADINGS DESCRIPTIVE, ETC....................................................................17

SECTION 27.         GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE..........................................17

SECTION 28.         EXECUTION IN COUNTERPARTS....................................................................19

SECTION 29.         LIMITATION OF RECOURSE.......................................................................19

SECTION 30.         SUBORDINATION................................................................................20

                SECOND LIEN PARTNERSHIP INTEREST PLEDGE AGREEMENT


         SECOND LIEN PARTNERSHIP INTEREST PLEDGE AGREEMENT, dated as of October 28, 2002 (this "Agreement"), made by ORION POWER MIDWEST LP, INC., a Delaware corporation (the "Pledgor"), as the obligor hereunder, to BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successors and assigns, the "OPNY Administrative Agent") for the benefit of the Secured Parties (as defined in the OPNY Credit Agreement referred to below).

                                   WITNESSETH:

         WHEREAS, Pledgor is the sole limited partner of Orion Power Midwest, L.P., a Delaware limited partnership (the "OPMW Borrower");

         WHEREAS, Orion Power New York, L.P. (the "OPNY Borrower") has entered into an Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "OPNY Credit Agreement"), with Bank of America, N.A., as Administrative Agent (the "OPNY Administrative Agent"), Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "OPNY Lenders"), pursuant to which the OPNY Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the OPNY Borrower to finance a portion of the purchase price of the Portfolio Assets and to provide working capital availability to the OPNY Borrower;

         WHEREAS, the OPMW Borrower has entered into a Second Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "OPMW Credit Agreement"), with the OPMW Administrative Agent, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, The Bank of Nova Scotia, Mizuho Corporate Bank, Ltd, and Bayerische Hypo-Und Vereinsbank AG, New York Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "OPMW Lenders"), pursuant to which the OPMW Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the OPMW Borrower to finance a portion of the purchase price of the Portfolio Assets (as defined in the OPMW Credit Agreement) and to provide working capital availability to the OPMW Borrower;

         WHEREAS, Pledgor has entered into that certain Amended and Restated Partnership Interest Pledge Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "First Lien Partnership Interest Pledge Agreement"), in favor of the OPMW Administrative Agent, pursuant to which

Pledgor has, among other things, granted a first priority pledge, assignment and security interest in the Collateral to the OPMW Administrative Agent;

         WHEREAS, the OPMW Administrative Agent, the OPNY Administrative Agent, the OPMW Lenders, the OPNY Lenders and Bank of America, N.A., as collateral agent have entered into a Collateral Agency and Intercreditor Agreement, dated as of the Restructuring Effective Date (the "Intercreditor Agreement");

         WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the OPNY Credit Agreement and the principles of construction set forth in Section 1.04 of the OPNY Credit Agreement shall apply hereto; provided, that, the following terms shall have the meanings set forth in the OPMW Credit Agreement: "Acceptable Reserves", "Contractual Obligations", "Distributions", "Governing Documents", "Governmental Approvals", "Governmental Authority", "Lien", "Permitted Lien" and "Portfolio Asset"; and

         WHEREAS, it is a condition precedent to the obligations of the OPNY Lenders under the OPNY Credit Agreement that this Agreement shall have been entered into by the parties hereto and shall be in full force and effect;

         NOW, THEREFORE, in consideration of the foregoing and in order to induce the OPNY Lenders to enter into the OPNY Credit Agreement, to make available to the OPNY Borrower such credit facilities and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Pledge; Assignment; Grant of Security Interest. Pledgor hereby pledges, hypothecates and assigns to the OPNY Administrative Agent, and hereby grants to the OPNY Administrative Agent for the benefit of the Secured Parties, a second priority pledge and assignment of, and a second priority security interest in, all of its right, title and interest in and to the following (the "Collateral"):

         (a) All general and limited partnership interests now owned or hereafter acquired by Pledgor in and to the OPMW Borrower (the "Partnership Interests") and the partnership agreement relating to the OPMW Borrower (the "Partnership Agreements") and all rights related thereto, including (i) all rights of Pledgor as a general or limited partner, as the case may be, and all rights to receive distributions, cash, instruments and other property from time to time receivable or otherwise distributable in respect of any Partnership Interest or pursuant to the Partnership Agreement, (ii) all rights of Pledgor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Partnership Interest or the Partnership Agreement, (iii) all claims of Pledgor for damages arising out of or for breach of or default under the Partnership Agreement, (iv) the right of Pledgor to terminate the Partnership Agreement, to perform and exercise consensual or voting rights thereunder and to compel performance and otherwise exercise all remedies thereunder, (v) all rights of Pledgor as a general or limited partner of any of the OPMW Borrower, to any property and assets of the OPMW Borrower (whether real property, inventory, equipment, contract rights, accounts, receivables, general intangibles, securities, instruments, chattel paper, documents, chooses in action or otherwise), and (vi) all certificates or instruments evidencing an ownership or partnership interest in the OPMW Borrower or its assets; and

         (b) to the extent not included in the foregoing, all proceeds of any and all of the foregoing (including, without limitation, proceeds that constitute property of the types described above).

         SECTION 2. Security for Secured Obligations. This Agreement secures the prompt and complete payment and performance of all obligations of Pledgor under the OPMW Guarantee (collectively, the "Secured Obligations").

         SECTION 3. Pledgor Remains Liable. Anything herein to the contrary notwithstanding, (a) Pledgor shall remain liable under the Partnership Agreement and the other contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by any Secured Party of any of the rights hereunder shall not release Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) neither the OPNY Administrative Agent nor any Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral or otherwise by reason of this Agreement, nor shall the OPNY Administrative Agent or any Secured Party be obligated to perform any of the obligations or duties of Pledgor thereunder or to take any action to collect or enforce any claim assigned hereunder.

         SECTION 4. Delivery of Collateral. All certificates or instruments representing or evidencing the Collateral at any time shall be delivered to and held by or on behalf of the OPMW Administrative Agent pursuant to the First Lien Partnership Interest Pledge Agreement and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in accordance with the terms and conditions of the Intercreditor Agreement and otherwise in form and substance reasonably satisfactory to the OPNY Administrative Agent. During any period after the First Lien Partnership Interest Pledge Agreement has terminated in accordance with its terms, the OPNY Administrative Agent shall have the right, upon the occurrence and continuance of an Event of Default, in its discretion and without notice to Pledgor, to transfer to or to register in the name of the OPNY Administrative Agent or any of its nominees any or all of the Collateral then held by the OPNY Administrative Agent, subject only to compliance with Requirements of Law, the terms and conditions of the OPNY Credit Agreement and the Intercreditor Agreement, the revocable rights specified in Section 9(a) and the provisions of
Section 30. In addition, to the extent certificates or instruments are held by the OPNY Administrative Agent, the OPNY Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

         SECTION 5. No Subrogation. Pledgor shall not exercise any rights which it may acquire by way of subrogation under this Agreement, by any payments made hereunder or otherwise, until all Secured Obligations shall have been indefeasibly paid in full in cash and all Commitments have been terminated. If any amount shall be paid to Pledgor on account of such subrogation rights at any time when all Secured Obligations shall not have been indefeasibly paid in full in cash (whether pursuant to a claim in any bankruptcy or similar proceeding or otherwise) or when any Commitment shall remain outstanding, such amount shall be held in trust for the benefit of the OPNY Administrative Agent and the Secured Parties and shall forthwith be paid to the OPNY Administrative Agent to be credited and applied to the Secured Obligations, whether matured or unmatured, in accordance with Section 17.

         SECTION 6. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

         SECTION 7. Representations and Warranties. Pledgor represents and warrants as follows:

         (a) Pledgor (i) is duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets, to borrow money and to transact the business in which it is presently engaged and in which it proposes to be engaged, (iii) has duly qualified and is authorized to do business and is in good standing in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset and (iv) is in full compliance with its Governing Documents, all material Contractual Obligations, all applicable material Requirements of Law and all material Governmental Approvals, except in each case of this clause (iv) to the extent that the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, (x) Pledgor is the sole Limited Partner of the OPMW Borrower; and (y) Twelvepole Creek LLC is the only Subsidiary of the OPMW Borrower.

         (b) The execution, delivery and performance by Pledgor of this Agreement and the consummation of the transactions contemplated hereby (i) are within its powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not and will not contravene (A) its Governing Documents or (B) any material Requirement of Law, any material Contractual Obligation or any material Governmental Approval binding on or affecting it and (iv) do not and will not conflict with or be inconsistent with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Permitted Liens) upon any of its properties or assets pursuant to, the terms of any material Contractual Obligation binding on or affecting it.

         (c) Pledgor has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

         (d) No approval of any Person (except for any Governmental Authority), except such as have been duly obtained, made or given, and are in full force and effect, is required to authorize, or is required in connection with (i) the execution, delivery or performance of this Agreement by Pledgor or the consummation of any of the transactions contemplated hereby, (ii) the legality, validity, binding effect or enforceability of this Agreement or the perfection and maintenance of the security interest created hereby (including the second priority nature of such security interest) or (iii) for the exercise by the OPNY Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement (including Section 30 hereof and the Intercreditor Agreement), except, in each case, for any approval of any such Person the absence of which could not reasonably be expected to have a material adverse effect on the ability of the Administrative Agent to exercise voting rights or remedies in respect of the Collateral.

         (e) The Partnership Agreement, a true and complete copy of which has been furnished to the OPNY Administrative Agent, has been duly authorized, executed and delivered by Pledgor and is in full force and effect and is binding upon and enforceable against Pledgor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity. There exists no default under the Partnership Agreement.

         (f) This Agreement creates a valid security interest in the Collateral purported to be pledged and assigned by Pledgor hereunder securing the payment of the Secured Obligations.

         (g) Upon the filing of the financing statements (the "Financing Statements") referenced in Schedule I hereof under the Uniform Commercial Code as in effect in the State of Delaware (the "Delaware UCC"), the security interest created hereby shall be perfected under the Delaware UCC, to the extent that the Collateral constitutes "general intangibles" (as defined in the Delaware UCC) and no further filings or other actions are necessary to perfect such security interest. Upon filing of such Financing Statements pursuant to the Delaware UCC, such security interests, as so perfected, are second priority security interests.

         (h) When any certificates or instruments evidencing the Collateral shall be delivered hereunder and endorsed to, or registered in favor of, the OPNY Administrative Agent in accordance with Section 8-106 of the Uniform Commercial Code as in effect in the State of New York (the "NY UCC") or the State of North Carolina (the "NC UCC"), and for so long as such certificates or instruments shall remain in the possession of the OPMW Administrative Agent (as contemplated by the terms of the Intercreditor Agreement) or the OPNY Administrative Agent in the State of New York or the State of North Carolina, the security interest in such Collateral created hereby shall be perfected under the NY UCC or the NC UCC, as applicable, and such security interest, as so perfected, will be a second priority security interest subject only to the lien of the OPMW Administrative Agent under the First Lien Borrower Security Agreement, it being acknowledged and agreed that, unless and until permitted in accordance with the terms and conditions of Section 30 and the Intercreditor Agreement, the certificates and instruments evidencing the Collateral shall be delivered and endorsed to, or be registered as a first lien in favor of, and shall remain in possession of, the OPMW Administrative Agent, and that notwithstanding any provisions of any Financing Documents, no breach, Default or Event of Default shall occur or exist as a result thereof.

         (i) The security interest created by this Agreement in the Collateral described in clause (a) of Section 1 hereof has been registered as a subordinated, second lien in the name of the OPNY Administrative Agent in the register maintained for such purpose at the chief executive office and principal place of business of the OPMW Borrower and each Operating Company, as applicable, and, to the extent that such Collateral constitutes "uncertificated securities" (as defined in the Delaware UCC), such security interest is perfected under the Delaware UCC and, as so perfected, is a second priority security interest.

         (j) The chief place of business and chief executive office of Pledgor and the office where Pledgor keeps its records concerning the Collateral is set forth under its name on the signature page hereof.

         (k) Pledgor is the legal and beneficial owner of the Collateral purported to be pledged and assigned by it hereunder, free and clear of any Lien, other than Permitted Liens, including the security interest granted to the OPMW Administrative Agent under the First Lien Partnership Interest Pledge Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral has been executed or authorized by Pledgor or, is on file in any recording office, except such as may have been filed in favor of (i) the OPNY Administrative Agent relating to this Agreement or (ii) the OPMW Administrative Agent relating to the First Lien Partnership Interest Pledge Agreement (as hereinafter defined). Pledgor has no trade name.

         (l) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

         (m) No part of the Collateral is subject to the terms of any agreement restricting the sale or transfer of such Collateral, except for the Partnership Agreement, the Financing Documents and the Financing Documents (as defined in the OPMW Credit Agreement, the "OPMW Financing Documents").

         (n) Except as set forth on Schedule 4.05 of the OPMW Credit Agreement, there is no (i) injunction, writ, preliminary restraining order or order of any nature issued by an arbitrator, court or other Governmental Authority against Pledgor in connection with the transactions provided for herein, or (ii) action, suit, arbitration, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending against Pledgor or, to Pledgor's knowledge, threatened against Pledgor which would reasonably be expected to materially adversely affect the right or ability of Pledgor to fulfill its obligations under this Agreement.

         (o) Pledgor has, independently and without reliance upon the OPNY Administrative Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

         SECTION 8. Further Assurances. (a) Subject to and without limiting
Section 7(h) and Section 30 hereof and the Intercreditor Agreement, Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the OPNY Administrative Agent may reasonably request, in order to perfect and protect the pledge, assignment, hypothecation and security interest granted or purported to be granted hereby or to enable the OPNY Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor will (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the OPNY Administrative Agent may reasonably request, in order to perfect and preserve the assignment, hypothecation and security interest granted or purported to be granted hereby; and (ii) mark conspicuously, at the request of the OPNY Administrative Agent, each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the OPNY Administrative Agent, indicating that the Partnership Agreement and such chattel paper have been assigned and are subject to the subordinated, second lien security interest pursuant hereto.

         (b) Pledgor hereby further authorizes the OPNY Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

         SECTION 9. Voting Rights; Distributions, Etc. (a) So long as any Obligations are outstanding, the Pledgor shall not be entitled to any payments or distributions (whether cash or non-cash) pursuant to the Partnership Agreement, except payments or distributions from the OPMW Borrower that are directly distributed from Pledgor to Holdco in accordance with the Holdco Deposit Account Agreement. So long as no Event of Default shall have occurred and be continuing, but subject, nevertheless, at all times to the restrictions imposed by the terms and conditions of the OPMW Credit Agreement, during any period after the First Lien Partnership Interest Pledge Agreement has terminated in accordance with its terms, Pledgor shall be entitled to exercise any and all management, voting and other partnership rights pertaining to any Collateral (including but not limited to any partnership interest or the Partnership Agreement) and the OPMW Borrower for any purpose not inconsistent with the terms of this Agreement or any other OPMW Financing Document; provided, however, that Pledgor shall exercise, or refrain from exercising, any such right if such action or inaction would have a material adverse effect on the attachment, perfection, creation or priority of the security interest in the Collateral or any part thereof as herein granted.

         (b) If Pledgor receives any distributions in respect of the Collateral purported to be pledged and assigned by it hereunder, such distributions shall be promptly delivered to the Collateral Agent to deposit in the Holdco Accounts pursuant to the Holdco Deposit Account

Agreement, or, if such distributions are in connection with a partial or total liquidation or are non-cash distributions, to the OPNY Administrative Agent to hold as Collateral and shall, if received by Pledgor, be received in trust for the benefit of the OPNY Administrative Agent, be segregated from the other property or funds of Pledgor and be forthwith delivered to the OPNY Administrative Agent as Collateral in the same form as so received (with any necessary endorsement or assignment).

         (c) Upon the occurrence and during the continuance of an Event of Default during any period after the First Lien Partnership Interest Pledge Agreement has terminated in accordance with its terms:

                           (i) Immediately upon Pledgor's receipt of written notice from the OPMW Administrative Agent that the OPNY Administrative Agent intends to act pursuant to this clause (c)(i), all rights of Pledgor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise shall thereupon become exercisable by the OPNY Administrative Agent, acting in good faith, who shall have the sole right to exercise or refrain from exercising such voting and other consensual rights unless and until such Event of Default ceases to exist.

                           (ii) All rights of Pledgor to receive the distributions, if any, which it would otherwise be authorized to receive and retain, pursuant to Section 9(a) and (b), above, shall become exercisable, subject to the terms of the First Lien Partnership Interest Pledge Agreement and the Intercreditor Agreement, by the OPNY Administrative Agent who shall thereupon have the sole right to receive and hold as Collateral such distributions unless and until such Event of Default ceases to exist.

                           (iii) All distributions which are received by Pledgor contrary to the provisions of clause (ii), above, subject to the terms of the First Lien Partnership Interest Pledge Agreement and the Intercreditor Agreement, shall be received in trust for the benefit of the OPNY Administrative Agent, shall be segregated from other funds of Pledgor and shall be forthwith paid over to the OPNY Administrative Agent as Collateral in the same form as so received (with any necessary endorsement) for application pursuant to Section 17.

         SECTION 10. Place of Incorporation; Place of Perfection; Records. Pledgor is incorporated in the State of Delaware, and Pledgor's exact legal name is Orion Power Midwest LP, Inc. Pledgor will not change its jurisdiction of organization or its name without having given the OPNY Administrative Agent not less than 30 days' prior written notice of its intention to do so, clearly describing to the OPNY Administrative Agent such new jurisdiction or name and providing such other information and taking any action in connection therewith as the OPNY Administrative Agent may reasonably request. Pledgor shall keep its place of business and chief executive office and the office where it keeps its records concerning the Collateral, and original copies of the Partnership Agreement and of all other chattel paper which evidence the Collateral, at its address specified on the signature pages hereof; or, upon 30 days' prior written notice to the OPNY Administrative Agent, at such other location in a jurisdiction where all action required by Section 8 shall have been taken with respect to the Collateral. Pledgor will hold and preserve such records and will permit representatives of the OPNY Administrative Agent at any time, upon reasonable prior notice, during normal business hours to inspect and make abstracts from such records.

         SECTION 11. As to the Partnership Agreement. (a) Pledgor shall at its expense perform and observe all the terms and provisions to be performed or observed by it under the Partnership Agreement, maintain the Partnership Agreement in full force and effect, enforce the Partnership Agreement in accordance with its terms, and take all such action to such end as may be from time to time reasonably requested by the OPNY Administrative Agent.

         (b) Pledgor shall not:

                           (i) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, or create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the pledge, assignment, hypothecation and security interest created by this Agreement, the First Lien Partnership Interest Pledge Agreement and Permitted Liens;

                           (ii) cancel or terminate the Partnership Agreement or consent to or accept any cancellation or termination thereof;

                           (iii) amend or otherwise modify in a material respect the Partnership Agreement; or

                           (iv) waive any material default under or material breach of the Partnership Agreement.

         SECTION 12. Covenants. Pledgor covenants and agrees that so long as any OPNY Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash, unless the OPNY Administrative Agent shall otherwise consent in writing, Pledgor:

         (a) Maintenance of Register. Will cause the OPMW Borrower to maintain at all times a register at its chief place of business and chief executive office in which the subordinated, second lien security interest in the Collateral granted hereby to the OPNY Administrative Agent, to the extent that the same constitutes "uncertificated securities" (as defined in the Delaware
UCC), shall be evidenced.

         (b) Preservation of Existence, Etc. Will preserve and maintain, and will cause the OPMW Borrower to preserve and maintain, its lawful existence, rights (charter and statutory), and franchises in accordance with the Transaction Documents except in connection with the Pledgor's conversion from corporate status to a limited liability company in accordance with Section 7 of the LP Guarantee.

         (c) Compliance with Law. Will comply with all material Requirements of Law and material Governmental Approvals applicable to it, except when any such Requirement of Law or Governmental Approval is being contested in good faith and by appropriate proceedings and for which Acceptable Reserves have been established, or except in each case where the failure to so comply could not reasonably be expected to have a material adverse effect on any Portfolio Asset.

         (d) Nature of Business. Will not change its legal form or Governing Documents (other than to (i) convert its corporate status to a limited liability company in accordance with Section 7 of the LP Guarantee, (ii) change its name,
(iii) add, replace or eliminate offices and/or officers, and/or (iv) replace any director, or add to or reduce the number of directors comprising the board so long as such addition, replacement or reduction does not eliminate the independent director or modify the nature of the independent director's powers in any way), change its fiscal year or engage in any business other than being a limited partner of the OPMW Borrower.

         (e) Jurisdiction of Organization. Will cause the OPMW Borrower at all times to be a limited partnership organized under the laws of the State of Delaware.

         (f) Bankruptcy. Will not file a voluntary petition or otherwise initiate proceedings to have the OPMW Borrower adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the OPMW Borrower, or file a petition seeking or consenting to reorganization or relief of the OPMW Borrower as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the OPMW Borrower; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the OPMW Borrower or of all or any substantial part of the properties and assets of the OPMW Borrower, or make any general assignment for the benefit of creditors of the OPMW Borrower, or admit in writing the inability of the OPMW Borrower to pay its debts generally as they become due or declare or effect a moratorium on the debt of the OPMW Borrower or take any action in furtherance of any of the foregoing.

         (g) Taxes. Will cause to be paid or discharged (whether by it or any of its Affiliates, or otherwise) all taxes, assessments and governmental charges or levies lawfully imposed upon it, the OPMW Borrower or upon any of their respective income or profits or upon any of the Portfolio Assets or the Collateral and all lawful claims or obligations that, if unpaid, would become a Lien upon the Collateral (as defined in the OPMW Credit Agreement), whether real or personal, the Collateral (as defined in this Agreement) or upon any part thereof. Pledgor or the OPMW Borrower shall have the right, however, to contest in good faith the validity or amount of any such tax, assessment, charge, levy, claim or obligation by proper proceedings, and may permit the taxes, assessments, charges, levies, claims or obligations so contested to remain unpaid during the period of such contest if: (a) Pledgor or the OPMW Borrower diligently prosecutes such contest in good faith and by appropriate proceedings and for which Acceptable Reserves have been established; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; and (c) the failure to pay or comply with the contested item could not reasonably be expected to result in a material adverse effect on the Collateral.

         (h) Operations Matters. In the conduct of its business and operations, Pledgor shall, and shall cause the OPMW Borrower to:

                           (i) maintain books and records, separate from those of any other Person;

                           (ii) maintain its bank accounts and all its other assets separate from those of any other Person;

                           (iii) hold regular member, shareholder or partnership meetings, as appropriate, to conduct its business, and observe all other limited liability company, corporate or partnership formalities, as the case may be;

                           (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other Person;

                           (v) prepare separate financial statements, or if part of a consolidated or combined group, then it shall be shown as a separate member of such group, including in a footnote(s) to the relevant financial statements disclosing its separate existence and identity and the existence of its own assets;

                           (vi) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

                           (vii) transact all business with Affiliates on an arm's-length basis and to enter into transactions with Affiliates on an arm's-length basis;

                           (viii) conduct business in its own name;

                           (ix) with regard to the OPMW Borrower, maintain a sufficient number of employees in light of the OPMW Borrower's contemplated business operations;

                           (x) correct any misunderstanding regarding its separate identity of which Pledgor has actual knowledge;

                           (xi) not identify itself in writing as a division of any other Person; and

                           (xii) maintain adequate capital in light of its contemplated business operations.

         (i) Assets. Will not own or acquire any asset other than the Collateral and Distributions permitted by the OPMW Financing Documents and other assets having an aggregate value in excess of $50,000.

         (j) Indebtedness. Will not incur Indebtedness other than Permitted Indebtedness (in its capacity as the limited partner of the OPMW Borrower).

         SECTION 13. OPNY Administrative Agent. Bank of America, N.A. has been appointed by the Secured Parties to act as the OPNY Administrative Agent hereunder. Pledgor hereby appoints the OPNY Administrative Agent as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the OPNY Administrative Agent's discretion at any time that an Event of Default shall have occurred and be continuing during any period after the First Lien Partnership Interest Pledge Agreement has terminated in accordance with its terms, to take any action and to execute any instrument which the OPNY Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including to ask, demand, collect, sue for, recover, compound, receive and give acceptance and receipts for moneys due and to become due under or in connection with the Collateral, to receive, indorse, and collect any drafts or other instruments, documents and chattel paper in connection therewith, to file any claims or take any action or institute any proceedings which the OPNY Administrative Agent may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of any Partnership Agreement, and to sell assign, lease or otherwise dispose of the Collateral or any part thereof pursuant to this Agreement. Such appointment is coupled with an interest and is irrevocable.

         SECTION 14. OPNY Administrative Agent May Perform. If Pledgor fails to perform any agreement contained herein, the OPNY Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the OPNY Administrative Agent incurred in connection therewith shall be payable by Pledgor under Section 20(b).

         SECTION 15. Duties of the Administrative Agent, Pledgor and OPMW Borrower. (a) The powers conferred on the OPNY Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the OPNY Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral and no such duties shall be implied as arising hereunder.

         (b) It is expressly agreed, anything herein contained to the contrary notwithstanding, that Pledgor and the OPMW Borrower shall remain liable to perform all of their respective obligations, if any, assumed by them with respect to the Collateral and the OPNY Administrative Agent and the OPNY Lenders shall have no obligations or liabilities with respect to any Collateral by reason of or arising out of or in connection with this Agreement, nor shall the OPNY Administrative Agent or the OPNY Lenders be required or obligated in any manner to perform or fulfill any of the obligations of Pledgor or the OPMW Borrower under or with respect to any Collateral.

         SECTION 16. Remedies. If any Event of Default shall have occurred and be continuing, subject to the terms of Section 9, Section 30 and compliance with Requirements of Law and the terms of the Intercreditor Agreement:

         (a) The OPNY Administrative Agent may exercise any and all rights and remedies of Pledgor under or in connection with the Partnership Agreement, the Partnership Interests or otherwise in respect of the Collateral, including any and all rights of Pledgor to demand or otherwise require payment of any amount under, or performance of any provision of, the Partnership Agreement and all rights of Pledgor to control the operation of the OPMW Borrower.

         (b) All payments received by Pledgor under or in connection with the Partnership Agreement, the Partnership Interests, or otherwise in respect of the Collateral shall be received in trust for the benefit of the OPNY Administrative Agent, shall be segregated from other funds of Pledgor and shall be forthwith paid over to the OPNY Administrative Agent in the same form as so received (with any necessary endorsement).

         (c) Any Collateral repossessed by the OPNY Administrative Agent under or pursuant to this Section 16 or any other provision hereof and in accordance with Section 30 hereof and the Intercreditor Agreement, and any other Collateral whether or not so repossessed by the OPNY Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the OPNY Administrative Agent may, upon written direction in compliance with any mandatory requirements of any Requirement of Law, determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days' written notice to Pledgor (except that, if the OPNY Administrative Agent shall determine, in its sole discretion, that any of the Collateral threatens to decline quickly in value or to become worthless, any such sale may be made upon three days' notice to Pledgor) specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of Pledgor or any nominee of Pledgor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. To the extent permitted by Requirements of Law, the OPNY Administrative Agent on behalf of the OPNY Lenders may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 16. If, under mandatory requirements of any Requirement of Law, the OPNY Administrative Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to Pledgor as hereinabove specified, the OPNY Administrative Agent need give Pledgor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of any Requirement of Law.

         (d) The OPNY Administrative Agent, in addition to any rights now or hereafter existing under any applicable Requirement of Law, shall have all rights as a secured creditor under the Uniform Commercial Code or any other applicable Requirement of Law in all relevant jurisdictions.

         (e) Waiver of Claims. Except as otherwise provided in this Agreement, PLEDGOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE OPNY ADMINISTRATIVE AGENT TAKING POSSESSION OR THE OPNY ADMINISTRATIVE AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, IN EACH CASE AS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH PLEDGOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION OF ANY SUCH JURISDICTION, and Pledgor hereby further waives:

                           (i) all damages occasioned by such taking of possession except any damages which are the direct result of the gross negligence or willful misconduct of either of the OPNY Administrative Agent or any Person acting on its behalf or instruction;

                           (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the OPNY Administrative Agent's rights hereunder; and

                           (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Requirements of Law in order to prevent or delay the enforcement of this Agreement (including any right to claim that such enforcement should be stayed pending the outcome of any other action or proceeding (including any arbitration proceeding)) or the absolute sale of the Collateral or any portion thereof, and Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such Requirements of Law.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall, to the extent permitted by Requirements of Law, operate to divest all right, title, interest, claim and demand, either at law or in equity, of Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against Pledgor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under Pledgor.

         SECTION 17. Application of Proceeds. Notwithstanding any other provision of this Agreement but subject to Section 30 hereof and the Intercreditor Agreement, all payments made under or in connection with this Agreement, and all moneys collected by the OPNY Administrative Agent upon any sale or other disposition of the Collateral pursuant to Section 16, together with all other moneys received by the OPNY Administrative Agent hereunder, shall be applied in accordance with the Financing Documents. For the avoidance of doubt, it is understood that Pledgor shall remain liable to the extent of any deficiency between the amount of all moneys collected by the OPNY Administrative Agent upon any such sale or other disposition of the Collateral and the aggregate amount of the Secured Obligations.

         SECTION 18. Remedies Cumulative. No failure or delay on the part of the OPNY Administrative Agent or any Secured Party in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between Pledgor and the OPNY Administrative Agent or any Secured Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the OPNY Administrative Agent or any Secured Party would otherwise have. No notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the OPNY

Administrative Agent or any Secured Party to any other or further action in any circumstances without notice or demand.

         SECTION 19. Discontinuance of Proceedings. In case the OPNY Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the OPNY Administrative Agent, then and in every such case Pledgor, the OPNY Administrative Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the OPNY Administrative Agent shall continue as if no such proceeding had been instituted.

         SECTION 20. Indemnity and Expenses. (a) Pledgor agrees to indemnify and hold harmless the OPNY Administrative Agent and each Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from the Collateral or Pledgor's pledge and assignment under this Agreement (including enforcement against Pledgor of this Agreement), except claims, losses or liabilities resulting from the OPNY Administrative Agent's or any Secured Party's gross negligence or willful misconduct.

         (b) Pledgor will upon demand pay to the OPNY Administrative Agent or any Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the OPNY Administrative Agent or any Secured Party may incur in connection with
(i) the administration of this Agreement, (ii) the sale of, collection from, or other realization upon, any of the Collateral of Pledgor, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the OPNY Administrative Agent or any Secured Party hereunder against Pledgor or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

         SECTION 21. Waiver, Amendment; Severability. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be undertaken and accomplished in accordance with the requirements of Section 9.02 of the OPNY Credit Agreement. No delay on the part of any Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Secured Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy. In case any provision hereof shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby.

         SECTION 22. Security Interest Absolute. The obligations of Pledgor under this Agreement are independent of the Secured Obligations, and, subject to
Section 30 and the Intercreditor Agreement, a separate action or actions may be brought and prosecuted against Pledgor to enforce this Agreement, irrespective of whether any action is brought against the OPNY Borrower, any other pledgor or any guarantor of the Secured Obligations or whether the OPNY Borrower, any other pledgor or any guarantor of the Secured Obligations is joined in any such action or actions. All rights of the OPNY Administrative Agent and the assignment, hypothecation and security interest hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional, to the extent permitted by applicable Requirements of Law, irrespective of:

         (a) any lack of validity or enforceability of this Agreement, the OPNY Credit Agreement, any other Financing Document or any other agreement or instrument relating to any thereof, the absence of any action to enforce the same, any release of Pledgor, any Credit Party or any other Credit Party (as defined in the OPMW Credit Agreement, the "OPMW Credit Party"), the recovery of any judgment against Pledgor, any Credit Party or any other OPMW Credit Party, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Pledgor;

         (b) any occurrence or condition whatsoever, including (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations of Pledgor, any Credit Party or any other OPMW Credit Party contained in this Agreement, the OPNY Credit Agreement or any other Financing Document, (ii) any impairment, modification, release or limitation of the liability of Pledgor, any Credit Party or any other OPMW Credit Party or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by Pledgor, the OPNY Administrative Agent or any other Secured Party of any rights or remedies, (iv) the assignment or the purported assignment of any property as security for the Secured Obligations, including all or any part of the rights of Pledgor under this Agreement, (v) the extension of the time for payment by Pledgor, any Credit Party or any other OPMW Credit Party or any other guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any Financing Document or of the time for performance by Pledgor, any Credit Party or any other OPMW Credit Party of any other obligations under or arising out of any terms or provisions or the extension of the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of Pledgor, any Credit Party or any other OPMW Credit Party set forth in any Financing Document, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Pledgor, any Credit Party or any other OPMW Credit Party or any of their respective assets, or the disaffirmancy of this Agreement or any Financing Document in any such proceeding, (viii) the release or discharge of Pledgor, any Credit Party or any other OPMW Credit Party from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of this Agreement or any Financing Document or (x) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor; or

         (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Secured Obligations.

         SECTION 23. Addresses for Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the OPNY Credit Agreement, and shall be given to such party at its address or telecopy number set forth on the signature page hereof or at any other address or telecopy number which such party shall have specified for the purpose of communications hereunder by notice to the other parties hereunder.

         SECTION 24. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the OPNY Lenders; provided, however, that except for the conversion of Pledgor from corporate status to a limited liability company pursuant to Section 7 of the LP Guarantee, Pledgor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each of the OPNY Lenders. Any OPNY Lender may transfer, assign or grant all or such relevant part of its rights hereunder in connection with an assignment or transfer of all or any part of its interest in its Loans (as defined in the OPNY Credit Agreement) in accordance with the provisions of the OPNY Credit Agreement, and such assignee shall thereupon become vested with all the benefits in respect thereof granted to such OPNY Lender herein or otherwise. All agreements, statements, representations and warranties made by Pledgor herein or in any certificate or other instrument delivered by Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the OPNY Lenders and shall survive the execution and delivery of this Agreement, the OPNY Credit Agreement and the other Financing Documents regardless of any investigation made by the Lenders or on their behalf.

         SECTION 25. Termination; Release. This Agreement shall create a continuing pledge, assignment of hypothecation of and security interest in the Collateral and shall remain in full force and effect until no OPNY Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Secured Obligations are indefeasibly paid in full in cash. This Agreement shall terminate when all Secured Obligations have been indefeasibly paid in full in cash and all Commitments have been terminated, and the Administrative Agent, at the written request and expense of Pledgor, will promptly authorize, execute and deliver, as applicable, to Pledgor the proper instruments (which may include Uniform Commercial Code termination statements on form UCC-3) acknowledging the termination of this Agreement, and will promptly duly assign, transfer and deliver to Pledgor (without recourse and without any representation or warranty) free from any interest of the Administrative Agent or Lien granted hereunder such of the Collateral as may be in possession of the Administrative Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement together with such notices to third parties as may be necessary to countermand any notices previously sent to them pursuant hereto.

         SECTION 26. Headings Descriptive, Etc.. The headings of the several sections and subsections of this Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         SECTION 27. GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY

SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. UNLESS OTHERWISE DEFINED HEREIN OR IN THE OPNY CREDIT AGREEMENT, TERMS USED IN ARTICLE 9 OF THE NY UCC ARE USED HEREIN AS THEREIN DEFINED. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN PLEDGOR AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

         (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, PLEDGOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT PLEDGOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. PLEDGOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (c) PLEDGOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST PLEDGOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. PLEDGOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (d) PLEDGOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING

DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

         (e) THE PLEDGOR HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF THE PLEDGOR TO RECEIVE FOR AND ON BEHALF OF THE PLEDGOR SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO THE PLEDGOR AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH SECTION 23. THE PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PLEDGOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

         (f) NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO (i) SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE AGAINST ANY PARTY IN ANY OTHER JURISDICTION, IN EITHER CASE SOLELY AS PERMITTED IN SUBSECTION (c) OF THIS
SECTION 27.

         SECTION 28. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         SECTION 29. Limitation of Recourse. Except as otherwise expressly provided in the Financing Documents and the OPMW Financing Documents, the obligations of Pledgor hereunder are obligations solely of Pledgor and shall not constitute a debt or obligation of any direct or indirect member, partner or shareholder of Pledgor or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by Pledgor under this Agreement and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by Pledgor evidenced by this Agreement. No property or assets of any Non-Recourse Party, other than as contemplated in the Financing Documents or the OPMW Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against Pledgor with respect to this Agreement or the other Financing Documents or OPMW Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party or any other Non-Recourse Party
(a) in accordance with the terms of any Transaction Document or Financing Document creating such liabilities and obligations to which such Credit Party or Non-

Recourse Party is a party, (b) arising from liability pursuant to any applicable Requirement of Law for such Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of Section 6.10 of the OPNY Credit Agreement.

         SECTION 30. Subordination. Notwithstanding any provision of this Agreement or any other Financing Document to the contrary, (i) the security interests created and granted hereby are subject to, subordinate and inferior to the security interests created by the First Lien Partnership Interest Pledge Agreement, in accordance with, and all rights, powers and remedies granted to the OPMW Administrative Agent thereunder, are subject in all respects to the terms and conditions of the Intercreditor Agreement, including restrictions on the right of the OPNY Administrative Agent to give notices, exercise power of attorney rights, direct or receive payments, hold, control or receive delivery of any Assignment Collateral or other possessory collateral or to exercise powers or remedies and to apply proceeds of Collateral; provided, that if and to the extent the Intercreditor Agreement is amended, supplemented or modified at any time from time to time and such amendment, supplement or modification could reasonably be expected to have any adverse effect on the Pledgor's rights, duties or obligations hereunder or under any other Financing Document, such amendment, supplement or modification shall not be effective as to the Pledgor without the Pledgor's prior written acknowledgment (which acknowledgment shall not be unreasonably conditioned, withheld or delayed) that such amendment, modification or supplement shall be effective for purposes of this Agreement and the other Financing Documents, (ii) the OPNY Administrative Agent on behalf of each of the Secured Parties hereby acknowledges and agrees that the Pledgor shall not have any duty and obligation with respect to the perfection or priority of the security interest granted hereunder in and to any of the Collateral (and no Default or Event of Default shall result or occur) to the extent (a) such Collateral is in the possession or control of the OPMW Administrative Agent, (b) such Collateral is not transferred by the OPMW Administrative Agent to the OPNY Administrative Agent as required pursuant to the Intercreditor Agreement, (c) such perfection or priority requires any consent, approval or other action of the OPMW Administrative Agent, or (d) the OPMW Administrative Agent then maintains a perfected, first priority security interest in and to Collateral and (iii) no obligations contained in this Agreement shall require the OPMW Borrower to take or omit to take any action inconsistent with the terms and conditions of the OPMW Deposit Account Agreement and/or the Holdco Deposit Account Agreement and no Default or Event of Default shall arise or result from the taking or omitting of such action.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.



                                       ORION POWER MIDWEST LP, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: Senior Vice President -
                                                        Finance
                                       Telephone: (713) 207-3160
                                       Telecopy:  (713) 207-0988

                                       With a copy to:
                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: General Counsel
                                       Telephone: (713) 207-7265
                                       Telecopy:  (713) 393-0140


                                       BANK OF AMERICA, N.A.
                                       not in its individual capacity, but
                                       solely as the OPNY Administrative Agent


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:  101 North Tryon Street
                                                 NC1-001-08-19
                                                 Charlotte, NC 28255
                                                 Attn: Laura S. Ryan
                                       Telecopy: (704) 386-3324

                                                                         ANNEX I
                                                                              TO
                                           PARTNERSHIP INTEREST PLEDGE AGREEMENT


                              Partnership Interests











                              Partnership Agreement

                                                                     EXHIBIT K-1
                                                                              TO
                                                             AMEDED AND RESTATED
                                                                CREDIT AGREEMENT


                                    [FORM OF]
                          INTERCOMPANY ACQUISITION NOTE


$700,000,000
                                                                    [City, State
                                                                           Date]

         FOR VALUE RECEIVED, the undersigned, __________________, a limited partnership organized under the laws of the State of Delaware (the "Maker"), hereby promises to pay to the order of Orion Power New York, L.P., a Delaware limited partnership (the "Payee"), at 1111 Louisiana Street, Houston, Texas 77002, (i) the principal amount of $700,000,000, or if less, the aggregate unpaid principal amount of each loan or advance made by the Payee to the Maker, at any time upon demand by the Payee, in lawful money of the United States of America in immediately available funds, and (ii) interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at a rate per annum equal to the rate applicable at such time to Base Rate Loans pursuant to Section 2.06 of the Credit Agreement (as defined below), all as recorded either on the grid attached to this Note or in the records of the Payee; provided, however, that the failure to make any such recordation or any error in such recordation shall not in any way affect the Maker's obligation to repay this Note. This Note may be prepaid in whole or in part at any time without premium or penalty. Amounts prepaid on this Note may not be reborrowed. Terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Amended and Restated Credit Agreement, dated as of October 28, 2002 (as amended or modified from time to time, the "Credit Agreement"), among the Payee, BANC OF AMERICA SECURITIES LLC, as a Lead Arranger and a Joint Book Runner, BNP PARIBAS, as a Lead Arranger and a Joint Book Runner, BNP PARIBAS, as Syndication Agent, Union Bank of California, N.A., as a Documentation Agent, COBANK, ACB, as a Documentation Agent, Deutsche Bank AG, New York and/or Cayman Island Branch, as a Documentation Agent, BANK OF AMERICA, N.A., as Issuing Bank and Administrative Agent, and each financial institution which is a signatory thereto or which may hereafter become an assignee pursuant to Section 9.06 of the Credit Agreement, as a lender.

         The Maker promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate per annum applicable pursuant to the preceding paragraph, plus 2.00%.

         The Maker and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, presentment of payment, protest, notice of any kind (including notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (i) to all extensions and partial payments, with or without notice before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or secondarily liable hereon and (iv) that it will not be necessary for the Payee, or any of its successors or assigns, in order to enforce payment of this Note, to first institute or exhaust their remedies against the Maker or any other party liable therefor or against any security for this Note. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

         The outstanding principal balance of the loans and advances evidenced by this Note shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by the Maker, upon occurrence of an Event of Default under the Credit Agreement and any acceleration of the maturity of the Obligations, unless, however, such acceleration has been stayed, prevented or otherwise frustrated for any reason, in which event, solely upon the occurrence of an Event of Default under the Credit Agreement.

         The Payee hereby subordinates in right of payment all indebtedness of the Maker owing to it, whether originally contracted with the Payee or acquired by the Payee by assignment, transfer or otherwise, whether now owed or hereafter arising, whether for principal, interest, fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof, to the prior indefeasible payment in full in cash of the Obligations (as defined in the Credit Agreement), whether now owed or hereafter arising, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding referred to in Section 7.07 of the Credit Agreement), fees, expenses or otherwise together with all renewals, extensions, increases or rearrangements thereof.

         This Note shall be construed in accordance with and governed by the laws of the State of New York and any applicable laws of the United States of America.

         In the event this Note is not paid when due at any stated or accelerated maturity, the Maker agrees to pay, in addition to the principal of and interest on this Note, all costs of collection, including reasonable attorneys' fees.

         This Intercompany Acquisition Note is an amendment and restatement of the Intercompany Acquisition Note in the amount of $700,000,000 made by the Maker to the Payee, dated [July 28, 1999 (Carr Street and Erie Boulevard)] [August 19, 1999 (Astoria Generating)] (the "Original Intercompany Acquisition Note"). It is the intention of the Maker and the Payee that this Intercompany Acquisition Note amend, restate, extend and renew the terms and conditions of the Original Intercompany Acquisition Note, and is not intended to be a novation or discharge of the obligations of the Borrower thereunder.

                  [Remainder of page intentionally left blank.]

                                       [Insert Name of Maker]

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       Accepted and agreed to as of the date
                                       first written above:


                                       ORION POWER NEW YORK, L.P.

                                       By: Orion Power New York GP, Inc.,
                                           its general partner



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   ASSIGNMENT

         FOR VALUE RECEIVED, Orion Power New York, L.P. hereby assigns and transfers unto ____________________________ the Intercompany Note dated as of October 28, 2002 and made by
_______________________________.


         Dated: __________ ___


                                       ORION POWER NEW YORK, L.P.

                                       By: Orion Power New York GP, Inc.,
                                           its general partner


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                     EXHIBIT K-2
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT

                                    [Form of]

                        INTERCOMPANY WORKING CAPITAL NOTE


[$            ]

         FOR VALUE RECEIVED, the undersigned, __________________, a limited partnership organized under the laws of the State of Delaware (the "Maker"), hereby promises to pay to the order of Orion Power New York, L.P., a Delaware limited partnership (the "Payee"), at 1111 Louisiana Street, Houston, Texas 77002, (i) the principal amount of [$ ], or if less, the aggregate unpaid principal amount of each loan or advance made by the Payee to the Maker, at any time upon demand by the Payee, in lawful money of the United States of America in immediately available funds, and (ii) interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at a rate per annum equal to the rate applicable at such time to Base Rate Loans pursuant to Section 2.06 of the Credit Agreement (as defined below), all as recorded either on the grid attached to this Note or in the records of the Payee; provided, however, that the failure to make any such recordation or any error in such recordation shall not in any way affect the Maker's obligation to repay this Note. This Note may be prepaid in whole or in part at any time without premium or penalty. Amounts prepaid on this Note may be reborrowed. Terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Amended and Restated Credit Agreement, dated as of October 28, 2002 (as amended or modified from time to time, the "Credit Agreement"), among the Payee, BANC OF AMERICA SECURITIES LLC, as a Lead Arranger and a Joint Book Runner, BNP PARIBAS, as a Lead Arranger and a Joint Book Runner, BNP PARIBAS, as Syndication Agent, UNION BANK OF CALIFORNIA, N.A., COBANK, ACB and DEUTSCHE BANK AG NEW YORK and/or CAYMAN ISLAND BRANCH, as Documentation Agents, BANK OF AMERICA, N.A., as Issuing Bank and Administrative Agent, and each financial institution which is a signatory thereto or which may hereafter become an assignee pursuant to Section
9.06 of the Credit Agreement, as a lender.

         The Maker promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate per annum applicable pursuant to the preceding paragraph, plus 2.00%.

         The Maker and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, presentment of payment, protest, notice of any kind (including notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (i) to all extensions and partial payments, with or without notice before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or secondarily liable hereon and (iv) that it will not be necessary for the Payee, or any of its successors or assigns, in order to enforce payment of this Note, to first institute or exhaust their remedies against the Maker or any other party liable therefor or against any security for this Note. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

         The outstanding principal balance of the loans and advances evidenced by this Note shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by the Maker, upon occurrence of an Event of Default under the Credit Agreement and any acceleration of the maturity of the Obligations, unless, however, such acceleration has been stayed, prevented or otherwise frustrated for any reason, in which event, solely upon the occurrence of an Event of Default under the Credit Agreement.

         The Payee hereby subordinates in right of payment all indebtedness of the Maker owing to it, whether originally contracted with the Payee or acquired by the Payee by assignment, transfer or otherwise, whether now owed or hereafter arising, whether for principal, interest, fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof, to the prior indefeasible payment in full in cash of the Obligations (as defined in the Credit Agreement), whether now owed or hereafter arising, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding referred to in Section 7.07 of the Credit Agreement), fees, expenses or otherwise together with all renewals, extensions, increases or rearrangements thereof.

         This Note shall be construed in accordance with and governed by the laws of the State of New York and any applicable laws of the United States of America.

         In the event this Note is not paid when due at any stated or accelerated maturity, the Maker agrees to pay, in addition to the principal of and interest on this Note, all costs of collection, including reasonable attorneys' fees.

         This Intercompany Working Capital Note is an amendment and restatement of the Intercompany Working Capital Note in the amount of $[ ] made by the Maker to the Payee, dated [ ], 1999 (the "Original Intercompany Working Capital Note"). It is the intention of the Maker and the Payee that this Intercompany Working Capital Note amend, restate, extend and renew the terms and conditions of the Original Intercompany Working Capital Note, and is not intended to be a novation or discharge of the obligations of the Borrower thereunder.


                  [Remainder of page intentionally left blank.]

                                       [Insert Name of Maker]

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       Accepted and agreed to as of the date
                                       first written above:


                                       ORION POWER NEW YORK, L.P.


                                       By: Orion Power New York GP, Inc.,
                                           its general partner



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   ASSIGNMENT

         FOR VALUE RECEIVED, Orion Power New York, L.P. hereby assigns and transfers unto Bank of America, N.A., as Administrative Agent, the Intercompany Note dated as of October 28, 2002 and made by


         Dated: October 28, 2002

                                       ORION POWER NEW YORK, L.P.


                                       By: Orion Power New York GP, Inc.,
                                           its general partner



                                       By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                                                     EXHIBIT L-1
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT




================================================================================




                              AMENDED AND RESTATED
                         SUBSIDIARY GUARANTEE AGREEMENT

                          DATED AS OF OCTOBER 28, 2002

                                      AMONG

                           THE GUARANTORS NAMED HEREIN

                                       AND

                             BANK OF AMERICA, N.A.,

                             AS ADMINISTRATIVE AGENT





================================================================================

                                TABLE OF CONTENTS

Section                                                                                                                Page
SECTION 1.       Guarantee...............................................................................................1
SECTION 2.       Guarantee Absolute......................................................................................2
SECTION 3.       Waivers.................................................................................................2
SECTION 4.       Security for Guarantee..................................................................................5
SECTION 5.       Subrogation.............................................................................................5
SECTION 6.       Representations and Warranties..........................................................................6
SECTION 7.       Affirmative Covenants...................................................................................8
SECTION 8.       Negative Covenants.....................................................................................16
SECTION 9.       Amendments, Etc........................................................................................20
SECTION 10.      Notices, Etc...........................................................................................21
SECTION 11.      No Waiver; Remedies....................................................................................21
SECTION 12.      Right of Set-off.......................................................................................21
SECTION 13.      Continuing Guarantee...................................................................................21
SECTION 14.      Assignments............................................................................................21
SECTION 15.      Contribution...........................................................................................22
SECTION 16.      Limitation of Liability................................................................................22
SECTION 17.      [Intentionally Omitted.]...............................................................................22
SECTION 18.      Counterparts...........................................................................................22
SECTION 19.      Savings Clause.........................................................................................23
SECTION 20.      Governing Law; Submission to Jurisdiction and Venue....................................................23
SECTION 21.      Subordination by Guarantors............................................................................24
SECTION 22.      Survival of Agreement..................................................................................25
SECTION 23.      Entire Agreement.......................................................................................25
SECTION 24.      Headings...............................................................................................25
SECTION 25.      Amendment and Restatement..............................................................................25

         THIS AMENDED AND RESTATED SUBSIDIARY GUARANTEE AGREEMENT (this "Guarantee Agreement") is dated as of October 28, 2002 among ASTORIA GENERATING COMPANY, L.P., a Delaware limited partnership ("Astoria"), ERIE BOULEVARD HYDROPOWER, L.P., a Delaware limited partnership ("Erie") and CARR STREET GENERATING STATION, L.P., a Delaware limited partnership ("Carr Street") (Astoria, Erie and Carr Street being referred to herein individually as a "Guarantor" and collectively as the "Guarantors") and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the "Administrative Agent") for the Lenders (as defined below) under the Credit Agreement (as defined below).

         Reference is made to that certain Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Orion Power New York, L.P. (the "Borrower"), Banc of America Securities LLC and BNP Paribas, as lead arrangers (the "Lead Arrangers") and joint book runners, the financial institutions from time to time signatories thereto (the "Lenders"), Bank of America, N.A., as Issuing Bank, the Administrative Agent, BNP Paribas, as syndication agent, and Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, pursuant to which the Lenders have agreed to renew, modify and extend credit to the Borrower upon the terms and subject to the conditions set forth therein. Terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement and the principles of construction set forth in Section 1.04 of the Credit Agreement shall apply hereto. In the event any conflict between the terms of this Guarantee Agreement and the Credit Agreement, the terms of the Credit Agreement shall prevail.

         The obligations of the Lenders to continue to extend credit under the Credit Agreement are conditioned on, among other things, the execution and delivery by the Guarantors of a Guarantee Agreement in the form hereof. The proceeds of the credit extended to the Borrower under the Credit Agreement have been extended to the Subsidiaries to finance the Subsidiaries' acquisition of certain power generation assets described in the Credit Agreement and will, in part, enable the Borrower to provide the Subsidiaries with working capital pursuant to the Intercompany Working Capital Note. As Subsidiaries, the Guarantors acknowledge that they will derive substantial benefits from the extension of credit to the Borrower under the Credit Agreement. As consideration therefor and in order to induce the Lenders to make Loans and continue to issue the Letters of Credit, the Guarantors are willing to execute and deliver this Guarantee Agreement.

         Accordingly, the Guarantors, intending to be legally bound, hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

         SECTION 1. Guarantee. Each of the Guarantors unconditionally guarantees, jointly and severally, as a primary obligor and not merely as a surety, the due and punctual payment by the Borrower of (a) the principal of and interest (including interest accruing after the filing of a petition initiating any proceeding referred to in Section 7.07 of the Credit Agreement) on the Loans and all amounts drawn under all Letters of Credit, when and as due and payable, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Borrower under any Interest Hedge Contract entered into by the Borrower with any Lender, and (c) all other Obligations of the Borrower and the payment obligations of the other Credit Parties (other than the Sponsor) to the Secured Parties under the Credit Agreement and the other Financing Documents (all the foregoing obligations being collectively called the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred in enforcing any rights under this Guarantee Agreement.

         SECTION 2. Guarantee Absolute. (a) Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Financing Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. The obligations of the Guarantors under this Guarantee Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guarantee Agreement, irrespective of whether any action is brought against the Borrower or any other Guarantor or whether the Borrower or any other Guarantor is joined in any such action or actions. This Guarantee Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by each Guarantor, jointly and severally with any other Guarantor of the Guaranteed Obligations in each and every particular. The obligations of each Guarantor hereunder are several from those of the Borrower and are primary obligations concerning which each Guarantor is the principal obligor. The Secured Parties shall not be required to mitigate damages or take any action to reduce, collect or enforce the Guaranteed Obligations.

         (b) This Guarantee Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

         (c) The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which any Guarantor may have at any time against the Borrower or any other Guarantor, the Administrative Agent or other Secured Party or any other corporation or person, whether in connection herewith or any unrelated transactions; provided, that, nothing herein shall prevent the assertion of any such claim by separate suit or counterclaim. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to any Secured Party under the Financing Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

         SECTION 3. Waivers. Each Guarantor hereby waives presentment to, demand of payment from and protest to the Borrower or any other Guarantor of any of the Guaranteed Obligations, and also waives promptness, diligence, notice of acceptance of its guarantee, any other notice with respect to any of the Guaranteed Obligations and this Guarantee Agreement and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto. Each Guarantor further waives any right to require that resort be had by the Administrative Agent or any other Secured Party to any security held for payment of the Guaranteed Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by applicable Requirements of Law, and agrees to the fullest extent permitted by applicable Requirements of Law that such Guarantor's obligations under this Guarantee Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including rights to notice) which such Guarantor might otherwise have as a result of or in connection with any of the following:

                  (a) any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Guaranteed Obligations or any instrument executed in connection therewith, or any contract or understanding with the Borrower, the Administrative Agent, the other Secured Parties, or any of them, or any other person, pertaining to the Guaranteed Obligations;

                  (b) any adjustment, indulgence, forbearance or compromise that might be granted or given by the Administrative Agent or any other Secured Party to the Borrower or any Guarantor or any person liable on the Guaranteed Obligations; or the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise any right or remedy against the Borrower or any Guarantor under the provisions of any Financing Document or otherwise; or any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Financing Document, any guarantee or any other agreement, including with respect to any other Guarantor under this Guarantee Agreement;

                  (c) the insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of the Borrower or any Guarantor or any other person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of the Borrower or any Guarantor, or any change, restructuring or termination of the corporate structure or existence of the Borrower or any Guarantor, or any sale, lease or transfer of any or all of the assets of the Borrower or any Guarantor, or any change in the shareholders, partners, or members of the Borrower or any Guarantor; or any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;

                  (d) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that the Guaranteed Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Guaranteed Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;

                  (e) any full or partial release of the liability of the Borrower on the Guaranteed Obligations or any part thereof, of any co-guarantors, or of any other person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof, it being recognized, acknowledged and agreed by each Guarantor that such Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other person, and such Guarantor has not been induced to enter into this Guarantee Agreement on the basis of a contemplation, belief, understanding or agreement that any parties other than the Borrower will be liable to perform the Guaranteed Obligations, or that the Secured Parties will look to other parties to perform the Guaranteed Obligations;

                  (f) the taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations;

                  (g) any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, unreasonable or unjustifiable impairment) of any letter of credit, collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;

                  (h) the failure of the Administrative Agent, any other Secured Party or any other person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

                  (i) the fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that such Guarantor is not entering into this Guarantee Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the Collateral;

                  (j) any payment by the Borrower to the Administrative Agent or any other Secured Party being held to constitute a preference under Title 11 of the United States Code or any similar Federal or state law, or for any reason the Administrative Agent or any other Secured Party being required to refund such payment or pay such amount to the Borrower or someone else;

                  (k) any other action taken or omitted to be taken with respect to the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that such Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether or not contemplated, and whether or not otherwise or particularly described herein, except for the full and indefeasible payment and satisfaction of the Guaranteed Obligations in cash;

                  (l) the fact that all or any of the Guaranteed Obligations cease to exist by operation of law, including by way of a discharge, limitation or tolling thereof under applicable bankruptcy laws; or

                  (m) any other circumstance (including any statute of limitations) that might in any manner or to any extent otherwise constitute a defense (other than a defense of indefeasible payment and performance in full of the Guaranteed Obligations) available to, vary the risk of, or operate as a discharge of, the Borrower or any Guarantor as a matter of law or equity.

All waivers herein contained shall be without prejudice to the Administrative Agent at its option to proceed against the Borrower, any Guarantor or any other person, whether by separate action or by joinder.

         SECTION 4. Security for Guarantee. Each of the Guarantors authorizes the Administrative Agent, in accordance with the terms and subject to the conditions set forth in the Credit Agreement and the Security Documents, (a) to take and hold security for the payment of this Guarantee Agreement and the Guaranteed Obligations and to exchange, enforce, waive and release any such security, (b) to apply such security and direct the order or manner of sale thereof as the Administrative Agent in its reasonable discretion may determine in accordance with the Financing Documents and (c) to release or substitute any one or more endorsees, other guarantors or other obligors. The Administrative Agent may, at its election, in accordance with the terms and subject to the conditions set forth in the Credit Agreement and the Security Documents, foreclose on any security held by it by one or more judicial or nonjudicial sales, or exercise any other right or remedy available to it against the Borrower or any of the Guarantors, or any security, without affecting or impairing in any way the liability of any of the Guarantors hereunder, except to the extent the Guaranteed Obligations have been indefeasibly paid in full in cash.

         SECTION 5. Subrogation. In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each of the Guarantors hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Lenders and the other Secured Parties, if and as appropriate, in cash the amount of such unpaid Guaranteed Obligation. No Guarantor shall exercise any claims or rights which it may now have or hereafter acquire against the Borrower or any other Credit Party that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Guarantee Agreement or any other Financing Documents, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Secured Party against the Borrower or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower directly or indirectly, in cash or other property or by setoff or any other manner, payment or security on account of such claim, remedy or right, until the later of (a) the indefeasible cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guarantee Agreement and (b) the termination of the Commitments. If any amount shall be paid to any Guarantor at any time prior to the later of the events set forth in clauses (a) and (b) of the preceding sentence, such amount shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guarantee Agreement, whether matured or unmatured, in accordance with the terms of the Financing Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guarantee Agreement thereafter arising. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Financing Documents and that the waiver set forth in this Section 5 is knowingly made in contemplation of such benefits.

         SECTION 6. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

         (a) Existence; Due Qualification; Compliance With Law. Such Guarantor
(a) is duly formed, validly existing and in good standing under the laws of the respective jurisdiction of its formation, (b) has all requisite power and authority to own its property and assets, to borrow money and to transact the business in which it is presently engaged and in which it proposes to be engaged, (c) has duly qualified and is authorized to do business and is in good standing in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset and (d) is in full compliance with its Governing Documents, all Contractual Obligations, all applicable material Requirements of Law and all Governmental Approvals, except to the extent that the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect

         (b) Power; Authority; No Violation; Binding Effect. The execution, delivery and performance by such Guarantor of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby (i) are within its powers, (ii) have been duly authorized by all necessary corporate or partnership action, (iii) do not and will not contravene (A) its Governing Documents or (B) any material Requirement of Law, any material Contractual Obligation or any material Governmental Approval binding on or affecting it and
(iv) do not and will not conflict with or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Permitted Liens) upon any of its properties or assets pursuant to, the terms of any material Contractual Obligation binding on or affecting it.

         (c) Due Execution and Delivery. Such Guarantor has duly executed and delivered each Transaction Document to which it is a party. Each Transaction Document constitutes the legal, valid and binding obligation of each Guarantor (to the extent it is a party thereto), enforceable against such Guarantor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

         (d) Ownership of Property. Except for property, assets and revenues disposed of in accordance with Section 6.11 of the Credit Agreement or Section
8.11 hereof, such Guarantor has good title to, or valid leasehold, easement or right-of-way interests in, the material property, assets or revenues which it purports to own, lease or hold any such interest in, free and clear of all Liens (except Permitted Liens), including possession of all required real estate interests and licenses, Intellectual Property and other proprietary rights, except where the failure to own or possess any of the foregoing could not reasonably be expected to have a material adverse effect on any Portfolio Asset.

         (e) Governmental Approvals. Each Guarantor has all Governmental Approvals required to authorize, and currently required to be maintained (and currently expects to be able to obtain all Governmental Approvals required in the future on or prior to the date and time required) under applicable Requirements of Law in connection with (i) the execution, delivery and performance by such Guarantor of the Transaction Documents and the Operational Plans to which it is a party, (ii) the ownership, maintenance or operation of the Portfolio Assets as contemplated by the Transaction Documents to which it is a party and the Operational Plans, and (iii) the legality, validity, binding effect or enforceability of any Transaction Document except, in each case where the failure to obtain such Governmental Approvals could not reasonably be expected to have a material adverse effect on any Portfolio Asset. Except as set forth on Schedule 4.04 of the Credit Agreement, all applicable waiting periods (including appeal periods) relating to any such Governmental Approval or other approval which are required and have been obtained have expired without any adverse action taken with respect thereto. All such Governmental Approvals are in full force and effect and are not subject to any appeal or similar proceeding, except where the failure to be in full force and effect or any such appeal or proceeding could not reasonably be expected to have a material adverse effect on any Portfolio Asset. Such Guarantor is not in violation of any condition in any material Governmental Approval, which violation could reasonably be expected to have a material adverse effect on any Portfolio Asset.

         (f) Solvency. As of the Restructuring Effective Date, such Guarantor is and, after consummation of the transactions contemplated by this Guarantee Agreement, will be Solvent. As used herein, "Solvent" shall mean, with respect to any Person as of a particular date, that on such date (i) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature in their ordinary course, taking into account the timing of and amounts of cash to be received by such Person and the timing of and amounts of cash to be payable on or in respect of debts and liabilities of such Person, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the industry in which such Person is engaged or is to engage, (iv) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         (g) Conditions Precedent. There are no conditions precedent to the effectiveness of this Guarantee Agreement that have not been satisfied or waived.

         (h) Independent Analysis. Such Guarantor has, independently and without reliance upon the Administrative Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guarantee Agreement. Such Guarantor has investigated fully the benefits and advantages which will be derived by it from execution of this Guarantee Agreement, and the Board of Directors of the general partner of such Guarantor has decided that a direct or an indirect benefit will accrue to such Guarantor by reason of the execution of this Guarantee Agreement.

         (i) Intent; Considerations. (i) This Guarantee Agreement is not given with actual intent to hinder, delay or defraud any Person to which any Guarantor is or will become, on or after the date hereof, indebted; (ii) such Guarantor has received at least a reasonably equivalent value in exchange for the giving of this Guarantee Agreement; (iii) such Guarantor is not engaged in a business or transaction, nor is about to engage in a business or transaction, for which any property remaining with such Guarantor constitutes an unreasonably small amount of capital; and (iv) such Guarantor does not intend to incur debts that will be beyond such Guarantor's ability to pay as such debts mature.

         SECTION 7. Affirmative Covenants. Each Guarantor covenants and agrees that, so long as this Guarantee Agreement is in effect and any Lender shall have any Commitment outstanding under the Credit Agreement, and until the Notes, together with interest, and all other Obligations are indefeasibly paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been indefeasibly reimbursed in full and the OPMW Obligations have been indefeasibly paid in full, such Guarantor will:

                  Section 7.01 Conduct of Business; Maintenance of Existence.
(a) Engage solely in the business of owning, maintaining and managing its interests in the Portfolio Assets which such Guarantor owns, (b) preserve and maintain in full force and effect its existence as a limited partnership under the laws of the state of Delaware and its qualification to do business in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset, (c) preserve and maintain all of its rights, privileges and franchises necessary for the ownership of its interest in the Portfolio Assets which such Guarantor owns, in accordance with the Transaction Documents and (d) subject to Section 6.11 of the Credit Agreement and Section 8.11 hereof, keep all property useful and necessary in its business in good working order and condition (except to the extent that any such property is no longer used or useful for the business of such Guarantor), ordinary wear and tear excepted. No Guarantor shall amend its respective Governing Documents in any manner, the result of which would be to alter the distribution, nature of business, management, transfer of interests or powers of the general partner provisions thereof.

                  Section 7.02 Governmental Approvals. Duly obtain on, or prior to, such date as the same may be legally required, and thereafter maintain in effect as long as legally required, all Governmental Approvals required to be obtained by such Guarantor under Section 4.04 of the Credit Agreement and
Section 6(e) hereof, except to the extent the failure to so obtain or maintain could not reasonably be expected to result in a Material Adverse Effect.

                  Section 7.03 Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Obligations and other Indebtedness and monetary obligations of whatever nature (except for any Indebtedness (other than the Obligations) or other monetary obligations which are being contested in good faith and by appropriate proceedings if (a) Acceptable Reserves have been established, and (b) such contest does not involve any unreasonable risk of the sale, forfeiture or loss of any of the right, title estate and interest of such Guarantor in any material Portfolio Asset, taking into account the existence of such Acceptable Reserves).

                  Section 7.04 Accounts. Maintain all of its Accounts with the Administrative Agent in accordance with, and apply or cause the application of, all amounts on deposit therein as required by the Deposit Account Agreement and the other Financing Documents.

                  Section 7.05 Performance of Covenants, Etc. Perform and observe all of its Contractual Obligations, including all such the covenants and agreements contained in the Project Contracts to which it is a party and shall enforce (including, as necessary, through negotiation, litigation or other reasonable means) the rights granted to it under and in connection with each of the Transaction Documents, except where the failure to perform and observe such Contractual Obligations or enforce such rights could not reasonably be expected to have a material adverse effect on any Portfolio Asset.

                  Section 7.06 Insurance Requirements. Procure and maintain with respect to such Guarantor and all of such Guarantor's Portfolio Assets, insurance against physical loss, public liability, property damage, general liability, business interruption, environmental risk and other insurance, with coverages and limits in no event less than those required to be maintained by such Guarantor, as set forth on Schedule 5.06 to the Credit Agreement (and in conformance with the requirements set forth thereon). All premiums due under all insurance policies required to be maintained by such Guarantor under Section
5.06 of the Credit Agreement will be paid timely by or on behalf of such Guarantor. All proceeds of insurance shall be applied as provided in the Deposit Account Agreement.

                  Section 7.07 Books and Records. Keep proper books of records and accounts in which full, true and correct entries shall be made of all of its transactions in accordance with GAAP.

                  Section 7.08 Visitation, Inspection, etc. Permit representatives of the Administrative Agent, the Independent Engineer and the Lead Arrangers (at the cost and expense of such Guarantor so long as any Default or Event of Default exists), and any other Lender (at the cost and expense of such Lender) to visit and inspect any of its Portfolio Assets, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers and employees and its independent accountants, all with reasonable prior notice and at such reasonable times as such Person may reasonably request and subject to such Guarantor's reasonable rules and procedures regarding operation, safety and confidentiality.

                  Section 7.09 Requirements of Law. Comply with all Requirements of Law and Governmental Approvals (a) applicable to it and such Guarantor's portion of the Portfolio Assets, including all Environmental Laws and (b) required of such Guarantor by virtue of any concessions and licenses held by such Guarantor except in each case when any such Requirement of Law or Governmental Approval is being contested in good faith and by appropriate proceedings (or, as appropriate, settlement negotiations) and for which Acceptable Reserves have been established, except in each case where the failure to so comply could not reasonably be expected to have a material adverse effect on any Portfolio Asset; provided, that, such Guarantor shall not be required to establish Acceptable Reserves in respect of any "new source review" enforcement action brought by the Environmental Protection Agency against such Guarantor or any Portfolio Asset (other than for penalties that may be assessed as a result of such enforcement action) that such Guarantor is contesting in good faith or in respect of which such Borrower Entity is involved in settlement negotiations.

                  Section 7.10 [Intentionally Omitted.]

                  Section 7.11 Operating Budget.

                  (a) Cause to be delivered to the Administrative Agent for its approval (such approval not to be unreasonably conditioned, withheld or delayed) an Operating Budget for the Borrower not less than 30 days in advance of each calendar year satisfying the requirements contained in the definition thereof (it being understood that the initial Operating Budget shall cover the period through December 31, 2003); provided, that, with respect to any Operating Budget, if the Administrative Agent fails to approve such Operating Budget or provides notice to such Guarantor and the Borrower that it rejects all or any portion of such Operating Budget, such Guarantor and the Administrative Agent (in consultation with the Independent Experts) agree to work in good faith to resolve such dispute; and provided, further, that if an Operating Budget is not adopted and approved on or prior to the first day of any calendar year, such Guarantor shall adhere to the Interim Operating Budget until such time as an Operating Budget is adopted and approved by the Administrative Agent (in consultation with the Independent Experts).

                  (b) Operate and maintain its portion of the Portfolio Assets or cause its portion of the Portfolio Assets to be operated and maintained, in accordance with each Operating Budget and subject to the terms of Section 5.11 of the Credit Agreement.

                  Section 7.12 Payment of Taxes and Claims. Timely cause to be paid and discharged (whether by it, an Affiliate or otherwise) all taxes, assessments and governmental charges or levies lawfully imposed upon such Guarantor or upon its respective income or profits or upon its portion of the Portfolio Assets or the Collateral and all lawful claims or obligations that, if unpaid, would become a Lien upon the Collateral, real or personal, or upon any part thereof; provided, that, such Guarantor shall have the right to contest in good faith the validity or amount of any such tax, assessment, charge, levy, claim or obligation by proper proceedings, and may permit the taxes, assessments, charges, levies, claims or obligations so contested to remain unpaid during the period of such contest if:
(a) such Guarantor diligently prosecutes such contest in good faith and by appropriate proceedings and for which Acceptable Reserves have been established;
(b) during the period of such contest, the enforcement of any contested item is effectively stayed; and (c) the failure to pay or comply with the contested item could not reasonably be expected to result in a Material Adverse Effect taking into account the existence of such Acceptable Reserves.

                  Section 7.13 Maintenance and Operation of Portfolio Assets; Repair and Replacement of Portfolio Assets.

                  (a) Operate and maintain its portion of the Portfolio Assets and conduct its business (i) in accordance with Prudent Industry Practice, (ii) in accordance with all applicable material Requirements of Law, except where being contested in good faith and by appropriate proceedings and as to which Acceptable Reserves have been established, or except where the failure to so operate and maintain the Portfolio Assets could not reasonably be expected to have a material adverse effect on any Portfolio Asset, and (iii) in accordance with the terms of any insurance policy or policies in effect at any time with respect to its portion of the Portfolio Assets or any part thereof; and

                  (b) After the occurrence of a loss, damage, destruction or taking of any part of its portion of the Portfolio Assets, proceed diligently with all work necessary to replace and/or repair such loss, destruction or damage to the extent required pursuant to the terms of the Financing Documents.

                  Section 7.14 Real and Personal Property. Except as permitted in Section 8.11 hereof or Section 6.11 of the Credit Agreement, maintain good title to or valid leasehold, easement or right-of-way interests in the material property, assets or revenues on which it purports to own, lease or hold any such interest in, free and clear of all Liens (except Permitted Liens), including the possession of all material real estate interests and licenses, material Intellectual Property and other material proprietary rights required for the ownership, operation and maintenance of its portion of the Portfolio Assets, all to the extent contemplated by the Transaction Documents and in accordance with Prudent Industry Practice.

                  Section 7.15 ERISA. Deliver to the Administrative Agent, if and when such Guarantor or any ERISA Affiliate (a) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan, other than a reportable event for which 30-day notice to the PBGC has been waived, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (b) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (c) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (d) applies for a waiver of the minimum funding standard under
Section 412 of the Code, a copy of such application; (e) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (f) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (g) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which in either case would trigger the provisions of Section 412(n) or 401(a)(29) of the Code (or any corresponding provisions of ERISA), a certificate of the chief financial officer or the chief accounting officer of such Guarantor setting forth details as to such occurrence and action, if any, which such Guarantor or applicable ERISA Affiliate is required or proposes to take.

                  Section 7.16 Notices. Within ten (10) Business Days after a Responsible Officer of any Borrower Entity obtains actual knowledge thereof, give notice to the Lenders of:

                  (a) any Default or Event of Default, together with a description of any action being taken or proposed to be taken with respect thereto;

                  (b) any action, suit, arbitration, litigation, investigation or proceeding involving or affecting such Guarantor or any portion of its Portfolio Assets or any Major Project Party involving $1,000,000 or more or seeking any injunctive, declaratory or other equitable relief;

                  (c) any action, suit, arbitration, litigation, investigation or proceeding instituted for the purpose of revoking, terminating, suspending, withdrawing, modifying or withholding any material Governmental Approval necessary for such Guarantor or any other Major Project Party to perform its obligations or exercise its rights under any Project Contract or for the operation or maintenance of its portion of the Portfolio Assets in the manner contemplated by the Transaction Documents;

                  (d) proposed execution of any Additional Contract or Approved Agreement (other than confirmations issued under Approved Master Agreements or any other master agreement);

                  (e) any casualty, loss or damage to any portion of its Portfolio Assets, whether or not insured, involving a probable loss of $500,000 or more;

                  (f) any termination, material default or event of default or notice thereof under any Project Contract;

                  (g) any change in the Responsible Officers of such Guarantor, together with evidence of authority thereof and specimen signature;

                  (h) any fact, circumstance, condition or occurrence that is reasonably likely to form the basis of a material Environmental Claim arising with respect to its portion of the Portfolio Assets against such Guarantor or any pending or threatened material Environmental

Claim arising with respect to its portion of the Portfolio Assets against such Guarantor, describing the same in reasonable detail and, together with or as soon thereafter as is reasonably possible, a description of the action that such Guarantor has taken or proposes to take with respect thereto and, thereafter, from time to time such detailed reports with respect thereto as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;

                  (i) copies of all written communications with any Governmental Authority relating to any material violation or alleged material violation of any material Environmental Law or other Environmental Claim arising out of its portion of the Portfolio Assets;

                  (j) copies of all notices and other information that such Guarantor receives from, or delivers to, any Governmental Authority that could reasonably be expected to be materially adverse to its portion of the Portfolio Assets;

                  (k) all material notices relating to the Insurance Policies;

                  (l) any Emergency then requiring any payment of money or the execution and delivery of any agreement and the amount of related spending associated therewith;

                  (m) any other event or development that could reasonably be expected to have a Material Adverse Effect; and

                  (n) any condemnation or similar proceeding involving assets having an aggregate value of $1,000,000.

                  Section 7.17 Preservation of Security Interests; Further Assurances. (a) Except with respect to dispositions of assets permitted under
Section 8.11 hereof or Section 6.11 of the Credit Agreement or as otherwise provided in Section 5.18(B) of the Credit Agreement or in any Security Document, preserve, or cause to be preserved, the security interests granted under and pursuant to the Security Documents and undertake all actions which are necessary or appropriate in the reasonable judgment of the Administrative Agent to (i) maintain the Secured Parties' security interest in the Collateral in full force and effect at all times (including the priority thereof, other than with respect to vehicles and any emergency response boat or as to second liens in any of the Collateral for which possession, or exclusive control or any other action which would not be permitted pursuant to any OPNY Primary Security Document is required to perfect such second lien) and (ii) preserve and protect the Collateral and protect and enforce such Guarantor's rights and title and the rights of the Secured Parties to the Collateral, including the making or delivery of all filings and recordations, the payments of fees and other charges and the issuance of supplemental documentation.

                  (b) Upon notice from the Administrative Agent, the Guarantor shall take or cause to be taken all action required or, in the reasonable opinion of the Administrative Agent, which is desirable to maintain and preserve the Liens of the Security Documents and execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any of the Security Documents) requested by the Administrative Agent for such purpose. Notwithstanding any provision of this Guarantee Agreement or any other Financing Document, each Guarantor acknowledges and agrees that (i) such Guarantor is in the process of obtaining each of the consents identified in the attached Schedule 5.18 of the Credit Agreement as a Consent Guarantor is required to obtain, (ii) the such Guarantor shall use diligent and commercially reasonable efforts to obtain any such consents, and
(iii) such Guarantor shall not be deemed to be in breach or violation of any provision of this Guarantee Agreement or any other Financing Document due to a failure to obtain any such consent referenced in Schedule 5.18, including those consents the Guarantor is in the process of obtaining except as a result of the breach by such Guarantor's obligations under this Section 7.17(b).

                  (c) Any action under this Section 5.18, with respect to OPNY Second Lien Documents, shall be subject to the terms of the Section entitled "Subordination" contained in each OPNY Second Lien Document.

                  Section 7.18 Extraordinary Proceeds. Promptly apply all payments in respect of Extraordinary Proceeds or Insurance Proceeds received by, or for the account of, such Guarantor in accordance with the terms of Section
2.07 of the Credit Agreement and the Deposit Account Agreement.

                  Section 7.19 [Intentionally Omitted]

                  Section 7.20 [Intentionally Omitted]

                  Section 7.21 Environmental Compliance.

                  (a) Not use or Release, or permit the use or Release of, Hazardous Materials at the site of any of its Portfolio Assets other than in material compliance with all applicable Environmental Laws, or except to the extent that any such use or Release could not reasonably be expected to have a material adverse effect on any Portfolio Asset; provided, that such Guarantor shall have the right to contest or engage in any settlement negotiation with respect to such Environmental Laws in accordance with Section 7.09 hereof, so long as during such contest, enforcement of any such contested Environmental Law is stayed.

                  (b) Conduct and complete any investigation, study, sampling and testing and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials Released at, on, in, under or from its portion of the Portfolio Assets, in accordance with the requirements of all applicable Environmental Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                  (c) Ensure that the insurer adds any off-site location for the disposal of Hazardous Materials from any of its portion of the Portfolio Assets on the Non-Owned Covered Locations Schedule under the PLL Policy before disposing of any such Hazardous Materials or entering into any contractual arrangement permitting any such disposal.

                  (d) Promptly provide the Administrative Agent with copies of any (1) reports of claims made to the insurer pursuant to the PLL Policy or claims made under the Cost Cap Policy and (2) denials, partial denials or reservations of rights in respect to any such claims received from an insurer. Such Guarantor shall report claims to the insurer pursuant to the PLL Policy for any Pollution Conditions which such Guarantor reasonably believes based upon reasonable assumptions will exceed $1,000,000 in "clean-up costs" (as defined under the PLL Policy); however, this covenant shall in no way prohibit such Guarantor from reporting claims pursuant to the PLL Policy for amounts below $1,000,000 in "clean-up costs" (as defined under the PLL Policy).

                  Section 7.22 Additional Contracts.

                  (a) Enter into Additional Contracts only with the prior written consent of the Required Lenders, such consent not be unreasonably withheld, conditioned or delayed; provided, that no such consent shall be required to the extent such Additional Contracts were entered into in response to an Emergency in accordance with Prudent Industry Practice; provided, further, that this clause 7.22(a) shall not be construed to permit any Guarantor to enter into an Additional Contract for a term longer than is reasonably necessary to deal with such Emergency and in no event with a term in excess of 364 days without the consent of the Required Lenders, such consent not be unreasonably withheld, conditioned or delayed.

                  (b) (i) If any Guarantor shall at any time enter into an Additional Contract or Approved Agreement (other than confirmations under Approval Master Agreements), such Guarantor shall within ten Business Days after a Responsible Officer has actual knowledge of such execution provide a copy of the same to the Administrative Agent and to the extent the Administrative Agent so requests in writing to such Guarantor, promptly execute, deliver and record, or cause to be executed, delivered and recorded, a supplement to the Security Documents, reasonably satisfactory in form and substance to the Administrative Agent, subjecting such Additional Contract or applicable Approved Agreement, as the case may be, to the Lien and security interests created by the Security Documents, ensure that the security interest in such interest will be a valid and an effective interest on terms comparable to the security interest of the Secured Parties in the Collateral.

                           (ii) If reasonably requested by the Lead Arrangers,
such Guarantor shall use commercially reasonable efforts to obtain and deliver to the Administrative Agent, a duly executed and delivered Additional Contract Consent or Approved Agreement Consent in respect of each Approved Agreement (which is a Project Contract) or Additional Contract, as applicable.

                  (c) Such Guarantor shall enter into Approved Agreements as contemplated by, and in accordance with, the then current Operational Plans. In addition, such Guarantor may enter into and perform any Approved Agreement for the sale or purchase of Energy-Related Products or fuel (including transportation) or fuel (including transportation) having terms and conditions other than those set forth in Schedule 5.30 of the Credit Agreement, provided, that each such Approved Agreement has been approved by the Lead Arrangers, such approval not to be unreasonably withheld, conditioned or delayed.

                  Section 7.23 Other Information. Furnish to the Administrative
Agent:

                  (a) on each anniversary of the Restructuring Effective Date, a certificate from such Guarantor's insurers or insurance agents (i) evidencing that the insurance policies in place satisfy the requirements of this Guarantee Agreement and (ii) setting forth a summary of all losses in excess of $500,000 incurred with respect to its portion of the Portfolio Assets in the preceding year;

                  (b) any such other information or data with respect to its business or operations (including supporting information as to compliance with this Guarantee Agreement) as the Administrative Agent may reasonably request from time to time; and

                  (c) upon the request of the Administrative Agent, within 10 days of the end of each month, a monthly transaction summary of confirmations issued under Approved Master Agreements; and

                  Section 7.24 [Intentionally Omitted].

                  Section 7.25 Fuel Procurement and O&M Arrangements. (a) Conduct the procurement, purchase and use of fuel and, to the extent covered by the Fuel Plan, the operation of its portion of the Portfolio Assets in all material respects in accordance with the Fuel Plan most recently approved in accordance with Section 5.26 of the Credit Agreement.

                  (b) Perform operation and maintenance of its portion of the Portfolio Assets, or contract for the provision thereof as permitted by the Credit Agreement, this Guarantee Agreement and related Financing Documents, in all material respects in accordance with the O&M Plan most recently approved in accordance with Section 5.26 of the Credit Agreement.

                  Section 7.26 Power Marketing and Transmission Arrangements.
(a) Without limiting the provisions of this Section 7.26, such Guarantor (either itself or through an Affiliate or agent) shall conduct the marketing or sale of Energy-Related Products produced by its portion of the Portfolio Assets or the purchase of any thereof that is necessary or advisable for the performance of its material obligations under each Project Contract, Additional Contract and Approved Agreement to which it is a party and in all material respects in accordance with the most recently approved Power Marketing Plan.

                  (b) Maintain such access or other rights to transmission capacity (including firm and/or non-firm and interstate and/or non-interstate transmission capacity, as the case may be) as may be required for such Guarantor to conduct successfully any marketing or sale of Energy-Related Products produced by its portion of the Portfolio Assets, or the purchase of any thereof, in accordance with any then current Power Marketing Plan and all applicable Project Contracts, Additional Contracts and Approved Agreements.

         SECTION 8. Negative Covenants. Each Guarantor covenants and agrees that, so long as this Guarantee Agreement is in effect and any Lenders shall have any Commitment outstanding under the Credit Agreement, and until the Notes, together with interest, and all other Obligations are indefeasibly paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been indefeasibly reimbursed in full and the OPMW Obligations have been indefeasibly paid in full, such Guarantor shall not:

                  Section 8.01 Limitation on Mergers. Merge or consolidate with or into any other Person or liquidate, wind up, dissolve or otherwise transfer or dispose of all or substantially all of its property, assets or business, acquire all or substantially all of the assets of any Person or abandon its portion of the Portfolio Assets except that nothing in this Guarantee Agreement shall restrict mergers or consolidations, liquidations, winding up, dissolutions, transfers or other dispositions by any Guarantor with or to another Subsidiary of the Borrower or with or to the Borrower, so long as such merger, consolidation, liquidation, winding up, dissolution, transfer or other disposition does not have, in the reasonable judgment of the Lead Arrangers, any adverse effect on the Liens granted under the Financing Documents or the Collateral secured thereby.

                  Section 8.02 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

                  Section 8.03 Limitation on Liens. Create or permit to exist any Lien or encumbrance on any portion of its Portfolio Assets or any other assets of such Guarantor, other than Permitted Liens.

                  Section 8.04 Nature of Business. Change its legal form or Governing Documents (other than to (i) change its name and/or (ii) add, replace or eliminate offices and/or officers), change its fiscal year or engage in any business other than the acquisition, ownership, development operation and financing of its portion of the Portfolio Assets; provided however, that such Governing Documents may be amended as provided herein, or otherwise may be amended with the prior written approval of the Lead Arrangers, such approval not to be unreasonably withheld. No Guarantor shall engage in the sale or trading of any fuel which is necessary for the operation of any Portfolio Assets (including reasonable reserves thereof as determined by such Guarantor in its reasonable discretion in the exercise of Prudent Industry Practice); provided, that, any sale or other transfer made in compliance with the covenants set forth in
Schedule 5.30 of the Credit Agreement shall not be deemed to violate this
Section 8.04).

                  Section 8.05 Project Contracts; Waiver; Modification;
Amendment.

                  (a) Terminate, or agree to any termination of, any Transaction Document to which it is a party (except with respect to Project Contracts terminated by the applicable counterparty pursuant to the express terms thereof) or any of its Governmental Approvals, unless with respect to Project Contracts
(i) such termination is pursuant to the applicable Guarantor's compliance with
Section 7.05 hereof and such Project Contract is a Project Contract approved pursuant to clause (iv) of the definition thereof and such termination could not reasonably be expected to have a material adverse effect on any Portfolio Asset, or (ii) the applicable Guarantor first obtains the written consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed).

                  (b) Except as provided in Section 8.04 hereof, amend or modify, or consent or agree to such amendment or modification of, or waive timely performance by any Person of, any of the material obligations under or in respect of any Project Contract or Operational Plan to which it is a party or any material Governmental Approval, unless such Guarantor first obtains the consent of the Lead Arrangers, which consent will not be unreasonably withheld, delayed or conditioned, upon demonstration to the reasonable satisfaction of the Lead Arrangers (in consultation with the Independent Engineer, or Power Market and Fuel Consultant, as applicable) that the proposed action could not reasonably be expected to have a Material Adverse

Effect; provided, however that no Guarantor may amend or modify Sections 1.07, 1.09, 2.02(b), 2.05, Article V(b) and Article VI of its Partnership Agreement. Upon granting any such consent by the Lead Arrangers with respect to a Project Contract, the Administrative Agent shall promptly grant consent to such amendment or modification required under any Consent applicable to any such Project Contract, such consent not be unreasonably withheld, conditioned or delayed.

                  Section 8.06 Partnerships; Subsidiaries. Become a general or limited partner in any partnership or a joint venturer in any joint venture, acquire any ownership interest in any other Person or enter into any profit-sharing or royalty agreement or other similar arrangement whereby any Guarantor's income or profits are, or might be, shared with any other Person, or enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person (other than the O&M Agreements or as contemplated in any Operational Plan) or form any Subsidiary (other than those validly existing on the Restructuring Effective Date).

                  Section 8.07 Loans, Advances or Investments. (a) Make or permit to remain outstanding any loans, extensions of credit or advances to or investments in (whether by acquisitions of any stocks, notes or other securities or obligations) any Person, except Permitted Investments or as expressly contemplated by this Guarantee Agreement.

                  (b) Prepay Operating Costs other than in circumstances where a prepayment of such Operating Cost is made in amounts required to continue operations of such Guarantor in the ordinary course of business or if the failure to so prepay would reasonably be expected to result in the loss or breach of the applicable contract or agreement (or the ability to timely obtain the goods and services thereunder) or would reasonably be expected to result in any material increase in the cost for replacement goods or services; provided, that, any such prepayment shall be consistent with Prudent Industry Practices; and provided, further, that no prepayments shall be made (i) to any Affiliate, or (ii) when the aggregate amount of any such prepayment, when added (without duplication) to the aggregate amount of all other prepayments then made under this Section 8.07(b) and Section 6.07(b) of the Credit Agreement for which goods or services have not been delivered or received, all amounts of Cash Collateral then outstanding under Section 8.07(c) below and Section 6.07(b) of the Credit Agreement, all prepayments then made pursuant to Section 6.07(b) of the OPMW Restated Credit Agreement for which goods or services have not been delivered or received, and all amounts of Cash Collateral then outstanding under Section 6.07(c) of the OPMW Restated Credit Agreement, would exceed $50,000,000.

                  (c) Use Revenues or proceeds of any Working Capital Loan as Cash Collateral other than in circumstances where cash collateralization of any applicable Contractual Obligation is made in amounts reasonably necessary to adequately mitigate the applicable counterparties' exposure to such Guarantor under the applicable contract, agreement or undertaking, and the failure to cash collateralize would reasonably be expected to result in the loss or breach of the applicable contract or agreement (or the ability to timely obtain the goods and services thereunder) or any material increase in the cost for replacement goods or services; and provided, that, any such cash collateralization shall be consistent with Prudent Industry Practices; provided, further, that, no Cash Collateral shall be provided (i) to any Affiliate, or (ii) when the aggregate amount of any such Cash Collateral, when added (without duplication) to the aggregate amount of all other Cash Collateral then outstanding under this
Section 8.07(c) and Section 6.07(c) of the Credit Agreement, all prepayments then made under Section 8.07(b) above and Section 6.07(b) of the Credit Agreement and for which the applicable good or service has not been delivered or received, all prepayments then made pursuant to Section 6.07(b) of the OPMW Restated Credit Agreement for which goods or services have not been delivered or received, and all amounts of Cash Collateral then outstanding under Section 6.07(c) of the OPMW Restated Credit Agreement, would exceed $50,000,000.

                  (d) If such Guarantor enters into any contract or agreement providing any prepayments or cash collateral to a third party for the purchase of any goods or materials and such Guarantor subsequently enters into a separate contract with respect to those same goods or materials with any Affiliate of such Guarantor, then the contract with such Affiliate shall be on substantially the same terms and conditions as the third party contract, unless such terms and conditions would violate or breach Section 8.09 hereof, Section 6.09 of the Credit Agreement or any similar contractual provision contained in any contract to which such Affiliate is a party, in which case such terms and conditions will be modified to the extent required to comply with Section 8.09 hereof, Section
6.09 of the Credit Agreement and any similar contract provisions. Such Guarantor shall not enter into any contract or agreement for the purchase of any goods or materials (including the provision of prepayments or cash collateral) in consideration for any concession or improved terms or conditions (including collateral requirements or pricing) in any separate contract or agreement with any Affiliate of such Guarantor.

                  Section 8.08 Limitation on Capital Expenditures. Make any Capital Expenditure other than such Capital Expenditures that are (a) contemplated by the annual Operating Budget in effect for such fiscal year (as administered pursuant to Section 5.11 of the Credit Agreement), (b) Environmental Cap Ex, (c) provided no Event of Default has occurred and is continuing, determined in writing by the Administrative Agent (after consultation with the Independent Engineer) to be required by applicable Requirements of Law or to be reasonable and necessary and to arise from circumstances which could not reasonably have been anticipated, which determination will not be unreasonably withheld, conditioned or delayed, or (d) subject to Section 5.2(m) of the Deposit Account Agreement required as a result of an Emergency.

                  Section 8.09 Affiliate Transactions. Except as expressly set forth in Schedule 4.22 to the Credit Agreement, directly or indirectly enter into any transaction with any Affiliate other than in the ordinary course of business and on an arm's length basis. Unless otherwise approved by the Lead Arrangers, directly or indirectly enter into any transactions with any Person (other than an Affiliate) other than in the ordinary course of business and on an arm's length basis.

                  Section 8.10 Distributions. Declare or pay any Distributions in respect of any Person's ownership interest in such Guarantor (other than Permitted Distributions).

                  Section 8.11 Limitation on Disposition of Assets. Except in connection with any transaction permitted by Section 8.01 or in connection with any Permitted Lien, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets (including, equipment, inventory and other physical assets of similar nature), other than (a) Energy-Related Products, steam, emissions credits, scrap metal and other scrap materials and excess fuel conveyed, sold, leased, assigned, transferred or otherwise disposed of in the ordinary course of such Guarantor's business, (b) such assets that are replaced within 120 days by other assets of like utility in such Guarantor's business; provided, that, this clause
(b) shall not permit any sale of assets for an aggregate sales price in excess of $10,000,000 in any calendar year during the term hereof, less the aggregate amount of all such asset sales of the Borrower and the other Guarantors consummated during such year, (c) obsolete or surplus assets or assets not required in connection with the operation of its portion of the Portfolio Assets and (d) assets that do not have, in any single transaction or related series of transactions, an aggregate sales price in excess of $25,000,000; provided however, the Lead Arrangers may waive the limitation set forth in this clause
(d) in connection with any conveyance, sale, lease assignment, transfer or disposition of assets in any single transaction or series of related transactions with aggregate proceeds in excess of $25,000,000 so long as the proceeds thereof are applied to the prepayment of Acquisition Loans. All proceeds of any disposition of such assets pursuant to clause (a) above shall be deposited into the Revenue Account for application therefrom in accordance with the Deposit Account Agreement. All proceeds of any disposition of such assets pursuant to clause (b) above shall be deposited into the O&M Reserve Account and applied pursuant to the terms of the Deposit Account Agreement. All proceeds of any disposition of such assets pursuant to clauses (c) and (d) above, shall be applied to the prepayment of Loans to the extent required under Section 2.07(a) of the Credit Agreement and shall be deposited into the Extraordinary Proceeds Account pursuant to the Deposit Account Agreement. Notwithstanding the foregoing, Erie shall be permitted to transfer interests in the NiMo Assets to industrial development authorities in connection with any Approved IDA Transaction.

                  Section 8.12 Operating Budget. Amend, adjust, modify or re-allocate any portion of the Operating Budget except as specifically permitted in Section 5.11(b) of the Credit Agreement.

                  Section 8.13 Environmental Insurance. Add any properties not included within its portion of the Portfolio Assets to the insured properties under the PLL Policy or any matters to the Cost Cap Policy which are not identified as covered locations under the Cost Cap Policy without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, such Guarantor delivers to the Administrative Agent all reasonably requested information regarding (1) pollution conditions or potential for pollution conditions on the new properties or pertaining to the matters relating to Cost Cap Policy and (2) the effects on the protections afforded to its portion of the Portfolio Assets by adding such new properties to the PLL Policy or matters relating to the Cost Cap Policy.

                  Section 8.14 Speculative Trading. Engage in any speculative trading activities.

         SECTION 9. Amendments, Etc. No amendment, modification or waiver of any provision of this Guarantee Agreement and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and shall be executed and delivered in accordance with Section 9.02 of the Credit Agreement, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, this Guarantee Agreement may be amended, modified or waived with respect to any Guarantor, including by releasing any

Guarantor hereunder, without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

         SECTION 10. Notices, Etc. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the Credit Agreement and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or at any other address or telecopy number which such party shall have specified for the purpose of communications hereunder by notice to the other parties hereunder.

         SECTION 11. No Waiver; Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Administrative Agent or any other Secured Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder and under the other Financing Documents are cumulative and are not exclusive of any other remedies provided by law.

         SECTION 12. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Secured Party to or for the credit or the account of any Guarantor against any and all the obligations of such Guarantor then existing under this Guarantee Agreement and the other Financing Documents, irrespective of whether or not such Secured Party shall have made any demand under this Guarantee Agreement or such other Financing Document and although such obligations may be unmatured. The rights of each Secured Party under this Section 12 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

         SECTION 13. Continuing Guarantee. This Guarantee Agreement is a continuing guarantee and shall survive and remain in full force and effect until the Guaranteed Obligations and all other amounts payable under this Guarantee Agreement have been indefeasibly paid in full in cash, the Commitments have been terminated, all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been indefeasibly reimbursed in full, any ConEd Letter of Credit Disbursements have been indefeasibly reimbursed in full, and shall be reinstated to the extent provided in Section 2(b).

         SECTION 14. Assignments. This Guarantee Agreement and the terms, covenants and conditions hereof shall be binding upon each Guarantor and its successors and shall inure to the benefit of the Administrative Agent, the other Secured Parties and their respective successors and assigns. Upon the assignment by any Lender of all or any portion of its rights and obligations in accordance with the Credit Agreement (including all or any portion of its Commitment, the Loans owing to it and the Note or Notes held by it) to any other Person, such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. Except as provided in
Section 8.11 hereof, none of the Guarantors shall be permitted to assign, transfer or delegate any of its rights or obligations under this Guarantee Agreement without the prior written consent of the Administrative Agent and each Lender (and any such purported assignment, transfer or delegation without such consent shall be void).

         SECTION 15. Contribution. (a) In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that, to the extent any Guarantor makes any payment hereunder on any date which, when added to all preceding payments made by such Guarantor hereunder, would result in the aggregate payments by such Guarantor hereunder exceeding its Percentage (as defined below) of all payments then or theretofore made by all Guarantors hereunder, such Guarantor shall have a right of contribution against each other Guarantor whose aggregate payments then or theretofore made hereunder are less than its Percentage of all payments by all Guarantors then or theretofore made hereunder, in an amount such that, after giving effect to any such contribution rights, each Guarantor will have paid only its Percentage of all payments by all Guarantors then or theretofore made hereunder. A Guarantor's "Percentage" on any date shall mean the percentage obtained by dividing (a) the Adjusted Net Assets of such Guarantor on such date by (b) the sum of the Adjusted Net Assets of all the Guarantors on such date. "Adjusted Net Assets" means, for each Guarantor on any date, the lesser of (i) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including contingent liabilities, but excluding liabilities under this Guarantee Agreement, of such Guarantor on such date and (ii) the amount by which the present fair salable value of the assets of such Guarantor on such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts, excluding debt in respect of this Guarantee Agreement, as they become absolute and matured. The provisions set forth in this Section 15 are for the sole benefit of the Guarantors and shall in no way affect the obligations of the Guarantors hereunder to make payments in full to the Administrative Agent and the Secured Parties as specified herein.

         SECTION 16. Limitation of Liability. Each Guarantor hereby confirms that it is the intention of such Guarantor that the guarantee by such Guarantor pursuant to this Guarantee Agreement not constitute a fraudulent transfer or conveyance for purposes of Title 11 of the United States Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, such Guarantor hereby irrevocably agrees that the obligations of such Guarantor under this Guarantee Agreement shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guarantee Agreement not constituting such a fraudulent transfer or conveyance. In the event that any Guarantor's liability hereunder is limited pursuant to this Section 16 to an amount that is less than the total amount of the Guaranteed Obligations, then it is understood and agreed that the portion of the Guaranteed Obligations for which such Guarantor is liable hereunder shall be the last portion of the Guaranteed Obligations to be repaid.

         SECTION 17. [Intentionally Omitted.]

         SECTION 18. Counterparts. This Guarantee Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Guarantee Agreement shall be effective with respect to any Guarantor when a counterpart hereof which bears the signature of such Guarantor shall have been delivered to the Administrative Agent.

         SECTION 19. Savings Clause. In the event any one or more of the provisions contained in this Guarantee Agreement should be held invalid, illegal or unenforceable in any respect with respect to any Guarantor, no party hereto shall be required to comply with such provision with respect to such Guarantor for so long as such provision is held to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions contained herein, and of such invalid, illegal or unenforceable provision with respect to any other Guarantor, shall not in any way be affected or impaired. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 20. Governing Law; Submission to Jurisdiction and Venue. (a) THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN EACH GUARANTOR AND EACH SECURED PARTY IN CONNECTION WITH THIS GUARANTEE AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

                  (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, EACH GUARANTOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS GUARANTEE AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT EACH GUARANTOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH GUARANTOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

                  (c) EACH GUARANTOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST SUCH GUARANTOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. EACH GUARANTOR WAIVES ANY OBJECTION THAT IT MAY

HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

                  (d) THE GUARANTORS AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS GUARANTEE AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

                  (e) EACH GUARANTOR HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH GUARANTOR TO RECEIVE FOR AND ON BEHALF OF THE GUARANTOR SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTEE AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO SUCH GUARANTOR AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH SECTION 9.01. EACH GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH GUARANTOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

                  (f) NOTHING IN THIS GUARANTEE AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS GUARANTEE AGREEMENT (i) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW (ii) OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE AGAINST ANY PARTY IN EITHER CASE, SOLELY AS PERMITTED IN SUBSECTION (c) OF THIS
SECTION 20.

         SECTION 21. Subordination by Guarantors. Each Guarantor hereby subordinates in right of payment all indebtedness of the Borrower or any other Guarantor owing to it, whether originally contracted with such Guarantor or acquired by such Guarantor by assignment, transfer or otherwise, whether now owed or hereafter arising, whether for principal, interest, fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof, to the prior indefeasible payment in full in cash of the Guaranteed Obligations, whether now owed or hereafter arising, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding referred to in Section 7.07 of the Credit Agreement), fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof.

         SECTION 22. Survival of Agreement. All covenants, agreements, representations and warranties made by each Guarantor herein shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of the Notes evidencing such Loans, regardless of any investigation made by the Lenders or the Agents or on their behalf, and shall continue in full force and effect until the Guaranteed Obligations and any other amounts payable under this Guarantee Agreement or any other Financing Document have been indefeasibly paid in full in cash and the Commitments have been terminated, and, upon such occurrence, this Guarantee Agreement shall terminate, subject to any reinstatement pursuant to Section 2(b) above.

         SECTION 23. Entire Agreement. This Guarantee Agreement and the other Financing Documents constitute the entire contract between the parties relative to the subject matter hereof. Any agreement previously entered into among the parties with respect to the subject matter hereof is superseded by this Guarantee Agreement and the other Financing Documents. Nothing in this Guarantee Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and the other Secured Parties, any rights, remedies, obligations or liabilities under or by reason of this Guarantee Agreement.

         SECTION 24. Headings. Section headings used herein, and the Table of Contents, are for convenience of reference only, are not part of this Guarantee Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Guarantee Agreement.

         SECTION 25. Amendment and Restatement. This Guarantee Agreement is an amendment and restatement of the Subsidiary Guarantee Agreement, dated as of July 28, 1999 (the "Original Subsidiary Guarantee"), among Erie, Carr Street and the Administrative Agent, as supplemented by the Supplemental Agreement, dated as of August 19, 1999, between Astoria and the Administrative Agent. It is the intention of the parties that this Guarantee Agreement amend, restate, extend and renew the terms and conditions of the Original Subsidiary Guarantee and the liens and security interests created thereby, and is not intended to be a novation or discharge of the obligations of the Guarantors thereunder or the liens and security interests created thereby. The liens and security interests of the Original Subsidiary Guarantee are hereby ratified, confirmed, renewed, extended, and brought forward in full force and effect as security for the Obligations.

         IN WITNESS WHEREOF, each party hereto has caused this Guarantee Agreement to be duly executed, attested and delivered by its officers thereunto duly authorized as of the date first above written.

                                       GUARANTORS:

                                       ASTORIA GENERATING COMPANY, L.P.

                                       By: Orion Power New York GP, Inc., its
                                           general partner

                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address: 1111 Louisiana Street
                                                Houston, TX 77002
                                                Attn.: Senior Vice President -
                                                       Finance
                                                Ph.:(713) 207-3160
                                                Fax:(713) 207-0988

                                       With a copy to:

                                                1111 Louisiana Street
                                                Houston, TX 77002
                                                Attn.: General Counsel
                                                Ph.: (713) 207-7265
                                                Fax: (713) 393-0140

                                       ERIE BOULEVARD HYDROPOWER, L.P.

                                       By: Orion Power New York GP, Inc., its
                                           general partner

                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address: 1111 Louisiana Street
                                                Houston, TX 77002
                                                Attn.: Senior Vice President -
                                                       Finance
                                                Ph.:(713) 207-3160
                                                Fax:(713) 207-0988

                                       With a copy to:

                                                1111 Louisiana Street
                                                Houston, TX 77002
                                                Attn.: General Counsel
                                                Ph.: (713) 207-7265
                                                Fax: (713) 393-0140

                                       CARR STREET GENERATING STATION, L.P.

                                       By: Orion Power New York GP, Inc., its
                                           general partner

                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address: 1111 Louisiana Street
                                                Houston, TX 77002
                                                Attn.: Senior Vice President -
                                                       Finance
                                                Ph.:(713) 207-3160
                                                Fax:(713) 207-0988

                                       With a copy to:

                                                1111 Louisiana Street
                                                Houston, TX 77002
                                                Attn.: General Counsel
                                                Ph.: (713) 207-7265
                                                Fax: (713) 393-0140

                                       ADMINISTRATIVE AGENT:

                                       BANK OF AMERICA, N.A.,
                                       as Administrative Agent,


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address: 101 North Tryon Street
                                                NC1-001-08-19
                                                Charlotte, NC 28255

                                       Telecopy: (704) 386-3324

                                                                     EXHIBIT L-2
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT




================================================================================




                               GUARANTEE AGREEMENT

                          DATED AS OF OCTOBER 28, 2002

                                      AMONG

                           THE GUARANTORS NAMED HEREIN

                                       AND

                             BANK OF AMERICA, N.A.,

                             AS ADMINISTRATIVE AGENT




================================================================================

                                TABLE OF CONTENTS

Section                                                                                                        Page
SECTION 1.        GUARANTEE.......................................................................................2

SECTION 2.        GUARANTEE ABSOLUTE..............................................................................2

SECTION 3.        WAIVERS.........................................................................................3

SECTION 4.        SECURITY FOR GUARANTEE..........................................................................5

SECTION 5.        SUBROGATION.....................................................................................6

SECTION 6.        REPRESENTATIONS AND WARRANTIES..................................................................6

SECTION 7.        PRESERVATION OF SECURITY INTERESTS; FURTHER ASSURANCES..........................................9

SECTION 8.        OPMW RESTATED CREDIT AGREEMENT..................................................................9

SECTION 9.        AMENDMENTS, ETC.................................................................................9

SECTION 10.       NOTICES, ETC...................................................................................10

SECTION 11.       NO WAIVER; REMEDIES............................................................................10

SECTION 12.       RIGHT OF SET-OFF...............................................................................10

SECTION 13.       CONTINUING GUARANTEE...........................................................................10

SECTION 14.       ASSIGNMENTS....................................................................................11

SECTION 15.       CONTRIBUTION...................................................................................11

SECTION 16.       COUNTERPARTS...................................................................................11

SECTION 17.       SAVINGS CLAUSE.................................................................................11

SECTION 18.       GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE............................................11

SECTION 19.       SUBORDINATION BY GUARANTORS....................................................................13

SECTION 20.       INTERCREDITOR AGREEMENT........................................................................13

SECTION 21.       SURVIVAL OF AGREEMENT..........................................................................13

SECTION 22.       ENTIRE AGREEMENT...............................................................................14

SECTION 23.       HEADINGS.......................................................................................14

         THIS GUARANTEE AGREEMENT (this "Guarantee Agreement") is dated as of October 28, 2002 among ORION POWER MIDWEST LP, INC., a Delaware corporation (the "OPMW Limited Partner"), ORION POWER MIDWEST GP, INC., a Delaware corporation (the "OPMW General Partner"), ORION POWER MIDWEST, L.P., a Delaware limited partnership ("OPMW"), and TWELVEPOLE CREEK, LLC, a Delaware limited liability company ("Twelvepole") (OPMW, the OPMW Limited Partner, the OPMW General Partner, and Twelvepole being referred to herein individually as a "Guarantor" and collectively as the "Guarantors"), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the "Administrative Agent") for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).

         Reference is made to (i) that certain Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Orion Power New York, L.P. (the "Borrower"), Banc of America Securities LLC and BNP Paribas, as lead arrangers (the "Lead Arrangers") and joint book runners, the financial institutions from time to time signatories thereto (the "Lenders"), Bank of America, N.A., as Issuing Bank, the Administrative Agent, BNP Paribas, as syndication agent, and Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, pursuant to which the Lenders have agreed to renew, modify and extend credit to the Borrower upon the terms and subject to the conditions set forth therein, and (ii) that certain Second Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as amended, supplemented or otherwise modified from time to time, the "OPMW Restated Credit Agreement") among OPMW, Banc of America Securities LLC and BNP Paribas, as lead arrangers (the "OPMW Lead Arrangers") and joint bookrunners, the financial institutions from time to time signatories thereto (the "OPMW Lenders"), Bank of America, N.A., as issuing bank and administrative agent (in such capacity, the "OPMW Administrative Agent"), BNP Paribas, as syndication agent, and The Bank of Nova Scotia, Mizuho Corporate Bank, Ltd, and Bayerische Hypo-Und Vereinsbank AG, New York Branch, as documentation agents. Terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement and the principles of construction set forth in Section 1.04 of the Credit Agreement shall apply hereto; provided, however, that, unless otherwise set forth therein, terms used in Section 6 shall have the meanings assigned to them in the OPMW Restated Credit Agreement.

         The obligations of the Lenders to continue to extend credit under the Credit Agreement are conditioned on, among other things, the execution and delivery by the Guarantors of a Guarantee Agreement in the form hereof. The Guarantors and the Borrower are each wholly-owned indirect Subsidiaries of Orion Power Capital, LLC ("Holdco"). As Subsidiaries of Holdco, the Guarantors acknowledge that they will derive substantial benefits from the extension of credit to the Borrower under the Credit Agreement. As consideration therefor and in order to induce the Lenders to make Loans and continue to issue the Letters of Credit, the Guarantors are willing to execute and deliver this Guarantee Agreement.

         Accordingly, the Guarantors, intending to be legally bound, hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

         SECTION 1. Guarantee. Each of the Guarantors unconditionally guarantees, jointly and severally, as a primary obligor and not merely as a surety, the due and punctual payment by the Borrower of (a) the principal of and interest (including interest accruing after the filing of a petition initiating any proceeding referred to in Section 7.07 of the Credit Agreement) on the Loans and all amounts drawn under all Letters of Credit, when and as due and payable, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Borrower under any Interest Hedge Contract entered into by the Borrower with any Lender, and (c) all other Obligations of the Borrower and payment obligations of the other Credit Parties (other than the Sponsor) to the Secured Parties under the Credit Agreement and the other Financing Documents (all the foregoing obligations being collectively called the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred in enforcing any rights under this Guarantee Agreement.

         SECTION 2. Guarantee Absolute. (a) Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Financing Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. The obligations of the Guarantors under this Guarantee Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guarantee Agreement, irrespective of whether any action is brought against the Borrower or any other Guarantor or whether the Borrower or any other Guarantor is joined in any such action or actions. This Guarantee Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by each Guarantor, jointly and severally with any other Guarantor of the Guaranteed Obligations in each and every particular. The obligations of each Guarantor hereunder are several from those of the Borrower and are primary obligations concerning which each Guarantor is the principal obligor. The Secured Parties shall not be required to mitigate damages or take any action to reduce, collect or enforce the Guaranteed Obligations.

         (b) This Guarantee Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

         (c) The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which any Guarantor may have at any time against the Borrower or any other Guarantor, the Administrative Agent or other Secured Party or any other corporation or person, whether in connection herewith or any unrelated transactions; provided, that, nothing herein shall prevent the assertion of any such claim by separate suit or counterclaim. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to any Secured Party under the Financing Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

         SECTION 3. Waivers. Each Guarantor hereby waives presentment to, demand of payment from and protest to the Borrower or any other Guarantor of any of the Guaranteed Obligations, and also waives promptness, diligence, notice of acceptance of its guarantee, any other notice with respect to any of the Guaranteed Obligations and this Guarantee Agreement and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto. Each Guarantor further waives any right to require that resort be had by the Administrative Agent or any other Secured Party to any security held for payment of the Guaranteed Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by applicable Requirements of Law, and agrees to the fullest extent permitted by applicable Requirements of Law that such Guarantor's obligations under this Guarantee Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including rights to notice) which such Guarantor might otherwise have as a result of or in connection with any of the following:

                  (a) any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Guaranteed Obligations or any instrument executed in connection therewith, or any contract or understanding with the Borrower, the Administrative Agent, the other Secured Parties, or any of them, or any other person, pertaining to the Guaranteed Obligations;

                  (b) any adjustment, indulgence, forbearance or compromise that might be granted or given by the Administrative Agent or any other Secured Party to the Borrower or any Guarantor or any person liable on the Guaranteed Obligations; or the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise any right or remedy against the Borrower or any Guarantor under the provisions of any Financing Document or otherwise; or any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Financing Document, any guarantee or any other agreement, including with respect to any other Guarantor under this Guarantee Agreement;

                  (c) the insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of the Borrower or any Guarantor or any other person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of the Borrower or any Guarantor, or any change, restructuring or termination of the corporate structure or existence of the Borrower or any Guarantor, or any sale, lease or transfer of any or all of the assets of the Borrower or any Guarantor, or any change in the shareholders, partners, or members of the Borrower or any Guarantor; or any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;

                  (d) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that the Guaranteed Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Guaranteed Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;

                  (e) any full or partial release of the liability of the Borrower on the Guaranteed Obligations or any part thereof, of any co-guarantors, or of any other person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof, it being recognized, acknowledged and agreed by each Guarantor that such Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other person, and such Guarantor has not been induced to enter into this Guarantee Agreement on the basis of a contemplation, belief, understanding or agreement that any parties other than the Borrower will be liable to perform the Guaranteed Obligations, or that the Secured Parties will look to other parties to perform the Guaranteed Obligations;

                  (f) the taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations;

                  (g) any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, unreasonable or unjustifiable impairment) of any letter of credit, collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;

                  (h) the failure of the Administrative Agent, any other Secured Party or any other person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

                  (i) the fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that such Guarantor is not entering into this Guarantee Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the Collateral;

                  (j) any payment by the Borrower to the Administrative Agent or any other Secured Party being held to constitute a preference under Title 11 of the United States Code or any similar Federal or state law, or for any reason the Administrative Agent or any other Secured Party being required to refund such payment or pay such amount to the Borrower or someone else;

                  (k) any other action taken or omitted to be taken with respect to the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that such Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether or not contemplated, and whether or not otherwise or particularly described herein, except for the full and indefeasible payment and satisfaction of the Guaranteed Obligations in cash;

                  (l) the fact that all or any of the Guaranteed Obligations cease to exist by operation of law, including by way of a discharge, limitation or tolling thereof under applicable bankruptcy laws; or

                  (m) any other circumstance (including any statute of limitations) that might in any manner or to any extent otherwise constitute a defense (other than a defense of indefeasible payment and performance in full of the Guaranteed Obligations) available to, vary the risk of, or operate as a discharge of, the Borrower or any Guarantor as a matter of law or equity.

All waivers herein contained shall be without prejudice to the Administrative Agent at its option to proceed against the Borrower, any Guarantor or any other person, whether by separate action or by joinder.

         SECTION 4. Security for Guarantee. Each of the Guarantors authorizes the Administrative Agent, in accordance with the terms and subject to the conditions set forth in the Credit Agreement and the OPNY Second Lien Documents,
(a) to take and hold security for the payment of this Guarantee Agreement and the Guaranteed Obligations and to exchange, enforce, waive and release any such security, (b) to apply such security and direct the order or manner of sale thereof as the Administrative Agent in its reasonable discretion may determine in accordance with the Financing Documents and (c) to release or substitute any one or more endorsees, other guarantors or other obligors. The Administrative Agent may, at its election, in accordance with the terms and subject to the conditions set forth in the Credit Agreement and the OPNY Second Lien Documents, foreclose on any security held by it by one or more judicial or nonjudicial sales, or exercise any other right or remedy available to it against the Borrower or any of the Guarantors, or any security, without affecting or impairing in any way the liability of any of the Guarantors hereunder, except to the extent the Guaranteed Obligations have been indefeasibly paid in full in cash.

         SECTION 5. Subrogation. In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each of the Guarantors hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Lenders and the other Secured Parties, if and as appropriate, in cash the amount of such unpaid Guaranteed Obligation. No Guarantor shall exercise any claims or rights which it may now have or hereafter acquire against the Borrower or any other Credit Party that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Guarantee Agreement or any other Financing Documents, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Secured Party against the Borrower or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower directly or indirectly, in cash or other property or by setoff or any other manner, payment or security on account of such claim, remedy or right, until the later of (a) the indefeasible cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guarantee Agreement and (b) the termination of the Commitments. If any amount shall be paid to any Guarantor at any time prior to the later of the events set forth in clauses (a) and (b) of the preceding sentence, such amount shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guarantee Agreement, whether matured or unmatured, in accordance with the terms of the Financing Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guarantee Agreement thereafter arising. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Financing Documents and that the waiver set forth in this Section 5 is knowingly made in contemplation of such benefits.

         SECTION 6. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

         (a) Existence; Due Qualification; Compliance With Law. Such Guarantor
(a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) has all requisite power and authority to own its property and assets, to borrow money and to transact the business in which it is presently engaged and in which it proposes to be engaged, (c) has duly qualified and is authorized to do business and is in good standing in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset and (d) is in full compliance with its Governing Documents, all Contractual Obligations, all applicable material Requirements of Law and all Governmental Approvals, except to the extent that the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

         (b) Power; Authority; No Violation; Binding Effect. The execution, delivery and performance by such Guarantor of this Guarantee Agreement and the OPNY Second Lien Documents to which it is a party and the consummation of the transactions contemplated thereby (i) are within its powers, (ii) have been duly authorized by all necessary corporate or partnership action, (iii) do not and will not contravene (A) its Governing Documents or (B) any material Requirement of Law, any of its material Contractual Obligation or any material Governmental Approval binding on or affecting it and (iv) do not and will not conflict with or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Permitted Liens) upon any of its properties or assets pursuant to, the terms of any material Contractual Obligation binding on or affecting it.

         (c) Due Execution and Delivery. Such Guarantor has duly executed and delivered this Guarantee Agreement and each OPNY Second Lien Document to which it is a party. This Guarantee Agreement and each OPNY Second Lien Document to which such Guarantor is a party constitutes the legal, valid and binding obligation of each Guarantor (to the extent it is a party thereto), enforceable against such Guarantor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

         (d) Governmental Approvals. Each Guarantor has all Governmental Approvals required to authorize, and currently required to be maintained (and currently expects to be able to obtain all Governmental Approvals required in the future on or prior to the date and time required) under applicable Requirements of Law in connection with (i) the execution, delivery and performance by such Guarantor of this Guarantee Agreement and the other OPNY Second Lien Documents to which it is a party, and (ii) the legality, validity, binding effect or enforceability of this Guarantee Agreement and any other OPNY Second Lien Document to which such Guarantor is a party except, in each case where the failure to obtain such Governmental Approvals could not reasonably be expected to have a material adverse effect on any Portfolio Asset. Except as set forth on Schedule 4.04 of the OPMW Restated Credit Agreement, all applicable waiting periods (including appeal periods) relating to any such Governmental Approval or other approval which are required and have been obtained have expired without any adverse action taken with respect thereto. All such Governmental Approvals are in full force and effect and are not subject to any appeal or similar proceeding, except where the failure to be in full force and effect or any such appeal or proceeding could not reasonably be expected to have a material adverse effect on any Portfolio Asset. Such Guarantor is not in violation of any condition in any material Governmental Approval, which violation could reasonably be expected to have a material adverse effect on any Portfolio Asset.

         (e) Solvency. As of the Restructuring Effective Date, such Guarantor is and, after consummation of the transactions contemplated by this Guarantee Agreement, will be Solvent. As used herein, "Solvent" shall mean, with respect to any Person as of a particular date, that on such date (i) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature in their ordinary course, taking into account the timing of and amounts of cash to be received by such Person and the timing of and amounts of cash to be payable on or in respect of debts and liabilities of such Person, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the industry in which such Person is engaged or is to engage,
(iv) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         (f) Conditions Precedent. There are no conditions precedent to the effectiveness of this Guarantee Agreement that have not been satisfied or waived.

         (g) Independent Analysis. Such Guarantor has, independently and without reliance upon the Administrative Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guarantee Agreement. Such Guarantor has investigated fully the benefits and advantages which will be derived by it from execution of this Guarantee Agreement, and the Board of Directors of the general partner of such Guarantor has decided that a direct or an indirect benefit will accrue to such Guarantor by reason of the execution of this Guarantee Agreement.

         (h) Intent; Consideration. (i) This Guarantee Agreement is not given with actual intent to hinder, delay or defraud any Person to which any Guarantor is or will become, on or after the date hereof, indebted; (ii) such Guarantor has received at least a reasonably equivalent value in exchange for the giving of this Guarantee Agreement; (iii) such Guarantor is not engaged in a business or transaction, nor is about to engage in a business or transaction, for which any property remaining with such Guarantor constitutes an unreasonably small amount of capital; and (iv) such Guarantor does not intend to incur debts that will be beyond such Guarantor's ability to pay as such debts mature.

         SECTION 7. Preservation of Security Interests; Further Assurances. Except as provided for in the Intercreditor Agreement and except with respect to dispositions of assets permitted under Section 6.11 of the OPMW Restated Credit Agreement or Section 8.11 of the Subsidiary Guarantee (as defined in the OPMW Credit Agreement), preserve, or cause to be preserved, the security interests granted under the OPNY Second Lien Documents and undertake all actions which are necessary or appropriate in the reasonable judgment of the Administrative Agent to (i) maintain the Secured Parties' security interest in such Collateral in full force and effect at all times (including the priority thereof) and (ii) preserve and protect such Collateral and protect and enforce such Guarantor's rights and title and the rights of the Secured Parties to such Collateral, including the making or delivery of all filings and recordations, the payments of fees and other charges and the issuance of supplemental documentation, in each case in accordance with and subject to the terms of the Security Documents. Upon notice from the Administrative Agent, take or cause to be taken all action required or, in the reasonable opinion of the Administrative Agent, which is desirable to maintain and preserve the Liens of the OPNY Second Lien Documents and execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any of the OPNY Second Lien Documents) requested by the Administrative Agent for such purpose, in each case in accordance with and subject to the terms of the Security Documents. Notwithstanding any provision of this Guarantee Agreement or any other Financing Document, the Guarantor hereto hereby acknowledges and agrees that (i) the Borrower Entities are in the process of obtaining each of the consents identified in Schedule 5.18 to the Credit Agreement as a consent the Borrower Entities are required to obtain, (ii) the Borrower Entities shall use diligent and commercially reasonable efforts to obtain such consents, and (iii) no Borrower Entity shall be deemed to be in breach or violation of any provision of this Agreement or any other Financing Document due to a failure to obtain any such consent except as a result of the breach of such Borrower Entity's obligations under Section 5.18(b) of the Credit Agreement.

         SECTION 8. OPMW Restated Credit Agreement. After the indefeasible payment in full in cash of the OPMY Obligations, all obligations of the Guarantors under the OPMW Restated Credit Agreement and the other Financing Documents (as defined in the OPMW Restated Credit Agreement) to deliver certificates, plans, financial information, or other documents or information to, or obtain the consent of, any of the OPMW Administrative Agent, the OPMW Lenders, the Secured Parties (as defined in the OPMW Restated Credit Agreement) and the OPMW Lead Arrangers shall be satisfied by delivery of the same to, or obtaining the consent of, the Administrative Agent, the Lenders, the Secured Parties and the Lead Arrangers hereunder, respectively.

         SECTION 9. Amendments, Etc. No amendment, modification or waiver of any provision of this Guarantee Agreement and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and shall be executed and delivered in accordance with Section 9.02 of the Credit Agreement, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, this Guarantee Agreement may be amended, modified or waived with respect to any Guarantor, including by releasing any Guarantor hereunder, without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

         SECTION 10. Notices, Etc. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the Credit Agreement and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or at any other address or telecopy number which such party shall have specified for the purpose of communications hereunder by notice to the other parties hereunder.

         SECTION 11. No Waiver; Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Administrative Agent or any other Secured Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder and under the other Financing Documents are cumulative and are not exclusive of any other remedies provided by law. The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder or the transactions effected in conjunction therewith subject to avoidance under
Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

         SECTION 12. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Secured Party to or for the credit or the account of any Guarantor against any and all the obligations of such Guarantor then existing under this Guarantee Agreement and the other Financing Documents, irrespective of whether or not such Secured Party shall have made any demand under this Guarantee Agreement or such other Financing Document and although such obligations may be unmatured. The rights of each Secured Party under this Section 12 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

         SECTION 13. Continuing Guarantee. This Guarantee Agreement is a continuing guarantee and shall survive and remain in full force and effect until the Guaranteed Obligations and all other amounts payable under this Guarantee Agreement have been indefeasibly paid in full in cash, the Commitments have been terminated, all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been indefeasibly reimbursed in full, any ConEd Letter of Credit Disbursements have been indefeasibly reimbursed in full, and shall be reinstated to the extent provided in Section 2(b).

         SECTION 14. Assignments. This Guarantee Agreement and the terms, covenants and conditions hereof shall be binding upon each Guarantor and its successors and shall inure to the benefit of the Administrative Agent, the other Secured Parties and their respective successors and assigns. Upon the assignment by any Lender of all or any portion of its rights and obligations in accordance with the Credit Agreement (including all or any portion of its Commitment, the Loans owing to it and the Note or Notes held by it) to any other person, such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. None of the Guarantors shall be permitted to assign, transfer or delegate any of its rights or obligations under this Guarantee Agreement without the prior written consent of the Administrative Agent and each Lender (and any such purported assignment, transfer or delegation without such consent shall be void).

         SECTION 15. Contribution. Rights of contribution among the Guarantors are set forth in the OPMW Indemnity, Subrogation and Contribution Agreement.

         SECTION 16. Counterparts. This Guarantee Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Guarantee Agreement shall be effective with respect to any Guarantor when a counterpart hereof which bears the signature of such Guarantor shall have been delivered to the Administrative Agent.

         SECTION 17. Savings Clause. In the event any one or more of the provisions contained in this Guarantee Agreement should be held invalid, illegal or unenforceable in any respect with respect to any Guarantor, no party hereto shall be required to comply with such provision with respect to such Guarantor for so long as such provision is held to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions contained herein, and of such invalid, illegal or unenforceable provision with respect to any other Guarantor, shall not in any way be affected or impaired. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 18. Governing Law; Submission to Jurisdiction and Venue. (a) THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN EACH GUARANTOR AND EACH SECURED PARTY IN CONNECTION WITH THIS GUARANTEE AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS

(AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

         (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, EACH GUARANTOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS GUARANTEE AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT EACH GUARANTOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH GUARANTOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (c) EACH GUARANTOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST SUCH GUARANTOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. EACH GUARANTOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (d) THE GUARANTORS AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS GUARANTEE AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

         (e) EACH GUARANTOR HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH GUARANTOR TO RECEIVE FOR AND ON BEHALF OF THE GUARANTOR SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTEE

AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO SUCH GUARANTOR AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH SECTION 10. EACH GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH GUARANTOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

         (f) NOTHING IN THIS GUARANTEE AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS GUARANTEE AGREEMENT (i) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW (ii) OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE AGAINST ANY PARTY IN EITHER CASE SOLELY AS PERMITTED IN SUBSECTION (c) OF THIS SECTION 18.

         SECTION 19. Subordination by Guarantors. Each Guarantor hereby subordinates in right of payment all indebtedness of the Borrower, any other Credit Party or any other Guarantor owing to such Guarantor, whether originally contracted with such Guarantor or acquired by such Guarantor by assignment, transfer or otherwise, whether now owed or hereafter arising, whether for principal, interest, fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof, to the prior indefeasible payment in full in cash of the Guaranteed Obligations, whether now owed or hereafter arising, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding referred to in Section
7.07 of the Credit Agreement), fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof.

         SECTION 20. Intercreditor Agreement. (a) The rights and remedies granted to the Administrative Agent hereunder and under OPNY Second Lien Documents are subject to the terms and conditions of the Intercreditor Agreement.

                  (b) The guaranty obligations hereunder are subordinate to the prior cash payment of all obligations of the Guarantors to the OPMW Lenders under and pursuant to the OPMW Credit Agreement.

         SECTION 21. Survival of Agreement. All covenants, agreements, representations and warranties made by each Guarantor herein shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of the Notes evidencing such Loans, regardless of any investigation made by the Lenders or the Agents or on their behalf, and shall continue in full force and effect until the Guaranteed Obligations and any other amounts payable under this Guarantee Agreement or any other Financing Document have been indefeasibly paid in full in cash and the Commitments have been terminated, and, upon such occurrence, this

Guarantee Agreement shall terminate, subject to any reinstatement pursuant to
Section 2(b) above.

         SECTION 22. Entire Agreement. This Guarantee Agreement and the other Financing Documents constitute the entire contract between the parties relative to the subject matter hereof. Any agreement previously entered into among the parties with respect to the subject matter hereof is superseded by this Guarantee Agreement and the other Financing Documents. Nothing in this Guarantee Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and the other Secured Parties, any rights, remedies, obligations or liabilities under or by reason of this Guarantee Agreement.

         SECTION 23. Headings. Section headings used herein, and the Table of Contents, are for convenience of reference only, are not part of this Guarantee Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Guarantee Agreement.

         IN WITNESS WHEREOF, each party hereto has caused this Guarantee Agreement to be duly executed, attested and delivered by its officers thereunto duly authorized as of the date first above written.

                                       GUARANTORS:

                                       ORION POWER MIDWEST LP, INC.

                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: Senior Vice President -
                                                        Finance
                                       Telephone: (713) 207-3160
                                       Telecopy:  (713) 207-0988

                                       With a copy to:
                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: General Counsel
                                       Telephone: (713) 207-7265
                                       Telecopy:  (713) 393-0140


                                       ORION POWER MIDWEST GP, INC.

                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: Senior Vice President -
                                                        Finance
                                       Telephone: (713) 207-3160
                                       Telecopy:  (713) 207-0988

                                       With a copy to:
                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: General Counsel
                                       Telephone: (713) 207-7265
                                       Telecopy:  (713) 393-0140

                                       ORION POWER MIDWEST, L.P.

                                       By: Orion Power MidWest GP, Inc., its
                                           general partner

                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: Senior Vice President -
                                                        Finance
                                       Telephone: (713) 207-3160
                                       Telecopy:  (713) 207-0988

                                       With a copy to:
                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: General Counsel
                                       Telephone: (713) 207-7265
                                       Telecopy:  (713) 393-0140

                                       TWELVEPOLE CREEK, LLC

                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: Senior Vice President -
                                                        Finance
                                       Telephone: (713) 207-3160
                                       Telecopy:  (713) 207-0988

                                       With a copy to:
                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: General Counsel
                                       Telephone: (713) 207-7265
                                       Telecopy:  (713) 393-0140

                                       ADMINISTRATIVE AGENT:

                                       BANK OF AMERICA, N.A.,
                                       as Administrative Agent,


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:  101 North Tryon Street
                                                 NC1-001-08-19
                                                 Charlotte, NC 28255
                                                 Attn: Laura S. Ryan
                                       Telecopy: (704) 386-3324

                                                                     EXHIBIT L-3
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT




================================================================================





                               GUARANTEE AGREEMENT

                          DATED AS OF OCTOBER 28, 2002

                                      AMONG

                            ORION POWER CAPITAL, LLC

                                       AND

                             BANK OF AMERICA, N.A.,

                             AS ADMINISTRATIVE AGENT





================================================================================

                                TABLE OF CONTENTS

Section                                                                                                        Page
SECTION 1.        Guarantee.......................................................................................1

SECTION 2.        Guarantee Absolute..............................................................................1

SECTION 3.        Waivers.........................................................................................2

SECTION 4.        Security for Guarantee..........................................................................5

SECTION 5.        Subrogation.....................................................................................5

SECTION 6.        Representations and Warranties..................................................................6

SECTION 7.        Combined Debt Service Coverage Ratio............................................................8

SECTION 8.        Preservation of Security Interests; Further Assurances..........................................8

SECTION 9.        Amendments, Etc.................................................................................9

SECTION 10.       Notices, Etc....................................................................................9

SECTION 11.       No Waiver; Remedies.............................................................................9

SECTION 12.       Right of Set-off................................................................................9

SECTION 13.       Continuing Guarantee............................................................................9

SECTION 14.       Assignments.....................................................................................9

SECTION 15.       Contribution...................................................................................10

SECTION 16.       Counterparts...................................................................................10

SECTION 17.       Savings Clause.................................................................................10

SECTION 18.       Governing Law; Submission to Jurisdiction and Venue............................................10

SECTION 19.       Subordination by Guarantor.....................................................................12

SECTION 20.       Intercreditor Agreement........................................................................12

SECTION 21.       Survival of Agreement..........................................................................12

SECTION 22.       Entire Agreement...............................................................................12

SECTION 23.       Headings.......................................................................................12

         THIS GUARANTEE AGREEMENT (this "Guarantee Agreement") is dated as of October 28, 2002 between ORION POWER CAPITAL, LLC, a Delaware limited liability company (the "Guarantor") and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the "Administrative Agent") for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).

         Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 28, 2002 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Orion Power New York, L.P. (the "Borrower"), Banc of America Securities LLC and BNP Paribas, as lead arrangers (the "Lead Arrangers") and as joint book runners, the financial institutions from time to time signatories thereto (the "Lenders"), Bank of America, N.A., as issuing bank, the Administrative Agent, BNP Paribas, as syndication agent, and Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, pursuant to which the Lenders have agreed to extend credit to the Borrower upon the terms and subject to the conditions set forth therein. Terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement and the principles of construction set forth in Section 1.04 of the Credit Agreement shall apply hereto. As used herein, "Other Credit Parties" means any and all of the Credit Parties other than the Guarantor.

         The obligations of the Lenders to continue to extend credit under the Credit Agreement are conditioned on, among other things, the execution and delivery by the Guarantor of a Guarantee Agreement in the form hereof. As the indirect owner of 100% of the Capital Stock of the Borrower, the Guarantor acknowledges that it will derive substantial benefits from the extension of credit to the Borrower under the Credit Agreement. As consideration therefor and in order to induce the Lenders to make Loans and continue to issue the Letters of Credit, the Guarantor is willing to execute and deliver this Guarantee Agreement.

         Accordingly, the Guarantor, intending to be legally bound, hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

         SECTION 1. Guarantee. The Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment by the Borrower of (a) the principal of and interest (including interest accruing after the filing of a petition initiating any proceeding referred to in Section 7.07 of the Credit Agreement) on the Loans and all amounts drawn under all Letters of Credit, when and as due and payable, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Borrower under any Interest Hedge Contract entered into by the Borrower with any Lender, and (c) all other Obligations of the Borrower and the payment obligations of the Other Credit Parties (other than the Sponsor) to the Secured Parties under the Credit Agreement and the other Financing Documents (all the foregoing obligations being collectively called the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred in enforcing any rights under this Guarantee Agreement.

         SECTION 2. Guarantee Absolute. (a) The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Financing

Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. The obligations of the Guarantor under this Guarantee Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee Agreement, irrespective of whether any action is brought against the Borrower or any Other Credit Party or whether the Borrower or any Other Credit Party is joined in any such action or actions. This Guarantee Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by the Guarantor of the Guaranteed Obligations in each and every particular. The obligations of the Guarantor hereunder are several from those of the Borrower and are primary obligations concerning which the Guarantor is the principal obligor. The Secured Parties shall not be required to mitigate damages or take any action to reduce, collect or enforce the Guaranteed Obligations.

         (b) This Guarantee Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

         (c) The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which the Guarantor may have at any time against the Borrower or any Other Credit Party, the Administrative Agent or other Secured Party or any other corporation or person, whether in connection herewith or any unrelated transactions; provided, that, nothing herein shall prevent the assertion of any such claim by separate suit or counterclaim. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to any Secured Party under the Financing Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

         SECTION 3. Waivers. The Guarantor hereby waives presentment to, demand of payment from and protest to the Borrower or any Other Credit Party of any of the Guaranteed Obligations, and also waives promptness, diligence, notice of acceptance of its guarantee, any other notice with respect to any of the Guaranteed Obligations and this Guarantee Agreement and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto. The Guarantor further waives any right to require that resort be had by the Administrative Agent or any other Secured Party to any security held for payment of the Guaranteed Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person. The Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by applicable Requirements of Law, and agrees to the fullest extent permitted by applicable Requirements of Law that the Guarantor's obligations under this Guarantee Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including rights to notice) which the Guarantor might otherwise have as a result of or in connection with any of the following:

                  (i) any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Guaranteed Obligations or any instrument executed in connection therewith, or any contract or understanding with the Borrower, the Administrative Agent, the other Secured Parties, or any of them, or any other person, pertaining to the Guaranteed Obligations;

                  (ii) any adjustment, indulgence, forbearance or compromise that might be granted or given by the Administrative Agent or any other Secured Party to the Borrower or any Other Credit Party or any person liable on the Guaranteed Obligations; or the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise any right or remedy against the Borrower or any Other Credit Party under the provisions of any Financing Document or otherwise; or any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Financing Document, any guarantee or any other agreement;

                  (iii) the insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of the Borrower or any Other Credit Party or any other person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of the Borrower or any Other Credit Party, or any change, restructuring or termination of the corporate structure or existence of the Borrower or any Other Credit Party, or any sale, lease or transfer of any or all of the assets of the Borrower or any Other Credit Party, or any change in the shareholders, partners, or members of the Borrower or any Other Credit Party; or any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;

                  (iv) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that the Guaranteed Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Guaranteed Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;

                  (v) any full or partial release of the liability of the Borrower on the Guaranteed Obligations or any part thereof, of any co-guarantors, or of any other person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed

         Obligations or any part thereof, it being recognized, acknowledged and agreed by the Guarantor that the Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other person, and the Guarantor has not been induced to enter into this Guarantee Agreement on the basis of a contemplation, belief, understanding or agreement that any parties other than the Borrower will be liable to perform the Guaranteed Obligations, or that the Secured Parties will look to other parties to perform the Guaranteed Obligations;

                  (vi) the taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations;

                  (vii) any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, unreasonable or unjustifiable impairment) of any letter of credit, collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;

                  (viii) the failure of the Administrative Agent, any other Secured Party or any other person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

                  (ix) the fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by the Guarantor that the Guarantor is not entering into this Guarantee Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the Collateral;

                  (x) any payment by the Borrower to the Administrative Agent or any other Secured Party being held to constitute a preference under Title 11 of the United States Code or any similar Federal or state law, or for any reason the Administrative Agent or any other Secured Party being required to refund such payment or pay such amount to the Borrower or someone else;

                  (xi) any other action taken or omitted to be taken with respect to the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices the Guarantor or increases the likelihood that the Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of the Guarantor that the Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether or not contemplated, and whether or not otherwise or particularly described herein, except for the full and indefeasible payment and satisfaction of the Guaranteed Obligations in cash;

                  (xii) the fact that all or any of the Guaranteed Obligations cease to exist by operation of law, including by way of a discharge, limitation or tolling thereof under applicable bankruptcy laws; or

                  (xiii) any other circumstance (including any statute of limitations) that might in any manner or to any extent otherwise constitute a defense (other than a defense of indefeasible payment and performance in full of the Guaranteed Obligations) available to, vary the risk of, or operate as a discharge of, the Borrower or the Guarantor as a matter of law or equity.

All waivers herein contained shall be without prejudice to the Administrative Agent at its option to proceed against the Borrower, the Guarantor or any other person, whether by separate action or by joinder.

         SECTION 4. Security for Guarantee. The Guarantor authorizes the Administrative Agent, in accordance with the terms and subject to the conditions set forth in the Credit Agreement and the Security Documents, (a) to take and hold security for the payment of this Guarantee Agreement and the Guaranteed Obligations and to exchange, enforce, waive and release any such security, (b) to apply such security and direct the order or manner of sale thereof as the Administrative Agent in its reasonable discretion may determine in accordance with the other Financing Documents and (c) to release or substitute any one or more endorsees, other guarantors or other obligors. The Administrative Agent may, at its election, in accordance with the terms and subject to the conditions set forth in the Credit Agreement and the Security Documents, foreclose on any security held by it by one or more judicial or nonjudicial sales, or exercise any other right or remedy available to it against the Borrower, any Other Credit Party or the Guarantor, or any security, without affecting or impairing in any way the liability of the Guarantor hereunder, except to the extent the Guaranteed Obligations have been indefeasibly paid in full in cash.

         SECTION 5. Subrogation. In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any other Secured Party has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower or any Other Credit Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Lenders and the other Secured Parties, if and as appropriate, in cash the amount of such unpaid Guaranteed Obligation. The Guarantor shall not exercise any claims or rights which it may now have or hereafter acquire against the Borrower or any Other Credit Party that arise from the existence, payment, performance or enforcement of the Guarantor's obligations under this Guarantee Agreement or any other Financing Documents, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Secured Party against the Borrower, any Other Credit Party or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower or any Other Credit Party, directly or indirectly, in cash or other property or by setoff or any other manner, payment or security on account of such claim, remedy or right until the later of
(a) the indefeasible cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guarantee Agreement and (b) the termination of the Commitments. If any amount shall be paid by the Guarantor at any time prior to the later of the events set forth in clauses (a) and (b) of the preceding sentence, such amount shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guarantee Agreement, whether matured or unmatured, in accordance with the terms of the Intercreditor Agreement and the Financing Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guarantee Agreement thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Financing Documents and that the waiver set forth in this Section 5 is knowingly made in contemplation of such benefits.

         SECTION 6. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

         (a) Existence; Due Qualification; Compliance With Law. The Guarantor
(i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets, to borrow money and to transact the business in which it is presently engaged and in which it proposes to be engaged, (iii) has duly qualified and is authorized to do business and is in good standing in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset and (iv) is in full compliance with its Governing Documents, all Contractual Obligations, all applicable material Requirements of Law and all Governmental Approvals in respect of the conduct of its business and the ownership of its property, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

         (b) Power; Authority; No Violation; Binding Effect. The execution, delivery and performance by the Guarantor of this Guarantee Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) are within its powers, (ii) have been duly authorized by all necessary limited liability company action,
(iii) do not and will not contravene (A) its Governing Documents or (B) any material Requirement of Law, any of its material Contractual Obligation or any material Governmental Approval binding on or affecting it, and (iv) do not and will not conflict with or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Permitted Liens) upon any of its properties or assets pursuant to the terms of any material Contractual Obligation binding on or affecting it.

         (c) Due Execution and Delivery. The Guarantor has duly executed and delivered this Guarantee Agreement and each other Transaction Document to which it is a party. This Guarantee Agreement and each other Transaction Document to which the Guarantor is a party constitutes the legal, valid and binding obligation of the Guarantor (to the extent it is a party thereto), enforceable against the Guarantor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

         (d) Governmental Approvals. No Governmental Approval (except such as have been duly obtained, made or given, and are in full force and effect) is required to authorize, or is required in connection with (i) the execution, delivery or performance of this Guarantee Agreement by the Guarantor, and (ii) the legality, validity, binding effect or enforceability of this Guarantee Agreement, except in each case where the failure to obtain such Governmental Approval could not reasonably be expected to have a material adverse effect on any Portfolio Asset. Except as set forth in Schedule 4.04 to the Credit Agreement, all applicable waiting periods relating to any such Governmental Approval or other approval which are required and have been obtained have expired without any adverse action taken with respect thereto.

         (e) Solvency. As of the Restructuring Effective Date, the Guarantor is and, after consummation of the transactions contemplated by this Guarantee Agreement, will be Solvent. As used herein, "Solvent" shall mean, with respect to any Person as of a particular date, that on such date (i) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature in their ordinary course, taking into account the timing of and amounts of cash to be received by such Person and the timing of and amounts of cash to be payable on or in respect of debts and liabilities of such Person, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the industry in which such Person is engaged or is to engage,
(iv) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         (f) Conditions Precedent. There are no conditions precedent to the effectiveness of this Guarantee Agreement that have not been satisfied or waived.

         (g) Independent Analysis. The Guarantor has, independently and without reliance upon the Administrative Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guarantee Agreement. The Guarantor has investigated fully the benefits and advantages which will be derived by it from execution of this Guarantee Agreement, and the Managers of the Guarantor have decided that a direct or an indirect benefit will accrue to such Guarantor by reason of the execution of this Guarantee Agreement.

         (h) Intent; Consideration. (i) This Guarantee Agreement is not given with actual intent to hinder, delay or defraud any Person to which the Guarantor is or will become, on or after the date hereof, indebted; (ii) the Guarantor has received at least a reasonably equivalent value in exchange for the giving of this Guarantee Agreement; (iii) the Guarantor is not engaged in a business or transaction, nor is about to engage in a business or transaction, for which any property remaining with such Guarantor constitutes an unreasonably small amount of capital; and (iv) the Guarantor does not intend to incur debts that will be beyond the Guarantor's ability to pay as such debts mature.

         SECTION 7. Combined Debt Service Coverage Ratio. So long as this Guarantee Agreement is in effect and any Lenders shall have any Commitment outstanding under the Credit Agreement, and until the Notes, together with interest, and all other Obligations are indefeasibly paid in full in cash and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been indefeasibly reimbursed in full in cash, the Guarantor shall cause to be maintained an average annual Combined Debt Service Coverage Ratio of at least 1.50 to 1.00 calculated on a trailing twelve month basis for any date of determination; provided that, if the date of determination occurs on or prior to June 30, 2003, such ratio shall be calculated on the basis of actual results over the period from and including July 1, 2002, to, but excluding such date of determination.

         SECTION 8. Preservation of Security Interests; Further Assurances(a) . Except with respect to dispositions permitted under Section 6.11 of the Credit Agreement, the Guarantor shall preserve, or cause to be preserved, the security interests granted under the Security Documents and undertake all actions which are necessary or appropriate in the reasonable judgment of the Administrative Agent to (i) maintain the Secured Parties' security interest in the Collateral in full force and effect at all times (including the priority thereof) and (ii) preserve and protect the Collateral and protect and enforce the Guarantor's rights and title and the rights of the Secured Parties to the Collateral, including the making or delivery of all filings and recordations, the payments of fees and other charges and the issuance of supplemental documentation in each case in accordance with and subject to the terms of the Security Documents. Upon notice from the Administrative Agent, the Guarantor shall take or cause to be taken all action required or, in the reasonable opinion of the Administrative Agent, which is desirable to maintain and preserve the Liens of the Security Documents and execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any of the Security Documents) requested by the Administrative Agent for such purpose, in each case in accordance with and subject to the terms of the Security Documents. Notwithstanding any provision of this Guarantee Agreement or any other Financing Document, the Guarantor hereto hereby acknowledges and agrees that (i) the Borrower Entities are in the process of obtaining each of the consents identified in the Schedule 5.18 to the Credit Agreement as a consent required to be obtained by the Borrower, (ii) the Borrower Entities shall use diligent and commercially reasonable efforts to obtain such consents, and (iii) no Borrower Entity shall be deemed to be in breach or violation of any provision of this Agreement or any other Financing Document due to a failure to obtain any such consent except as a result of the breach of such Borrower Entity's obligations under Section 5.18(b) of the Credit Agreement.

         SECTION 9. Amendments, Etc. No amendment, modification or waiver of any provision of this Guarantee Agreement and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and shall be executed and delivered in accordance with Section 9.02 of the Credit Agreement, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 10. Notices, Etc. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the Credit Agreement, and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or at any other address or telecopy number which such party shall have specified for the purpose of communications hereunder by notice to the other parties hereunder.

         SECTION 11. No Waiver; Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Administrative Agent or any other Secured Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder and under the other Financing Documents are cumulative and are not exclusive of any other remedies provided by law.

         SECTION 12. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Secured Party to or for the credit or the account of the Guarantor against any and all the obligations of the Guarantor then existing under this Guarantee Agreement and the other Financing Documents, irrespective of whether or not such Secured Party shall have made any demand under this Guarantee Agreement or such other Financing Document and although such obligations may be unmatured. The rights of each Secured Party under this Section 12 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

         SECTION 13. Continuing Guarantee. This Guarantee Agreement is a continuing guarantee and shall survive and remain in full force and effect until the Guaranteed Obligations and all other amounts payable under this Guarantee Agreement have been indefeasibly paid in full in cash, the Commitments have been terminated, all Letters of Credit have been cancelled or have expired, any ConEd Letter of Credit Disbursements have been reimbursed in full, and shall be reinstated to the extent provided in Section 2(b).

         SECTION 14. Assignments. This Guarantee Agreement and the terms, covenants and conditions hereof shall be binding upon the Guarantor and its successors and shall inure to the benefit of the Administrative Agent, the other Secured Parties and their respective successors and assigns. Upon the assignment by any Lender of all or any portion of its rights and obligations in accordance with the Credit Agreement (including all or any portion of its Commitment, the Loans owing to it and the Note or Notes held by it) to any other person, such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. The Guarantor shall not be permitted to assign, transfer or delegate any of its rights or obligations under this Guarantee Agreement without the prior written consent of the Administrative Agent and each Lender (and any such purported assignment, transfer or delegation without such consent shall be void).

         SECTION 15. Contribution. Subject to Section 5, Guarantor waives all right of contribution against the Other Credit Parties for payments made under this Guarantee Agreement.

         SECTION 16. Counterparts. This Guarantee Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Guarantee Agreement shall be effective with respect to the Guarantor when a counterpart hereof which bears the signature of the Guarantor shall have been delivered to the Administrative Agent.

         SECTION 17. Savings Clause. In the event any one or more of the provisions contained in this Guarantee Agreement should be held invalid, illegal or unenforceable in any respect with respect to the Guarantor, no party hereto shall be required to comply with such provision with respect to the Guarantor for so long as such provision is held to be invalid, illegal or unenforceable. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 18. Governing Law; Submission to Jurisdiction and Venue. (a) THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE GUARANTOR AND EACH SECURED PARTY IN CONNECTION WITH THIS GUARANTEE AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

         (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, THE GUARANTOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS GUARANTEE AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE GUARANTOR AND EACH SECURED PARTY ACKNOWLEDGE THAT

ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. THE GUARANTOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (c) THE GUARANTOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST THE GUARANTOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. THE GUARANTOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (d) THE GUARANTOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS GUARANTEE AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

         (e) THE GUARANTOR HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF THE GUARANTOR TO RECEIVE FOR AND ON BEHALF OF THE GUARANTOR SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTEE AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO THE GUARANTOR AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH SECTION 9.01. THE GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE GUARANTOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

         (f) NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT (i) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY, IN EITHER CASE SOLELY AS PERMITTED IN SUBSECTION (c) OF THIS SECTION 18.

         SECTION 19. Subordination by Guarantor. The Guarantor hereby subordinates in right of payment all indebtedness of the Borrower or any Other Credit Party owing to the Guarantor, whether originally contracted with the Guarantor or acquired by the Guarantor by assignment, transfer or otherwise, whether now owed or hereafter arising, whether for principal, interest, fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof, to the prior indefeasible payment in full in cash of the Guaranteed Obligations, whether now owed or hereafter arising, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding referred to in Section 7.07 of the Credit Agreement), fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof.

         SECTION 20. Intercreditor Agreement. The rights and remedies granted to the Administrative Agent hereunder and under the Security Documents are subject to the terms and conditions of the Intercreditor Agreement.

         SECTION 21. Survival of Agreement. All covenants, agreements, representations and warranties made by the Guarantor herein shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of the Notes evidencing such Loans, regardless of any investigation made by the Lenders or the Agents or on their behalf, and shall continue in full force and effect until the Guaranteed Obligations and any other amounts payable under this Guarantee Agreement or any other Financing Document have been indefeasibly paid in full in cash and the Commitments have been terminated, and, upon such occurrence, this Guarantee Agreement shall terminate, subject to any reinstatement pursuant to Section 2(b) above.

         SECTION 22. Entire Agreement. This Guarantee Agreement and the other Financing Documents constitute the entire contract between the parties relative to the subject matter hereof. Any agreement previously entered into among the parties with respect to the subject matter hereof is superseded by this Guarantee Agreement and the other Financing Documents. Nothing in this Guarantee Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and the other Secured Parties, any rights, remedies, obligations or liabilities under or by reason of this Guarantee Agreement.

         SECTION 23. Headings. Section headings used herein, and the Table of Contents, are for convenience of reference only, are not part of this Guarantee Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Guarantee Agreement.

         IN WITNESS WHEREOF, each party hereto has caused this Guarantee Agreement to be duly executed, attested and delivered by its officers thereunto duly authorized as of the date first above written.

                                       GUARANTOR:

                                       ORION POWER CAPITAL, LLC


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: Senior Vice President -
                                                        Finance
                                       Telephone: (713) 207-3160
                                       Telecopy:  (713) 207-0988

                                       With a copy to:
                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: General Counsel
                                       Telephone: (713) 207-7265
                                       Telecopy:  (713) 393-0140



                                       ADMINISTRATIVE AGENT:

                                       BANK OF AMERICA, N.A.,
                                       as Administrative Agent,


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:  101 North Tryon Street
                                                 NC1-001-08-19
                                                 Charlotte, NC 28255
                                                 Attn: Laura S. Ryan
                                       Telecopy: (704) 386-3324

                                                                     EXHIBIT L-4
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT




================================================================================





                               GUARANTEE AGREEMENT

                          DATED AS OF OCTOBER 28, 2002

                                      AMONG

                         [ORION POWER NEW YORK LP, INC.]
                         [ORION POWER NEW YORK GP, INC.]

                                       AND

                             BANK OF AMERICA, N.A.,

                             AS ADMINISTRATIVE AGENT





================================================================================

                                TABLE OF CONTENTS

Section                                                                                                        Page
SECTION 1.        Guarantee.......................................................................................1

SECTION 2.        Guarantee Absolute..............................................................................2

SECTION 3.        Waivers.........................................................................................2

SECTION 4.        Security for Guarantee..........................................................................5

SECTION 5.        Subrogation.....................................................................................5

SECTION 6.        Representations and Warranties..................................................................6

SECTION 7.        [TO BE INSERTED IN LP GUARANTEE]................................................................8

SECTION 8.        Preservation of Security Interests; Further Assurances..........................................8

SECTION 9.        Limitation on Recourse..........................................................................9

SECTION 10.       Amendments, Etc.................................................................................9

SECTION 11.       Notices, Etc....................................................................................9

SECTION 12.       No Waiver; Remedies.............................................................................9

SECTION 13.       Right of Set-off................................................................................9

SECTION 14.       Continuing Guarantee............................................................................9

SECTION 15.       Assignments....................................................................................10

SECTION 16.       Counterparts...................................................................................10

SECTION 17.       Savings Clause.................................................................................10

SECTION 18.       Governing Law; Submission to Jurisdiction and Venue............................................10

SECTION 19.       Subordination by Guarantor.....................................................................12

SECTION 20.       Intercreditor Agreement........................................................................12

SECTION 21.       Survival of Agreement..........................................................................12

SECTION 22.       Entire Agreement...............................................................................12

SECTION 23.       Headings.......................................................................................12

         THIS GUARANTEE AGREEMENT (this "Guarantee Agreement") is dated as of October 28, 2002 between [ORION POWER NEW YORK LP, INC.] [ORION POWER NEW YORK GP, INC.], a Delaware corporation (the "Guarantor") and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the "Administrative Agent") for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).

         Reference is made to that certain Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Orion Power New York, L.P. (the "Borrower"), Banc of America Securities LLC and BNP Paribas, as lead arrangers (the "Lead Arrangers") and joint book runners, the financial institutions from time to time signatories thereto (the "Lenders"), Bank of America, N.A., as Issuing Bank, the Administrative Agent, BNP Paribas, as syndication agent, and Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, pursuant to which the Lenders have agreed to renew, modify and extend credit to the Borrower upon the terms and subject to the conditions set forth therein. Terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement and the principles of construction set forth in Section 1.04 of the Credit Agreement shall apply hereto. As used herein, "Other Credit Parties" means any and all of the Credit Parties other than the Guarantor.

         The obligations of the Lenders to continue to extend credit under the Credit Agreement are conditioned on, among other things, the execution and delivery by the Guarantor of a Guarantee Agreement in the form hereof. As the direct owner of [99.0] [1.0]% of the Capital Stock of the Borrower, the Guarantor acknowledges that it will derive substantial benefits from the extension of credit to the Borrower under the Credit Agreement. As consideration therefor and in order to induce the Lenders to make Loans and continue to issue the Letters of Credit, the Guarantor is willing to execute and deliver this Guarantee Agreement.

         Accordingly, the Guarantor, intending to be legally bound, hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

         SECTION 1. Guarantee. The Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment by the Borrower of (a) the principal of and interest (including interest accruing after the filing of a petition initiating any proceeding referred to in Section 7.07 of the Credit Agreement) on the Loans and all amounts drawn under all Letters of Credit, when and as due and payable, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Borrower under any Interest Hedge Contract entered into by the Borrower with any Lender, and (c) all other Obligations of the Borrower and the payment obligations of the Other Credit Parties (other than the Sponsor) to the Secured Parties under the Credit Agreement and the other Financing Documents (all the foregoing obligations being collectively called the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred in enforcing any rights under this Guarantee Agreement.

         SECTION 2. Guarantee Absolute. (a) The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Financing Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. The obligations of the Guarantor under this Guarantee Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee Agreement, irrespective of whether any action is brought against the Borrower or any Other Credit Party or whether the Borrower or any Other Credit Party is joined in any such action or actions. This Guarantee Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by the Guarantor of the Guaranteed Obligations in each and every particular. The obligations of the Guarantor hereunder are several from those of the Borrower and are primary obligations concerning which the Guarantor is the principal obligor. The Secured Parties shall not be required to mitigate damages or take any action to reduce, collect or enforce the Guaranteed Obligations.

         (b) This Guarantee Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

         (c) The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which the Guarantor may have at any time against the Borrower or any Other Credit Party, the Administrative Agent or other Secured Party or any other corporation or person, whether in connection herewith or any unrelated transactions; provided, that, nothing herein shall prevent the assertion of any such claim by separate suit or counterclaim. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to any Secured Party under the Financing Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

         SECTION 3. Waivers. The Guarantor hereby waives presentment to, demand of payment from and protest to the Borrower or any Other Credit Party of any of the Guaranteed Obligations, and also waives promptness, diligence, notice of acceptance of its guarantee, any other notice with respect to any of the Guaranteed Obligations and this Guarantee Agreement and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto. The Guarantor further waives any right to require that resort be had by the Administrative Agent or any other Secured Party to any security held for payment of the Guaranteed Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person. The Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by applicable Requirements of Law, and agrees to the fullest extent permitted by applicable Requirements of Law that the Guarantor's obligations under this Guarantee Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including rights to notice) which the Guarantor might otherwise have as a result of or in connection with any of the following:

                  (i) any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Guaranteed Obligations or any instrument executed in connection therewith, or any contract or understanding with the Borrower, the Administrative Agent, the other Secured Parties, or any of them, or any other person, pertaining to the Guaranteed Obligations;

                  (ii) any adjustment, indulgence, forbearance or compromise that might be granted or given by the Administrative Agent or any other Secured Party to the Borrower or any Other Credit Party or any person liable on the Guaranteed Obligations; or the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise any right or remedy against the Borrower or any Other Credit Party under the provisions of any Financing Document or otherwise; or any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Financing Document, any guarantee or any other agreement;

                  (iii) the insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of the Borrower or any Other Credit Party or any other person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of the Borrower or any Other Credit Party, or any change, restructuring or termination of the corporate structure or existence of the Borrower or any Other Credit Party, or any sale, lease or transfer of any or all of the assets of the Borrower or any Other Credit Party, or any change in the shareholders, partners, or members of the Borrower or any Other Credit Party; or any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;

                  (iv) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that the Guaranteed Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Guaranteed Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;

                  (v) any full or partial release of the liability of the Borrower on the Guaranteed Obligations or any part thereof, of any co-guarantors, or of any other person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof, it being recognized, acknowledged and agreed by the Guarantor that the Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other person, and the Guarantor has not been induced to enter into this Guarantee Agreement on the basis of a contemplation, belief, understanding or agreement that any parties other than the Borrower will be liable to perform the Guaranteed Obligations, or that the Secured Parties will look to other parties to perform the Guaranteed Obligations;

                  (vi) the taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations;

                  (vii) any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, unreasonable or unjustifiable impairment) of any letter of credit, collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;

                  (viii) the failure of the Administrative Agent, any other Secured Party or any other person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

                  (ix) the fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by the Guarantor that the Guarantor is not entering into this Guarantee Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the Collateral;

                  (x) any payment by the Borrower to the Administrative Agent or any other Secured Party being held to constitute a preference under Title 11 of the United States Code or any similar Federal or state law, or for any reason the Administrative Agent or any other Secured Party being required to refund such payment or pay such amount to the Borrower or someone else;

                  (xi) any other action taken or omitted to be taken with respect to the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices the Guarantor or increases the likelihood that the Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of the Guarantor that the Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether or not contemplated, and whether or not otherwise or particularly described herein, except for the full and indefeasible payment and satisfaction of the Guaranteed Obligations in cash;

                  (xii) the fact that all or any of the Guaranteed Obligations cease to exist by operation of law, including by way of a discharge, limitation or tolling thereof under applicable bankruptcy laws; or

                  (xiii) any other circumstance (including any statute of limitations) that might in any manner or to any extent otherwise constitute a defense (other than a defense of indefeasible payment and performance in full of the Guaranteed Obligations) available to, vary the risk of, or operate as a discharge of, the Borrower or the Guarantor as a matter of law or equity.

All waivers herein contained shall be without prejudice to the Administrative Agent at its option to proceed against the Borrower, the Guarantor or any other person, whether by separate action or by joinder.

         SECTION 4. Security for Guarantee. The Guarantor authorizes the Administrative Agent, in accordance with the terms and subject to the conditions set forth in the Credit Agreement and the Security Documents, (a) to take and hold security for the payment of this Guarantee Agreement and the Guaranteed Obligations and to exchange, enforce, waive and release any such security, (b) to apply such security and direct the order or manner of sale thereof as the Administrative Agent in its reasonable discretion may determine in accordance with the other Financing Documents and (c) to release or substitute any one or more endorsees, other guarantors or other obligors. The Administrative Agent may, at its election, in accordance with the terms and subject to the conditions set forth in the Credit Agreement and the Security Documents, foreclose on any security held by it by one or more judicial or nonjudicial sales, or exercise any other right or remedy available to it against the Borrower, any Other Credit Party or the Guarantor, or any security, without affecting or impairing in any way the liability of the Guarantor hereunder, except to the extent the Guaranteed Obligations have been indefeasibly paid in full in cash.

         SECTION 5. Subrogation. In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any other Secured Party has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower or any Other Credit Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Lenders and the other Secured Parties, if and as appropriate, in cash the amount of such unpaid Guaranteed Obligation. The Guarantor shall not exercise any claims or rights which it may now have or hereafter acquire against the Borrower or any Other Credit Party that arise from the existence, payment, performance or enforcement of the Guarantor's obligations under this Guarantee Agreement or any other Financing Documents, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Secured Party against the Borrower, any Other Credit Party or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower or any Other Credit Party, directly or indirectly, in cash or other property or by setoff or any other manner, payment or security on account of such claim, remedy or right until the later of (a) the indefeasible cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guarantee Agreement and (b) the termination of the Commitments. If any amount shall be paid by the Guarantor at any time prior to the later of the events set forth in clauses (a) and (b) of the preceding sentence, such amount shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guarantee Agreement, whether matured or unmatured, in accordance with the terms of the Intercreditor Agreement and the Financing Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guarantee Agreement thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Financing Documents and that the waiver set forth in this Section 5 is knowingly made in contemplation of such benefits.

         SECTION 6. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

         (a) Existence; Due Qualification; Compliance With Law. The Guarantor
(i) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets, to borrow money and to transact the business in which it is presently engaged and in which it proposes to be engaged, (iii) has duly qualified and is authorized to do business and is in good standing in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on any Portfolio Asset and (iv) is in full compliance with its Governing Documents, all Contractual Obligations, all applicable material Requirements of Law and all Governmental Approvals in respect of the conduct of its business and the ownership of its property, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

         (b) Power; Authority; No Violation; Binding Effect. The execution, delivery and performance by the Guarantor of this Guarantee Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) are within its powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not and will not contravene (A) its Governing Documents or (B) any material Requirement of Law, any of its material Contractual Obligation or any material Governmental Approval binding on or affecting it, and (iv) do not and will not conflict with or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Permitted Liens) upon any of its properties or assets pursuant to the terms of any material Contractual Obligation binding on or affecting it.

         (c) Due Execution and Delivery. The Guarantor has duly executed and delivered this Guarantee Agreement and each other Transaction Document to which it is a party. This Guarantee Agreement and each other Transaction Document to which the Guarantor is a party constitutes the legal, valid and binding obligation of the Guarantor (to the extent it is a party thereto), enforceable against the Guarantor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

         (d) Governmental Approvals. No Governmental Approval (except such as have been duly obtained, made or given, and are in full force and effect) is required to authorize, or is required in connection with (i) the execution, delivery or performance of this Guarantee Agreement by the Guarantor, and (ii) the legality, validity, binding effect or enforceability of this Guarantee Agreement, except in each case where the failure to obtain such Governmental Approval could not reasonably be expected to have a material adverse effect on any Portfolio Asset. Except as set forth in Schedule 4.04 to the Credit Agreement, all applicable waiting periods relating to any such Governmental Approval or other approval which are required and have been obtained have expired without any adverse action taken with respect thereto.

         (e) Solvency. As of the Restructuring Effective Date, the Guarantor is and, after consummation of the transactions contemplated by this Guarantee Agreement, will be Solvent. As used herein, "Solvent" shall mean, with respect to any Person as of a particular date, that on such date (i) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature in their ordinary course, taking into account the timing of and amounts of cash to be received by such Person and the timing of and amounts of cash to be payable on or in respect of debts and liabilities of such Person, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the industry in which such Person is engaged or is to engage,
(iv) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         (f) Conditions Precedent. There are no conditions precedent to the effectiveness of this Guarantee Agreement that have not been satisfied or waived.

         (g) Independent Analysis. The Guarantor has, independently and without reliance upon the Administrative Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guarantee Agreement. The Guarantor has investigated fully the benefits and advantages which will be derived by it from execution of this Guarantee Agreement, and the Board of Directors of the Guarantor has decided that a direct or an indirect benefit will accrue to such Guarantor by reason of the execution of this Guarantee Agreement.

         (h) Intent; Consideration. (i) This Guarantee Agreement is not given with actual intent to hinder, delay or defraud any Person to which the Guarantor is or will become, on or after the date hereof, indebted; (ii) the Guarantor has received at least a reasonably equivalent value in exchange for the giving of this Guarantee Agreement; (iii) the Guarantor is not engaged in a business or transaction, nor is about to engage in a business or transaction, for which any property remaining with such Guarantor constitutes an unreasonably small amount of capital; and (iv) the Guarantor does not intend to incur debts that will be beyond the Guarantor's ability to pay as such debts mature.

         SECTION 7. [TO BE INSERTED IN LP GUARANTEE]

[Limited Liability Company Conversion. The Guarantor shall convert its form of organization to a limited liability company on or before December 31, 2002 on terms reasonably acceptable to the Lead Arrangers, such acceptance not to be unreasonably withheld, conditional or, in view of the stated deadlines, delayed. In that regard, the Guarantor shall use commercially reasonable efforts to file the necessary documentation with the Delaware Secretary of State on or before December 1, 2002 and the Guarantor shall take actions so that its conversion into a limited liability company shall become be effective on or before December 31, 2002 under the following conditions: (i) all obligations under the Transaction Documents of the Guarantor continue in full force and effect with respect to the Guarantor after the Guarantor is converted into a limited liability company on the same terms as are applicable to the Guarantor as of the Restructuring Effective Date, and the existing Liens under the Security Documents remain in place with the same perfection and priority as is required by the Financing Documents and (ii) such conversion is effected in a manner (including, preservation of independent directors), that is in all respects reasonably satisfactory to the Lead Arrangers (such satisfaction not to be unreasonably withheld, conditioned, in view of the stated deadline, or delayed), it being understood and agreed that the Security Documents that are required to be modified to effect the conversion shall be modified in a manner that is substantially similar to other Security Documents in effect as of the Restructuring Effective Date.]

         SECTION 8. Preservation of Security Interests; Further Assurances. The Guarantor shall preserve, or cause to be preserved, the security interests granted under the Security Documents and undertake all actions which are necessary or appropriate in the reasonable judgment of the Administrative Agent to (i) maintain the Secured Parties' security interest in the Collateral in full force and effect at all times (including the priority thereof) and (ii) preserve and protect the Collateral and protect and enforce the Guarantor's rights and title and the rights of the Secured Parties to the Collateral, including the making or delivery of all filings and recordations, the payments of fees and other charges and the issuance of supplemental documentation, in each case in accordance with and subject to the terms of the Security Documents. Upon notice from the Administrative Agent, take or cause to be taken all action required or, in the reasonable opinion of the Administrative Agent, which is desirable to maintain and preserve the Liens of the Security Documents and execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any of the Security Documents) requested by the Administrative Agent for such purpose, in each case in accordance with and subject to the terms of the Security Documents. Notwithstanding any provision of this Guarantee Agreement or any other Financing Document, the Guarantor hereto hereby acknowledges and agrees that (i) the Borrower Entities are in the process of obtaining each of the consents identified in Schedule 5.18 to the Credit Agreement as a Consent the Borrower Entities are required to obtain, (ii) the Borrower Entities shall use diligent and commercially reasonable efforts to obtain such consents, and (iii) no Borrower Entity shall be deemed to be in breach or violation of any provision of this Agreement or any other Financing Document due to a failure to obtain any such consent except as a result of the breach of such Borrower Entity's obligations under Section 5.18(b) of the Credit Agreement.

         SECTION 9. Limitation on Recourse. This Guarantee Agreement and the Administrative Agent's recourse hereunder is limited solely to the Guarantor's equity interest in the Borrower and Twelvepole.

         SECTION 10. Amendments, Etc. No amendment, modification or waiver of any provision of this Guarantee Agreement and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and shall be executed and delivered in accordance with Section 9.02 of the Credit Agreement, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 11. Notices, Etc. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the Credit Agreement, and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or at any other address or telecopy number which such party shall have specified for the purpose of communications hereunder by notice to the other parties hereunder.

         SECTION 12. No Waiver; Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Administrative Agent or any other Secured Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder and under the other Financing Documents are cumulative and are not exclusive of any other remedies provided by law.

         SECTION 13. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Secured Party to or for the credit or the account of the Guarantor against any and all the obligations of the Guarantor then existing under this Guarantee Agreement and the other Financing Documents, irrespective of whether or not such Secured Party shall have made any demand under this Guarantee Agreement or such other Financing Document and although such obligations may be unmatured. The rights of each Secured Party under this Section 13 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

         SECTION 14. Continuing Guarantee. This Guarantee Agreement is a continuing guarantee and shall survive and remain in full force and effect until the Guaranteed Obligations and all other amounts payable under this Guarantee Agreement have been indefeasibly paid in full in cash, the Commitments have been terminated, all Letters of Credit have been cancelled or have expired, any DLC Letter of Credit Disbursements have been reimbursed in full, and shall be reinstated to the extent provided in Section 2(b).

         SECTION 15. Assignments. This Guarantee Agreement and the terms, covenants and conditions hereof shall be binding upon the Guarantor and its successors and shall inure to the benefit of the Administrative Agent, the other Secured Parties and their respective successors and assigns. Upon the assignment by any Lender of all or any portion of its rights and obligations in accordance with the Credit Agreement (including all or any portion of its Commitment, the Loans owing to it and the Note or Notes held by it) to any other person, such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. The Guarantor shall not be permitted to assign, transfer or delegate any of its rights or obligations under this Guarantee Agreement without the prior written consent of the Administrative Agent and each Lender (and any such purported assignment, transfer or delegation without such consent shall be void).

         SECTION 16. Counterparts. This Guarantee Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Guarantee Agreement shall be effective with respect to the Guarantor when a counterpart hereof which bears the signature of the Guarantor shall have been delivered to the Administrative Agent.

         SECTION 17. Savings Clause. In the event any one or more of the provisions contained in this Guarantee Agreement should be held invalid, illegal or unenforceable in any respect with respect to the Guarantor, no party hereto shall be required to comply with such provision with respect to the Guarantor for so long as such provision is held to be invalid, illegal or unenforceable. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 18. Governing Law; Submission to Jurisdiction and Venue. (a) THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE GUARANTOR AND EACH SECURED PARTY IN CONNECTION WITH THIS GUARANTEE AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

         (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, THE GUARANTOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS GUARANTEE AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE GUARANTOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. THE GUARANTOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (c) THE GUARANTOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST THE GUARANTOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. THE GUARANTOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (d) THE GUARANTOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS GUARANTEE AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

         (e) THE GUARANTOR HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF THE GUARANTOR TO RECEIVE FOR AND ON BEHALF OF THE GUARANTOR SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTEE AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO THE GUARANTOR AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH SECTION 11. THE GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE GUARANTOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

         (f) NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT (i) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE AGAINST ANY PARTY, IN EITHER CASE SOLELY AS PERMITTED IN SUBSECTION (c) OF THIS SECTION 18.

         SECTION 19. Subordination by Guarantor. The Guarantor hereby subordinates in right of payment all indebtedness of the Borrower or any Other Credit Party owing to the Guarantor, whether originally contracted with the Guarantor or acquired by the Guarantor by assignment, transfer or otherwise, whether now owed or hereafter arising, whether for principal, interest, fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof, to the prior indefeasible payment in full in cash of the Guaranteed Obligations, whether now owed or hereafter arising, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding referred to in Section 7.07 of the Credit Agreement), fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof.

         SECTION 20. Intercreditor Agreement. The rights and remedies granted to the Administrative Agent hereunder and under the Security Documents are subject to the terms and conditions of the Intercreditor Agreement.

         SECTION 21. Survival of Agreement. All covenants, agreements, representations and warranties made by the Guarantor herein shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of the Notes evidencing such Loans, regardless of any investigation made by the Lenders or the Agents or on their behalf, and shall continue in full force and effect until the Guaranteed Obligations and any other amounts payable under this Guarantee Agreement or any other Financing Document have been indefeasibly paid in full in cash and the Commitments have been terminated, and, upon such occurrence, this Guarantee Agreement shall terminate, subject to any reinstatement pursuant to Section 2(b) above.

         SECTION 22. Entire Agreement. This Guarantee Agreement and the other Financing Documents constitute the entire contract between the parties relative to the subject matter hereof. Any agreement previously entered into among the parties with respect to the subject matter hereof is superseded by this Guarantee Agreement and the other Financing Documents. Nothing in this Guarantee Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and the other Secured Parties, any rights, remedies, obligations or liabilities under or by reason of this Guarantee Agreement.

         SECTION 23. Headings. Section headings used herein, and the Table of Contents, are for convenience of reference only, are not part of this Guarantee Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Guarantee Agreement.

         IN WITNESS WHEREOF, each party hereto has caused this Guarantee Agreement to be duly executed, attested and delivered by its officers thereunto duly authorized as of the date first above written.

                                       GUARANTOR:

                                       [ORION POWER NEW YORK GP, INC.]
                                       [ORION POWER NEW YORK LP, INC.]


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: Senior Vice President -
                                                        Finance
                                       Telephone: (713) 207-3160
                                       Telecopy:  (713) 207-0988

                                       With a copy to:
                                       Address:   1111 Louisiana Street
                                                  Houston, TX 77002
                                                  Attn: General Counsel
                                       Telephone: (713) 207-7265
                                       Telecopy:  (713) 393-0140


                                       ADMINISTRATIVE AGENT:

                                       BANK OF AMERICA, N.A.,
                                       as Administrative Agent,


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Address:  101 North Tryon Street
                                                 NC1-001-08-19
                                                 Charlotte, NC 28255
                                                 Attn: Laura S. Ryan

                                       Telecopy: (704) 386-3324

                                                                     EXHIBIT L-5
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT

                INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT

         THIS INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT (this "Agreement"), dated as of October 28, 2002, among ORION POWER NEW YORK, L.P., a Delaware limited liability partnership (the "Borrower"), ORION POWER MIDWEST GP, INC., a Delaware corporation ("MWGP"), ORION POWER MIDWEST LP, INC., a Delaware corporation ("MWLP"), ORION POWER MIDWEST, L.P., a Delaware limited partnership ("OPMW"), TWELVEPOLE CREEK, LLC, a Delaware limited liability company ("Twelvepole"; Twelvepole, MWGP, MWLP and OPMW being referred to herein individually as a "Guarantor" and collectively as the "Guarantors") and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the "Administrative Agent") for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).

         Reference is made to (a) the Amended and Restated Credit Agreement, dated as of the Restatement Effective Date (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement and the rules of construction set forth in Section
1.04 of the Credit Agreement shall apply hereto), among the Borrower, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, the financial institutions from time to time signatories thereto (the "Lenders"), Bank of America, N.A., as issuing lender and administrative agent, BNP Paribas, as syndication agent, and Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG, New York and/or Cayman Island Branch, as documentation agents, (b) the Guarantee Agreement, dated as of Restatement Effective Date, among the Guarantors and the Administrative Agent (the "OPMW Guarantee Agreement"), and (c) the Second Amended and Restated Credit Agreement, dated as of the Restatement Effective Date (as amended, supplemented or otherwise modified from time to time, the "OPMW Restated Credit Agreement") among OPMW, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, the financial institutions from time to time signatories thereto, as lenders, Bank of America, N.A., as issuing lender and administrative agent, BNP Paribas, as syndication agent, and The Bank of Nova Scotia, Mizuho Corporate Bank, Ltd and Bayerische Hypo-Und Vereinsbank AG, New York Branch as documentation agents.

         The Lenders have agreed to extend credit to the Borrower pursuant to, and upon the terms and subject to the conditions set forth in, the Credit Agreement. The Guarantors have guaranteed the Loans of the Borrower and the other Guaranteed Obligations (as defined in the OPMW Guarantee Agreement) under the Credit Agreement pursuant to the OPMW Guarantee Agreement and have granted Liens on and security interests in their assets to secure such guarantees pursuant to the OPMW Second Lien Security Agreement and the Twelvepole Second Lien Security Agreement. The obligations of the Lenders to extend credit under the Credit Agreement are conditioned on, among other things, the execution and delivery by the Borrower and the Guarantors of an agreement in the form hereof.

         Accordingly, the Borrower, each Guarantor and the Administrative Agent agree as follows:

         SECTION 1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under the OPMW Guarantee Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment, and (b) in the event any assets of any Guarantor shall be sold pursuant to any Security Document to satisfy a claim of any Secured Party, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

         SECTION 2. Contribution and Subrogation. (a) Twelvepole. Twelvepole agrees (subject to Section 3) that, in the event a payment shall be made by OPMW under the OPMW Guarantee Agreement or assets of OPMW shall be sold pursuant to any Collateral Document to satisfy a claim of any Secured Party and OPMW shall not have been fully indemnified by the Borrower as provided in Section 1, Twelvepole shall indemnify OPMW in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the Adjusted Net Assets (as defined below) of Twelvepole on the date that such obligation(s) supporting such claim were incurred under the OPMW Guarantee Agreement and the denominator shall be the aggregate Adjusted Net Assets of Twelvepole and OPMW on such date; provided that, for purposes of the above calculation, the aggregate net worth of OPMW shall be exclusive of any aggregate Adjusted Net Assets attributable to Twelvepole which might otherwise be included in such a calculation. Twelvepole shall be subrogated to the rights of OPMW under Section 1 to the extent of any such payment made pursuant to Section 2.

         (b) OPMW. OPMW agrees (subject to Section 3) that, in the event a payment shall be made by Twelvepole under the OPMW Guarantee Agreement or assets of Twelvepole shall be sold pursuant to any Collateral Document to satisfy a claim of any Secured Party and Twelvepole shall not have been fully indemnified by the Borrower as provided in Section 1, OPMW shall indemnify Twelvepole in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the Adjusted Net Assets of OPMW on the date that such obligation(s) supporting such claim were incurred under the OPMW Guarantee Agreement and the denominator shall be the aggregate Adjusted Net Assets of OPMW and Twelvepole on such date; provided that, for purposes of the above calculation, the aggregate Adjusted Net Assets of OPMW shall be exclusive of any aggregate Adjusted Net Assets attributable to Twelvepole which might otherwise be included in such a calculation. OPMW shall be subrogated to the rights of Twelvepole under Section 1 to the extent of any such payment made pursuant to Section 2.

         (c) Acknowledgement. The Guarantors acknowledge and agree that no Guarantor shall have any right of contribution against Astoria Generating, Erie Boulevard or Carr Street

Generating with respect to payments under the Guarantee Agreement or any other Financing Document.

         (d) "Adjusted Net Assets" means, for each Guarantor on any date, the lesser of (i) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including contingent liabilities, but excluding liabilities under the OPMW Guarantee Agreement, of such Guarantor on such date and (ii) the amount by which the present fair salable value of the assets of such Guarantor on such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts, excluding debt in respect of the OPMW Guarantee Agreement, as they become absolute and matured.

         SECTION 3. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 1 and 2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under the OPMW Guarantee Agreement. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 1 and 2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

         SECTION 4. Continuing Agreement; Reinstatement; Release. (a) This Agreement is a continuing agreement and shall survive and remain in full force and effect until the Guaranteed Obligations and all other amounts payable under this Agreement have been indefeasibly paid in full in cash, the Commitments have been terminated and all Letters of Credit have been cancelled or have expired and all ConEd Letters of Credit Disbursements have been reimbursed in full.

         (b) This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of the Borrower, any Guarantor or otherwise, all as though such payment had not been made.

         SECTION 5. Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and shall be executed and delivered in accordance with
Section 9.02 of the Credit Agreement, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 6. Notices, Etc. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the Credit Agreement and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or at any other address or telecopy number which such party shall have specified for the purpose of communications hereunder by notice to the other parties hereunder.

         SECTION 7. No Waiver; Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Administrative Agent or any other Secured Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder and under the other Financing Documents are cumulative and are not exclusive of any other remedies provided by law.

         SECTION 8. Assignments. This Agreement and the terms, covenants and conditions hereof shall be binding upon the Borrower and each Guarantor and its successors and shall inure to the benefit of the Administrative Agent, the other Secured Parties and their respective successors and assigns. Upon the assignment by any Lender of all or any portion of its rights and obligations under the Credit Agreement (including all or any portion of its Commitment, the Loans owing to it and the Note or Notes held by it) to any other Person, such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. None of the Borrower or the Guarantors shall be permitted to assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender (and any such purported assignment, transfer or delegation without such consent shall be void).

         SECTION 9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument

         SECTION 10. Savings Clause. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect with respect to any party hereto, no party hereto shall be required to comply with such provision with respect to such party for so long as such provision is held to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions contained herein, and of such invalid, illegal or unenforceable provision with respect to any other party, shall not in any way be affected or impaired. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 11. Governing Law; Submission to Jurisdiction and Venue. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN EACH GUARANTOR AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

         (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, EACH GUARANTOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT EACH GUARANTOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH GUARANTOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (c) EACH GUARANTOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST SUCH GUARANTOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. EACH GUARANTOR WAIVE ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (d) EACH GUARANTOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

         (e) EACH GUARANTOR HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF EACH GUARANTOR, AS APPLICABLE, TO RECEIVE FOR AND ON BEHALF OF SUCH GUARANTOR SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO SUCH GUARANTOR AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH SECTION 6. EACH GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE

MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH GUARANTOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

         (f) NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT (I) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW (II) OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE AGAINST ANY PARTY IN ANY OTHER JURISDICTION, IN EITHER CASE, SOLELY AS PERMITTED IN SUBSECTION (C) OF THIS
SECTION 11.

         SECTION 12. Entire Agreement. This Agreement and the other Financing Documents constitute the entire contract between the parties relative to the subject matter hereof. Any agreement previously entered into among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Financing Documents. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and the other Secured Parties, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 13. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

                           [Signature Page to Follow]

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed, attested and delivered by its officers thereunto duly authorized as of the date first above written.


BORROWER:                ORION POWER NEW YORK, L.P.,
                         a Delaware limited partnership

                         By: Orion Power New York GP, Inc., its general partner


                         By:  ______________________________________
                              Name:
                              Title:


                        Address:  1111 Louisiana Street
                                  Houston, TX  77002
                                  Attn.:  Senior Vice President-Finance
                                  Ph.: (713) 207-3160
                                  Fax: (713) 207-0988

                        With a copy to:
                                  1111 Louisiana Street
                                  Houston, TX 77002
                                  Attn.:  General Counsel
                                  Ph.: (713) 207-7265
                                  Fax: (713) 393-0140

GUARANTORS:                        ORION POWER MIDWEST GP, INC.


                                   By: ______________________________________
                                       Name:
                                       Title:


                                   Address: 1111 Louisiana Street
                                            Houston, TX  77002
                                            Attn.: Senior Vice President-Finance
                                            Ph.: (713) 207-3160
                                            Fax: (713) 207-0988

                                   With a copy to:
                                            1111 Louisiana Street
                                            Houston, TX 77002
                                            Attn.: General Counsel
                                            Ph.: (713) 207-7265
                                            Fax: (713) 393-0140


                                   ORION POWER MIDWEST LP, INC.,


                                   By: ______________________________________
                                       Name:
                                       Title:


                                   Address: 1111 Louisiana Street
                                            Houston, TX  77002
                                            Attn.: Senior Vice President-Finance
                                            Ph.: (713) 207-3160
                                            Fax: (713) 207-0988

                                   With a copy to:
                                            1111 Louisiana Street
                                            Houston, TX 77002
                                            Attn.:  General Counsel
                                            Ph.: (713) 207-7265
                                            Fax: (713) 393-0140

                                   ORION POWER MIDWEST, L.P.,
                                   a Delaware limited partnership

                                   By: Orion Power MidWest GP, Inc.,
                                       its general partner


                                   By:  ______________________________________
                                        Name:
                                        Title:


                                   Address: 1111 Louisiana Street
                                            Houston, TX  77002
                                            Attn.: Senior Vice President-Finance
                                            Ph.: (713) 207-3160
                                            Fax: (713) 207-0988

                                   With a copy to:
                                            1111 Louisiana Street
                                            Houston, TX 77002
                                            Attn.: General Counsel
                                            Ph.: (713) 207-7265
                                            Fax: (713) 393-0140

                                   TWELVEPOLE CREEK, LLC


                                   By:  ______________________________________
                                        Name:
                                        Title:

                                  Address: 1111 Louisiana Street
                                           Houston, TX  77002
                                           Attn.: Senior Vice President-Finance
                                           Ph.: (713) 207-3160
                                           Fax: (713) 207-0988

                                   With a copy to:
                                            1111 Louisiana Street
                                            Houston, TX 77002
                                            Attn.:  General Counsel
                                            Ph.: (713) 207-7265
                                            Fax: (713) 393-0140

ADMINISTRATIVE AGENT:              BANK OF AMERICA, N.A.,
                                   as Administrative Agent,


                                   By:  ______________________________________
                                        Name:
                                        Title:

                                   Address: 101 North Tryon Street
                                            NC1-001-08-19
                                            Charlotte, NC  28255
                                            Fax: (704) 386-3324
                                            Attn.: Laura Ryan

                                                                     EXHIBIT L-6
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT


                INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT

     THIS INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT (this "Agreement"), dated as of October 28, 2002, among ORION POWER CAPITAL, LLC, a Delaware limited liability company ("Holdco"),ORION POWER MIDWEST GP, INC., a Delaware corporation ("MWGP"), ORION POWER MIDWEST LP, INC., a Delaware corporation ("MWLP"), ORION POWER MIDWEST, L.P., a Delaware limited partnership ("OPMW"), TWELVEPOLE CREEK, LLC, a Delaware limited liability company ("Twelvepole"; Twelvepole, MWGP, MWLP and OPMW being referred to herein individually as a "Guarantor" and collectively as the "Guarantors") and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the "Administrative Agent") for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).

     Reference is made to (a) the Amended and Restated Credit Agreement, dated as of the Restatement Effective Date (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement and the rules of construction set forth in Section 1.04 of the Credit Agreement shall apply hereto), among Orion Power New York, L.P., as borrower (the "Borrower"), Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, the financial institutions from time to time signatories thereto (the "Lenders"), Bank of America, N.A., as issuing lender and administrative agent, BNP Paribas, as syndication agent, and Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG, New York and/or Cayman Island Branch, as documentation agents, (b) the Guarantee Agreement, dated as of Restatement Effective Date, among the Guarantors and the Administrative Agent (the "OPMW Guarantee Agreement"), and (c) the Second Amended and Restated Credit Agreement, dated as of the Restatement Effective Date (as amended, supplemented or otherwise modified from time to time, the "OPMW Restated Credit Agreement") among OPMW, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, the financial institutions from time to time signatories thereto, as lenders, Bank of America, N.A., as issuing lender and administrative agent, BNP Paribas, as syndication agent, and The Bank of Nova Scotia, Mizuho Corporate Bank, Ltd and Bayerische Hypo-Und Vereinsbank AG, New York Branch, as documentation agents.

     The Lenders have agreed to extend credit to the Borrower pursuant to, and upon the terms and subject to the conditions set forth in, the Credit Agreement. The Guarantors have guaranteed the Loans of the Borrower and the other Guaranteed Obligations (as defined in the OPMW Guarantee Agreement) under the Credit Agreement pursuant to the OPMW Guarantee Agreement and have granted Liens on and security interests in their assets to secure such guarantees pursuant to the OPMW Second Lien Security Agreement and the Twelvepole Second Lien Security Agreement. The obligations of the Lenders to extend credit under the Credit Agreement are conditioned on, among other things, the execution and delivery by Holdco and the Guarantors of an agreement in the form hereof.

     Accordingly, Holdco, each Guarantor and the Administrative Agent agree as follows:

     SECTION 1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3), Holdco agrees that (a) in the event a payment shall be made by any Guarantor under the OPMW Guarantee Agreement, Holdco shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment, and (b) in the event any assets of any Guarantor shall be sold pursuant to any Security Document to satisfy a claim of any Secured Party, Holdco shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

     SECTION 2. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Section 1 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under the OPMW Guarantee Agreement. No failure on the part of Holdco or any Guarantor to make the payments required by Section 1 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

     SECTION 3. Continuing Agreement; Reinstatement; Release. (a) This Agreement is a continuing agreement and shall survive and remain in full force and effect until the Guaranteed Obligations and all other amounts payable under this Agreement have been indefeasibly paid in full in cash, the Commitments have been terminated and all Letters of Credit have been cancelled or have expired and all ConEd Letters of Credit Disbursements have been reimbursed in full.

          (b) This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of Holdco, any Guarantor or otherwise, all as though such payment had not been made.

     SECTION 4. Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and shall be executed and delivered in accordance with
Section 9.02 of the Credit Agreement, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 5. Notices, Etc. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the Credit Agreement and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or at any other address or telecopy number which such party shall have specified for the purpose of communications hereunder by notice to the other parties hereunder.

     SECTION 6. No Waiver; Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Administrative Agent or any other Secured Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder and under the other Financing Documents are cumulative and are not exclusive of any other remedies provided by law.

     SECTION 7. Assignments. This Agreement and the terms, covenants and conditions hereof shall be binding upon Holdco and each Guarantor and its successors and shall inure to the benefit of the Administrative Agent, the other Secured Parties and their respective successors and assigns. Upon the assignment by any Lender of all or any portion of its rights and obligations under the Credit Agreement (including all or any portion of its Commitment, the Loans owing to it and the Note or Notes held by it) to any other Person, such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. None of Holdco or the Guarantors shall be permitted to assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender (and any such purported assignment, transfer or delegation without such consent shall be void).

     SECTION 8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument

     SECTION 9. Savings Clause. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect with respect to any party hereto, no party hereto shall be required to comply with such provision with respect to such party for so long as such provision is held to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions contained herein, and of such invalid, illegal or unenforceable provision with respect to any other party, shall not in any way be affected or impaired. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 10. Governing Law. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN EACH GUARANTOR AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

          (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, HOLDCO, EACH GUARANTOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT EACH GUARANTOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. HOLDCO AND EACH GUARANTOR WAIVE IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

          (c) HOLDCO AND EACH GUARANTOR AGREE THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST HOLDCO OR SUCH GUARANTOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. HOLDCO AND EACH GUARANTOR WAIVE ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

          (d) HOLDCO, EACH GUARANTOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

          (e) HOLDCO AND EACH GUARANTOR hereby irrevocably designates NATIONAL Registered Agents, Inc., with an address at 875 Avenue OF THE AMERICAS, SUITE 501, New York, New York 10001 as the designee, appointee and agent of HOLDCO AND EACH GUARANTOR, AS APPLICABLE, to receive for and on behalf of HOLDCO OR SUCH GUARANTOR service of process in such respective jurisdictions in any legal action or proceeding with respect to THIS AGREEMENT or any documents related thereto. It is understood that a copy of such process served on such agent will be promptly forwarded by mail to HOLDCO OR SUCH GUARANTOR AT ITS ADDRESS SET FORTH in accordance with Section 5. HOLDCO AND EACH GUARANTOR further irrevocably consent to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to HOLDCO AND SUCH GUARANTOR at its said address, such service to become effective on the date of receipt thereof.

          (f) Nothing in THIS AGREEMENT SHALL affect the right of any party to THIS AGREEMENT (i) to serve process in any other manner permitted by law (ii) OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE AGAINST ANY PARTY IN ANY OTHER JURISDICTION, in either case, solely as permitted in subsection (c) OF THIS
SECTION 10.

     SECTION 11. Entire Agreement. This Agreement and the other Financing Documents constitute the entire contract between the parties relative to the subject matter hereof. Any agreement previously entered into among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Financing Documents. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and the other Secured Parties, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 12. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

                           [Signature Page to Follow]

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed, attested and delivered by its officers thereunto duly authorized as of the date first above written.

BORROWER:                                ORION POWER CAPITAL, LLC,
--------                                 a Delaware limited liability company


                                         By:  _______________________________
                                              Name:
                                              Title:


                                           Address:  1111 Louisiana Street
                                                      Houston, TX  77002
                                                      Attn.:  Senior Vice
                                                              President-Finance
                                                      Ph.: (713) 207-3160
                                                      Fax: (713) 207-0988

                                            With a copy to:
                                                      1111 Louisiana Street
                                                      Houston, TX 77002
                                                      Attn.:  General Counsel
                                                      Ph.: (713) 207-7265
                                                      Fax: (713) 393-0140

GUARANTORS:                                ORION POWER MIDWEST GP, INC.
----------


                                           By:  ________________________________
                                           Name:
                                           Title:


                                           Address:  1111 Louisiana Street
                                                     Houston, TX  77002
                                                     Attn.:  Senior Vice
                                                             President-Finance
                                                     Ph.: (713) 207-3160
                                                     Fax: (713) 207-0988

                                           With a copy to:
                                                     1111 Louisiana Street
                                                     Houston, TX 77002
                                                     Attn.:  General Counsel
                                                     Ph.: (713) 207-7265
                                                     Fax: (713) 393-0140


                                           ORION POWER MIDWEST LP, INC.,


                                           By:  ________________________________
                                           Name:
                                           Title:


                                           Address:  1111 Louisiana Street
                                                     Houston, TX  77002
                                                     Attn.:  Senior Vice
                                                             President-Finance
                                                     Ph.: (713) 207-3160
                                                     Fax: (713) 207-0988

                                           With a copy to:
                                                     1111 Louisiana Street
                                                     Houston, TX 77002
                                                     Attn.:  General Counsel
                                                     Ph.: (713) 207-7265
                                                     Fax: (713) 393-0140

                                           ORION POWER MIDWEST, L.P.,
                                           a Delaware limited partnership

                                           By:  Orion Power MidWest GP, Inc.,
                                                its general partner


                                           By:  ________________________________
                                           Name:
                                           Title:


                                           Address:  1111 Louisiana Street
                                                     Houston, TX  77002
                                                     Attn.:  Senior Vice
                                                             President-Finance
                                                     Ph.: (713) 207-3160
                                                     Fax: (713) 207-0988

                                           With a copy to:
                                                     1111 Louisiana Street
                                                     Houston, TX 77002
                                                     Attn.:  General Counsel
                                                     Ph.: (713) 207-7265
                                                     Fax: (713) 393-0140


                                           TWELVEPOLE CREEK, LLC


                                           By:  ________________________________
                                           Name:
                                           Title:

                                           Address:  1111 Louisiana Street
                                                     Houston, TX  77002
                                                     Attn.:  Senior Vice
                                                             President-Finance
                                                     Ph.: (713) 207-3160
                                                     Fax: (713) 207-0988

                                           With a copy to:
                                                      1111 Louisiana Street
                                                      Houston, TX 77002
                                                      Attn.:  General Counsel
                                                      Ph.: (713) 207-7265
                                                      Fax: (713) 393-0140

ADMINISTRATIVE AGENT:                      BANK OF AMERICA, N.A.,
--------------------                       as Administrative Agent,



                                           By:  ________________________________
                                           Name:
                                           Title:

                                           Address:  101 North Tryon Street
                                                     NC1-001-08-19
                                                     Charlotte, NC  28255
                                                     Fax: (704) 386-3324
                                                     Attn:  Laura Ryan

                                                                       EXHIBIT M
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT


================================================================================



                              AMENDED AND RESTATED
                        ASSIGNMENT AND SECURITY AGREEMENT


                                     between


                       [ASTORIA GENERATING COMPANY, L.P./
                      CARR STREET GENERATING STATION, L.P./
                        ERIE BOULEVARD HYDROPOWER, L.P.]


                                       and


                             BANK OF AMERICA, N.A.,

                             as Administrative Agent





                    -----------------------------------------

                          Dated as of October 28, 2002

                    -----------------------------------------



================================================================================


                                TABLE OF CONTENTS

SECTION 1.     DEFINITIONS...............................................................................2

SECTION 2.     ASSIGNMENT; SECURITY INTERESTS; INSURANCE PROCEEDS........................................5

   2.01        PLEDGE; ASSIGNMENT; GRANT OF SECURITY INTERESTS...........................................5
   2.02        POWER OF ATTORNEY.........................................................................9

SECTION 3.     GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS........................................11

   3.01        NECESSARY FILINGS........................................................................11
   3.02        NO LIENS.................................................................................12
   3.03        OTHER FINANCING STATEMENTS...............................................................12
   3.04        JURISDICTION OF ORGANIZATION; CHIEF EXECUTIVE OFFICE, RECORDS............................12
   3.05        RECOURSE.................................................................................13
   3.06        CONSENTS.................................................................................13
   3.07        PLEDGED PERMITS..........................................................................14
   3.08        BARGES...................................................................................14
   3.09        FIXTURE LOCATIONS........................................................................14
   3.10        FARM PRODUCTS; TIMBER; AS-EXTRACTED COLLATERAL...........................................14
   3.11        COMMERCIAL TORT CLAIMS...................................................................15
   3.12        LETTERS OF CREDIT........................................................................15
   3.13        CHATTEL PAPER............................................................................15
   3.14        BANK ACCOUNTS............................................................................15

SECTION 4.     SPECIAL PROVISIONS CONCERNING RECEIVABLES; CONTRACT RIGHTS; INSTRUMENTS..................15

   4.01        ADDITIONAL REPRESENTATIONS AND WARRANTIES................................................15
   4.02        MAINTENANCE OF RECORDS...................................................................16
   4.03        PAYMENTS UNDER ASSIGNED AGREEMENTS, RECEIVABLES AND GENERAL INTANGIBLES..................16
   4.04        DIRECTION TO ACCOUNT DEBTORS; CONTRACTING PARTIES; ETC...................................16
   4.05        MODIFICATION OF TERMS, ETC...............................................................16
   4.06        COLLECTION...............................................................................17

SECTION 5.     SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADEMARKS.........................17

   5.01        INFRINGEMENTS............................................................................17
   5.02        OTHER PATENTS, COPYRIGHTS AND TRADEMARKS.................................................17
   5.03        REMEDIES.................................................................................17

SECTION 6.     PROVISIONS CONCERNING ALL ASSIGNMENT REVENUES AND ASSIGNMENT COLLATERAL; INSURANCE.......18

   6.01        PROTECTION OF THE ADMINISTRATIVE AGENT'S INTERESTS.......................................18

   6.02        FURTHER ACTIONS..........................................................................18
   6.03        FINANCING STATEMENTS.....................................................................18

SECTION 7.     REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT.............................................19

   7.01        REMEDIES; OBTAINING THE ASSIGNMENT COLLATERAL UPON DEFAULT...............................19
   7.02        REMEDIES, DISPOSITION OF THE ASSIGNMENT COLLATERAL.......................................20
   7.03        WAIVER OF CLAIMS.........................................................................21
   7.04        APPLICATION OF PROCEEDS..................................................................22
   7.05        REMEDIES CUMULATIVE......................................................................22
   7.06        DISCONTINUANCE OF PROCEEDINGS............................................................22
   7.07        GRANT OF LICENSE OR SUB-LICENSE TO USE PATENT, TRADEMARK, COPYRIGHT AND
               LICENSE COLLATERAL.......................................................................23

SECTION 8.     INDEMNITY; EXPENSES......................................................................23

SECTION 9.     MISCELLANEOUS............................................................................23

   9.01        NOTICES..................................................................................23
   9.02        WAIVER, AMENDMENT; SEVERABILITY..........................................................24
   9.03        OBLIGATIONS ABSOLUTE.....................................................................24
   9.04        SUCCESSORS AND ASSIGNS...................................................................25
   9.05        HEADINGS DESCRIPTIVE, ETC................................................................25
   9.06        GOVERNING LAW; SUBMISSION TO JURISDICTION AND VENUE......................................25
   9.07        THE GRANTOR'S DUTIES.....................................................................27
   9.08        TERMINATION; RELEASE.....................................................................27
   9.09        EXECUTION IN COUNTERPARTS................................................................27
   9.10        APPLICABILITY OF DEPOSIT ACCOUNT AGREEMENT...............................................28
   9.11        LIMITATION OF RECOURSE...................................................................28
   9.12        AMENDMENT AND RESTATEMENT................................................................28

Schedules

Schedule 1     Commercial Tort Claim Judgments
Schedule 2     Name; Jurisdiction of Organization; Location
Schedule 3     Filing Locations
[Schedule 4    Barges]

Exhibits

Exhibit A      Assignment of Security Interest in United States Patents and Trademarks
Exhibit B      Assignment of Security Interest in United States Copyrights

                              AMENDED AND RESTATED
                        ASSIGNMENT AND SECURITY AGREEMENT

     AMENDED AND RESTATED ASSIGNMENT AND SECURITY AGREEMENT, dated as of October 28, 2002 (this "Agreement"), between [ASTORIA GENERATING COMPANY, L.P./CARR STREET GENERATING STATION, L.P./ERIE BOULEVARD HYDROPOWER, L.P.], a limited partnership organized under the laws of the State of Delaware (the "Grantor"), and BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successors and assigns, the "Administrative Agent") for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).


                                   WITNESSETH:


     WHEREAS, Orion Power New York, L.P. (the "Borrower") has entered into an Amended and Restated Credit Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), with the Administrative Agent, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, Bank of America, N.A., as issuing bank, BNP Paribas, as syndication agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as documentation agents, and the Lenders named on the signature pages thereto and from time to time parties thereto (the "Lenders"), pursuant to which the Lenders have agreed, inter alia, to renew, modify and extend credit facilities that were issued to the Borrower to finance a portion of the purchase price of the Portfolio Assets (as defined in the Credit Agreement) and to provide working capital availability to the Borrower;

     WHEREAS, the Grantor has entered into an Amended and Restated Subsidiary Guarantee Agreement dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Subsidiary Guarantee"), with the Administrative Agent and certain other Subsidiaries of the Borrower, pursuant to which the Grantor has agreed to guarantee the Obligations of the Borrower;

     WHEREAS, the Borrower, each Subsidiary of the Borrower and the Administrative Agent have entered into that certain Amended and Restated Deposit Account Agreement, dated as of the Restructuring Effective Date (as the same may be amended, supplemented or otherwise modified from time to time, the "Deposit Account Agreement"), providing for, among other things, the establishment of the Accounts (as defined in the Credit Agreement) and the application of the proceeds of the Collateral (as hereinafter defined); and

     WHEREAS, it is a condition precedent to the obligations of the Lenders under the Credit Agreement that this Agreement shall have been entered into by the parties hereto and shall be in full force and effect;

     NOW, THEREFORE, in consideration of the benefits to the Grantor, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby makes the following assignments, representations and warranties to the Administrative Agent, for the benefit of the Secured Parties, and hereby covenants and agrees with the Administrative Agent, in each case, as follows:

     Section 1. Definitions. (a) For all purposes of this Agreement, (i) capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement, (ii) unless otherwise specified or otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the UCC (as hereinafter defined) are used herein as therein defined and (iii) the principles of construction set forth in Section 1.04 of the Credit Agreement shall apply hereto.

     (b) In addition, the following terms shall have the meanings herein specified:

     "ADMINISTRATIVE AGENT" shall have the meaning provided in the first paragraph of this Agreement.

     "AGREEMENT" shall mean this Amended and Restated Assignment and Security Agreement, as amended, supplemented or otherwise modified from time to time.

     "ASSIGNED AGREEMENTS" shall have the meaning provided in Section
2.01(a)(xi).

     "ASSIGNMENT COLLATERAL" shall have the meaning provided in Section 2.01(a)(xiv).

     "ASSIGNMENT REVENUES" shall have the meaning provided in Section
2.01(a)(i).

     ["BARGES" shall have the meaning provided in Section 2.01(a)(xiii).]

     "BORROWER" shall have the meaning provided in the Recitals of this Agreement.

     "COLLATERAL" shall have the meaning provided in Section 2.01(a).

     "CONTRACT RIGHTS" shall mean all rights of the Grantor (including all rights to payment) under each Assigned Agreement.

     "COPYRIGHT LICENSES" shall mean any written agreement (a) granting any right to any third party under any Copyright of the Grantor or (b) granting any right to the Grantor under any Copyright of any third party.

     "COPYRIGHTS" shall mean all right, title and interest of any person in and to all of the following, whether now owned or hereafter acquired:

     (i) the federally registered United States and foreign copyrights and any renewals thereof;

     (ii)  all other United States and foreign copyrights;

     (iii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental derivative or collective work registrations and pending applications for registrations in the United States Copyright Office;

     (iv) all computer programs, computer data bases, computer program flow diagrams, source codes and object codes related to any or all of the foregoing; and

     (v) all tangible property embodying or incorporating any or all of the foregoing.

     "CREDIT AGREEMENT" shall have the meaning provided in the Recitals of this Agreement.

     "DEPOSIT ACCOUNT AGREEMENT" shall have the meaning provided in the Recitals of this Agreement.

     "DOCUMENTS" shall mean all of the books, ledgers, records, computer programs, tapes, discs, punch cards, data processing software, transaction files, master files and related property and rights (including computer and peripheral equipment) of the Grantor pertaining to or referencing the Collateral.

     "EQUIPMENT" shall have the meaning provided in Section 2.01(a)(ii).

     "GENERAL INTANGIBLES" shall have the meaning provided in Section
2.01(a)(vi).

     "GRANTOR" shall have the meaning provided in the first paragraph of this Agreement.

     "INVENTORY" shall have the meaning provided in Section 2.01(a)(iii).

     "LENDERS" shall have the meaning provided in the Recitals of this Agreement.

     "LICENSE" shall mean any Patent License, Trademark License, Copyright License or other license or sublicense as to which the Grantor is now or hereafter a party.

     "NON-RECOURSE PARTY" shall have the meaning provided in Section 9.11.

     "ORIGINAL AGREEMENT" shall have the meaning provided in Section 9.12.

     "PATENT LICENSE" shall mean any written agreement (i) granting any right to any third party under any Patent of the Grantor or (ii) granting any right to the Grantor under any Patent of any third party.

     "PATENTS" shall mean all right, title and interest of any person in and to all of the following, whether now owned or hereafter acquired:

     (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country;

     (ii) all other letters patent of the United States or any other country and all other applications for letters patent of the United States or any other country; and

     (iii) all reissues, continuations, divisions, continuations-in-part or extensions thereof and the inventions disclosed therein, including the right to make, use and/or sell the inventions disclosed therein.

     "PLEDGED PERMITS" shall have the meaning provided in Section 2.01(a)(vii).

     "PROCEEDS" shall mean all proceeds, including (i) whatever is received upon any collection, exchange, sale or other disposition of any of the Collateral and any property into which any of the Collateral is converted, whether cash or non-cash, (ii) any and all payments or other property (in whatever form) made or due and payable on account of any insurance, indemnity, warranty or guaranty payable to the Grantor with respect to any of the Collateral, (iii) any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft or other involuntary conversion of whatever nature of any asset or property which constitutes Collateral, (iv) any and all payments (in any form whatsoever) made or due and payable in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority, (v) any claim of the Grantor against third parties (A) for past, present or future infringement of any Patent now or hereafter owned by the Grantor or licensed under a Patent License, (B) for past, present or future infringement or dilution of any Trademark now or hereafter owned by the Grantor or licensed under a Trademark License or injury to the goodwill associated with any Trademark now or hereafter owned by the Grantor, (C) for past, present or future infringement of any Copyright now or hereafter owned by the Grantor or licensed under a Copyright License and (D) for past, present or future breach of any License and (vi) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

     "RECEIVABLES" shall have the meaning provided in Section 2.01(a)(iv).

     "RELATED CONTRACTS" shall have the meaning provided in Section 2.01(a)(v).

     "SECURED OBLIGATIONS" shall have the meaning provided in Section 2.01(a).

     "SUBSIDIARY GUARANTEE" shall have the meaning provided in the Recitals of this Agreement.

     "TRADEMARK LICENSE" shall mean any written agreement (a) granting any right to any third party under any Trademark of the Grantor or (b) granting any right to the Grantor under any Trademark of any third party.

     "TRADEMARKS" shall mean all of the following now or hereafter owned by any person (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office, any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof and (ii) all goodwill associated therewith.

     "UCC" shall mean at any time the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that if, by reason of mandatory provisions of law, the validity or perfection of any security interest granted herein is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, then, as to the validity or perfection of such security interest, "UCC" shall mean the Uniform Commercial Code in effect in such other jurisdiction.

     Section 2. Assignment; Security Interests; Insurance Proceeds.

     2.01 Pledge; Assignment; Grant of Security Interests. (a) To secure the prompt and complete payment and performance when due of (i) all Obligations by the Borrower, including all amounts payable or to become payable to the Secured Parties by the Borrower under the Financing Documents, when and as the same shall become due and payable (whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise), (ii) all obligations of the Grantor under and pursuant to the Subsidiary Guarantee, (iii) all Fees, expenses, indemnities and expense reimbursement obligations of the Borrower or any of its Subsidiaries under the Credit Agreement or any other Financing Documents, including this Agreement, in respect of the Loans, (iv) all other obligations, covenants and agreements, monetary or otherwise, of the Borrower or any of its Subsidiaries under any Financing Document to which it is a party, in each case, whether now owing or hereafter existing, (v) all disbursements made by the Secured Parties for the payment of taxes, common area charges, insurance premiums, and all other fees, expenses or advances in connection with or relating to the Collateral, and interest on such disbursements and other amounts not timely paid in accordance with the terms of the Credit Agreement, this Agreement and the other Financing Documents (excluding the OPH Membership Interest Pledge Agreement), (vi) all sums with respect to the foregoing that would become due but for the operation of the automatic stay under Section 362(a) of Title 11 of the United States Code, including interest, fees and other charges that, but for the filing of a petition in bankruptcy with respect to the Borrower would accrue on the foregoing whether or not a claim is alleged against the Borrower for such sums in any such bankruptcy proceeding, and (vii) all renewals, extensions, amendments, modifications and changes and supplements of, or substitutions or replacements for, all or any part of the foregoing (collectively, the "Secured Obligations"), the Grantor hereby assigns and pledges to the Administrative Agent for the benefit of the Secured Parties, and hereby grants to the Administrative Agent for the benefit of the Secured Parties, a security interest in, and lien on, all of the Grantor's right, title and interest in and to the following, whether now owned or hereafter acquired (the "Collateral"):

          (i) all cash income and receipts derived from the ownership and ordinary course of operation of the Portfolio Assets, including revenues from the sale of energy and other products and services (including electric capacity, ancillary services and transmission services and products), Proceeds of business interruption insurance, interest and other income earned on amounts on deposit in the Accounts and any amounts realized by the Grantor under any Interest Hedge Contract (all of the above, collectively, the "Assignment Revenues");

          (ii) (A) all equipment, wherever located, now or hereafter existing,
     (B) all fixtures, (C) to the extent not included in the foregoing or in clause (iii), all goods, (D) all parts of any of the foregoing items
     (A)-(C) and all attachments and accessions thereto, including, to the extent not included in the foregoing, all other accessions and (E) all rights in any of the foregoing items (A)-(D) now or hereafter owned or possessed by the Grantor for its benefit (the property described in this subclause (ii) being the "Equipment");

          (iii) all inventory and other tangible personal property held for sale by the Grantor, in all of it is forms, wherever located, and rights therein owned or possessed by the Grantor or for its benefit including, but not limited to, (A) with respect to the generation of electric power by the Grantor, raw materials and work in process therefor, finished goods and by-products thereof, and materials used or consumed in the manufacture or production thereof, (B) goods in which the Grantor has an interest in mass or a joint or other interest or right of any kind and (C) goods which are returned to or repossessed by the Grantor, and all accessions to any of the foregoing and products thereof and documents relating thereto (the property described in this subclause (iii) being the "Inventory");

          (iv) all accounts, Contract Rights, chattel paper, Documents, instruments, letters of credit, letter-of-credit rights, documents and other rights or obligations of every kind, now or hereafter existing, whether or not arising out of or in connection with any sale, lease, exchange or other disposition of electric power, or other Inventory, goods or the provision or rendering of any service by or to the Grantor and all tax refunds, tax refund claims or guarantee claims held by or granted to the Grantor (any and all such accounts, Contract Rights, chattel paper, Documents, instruments, obligations and other property described in this subclause (iv) being the "Receivables");

          (v) all rights now or hereafter existing in and to all security agreements, leases and other contracts securing or otherwise relating to any Receivables (the property described in this subclause (v) being the "Related Contracts");

          (vi) all general intangibles, intellectual or other property of any kind or nature now owned or hereafter acquired by the Grantor, including payment intangibles, software, permits, reversionary interests in pension plan assets, inventions, designs, Patents, Copyrights, Trademarks, Licenses and associated goodwill, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software, customer lists, subscription lists, databases and related documentation, registrations, franchises, and all other intellectual or other similar property rights not otherwise described above, but excluding Receivables (the property described in this subclause (vi) being the "General Intangibles");

          (vii) all generating, electricity, environmental and other licenses, permits and approvals of any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or other instrumentality, domestic or foreign, now or hereafter held by the Grantor or in which the Grantor may have an interest and relating to the operation, maintenance, or use and occupancy of the [Astoria Bundle/Carr Street Generating Station/NiMo Assets], except that any such license, permit or approval which as a matter of law is not assignable is hereby excluded from such lien and security interest to the extent that and for such time as the same shall not be so assignable, and all rights (whether or not earned by performance) under any franchises, documents, licenses, contracts or agreements now owned or hereafter acquired with the rights to all renewals thereof assignable by law (the property described in this subclause (vii) being the "Pledged Permits");

          (viii) (A) all policies of insurance, now or hereafter held by the Grantor (as required under Section 5.06 of the Credit Agreement and the other Financing Documents), including casualty and liability, business interruption and any title insurance, and including all Proceeds therefrom, and (B) all rights, now or hereafter held, by the Grantor to any warranties of any manufacturer or contractor or any other Person;

          (ix) all books, correspondence, credit files, records, invoices and other Documents, now or hereafter in the possession or control of the Grantor or any Person acting for the Grantor and relating to the [Astoria Bundle/Carr Street Generating Station/NiMo Assets] and all reports of the Independent Engineer or any other Person and all other reports relating to the acquisition, operations, viability, performance, maintenance and output of the [Astoria Bundle/Carr Street Generating Station/NiMo Assets];

          (x) all balances, credits, deposits, deposit and securities accounts, investment property or moneys whether now existing or hereafter held in the name or on behalf of the Grantor, whether (A) in the possession or control of the Grantor, (B) in the possession or control of, or in transit to, the Administrative Agent, or (C) held by third parties; all monies, documents, instruments, investment property and financial assets required to be deposited with or delivered to the Administrative Agent or any securities intermediary pursuant to any term of this Agreement or any of the other Financing Documents, including all amounts held or deposited in or credited to the Accounts and all cash and all monies and Permitted Investments and other financial assets and investment property and instruments held in or credited to such Accounts;

          (xi) each Project Contract to which it is a party, and each other lease, power, fuel, transportation, management or other agreement now existing or hereafter entered into by the Grantor relating to the acquisition, operation, maintenance or use and occupancy of the [Astoria Bundle/Carr Street Generating Station/NiMo Assets], as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of this Agreement and the Credit Agreement (the agreements described in this subclause (xi), as so amended, supplemented or modified, being the "Assigned Agreements"), including all rights of the Grantor (A) to receive moneys due and to become due under or pursuant to the Assigned Agreements, to compel performance and otherwise to exercise all remedies thereunder, including all rights to make determinations, to exercise any election or option contained in such agreements (including termination thereof), to give or receive any notice or consent, to demand and receive any property which is the subject of any of the Assigned Agreements, to file any claims and generally to take any action which (in the opinion of the Administrative Agent or any Secured Party) may be necessary or advisable in connection with any of the foregoing, and (B) to receive the Proceeds of any claim for damages arising out of or for breach of any Assigned Agreement and Proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements;

          (xii) all commercial tort claims, including those more particularly described in Schedule 1 hereto;

          (xiii) to the extent not included in subclauses (i) through (xii) above, or excepted therein, all other personal property of the Grantor of any kind or description whatsoever, wherever located, whether now owned or hereafter acquired, tangible or intangible [(including those certain barges listed on Schedule 4 hereto (the "Barges")) Note: Schedule 4 is for the Astoria Generating Security Agreement only]; and

          (xiv) all accessions and additions to, substitutions for, and all replacements, products and Proceeds of any and all of the Collateral (including any proceeds which constitute property of the types described in clauses (i) - (xiii), above) and, to the extent not otherwise included, all
     (A) payments under insurance (whether or not the Administrative Agent is the loss payee thereof or an additional insured thereunder), and any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral, (B) any other amounts from time to time paid or payable under or in connection with any of the Collateral, (C) cash and (D) all supporting obligations (all of the foregoing items in clauses (ii) - (xiii) above and in this clause (xiv), collectively, the "Assignment Collateral").

     (b) The sale, assignment, conveyance, setting over, pledge and transfer to the Administrative Agent under this Agreement extends to all Assignment Revenues which the Grantor may acquire at any time during the continuation of this Agreement. The security interest of the Administrative Agent held under this Agreement extends to all Assignment Collateral which the Grantor may acquire at any time during the continuation of this Agreement.

     (c) The Grantor agrees and confirms that the Consents constitute (i) notice to each party to the Assigned Agreements that are the subject of a Consent of
(x) the sale assignment, conveyance, setting over, pledge and transfer by the Grantor of the Assignment Revenues and the assignment, charge, conveyance, setting over, pledge and transfer by the Grantor of all of the Grantor's right, title and interest in and to the Assignment Revenues and (y) the assignment, charge, conveyance, setting over, pledge and transfer by the Grantor by way of security, of all the Grantor's right, title and interest in and to the Assignment Collateral and (ii) unconditional and irrevocable instructions from the Grantor to each such party, debtor or obligor that all payments due or to become due and all amounts payable to the Grantor thereunder shall, until the Obligations are indefeasibly paid in full in cash, be made directly to the Revenue Account.

     (d) The Assignment Revenues received pursuant to Section 2.01(a)(i) above shall be applied in accordance with the provisions of the Deposit Account Agreement.

     2.02 Power of Attorney. The Grantor hereby irrevocably appoints the Administrative Agent as its attorney-in-fact with right of substitution, so that the Administrative Agent or any other Person empowered by the Administrative Agent shall be authorized, without need of further authorization from the Grantor, upon the occurrence and during the continuance of an Event of Default and in preservation of the rights of the Administrative Agent and the Lenders hereunder so long as such Event of Default is continuing and has not been waived by an appropriate vote or other action by the Required Lenders (any action or exercise of powers, rights or remedies under this Section 2.02 to be subject to, and in accordance with, the terms of the Credit Agreement and all applicable Requirements of Law):

          (a) to effect the sale of any of the Assignment Collateral in one or more transactions to the extent permitted by applicable Requirements of Law and in any commercially reasonable manner as may be determined by the attorney-in-fact, which, subject to the foregoing, may include the direct sale without public auction of any such Assignment Collateral at such price, and upon such terms as may be determined by the attorney-in-fact;

          (b) to enter upon any premises where the Assignment Collateral or any part thereof may be located without the need for a court order or other form of authority otherwise than upon the authority granted herein;

          (c) to take and retain actual possession and control of any such Assignment Collateral as receivers without bond or otherwise, and transport any of it to any location as determined by such attorney-in-fact;

          (d) to make any repairs, additions and improvements on the Assignment Collateral as such attorney-in-fact shall reasonably deem proper or necessary;

          (e) to administer, manage and use any of the Assignment Collateral;

          (f) to conclude any agreement and collect any monies thereunder or otherwise due to the Grantor in respect of, or generated through the usage of, any of the Assignment Collateral;

          (g) to exercise in any commercially reasonable manner any of the rights of the Grantor arising under or in connection with the Assigned Agreements and to designate or delegate to another Person or entity, in substitution of such attorney-in-fact, the exercise in any commercially reasonable manner of such rights of the Grantor, under such terms as such attorney-in-fact shall deem proper or necessary;

          (h) to collect, claim and receive all monies and avail of all benefits that accrue, and that may become due and payable to the Grantor under the Assigned Agreements and to hold the same as security for the timely payment and discharge by the Grantor of the Secured Obligations, and the faithful performance of the covenants and obligations of the Grantor as set forth in any of the Financing Documents;

          (i) to send written notice to all the obligors, instructing any or all of them to pay all monies due and owing to the Grantor from time to time under the Assigned Agreements, to the Revenue Account or such other account as may be required or contemplated by the Deposit Account Agreement;

          (j) to institute and maintain such suits and proceedings as such attorney-in-fact shall deem expedient to prevent any impairment of the Assignment Collateral or to preserve and protect such attorney-in-fact's interest therein;

          (k) to execute and deliver such deeds of conveyance or sale as may be necessary or proper for the purpose of conveying full title and ownership, free from any claims and rights of the Grantor, to any of the Assignment Collateral, after foreclosure thereof; and

          (l) in general, to sign such agreements and documents and perform such acts and things required, necessary or, in the opinion of such attorney-in-fact, advisable, to fully accomplish the purpose hereof.

     The Grantor hereby confirms and ratifies any and all actions and things performed or done by the Administrative Agent as the Grantor's attorney-in-fact or any of its representatives in each case pursuant to the powers granted hereunder.

     This special power of attorney shall be deemed coupled with an interest, and cannot be revoked by the Grantor until no Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other Obligations are indefeasibly paid in full in cash. Upon the occurrence and during the continuance of any Event of Default, the Grantor shall abstain from exercising any rights under any of the Assigned Agreements which shall be inconsistent with the exercise of the rights and functions herein granted to the Administrative Agent as the attorney-in-fact, including abstaining from collecting, claiming and receiving any monies under the Assigned Agreements, provided, that, nothing herein shall prevent the Grantor from, except during the exercise by the Administrative Agent of any such rights and functions, undertaking the Grantor's operations in the ordinary course of business in accordance with the Assigned Agreements. To the extent that the Grantor shall receive any monies in respect thereof, notwithstanding the provisions of this
Section 2.02, the Grantor shall be deemed to have received such funds for the account of the Administrative Agent and shall hold the same in trust and promptly pay the same to the Administrative Agent for deposit in the Revenue Account (or other account as may be required or contemplated by the Deposit Account Agreement) and application pursuant to the Deposit Account Agreement, including collecting, claiming and receiving monies under the Assigned Agreements.

     All reasonable costs, expenses, charges and fees paid or incurred by the Administrative Agent in the exercise of any of the rights, remedies or powers granted hereunder shall be for the account of the Grantor, and the Grantor undertakes promptly on demand to pay the same or, as the case may be, to reimburse the Administrative Agent and/or its agents, representatives, successors and assignees as the case may be, for any monies paid by it with interest thereon at the Default Rate from the date the same shall have been paid by the Administrative Agent and/or its agents, representatives, successors and assigns until actually paid by the Grantor to the extent that there are then insufficient funds available in the Revenue Account for this purpose.

     Section 3. GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

     The Grantor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement and the satisfaction of the Secured Obligations, as follows:

     3.01 Necessary Filings. As of the Restructuring Effective Date, all filings, registrations, recordings and control necessary or appropriate to create, (i) the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues by the Grantor to the Administrative Agent and (ii) the security interest granted by the Grantor to the Administrative Agent hereby in respect of the Assignment Collateral have been made or accomplished, and (A) the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues to the Administrative Agent pursuant to this Agreement constitutes a valid and enforceable sale, assignment, conveyance, setting over and transfer and (B) the security interest granted to the Administrative Agent pursuant to this Agreement in and to the Assignment Collateral constitutes a valid, enforceable, and upon the filing of (1) all Financing Statements in the filing offices noted on Schedule 3 and (2) if applicable, fully executed Assignments of Security Interests, substantially in the forms of Exhibits A and B hereto, as applicable, by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. ss. 261, 15 U.S.C. ss. 1060 or 17 U.S.C. ss.ss. 205, as applicable, to perfect the security interests granted to the Administrative Agent and the Secured Parties in the federally registered Copyrights, Patents, Trademarks and Licenses, perfected security interest in the Assignment Revenues and Assignment Collateral (except in each case, for (x) Assignment Collateral which is not material and (y) vehicles and any emergency response boat) superior and prior to the rights of all other Persons therein and, in each case, subject to no other Liens, sales, assignments, conveyances, settings over or transfers other than Permitted Liens.

     3.02 No Liens. The Grantor is, as of the Restructuring Effective Date, as to the Assignment Revenues and Assignment Collateral, and as to any Assignment Collateral acquired by it from time to time after the date hereof, the Grantor will be, the owner of all such Assignment Revenues and Assignment Collateral free from any Lien or other right, title or interest of any Person (other than Permitted Liens) and the Grantor shall defend such Assignment Revenues and Assignment Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Administrative Agent. Without limiting the generality of the foregoing, the Grantor shall not assign, charge, convey, sell, set over, transfer, or grant any security interest in the Assigned Agreements, any of the other Assignment Collateral or any of the Assignment Revenues other than pursuant to the Security Documents or as expressly permitted by the Credit Agreement.

     3.03 Other Financing Statements. There is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Assignment Revenues or the Assignment Collateral and so long as any of the Secured Obligations remain unpaid or any Commitments remain outstanding, the Grantor will not authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Assignment Revenues or the Assignment Collateral, in each case, except financing statements filed or to be filed in respect of and covering the security interests granted hereby, or by the other Security Documents, by the Grantor or Permitted Liens.

     3.04 Jurisdiction of Organization; Chief Executive Office, Records. (a) The jurisdiction of organization of the Grantor, the exact legal name of the Grantor, any other names the Grantor has used in the last five years and the addresses of the Grantor's chief executive office currently and for the last five years are set forth on Schedule 2 hereto. The Grantor will not change its name or its jurisdiction of organization or move its chief executive office except to such new name, jurisdiction or location as may be permitted in accordance with Section 3.04(b). The originals of all documents evidencing all Receivables, General Intangibles and Contract Rights of the Grantor and the only original books of account and records of the Grantor relating thereto are, and will continue to be, kept at the locations disclosed in Schedule 2, or at such new locations as the Grantor may establish in accordance with Section 3.04(b). All Receivables, General Intangibles and Contract Rights of the Grantor are, and will continue to be, maintained at, and controlled and directed (including for general accounting purposes) from, such office locations shown above, or such new locations as the Grantor may establish in accordance with Section 3.04(b).

     (b) The Grantor shall not change its name or its jurisdiction of organization or establish a new location for its offices until (i) it shall have given to the Administrative Agent not less than thirty (30) days' prior written notice of its intention so to do, clearly describing such new name, jurisdiction or location and providing such other information in connection therewith as the Administrative Agent may reasonably request and (ii) with respect to such new name, jurisdiction or location, it shall have taken all action, reasonably satisfactory to the Administrative Agent, to maintain the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues to the Administrative Agent and the security interest of the

Administrative Agent in the Assignment Collateral intended to be granted hereby at all times fully perfected, of first priority and in full force and effect.

     3.05 Recourse. Without limitation of Section 9.11, this Agreement is made with full recourse to the Grantor and pursuant to and in reliance upon all the warranties, representations, covenants and agreements on the part of the Grantor contained herein, in the Credit Agreement, in any of the other Financing Documents and otherwise in writing in connection herewith or therewith.

     3.06 Consents. (a) No other consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required as of the date of the execution and delivery of this Agreement (i) for the sale, assignment, conveyance, setting over and transfer of the Assignment Revenues to the Administrative Agent, (ii) for the grant by the Grantor of the pledge, assignment and security interest granted hereby with respect to the Assignment Collateral (other than contracts that are not material or are not Project Contracts) or for the execution, delivery or performance of this Agreement by the Grantor, (iii) for the perfection or maintenance of the sale, assignment, conveyance, setting over and transfer effected hereby with respect to the Assignment Revenues and the pledge, assignment and security interest created hereby with respect to the Assignment Collateral (including the first priority nature of such sale, assignment, conveyance, setting over and transfer by way of security with respect to the Assignment Revenues and such pledge, assignment and security interest with respect to the Assignment Collateral) other than the filing of appropriate financing statements or similar filings in respect of the Assignment Revenues and Assignment Collateral, in each case, other than contracts that are not Project Contracts, or (iv) for the exercise by the Administrative Agent of the rights provided for in this Agreement or the remedies in respect of the Assignment Revenues and the Assignment Collateral pursuant to this Agreement.

     (b) Except as otherwise expressly provided in the Credit Agreement or the Deposit Account Agreement, the Grantor shall obtain, after the date of the execution and delivery of this Agreement, such other consents, authorizations, and approvals and obtain such other actions, and provide such notices to or make such filings with, any Governmental Authority as may be necessary or reasonably requested by the Administrative Agent or any Secured Party, after the date of this Agreement (i) for the sale, assignment conveyance, setting over and transfer of the Assignment Revenues to the Administrative Agent, (ii) for the grant by the Grantor of the pledge, assignment and security interest granted hereby or for the execution, delivery or performance of this Agreement by the Grantor, (iii) for the perfection or maintenance of the sale, assignment, conveyance, setting over and transfer effected hereby with respect to the Assignment Revenues and the pledge, assignment and security interest created hereby with respect to the Assignment Collateral (including the first priority nature of such sale, assignment, conveyance, setting over and transfer by way of security with respect to the Assignment Revenues and such pledge, assignment and security interest with respect to the Assignment Collateral) or (iv) for the exercise by the Administrative Agent of the rights, remedies and powers provided for in this Agreement or the remedies in respect of the Assignment Revenues and the Assignment Collateral pursuant to this Agreement.

     (c) Notwithstanding any provision of this Agreement, each of the parties hereto acknowledges and agrees that (i) any reference to assignment of any right, title or interest in and to any agreement, contract, Contract Right, chattel paper, Document, instrument, letter of credit, document, lease, Governmental Approval or other similar right (collectively "Contract Collateral"), such assignment shall constitute only a grant of a collateral security interest and not an absolute assignment of rights under any Contract Collateral, and (ii) to the extent any grant of a collateral security interest in and to any Contract Collateral would result in the breach of the instrument, contract, agreement or other document evidencing or creating such Contract Collateral security interest shall be deemed to be made subject to obtaining any required consent and approval under such instrument, contract, agreement or other document for such grant of a security interest.

     3.07 Pledged Permits. Upon the occurrence and during the continuance of an Event of Default and after notice to the Grantor that the Administrative Agent intends to exercise remedies pursuant to the Financing Documents, the Grantor shall, at the request of the Administrative Agent, take such steps requested by the Administrative Agent that are necessary to assist and cooperate, to the extent within the Grantor's control using commercially reasonable efforts, in the transfer of the Pledged Permits to the Administrative Agent or any other party or parties designated by the Administrative Agent effective upon transfer of title to the applicable [Astoria Bundle/Carr Street Generating Station/NiMo Assets] to which such Pledged Permits relate, including the filing of a joint application by the Grantor with the Administrative Agent or the Administrative Agent's designees, for the transfer of the Pledged Permits pursuant to 18 C.F.R.
Part 9 or any successor or replacement regulations thereto, all pursuant to and to the extent permitted by applicable Requirements of Law.

     3.08 Barges. The Grantor will not do, or suffer or permit to be done, anything that will impair the lien of the Secured Parties against the Barges. Grantor will not document any collateral as a vessel under the flag of the United States of America without the written consent of the Required Lenders. Grantor will not operate any Barge outside the navigational limits of the insurance policy or outside the State of New York without receiving the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed. [Astoria Agreement only.]

     3.09 Fixture Locations. Schedule 3 hereto sets forth a true and complete list of all street addresses where fixtures exist for [the Astoria Bundle/the Carr Street Generating Station/each of the NiMo Assets].

     3.10 Farm Products; Timber; As-Extracted Collateral. As of the Restructuring Effective Date, none of the Assignment Revenues or the Assignment Collateral constitutes, or is Proceeds of, farm products, timber to be cut or as-extracted collateral. If at any time after the Restructuring Effective Date any of the Assignment Revenues or the Assignment Collateral is farm products, timber to be cut or as-extracted collateral, in each case with a value in excess of $500,000 (as reasonably determined by the Grantor), the Grantor shall take all actions required in accordance with Section 6.02.

     3.11 Commercial Tort Claims. As to any judgment in respect of any commercial tort claim having a value in excess of $500,000 of the Grantor which may arise, the Grantor will notify the Administrative Agent within 45 days of any such commercial tort claim judgment being entered in favor of the Grantor, and the Grantor will execute and deliver to the Administrative Agent such additional security agreements or amendments to this Agreement in form and substance reasonably satisfactory to the Administrative Agent which identify and assign, pledge and create a valid, perfected security interest in such judgments in respect of commercial tort claims of the Grantor as they arise.

     3.12 Letters of Credit. The Grantor will deliver to the Administrative Agent each letter of credit having a stated amount in excess of $500,000 in which it is the beneficiary thereof, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent. The Grantor will take any and all actions necessary (or requested by the Administrative Agent), from time to time, to cause the Administrative Agent to obtain exclusive control of any letter-of-credit rights which have a value exceeding $500,000 owned by the Grantor in a manner acceptable to the Administrative Agent.

     3.13 Chattel Paper. The Grantor will deliver to the Administrative Agent all tangible chattel paper having a value in excess of $500,000 duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent. The Grantor will also deliver to the Administrative Agent all security agreements securing any such chattel paper and execute UCC financing statement amendments assigning to the Administrative Agent any UCC financing statements filed by the Grantor in connection with such security agreements. The Grantor will mark conspicuously all such chattel paper with a legend, in form and substance reasonably satisfactory to the Administrative Agent, indicating that such chattel paper is subject to the security interests created hereunder.

     3.14 Bank Accounts. The Grantor shall not maintain any deposit accounts or securities accounts other than the Accounts.

     Section 4. SPECIAL PROVISIONS CONCERNING RECEIVABLES; CONTRACT RIGHTS; INSTRUMENTS.

     4.01 Additional Representations and Warranties: As of the time when each Receivable and General Intangible arises, the Grantor shall be deemed to have represented and warranted, to the knowledge of the Grantor and unless otherwise promptly disclosed by the Grantor in writing to the Administrative Agent upon the Grantor obtaining actual knowledge thereof, that such Receivable or General Intangible, as the case may be, and all records, papers and documents relating thereto (if any) are genuine and in all respects what they purport to be, and that all records, papers and documents (if any) relating thereto (i) will represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of electricity or capacity, or any other merchandise listed therein, or both, and
(ii) are in compliance and will conform with all Requirements of Law, except to the extent that the failure to comply or conform therewith could not reasonably be expected to have a Material Adverse Effect.

     4.02 Maintenance of Records. The Grantor will keep and maintain at its own cost and expense records consistent with GAAP of the Assigned Agreements and the Receivables, including the originals of all documentation (including each Assigned Agreement) with respect thereto, records of all payments received, all credits granted thereon, but subject in each case to customary record retention policies, and all other dealings therewith. The Grantor will make the same available to the Administrative Agent for inspection pursuant to Section 5.08 of the Credit Agreement.

     4.03 Payments Under Assigned Agreements, Receivables and General Intangibles. (a) Non-Payment to the Administrative Agent. If the Grantor shall receive payment directly from any party to an Assigned Agreement (including any letter of credit issued for the benefit of the Grantor in accordance with the terms thereof) or from any account debtor or other obligor under any Receivable, General Intangible or any other payments under such Assigned Agreements, Receivables and General Intangibles, the Grantor shall receive such payments in a constructive trust for the benefit of the Lenders, shall segregate such payments from such party's other funds, and shall promptly transmit and deliver such payments to the Administrative Agent in the same form as so received (with any necessary endorsement).

     (b) Application of Funds. All amounts received by the Administrative Agent pursuant to this Section 4.03 or Section 4.04 shall be deposited into the Revenue Account and applied as set forth in the Deposit Account Agreement.

     4.04 Direction to Account Debtors; Contracting Parties; etc. The Grantor agrees that the Administrative Agent may, upon reasonable notice to the Grantor of its failure to do so, directly notify the obligors with respect to any Receivables, General Intangibles and/or under any Assigned Agreements to make payments with respect thereto as provided in Sections 2.01(c) and 4.03. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may apply, without notice to or assent by the Grantor, any or all amounts then in, or thereafter deposited in, the Accounts in the manner provided in the Deposit Account Agreement. The reasonable costs and expenses (including reasonable attorneys' fees) of collection, whether incurred by the Grantor or the Administrative Agent, shall be borne by the Grantor.

     4.05 Modification of Terms, etc. Except as otherwise provided in the Credit Agreement or as permitted in Section 4.06 hereof, (a) the Grantor shall not rescind or cancel any Indebtedness in any fiscal year in an amount, in the aggregate, in excess of $500,000 for borrowed money, or modify in any manner adverse to the Grantor or the Secured Parties any material term thereof, or make any adjustment materially adverse to the Grantor or the Secured Parties with respect thereto, or grant any extension for performance of the same, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, or sell any Receivable, General Intangible or Assigned Agreements, or interest therein, without the prior written consent of the Administrative Agent, which consent the Administrative Agent will not unreasonably withhold, delay or condition, and (b) the Grantor will duly fulfill all material obligations on its part to be fulfilled under or in connection with the Receivables, the General Intangibles and the Assigned Agreements and will do nothing to impair the security interests of the Administrative Agent (including the creation, attachment and priority thereof) in the Receivables, the General Intangibles or the Assigned Agreements.

     4.06 Collection. The Grantor shall endeavor to cause to be collected from the account debtor named in the Grantor's Receivables and General Intangibles or obligor under any Assigned Agreements, and paid by such account debtor directly to the Revenue Account, as and when due (including amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Receivable, General Intangible or Assigned Agreements, and apply promptly upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, General Intangible or under such Assigned Agreements, except that, unless an Event of Default shall have occurred and be continuing (and shall not have been waived by an appropriate vote or other action by the Required Lenders in accordance with Section 9.02 of the Credit Agreement), the Grantor may allow in the ordinary course of business as adjustments to amounts owing under the Grantor's Receivables, General Intangibles and Assigned Agreements an extension or renewal of the time or times of payment, or settlement adjustment, release, compromise, settlement or other similar action for less than the total unpaid balance, which the Grantor finds appropriate to enhance collectibility in accordance with sound business judgment. The reasonable costs and expenses (including reasonable attorneys fees) of collection, whether incurred by the Grantor or the Administrative Agent, shall be borne by the Grantor.

     Section 5. SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND
TRADEMARKS.

     5.01 Infringements. Within ten (10) Business Days after a Responsible Officer of the Borrower obtains actual knowledge thereof, the Grantor shall notify the Administrative Agent and the Lenders in writing of all pertinent details available to it, with respect to any infringement or other violation of the Grantor's rights in, or any claim of any such infringement of, any, Patent, Copyright or Trademark, whether or not such right is presently held by the Grantor or third party. As to each such instance, absent the Required Lenders' authorization to proceed otherwise (as required pursuant to Section 9.02 of the Credit Agreement), which authorization shall not be unreasonably withheld, delayed or conditioned, and to the extent permitted by applicable Requirements of Law, the Grantor shall use commercially reasonable efforts to pursue a remedy.

     5.02 Other Patents, Copyrights and Trademarks. If the Grantor hereafter acquires rights in any Patent, Copyright or Trademark, the Grantor shall deliver to the Administrative Agent and the Lenders within 60 days, a copy of such Patent, Copyright or Trademark and a first priority perfected security interest therein or a collateral assignment thereof, as appropriate.

     5.03 Remedies. If an Event of Default shall occur and be continuing (and shall not have been waived by an appropriate vote or other action as required pursuant to Section 9.02 of the Credit Agreement), the Administrative Agent, acting pursuant to and in accordance with the terms of the Deposit Account Agreement, the other Financing Documents and applicable Requirements of Law may (a) declare the entire right, title, and interest of the Grantor in any Patents, Copyrights and Trademarks vested in the Administrative Agent, in which event such right, title, and interest immediately shall vest in the Administrative Agent; and (b) take and practice or use or sell any or all of such Patents, Copyrights or Trademarks, or take and use or sell the Grantor's rights in such Patents, Copyrights or Trademarks, along with the goodwill and all other elements of the Grantor's ongoing business symbolized by such assets and secured under this Agreement, and the right to carry on the business of the Grantor in connection with which such assets have been used. The Grantor shall execute any other and further documents which the Administrative Agent may request further to confirm the foregoing and to transfer to the Administrative Agent ownership of the Grantor's rights to such Trademarks, Patents and/or Copyrights.

     Section 6. PROVISIONS CONCERNING ALL ASSIGNMENT REVENUES AND ASSIGNMENT COLLATERAL; INSURANCE.

     6.01 Protection of the Administrative Agent's Interests. The Grantor will do nothing to impair the rights of the Administrative Agent or the Lenders in the Assignment Revenues and the Assignment Collateral, provided, however, that nothing herein shall prevent the Grantor, prior to the exercise by the Administrative Agent of any such rights, from undertaking the Grantor's operations in the ordinary course of business in accordance with the Assigned Agreements. The Grantor assumes all liability and responsibility in connection with the Assignment Revenues and the Assignment Collateral and the liability of the Grantor with respect to the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Assignment Revenues and Assignment Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to the Grantor.

     6.02 Further Actions. The Grantor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent and the Lenders from time to time such lists, descriptions and designations of the Assignment Revenues and the Assignment Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, bailee and warehousemen acknowledgements, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps, relating to the Assignment Revenues and the Assignment Collateral and other property or rights covered by the interests hereby granted, which is necessary to perfect, preserve or protect its ownership and security interests in the Assignment Revenues and the Assignment Collateral, or as-extracted collateral, through filing, possession, control or otherwise or is otherwise reasonably requested by the Administrative Agent; provided, that the foregoing shall not require the Grantor to obtain any Additional Contract Consent except as reasonably requested by the Administrative Agent, and, to the extent so requested, the Grantor shall use commercially reasonable efforts to obtain such Additional Contract Consent.

     6.03 Financing Statements. The Grantor agrees to execute and deliver to the Administrative Agent, on behalf of the Lenders, financing statements, continuation statements, amendments thereto, filings with the United States Patent and Trademark Office or United States

Copyright Office (or any successor office or any similar office in any other country) or similar statements or instruments of registration under the law of any jurisdiction, in form reasonably acceptable to the Administrative Agent, as it may from time to time reasonably request or as are necessary or desirable in its reasonable opinion to establish, maintain, perfect, continue, enforce or protect the security interests contemplated hereunder as valid, enforceable, first priority security interests as provided herein and the other rights and security contemplated herein, all in accordance with the UCC as enacted in any and all relevant jurisdictions or any other applicable Requirement of Law. The Grantor authorizes the Administrative Agent to authenticate and file any such financing statements without the signature of the Grantor and naming the Grantor as debtor and the Administrative Agent as secured party. The Grantor will pay any applicable filing fees and related expenses under this Section 6.03. Unless specifically permitted under applicable Requirements of Law, the Grantor shall not file any amendments or terminations of financing statements filed to establish and maintain the security interests contemplated hereunder without the Administrative Agent's authorization, and any such filing made without the Administrative Agent's authorization, is ineffective.

     Section 7. REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT.

     7.01 Remedies; Obtaining the Assignment Collateral Upon Default. The Grantor agrees that, if any Event of Default shall have occurred and be continuing (and shall not have been waived by an appropriate vote or other action by the Required Lenders), then and in every such case, subject to the terms and provisions of the Credit Agreement and any applicable Requirement of Law then in effect, the Administrative Agent, in addition to any rights now or hereafter existing under any applicable Requirement of Law, shall have all rights as a secured creditor under the UCC or any other applicable Requirement of Law in all relevant jurisdictions and may, acting pursuant to and in accordance with the terms of the Credit Agreement:

          (a) personally, or by agents or attorneys, immediately retake possession of the Assignment Collateral or any part thereof, from the Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon the Grantor's premises where any of the Assignment Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Grantor; and

          (b) instruct the obligor or obligors on any agreement, instrument or other obligation (including any other Assigned Agreement, the General Intangibles and the Receivables) constituting the Assignment Revenues and Assignment Collateral to make any payment required by the terms of such instrument or agreement directly to the Administrative Agent for deposit in the Revenue Account (or any other account required or contemplated by the Deposit Account Agreement) and application pursuant to the Deposit Account Agreement; and

          (c) apply all monies, securities and instruments in the Revenue Account, and each other Account, in accordance with the Deposit Account Agreement; and

          (d) sell, assign or otherwise liquidate, or direct the Grantor to sell, assign or otherwise liquidate, any or all of the Assignment Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation for deposit in the Revenue Account (or any other account required or contemplated by the Deposit Account Agreement) and application pursuant to the Deposit Account Agreement; and

          (e) take possession of the Assignment Collateral or any part thereof, by directing the Grantor in writing to deliver the same to the Administrative Agent at any place or places designated by the Administrative Agent, in which event the Grantor shall at its own expense:

               (i) forthwith cause the same to be moved to the place or places so designated by the Administrative Agent and there delivered to the Administrative Agent,

               (ii) store and keep any Assignment Collateral so delivered to the Administrative Agent (to the extent not physically delivered to the Administrative Agent) at such place or places pending further action by the Administrative Agent as provided in Section 7.02, and

               (iii) while such Assignment Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition;

     it being understood that the Grantor's obligation to so deliver the Assignment Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by the Grantor of such obligation.

     7.02 Remedies, Disposition of the Assignment Collateral. Any Assignment Collateral repossessed by the Administrative Agent under or pursuant to Section 7.01, and any other Assignment Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Administrative Agent, acting in good faith, may, upon written direction in compliance with any applicable Requirement of Law, determine to be commercially reasonable. Subject to the foregoing, any of the Assignment Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Administrative Agent or after any overhaul or repair which the Administrative Agent, acting in good faith, shall determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days' written notice to the Grantor (except that, if the Administrative Agent shall determine, in its sole discretion, that any of the Collateral threatens to decline quickly in value or to become worthless, any such sale may be made upon three days' notice to the Grantor) specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the Grantor or any nominee of the Grantor to acquire the Assignment Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. To the extent permitted by applicable Requirements of Law, the Administrative Agent on behalf of the Lenders may bid for and become the purchaser of the Assignment Collateral or any item thereof, offered for sale in accordance with this Section 7.02. If, under mandatory requirements of any applicable Requirement of Law, the Administrative Agent shall be required to make disposition of the Assignment Collateral within a period of time which does not permit the giving of notice to the Grantor as hereinabove specified, the Administrative Agent need give the Grantor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of any applicable Requirement of Law.

     The Grantor hereby irrevocably appoints the Administrative Agent as its attorney-in-fact, so that the Administrative Agent, or any Person empowered by the Administrative Agent, shall, during the continuance of an Event of Default, be authorized to sell, assign, lease or otherwise dispose of the Assignment Collateral or any part thereof pursuant to the provisions of the preceding paragraph, and, in general, to do or cause to be done all such acts and things which are otherwise required to be done by the Grantor under this Agreement.

     7.03 Waiver of Claims. Except as otherwise provided in this Agreement or in any other Financing Document, THE GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT TAKING POSSESSION OR THE ADMINISTRATIVE AGENT'S DISPOSITION OF ANY OF THE ASSIGNMENT COLLATERAL, IN EACH CASE AS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE GRANTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION OF ANY SUCH JURISDICTION, and the Grantor hereby further waives, to the extent permitted by applicable Requirements of Law:

          (i) all damages occasioned by such taking of possession except any damages which are the direct result of the gross negligence or willful misconduct of the Administrative Agent, any Lender, or any Person acting on its behalf or instruction;

          (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent's rights hereunder; and

          (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable Requirement of Law in order to prevent or delay the enforcement of this Agreement (including any right to claim that such enforcement should be stayed pending the outcome of any other action or proceeding (including any arbitration proceeding)) or the absolute sale of the Assignment Collateral or any portion thereof, and the Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such applicable Requirements of Law.

To the extent permitted under applicable Requirements of Law, any sale of, or the grant of options to purchase, or any other realization upon, any Assignment Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against the Grantor and against any and all Persons claiming or attempting to claim the Assignment Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the Grantor.

     7.04 Application of Proceeds. Notwithstanding any other provision of this Agreement, all payments made under or in connection with this Agreement, and all moneys collected by the Administrative Agent upon any sale or other disposition of the Collateral pursuant to this Agreement, including Sections 7.01 and 7.02 shall be applied in accordance with the Financing Documents, including that any proceeds of Collateral which remains after payment in full in cash of the Obligations will be paid to the Collateral Agent for the benefit of the OPMW Secured Parties for distribution pursuant to the Intercreditor Agreement and the OPMW Second Lien Documents, and such proceeds shall constitute proceeds under the OPMW Second Lien Documents. For the avoidance of doubt, it is understood that the Grantor shall remain liable to the extent of any deficiency between the amount of the Proceeds of the Assignment Collateral and the aggregate amount of the Secured Obligations.

     7.05 Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between the Grantor and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Grantor in any case shall entitle the Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

     7.06 Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case the Grantor, the Administrative Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Assignment Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Administrative Agent shall continue as if no such proceeding had been instituted.

     7.07 Grant of License or Sub-License to Use Patent, Trademark, Copyright and License Collateral. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Article VII at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, the Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, license or sub-license any Patent, Trademark, Copyright or License (to the extent the Grantor has authority to sub-license any such License) now owned or licensed or hereafter acquired or licensed by the Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license or sub-license by the Administrative Agent shall be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided that any license, sub-license or other transaction entered into by the Administrative Agent while such Event of Default was continuing in accordance herewith shall be binding upon the Grantor notwithstanding any subsequent cure of an Event of Default. The Administrative Agent agrees to apply the net Proceeds received from any such license as provided in Section 7.04 hereof.

     Section 8. INDEMNITY; EXPENSES.


     (a) The Grantor agrees to indemnify and hold harmless the Administrative Agent and each Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from the Collateral or the Grantor's pledge and assignment under this Agreement (including enforcement against the Grantor of this Agreement), except claims, losses or liabilities resulting from the gross negligence or willful misconduct of any Secured Party or any other Person designated by any Secured Party to act on its behalf pursuant to this Agreement.

     (b) The Grantor will upon demand pay to the Administrative Agent or any Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Administrative Agent or any Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the sale of, collection from, or other realization upon, any of the Collateral of the Grantor, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Administrative Agent or any Secured Party hereunder against the Grantor or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

     Section 9. MISCELLANEOUS.

     9.01 Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.01 of the Credit Agreement. Promptly after the execution of any and all material amendments, supplements and waivers, of and to the Assignment Revenues or Assignment Collateral, originals, if reasonably available and, if not, copies of such amendments, supplements and waivers shall be delivered to the Administrative Agent.

     9.02 Waiver, Amendment; Severability. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be undertaken and accomplished in accordance with the requirements of Section 9.02 of the Credit Agreement. No delay on the part of any Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Secured Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy. In case any provision hereof shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby.

     9.03 Obligations Absolute. To the extent permitted by applicable Requirements of Law, the obligations of the Grantor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against the Grantor to enforce this Agreement, irrespective of whether any action is brought against the Borrower, any other pledgor or any guarantor of the Secured Obligations or whether the Borrower, any other pledgor or any guarantor of the Secured Obligations is joined in any such action or actions. All rights of the Administrative Agent and the assignment, hypothecation and security interest hereunder, and all obligations of the Grantor hereunder, shall be absolute and unconditional, irrespective of:

     (a) any lack of validity or enforceability of this Agreement, the Credit Agreement, any other Financing Document or any other agreement or instrument relating to any thereof, the absence of any action to enforce the same, any release of the Grantor or any other Credit Party, the recovery of any judgment against the Grantor or any other Credit Party, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Grantor;

     (b) any occurrence or condition whatsoever, including (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations of the Grantor or any other Credit Party contained in this Agreement, the Credit Agreement or any other Financing Document, (ii) any impairment, modification, release or limitation of the liability of the Grantor or any other Credit Party or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Grantor, the Administrative Agent or any other Secured Party of any rights or remedies, (iv) the assignment or the purported assignment of any property as security for the Secured Obligations, including all or any part of the rights of the Grantor under this Agreement, (v) the extension of the time for payment by the Grantor or any other Credit Party or any other guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any Financing Document or of the time for performance by the Grantor or any other Credit Party of any other obligations under or arising out of any terms or provisions or the extension of the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Grantor or any other Credit Party set forth in any Financing Document, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting the Grantor or any other Credit Party or any of their respective assets, or the disaffirmancy of this Agreement or any Financing Document in any such proceeding, (viii) the release or discharge of the Grantor or any other Credit Party from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of this Agreement or any Financing Document or (x) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor; or

     (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Secured Obligations.

     9.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the Lenders; provided, however, that the Grantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each of the Lenders. Any Lender may transfer, assign or grant all or such relevant part of its rights hereunder in connection with an assignment or transfer of all or any part of its interest in its Loans in accordance with the provisions of the Credit Agreement, and such assignee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. All agreements, statements, representations and warranties made by the Grantor herein or in any certificate or other instrument delivered by the Grantor or on its behalf under this Agreement shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Agreement, the Credit Agreement and the other Financing Documents regardless of any investigation made by the Lenders or on their behalf.

     9.05 Headings Descriptive, etc. The headings of the several sections and subsections of this Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     9.06 Governing Law; Submission to Jurisdiction and Venue. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE GRANTOR AND EACH SECURED PARTY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT,

EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

     (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, THE GRANTOR AND EACH SECURED PARTY AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE GRANTOR AND EACH SECURED PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. THE GRANTOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

     (c) THE GRANTOR AGREES THAT ANY SECURED PARTY SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENT OF LAW, TO PROCEED AGAINST THE GRANTOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE ANY SECURED PARTY TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY SECURED PARTY. THE GRANTOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY SECURED PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

     (d) THE GRANTOR AND THE SECURED PARTIES EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

     (e) THE GRANTOR HEREBY IRREVOCABLY DESIGNATES NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001 AS THE DESIGNEE, APPOINTEE AND AGENT OF THE GRANTOR TO RECEIVE FOR AND ON BEHALF OF THE GRANTOR SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENTS RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO THE GRANTOR AT ITS ADDRESS SET FORTH IN ACCORDANCE WITH

SECTION 9.01. THE GRANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE GRANTOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE ON THE DATE OF RECEIPT THEREOF.

     (f) NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT (i) TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE AGAINST ANY PARTY IN ANY OTHER JURISDICTION, IN EITHER CASE, SOLELY AS PERMITTED IN SUBSECTION (c) OF THIS
SECTION 9.06.

     9.07 The Grantor's Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that the Grantor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Assignment Revenues or the Assignment Collateral and the Administrative Agent and the Lenders shall have no obligations or liabilities (except obligations or liabilities resulting from the gross negligence or willful misconduct of the Administrative Agent and the Lenders) with respect to any Assignment Revenues or Assignment Collateral by reason of or arising out of or in connection with this Agreement, nor shall the Administrative Agent or the Lenders be required or obligated in any manner to perform or fulfill any of the obligations of the Grantor under or with respect to any Assignment Revenues or Assignment Collateral.

     9.08 Termination; Release. This Agreement shall create a continuing pledge, assignment of hypothecation of and security interest in the Collateral and shall remain in full force and effect until no Lender shall have any Commitment outstanding and until the Notes, together with interest, and all other secured obligations are indefeasibly paid in full in cash. This Agreement shall terminate when all Secured Obligations have been indefeasibly paid in full in cash and all Commitments have been terminated, and the Administrative Agent, at the written request and expense of the Grantor, will promptly authorize, execute and deliver, as applicable, to the Grantor the proper instruments (which may include Uniform Commercial Code termination statements on form UCC-3) acknowledging the termination of this Agreement, and will promptly duly assign, transfer and deliver (without recourse and without any representation or warranty) free from any interest of the Administrative Agent or Lien granted hereunder such of the Assignment Revenues or Assignment Collateral as may be in possession of the Administrative Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement, in accordance with the Intercreditor Agreement or, if the OPMW Second Lien Documents shall have been terminated pursuant to the terms thereof, to the Grantor together with such notices to third parties as may be necessary to countermand any notices previously sent to them pursuant hereto.

     9.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     9.10 Applicability of Deposit Account Agreement. In amplification of, and notwithstanding any other provisions of this Agreement, in connection with its obligations hereunder, the Administrative Agent shall have all of the rights, powers, privileges, exculpations, protections and indemnities as are provided for or referred to in the Deposit Account Agreement.

     9.11 Limitation of Recourse. The obligations of the Grantor hereunder are obligations solely of the Grantor and shall not constitute a debt or obligation of any direct or indirect, partner, shareholder or other equity owner of the Grantor or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by the Grantor under this Agreement and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by the Grantor evidenced by this Agreement. No property or assets of any Non-Recourse Party, other than as contemplated in the Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against the Grantor with respect to this Agreement or the other Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party or any other Non-Recourse Party (a) in accordance with the terms of any Transaction Document creating such liabilities and obligations to which such Credit Party or Non-Recourse Party is a party, (b) arising from liability pursuant to any applicable Requirement of Law for such Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of
Section 6.10 of the Credit Agreement.

     9.12 Amendment and Restatement. This Agreement is an amendment and restatement of the Assignment and Security Agreement, dated as of July 28, 1999 (the "Original Agreement") between the Grantor and the Administrative Agent. It is the intention of the parties that this Agreement amend, restate, extend and renew the terms and conditions of the Original Agreement and the liens and security interests created thereby, and is not intended to be a novation or discharge of the obligations of the Grantor thereunder or the liens and security interests created thereby. The liens and security interests of the Original Agreement are hereby ratified, confirmed, renewed, extended, and brought forward in full force and effect as security for the Obligations.


                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.


                                         GRANTOR:

                                         [ASTORIA GENERATING COMPANY, L.P./
                                         CARR STREET GENERATING STATION, L.P./
                                         ERIE BOULEVARD HYDROPOWER, L.P.]

                                         By:  Orion Power New York GP, Inc.,
                                         its general partner


                                         By:
                                            ------------------------------------
                                         Name:
                                         Title:

                                         Address: 1111 Louisiana Street
                                                  Houston, TX  77002
                                                  Attn: Senior Vice President -
                                                        Finance
                                         Telephone: (713) 207-3160
                                         Telecopy:  (713) 207-0988

                                         With a copy to:
                                         Address: 1111 Louisiana Street
                                                  Houston, TX  77022
                                                  Attn: General Counsel
                                         Telephone: (713) 207-7265
                                         Telecopy:  (713) 393-0140


                                         ADMINISTRATIVE AGENT:

                                         BANK OF AMERICA, N.A.,
                                         as Administrative Agent,

                                         By:
                                            ------------------------------------
                                         Name:
                                         Title:

                                         Address: 101 North Tryon Street
                                                  NC1-001-08-19
                                                  Charlotte, NC  28255
                                                  Attn: Laura S. Ryan
                                         Telecopy: (704) 386-3324

                                                                   EXHIBIT N-1-A
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT
--------------------------------------------------------------------------------

                     AMENDED AND RESTATED MORTGAGE, SECURITY
                   AGREEMENT, FIXTURE FILING AND ASSIGNMENT OF
                                LEASES AND RENTS
                      (COLLATERAL IS OR INCLUDES FIXTURES)

                          DATED AS OF OCTOBER 28, 2002

                                      FROM

                        ASTORIA GENERATING COMPANY, L.P.,

                                    MORTGAGOR

                                       TO

                             BANK OF AMERICA, N.A.,

                             AS ADMINISTRATIVE AGENT
                     FOR THE BENEFIT OF THE SECURED PARTIES,

                                    MORTGAGEE

        BOROUGH OF BROOKLYN, COUNTY OF KINGS, CITY AND STATE OF NEW YORK
            BOROUGH AND COUNTY OF QUEENS, CITY AND STATE OF NEW YORK



         THIS MORTGAGE DOES NOT COVER REAL PROPERTY PRINCIPALLY IMPROVED OR TO BE IMPROVED BY ONE OR MORE STRUCTURES CONTAINING IN THE AGGREGATE NOT MORE THAN SIX RESIDENTIAL DWELLING UNITS, EACH DWELLING UNIT HAVING ITS OWN SEPARATE COOKING FACILITIES.
--------------------------------------------------------------------------------

                             Record and return to:
                                McGuireWoods LLP
                        Bank of America Corporate Center
                             100 North Tryon Street
                                   Suite 2900
                               Charlotte, NC 28202
                             Attn: Marvin L. Rogers

                                TABLE OF CONTENTS


Article           Section                                                                                      Page


Article I. OBLIGATIONS AND THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE MORTGAGOR.........................7
   SECTION 1.01      Obligations..................................................................................7
   SECTION 1.02      Continuing Security..........................................................................7
   SECTION 1.03      Maximum Secured Amount.......................................................................8

Article II. REPRESENTATIONS, WARRANTIES AND COVENANTS OF MORTGAGOR................................................8
   SECTION 2.01      Title........................................................................................8
   SECTION 2.02      Credit Agreement.............................................................................9
   SECTION 2.03      Payment of Taxes, Liens and Charges.........................................................10
   SECTION 2.04      Payment of Closing Costs....................................................................11
   SECTION 2.05      Maintenance and Operations; Plans; Use......................................................11
   SECTION 2.06      Insurance...................................................................................12
   SECTION 2.07      New York Insurance Waiver...................................................................12
   SECTION 2.08      [INTENTIONALLY OMITTED.]....................................................................12
   SECTION 2.09      Assignment of Leases and Rents..............................................................12
   SECTION 2.10      Restrictions on Transfers and Encumbrances..................................................12
   SECTION 2.11      Security Agreement..........................................................................12
   SECTION 2.12      Filing and Recording........................................................................13
   SECTION 2.13      Mortgage of Definite Amount.................................................................14
   SECTION 2.14      Trust Fund..................................................................................14
   SECTION 2.15      Further Assurances..........................................................................14
   SECTION 2.16      Additions to Mortgaged Property.............................................................15
   SECTION 2.17      No Claims Against the Mortgagee.............................................................15
   SECTION 2.18      Change in Tax Law...........................................................................15
   SECTION 2.19      Survey of Mortgaged Property................................................................16
   SECTION 2.20      Contract Collateral.........................................................................16

Article III. DEFAULTS AND REMEDIES...............................................................................16
   SECTION 3.01      Events of Default...........................................................................16
   SECTION 3.02      Demand for Payment..........................................................................16
   SECTION 3.03      Rights to Take Possession, Operate and Apply Revenues.......................................17
   SECTION 3.04      Right to Cure the Mortgagor's Failure to Perform............................................18
   SECTION 3.05      Right to a Receiver.........................................................................18
   SECTION 3.06      Foreclosure and Sale........................................................................19
   SECTION 3.07      Other Remedies..............................................................................20
   SECTION 3.08      Application of Sale Proceeds and Rents......................................................21
   SECTION 3.09      The Mortgagor as Tenant Holding Over........................................................21
   SECTION 3.10      Waiver of Appraisement, Valuation, Stay, Extension and
                         Redemption Laws.........................................................................21

Article           Section                                                                                      Page

   SECTION 3.11      Discontinuance of Proceedings...............................................................22
   SECTION 3.12      Suits to Protect the Mortgaged Property.....................................................22
   SECTION 3.13      Filing Proofs of Claim......................................................................22
   SECTION 3.14      Possession by the Mortgagee.................................................................22
   SECTION 3.15      Waiver......................................................................................22
   SECTION 3.16      Remedies Cumulative.........................................................................23

Article IV. MISCELLANEOUS........................................................................................24
   SECTION 4.01      Partial Invalidity..........................................................................24
   SECTION 4.02      Notices.....................................................................................24
   SECTION 4.03      Successors and Assigns......................................................................24
   SECTION 4.04      Counterparts................................................................................24
   SECTION 4.05      Satisfaction and Cancellation...............................................................24
   SECTION 4.06      Definitions.................................................................................25
   SECTION 4.07      Other Financing Documents...................................................................25
   SECTION 4.08      Subrogation.................................................................................26
   SECTION 4.09      Mortgagee Powers............................................................................26
   SECTION 4.10      Enforceability of Mortgage..................................................................26
   SECTION 4.11      Amendments..................................................................................27
   SECTION 4.12      Applicable Law..............................................................................27
   SECTION 4.13      Limitation of Recourse......................................................................27
   SECTION 4.14      Amendment and Restatement...................................................................27

                              AMENDED AND RESTATED
                          MORTGAGE, SECURITY AGREEMENT,
                          FIXTURE FILING AND ASSIGNMENT
                               OF LEASES AND RENTS


         THIS AMENDED AND RESTATED MORTGAGE, SECURITY AGREEMENT, FIXTURE FILING AND ASSIGNMENT OF LEASES AND RENTS dated as of October 28, 2002 (this "Mortgage"), is made by ASTORIA GENERATING COMPANY, L.P., a Delaware limited partnership, having an office at 225 Greenfield Parkway, Suite 201, Liverpool, NY 13008 (the "Mortgagor"), to BANK OF AMERICA, N.A., as Administrative Agent for the benefit of the Secured Parties referred to in the Credit Agreement (as defined below), having an office at 101 North Tryon Street, NC1-001-08-19, Charlotte, NC 28255 (in such capacity, together with its successors, substitutes and assigns, the "Mortgagee").


                                    RECITALS:

         A. Reference is hereby made, for all purposes, to (i) that certain Amended and Restated Credit Agreement dated as of October 28, 2002 (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among Orion Power New York, L.P., a Delaware limited partnership, as borrower ("Borrower"), Banc of America Securities LLC and BNP Paribas, as Lead Arrangers and Joint Book Runners, each other financial institution which is a signatory thereto or which may hereafter become an assignee pursuant to Section 9.06 of the Credit Agreement (each, a "Lender" and collectively the "Lenders"), Bank of America, N.A., as Issuing Bank, and the Mortgagee, as Issuing Bank and Administrative Agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as Documentation Agents and BNP Paribas, as Syndication Agent, (ii) that certain Guarantee Agreement dated October 28, 2002 from the Mortgagor in favor of the Mortgagee (the "Guarantee") and (iii) all other documents and instruments that are collectively defined as the "Financing Documents" in the Credit Agreement. All capitalized terms not expressly defined in this Mortgage shall have the meaning given to them and shall be subject to the rules of construction set forth in the Credit Agreement. Pursuant to the Credit Agreement, the Acquisition Lenders have extended, upon the terms and subject to the conditions of the Credit Agreement, credit to Borrower in the aggregate principal amount of up to $352,549,541.00 in the form of Acquisition Loans, as evidenced by promissory notes having a final maturity date of no later than October 28, 2005 (the "Acquisition Loans"). In addition to the Acquisition Loans and pursuant to the Credit Agreement, the Working Capital Lenders have also extended, or agreed to extend, credit to Borrower in the form of certain Working Capital Loans in an aggregate principal amount of up to $30,000,000.00, having a final maturity date of no later than October 28, 2005 (the "Working Capital Loans"). The Acquisition Loans and the Working Capital Loans are hereinafter referred to collectively as the "Loans".

         B. The Mortgagor is a subsidiary of Borrower and has or will receive both direct and indirect benefits from the Loans made to Borrower.

         C. The obligation of the Acquisition Lenders to make the Loans is conditioned upon, among other things, the execution and delivery by the Mortgagor of this Mortgage to secure, subject to the limitations set forth in
Section 1.03, the due and punctual payment and performance of the Obligations (defined below).


                                GRANTING CLAUSES

         NOW, THEREFORE, in consideration of the indebtedness evidenced by the Notes and the other Financing Documents and in order to secure the due and punctual payment and performance of the Obligations and intending to be legally bound hereby, the Mortgagor hereby mortgages, gives, grants, bargains, sells, aliens, enfeoffs, confirms, transfers, sets over, pledges, assigns, hypothecates and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Mortgagee, with power of sale, and with mortgage covenants, subject, however, to Permitted Encumbrances (as hereinafter defined) and other Permitted Liens all the following described property whether now owned or held or hereafter acquired (collectively, the "Mortgaged Property"):

                  (1) the parcel or parcels of land located in Queens and Kings Counties, New York, as more particularly described on Exhibit A-1 through Exhibit A-3 attached hereto (the "Land"), together with all rights appurtenant thereto, including without limitation, all strips and gores within or adjoining the Land, all estate, right, title, interest, claim or demand of the Mortgagor in the streets, roads, sidewalks, alleys and ways adjacent thereto (whether or not vacated and whether public or private and whether open or proposed), all easements over adjoining land granted by any easement agreements, covenants or restrictive agreements, all of the tenements, hereditaments, easements, reciprocal easement agreements, rights pursuant to any trackage agreement, rights to the use of common drive entries, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, dower and right of dower, curtesy and right of curtesy, all of the air space and right to use air space above such property, all transferable development rights arising therefrom or transferred thereto, all water and water rights and water rights applications (whether riparian, appropriative or otherwise, and whether or not appurtenant), all pumps, pumping plants, pipes, flumes and ditches thereunto appertaining, all rights and ditches for irrigation, all utility rights, sewer rights, and any shares of stock evidencing the same, all oil, gas and other minerals and mineral substances (which term shall include all gypsum, anhydrite, coal, lignite, hydrocarbon or other fossil materials or substances, fissionable materials or substances and all other minerals of any kind or character, whether gaseous, liquid or hard minerals, whether similar or dissimilar to those named, whether now or hereafter found to exist and whether associated with the surface or mineral estate) in, on or under the Land or produced, saved or severed from the Land, all mineral, mining, gravel, oil, gas, hydrocarbon rights and other rights to produce or share in the production of anything related to such property, all drainage, crop, timber, agricultural, and horticultural rights with respect to such property, and all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in any way appertaining thereto, and all claims or demands of the Mortgagor, either at law or in equity, in possession or expectancy, now or hereafter acquired, of, in or to the same (the Land and all of the foregoing being sometimes referred to herein collectively as the "Premises");

                  (2) all of the Mortgagor's right, title and interest in and to all buildings, improvements, fixtures and other structures or improvements of any kind now or hereafter erected or located upon the Land, including, but not limited to, all building materials, water, sanitary and storm sewers, drainage, electricity, steam, gas, telephone and other utility facilities, parking areas, roads, driveways, walks and other site improvements; and all additions and betterments thereto and all renewals, substitutions and replacements thereof, owned or to be owned by the Mortgagor or in which the Mortgagor has or shall acquire an interest, to the extent of the Mortgagor's interest therein, now or hereafter erected or located upon the Land (collectively, the "Improvements");

                  (3) AND AS INDEPENDENT AND SEPARATE SECURITY for the payment of the Indebtedness and the performance of the obligations and covenants and agreements secured hereby, all of the Mortgagor's right, title and interest in and to the following (collectively, the "Personal Property"):

                           (a) all personal property and fixtures of every kind
                  and nature whatsoever which are now or hereafter located on, attached to, incorporated in (regardless of where located) or affixed to the Premises or the Improvements or used or useful in connection with the ownership, construction, maintenance, repair, reconstruction, alteration, addition, improvement, operation, mining, use or occupancy of the Premises or the Improvements, including, without limitation, all goods, inventory, construction materials, equipment, mining equipment, tools, furniture, furnishings, fittings, fixtures, supplies, computers and computer programs, carpeting, draperies, blinds, window treatments, racking and shelving systems, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, incinerating and/or compacting plants, systems and equipment, elevators, escalators, appliances, stoves, ranges, refrigerators, vacuum, window washing and other cleaning and building service systems, call systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, cables, antennae, pipes, ducts, conduits, machinery, apparatus, motors, dynamos, engines, compressors, generators, boilers, stokers, furnaces, pumps, tanks, appliances, garbage systems and pest control systems and all of the Mortgagor's present and future "goods", "equipment" and "fixtures" (as such terms are defined in the New York Uniform Commercial Code) and other personal property, including without limitation any such personal property and fixtures which are leased, and all repairs, attachments, betterments, renewals, replacements, substitutions and accessions thereof and thereto; and

                           (b) all general intangibles now owned or hereafter
                  acquired by the Mortgagor and relating to the design, development, operation, management and use of the Premises or the Improvements, including, but not limited to, all contract rights, trademarks, trade names, logos and other rights relating to the name and style under which the Premises and the Improvements are operated;

                  (4) all of the Mortgagor's right, title and interest in and to all approvals, authorizations, building permits, certificates of occupancy, zoning variances, use permits, certifications, entitlements, exemptions, franchises, licenses, orders, variances, plat plan approvals, environmental approvals, air pollution authorities to construct and permits to operate, sewer and waste discharge permits, national pollutant discharge elimination system permits, water permits, zoning and land use entitlements and all other permits, whether now existing or hereafter issued to or obtained by or on behalf of the Mortgagor, that relate to or concern in any way the Premises or the Improvements and are given or issued by any governmental or quasi-governmental authority, whether now existing or hereafter created (as the same may be amended, modified, renewed or extended from time to time, and including all substitutions and replacements therefor), all rights under and pursuant to all construction, service, engineering, consulting, management, access, supply, leasing, architectural and other similar contracts relating in any way to the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all rights under all purchase agreements, sales agreements, option contracts, land contracts and contracts for the sale of oil, gas and other minerals, or any of them, that relate to or concern in any way the Premises or the Improvements, all abstracts of title, architectural, engineering or construction drawings, plans, specifications, operating manuals, computer programs, computer data, maps, surveys, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (collectively, the "Permits, Plans and Contracts");

                  (5) all of the Mortgagor's interest in and rights under all leases or licenses (under which the Mortgagor is landlord or licensor) and subleases (under which the Mortgagor is sublandlord), concession, franchise, management, mineral or other agreements relating to the use or occupancy of the Premises or the Improvements or any part thereof for any purpose, or the extraction or taking of any gas, oil, water or other minerals from the Premises, whether now or hereafter existing or entered into (including any use or occupancy arrangements created pursuant to Section 365(d) of the Bankruptcy Code (as defined in Section 1.01) or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or occupant of any portion of the Premises or the Improvements), and all guaranties thereof and all amendments, modifications, supplements, extensions or renewals thereof (collectively, the "Leases"), and all rents, issues, profits, revenues, charges, fees, receipts, royalties, proceeds from the sale of oil, gas and/or other minerals (whether gaseous, liquid or hard minerals, whether similar or dissimilar to those named and whether associated with the surface or mineral estate), accounts receivable, cash or security deposits and other deposits (subject to the prior right of the tenants making such deposits) and income, and other benefits now or hereafter derived from any portion of the Premises or the Improvements or the use or occupancy thereof (including any payments received pursuant to Section 502(b) of the Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or other occupants of any portion of the Premises or the Improvements and all claims as a creditor in connection with any of the foregoing) and all payments of a similar nature, now or hereafter, including during any period of redemption, derived from the Premises or the Improvements or any other portion of the Mortgaged Property and all proceeds from the cancellation, surrender, sale or other disposition of the Leases (collectively, the "Rents");

                  (6) all of the Mortgagor's right, title and interest in and to all refunds or rebates of real and personal property taxes or charges in lieu of taxes, heretofore or now or hereafter assessed or levied against all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, including interest thereon, and the right to receive the same, whether such refunds or rebates relate to fiscal periods before or during the term of this Mortgage;

                  (7) all of the Mortgagor's right, title and interest in and to all insurance policies and the proceeds thereof, now or hereafter in effect with respect to all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, including, without limitation, any and all title insurance proceeds, and all unearned premiums and premium refunds, accrued, accruing or to accrue under such insurance policies, and all awards made for any taking of or damage to all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, by eminent domain, or by any purchase in lieu thereof, and all awards resulting from a change of grade of streets or for severance damages, and all other proceeds of the conversion, voluntary or involuntary, of all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, into cash or other liquidated claims, and all judgments, damages, awards, settlements and compensation (including interest thereon) heretofore or hereafter made to the present and all subsequent owners of the Premises, Improvements, the Personal
         Property, the Leases, the Rents and the Permits, Plans and Contracts, or any part thereof for any injury to or decrease in the value thereof for any reason;

                   (8) all of the Mortgagor's right, title and interest in and to the following:

                           (a) all right, in the name and on behalf of the
                  Mortgagor, to appear in and defend any action or proceeding brought with respect to all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, and to commence any action or proceeding to protect the interest of the Mortgagor in all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts;

                           (b) all right and power to encumber further all or
                  any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, or any part thereof;

                           (c) all rights, titles, interests, estates or other
                  claims, both in law and in equity, which the Mortgagor now has or may hereafter acquire in any of the Premises, the Improvements, the Personal Property, the Leases, the Rents or the Permits, Plans and Contracts, or in and to any greater estate in all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts;

                           (d) all property hereafter acquired or constructed by
                  the Mortgagor of the type described above which shall forthwith, upon acquisition or construction thereof by the Mortgagor and without any act or deed by any party, become subject to the lien and security interest of this Mortgage as if such property were now owned by the Mortgagor and were specifically described in this Mortgage and were specifically conveyed or encumbered hereby; and

                  (9) all accessions, additions or attachments to, and proceeds or products of, any of the foregoing.

         TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby granted and conveyed or intended to be, unto the Mortgagee, its successors and assigns for the uses and purposes herein set forth, for the benefit and security of the Mortgagee, subject only to the Permitted Encumbrances (as hereinafter defined) and other Permitted Liens, upon the terms and conditions set forth herein.

                                   ARTICLE I.
                      OBLIGATIONS AND THE REPRESENTATIONS,
                    WARRANTIES AND COVENANTS OF THE MORTGAGOR

         SECTION 1.01 Obligations. This Mortgage is executed, acknowledged and delivered by the Mortgagor to secure and enforce, and the Mortgaged Property is security for, the due and punctual payment and performance of (i) all obligations of Borrower under the Credit Agreement, the Acquisition Notes and other Financing Documents to pay or repay the principal of, and accrued and unpaid interest on, the Acquisition Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all obligations of the Mortgagor under and pursuant to the Guarantee (other than with respect to Working Capital Loans), (iii) all Fees, reasonable expenses, indemnities and expense reimbursement obligations of Borrower or any of its Subsidiaries under the Credit Agreement or any other Financing Documents, including this Mortgage, in respect of the Acquisition Loans, (iv) all other obligations, covenants and agreements, monetary or otherwise, of Borrower or any of its Subsidiaries under any Financing Document to which it is a party, in each case, whether now owing or hereafter existing (other than with respect to the Working Capital Loans), (v) all extensions of credit, disbursements, and advances made by the Mortgagee for the payment of taxes (excluding income, franchise, estate, inheritance, transfer or similar entity taxes), common area charges, maintenance charges, insurance premiums, and all other fees, reasonable expenses or advances in connection with or relating to the Mortgaged Property, and interest on such disbursements and other amounts not timely paid in accordance with the terms of the Credit Agreement, this Mortgage and the Financing Documents (excluding the OPH Membership Interest Pledge Agreement),
(vi) all sums with respect to the foregoing that would become due but for the operation of the automatic stay under Section 362(a) of Title 11 of the United States Code (the "Bankruptcy Code"), including interest, fees and other charges that, but for the filing of a petition in bankruptcy with respect to Borrower would accrue on the foregoing whether or not a claim is alleged against Borrower for such sums in any such bankruptcy proceeding; (vi) other costs incurred for the protection of the Mortgaged Property or the lien of this Mortgage and expenses incurred by the Mortgagee by reason of the occurrence of an Event of Default, and (vii) all increases, restatements, refinancings, renewals, extensions, amendments, modifications and changes and supplements of, or substitutions or replacements for, or related or in connection with all or any part of the Notes, the Credit Agreement and other Financing Documents (the obligations referred to in clauses (i) through (vii) inclusive, expressly excluding any principal or interest obligations relating to the Working Capital Loans, shall hereinafter collectively be called the "Obligations" and individually as "Obligation").

         SECTION 1.02 Continuing Security. This Mortgage shall secure and shall continue to secure the entire outstanding amount of the Obligations up to the maximum principal amount of $100,000,000 until all of the Obligations have been paid in full.

         SECTION 1.03 Maximum Secured Amount. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE MAXIMUM AMOUNT OF PRINCIPAL INDEBTEDNESS SECURED BY THIS MORTGAGE AT THE TIME OF EXECUTION OR WHICH UNDER ANY CONTINGENCY MAY HEREAFTER BECOME SECURED BY THIS MORTGAGE AT ANY TIME IS ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000); PROVIDED, THAT, SUCH LIMITATION SHALL NOT LIMIT THE SECURITY OF THIS MORTGAGE WITH RESPECT TO (A) INTEREST ON THE AFORESAID PRINCIPAL INDEBTEDNESS AT THE RATES SET FORTH IN THE CREDIT AGREEMENT AND THE ACQUISITION NOTES, AND (B) REPAYMENT TO THE MORTGAGEE AFTER THE OCCURRENCE OF A DEFAULT OF SUMS ADVANCED OR PAID FOR REAL ESTATE TAXES, CHARGES AND ASSESSMENTS THAT MAY BE IMPOSED BY LAW UPON THE MORTGAGED PROPERTY, AND (C) REPAYMENT TO THE MORTGAGEE AFTER THE OCCURRENCE OF A DEFAULT OF SUMS ADVANCED OR PAID FOR INSURANCE PREMIUMS WITH RESPECT TO THE MORTGAGED PROPERTY, AND (D) REPAYMENT TO THE MORTGAGEE AFTER THE OCCURRENCE OF A DEFAULT OF ALL REASONABLE LEGAL COSTS OR EXPENSES OF COLLECTION OF THE INDEBTEDNESS SECURED BY THIS MORTGAGE OR OF THE DEFENSE OR PROSECUTION OF THE RIGHTS AND LIEN CREATED BY THIS MORTGAGE, AND (E) REPAYMENT TO THE MORTGAGEE OF SUMS ADVANCED OR PAID TO WHICH THE MORTGAGEE BECOMES SUBROGATED, UPON PAYMENT, UNDER RECOGNIZED PRINCIPLES OF LAW OR EQUITY, OR UNDER EXPRESS STATUTORY AUTHORITY.

                                  ARTICLE II.
             REPRESENTATIONS, WARRANTIES AND COVENANTS OF MORTGAGOR

         The Mortgagor agrees, covenants, represents and warrants, as follows:

         SECTION 2.01 Title.

                  (a) The Mortgagor has good, marketable, indefeasible, fee simple title to the Land and Improvements and good and marketable title to or valid leasehold easement or right-of-way interests in, all of the other Mortgaged Property, except in each case where the failure to have such title or interest could not reasonably be expected to have a material adverse effect on the Mortgaged Property. This Mortgage is and will remain a valid and enforceable first lien on the Mortgaged Property subject to no Liens other than the exceptions and encumbrances set forth in Exhibit B attached hereto (collectively, the "Permitted Encumbrances") and other Permitted Liens.

                  (b) [INTENTIONALLY OMITTED.]

                  (c) The Mortgagor has good and lawful right and full power and authority to encumber or grant a security interest in the Mortgaged Property. The

         Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of the Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under the Permitted Encumbrances or other Permitted Liens to the extent of those rights.

                  (d) This Mortgage, when duly recorded in the appropriate public records and when financing statements are duly filed in the appropriate public records, will create a valid, perfected and enforceable lien upon and security interest in all the material Mortgaged Property in which a security interest can be perfected.

         SECTION 2.02 Credit Agreement.

                  (a) This Mortgage is given pursuant to the Credit Agreement. Subject to, and without limiting, Section 3.07 hereof, each and every term and provision of the Credit Agreement, including, the rights, remedies, obligations, covenants, conditions, agreements, indemnities, representations and warranties of the parties thereto shall be considered as if a part of this Mortgage. Subject to the limitations set forth in Section 1.03, this Mortgage secures all present and future Indebtedness of Borrower and the Mortgagor in respect of loan disbursements made by the Lenders under the Acquisition Loan Notes, and all other Obligations from time to time owing to the Lenders under the Financing Documents (other than with respect to Working Capital Loans).

                  (b) If any remedy or right of the Mortgagee pursuant hereto is acted upon by the Mortgagee or if any actions or proceedings (including any bankruptcy, insolvency or reorganization proceedings) are commenced in which the Mortgagee is made a party and is obliged to defend or uphold or enforce this Mortgage or the rights of the Mortgagee hereunder or the terms of any Lease, or if a condemnation proceeding is instituted affecting the Mortgaged Property, the Mortgagor will pay all sums, including reasonable attorneys' fees and disbursements, actually incurred (not as imposed by statute) by the Mortgagee related to the exercise of any remedy or right of the Mortgagee pursuant hereto or for the expense of any such action or proceeding together with all other costs (not as imposed by statute), disbursements and allowances, interest thereon from the date of demand for payment thereof at the Default Rate, and such sums and the interest thereon shall, to the extent permissible by applicable Requirements of Law, be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching or accruing subsequent to the recording of this Mortgage and, subject to the limitations set forth in
         Section 1.03, shall be secured by this Mortgage to the extent permitted by applicable Requirements of Law.

                  (c) Any payment of amounts due under this Mortgage not made on or before the due date for such payments shall accrue interest daily without notice from the due date until paid at the Default Rate, and such interest at the Default Rate shall be immediately due upon demand by the Mortgagee.

         SECTION 2.03 Payment of Taxes, Liens and Charges.

                  (a) The Mortgagor will pay and discharge (whether by it or any Affiliate, or otherwise) from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all taxes, assessments and governmental charges, levies, or obligations lawfully imposed upon or assessed against the Mortgagor, the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof and all lawful claims or obligations that, if unpaid, would become a Lien upon the Mortgaged Property or upon any part thereof; except as the validity or amount of such taxes, assessments, charges, levies or obligations may be contested by the Mortgagor in accordance with Section 5.12 of the Credit Agreement. Upon the reasonable written request of the Administrative Agent, the Mortgagor shall promptly deliver to the Administrative Agent, at the same place as designated in Section 3.02 below, reasonably satisfactory evidence that all payments required under this Section 1.06 have been timely made.

                  (b) In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by the Mortgagee, either directly or indirectly, on this Mortgage or any of the Financing Documents or to require an amount of taxes to be withheld or deducted therefrom, upon obtaining actual knowledge thereof, the Mortgagor will promptly notify the Mortgagee of such event. In such event the Mortgagor shall (i) agree to enter into such further instruments as may be reasonably necessary or desirable to obligate the Mortgagor to make any applicable additional payments and
         (ii) the Mortgagor shall make all such additional payments, except as such law, order, rule, regulation or payment may be contested by the Mortgagor in good faith and by appropriate proceedings and pursuant to which Acceptable Reserves have been established.

                  (c) The Mortgagor shall not apply for or claim any deduction, by reason of this Mortgage, from the taxable value of any or part of the Mortgaged Property. It is expressly agreed that no credit shall be claimed or allowed on the interest payable under the Credit Agreement, the Financing Documents and the Notes because of any taxes or other charges paid. If any law is hereafter enacted: (i) deducting from the value of real estate, for the purposes of taxation, any lien or encumbrance thereon; (ii) revising or changing in any way the laws and ordinances now in force for the taxation of mortgages or the debts secured thereby, or the manner of collection of such taxes; or (iii) imposing a tax directly or indirectly on the Mortgagee with respect to the Mortgaged Property, the value of the Mortgagee's interest therein, or the indebtedness secured by this Mortgage; then, and in any such event, the entire unpaid balance of the indebtedness secured hereby shall, at the option of the Mortgagee, upon ten (10) Business Days notice to the Mortgagor, become immediately due and payable unless, to the extent permitted by such law or ordinance, the Mortgagor is authorized to, and does, pay directly, or reimburse the Mortgagee for, the full amount of any such tax, assessment, charge or lien. If at any time by any Requirement of Law stamps are required on the Notes or any other Financing Document, the Mortgagor shall, upon ten (10) Business Days written notice from the Mortgagee, pay for all such stamps together with any interest and penalties payable in connection therewith.

         SECTION 2.04 Payment of Closing Costs. The Mortgagor shall pay all reasonable costs in connection with, relating to or arising out of the preparation, execution and recording of this Mortgage, including title company premiums and charges, inspection costs, survey costs, recording fees and taxes (including without limitation all New York Mortgage Recording Taxes), reasonable attorneys', engineers', appraisers' and consultants' fees and disbursements and all other similar reasonable expenses of every kind.

         SECTION 2.05 Maintenance and Operations; Plans; Use.

                  (a) The Mortgagor will, subject to Section 6.11 of the Credit Agreement, (i) operate and maintain the Mortgaged Property in accordance with Prudent Industry Practice and all applicable material Requirements of Law, except where being contested in good faith and by appropriate proceedings and as to which Acceptable Reserves have been established, or except when the failure to so operate and maintain the Mortgaged Property could not be reasonably expected to have a material adverse effect on the Mortgaged Property and (ii) keep proper books of records and accounts in which full, true and correct entries shall be made of all entries shall be made of all of its transactions in accordance with GAAP.

                  (b) The Mortgagor shall at all times comply with its material obligations under all recorded restrictions, conditions, easements and covenants ("Restrictive Covenants") encumbering the Land and shall duly enforce its rights under all Restrictive Covenants encumbering other property for the benefit of the Land and/or the Improvements, except where the failure to so comply could not reasonably be expected to have a material adverse effect on the Mortgaged Property. If the Mortgagor receives any notice (whether oral or written) that any Restrictive Covenant has been violated, which violation would be reasonably likely to have a material adverse effect on the Mortgaged Property, the Mortgagor shall promptly notify the Mortgagee and take such steps as the Mortgagee may reasonably require to correct such violation.

         SECTION 2.06 Insurance. The Mortgagor will keep the Mortgaged Property insured against such risks, and in the manner, required by the terms of Section
5.06 of the Credit Agreement. All premiums due under all insurance policies required to be maintained under Section 5.06 of the Credit Agreement shall be paid timely by, or on behalf of, the Mortgagor.

         SECTION 2.07 New York Insurance Waiver. The provisions of subsection 4 of Section 254 of the Real Property Law of New York covering the insurance of buildings against loss by fire that are inconsistent with the provisions of this Mortgage shall not apply to the terms of this Mortgage. Nothing contained herein, except for the immediately preceding sentence, shall be construed as depriving the Mortgagee of any right or advantage available under Section 254 of the Real Property Law of the State of New York, and all covenants herein that differ therefrom shall be construed as conferring additional and not substitute rights and advantages.

         SECTION 2.08 [INTENTIONALLY OMITTED.]

         SECTION 2.09 Assignment of Leases and Rents.

                  (a) The Mortgagor hereby irrevocably and absolutely grants, transfers and assigns to the Mortgagee all of its right, title and interest in and to all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by Borrower and the Mortgagor of the Obligations. The Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Lease or its respective Rents to anyone other than to the Mortgagee, except as otherwise permitted under the Credit Agreement and the other Financing Documents.

                  (b) This Mortgage is intended to be, and shall operate as, the agreement described in Section 291-f of the Real Property Law of the State of New York and shall be entitled to the benefits afforded thereby.

         SECTION 2.10 Restrictions on Transfers and Encumbrances. The Mortgagor shall not create or permit to exist any Lien on the Mortgaged Property, other than any Permitted Lien or Permitted Encumbrance; provided, however, that the Mortgagor may grant easements and licenses, enter into easements, leases, subleases, and enter into other similar agreements relating to the Mortgaged Property in the ordinary course of business to the extent the same would not reasonably be expected to have a material adverse effect on the Mortgaged Property and the same shall be deemed Permitted Encumbrances hereunder.

         SECTION 2.11 Security Agreement. This Mortgage is both a mortgage and grant of real property and a grant of a security interest in personal property, and shall constitute and serve as a "Security Agreement" (a) with regard to fixtures, within the meaning of the New York Uniform Commercial Code (the "NY UCC") and (b) with regard to personal property, within the meaning of the Delaware Uniform Commercial

Code (the "DE UCC"). The Mortgagor hereby grants unto the Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, the Mortgagor has filed or will file, or has caused or will cause to be filed, UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the State of Delaware to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property. The Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing requisite and necessary to be done to perfect the security interest hereby granted. The Mortgagor hereby authorizes the Mortgagee to file one or more financing or continuation statements and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Mortgagor where permitted by applicable Requirements of Law. The Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the NY UCC and the DE UCC in addition to, but not in limitation of, the other rights afforded the Mortgagee hereunder. The Mortgagor agrees, to the extent permitted by applicable Requirements of Law, that: (i) all of the goods described within the definition of the word "Personal Property" are or are to become fixtures on the Land; (ii) this Mortgage upon filing or recording in the office designated for the filing or recording of a record of a mortgage on related real property shall constitute a financing statement filed as a "fixture filing" within the meaning of Sections 9-102 and 9-502 of the DE UCC, and in accordance with Section 9-501 of the NY UCC and (iii) the Mortgagor is the record owner of the Premises. Additionally, this Mortgage shall constitute a financing statement covering fixtures and/or minerals or the like (including oil and gas) and/or accounts resulting from the sale thereof at the wellhead or minehead and, as such, shall be filed or recorded in the office designated for the filing or recording of a record of a mortgage on related real property and in the office of the Delaware Secretary of State. The registration number assigned to the Mortgagor by the Secretary of State of Delaware is 3011018.

         SECTION 2.12 Filing and Recording. Subject to and in accordance with the terms of Section 5.28 of the Credit Agreement, the Mortgagor will cause this Mortgage, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and to protect fully the liens and security interests of the Mortgagee hereby granted in and upon the Mortgaged Property. The Mortgagor will pay all filing, registration, stamps and/or recording fees, and all reasonable expenses incidental to the execution and acknowledgment of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Mortgaged Property, and any instrument of further assurance and all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery and recording of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Mortgaged Property or any instrument of further assurance.

         SECTION 2.13 Mortgage of Definite Amount. (a) If, by reason of the additional sums that may become secured by the lien of this Mortgage pursuant to the terms hereof, a court or other governmental authority having jurisdiction at any time shall determine that this Mortgage falls within the limit of Section 256 of the Tax Law of the State of New York, then (subject to Section 1.03 hereof) the Mortgagee reserves the right, in its discretion, to elect not to have such additional sums secured by this Mortgage and thereby reduce the Obligations secured hereby to a definite amount equal to the principal amount of One Hundred Million Dollars ($100,000,000.00), plus any disbursements made to protect the security of this Mortgage, with interest on such disbursements at the Default Rate, plus any such other sums as by statute or judicial interpretation now or hereafter may be permitted to be secured by the lien of a mortgage without incurring any additional mortgage recording tax. Any election by the Mortgagee to so reduce the indebtedness secured by this Mortgage shall in no event be deemed a release, waiver or discharge by the Mortgagee of the Mortgagor's obligation to pay or reimburse the Mortgagee for such sums.

                  (b) Any sums that may become due and payable pursuant to the terms of the Credit Agreement, this Mortgage or the other Financing Documents and that are in the nature of interest (i) shall for the purpose of determining the amount of mortgage recording tax due and payable on this Mortgage, be considered as additional interest, whether or not so denominated, (ii) shall be secured by the lien of this Mortgage to the fullest extent possible without causing this Mortgage to be covered by Section 256 of the Tax Law of the State of New York and (iii) shall not be deemed principal and shall not accrue any interest.

         SECTION 2.14 Trust Fund. Pursuant to Section 13 of the Lien Law of the State of New York, the Mortgagor shall receive the advances secured by this Mortgage and shall hold such advances as a trust fund to be applied first for the purpose of paying the cost of any improvement and shall apply such advances first to the payment of the cost of any such improvement on the Premises before using any part of the total of the same for any other purpose.

         SECTION 2.15 Further Assurances. Upon demand by the Mortgagee, the Mortgagor will, at the sole cost of the Mortgagor and without expense to the Mortgagee, do, execute, acknowledge and/or deliver all such further acts, deeds, conveyances, deeds of trust, assignments, notices of assignment, transfers and assurances as the Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto the Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, the Mortgagor will also execute and deliver and hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent for the Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may do so under applicable Requirements of Law and under the terms of the Credit Agreement or this Mortgage, one or more financing statements, chattel mortgages or comparable security instruments reasonably required by the Mortgagee to evidence or perfect the liens and security interests hereby granted and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

         SECTION 2.16 Additions to Mortgaged Property. All right, title and interest of the Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the liens and security interests of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, deeds of trust, conveyances or assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the liens and security interests of this Mortgage.

         SECTION 2.17 No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof.

         SECTION 2.18 Change in Tax Law. Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law (a) deducting or allowing the Mortgagor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (b) subjecting the Mortgagee to any tax (excluding income, franchise, estate, inheritance, transfer or similar entity taxes) or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Mortgage, the Obligations or the Mortgagee (excluding income, franchise, estate, inheritance, transfer or similar entity taxes), and the result is to increase the taxes imposed upon or the cost to the Mortgagee of maintaining the Obligations, or to reduce the amount of any payments receivable hereunder, then, and in any such event, if the Mortgagee has received notice of such change from, or demand for payment of amounts arising from such change from, the relevant Governmental Authority, then the Mortgagor shall, upon the earlier to occur of
(i) ten (10) Business Days after the Mortgagee delivers to the Mortgagor notice of Mortgagee's receipt of such notice or demand and (ii) the date such payment is due, or, if the Mortgagee has not received any notice or demand from a Governmental Authority, then the Mortgagor shall, on demand, pay to the Mortgagee additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to the Mortgagee and not reimbursed as set forth herein, or would constitute usury or render the Obligations wholly or partially usurious under applicable law, then the Mortgagee may, within ten (10) Business Days after notice thereof require the Mortgagor to pay or reimburse the Mortgagee for payment of the lawful and non-usurious portion thereof. If the Mortgagor fails to pay such amounts within such time, then the Mortgagee may declare the Obligations immediately due and payable.

         SECTION 2.19 Survey of Mortgaged Property. To the best of Mortgagor's knowledge, other than as set forth in Exhibit C attached hereto, there are no unrecorded improvements, additions, easements, or rights of way located on the Mortgaged Property that are not shown on that certain survey dated July 15, 1999 prepared by Geod Corporation and updated on October, 2002.

         SECTION 2.20 Contract Collateral. Notwithstanding any provision of this Agreement, but subject to and without limiting Section 1.14, each of the parties hereto acknowledges and agrees that (i) any reference to assignment of any right, title or interest in and to any agreement, contract, contract right, chattel paper, instrument, letter of credit, document, lease, Governmental Approval or other similar right (collectively "Contract Collateral"), such assignment shall constitute only a grant of a collateral security interest and not an absolute assignment of rights under any Contract Collateral, and (ii) except as otherwise provided in the DE UCC to the extent any grant of a collateral security interest in and to any Contract Collateral would result in the breach of the instrument, contract, agreement or other document evidencing or creating such Contract Collateral, such security interest shall be deemed to be made subject to obtaining any required consent and approval under such instrument, contract, agreement or other document for such grant of a security interest.


                                  ARTICLE III.
                              DEFAULTS AND REMEDIES

         SECTION 3.01 Events of Default. It shall be an Event of Default under this Mortgage if any Event of Default (as defined in the Credit Agreement) shall exist under the Credit Agreement.

         SECTION 3.02 Demand for Payment. Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights and remedies the Mortgagee may have pursuant to the Financing Documents, or as provided at law or in equity, and without limitation, the Obligations and all other amounts payable with respect to this Mortgage shall become due and payable to the extent provided in the Credit Agreement. The Mortgagor hereby waives notice of presentment, demand, protest, acceleration and notice of acceleration. In case the Mortgagor shall fail forthwith to pay such amounts or any amounts due under any provision of this Mortgage upon the

Mortgagee's demand, but in accordance with the Credit Agreement, the Mortgagee, in addition to any other rights or remedies provided herein or at law or equity, shall be entitled and empowered to institute an action or proceeding at law or in equity as advised by counsel for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against the Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

         SECTION 3.03 Rights to Take Possession, Operate and Apply Revenues.

                  (a) If an Event of Default shall occur and be continuing, the Mortgagor shall, upon demand of the Mortgagee forthwith surrender to the Mortgagee actual possession of the Mortgaged Property and, if and to the maximum extent permitted by applicable Requirements of Law, the Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Mortgaged Property with or without the appointment of a receiver or an application therefor, exclude the Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of the Mortgagor.

                  (b) If the Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by the Mortgagee as provided in the preceding clause (a), the Mortgagee may obtain a judgment or decree conferring upon the Mortgagee the right to immediate possession or requiring the Mortgagor to deliver immediate possession of the Mortgaged Property to the Mortgagee, to the entry of which judgment or decree the Mortgagor hereby specifically consents. The Mortgagor will promptly pay all out-of-pocket costs and other reasonable expenses in connection with enforcing this Mortgage, including all reasonable fees and expenses of attorneys and paralegals (including reasonable charges for inside counsel); and subject to the limitations set forth in Section 1.03, all such expenses and compensation shall, until paid, be secured by this Mortgage.

                  (c) If an Event of Default shall occur and be continuing, the Mortgagee may hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary, proper and reasonable maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Mortgaged Property insured, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of the Mortgagor to the same extent as the Mortgagor could in its own name or otherwise with respect to the same or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted to the Mortgagee, all as may from time to time be directed or determined by the Mortgagee to be in its best interest and the Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Regardless of whether or not the Mortgagee has entered or taken possession, the Mortgagee may receive and, so long as any Event of Default exists, collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including reasonable compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as the Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the reasonable compensation, expenses and disbursements of the attorneys and agents of the Mortgagee, the Mortgagee shall apply the remainder of the moneys and proceeds so received in accordance with the terms and conditions of the Deposit Account Agreement and the Intercreditor Agreement.

                  (d) Whenever, before any sale of the Mortgaged Property under
         Section 2.06 hereof, all Obligations that are then due shall have been paid and all Events of Default fully cured, the Mortgagee will surrender possession of the Mortgaged Property back to the Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

         SECTION 3.04 Right to Cure the Mortgagor's Failure to Perform. Upon the occurrence and during the continuance of an Event of Default, at any time thereafter and without notice, should the Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement or any other Financing Document (with respect to the Mortgaged Property), the Mortgagee may pay, perform or observe the same, and, subject to the limitations set forth in Section 1.03, all payments made or costs or expenses incurred by the Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Rate. The Mortgagee shall make the determination as to the necessity for any such actions and of the amounts to be paid. Subject to the notice provisions of the first sentence of this Section 2.04, to the maximum extent permitted by Requirements of Law, the Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to the Mortgagor, to any person in possession holding under the Mortgagor or to any other person.

         SECTION 3.05 Right to a Receiver. If an Event of Default shall occur and be continuing the Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents. The Mortgagor hereby consents to such appointment and acknowledges and agrees that the Mortgagee shall be entitled to such appointment without notice and without regard for the adequacy of security for the Obligations or the solvency of the Mortgagor or any party liable for the Obligations and without regard to the then value of the Mortgaged Property and without regard to whether the Mortgagor has committed waste or allowed deterioration of the Mortgaged Property; and the Mortgagee or an agent of the Mortgagee may be appointed as such receiver. The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Property is located. The Mortgagor will pay to the Mortgagee upon demand all expenses, including receiver's fees, reasonable attorneys' fees and disbursements that are actually incurred (not as imposed by statute), costs and agent's compensation incurred pursuant to the provisions of this Section 2.05; and, subject to the limitations set forth in Section 1.03, all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Rate.

         SECTION 3.06 Foreclosure and Sale.

                  (a) If an Event of Default shall occur and be continuing, the Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to the Mortgagee by applicable Requirements of Law, this Mortgage or the Security Agreement. In such case, the Mortgagee may commence one or more actions to foreclose this Mortgage at law or in equity, or the Mortgagee may proceed and sell the Mortgaged Property, in accordance with applicable Requirements of Law, to satisfy any Obligation. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by the Mortgagee in its sole discretion at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as the Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time as permitted by applicable Requirements of Law thereafter may postpone such sale by public announcement or subsequently noticed sale. Except as otherwise required by applicable Requirements of Law, without further notice, the Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any Person, including the Mortgagor or the Mortgagee or any designee or affiliate thereof, may purchase any portion of the Mortgaged Property at such sale.

                  (b) The Mortgaged Property may be sold subject to unpaid taxes and the Permitted Encumbrances and other Permitted Liens and after deducting all the costs, fees and expenses of the Mortgagee, including, costs of evidence of title in connection with the sale, the Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in
         Section 2.08 hereof.

                  (c) Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold. All sums collected by the Mortgagee under this Mortgage or other Financing Documents or under the Notes on account of principal or interest or other amounts owing hereunder including costs of collection and reasonable attorneys' fees, shall be applied in accordance with the terms and conditions of the Deposit Account Agreement and the Intercreditor Agreement.

                  (d) If an Event of Default shall occur and be continuing, the Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted and as permitted by applicable Requirements of Law, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the terms of the Financing Documents or the performance of any term, covenant, condition or agreement of this Mortgage or any other right or (ii) to pursue any other remedy available to it, at law or in equity, all as the Mortgagee shall determine most effectual for such purposes.

         SECTION 3.07 Other Remedies.

                  (a) In case an Event of Default shall occur and be continuing, the Mortgagee may also exercise, to the extent not prohibited by applicable Requirements of Law, any or all of the remedies available to a secured party under the UCC, including, to the extent not prohibited by applicable Requirements of Law, the following:

                             (i) In the case of personal property, exercise
                  those rights and remedies under other applicable Security Documents.

                            (ii) To make such payments and do such acts as the
                  Mortgagee may deem necessary to protect its security interest in the Personal Property including paying, purchasing, contesting or compromising any encumbrance, charge or lien that is prior or superior to the security interest granted hereunder, and, in exercising any such powers or authority, paying all expenses incurred in connection therewith.

                           (iii) To enter upon any or all of the Premises or
                  Improvements to exercise the Mortgagee's rights hereunder.

                  (b) In connection with a sale of the Mortgaged Property and the application of the proceeds of sale as provided in Section 2.08 of this Mortgage, the Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

         SECTION 3.08 Application of Sale Proceeds and Rents. After any foreclosure sale of all or any of the Mortgaged Property, the Mortgagee shall receive the proceeds of sale, no purchaser shall be required to see to the application of the proceeds and the Mortgagee shall apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by the Mortgagee under this Mortgage in accordance with the Deposit Account Agreement and the Intercreditor Agreement.

         Upon any sale of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

         SECTION 3.09 The Mortgagor as Tenant Holding Over. If the Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by the Mortgagee, at the Mortgagee's election the Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of Requirements of Law applicable to tenants holding over.

         SECTION 3.10 Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.

                  (a) The Mortgagor will not object to any sale of the Mortgaged Property pursuant hereto, and for itself and all who may claim under it, the Mortgagor waives, to the extent that it lawfully may under applicable Requirements of Law, all right to have the Mortgaged Property marshalled or to have the Mortgaged Property sold as separate estates, parcels, tracts or units in the event of any foreclosure of this Mortgage.

                  (b) To the full extent permitted by applicable Requirements of Law, neither the Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead-exemption or redemption laws now or hereafter in force in order to prevent or hinder the enforcement or foreclosure of this Mortgage, the absolute sale of the Mortgaged Property or the final and absolute putting of the purchasers into possession thereof immediately after any sale; and the Mortgagor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully do so, the benefit of all such laws and any and all right to have the assets covered by the security interest created hereby marshalled upon any foreclosure of this Mortgage.

         SECTION 3.11 Discontinuance of Proceedings. In case the Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of the Mortgagee shall continue as if no such proceeding had been taken.

         SECTION 3.12 Suits to Protect the Mortgaged Property. During the continuance of an Event of Default, the Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts which may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of the Mortgagee hereunder.

         SECTION 3.13 Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting the Mortgagor, the Mortgagee shall, to the extent permitted by applicable Requirements of Law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of the Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

         SECTION 3.14 Possession by the Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of the Mortgagor, any of its property or the Mortgaged Property, the Mortgagee shall be entitled, to the extent not prohibited by applicable Requirements of Law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage in accordance with the terms hereof and applicable Requirements of Law and the Intercreditor Agreement.

         SECTION 3.15 Waiver.

                  (a) No delay or failure by the Mortgagee to exercise any right, power or remedy accruing upon or during the continuance of any Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to the Mortgagee may be exercised from time to time and as often as may be deemed expedient by the Mortgagee. No consent or waiver by the Mortgagee to or of any breach, default or Event of Default by the Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach, default or Event of Default in the performance of the same or any other Obligations by the Mortgagor hereunder. No failure on the part of the Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by the Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by the Mortgagor.

                  (b) Even if the Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Financing Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Financing Documents,
         (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating the Mortgagee's lien on the Mortgaged Property hereunder; no such act or omission shall preclude the Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event and during the continuance of any Event of Default then made or of any subsequent Event of Default; nor, except as otherwise expressly provided in an instrument executed by the Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, the Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

         SECTION 3.16 Remedies Cumulative. No right, power or remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute; may, to the maximum extent permitted by applicable Requirements of Law, be pursued separately, successively or together against the Mortgagor or the Mortgaged Property, or both, at the sole discretion of Mortgagee, and may be exercised as often as occasion therefor shall arise. The delay or failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

                                   ARTICLE IV.
                                  MISCELLANEOUS

         SECTION 4.01 Partial Invalidity. If any provision hereof or of any of the other Financing Documents is invalid or unenforceable in any jurisdiction or under any circumstances, the other provisions hereof or of those Financing Documents shall remain in full force and effect in such jurisdiction and the remaining provisions hereof will be liberally construed in favor of the Mortgagee in order to carry out the provisions hereof and of such other Financing Documents. The invalidity of any provision of this Mortgage in any jurisdiction or under any circumstances will not affect the validity or enforceability of any such provision in any other jurisdiction or under any other circumstances. If any lien, encumbrance or security interest evidenced or created by this Mortgage is invalid or unenforceable, in whole or in part, as to any part of the Obligations, or is invalid or unenforceable, in whole or in part, as to any part of the Mortgaged Property, such portion, if any, of the Obligations as is not secured by all of the Mortgaged Property hereunder shall be paid prior to the payment of the portion of the Obligations and shall, unless prohibited by applicable laws or unless the Mortgagee, in its sole and absolute discretion, otherwise elects, be deemed to have been first paid on and applied to payment in full of the unsecured or partially secured portion of the Obligations, and the remainder to the secured portion of the Obligations.

         SECTION 4.02 Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided in Section 9.01 of the Credit Agreement and shall be given to the Mortgagee at its address or telecopy number set forth in the Credit Agreement and to the Mortgagor at its address or telecopy number set forth in the signature page hereof or at any address or telecopy number which such party shall have specified.

         SECTION 4.03 Successors and Assigns. All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the successors and permitted assigns of the Mortgagor and the successors and assigns of the Mortgagee.

         SECTION 4.04 Counterparts. This Mortgage may be executed in any number of counterparts and all such counterparts shall together constitute but one and the same instrument.

         SECTION 4.05 Satisfaction and Cancellation.

                  (a) The mortgaging to the Mortgagee of the Mortgaged Property as security and for the benefit of the Mortgagee created and consummated by this Mortgage shall be null and void when all the Obligations (other than contingent liabilities that, by their nature, may accrue after principal and interest the Obligations have been repaid in full) have been indefeasibly paid in full in cash in accordance with the terms of the Financing Documents and all Commitments have been terminated.

                  (b) In connection with any termination or release pursuant to paragraph (a) to the extent applicable, this Mortgage shall be marked "satisfied" by the Mortgagee, and this Mortgage shall be satisfied of record at the request and at the expense of the Mortgagor. The Mortgagee shall execute any documents reasonably requested by the Mortgagor to accomplish the foregoing or to accomplish any release contemplated by paragraph (a) or (b) of this Section 3.05 and the Mortgagor will pay all costs and expenses, including reasonable attorneys' fees and disbursements actually incurred (not as imposed by statute), incurred by the Mortgagee in connection with the preparation and execution of such documents. Upon any such termination or release, the Mortgagee will promptly duly assign, transfer and deliver (without recourse and without any representation or warranty) free from any interest of the Administrative Agent or Lien granted hereunder such of the Collateral as may be in possession of the Administrative Agent in accordance with the Intercreditor Agreement or, if the OPNY Second Lien Documents shall have terminated pursuant to the terms thereof, to the Mortgagor.

         SECTION 4.06 Definitions. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) "including" shall mean "including without limitation" or "including but not limited to"; (b) "provisions" shall mean "provisions, terms, covenants and/or conditions"; (c) "lien" shall mean "lien, charge, encumbrance, security interest, mortgage or deed of trust"; (d) "obligation" shall mean "obligation, duty, covenant and/or condition"; and (e) "any of the Mortgaged Property" shall mean "the Mortgaged Property or any part thereof or interest therein." Any act that the Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by the Mortgagee or any person or entity designated by the Mortgagee. Any act which is prohibited to the Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property. Each appointment of the Mortgagee as attorney-in-fact for the Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest.

         SECTION 4.07 Other Financing Documents. The Mortgagor acknowledges that in addition to this Mortgage, other Financing Documents secure the Obligations. The Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of the Mortgagee and, without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of the Mortgagee to realize upon or protect any Obligation hereby secured or any collateral security therefor including the other Financing Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the other Financing Documents or of any guarantee thereof, and the Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the other Financing Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of the Mortgagee's rights and remedies under any or all of the other Financing Documents shall not in any manner impair the Obligations hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of the Mortgagee hereunder shall not impair the lien of any of the other Financing Documents or any of the Mortgagee's rights and remedies thereunder. The undersigned specifically consents and agrees that the Mortgagee may exercise its rights and remedies hereunder and under the other Financing Documents separately or concurrently and in any order that it may deem appropriate, and the undersigned waives any rights of subrogation until the Obligations are paid in full in cash. In the event of a conflict between the terms and provisions of this Mortgage and the Credit Agreement, both documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of a conflict that cannot be so resolved, the terms and provisions of the Credit Agreement shall control and govern.

         SECTION 4.08 Subrogation. This Mortgage is made with full substitution and subrogation of the Mortgagee in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

         SECTION 4.09 Mortgagee Powers. Without affecting the liability of any other Person liable for the payment of any obligations herein mentioned and without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of all unpaid Obligations, from time to time, regardless of consideration and without notice to or consent by the holder of any subordinate lien, encumbrance, right, title or interest in or to the Mortgaged Property, the Mortgagee may (a) release any Persons liable for or on any Obligation, (b) extend the maturity or alter any of the terms of any Obligation, (c) modify the interest rate payable on the principal balance of the Obligations, (d) grant other indulgences, (e) release or reconvey, or cause to be released or reconveyed at any time at the Mortgagee's option any parcel, portion or all of the Mortgaged Property, (f) take or release any other or additional security for any obligations herein mentioned or (g) make compositions or other arrangements with debtors in relation thereto.

         SECTION 4.10 Enforceability of Mortgage. This Mortgage is deemed to be and may be enforced from time to time as an assignment, chattel mortgage, contract, deed of trust, deed to secure debt, financing statement, real estate mortgage or security agreement, and from time to time as any one or more thereof, as is appropriate under applicable laws. A carbon, photographic or other reproduction of this Mortgage or any financing statement in connection herewith shall be sufficient as a financing statement for any and all purposes.

         SECTION 4.11 Amendments. No amendment, modification or waiver of any provision of this Mortgage and no consent to any departure by the Mortgagor or the Mortgagee therefrom shall in any event be effective unless the same shall be in writing and shall be executed and delivered in accordance with Section 9.02 of the Credit Agreement, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 4.12 Applicable Law. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

         SECTION 4.13 Limitation of Recourse. The obligations of the Mortgagor are the obligations solely of the Mortgagor (other than as expressly assumed by any Credit Party or OPMW Credit Party pursuant to any Financing Document) and shall not constitute a debt or obligation of any direct or indirect member, partner or shareholder of Mortgagor or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by the Mortgagor under this Mortgage and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by the Mortgagor evidenced by this Mortgage. No property or assets of any Non-Recourse Party other than as contemplated in the Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against the Mortgagor with respect to this Mortgage or the other Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party, OPMW Credit Party or any other Non-Recourse Party (a) in accordance with the terms of any Transaction Document or Financing Document creating such liabilities and obligations to which such Credit Party, OPMW Credit Party or Non-Recourse Party is a party, or (b) arising from liability pursuant to applicable Requirements of Law for such Credit Party's, OPMW Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of Section 6.10 of the Credit Agreement.

         SECTION 4.14 Amendment and Restatement. This Mortgage is an amendment and restatement of the Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents, dated as of August 20, 1999 (the "Original Mortgage") among the Mortgagor and the Mortgagee recorded in (i) the Office of the City Register, County of Kings, New York, in Reel 4573, Page 1122 and (ii) the Office of the City Register, County of Queens in Reel 5376, Page 1582. It is the intention of the parties that this Mortgage amend, restate, extend and renew the terms and conditions of the Original Mortgage and the liens and security interests created thereby, and is not intended to be a novation or discharge of the obligations of the Mortgagor thereunder or the liens and security interests created thereby. The liens and security interests of the Original

Mortgage are hereby ratified, confirmed, renewed, extended, and brought forward in full force and effect as security for the Obligations.

         IN WITNESS WHEREOF, this Mortgage has been duly authorized and has been executed and delivered, under seal, to the Mortgagee by the Mortgagor on the date first above written.

                                 ASTORIA GENERATING COMPANY, L.P.


                                 By: Orion Power New York GP, Inc., its general partner

                                 By:____________________________________________
                                 Name:
                                 Title

                                 1111 Louisiana Street
                                 Houston, TX 77002
                                 Attn:  Senior Vice President - Finance
                                 Ph.: (713) 207-3160
                                 Fax: (713) 207-0988

                                 With a copy to:
                                 1111 Louisiana Street
                                 Houston, TX 77002
                                 Attn.:  General Counsel
                                 Ph.: (713) 207-7265
                                 Fax: (713) 393-0140




Attachments:

Exhibit A       - The Land
Exhibit B       - The Permitted Encumbrances

STATE OF _______________________________)

:SS.:

COUNTY OF _____________________________)

         On the _____ day of ______________, in the year 20___,
___________________________personally appeared before me in the
______________(city) in ______________(state) and is personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to this Mortgage, and being by me duly sworn, did depose and acknowledge to me that ___he resides at ______________________________________, that he is the ________________ of the corporation described in and which executed the foregoing instrument as the general partner of _________________________________, a Delaware limited partnership; and that ___he signed h___ name thereto by authority of the board of directors of said corporation, and that ___he, as such ____________ of the General Partner, being authorized to do so, executed the foregoing Mortgage in the name of such limited partnership by h(im)(er) self in his/her capacity as ____________ of the General Partner, on behalf of said limited partnership.


                                                 ------------------------------
                                                            NOTARY PUBLIC

My Commission Expires:

                                    EXHIBIT A

                                Legal Description


                                  See attached.

                                    EXHIBIT B

                             Permitted Encumbrances

Gowanus:

         Schedule B, Part 1 of Commonwealth Land Title Insurance Company ALTA Loan Policy No. NY020250, dated October 28, 2002, such policy is hereby incorporated by reference into this Exhibit B as if fully set forth herein.


Astoria:

         Schedule B, Part 1 of Commonwealth Land Title Insurance Company ALTA Loan Policy No. NY020251, dated October 28, 2002, such policy is hereby incorporated by reference into this Exhibit B as if fully set forth herein.


Narrows:

         Schedule B, Part 1 of Commonwealth Land Title Insurance Company ALTA Loan Policy No. NY020249, dated October 28, 2002, such policy is hereby incorporated by reference into this Exhibit B as if fully set forth herein.

                                    EXHIBIT C

                           Title Affidavit for Astoria

1. Access Agreement made by and between Berrians I Gas Turbines Power LLC and Orion Power New York, dated 3/7/2002 and 3/4/2002 (unrecorded). (Affects Parcel 2).

                                                                   EXHIBIT N-1-B
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT

--------------------------------------------------------------------------------

                   AMENDED AND RESTATED SUPPLEMENTAL MORTGAGE,
      SECURITY AGREEMENT, FIXTURE FILING AND ASSIGNMENT OF LEASES AND RENTS
                      (COLLATERAL IS OR INCLUDES FIXTURES)

                          DATED AS OF OCTOBER 28, 2002

                                      FROM

                        ASTORIA GENERATING COMPANY, L.P.,

                                    MORTGAGOR

                                       TO

                             BANK OF AMERICA, N.A.,

                             AS ADMINISTRATIVE AGENT
                     FOR THE BENEFIT OF THE SECURED PARTIES,

                                    MORTGAGEE


        BOROUGH OF BROOKLYN, COUNTY OF KINGS, CITY AND STATE OF NEW YORK
            BOROUGH AND COUNTY OF QUEENS, CITY AND STATE OF NEW YORK



               THIS MORTGAGE DOES NOT COVER REAL PROPERTY PRINCIPALLY IMPROVED OR TO BE IMPROVED BY ONE OR MORE STRUCTURES CONTAINING IN THE AGGREGATE NOT MORE THAN SIX RESIDENTIAL DWELLING UNITS, EACH DWELLING UNIT HAVING ITS OWN SEPARATE COOKING FACILITIES.
--------------------------------------------------------------------------------

                              Record and return to:
                                McGuireWoods LLP
                        Bank of America Corporate Center
                       100 North Tryon Street, Suite 2900
                               Charlotte, NC 28202
                             Attn: Marvin L. Rogers

                                TABLE OF CONTENTS

Article           Section                                                   Page

Article I. OBLIGATIONS AND THE REPRESENTATIONS, WARRANTIES AND
           COVENANTS OF THE MORTGAGOR                                          6
   SECTION 1.01      Obligations...............................................6
   SECTION 1.02      Continuing Security.......................................7
   SECTION 1.03      Maximum Secured Amount....................................7

Article II. REPRESENTATIONS, WARRANTIES AND COVENANTS OF MORTGAGOR             8
   SECTION 2.01      Title.....................................................8
   SECTION 2.02      Credit Agreement..........................................8
   SECTION 2.03      Payment of Taxes, Liens and Charges.......................9
   SECTION 2.04      Payment of Closing Costs.................................10
   SECTION 2.05      Maintenance and Operations; Plans; Use...................10
   SECTION 2.06      Insurance................................................10
   SECTION 2.07      New York Insurance Waiver................................10
   SECTION 2.08      [INTENTIONALLY OMITTED.].................................11
   SECTION 2.09      Assignment of Leases and Rents...........................11
   SECTION 2.10      Restrictions on Transfers and Encumbrances...............11
   SECTION 2.11      Security Agreement.......................................11
   SECTION 2.12      Filing and Recording.....................................12
   SECTION 2.13      Mortgage of Definite Amount..............................12
   SECTION 2.14      Trust Fund...............................................13
   SECTION 2.15      Further Assurances.......................................13
   SECTION 2.16      Additions to Mortgaged Property..........................13
   SECTION 2.17      No Claims Against the Mortgagee..........................14
   SECTION 2.18      Change in Tax Law........................................14
   SECTION 2.19      Survey of Mortgaged Property.............................14
   SECTION 2.20      Contract Collateral......................................14

Article III. DEFAULTS AND REMEDIES                                            15
   SECTION 3.01      Events of Default........................................15
   SECTION 3.02      Demand for Payment.......................................15
   SECTION 3.03      Rights to Take Possession, Operate and Apply Revenues....15
   SECTION 3.04      Right to Cure the Mortgagor's Failure to Perform.........16
   SECTION 3.05      Right to a Receiver......................................17
   SECTION 3.06      Foreclosure and Sale.....................................17
   SECTION 3.07      Other Remedies...........................................18
   SECTION 3.08      Application of Sale Proceeds and Rents...................19
   SECTION 3.09      The Mortgagor as Tenant Holding Over.....................19
   SECTION 3.10      Waiver of Appraisement, Valuation, Stay, Extension
                     and Redemption Laws......................................19
   SECTION 3.11      Discontinuance of Proceedings............................20

   SECTION 3.12      Suits to Protect the Mortgaged Property..................20
   SECTION 3.13      Filing Proofs of Claim...................................20
   SECTION 3.14      Possession by the Mortgagee..............................20
   SECTION 3.15      Waiver...................................................20
   SECTION 3.16      Remedies Cumulative......................................21

Article IV. MISCELLANEOUS                                                     21
   SECTION 4.01      Partial Invalidity.......................................21
   SECTION 4.02      Notices..................................................22
   SECTION 4.03      Successors and Assigns...................................22
   SECTION 4.04      Counterparts.............................................22
   SECTION 4.05      Satisfaction and Cancellation............................22
   SECTION 4.06      Definitions..............................................23
   SECTION 4.07      Other Financing Documents................................23
   SECTION 4.08      Subrogation..............................................24
   SECTION 4.09      Mortgagee Powers.........................................24
   SECTION 4.10      Enforceability of Mortgage...............................24
   SECTION 4.11      Amendments...............................................24
   SECTION 4.12      Applicable Law...........................................24
   SECTION 4.13      Limitation of Recourse...................................24
   SECTION 4.14      Amendment and Restatement................................25

                   AMENDED AND RESTATED SUPPLEMENTAL MORTGAGE,
                SECURITY AGREEMENT, FIXTURE FILING AND ASSIGNMENT
                               OF LEASES AND RENTS


     THIS AMENDED AND RESTATED SUPPLEMENTAL MORTGAGE, SECURITY AGREEMENT, FIXTURE FILING AND ASSIGNMENT OF LEASES AND RENTS dated as of October 28, 2002 (this "Mortgage"), is made by ASTORIA GENERATING COMPANY, L.P., a Delaware limited partnership, having an office at 225 Greenfield Parkway, Suite 201, Liverpool, NY 13008 (the "Mortgagor"), to BANK OF AMERICA, N.A., as Administrative Agent for the benefit of the Secured Parties referred to in the Credit Agreement (as defined below), having an office at 101 North Tryon Street, NC1-001-08-19, Charlotte, NC 28255 (in such capacity, together with its successors, substitutes and assigns, the "Mortgagee").


                                    RECITALS:

     A. Reference is hereby made, for all purposes, to (i) that certain Amended and Restated Credit Agreement dated as of October 28, 2002 (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among Orion Power New York, L.P., a Delaware limited partnership, as borrower ("Borrower"), Banc of America Securities LLC and BNP Paribas, as Lead Arrangers and Joint Book Runners, each other financial institution which is a signatory thereto or which may hereafter become an assignee pursuant to Section 9.06 of the Credit Agreement (each, a "Lender" and collectively the "Lenders"), Bank of America, N.A., as Issuing Bank, and the Mortgagee, as Issuing Bank and Administrative Agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as Documentation Agents and BNP Paribas, as Syndication Agent, (ii) that certain Guarantee Agreement dated October 28, 2002 from the Mortgagor in favor of the Mortgagee (the "Guarantee") and (iii) all other documents and instruments that are collectively defined as the "Financing Documents" in the Credit Agreement. All capitalized terms not expressly defined in this Mortgage shall have the meaning given to them and shall be subject to the rules of construction set forth in the Credit Agreement. Pursuant to the Credit Agreement, the Acquisition Lenders have extended, upon the terms and subject to the conditions of the Credit Agreement, credit to Borrower in the aggregate principal amount of up to $352,549,541.00 in the form of Acquisition Loans, as evidenced by promissory notes having a final maturity date of no later than October 28, 2002 (the "Acquisition Loans"). In addition to the Acquisition Loans and pursuant to the Credit Agreement, the Working Capital Lenders have also extended, or agreed to extend, credit to Borrower in the form of certain Working Capital Loans in an aggregate principal amount of up to $30,000,000.00, having a final maturity date of no later than October 28, 2005 (the "Working Capital Loans"). The Acquisition Loans and the Working Capital Loans are hereinafter referred to collectively as the "Loans".

     B. The Mortgagor is a subsidiary of Borrower and has or will receive both direct and indirect benefits from the Loans made to Borrower.

     C. The obligation of the Acquisition Lenders to make the Loans is conditioned upon, among other things, the execution and delivery by the Mortgagor of this Mortgage to secure, subject to the limitations set forth in
Section 1.03, the due and punctual payment and performance of the Obligations (defined below).


                                GRANTING CLAUSES

     NOW, THEREFORE, in consideration of the indebtedness evidenced by the Notes and the other Financing Documents and in order to secure the due and punctual payment and performance of the Obligations and intending to be legally bound hereby, the Mortgagor hereby mortgages, gives, grants, bargains, sells, aliens, enfeoffs, confirms, transfers, sets over, pledges, assigns, hypothecates and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Mortgagee, with power of sale, and with mortgage covenants, subject, however, to Permitted Encumbrances (as hereinafter defined) and other Permitted Liens, all the following described property whether now owned or held or hereafter acquired (collectively, the "Mortgaged Property"):

          (1) the parcel or parcels of land located in Queens and Kings Counties, New York, as more particularly described on Exhibit A-1 through Exhibit A-3 attached hereto (the "Land"), together with all rights appurtenant thereto, including without limitation, all strips and gores within or adjoining the Land, all estate, right, title, interest, claim or demand of the Mortgagor in the streets, roads, sidewalks, alleys and ways adjacent thereto (whether or not vacated and whether public or private and whether open or proposed), all easements over adjoining land granted by any easement agreements, covenants or restrictive agreements, all of the tenements, hereditaments, easements, reciprocal easement agreements, rights pursuant to any trackage agreement, rights to the use of common drive entries, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, dower and right of dower, curtesy and right of curtesy, all of the air space and right to use air space above such property, all transferable development rights arising therefrom or transferred thereto, all water and water rights and water rights applications (whether riparian, appropriative or otherwise, and whether or not appurtenant), all pumps, pumping plants, pipes, flumes and ditches thereunto appertaining, all rights and ditches for irrigation, all utility rights, sewer rights, and any shares of stock evidencing the same, all oil, gas and other minerals and mineral substances (which term shall include all gypsum, anhydrite, coal, lignite, hydrocarbon or other fossil materials or substances, fissionable materials or substances and all other minerals of any kind or character, whether gaseous, liquid or hard minerals, whether similar or dissimilar to those named, whether now or hereafter found to exist and whether associated with the surface or mineral estate) in, on or under the Land or produced, saved or severed from the Land, all mineral, mining, gravel, oil, gas, hydrocarbon rights and other rights to produce or share in the production of anything related to such property, all drainage, crop, timber, agricultural, and horticultural rights with respect to such property, and all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in any way appertaining thereto, and all claims or demands of Mortgagor, either at law or in equity, in possession or expectancy, now or hereafter acquired, of, in or to the same (the Land and all of the foregoing being sometimes referred to herein collectively as the "Premises");

          (2) all of the Mortgagor's right, title and interest in and to all buildings, improvements, fixtures and other structures or improvements of any kind now or hereafter erected or located upon the Land, including, but not limited to, all building materials, water, sanitary and storm sewers, drainage, electricity, steam, gas, telephone and other utility facilities, parking areas, roads, driveways, walks and other site improvements; and all additions and betterments thereto and all renewals, substitutions and replacements thereof, owned or to be owned by the Mortgagor or in which the Mortgagor has or shall acquire an interest, to the extent of the Mortgagor's interest therein, now or hereafter erected or located upon the Land (collectively, the "Improvements");

          (3) AND AS INDEPENDENT AND SEPARATE SECURITY for the payment of the Indebtedness and the performance of the obligations and covenants and agreements secured hereby, all of the Mortgagor's right, title and interest in and to the following (collectively, the "Personal Property"):

               (a) all personal property and fixtures of every kind and nature whatsoever which are now or hereafter located on, attached to, incorporated in (regardless of where located) or affixed to the Premises or the Improvements or used or useful in connection with the ownership, construction, maintenance, repair, reconstruction, alteration, addition, improvement, operation, mining, use or occupancy of the Premises or the Improvements, including, without limitation, all goods, inventory, construction materials, equipment, mining equipment, tools, furniture, furnishings, fittings, fixtures, supplies, computers and computer programs, carpeting, draperies, blinds, window treatments, racking and shelving systems, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, incinerating and/or compacting plants, systems and equipment, elevators, escalators, appliances, stoves, ranges, refrigerators, vacuum, window washing and other cleaning and building service systems, call systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, cables, antennae, pipes, ducts, conduits, machinery, apparatus, motors, dynamos, engines, compressors, generators, boilers, stokers, furnaces, pumps, tanks, appliances, garbage systems and pest control systems and all of the Mortgagor's present and future "goods", "equipment" and "fixtures" (as such terms are defined in the New York Uniform Commercial Code) and other personal property, including without limitation any such personal property and fixtures which are leased, and all repairs, attachments, betterments, renewals, replacements, substitutions and accessions thereof and thereto; and

               (b) all general intangibles now owned or hereafter acquired by the Mortgagor and relating to the design, development, operation, management and use of the Premises or the Improvements, including, but not limited to, all contract rights, trademarks, trade names, logos and other rights relating to the name and style under which the Premises and the Improvements are operated;

          (4) all of the Mortgagor's right, title and interest in and to all approvals, authorizations, building permits, certificates of occupancy, zoning variances, use permits, certifications, entitlements, exemptions, franchises, licenses, orders, variances, plat plan approvals, environmental approvals, air pollution authorities to construct and permits to operate, sewer and waste discharge permits, national pollutant discharge elimination system permits, water permits, zoning and land use entitlements and all other permits, whether now existing or hereafter issued to or obtained by or on behalf of Mortgagor, that relate to or concern in any way the Premises or the Improvements and are given or issued by any governmental or quasi-governmental authority, whether now existing or hereafter created (as the same may be amended, modified, renewed or extended from time to time, and including all substitutions and replacements therefor), all rights under and pursuant to all construction, service, engineering, consulting, management, access, supply, leasing, architectural and other similar contracts relating in any way to the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all rights under all purchase agreements, sales agreements, option contracts, land contracts and contracts for the sale of oil, gas and other minerals, or any of them, that relate to or concern in any way the Premises or the Improvements, all abstracts of title, architectural, engineering or construction drawings, plans, specifications, operating manuals, computer programs, computer data, maps, surveys, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (collectively, the "Permits, Plans and Contracts");

          (5) all of the Mortgagor's interest in and rights under all leases or licenses (under which the Mortgagor is landlord or licensor) and subleases (under which the Mortgagor is sublandlord), concession, franchise, management, mineral or other agreements relating to the use or occupancy of the Premises or the Improvements or any part thereof for any purpose, or the extraction or taking of any gas, oil, water or other minerals from the Premises, whether now or hereafter existing or entered into (including any use or occupancy arrangements created pursuant to Section 365(d) of the Bankruptcy Code (as defined in Section 1.01) or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or occupant of any portion of the Premises or the Improvements), and all guaranties thereof and all amendments, modifications, supplements, extensions or renewals thereof (collectively, the "Leases"), and all rents, issues, profits, revenues, charges, fees, receipts, royalties, proceeds from the sale of oil, gas and/or other minerals (whether gaseous, liquid or hard minerals, whether similar or dissimilar to those named and whether associated with the surface or mineral estate), accounts receivable, cash or security deposits and other deposits (subject to the prior right of the tenants making such deposits) and income, and other benefits now or hereafter derived from any portion of the Premises or the Improvements or the use or occupancy thereof (including any payments received pursuant to Section 502(b) of the Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or other occupants of any portion of the Premises or the Improvements and all claims as a creditor in connection with any of the foregoing) and all payments of a similar nature, now or hereafter, including during any period of redemption, derived from the Premises or the Improvements or any other portion of the Mortgaged Property and all proceeds from the cancellation, surrender, sale or other disposition of the Leases (collectively, the "Rents");

          (6) all of the Mortgagor's right, title and interest in and to all refunds or rebates of real and personal property taxes or charges in lieu of taxes, heretofore or now or hereafter assessed or levied against all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, including interest thereon, and the right to receive the same, whether such refunds or rebates relate to fiscal periods before or during the term of this Mortgage;

          (7) all of the Mortgagor's right, title and interest in and to all insurance policies and the proceeds thereof, now or hereafter in effect with respect to all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, including, without limitation, any and all title insurance proceeds, and all unearned premiums and premium refunds, accrued, accruing or to accrue under such insurance policies, and all awards made for any taking of or damage to all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, by eminent domain, or by any purchase in lieu thereof, and all awards resulting from a change of grade of streets or for severance damages, and all other proceeds of the conversion, voluntary or involuntary, of all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, into cash or other liquidated claims, and all judgments, damages, awards, settlements and compensation (including interest thereon) heretofore or hereafter made to the present and all subsequent owners of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, or any part thereof for any injury to or decrease in the value thereof for any reason;

          (8) all of the Mortgagor's right, title and interest in and to the following:

               (a) all right, in the name and on behalf of the Mortgagor, to appear in and defend any action or proceeding brought with respect to all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, and to commence any action or proceeding to protect the interest of Mortgagor in all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts;

               (b) all right and power to encumber further all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, or any part thereof;

               (c) all rights, titles, interests, estates or other claims, both in law and in equity, which the Mortgagor now has or may hereafter acquire in any of the Premises, the Improvements, the Personal Property, the Leases, the Rents or the Permits, Plans and Contracts, or in and to any greater estate in all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts;

               (d) all property hereafter acquired or constructed by the Mortgagor of the type described above which shall forthwith, upon acquisition or construction thereof by the Mortgagor and without any act or deed by any party, become subject to the lien and security interest of this Mortgage as if such property were now owned by the Mortgagor and were specifically described in this Mortgage and were specifically conveyed or encumbered hereby; and

          (9) all accessions, additions or attachments to, and proceeds or products of, any of the foregoing.

     TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby granted and conveyed or intended to be, unto the Mortgagee, its successors and assigns for the uses and purposes herein set forth, for the benefit and security of the Mortgagee, subject only to the Permitted Encumbrances (as hereinafter defined) and other Permitted Liens, upon the terms and conditions set forth herein.


                                   ARTICLE I.
                      OBLIGATIONS AND THE REPRESENTATIONS,
                    WARRANTIES AND COVENANTS OF THE MORTGAGOR

     SECTION 1.01 Obligations. This Mortgage is executed, acknowledged and delivered by the Mortgagor to secure and enforce, and the Mortgaged Property is security for, the due and punctual payment and performance of (i) all obligations of Borrower under the Credit Agreement, the Acquisition Notes and other Financing Documents to pay or repay the principal of, and accrued and unpaid interest on, the Acquisition Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all obligations of the Mortgagor under and pursuant to the Guarantee (other than with respect to Working Capital Loans), (iii) all Fees, reasonable expenses, indemnities and expense reimbursement obligations of Borrower or any of its Subsidiaries under the Credit Agreement or any other Financing Documents, including this Mortgage, in respect of the Acquisition Loans, (iv) all other obligations, covenants and agreements, monetary or otherwise, of Borrower or any of its Subsidiaries under any Financing Document to which it is a party, in each case, whether now owing or hereafter existing (other than with respect to the Working Capital Loans), (v) all extensions of credit, disbursements, and advances made by the Mortgagee for the payment of taxes (excluding income, franchise, estate, inheritance, transfer or similar entity taxes), common area charges, maintenance charges, insurance premiums, and all other fees, reasonable expenses or advances in connection with or relating to the Mortgaged Property, and interest on such disbursements and other amounts not timely paid in accordance with the terms of the Credit Agreement, this Mortgage and the Financing Documents (excluding the OPH Membership Interest Pledge Agreement), (vi) all sums with respect to the foregoing that would become due but for the operation of the automatic stay under Section 362(a) of Title 11 of the United States Code (the "Bankruptcy Code"), including interest, fees and other charges that, but for the filing of a petition in bankruptcy with respect to Borrower would accrue on the foregoing whether or not a claim is alleged against Borrower for such sums in any such bankruptcy proceeding; (vi) other costs incurred for the protection of the Mortgaged Property or the lien of this Mortgage and expenses incurred by the Mortgagee by reason of the occurrence of an Event of Default, and (vii) all increases, refinancings, renewals, extensions, amendments, modifications, restatements, changes and supplements of, or substitutions or replacements for, or related or in connection with all or any part of the Notes, the Credit Agreement and other Financing Documents (the obligations referred to in clauses
(i) through (vii) inclusive, expressly excluding any principal or interest obligations relating to the Working Capital Loans, shall hereinafter collectively be called the "Obligations" and individually as "Obligation").

     SECTION 1.02 Continuing Security. This Mortgage is given as a second priority mortgage, and in addition to, that certain first priority mortgage of even date herewith from the Mortgagor to the Mortgagee (the "First Mortgage"), and shall continue to secure the entire outstanding amount of the Obligations, subject and in addition to the First Mortgage, up to the maximum principal amount of $260,000,000 until all of the Obligations have been paid in full. This Mortgage is subordinate to the First Mortgage.

     SECTION 1.03 Maximum Secured Amount. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE MAXIMUM AMOUNT OF PRINCIPAL INDEBTEDNESS SECURED BY THIS MORTGAGE AT THE TIME OF EXECUTION OR WHICH UNDER ANY CONTINGENCY MAY HEREAFTER BECOME SECURED BY THIS MORTGAGE AT ANY TIME IS TWO HUNDRED SIXTY MILLION AND NO/100 DOLLARS ($260,000,000); PROVIDED, THAT, SUCH LIMITATION SHALL NOT LIMIT THE SECURITY OF THIS MORTGAGE WITH RESPECT TO (A) INTEREST ON THE AFORESAID PRINCIPAL INDEBTEDNESS AT THE RATES SET FORTH IN THE CREDIT AGREEMENT AND THE ACQUISITION NOTES, AND (B) REPAYMENT TO THE MORTGAGEE AFTER THE OCCURRENCE OF A DEFAULT OF SUMS ADVANCED OR PAID FOR REAL ESTATE TAXES, CHARGES AND ASSESSMENTS THAT MAY BE IMPOSED BY LAW UPON THE MORTGAGED PROPERTY, AND (C) REPAYMENT TO THE MORTGAGEE AFTER THE OCCURRENCE OF A DEFAULT OF SUMS ADVANCED OR PAID FOR INSURANCE PREMIUMS WITH RESPECT TO THE MORTGAGED PROPERTY, AND (D) REPAYMENT TO THE MORTGAGEE AFTER THE OCCURRENCE OF A DEFAULT OF ALL REASONABLE LEGAL COSTS OR EXPENSES OF COLLECTION OF THE INDEBTEDNESS SECURED BY THIS MORTGAGE OR OF THE DEFENSE OR PROSECUTION OF THE RIGHTS AND LIEN CREATED BY THIS MORTGAGE, AND (E) REPAYMENT TO THE MORTGAGEE OF SUMS ADVANCED OR PAID TO WHICH THE MORTGAGEE BECOMES SUBROGATED, UPON PAYMENT, UNDER RECOGNIZED PRINCIPLES OF LAW OR EQUITY, OR UNDER EXPRESS STATUTORY AUTHORITY.

                                  ARTICLE II.
             REPRESENTATIONS, WARRANTIES AND COVENANTS OF MORTGAGOR

The Mortgagor agrees, covenants, represents and warrants as follows:

SECTION 2.01 Title.

     (a) The Mortgagor has good, marketable, indefeasible, fee simple title to the Land and Improvements and good and marketable title to or valid leasehold easement or right-of-way interests in, all of the other Mortgaged Property, except in each case where the failure to have such title or interest could not reasonably be expected to have a material adverse effect on the Mortgaged Property. This Mortgage is and will remain a valid and enforceable first lien on the Mortgaged Property subject to no Liens other than the exceptions and encumbrances set forth in Exhibit B attached hereto (collectively, the "Permitted Encumbrances") and other Permitted Liens.

     (b) [INTENTIONALLY OMITTED.]

     (c) The Mortgagor has good and lawful right and full power and authority to encumber or grant a security interest in the Mortgaged Property. The Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of the Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under the Permitted Encumbrances or other Permitted Liens to the extent of those rights.

     (d) This Mortgage, when duly recorded in the appropriate public records and when financing statements are duly filed in the appropriate public records, will create a valid, perfected and enforceable lien upon and security interest in all the material Mortgaged Property in which a security interest can be perfected.

SECTION 2.02 Credit Agreement.

     (a) This Mortgage is given pursuant to the Credit Agreement. Subject to and without limiting, Section 3.07 hereof, each and every term and provision of the Credit Agreement, including the rights, remedies, obligations, covenants, conditions, agreements, indemnities, representations and warranties of the parties thereto shall be considered as if a part of this Mortgage. Subject to the limitations set forth in Section 1.03, this Mortgage secures all present and future Indebtedness of Borrower and the Mortgagor in respect of loan disbursements made by the Lenders under the Acquisition Loan Notes, and all other Obligations from time to time owing to the Lenders under the Financing Documents (other than with respect to Working Capital Loans).

     (b) If any remedy or right of the Mortgagee pursuant hereto is acted upon by the Mortgagee or if any actions or proceedings (including any bankruptcy, insolvency or reorganization proceedings) are commenced in which the Mortgagee is made a party and is obliged to defend or uphold or enforce this Mortgage or the rights of the Mortgagee hereunder or the terms of any Lease, or if a condemnation proceeding is instituted affecting the Mortgaged Property, the Mortgagor will pay all sums, including reasonable attorneys' fees and disbursements, actually incurred (not as imposed by statute) by the Mortgagee related to the exercise of any remedy or right of the Mortgagee pursuant hereto or for the expense of any such action or proceeding together with all other costs (not as imposed by statute), disbursements and allowances, interest thereon from the date of demand for payment thereof at the Default Rate, and such sums and the interest thereon shall, to the extent permissible by applicable Requirements of Law, be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching or accruing subsequent to the recording of this Mortgage and, subject to the limitations set forth in Section 1.03, shall be secured by this Mortgage to the extent permitted by applicable Requirements of Law.

     (c) Any payment of amounts due under this Mortgage not made on or before the due date for such payments shall accrue interest daily without notice from the due date until paid at the Default Rate, and such interest at the Default Rate shall be immediately due upon demand by the Mortgagee.

SECTION 2.03 Payment of Taxes, Liens and Charges.

     (a) The Mortgagor will pay and discharge (whether by it or any Affiliate, or otherwise) from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all taxes, assessments and governmental charges, levies, or obligations lawfully imposed upon or assessed against the Mortgagor, the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof and all lawful claims or obligations that, if unpaid, would become a Lien upon the Mortgaged Property or upon any part thereof; except as the validity or amount of such taxes, assessments, charges, levies or obligations may be contested by the Mortgagor in accordance with Section 5.12 of the Credit Agreement. Upon the reasonable written request of the Administrative Agent, the Mortgagor shall promptly deliver to the Administrative Agent, at the same place as designated in Section
3.02 below, reasonably satisfactory evidence that all payments required under this Section 1.06 have been timely made.

     (b) In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by the Mortgagee, either directly or indirectly, on this Mortgage or any of the Financing Documents or to require an amount of taxes to be withheld or deducted therefrom, upon obtaining actual knowledge thereof, the Mortgagor will promptly notify the Mortgagee of such event. In such event the Mortgagor shall
(i) agree to enter into such further instruments as may be reasonably necessary or desirable to obligate the Mortgagor to make any applicable additional payments and (ii) the Mortgagor shall make all such additional payments, except as such law, order, rule, regulation or payment may be contested by the Mortgagor in good faith and by appropriate proceedings and pursuant to which Acceptable Reserves have been established.

     SECTION 2.04 Payment of Closing Costs. The Mortgagor shall pay all reasonable costs in connection with, relating to or arising out of the preparation, execution and recording of this Mortgage, including title company premiums and charges, inspection costs, survey costs, recording fees and taxes (including without limitation all New York Mortgage Recording Taxes), reasonable attorneys', engineers', appraisers' and consultants' fees and disbursements and all other similar reasonable expenses of every kind.

     SECTION 2.05 Maintenance and Operations; Plans; Use.

          (a) The Mortgagor will, subject to Section 6.11 of the Credit Agreement, (i) operate and maintain the Mortgaged Property in accordance with Prudent Industry Practice and all applicable material Requirements of Law, except where being contested in good faith and by appropriate proceedings and as to which Acceptable Reserves have been established, or except when the failure to so operate and maintain the Mortgaged Property could not be reasonably expected to have a material adverse effect on the Mortgaged Property and (ii) keep proper books of records and accounts in which full, true and correct entries shall be made of all entries shall be made of all of its transactions in accordance with GAAP.

          (b) The Mortgagor shall at all times comply with its material obligations under all recorded restrictions, conditions, easements and covenants ("Restrictive Covenants") encumbering the Land and shall duly enforce its rights under all Restrictive Covenants encumbering other property for the benefit of the Land and/or the Improvements, except where the failure to so comply could not reasonably be expected to have a material adverse effect on the Mortgaged Property. If the Mortgagor receives any notice (whether oral or written) that any Restrictive Covenant has been violated, which violation would be reasonably likely to have a material adverse effect on the Mortgaged Property, the Mortgagor shall promptly notify the Mortgagee and take such steps as the Mortgagee may reasonably require to correct such violation.

     SECTION 2.06 Insurance. The Mortgagor will keep the Mortgaged Property insured against such risks, and in the manner, required by the terms of Section
5.06 of the Credit Agreement. All premiums due under all insurance policies required to be maintained under Section 5.06 of the Credit Agreement shall be paid timely by, or on behalf of, the Mortgagor.

     SECTION 2.07 New York Insurance Waiver. The provisions of subsection 4 of
Section 254 of the Real Property Law of New York covering the insurance of buildings against loss by fire that are inconsistent with the provisions of this Mortgage shall not apply to the terms of this Mortgage. Nothing contained herein, except for the immediately preceding sentence, shall be construed as depriving the Mortgagee of any right or advantage available under Section 254 of the Real Property Law of the State of New York, and all covenants herein that differ therefrom shall be construed as conferring additional and not substitute rights and advantages.

     SECTION 2.08 [INTENTIONALLY OMITTED.]

     SECTION 2.09 Assignment of Leases and Rents.

          (a) The Mortgagor hereby irrevocably and absolutely grants, transfers and assigns to the Mortgagee all of its right, title and interest in and to all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by Borrower and the Mortgagor of the Obligations. The Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Lease or its respective Rents to anyone other than to the Mortgagee, except as otherwise permitted under the Credit Agreement and the other Financing Documents.

          (b) This Mortgage is intended to be, and shall operate as, the agreement described in Section 291-f of the Real Property Law of the State of New York and shall be entitled to the benefits afforded thereby.

     SECTION 2.10 Restrictions on Transfers and Encumbrances. The Mortgagor shall not create or permit to exist any Lien on the Mortgaged Property, other than any Permitted Lien or Permitted Encumbrance; provided, however, that the Mortgagor may grant easements and licenses, enter into easements, leases, subleases, and enter into other similar agreements relating to the Mortgaged Property in the ordinary course of business to the extent the same would not reasonably be expected to have a material adverse effect on the Mortgaged Property and the same shall be deemed Permitted Encumbrances hereunder.

     SECTION 2.11 Security Agreement. This Mortgage is both a mortgage and grant of real property and a grant of a security interest in personal property, and shall constitute and serve as a "Security Agreement" (a) with regard to fixtures, within the meaning of the New York Uniform Commercial Code (the "NY UCC") and (b) with regard to personal property, within the meaning of the Delaware Uniform Commercial Code (the "DE UCC"). The Mortgagor hereby grants unto the Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, the Mortgagor has filed or will file, or has caused or will cause to be filed, UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the State of Delaware to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property. The Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing requisite and necessary to be done to perfect the security interest hereby granted. The Mortgagor hereby authorizes the Mortgagee to file one or more financing or continuation statements and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Mortgagor where permitted by applicable Requirements of Law. The Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the NY UCC and the DE UCC in addition to, but not in limitation of, the other rights afforded the Mortgagee hereunder. The Mortgagor agrees, to the extent permitted by applicable Requirements of Law, that: (i) all of the goods described within the definition of the word "Personal Property" are or are to become fixtures on the Land; (ii) this Mortgage upon filing or recording in the office designated for the filing or recording of a record of a mortgage on related real property shall constitute a financing statement filed as a "fixture filing" within the meaning of Sections 9-102 and 9-502 of the UCC, and in accordance with Section 9-501 of the NY UCC and (iii) the Mortgagor is the record owner of the Premises. Additionally, this Mortgage shall constitute a financing statement covering fixtures and/or minerals or the like (including oil and gas) and/or accounts resulting from the sale thereof at the wellhead or minehead and, as such, shall be filed or recorded in the office designated for the filing or recording of a record of a mortgage on related real property and the office of the Delaware Secretary of State. The registration number assigned to the Mortgagor by the Secretary of State of Delaware is 3011018.

     SECTION 2.12 Filing and Recording. Subject to and in accordance with the terms of Section 5.28 of the Credit Agreement, the Mortgagor will cause this Mortgage, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and to protect fully the liens and security interests of the Mortgagee hereby granted in and upon the Mortgaged Property. The Mortgagor will pay all filing, registration, stamps and/or recording fees, and all reasonable expenses incidental to the execution and acknowledgment of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Mortgaged Property, and any instrument of further assurance and all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery and recording of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Mortgaged Property or any instrument of further assurance.

     SECTION 2.13 Mortgage of Definite Amount. (a) If, by reason of the additional sums that may become secured by the lien of this Mortgage pursuant to the terms hereof, a court or other governmental authority having jurisdiction at any time shall determine that this Mortgage falls within the limit of Section 256 of the Tax Law of the State of New York, then (subject to Section 1.03 hereof) the Mortgagee reserves the right, in its discretion, to elect not to have such additional sums secured by this Mortgage and thereby reduce the Obligations secured hereby to a definite amount equal to the principal amount of Two Hundred Sixty Million Dollars ($260,000,000.00), plus any disbursements made to protect the security of this Mortgage, with interest on such disbursements at the Default Rate, plus any such other sums as by statute or judicial interpretation now or hereafter may be permitted to be secured by the lien of a mortgage without incurring any additional mortgage recording tax. Any election by the Mortgagee to so reduce the indebtedness secured by this Mortgage shall in no event be deemed a release, waiver or discharge by the Mortgagee of the Mortgagor's obligation to pay or reimburse the Mortgagee for such sums.

          (b) Any sums that may become due and payable pursuant to the terms of the Credit Agreement, this Mortgage or the other Financing Documents and that are in the nature of interest (i) shall for the purpose of determining the amount of mortgage recording tax due and payable on this Mortgage, be considered as additional interest, whether or not so denominated, (ii) shall be secured by the lien of this Mortgage to the fullest extent possible without causing this Mortgage to be covered by Section 256 of the Tax Law of the State of New York and (iii) shall not be deemed principal and shall not accrue any interest.

     SECTION 2.14 Trust Fund. Pursuant to Section 13 of the Lien Law of the State of New York, the Mortgagor shall receive the advances secured by this Mortgage and shall hold such advances as a trust fund to be applied first for the purpose of paying the cost of any improvement and shall apply such advances first to the payment of the cost of any such improvement on the Premises before using any part of the total of the same for any other purpose.

     SECTION 2.15 Further Assurances. Upon demand by the Mortgagee, the Mortgagor will, at the sole cost of the Mortgagor and without expense to the Mortgagee, do, execute, acknowledge and/or deliver all such further acts, deeds, conveyances, deeds of trust, assignments, notices of assignment, transfers and assurances as the Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto the Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, the Mortgagor will also execute and deliver and hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent for the Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may do so under applicable Requirements of Law and under the terms of the Credit Agreement or this Mortgage, one or more financing statements, chattel mortgages or comparable security instruments reasonably required by the Mortgagee to evidence or perfect the liens and security interests hereby granted and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

     SECTION 2.16 Additions to Mortgaged Property. All right, title and interest of the Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the liens and security interests of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, deeds of trust, conveyances or assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the liens and security interests of this Mortgage.

     SECTION 2.17 No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof.

     SECTION 2.18 Change in Tax Law. Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law (a) deducting or allowing the Mortgagor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (b) subjecting the Mortgagee to any tax (excluding income, franchise, estate, inheritance, transfer or similar entity taxes) or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Mortgage, the Obligations or the Mortgagee (excluding income, franchise, estate, inheritance, transfer or similar entity taxes), and the result is to increase the taxes imposed upon or the cost to the Mortgagee of maintaining the Obligations, or to reduce the amount of any payments receivable hereunder, then, and in any such event, if the Mortgagee has received notice of such change from, or demand for payment of amounts arising from such change from, the relevant Governmental Authority, then the Mortgagor shall, upon the earlier to occur of
(i) ten (10) Business Days after the Mortgagee delivers to the Mortgagor notice of Mortgagee's receipt of such notice or demand and (ii) the date such payment is due, or, if the Mortgagee has not received any notice or demand from a Governmental Authority, then the Mortgagor shall, on demand, pay to the Mortgagee additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to the Mortgagee and not reimbursed as set forth herein, or would constitute usury or render the Obligations wholly or partially usurious under applicable law, then the Mortgagee may, within ten (10) Business Days after notice thereof require, the Mortgagor to pay or reimburse the Mortgagee for payment of the lawful and non-usurious portion thereof. If the Mortgagor fails to pay such amounts within such time, then the Mortgagee may declare the Obligations immediately due and payable.

     SECTION 2.19 Survey of Mortgaged Property. To the best of Mortgagor's knowledge, there are no unrecorded improvements, additions, easements, or rights of way located on the Mortgaged Property that are not shown on that certain survey dated July 15, 1999 prepared by Geod Corporation and updated on October, 2002.

     SECTION 2.20 Contract Collateral. Notwithstanding any provision of this Agreement, but subject to and without limiting Section 1.14, each of the parties hereto acknowledges and agrees that (i) any reference to assignment of any right, title or interest in and to any agreement, contract, contract right, chattel paper, instrument, letter of credit, document, lease, Governmental Approval or other similar right (collectively "Contract Collateral"), such assignment shall constitute only a grant of a collateral security interest and not an absolute assignment of rights under any Contract Collateral, and (ii) except as otherwise provided in the DE UCC, to the extent any grant of a collateral security interest in and to any Contract Collateral would result in the breach of the instrument, contract, agreement or other document evidencing or creating such Contract Collateral, such security interest shall be deemed to be made subject to obtaining any required consent and approval under such instrument, contract, agreement or other document for such grant of a security interest.

                                  ARTICLE III.
                              DEFAULTS AND REMEDIES

     SECTION 3.01 Events of Default. It shall be an Event of Default under this Mortgage if any Event of Default (as defined in the Credit Agreement) shall exist under the Credit Agreement.

     SECTION 3.02 Demand for Payment. Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights and remedies the Mortgagee may have pursuant to the Financing Documents, or as provided at law or in equity, and without limitation, the Obligations and all other amounts payable with respect to this Mortgage shall become due and payable to the extent provided in the Credit Agreement. The Mortgagor hereby waives notice of presentment, demand, protest, acceleration and notice of acceleration. In case the Mortgagor shall fail forthwith to pay such amounts or any amounts due under any provision of this Mortgage upon the Mortgagee's demand, but in accordance with the Credit Agreement, the Mortgagee, in addition to any other rights or remedies provided herein or at law or equity, shall be entitled and empowered to institute an action or proceeding at law or in equity as advised by counsel for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against the Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

     SECTION 3.03 Rights to Take Possession, Operate and Apply Revenues.

          (a) If an Event of Default shall occur and be continuing, the Mortgagor shall, upon demand of the Mortgagee forthwith surrender to the Mortgagee actual possession of the Mortgaged Property and, if and to the maximum extent permitted by applicable Requirements of Law, the Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Mortgaged Property with or without the appointment of a receiver or an application therefor, exclude the Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of the Mortgagor.

          (b) If the Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by the Mortgagee as provided in the preceding clause (a), the Mortgagee may obtain a judgment or decree conferring upon the Mortgagee the right to immediate possession or requiring the Mortgagor to deliver immediate possession of the Mortgaged Property to the Mortgagee, to the entry of which judgment or decree the Mortgagor hereby specifically consents. The Mortgagor will promptly pay all out-of-pocket costs and other reasonable expenses in connection with enforcing this Mortgage, including all reasonable fees and expenses of attorneys and paralegals (including reasonable charges for inside counsel); and subject to the limitations set forth in Section 1.03, all such expenses and compensation shall, until paid, be secured by this Mortgage.

          (c) If an Event of Default shall occur and be continuing, the Mortgagee may hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary, proper and reasonable maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon,
     (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Mortgaged Property insured, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of the Mortgagor to the same extent as the Mortgagor could in its own name or otherwise with respect to the same or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted to the Mortgagee, all as may from time to time be directed or determined by the Mortgagee to be in its best interest and the Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Regardless of whether or not the Mortgagee has entered or taken possession, the Mortgagee may receive and, so long as any Event of Default exists, collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including reasonable compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance,
     (iv) such taxes, assessments and other similar charges as the Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the reasonable compensation, expenses and disbursements of the attorneys and agents of the Mortgagee, the Mortgagee shall apply the remainder of the moneys and proceeds so received in accordance with the terms and conditions of the Deposit Account Agreement and the Intercreditor Agreement.

          (d) Whenever, before any sale of the Mortgaged Property under Section
     2.06 hereof, all Obligations that are then due shall have been paid and all Events of Default fully cured, the Mortgagee will surrender possession of the Mortgaged Property back to the Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

     SECTION 3.04 Right to Cure the Mortgagor's Failure to Perform. Upon the occurrence and during the continuance of an Event of Default, at any time thereafter and without notice, should the Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement or any other Financing Document (with respect to the Mortgaged Property), the Mortgagee may pay, perform or observe the same, and, subject to the limitations set forth in Section 1.03, all payments made or costs or expenses incurred by the Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Rate. The Mortgagee shall make the determination as to the necessity for any such actions and of the amounts to be paid. Subject to the notice provisions of the first sentence of this Section 2.04, to the maximum extent permitted by Requirements of Law, the Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to the Mortgagor, to any person in possession holding under the Mortgagor or to any other person.

     SECTION 3.05 Right to a Receiver. If an Event of Default shall occur and be continuing the Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents. The Mortgagor hereby consents to such appointment and acknowledges and agrees that the Mortgagee shall be entitled to such appointment without notice and without regard for the adequacy of security for the Obligations or the solvency of the Mortgagor or any party liable for the Obligations and without regard to the then value of the Mortgaged Property and without regard to whether the Mortgagor has committed waste or allowed deterioration of the Mortgaged Property; and the Mortgagee or an agent of the Mortgagee may be appointed as such receiver. The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Property is located. The Mortgagor will pay to the Mortgagee upon demand all expenses, including receiver's fees, reasonable attorneys' fees and disbursements that are actually incurred (not as imposed by statute), costs and agent's compensation incurred pursuant to the provisions of this Section 2.05; and, subject to the limitations set forth in Section 1.03, all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Rate.

     SECTION 3.06 Foreclosure and Sale.

          (a) If an Event of Default shall occur and be continuing, the Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to the Mortgagee by applicable Requirements of Law, this Mortgage or the Security Agreement. In such case, the Mortgagee may commence one or more actions to foreclose this Mortgage at law or in equity, or the Mortgagee may proceed and sell the Mortgaged Property, in accordance with applicable Requirements of Law, to satisfy any Obligation. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by the Mortgagee in its sole discretion at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as the Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time as permitted by applicable

     Requirements of Law thereafter may postpone such sale by public announcement or subsequently noticed sale. Except as otherwise required by applicable Requirements of Law, without further notice, the Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any Person, including the Mortgagor or the Mortgagee or any designee or affiliate thereof, may purchase any portion of the Mortgaged Property at such sale.

          (b) The Mortgaged Property may be sold subject to unpaid taxes and the Permitted Encumbrances and other Permitted Liens, and after deducting all the costs, fees and expenses of the Mortgagee, including costs of evidence of title in connection with the sale, the Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in
     Section 2.08 hereof.

          (c) Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold. All sums collected by the Mortgagee under this Mortgage or other Financing Documents or under the Notes on account of principal or interest or other amounts owing hereunder including costs of collection and reasonable attorneys' fees, shall be applied in accordance with the terms and conditions of the Deposit Account Agreement and the Intercreditor Agreement.

          (d) If an Event of Default shall occur and be continuing, the Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted and as permitted by applicable Requirements of Law, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the terms of the Financing Documents or the performance of any term, covenant, condition or agreement of this Mortgage or any other right or (ii) to pursue any other remedy available to it, at law or in equity, all as the Mortgagee shall determine most effectual for such purposes.

     SECTION 3.07 Other Remedies.

          (a) In case an Event of Default shall occur and be continuing, the Mortgagee may also exercise, to the extent not prohibited by applicable Requirements of Law, any or all of the remedies available to a secured party under the UCC, including, to the extent not prohibited by applicable Requirements of Law, the following:

               (i) In the case of personal property, exercise those rights and remedies under other applicable Security Documents.

               (ii) To make such payments and do such acts as the Mortgagee may deem necessary to protect its security interest in the Personal Property including paying, purchasing, contesting or compromising any encumbrance, charge or lien that is prior or superior to the security interest granted hereunder, and, in exercising any such powers or authority, paying all expenses incurred in connection therewith.

               (iii) To enter upon any or all of the Premises or Improvements to exercise the Mortgagee's rights hereunder.

          (b) In connection with a sale of the Mortgaged Property and the application of the proceeds of sale as provided in Section 2.08 of this Mortgage, the Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

     SECTION 3.08 Application of Sale Proceeds and Rents. After any foreclosure sale of all or any of the Mortgaged Property, the Mortgagee shall receive the proceeds of sale, no purchaser shall be required to see to the application of the proceeds and the Mortgagee shall apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by the Mortgagee under this Mortgage in accordance with the Deposit Account Agreement and the Intercreditor Agreement.

     Upon any sale of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

     SECTION 3.09 The Mortgagor as Tenant Holding Over. If the Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by the Mortgagee, at the Mortgagee's election the Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of Requirements of Law applicable to tenants holding over.

     SECTION 3.10 Waiver of Appraisement, Valuation, Stay, Extension and
                  Redemption Laws.

          (a) The Mortgagor will not object to any sale of the Mortgaged Property pursuant hereto, and for itself and all who may claim under it, the Mortgagor waives, to the extent that it lawfully may under applicable Requirements of Law, all right to have the Mortgaged Property marshalled or to have the Mortgaged Property sold as separate estates, parcels, tracts or units in the event of any foreclosure of this Mortgage.

          (b) To the full extent permitted by applicable Requirements of Law, neither the Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead-exemption or redemption laws now or hereafter in force in order to prevent or hinder the enforcement or foreclosure of this Mortgage, the absolute sale of the Mortgaged Property or the final and absolute putting of the purchasers into possession thereof immediately after any sale; and the Mortgagor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully do so, the benefit of all such laws and any and all right to have the assets covered by the security interest created hereby marshalled upon any foreclosure of this Mortgage.

     SECTION 3.11 Discontinuance of Proceedings. In case the Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of the Mortgagee shall continue as if no such proceeding had been taken.

     SECTION 3.12 Suits to Protect the Mortgaged Property. During the continuance of an Event of Default, the Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts which may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of the Mortgagee hereunder.

     SECTION 3.13 Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting the Mortgagor, the Mortgagee shall, to the extent permitted by applicable Requirements of Law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of the Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

     SECTION 3.14 Possession by the Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of the Mortgagor, any of its property or the Mortgaged Property, the Mortgagee shall be entitled, to the extent not prohibited by applicable Requirements of Law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage in accordance with the terms hereof and applicable Requirements of Law and the Intercreditor Agreement.

     SECTION 3.15 Waiver.

          (a) No delay or failure by the Mortgagee to exercise any right, power or remedy accruing upon or during the continuance of any Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to the Mortgagee may be exercised from time to time and as often as may be deemed expedient by the Mortgagee. No consent or waiver by the Mortgagee to or of any breach, default or Event of Default by the Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach, default or Event of Default in the performance of the same or any other Obligations by the Mortgagor hereunder. No failure on the part of the Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by the Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by the Mortgagor.

          (b) Even if the Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Financing Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Financing Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating the Mortgagee's lien on the Mortgaged Property hereunder; no such act or omission shall preclude the Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event and during the continuance of any Event of Default then made or of any subsequent Event of Default; nor, except as otherwise expressly provided in an instrument executed by the Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, the Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

     SECTION 3.16 Remedies Cumulative. No right, power or remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute; may, to the maximum extent permitted by applicable Requirements of Law, be pursued separately, successively or together against the Mortgagor or the Mortgaged Property, or both, at the sole discretion of Mortgagee, and may be exercised as often as occasion therefor shall arise. The delay or failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

                                   ARTICLE IV.
                                  MISCELLANEOUS

     SECTION 4.01 Partial Invalidity. If any provision hereof or of any of the other Financing Documents is invalid or unenforceable in any jurisdiction or under any circumstances, the other provisions hereof or of those Financing Documents shall remain in full force and effect in such jurisdiction and the remaining provisions hereof will be liberally construed in favor of the Mortgagee in order to carry out the provisions hereof and of such other Financing Documents. The invalidity of any provision of this Mortgage in any jurisdiction or under any circumstances will not affect the validity or enforceability of any such provision in any other jurisdiction or under any other circumstances. If any lien, encumbrance or security interest evidenced or created by this Mortgage is invalid or unenforceable, in whole or in part, as to any part of the Obligations, or is invalid or unenforceable, in whole or in part, as to any part of the Mortgaged Property, such portion, if any, of the Obligations as is not secured by all of the Mortgaged Property hereunder shall be paid prior to the payment of the portion of the Obligations and shall, unless prohibited by applicable laws or unless the Mortgagee, in its sole and absolute discretion, otherwise elects, be deemed to have been first paid on and applied to payment in full of the unsecured or partially secured portion of the Obligations, and the remainder to the secured portion of the Obligations.

     SECTION 4.02 Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided in Section 9.01 of the Credit Agreement and shall be given to the Mortgagee at its address or telecopy number set forth in the Credit Agreement and to the Mortgagor at its address or telecopy number set forth in the signature page hereof or at any address or telecopy number which such party shall have specified.

     SECTION 4.03 Successors and Assigns. All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the successors and permitted assigns of the Mortgagor and the successors and assigns of the Mortgagee.

     SECTION 4.04 Counterparts. This Mortgage may be executed in any number of counterparts and all such counterparts shall together constitute but one and the same instrument.

     SECTION 4.05 Satisfaction and Cancellation.

          (a) The mortgaging to the Mortgagee of the Mortgaged Property as security and for the benefit of the Mortgagee created and consummated by this Mortgage shall be null and void when all the Obligations (other than contingent liabilities that, by their nature, may accrue after principal and interest the Obligations have been repaid in full) have been indefeasibly paid in full in cash in accordance with the terms of the Financing Documents and all Commitments have been terminated.

          (b) In connection with any termination or release pursuant to paragraph (a) to the extent applicable, this Mortgage shall be marked "satisfied" by the Mortgagee, and this Mortgage shall be satisfied of record at the request and at the expense of the Mortgagor. The Mortgagee shall execute any documents reasonably requested by the Mortgagor to accomplish the foregoing or to accomplish any release contemplated by paragraph (a) or (b) of this Section 3.05 and the Mortgagor will pay all costs and expenses, including reasonable attorneys' fees and disbursements actually incurred (not as imposed by statute), incurred by the Mortgagee in connection with the preparation and execution of such documents. Upon any such termination or release, the Mortgagee will promptly duly assign, transfer and deliver (without recourse and without any representation or warranty) free from any interest of the Administrative Agent or Lien granted hereunder such of the Collateral as may be in possession of the Administrative Agent in accordance with the Intercreditor Agreement or, if the OPNY Second Lien Documents shall have terminated pursuant to the terms thereof, to the Mortgagor.

     SECTION 4.06 Definitions. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) "including" shall mean "including without limitation" or "including but not limited to"; (b) "provisions" shall mean "provisions, terms, covenants and/or conditions"; (c) "lien" shall mean "lien, charge, encumbrance, security interest, mortgage or deed of trust"; (d) "obligation" shall mean "obligation, duty, covenant and/or condition"; and (e) "any of the Mortgaged Property" shall mean "the Mortgaged Property or any part thereof or interest therein." Any act that the Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by the Mortgagee or any person or entity designated by the Mortgagee. Any act which is prohibited to the Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property. Each appointment of the Mortgagee as attorney-in-fact for the Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest.

     SECTION 4.07 Other Financing Documents. The Mortgagor acknowledges that in addition to this Mortgage, other Financing Documents secure the Obligations. The Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of the Mortgagee and, without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of the Mortgagee to realize upon or protect any Obligation hereby secured or any collateral security therefor including the other Financing Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the other Financing Documents or of any guarantee thereof, and the Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the other Financing Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of the Mortgagee's rights and remedies under any or all of the other Financing Documents shall not in any manner impair the Obligations hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of the Mortgagee hereunder shall not impair the lien of any of the other Financing Documents or any of the Mortgagee's rights and remedies thereunder. The undersigned specifically consents and agrees that the Mortgagee may exercise its rights and remedies hereunder and under the other Financing Documents separately or concurrently and in any order that it may deem appropriate, and the undersigned waives any rights of subrogation until the Obligations are paid in full in cash. In the event of a conflict between the terms and provisions of this Mortgage and the Credit Agreement, both documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of a conflict that cannot be so resolved, the terms and provisions of the Credit Agreement shall control and govern.

     SECTION 4.08 Subrogation. This Mortgage is made with full substitution and subrogation of the Mortgagee in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

     SECTION 4.09 Mortgagee Powers. Without affecting the liability of any other Person liable for the payment of any obligations herein mentioned and without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of all unpaid Obligations, from time to time, regardless of consideration and without notice to or consent by the holder of any subordinate lien, encumbrance, right, title or interest in or to the Mortgaged Property, the Mortgagee may (a) release any Persons liable for or on any Obligation, (b) extend the maturity or alter any of the terms of any Obligation, (c) modify the interest rate payable on the principal balance of the Obligations, (d) grant other indulgences, (e) release or reconvey, or cause to be released or reconveyed at any time at the Mortgagee's option any parcel, portion or all of the Mortgaged Property, (f) take or release any other or additional security for any obligations herein mentioned or (g) make compositions or other arrangements with debtors in relation thereto.

     SECTION 4.10 Enforceability of Mortgage. This Mortgage is deemed to be and may be enforced from time to time as an assignment, chattel mortgage, contract, deed of trust, deed to secure debt, financing statement, real estate mortgage or security agreement, and from time to time as any one or more thereof, as is appropriate under applicable laws. A carbon, photographic or other reproduction of this Mortgage or any financing statement in connection herewith shall be sufficient as a financing statement for any and all purposes.

     SECTION 4.11 Amendments. No amendment, modification or waiver of any provision of this Mortgage and no consent to any departure by the Mortgagor or the Mortgagee therefrom shall in any event be effective unless the same shall be in writing and shall be executed and delivered in accordance with Section 9.02 of the Credit Agreement, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 4.12 Applicable Law. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     SECTION 4.13 Limitation of Recourse. The obligations of the Mortgagor hereunder are obligations solely of the Mortgagor (other than as expressly assumed by any Credit Party or OPMW Credit Party pursuant to any Financing Document) and shall not constitute a debt or obligation of any direct or indirect member, partner or shareholder of Mortgagor or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by the Mortgagor under this Mortgage and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by the Mortgagor evidenced by this Mortgage. No property or assets of any Non-Recourse Party other than as contemplated in the Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against the Mortgagor with respect to this Mortgage or the other Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party, OPMW Credit Party or any other Non-Recourse Party (a) in accordance with the terms of any Transaction Document or Financing Document creating such liabilities and obligations to which such Credit Party, OPMW Credit Party or Non-Recourse Party is a party, or (b) arising from liability pursuant to applicable Requirements of Law for such Credit Party's, OPMW Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of Section 6.10 of the Credit Agreement.

     SECTION 4.14 Amendment and Restatement. This Mortgage is an amendment and restatement of the Supplemental Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents, dated as of August 19, 1999 (the "Original Mortgage") among the Mortgagor and the Mortgagee. It is the intention of the parties that this Mortgage amend, restate, extend and renew the terms and conditions of the Original Mortgage and the liens and security interests created thereby, and is not intended to be a novation or discharge of the obligations of the Mortgagor thereunder or the liens and security interests created thereby. The liens and security interests of the Original Mortgage are hereby ratified, confirmed, renewed, extended, and brought forward in full force and effect as security for the Obligations.

     IN WITNESS WHEREOF, this Mortgage has been duly authorized and has been executed and delivered, under seal, to the Mortgagee by the Mortgagor on the date first above written.

                        ASTORIA GENERATING COMPANY, L.P.


                        By:  Orion Power New York GP, Inc., its general
                             partner

                             By:______________________________________
                             Name:
                             Title


                             1111 Louisiana Street
                             Houston, TX 77002
                             Attn:  Senior Vice President - Finance
                             Ph.: (713) 207-3160
                             Fax: (713) 207-0988

                             With a copy to:
                             1111 Louisiana Street
                             Houston, TX 77002
                             Attn.:  General Counsel
                             Ph.: (713) 207-7265
                             Fax: (713) 393-0140

Attachments:

Exhibit A  - The Land
Exhibit B  - The Permitted Encumbrances

STATE OF _______________________________)

:SS.:

COUNTY OF _____________________________)

     On the _____ day of ______________, in the year 20___,
___________________________personally appeared before me in the
______________(city) in ______________(state) and is personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to this Mortgage, and being by me duly sworn, did depose and acknowledge to me that ___he resides at ____________________________, that he is the ________________ of the corporation described in and which executed the foregoing instrument as the general partner of _________________________________, a Delaware limited partnership; and that
___he signed h___ name thereto by authority of the board of directors of said corporation, and that ___he, as such ____________ of the General Partner, being authorized to do so, executed the foregoing Mortgage in the name of such limited partnership by h(im)(er) self in his/her capacity as ____________ of the General Partner, on behalf of said limited partnership.


                                    ______________________________
                                           NOTARY PUBLIC

My Commission Expires:

                                   EXHIBIT A-1

                                Legal Description


                                  See attached.

                                    EXHIBIT B

                             Permitted Encumbrances

                                                                     EXHIBIT N-2
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT



--------------------------------------------------------------------------------


                     OPEN-END MORTGAGE, SECURITY AGREEMENT,
                FIXTURE FILING AND ASSIGNMENT OF LEASES AND RENTS

                      THIS MORTGAGE SECURES FUTURE ADVANCES


                          DATED AS OF OCTOBER 28, 2002

                                      FROM

                           ORION POWER MIDWEST, L.P.,

                                    MORTGAGOR

                                       TO

                             BANK OF AMERICA, N.A.,

                             AS ADMINISTRATIVE AGENT
                     FOR THE BENEFIT OF THE SECURED PARTIES,

                                    MORTGAGEE

[TOWNSHIP OF __________ AND IN THE BOROUGH OF _________, COUNTY OF ____________,
                          COMMONWEALTH OF PENNSYLVANIA]

--------------------------------------------------------------------------------

                                McGuireWoods LLP
                       100 North Tryon Street, Suite 2900
                         Charlotte, North Carolina 28202
                         Attn: Marvin L. Rogers, Esquire



THIS MORTGAGE SECURES FUTURE AND/OR REVOLVING ADVANCES (All notices to be given to the Mortgagee pursuant to 42 Pa. C.S.A.ss.8143 shall be given as set forth in
Section 4.03 of this Mortgage).

                               TABLE OF CONTENTS


ARTICLE I OBLIGATIONS AND FUTURE ADVANCES......................................6
   Section 1.01     Obligations................................................6
   Section 1.02     Continuing Security........................................6
   Section 1.03     Future Advances; Open-End Mortgage;
                    Maximum Amount Secured.....................................6

ARTICLE II REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE MORTGAGOR..........6
   Section 2.01     Title......................................................6
   Section 2.02     Credit Agreement...........................................7
   Section 2.03     Payment of Taxes, Liens and Charges........................8
   Section 2.04     Payment of Closing Costs...................................9
   Section 2.05     Maintenance and Operations; Plans; Use.....................9
   Section 2.06     Insurance..................................................9
   Section 2.07     [INTENTIONALLY OMITTED.]..................................10
   Section 2.08     [INTENTIONALLY OMITTED.]..................................10
   Section 2.09     Assignment of Leases and Rents............................10
   Section 2.10     Restrictions on Transfers and Encumbrances................10
   Section 2.11     Security Agreement........................................10
   Section 2.12     Filing and Recording......................................11
   Section 2.13     Contract Collateral.......................................11
   Section 2.14     [INTENTIONALLY OMITTED]...................................12
   Section 2.15     Further Assurances........................................12
   Section 2.16     Additions to Mortgaged Property...........................12
   Section 2.17     No Claims Against the Mortgagee...........................12
   Section 2.18     Change in Tax Law.........................................13
   Section 2.19     Survey of Mortgaged Property..............................13

ARTICLE III DEFAULTS AND REMEDIES.............................................13
   Section 3.01     Events of Default.........................................13
   Section 3.02     Demand for Payment........................................14
   Section 3.03     Possession................................................14
   Section 3.04     Right to Cure the Mortgagor's Failure to Perform..........15
   Section 3.05     Right to a Receiver.......................................16
   Section 3.06     Foreclosure and Sale......................................16
   Section 3.07     Other Remedies............................................17
   Section 3.08     Application of Sale Proceeds and Rents....................18
   Section 3.09     The Mortgagor as Tenant Holding Over......................18
   Section 3.10     Waiver of Appraisement, Valuation, Stay, Extension
                    and Redemption Laws.......................................18
   Section 3.11     Discontinuance of Proceedings.............................18
   Section 3.12     Suits to Protect the Mortgaged Property...................19
   Section 3.13     Filing Proofs of Claim....................................19
   Section 3.14     Possession by the Mortgagee...............................19
   Section 3.15     Waiver....................................................19

   Section 3.16     Remedies Cumulative.......................................20

ARTICLE IV MISCELLANEOUS......................................................20
   Section 4.01     Subordination.............................................20
   Section 4.02     Partial Invalidity........................................21
   Section 4.03     Notices...................................................21
   Section 4.04     Successors and Assigns....................................22
   Section 4.05     Counterparts..............................................22
   Section 4.06     Satisfaction and Cancellation.............................22
   Section 4.07     Definitions...............................................22
   Section 4.08     Other Financing Documents.................................22
   Section 4.09     Subrogation...............................................23
   Section 4.10     Mortgagee Powers..........................................23
   Section 4.11     Enforceability of Mortgage................................23
   Section 4.12     Amendments................................................24
   Section 4.13     Applicable Law............................................24
   Section 4.14     Limitation of Recourse....................................24

                     OPEN-END MORTGAGE, SECURITY AGREEMENT,
                          FIXTURE FILING AND ASSIGNMENT
                               OF LEASES AND RENTS


     THIS OPEN-END MORTGAGE, SECURITY AGREEMENT, FIXTURE FILING AND ASSIGNMENT OF LEASES AND RENTS dated as of October 28, 2002 (this "Mortgage"), is made by ORION POWER MIDWEST, L.P., a Delaware limited partnership, having an office at 2000 Cliff Mine Road, Suite 200, Pittsburgh, PA 15275 (the "Mortgagor"), to BANK OF AMERICA, N.A., as Administrative Agent for the benefit of the Secured Parties referred to in the Credit Agreement (as defined below), having an office at 101 North Tryon Street, NC1-001-08-19, Charlotte, NC 28255 (in such capacity, together with its successors, substitutes and assigns, the "Mortgagee").

                                    RECITALS:

     A. Reference is hereby made, for all purposes, to (i) that certain Amended and Restated Credit Agreement dated as of October 28, 2002 (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Orion Power New York, L.P., as borrower (the "Borrower"), Banc of America Securities LLC and BNP Paribas, as Lead Arrangers and Joint Book Runners, each other financial institution which is a signatory thereto or which may hereafter become an assignee pursuant to Section 9.06 of the Credit Agreement (each, a "Lender" and collectively the "Lenders"), and the Mortgagee, as Issuing Bank and Administrative Agent, Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as Documentation Agents and BNP Paribas, as Syndication Agent, (ii) all other documents and instruments that are collectively defined as the "Financing Documents" in the Credit Agreement. All capitalized terms not expressly defined in this Mortgage shall have the meaning given to them in the Credit Agreement; provided that the following terms shall have the meanings set forth in the OPMW Restated Credit Agreement: "Acceptable Reserves", "Default Rate", "Liens", "Permitted Liens", "Prudent Industry Practice" and "Requirements of Law". Pursuant to the Credit Agreement, the Acquisition Lenders have extended upon the terms and subject to the conditions of the Credit Agreement, credit to Borrower in the aggregate principal amount of up to $352,549,541.00 in the form of Acquisition Loans as evidenced by promissory notes having a final maturity date of no later than October 28, 2005 (the "Acquisition Loans") and the Working Capital Lenders have extended or agreed to extend, credit to the Borrower in an aggregate principal amount of up to $30,000,000.00 in the form of Working Capital Loans made by the Working Capital Lenders, as evidenced by promissory notes having a final maturity date of no later than October 28, 2005 (the "Working Capital Loans" and, together with the Acquisition Loans, the "Loans").

     B. The Mortgagor, together with Twelvepole Creek, LLC, Orion Power Midwest GP, Inc. and Orion Power Midwest LP, Inc., have entered into a Guarantee Agreement dated as of October 28, 2002 (the "Guarantee") in favor of the Mortgagee for the benefit of the Secured Parties.

     C. The obligation of the Lenders to make the Loans is conditioned upon, among other things, the execution and delivery by the Mortgagor of this Mortgage to secure, subject to the limitations set forth in Section 1.02, the due and punctual payment and performance of the Obligations (defined below).

                                GRANTING CLAUSES

     NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged and in order to secure the due and punctual payment and performance of the Obligations and intending to be legally bound hereby, the Mortgagor hereby mortgages, gives, grants, bargains, sells, aliens, enfeoffs, confirms, transfers, sets over, pledges, assigns, hypothecates and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Mortgagee and with mortgage covenants, subject, however, to Permitted Encumbrances (as hereinafter defined) and other Permitted Liens, a second priority lien in all the following described property whether now owned or held or hereafter acquired (collectively, the "Mortgaged Property"):

          (1) the parcel or parcels of land located in [ ] County, Pennsylvania, as more particularly described on Exhibit A hereto (the "Land"), together with all rights appurtenant thereto, including without limitation, all strips and gores within or adjoining the Land, all estate, right, title, interest, claim or demand of the Mortgagor in the streets, roads, sidewalks, alleys and ways adjacent thereto (whether or not vacated and whether public or private and whether open or proposed), all easements over adjoining land granted by any easement agreements, covenants or restrictive agreements, all of the tenements, hereditaments, easements, reciprocal easement agreements, rights pursuant to any trackage agreement, rights to the use of common drive entries, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, dower and right of dower, curtesy and right of curtesy, all of the air space and right to use air space above such property, all transferable development rights arising therefrom or transferred thereto, all water and water rights and water rights applications (whether riparian, appropriative or otherwise, and whether or not appurtenant), all pumps, pumping plants, pipes, flumes and ditches thereunto appertaining, all rights and ditches for irrigation, all utility rights, sewer rights, and any shares of stock evidencing the same, all oil, gas and other minerals and mineral substances (which term shall include all gypsum, anhydrite, coal, lignite, hydrocarbon or other fossil materials or substances, fissionable materials or substances and all other minerals of any kind or character, whether gaseous, liquid or hard minerals, whether similar or dissimilar to those named, whether now or hereafter found to exist and whether associated with the surface or mineral estate) in, on or under the Land or produced, saved or severed from the Land, all mineral, mining, gravel, oil, gas, hydrocarbon rights and other rights to produce or share in the production of anything related to such property, all drainage, crop, timber, agricultural, and horticultural rights with respect to such property, and all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in any way appertaining thereto, and all claims or demands of the Mortgagor, either at law or in equity, in possession or expectancy, now or hereafter acquired, of, in or to the same (the Land and all of the foregoing being sometimes referred to herein collectively as the "Premises");

     (2) all of the Mortgagor's right, title and interest in and to all buildings, improvements, fixtures and other structures or improvements of any kind now or hereafter erected or located upon the Land, including, but not limited to, all building materials, water, sanitary and storm sewers, drainage, electricity, steam, gas, telephone and other utility facilities, parking areas, roads, driveways, walks and other site improvements; and all additions and betterments thereto and all renewals, substitutions and replacements thereof, owned or to be owned by the Mortgagor or in which the Mortgagor has or shall acquire an interest, to the extent of the Mortgagor's interest therein, now or hereafter erected or located upon the Land (collectively, the "Improvements");

     (3) AND AS INDEPENDENT AND SEPARATE SECURITY for the payment of the Indebtedness and the performance of the obligations and the covenants and agreements secured hereby, all of the Mortgagor's right, title and interest in and to the following (collectively, the "Personal Property"):

               (a) all personal property and fixtures of every kind and nature whatsoever which are now or hereafter located on, attached to, incorporated in (regardless of where located) or affixed to the Premises or the Improvements or used or useful in connection with the ownership, construction, maintenance, repair, reconstruction, alteration, addition, improvement, operation, mining, use or occupancy of the Premises or the Improvements, including, without limitation, all goods, inventory, construction materials, equipment, mining equipment, tools, furniture, furnishings, fittings, fixtures, supplies, computers and computer programs, carpeting, draperies, blinds, window treatments, racking and shelving systems, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, incinerating and/or compacting plants, systems and equipment, elevators, escalators, appliances, stoves, ranges, refrigerators, vacuum, window washing and other cleaning and building service systems, call systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, cables, antennae, pipes, ducts, conduits, machinery, apparatus, motors, dynamos, engines, compressors, generators, boilers, stokers, furnaces, pumps, tanks, appliances, garbage systems and pest control systems and all of the Mortgagor's present and future "goods", "equipment" and "fixtures" (as such terms are defined in the Pennsylvania Uniform Commercial Code) and other personal property, including without limitation any such personal property and fixtures which are leased, and all repairs, attachments, betterments, renewals, replacements, substitutions and accessions thereof and thereto; and

               (b) all general intangibles now owned or hereafter acquired by the Mortgagor and relating to the design, development, operation, management and use of the Premises or the Improvements, including, but not limited to, all contract rights, trademarks, trade names, logos and other rights relating to the name and style under which the Premises and the Improvements are operated;

     (4) all of the Mortgagor's right, title and interest in and to all approvals, authorizations, building permits, certificates of occupancy, zoning variances, use permits, certifications, entitlements, exemptions, franchises, licenses, orders, variances, plat plan approvals, environmental approvals, air pollution authorities to construct and permits to operate, sewer and waste discharge permits, national pollutant discharge elimination system permits, water permits, zoning and land use entitlements and all other permits, whether now existing or hereafter issued to or obtained by or on behalf of the Mortgagor, that relate to or concern in any way the Premises or the Improvements and are given or issued by any governmental or quasi-governmental authority, whether now existing or hereafter created (as the same may be amended, modified, renewed or extended from time to time, and including all substitutions and replacements therefor), all rights under and pursuant to all construction, service, engineering, consulting, management, access, supply, leasing, architectural and other similar contracts relating in any way to the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all rights under all purchase agreements, sales agreements, option contracts, land contracts and contracts for the sale of oil, gas and other minerals, or any of them, that relate to or concern in any way the Premises or the Improvements, all abstracts of title, architectural, engineering or construction drawings, plans, specifications, operating manuals, computer programs, computer data, maps, surveys, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (collectively, the "Permits, Plans and Contracts");

     (5) the Mortgagor's interest in and rights under all leases or licenses (under which the Mortgagor is landlord or licensor) and subleases (under which the Mortgagor is sublandlord), concession, franchise, management, mineral or other agreements relating to the use or occupancy of the Premises or the Improvements or any part thereof for any purpose, or the extraction or taking of any gas, oil, water or other minerals from the Premises, whether now or hereafter existing or entered into (including any use or occupancy arrangements created pursuant to Section 365(d) of the Bankruptcy Code (as defined in Section 1.01) or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or occupant of any portion of the Premises or the Improvements), and all guaranties thereof and all amendments, modifications, supplements, extensions or renewals thereof (collectively, the "Leases"), and all rents, issues, profits, revenues, charges, fees, receipts, royalties, proceeds from the sale of oil, gas and/or other minerals (whether gaseous, liquid or hard minerals, whether similar or dissimilar to those named and whether associated with the surface or mineral estate), accounts receivable, cash or security deposits and other deposits (subject to the prior right of the tenants making such deposits) and income, and other benefits now or hereafter derived from any portion of the Premises or the Improvements or the use or occupancy thereof (including any payments received pursuant to Section 502(b) of the Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or other occupants of any portion of the Premises or the Improvements and all claims as a creditor in connection with any of the foregoing) and all payments of a similar nature, now or hereafter, including during any period of redemption, derived from the Premises or the Improvements or any other portion of the Mortgaged Property and all proceeds from the cancellation, surrender, sale or other disposition of the Leases (collectively, the "Rents");

     (6) all of the Mortgagor's right, title and interest in and to all refunds or rebates of real and personal property taxes or charges in lieu of taxes, heretofore or now or hereafter assessed or levied against all or any of the Premises, the Improvements, the Personal

Property, the Leases, the Rents and the Permits, Plans and Contracts, including interest thereon, and the right to receive the same, whether such refunds or rebates relate to fiscal periods before or during the term of this Mortgage;

     (7) all of the Mortgagor's right, title and interest in and to all insurance policies and the proceeds thereof, now or hereafter in effect with respect to all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, including, without limitation, any and all title insurance proceeds, and all unearned premiums and premium refunds, accrued, accruing or to accrue under such insurance policies, and all awards made for any taking of or damage to all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, by eminent domain, or by any purchase in lieu thereof, and all awards resulting from a change of grade of streets or for severance damages, and all other proceeds of the conversion, voluntary or involuntary, of all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, into cash or other liquidated claims, and all judgments, damages, awards, settlements and compensation (including interest thereon) heretofore or hereafter made to the present and all subsequent owners of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, or any part thereof for any injury to or decrease in the value thereof for any reason;

     (8) all of the Mortgagor's right, title and interest in and to the following:

          (a) all right, in the name and on behalf of the Mortgagor, to appear in and defend any action or proceeding brought with respect to all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, and to commence any action or proceeding to protect the interest of the Mortgagor in all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts;

          (b) all right and power to encumber further all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, or any part thereof;

          (c) all rights, titles, interests, estates or other claims, both in law and in equity, which the Mortgagor now has or may hereafter acquire in any of the Premises, the Improvements, the Personal Property, the Leases, the Rents or the Permits, Plans and Contracts, or in and to any greater estate in all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts;

          (d) all property hereafter acquired or constructed by the Mortgagor of the type described above which shall forthwith, upon acquisition or construction thereof by the Mortgagor and without any act or deed by any party, become subject to the lien and security interest of this Mortgage as if such property were now owned by the Mortgagor and were specifically described in this Mortgage and were specifically conveyed or encumbered hereby; and

     (9) all accessions, additions or attachments to, and proceeds or products of, any of the foregoing.

     TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby granted and conveyed or intended to be, unto the Mortgagee, its successors and assigns for the uses and purposes herein set forth, for the benefit and security of the Mortgagee, subject only to the Permitted Encumbrances (as hereinafter defined) and other Permitted Liens, upon the terms and conditions set forth herein.

                                    ARTICLE I
                         OBLIGATIONS AND FUTURE ADVANCES

     Section 1.01 Obligations. This Mortgage is executed, acknowledged and delivered by the Mortgagor to secure and enforce, and the Mortgaged Property is security for, the due and punctual payment and performance of all obligations of the Mortgagor under the Guarantee (the "Obligations"). Section 1.02 Continuing Security'

     Section 1.02 Continuing Security. Subject to the limitations set forth in
Section 1.03 below, this Mortgage shall secure and shall continue to secure the entire outstanding amount of the Obligations until all of the Obligations have been paid in full.

     Section 1.03 Future Advances; Open-End Mortgage; Maximum Amount Secured. This Mortgage is an open-end mortgage as that term is defined in 42 Pa. C.S.A. ss.8143(f), and secures future and/or working capital loan advances made by the Mortgagee which are due and payable under the Guarantee. This Mortgage secures the payment of all sums due pursuant to the Guarantee and all modifications, increases, refinancings, renewals, extensions, amendments or restatements thereof, up to a maximum principal amount of __________________________ Dollars ($__________________), and other extensions of credit secured by the Mortgage made for the payment of taxes, assessments, maintenance charges, insurance premiums and other costs incurred for the protection of the Mortgaged Property or the lien of this Mortgage and expenses incurred by the Mortgagee by reason of the occurrence of an Event of Default, together with all other sums due or secured under or by this Mortgage.

                                   ARTICLE II
           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE MORTGAGOR

     The Mortgagor agrees, covenants, represents and warrants as follows:

     Section 2.01 Title.

     (a) The Mortgagor has good, marketable, indefeasible, fee simple title to the Land and Improvements and good and marketable title to or valid leasehold, easement or right-of-way interests in, all of the other Mortgaged Property, except in each case where the failure to have such title or interest could not reasonably be expected to have a material adverse effect on the Mortgaged Property. This Mortgage is and will remain a valid and enforceable lien on the Mortgaged Property subject to no Liens other than the exceptions and encumbrances set forth in

Exhibit B attached hereto (collectively, the "Permitted Encumbrances") and other Permitted Liens, including the Amended and Restated Mortgage (as defined below).

     (b)  [INTENTIONALLY OMITTED.]

     (c) The Mortgagor has good and lawful right and full power and authority to encumber or grant a security interest in the Mortgaged Property. The Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of the Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under the Permitted Encumbrances or other Permitted Liens and including the Amended and Restated Mortgage (as defined below) to the extent of those rights.

     (d) This Mortgage, when duly recorded in the appropriate public records and when financing statements are duly filed in the appropriate public records, will create a valid, perfected and enforceable lien upon and security interest in all the material Mortgaged Property in which a security interest can be perfected.

     Section 2.02 Credit Agreement.

     (a) This Mortgage is given pursuant to the Credit Agreement. Subject to, and without limiting Section 4.07 hereof, each and every term and provision of the Credit Agreement, including the rights, remedies, obligations, covenants, conditions, agreements, indemnities, representations and warranties of the parties thereto shall be considered as if a part of this Mortgage. Subject to the limitations set forth in Section 1.02, this Mortgage secures all present and future Indebtedness of the Mortgagor in respect of the Guarantee and all other Obligations from time to time owing under the Guarantee.

     (b) If any remedy or right of the Mortgagee pursuant hereto is acted upon by the Mortgagee or if any actions or proceedings (including any bankruptcy, insolvency or reorganization proceedings) are commenced in which the Mortgagee is made a party and is obliged to defend or uphold or enforce this Mortgage or the rights of the Mortgagee hereunder or the terms of any Lease, or if a condemnation proceeding is instituted affecting the Mortgaged Property, the Mortgagor will pay all sums, including reasonable attorneys' fees and disbursements, actually incurred (not as imposed by statute) by the Mortgagee related to the exercise of any remedy or right of the Mortgagee pursuant hereto or for the expense of any such action or proceeding together with all other costs (not as imposed by statute), disbursements and allowances, interest thereon from the date of demand for payment thereof at the Default Rate, and such sums and the interest thereon shall, to the extent permissible by applicable Requirements of Law, be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching or accruing subsequent to the recording of this Mortgage and, subject to the limitations set forth in Section 1.02, shall be secured by this Mortgage to the extent permitted by applicable Requirements of Law.

     (c) Any payment of amounts due under this Mortgage not made on or before the due date for such payments shall accrue interest daily without notice from the due date until paid at the Default Rate, and such interest at the Default Rate shall be immediately due upon demand by the Mortgagee.

     Section 2.03 Payment of Taxes, Liens and Charges.

     (a) The Mortgagor will pay and discharge (whether by it or any Affiliate, or otherwise) from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all taxes, assessments and governmental charges, levies or obligations lawfully imposed upon or assessed against the Mortgagor, the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof and all lawful claims or obligations that, if unpaid, would become a Lien upon the Mortgaged Property or upon any part thereof, except as the validity or amount of such taxes, assessments, charges, levies or obligations may be contested by the Mortgagor in accordance with Section 5.12 of the Credit Agreement. Upon the reasonable written request of the Administrative Agent, the Mortgagor shall promptly deliver to the Administrative Agent, at the same place as designated in Section
4.02 below, reasonably satisfactory evidence that all payments required under this Section 2.03 have been timely made.

     (b) In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by the Mortgagee, either directly or indirectly, on this Mortgage or any of the Financing Documents or to require an amount of taxes to be withheld or deducted therefrom, upon obtaining actual knowledge thereof, the Mortgagor will promptly notify the Mortgagee of such event. In such event the Mortgagor shall
(i) agree to enter into such further instruments as may be reasonably necessary or desirable to obligate the Mortgagor to make any applicable additional payments and (ii) the Mortgagor shall make all such additional payments, except as such law, order, rule, regulation or payment may be contested by the Mortgagor in good faith and by appropriate proceedings and pursuant to which Acceptable Reserves have been established.

     (c) The Mortgagor shall not apply for or claim any deduction, by reason of this Mortgage, from the taxable value of any or part of the Mortgaged Property. It is expressly agreed that no credit shall be claimed or allowed on amounts payable under the Guarantee because of any taxes or other charges paid. If any law is hereafter enacted: (i) deducting from the value of real estate, for the purposes of taxation, any lien or encumbrance thereon; (ii) revising or changing in any way the laws and ordinances now in force for the taxation of mortgages or the debts secured thereby, or the manner of collection of such taxes; or (iii) imposing a tax directly or indirectly on the Mortgagee with respect to the Mortgaged Property, the value of the Mortgagee's interest therein, or the indebtedness secured by the Guarantee or secured by this Mortgage; then, and in any such event, the entire unpaid balance of the indebtedness secured hereby shall, at the option of the Mortgagee, upon ten (10) Business Days notice to the Mortgagor, become immediately due and payable unless, to the extent permitted by such law or ordinance, the Mortgagor is authorized to, and does, pay directly, or reimburse the Mortgagee for, the full amount of any such tax, assessment, charge or lien. If at any time by any Requirement of Law stamps are required on the Guarantee, the Mortgagor shall, upon ten (10) Business Days written notice from the Mortgagee, pay for all such stamps together with any interest and penalties payable in connection therewith.

     Section 2.04 Payment of Closing Costs. The Mortgagor shall pay all reasonable costs in connection with, relating to or arising out of the preparation, execution and recording of this Mortgage, including title company premiums and charges, inspection costs, survey costs, recording fees and taxes (including any applicable mortgage recording taxes), reasonable attorneys', engineers', appraisers' and consultants' fees and disbursements and all other similar reasonable expenses of every kind.

     Section 2.05 Maintenance and Operations; Plans; Use

     (a) The Mortgagor will, subject to the terms and conditions of the OPMW Restated Credit Agreement, (i) operate and maintain the Mortgaged Property in accordance with Prudent Industry Practice and the relevant permits (in all material respects and subject to contest rights set forth in the OPMY Restated Credit Agreement) and (ii) maintain books, records, plans and specifications relating thereto, in accordance with Prudent Industry Practice.

     (b) The Mortgagor will, subject to Section 6.11 of the OPMW Restated Credit Agreement, (i) operate and maintain the Mortgaged Property in accordance with Prudent Industry Practice and all applicable material Requirements of Law, except where being contested in good faith and by appropriate proceedings and as to which Acceptable Reserves have been established, or except when the failure to so operate and maintain the Mortgaged Property could not be reasonably expected to have a material adverse effect on the Mortgaged Property, and (ii) keep proper books of records and accounts in which full, true and correct entries shall be made of all entries shall be made of all of its transactions in accordance with GAAP.

     (c) The Mortgagor shall at all times comply with its material obligations under all recorded restrictions, conditions, easements and covenants ("Restrictive Covenants") encumbering the Land and shall duly enforce its rights under all Restrictive Covenants encumbering other property for the benefit of the Land and/or the Improvements, except where the failure to so comply could not reasonably be expected to have a material adverse effect on the Mortgaged Property. If the Mortgagor receives any notice (whether oral or written) that any Restrictive Covenant has been violated, which violation would be reasonably likely to have a material adverse effect on the Mortgaged Property, the Mortgagor shall promptly notify the Mortgagee and take such steps as the Mortgagee may reasonably require to correct such violation.

     Section 2.06 Insurance. The Mortgagor will keep the Mortgaged Property insured against such risks, and in the manner, required by the terms of Section
5.06 of the OPMW Restated Credit Agreement. All premiums due under all insurance policies required to be maintained under Section 5.06 of the OPMW Restated Credit Agreement shall be paid timely by, or on behalf of, the Mortgagor.

     Section 2.07 [INTENTIONALLY OMITTED.]

     Section 2.08 [INTENTIONALLY OMITTED.]

     Section 2.09 Assignment of Leases and Rents. The Mortgagor hereby irrevocably and absolutely grants, transfers and assigns to the Mortgagee all of its right, title and interest in and to all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by the Mortgagor of the Obligations. The Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Lease or its respective Rents to anyone other than to the Mortgagee, except as otherwise permitted under the OPMW Restated Credit Agreement and the other Financing Documents (as defined in the OPMW Restated Credit Agreement).

     Section 2.10 Restrictions on Transfers and Encumbrances. The Mortgagor shall not create or permit to exist any Lien on the Mortgaged Property, other than any Permitted Lien or Permitted Encumbrance; provided, however, that the Mortgagor may grant and enter into easements, licenses, subleases, and other similar agreements relating to the Mortgaged Property in the ordinary course of business to the extent the same would not reasonably be expected to have a material adverse effect on the Mortgaged Property and the same shall be deemed Permitted Encumbrances hereunder.

     Section 2.11 Security Agreement (a) This Mortgage is both a mortgage and grant of real property and a grant of a security interest in personal property, and shall constitute and serve as a "Security Agreement" (a) with regard to fixtures, within the meaning of the Pennsylvania Uniform Commercial Code (the "PA UCC") and (b) with regard to personal property, within the meaning of the Delaware Uniform Commercial Code (the "DE UCC"). The Mortgagor hereby grants unto the Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, the Mortgagor has filed or will file, or has caused or will cause to be filed, UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the State of Delaware to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property. The Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing requisite and necessary to be done to perfect the security interest hereby granted. The Mortgagor hereby authorizes the Mortgagee to file one or more financing or continuation statements and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Mortgagor where permitted by applicable Requirements of Law. The Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the PA UCC and the DE UCC in addition to, but not in limitation of, the other rights afforded the Mortgagee hereunder. The Mortgagor agrees, to the extent permitted by applicable Requirements of Law, that: (i) all of the goods described within the definition of the word "Personal Property" are or are to become fixtures on the Land; (ii) this Mortgage upon filing or recording in the office designated for the filing or recording of a record of a mortgage on related real property shall constitute a financing statement filed as a "fixture filing" within the meaning of Sections 9-102(40) and 9-502, and in accordance with Section 9-501, of the PA UCC and (iii) the Mortgagor is the record owner of the Premises. Additionally, this Mortgage shall constitute a financing statement covering fixtures and/or minerals or the like (including oil and gas) and/or accounts resulting from the sale thereof at the wellhead or minehead and, as such, shall be filed or recorded in the office designated for the filing or recording of a record of a mortgage on related real property and in the office of the Delaware Secretary of State. The registration number assigned to the Mortgagor by the Secretary of State of Delaware is 3122001.

     (b) Notwithstanding any provision of this Mortgage, the Mortgagor shall not be in breach or default of any obligation under this Mortgage for any failure by the Mortgagor to (i) notify any Person of the Lien and security interest purported to be granted under this Mortgage or to cause or direct any cash, receipts or other monies to be paid to the Mortgagee, (ii) obtain any consent to assignment of any Collateral, (iii) deliver to the Mortgagee any Collateral in the possession of which is required for the perfection of the Lien and security interest granted by this Mortgage during any period when the Amended and Restated Mortgage is in effect.

     Section 2.12 Filing and Recording(a) (a) The Mortgagor will cause this Mortgage, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and to protect fully the liens and security interests of the Mortgagee hereby granted in and upon the Mortgaged Property. The Mortgagor will pay all filing, registration, stamps and/or recording fees, and all reasonable expenses incidental to the execution and acknowledgment of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Mortgaged Property, and any instrument of further assurance and all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery and recording of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Mortgaged Property or any instrument of further assurance.

     (b) It is acknowledged and agreed that, unless and until permitted in accordance with the terms and conditions of Section 4.01 and the Intercreditor Agreement, any certificates, instruments or other documents or things evidencing Collateral shall be delivered and endorsed to, or be registered as a first Lien in favor of, and shall remain in the possession of, the Mortgagor (as defined in the Amended and Restated Mortgage) and that notwithstanding any provision of any Financing Document, no breach, Default or Event of Default shall occur or exist as a result thereof.

     Section 2.13 Contract Collateral. Notwithstanding any provision of this Agreement, but subject to and without limiting Section 2.11, each of the parties hereto acknowledges and agrees that (i) any reference to assignment of any right, title or interest in and to any agreement, contract, contract right, chattel paper, instrument, letter of credit, document, lease, Governmental Approval or other similar right (collectively "Contract Collateral"), such assignment shall constitute only a grant of a collateral security interest and not an absolute assignment of rights under any Contract Collateral, and (ii) except as otherwise provided in the DE UCC, to the extent any grant of a collateral security interest in and to any Contract Collateral would result in the breach of the instrument, contract, agreement or other document evidencing or creating such Contract Collateral, such security interest shall be deemed to be made subject to obtaining any required consent and approval under such instrument, contract, agreement or other document for such grant of a security interest.

     Section 2.14 [INTENTIONALLY OMITTED].

     Section 2.15 Further Assurances. Upon demand by the Mortgagee, the Mortgagor will at the sole cost of the Mortgagor and without expense to the Mortgagee, do, execute, acknowledge and/or deliver all such further acts, deeds, conveyances, deeds of trust, assignments, notices of assignment, transfers and assurances as the Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto the Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, the Mortgagor will also execute and deliver and hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent for the Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may do so under applicable Requirements of Law and under the terms of the Credit Agreement or this Mortgage, one or more financing statements, chattel mortgages or comparable security instruments reasonably required by the Mortgagee to evidence or perfect the liens and security interests hereby granted and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

     Section 2.16 Additions to Mortgaged Property. All right, title and interest of the Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the liens and security interests of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, deeds of trust, conveyances or assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the liens and security interests of this Mortgage.

     Section 2.17 No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof.

     Section 2.18 Change in Tax Law. Upon the enactment of or change in (including a change in interpretation of) any applicable law (a) deducting or allowing the Mortgagor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (b) subjecting the Mortgagee to any tax (excluding income, franchise, estate, inheritance, transfer or similar entity taxes), or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Mortgage, the Obligations or the Mortgagee (excluding income, franchise, estate, inheritance, transfer or similar entity taxes) and the result is to increase the taxes imposed upon or the cost to the Mortgagee of maintaining the Obligations, or to reduce the amount of any payments receivable hereunder, then, and in any such event, if the Mortgagee has received notice of such change from, or demand for payment of amounts arising from such change from, the relevant Governmental Authority, then the Mortgagor shall, upon the earlier to occur of (i) ten (10) Business Days after the Mortgagee delivers to the Mortgagor notice of Mortgagee's receipt of such notice or demand, and (ii) the date such payment is due, if the Mortgagee has not received any notice or demand from a Governmental Authority, then the Mortgagor shall, on demand, pay to the Mortgagee additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to the Mortgagee and not reimbursed as set forth herein, or would constitute usury or render the Obligations wholly or partially usurious under applicable law, then the Mortgagee may require the Mortgagor to pay or reimburse the Mortgagee for payment of the lawful and non-usurious portion thereof within ten (10) Business Days after notice thereof. If the Mortgagor fails to pay such amounts within such time, then the Mortgagee may declare the Obligations immediately due and payable.

     Section 2.19 Survey of Mortgaged Property. [Niles/Brunot]

To the best of Mortgagor's knowledge, except as otherwise disclosed in the affidavit attached as Schedule 2.19 (the "Title Affidavit"), there are no unrecorded improvements, additions, easements or rights of way located on the Mortgaged Property that are not shown on that certain survey dated _________ prepared by __________. The Title Affidavit is true and correct in all material respects.

[All others]

To the best of Mortgagor's knowledge, there are no unrecorded improvements, additions, easements or rights of way located on the Mortgaged Property that are not shown on that certain survey dated _________ prepared by __________________.

                                   ARTICLE III
                              DEFAULTS AND REMEDIES

     Section 3.01 Events of Default. It shall be an Event of Default under this Mortgage if any Event of Default (as defined in the Credit Agreement) shall exist under the Credit Agreement, or, without notice or any opportunity to cure, the delivery by or on behalf of the Mortgagor of a notice pursuant to 42 Pa. C.S.A. Section 8143 et seq., as amended, electing to limit the indebtedness secured by this Mortgage.

     Section 3.02 Demand for Payment. Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights and remedies the Mortgagee may have pursuant to the Financing Documents, or as provided at law or in equity, and without limitation, the Obligations and all other amounts payable with respect to this Mortgage shall become due and payable to the extent provided in the Credit Agreement. The Mortgagor hereby waives notice of presentment, demand, protest, acceleration and notice of acceleration. In case the Mortgagor shall fail forthwith to pay such amounts or any amounts due under any provision of this Mortgage upon the Mortgagee's demand, but in accordance with the Credit Agreement, the Mortgagee, in addition to any other rights or remedies provided herein or at law or equity, shall be entitled and empowered to institute an action or proceeding at law or in equity as advised by counsel for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against the Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

     Section 3.03 Possession.

     (a) If an Event of Default shall occur and be continuing, the Mortgagee may enter into possession of the Mortgaged Property, to the maximum extent permitted under applicable Requirements of Law with or without legal action, and by force if necessary; collect therefrom all rentals (which term shall also include sums payable for use, operation and occupation, and all profits, issue and proceeds related thereto) and, after deducting all costs of collection and administration expense, apply the net rentals to any one or more of the following items in such manner and in such order of priority as the Mortgagee, in the Mortgagee's sole discretion, may elect: the payment of any sums due under any prior lien, taxes, water and sewer rents, charges and claims, insurance premiums and all other carrying charges, and to the maintenance, repair or restoration of the Mortgaged Property, and on account and in reduction of the principal and interest, or both, hereby secured; in and for that purpose Mortgagor hereby assigns to the Mortgagee all rentals due and to become due under any lease or leases or rights to use and occupation of the Mortgaged Property hereafter created, as well as all rights and remedies provided in such lease or leases or at law or in equity for the collection of the rentals. If for any reason after such action has been commenced it shall be discontinued or suspended, or possession of the Mortgaged Property shall remain in or be restored to the Mortgagor, the Mortgagee shall have the right for the same Event of Default (during the continuance thereof) or any subsequent Event of Default to bring an amicable action in ejectment before or after the institution of proceedings to foreclose this Mortgage or to enforce the Notes, or other Financing Document, or after a sheriff's sale or judicial sale or other foreclosure sale of the Mortgaged Property in which the Mortgagee is the successful bidder, it being the understanding of the parties that the authorization to pursue such proceedings for obtaining possession is an essential part of the remedies for enforcement of the Mortgage and shall survive any execution sale to the Mortgagee. The foregoing remedy shall not be deemed to have been exhausted by any single exercise thereof, whether or not any such exercise shall be held by any court to be invalid, voidable or void, but may be exercised from time to time, as often as the Mortgagee shall elect, until all sums payable or that may become payable by the Mortgagor have been paid in full.

     (b) If an Event of Default shall occur and be continuing, the Mortgagee may hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary, proper and reasonable maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Mortgaged Property insured, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of the Mortgagor to the same extent as the Mortgagor could in its own name or otherwise with respect to the same or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted to the Mortgagee, all as may from time to time be directed or determined by the Mortgagee to be in its best interest and the Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Regardless of whether or not the Mortgagee has entered or taken possession, the Mortgagee may receive and, so long as any Event of Default exists, collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including reasonable compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions,
(iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as the Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the reasonable compensation, expenses and disbursements of the attorneys and agents of the Mortgagee, the Mortgagee shall apply the remainder of the moneys and proceeds so received in accordance with the terms and conditions of the Deposit Account Agreement and the Intercreditor Agreement.

     (c) Whenever, before any sale of the Mortgaged Property under Section 3.06 hereof, all Obligations that are then due shall have been paid and all Events of Default fully cured, the Mortgagee will surrender possession of the Mortgaged Property back to the Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

     Section 3.04 Right to Cure the Mortgagor's Failure to Perform. Upon the occurrence and during the continuance of an Event of Default, at any time thereafter and without notice, should the Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement or any other Financing Document (with respect to the Mortgaged Property), the Mortgagee may pay, perform or observe the same, and, subject to the limitations set forth in Section 1.02, all payments made or costs or expenses incurred by the Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Rate. The Mortgagee shall make the determination as to the necessity for any such actions and of the amounts to be paid. Subject to the notice provisions of the first sentence of this Section 3.04, to the maximum extent permitted by Requirements of Law, the Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to the Mortgagor, to any person in possession holding under the Mortgagor or to any other person.

     Section 3.05 Right to a Receiver. If an Event of Default shall occur and be continuing the Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents. The Mortgagor hereby consents to such appointment and acknowledges and agrees that the Mortgagee shall be entitled to such appointment without notice and without regard for the adequacy of security for the Obligations or the solvency of the Mortgagor or any party liable for the Obligations and without regard to the then value of the Mortgaged Property and without regard to whether the Mortgagor has committed waste or allowed deterioration of the Mortgaged Property; and the Mortgagee or an agent of the Mortgagee may be appointed as such receiver. The receiver shall have all of the rights and powers permitted under the laws of the Commonwealth of Pennsylvania. The Mortgagor will pay to the Mortgagee upon demand all expenses, including receiver's fees, reasonable attorneys' fees and disbursements that are actually incurred (not as imposed by statute), costs and agent's compensation incurred pursuant to the provisions of this Section 3.05; and, subject to the limitations set forth in Section 1.02, all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Rate.

     Section 3.06 Foreclosure and Sale.

     (a) If an Event of Default shall occur and be continuing, the Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to the Mortgagee by applicable Requirements of Law, this Mortgage or the Security Agreement. In such case, the Mortgagee may commence one or more actions to foreclose this Mortgage at law or in equity, or the Mortgagee may proceed and sell the Mortgaged Property, in accordance with applicable Requirements of Law, to satisfy any Obligation. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by the Mortgagee, in its sole discretion, at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as the Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time as permitted by applicable Requirements of Law thereafter may postpone such sale by public announcement or subsequently noticed sale. Except as otherwise required by applicable Requirements of Law, without further notice, the Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any Person, including the Mortgagor or the Mortgagee or any designee or affiliate thereof, may purchase any portion of the Mortgaged Property at such sale.

     (b) The Mortgaged Property may be sold subject to unpaid taxes and the Permitted Encumbrances and other Permitted Liens, and after deducting all the costs, fees and expenses of the Mortgagee, including costs of evidence of title in connection with the sale, the Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 3.08 hereof.

     (c) Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold. All sums collected by the Mortgagee under this Mortgage or other Financing Documents or under the Notes on account of principal or interest or other amounts owing hereunder including costs of collection and reasonable attorneys' fees, shall be applied in accordance with the terms and conditions of the Deposit Account Agreement and the Intercreditor Agreement.

     (d) If an Event of Default shall occur and be continuing, the Mortgagee may instead of, or in addition to, exercising the rights described in Section 3.06(a) above and either with or without entry or taking possession as herein permitted and as permitted by applicable Requirements of Law, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy
(i) to specifically enforce payment of some or all of the terms of the Financing Documents or the performance of any term, covenant, condition or agreement of this Mortgage or any other right or (ii) to pursue any other remedy available to it, at law or in equity, all as the Mortgagee shall determine most effectual for such purposes.

     Section 3.07 Other Remedies.

     (a) In case an Event of Default shall occur and be continuing, the Mortgagee may also exercise, to the extent not prohibited by applicable Requirements of Law, any or all of the remedies available to a secured party under the UCC, including, to the extent not prohibited by applicable Requirements of Law, the following:

               (i) In the case of personal property, exercise those rights and remedies under other applicable Security Documents.

               (ii) To make such payments and do such acts as the Mortgagee may deem necessary to protect its security interest in the Personal Property including paying, purchasing, contesting or compromising any encumbrance, charge or lien that is prior or superior to the security interest granted hereunder, and, in exercising any such powers or authority, paying all expenses incurred in connection therewith.

               (iii) To enter upon any or all of the Premises or Improvements to exercise the Mortgagee's rights hereunder.

     (b) In connection with a sale of the Mortgaged Property and the application of the proceeds of sale as provided in Section 3.08 of this Mortgage, the Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

     Section 3.08 Application of Sale Proceeds and Rents.

     (a) After any foreclosure sale of all or any of the Mortgaged Property, the Mortgagee shall receive the proceeds of sale, no purchaser shall be required to see to the application of the proceeds and the Mortgagee shall apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by the Mortgagee under this Mortgage in accordance with the Deposit Account Agreement and the Intercreditor Agreement.

     (b) Upon any sale of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

     Section 3.09 The Mortgagor as Tenant Holding Over. If the Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by the Mortgagee, at the Mortgagee's election the Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of Requirements of Law applicable to tenants holding over.

     Section 3.10 Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.

     (a) The Mortgagor will not object to any sale of the Mortgaged Property pursuant hereto, and for itself and all who may claim under it, the Mortgagor waives, to the extent that it lawfully may under applicable Requirements of Law, all right to have the Mortgaged Property marshalled or to have the Mortgaged Property sold as separate estates, parcels, tracts or units in the event of any foreclosure of this Mortgage.

     (b) To the full extent permitted by applicable Requirements of Law, neither the Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead-exemption or redemption laws now or hereafter in force in order to prevent or hinder the enforcement or foreclosure of this Mortgage, the absolute sale of the Mortgaged Property or the final and absolute putting of the purchasers into possession thereof immediately after any sale; and the Mortgagor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully do so, the benefit of all such laws and any and all right to have the assets covered by the security interest created hereby marshalled upon any foreclosure of this Mortgage.

     Section 3.11 Discontinuance of Proceedings. In case the Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of the Mortgagee shall continue as if no such proceeding had been taken.

     Section 3.12 Suits to Protect the Mortgaged Property. During the continuance of an Event of Default, the Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts which may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of the Mortgagee hereunder.

     Section 3.13 Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting the Mortgagor, the Mortgagee shall, to the extent permitted by applicable Requirements of Law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of the Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

     Section 3.14 Possession by the Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of the Mortgagor, any of its property or the Mortgaged Property, the Mortgagee shall be entitled, to the extent not prohibited by applicable Requirements of Law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage in accordance with the terms hereof and applicable Requirements of Law and the Intercreditor Agreement.

     Section 3.15 Waiver.

     (a) No delay or failure by the Mortgagee to exercise any right, power or remedy accruing upon or during the continuance of any Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to the Mortgagee may be exercised from time to time and as often as may be deemed expedient by the Mortgagee. No consent or waiver by the Mortgagee to or of any breach, default or Event of Default by the Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach, default or Event of Default in the performance of the same or any other Obligations by the Mortgagor hereunder. No failure on the part of the Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by the Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by the Mortgagor.

     (b) Even if the Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Financing Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Financing

Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating the Mortgagee's lien on the Mortgaged Property hereunder; no such act or omission shall preclude the Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event and during the continuance of any Event of Default then made or of any subsequent Event of Default; nor, except as otherwise expressly provided in an instrument executed by the Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, the Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

     Section 3.16 Remedies Cumulative. No right, power or remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute; may, to the maximum extent permitted by applicable Requirements of Law, be pursued separately, successively or together against Mortgagor or the Mortgaged Property, or both, at the sole discretion of Mortgagee, and may be exercised as often as occasion therefor shall arise. The delay or failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

                                   ARTICLE IV
                                  MISCELLANEOUS

     Section 4.01 Subordination. Notwithstanding any provision of this Mortgage or any other Financing Document to the contrary, (i) this Mortgage and the security interests created and granted hereby are subject to, subordination and inferior to the security interests created by the Amended and Restated Open-End Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents dated as of the Restructuring Effective Date (the "Amended and Restated Mortgage"), made by the Mortgagor in favor of Bank of America, N.A., as Administrative Agent pursuant to the OPMW Restated Credit Agreement, and all rights, powers and remedies granted to, the OPMW Administrative Agent under the Amended and Restated Mortgage, are subject in all respects to, the terms and conditions of the Intercreditor Agreement, including restrictions on the right of the Mortgagee take possession, hold, use, operate or control the Mortgaged Property, or to give notices, exercise power of attorney rights, direct or receive payments, hold, control or receive delivery of possessory collateral or to exercise remedies under this Mortgage and to apply proceeds of the Mortgaged Property; provided, that if and to the extent the Intercreditor Agreement is amended, supplemented or modified at any time from time to time and such amendment, supplement or modification could reasonably be expected to have any adverse effect on the Mortgagor's rights, duties or obligations hereunder or under any other Financing Document, such amendment, supplement or modification shall not be effective as to the Mortgagor without the Mortgagor's prior written acknowledgment (which acknowledgment shall not be unreasonably conditioned, withheld or delayed) that such amendment, modification or supplement shall be effective for purposes of this Mortgage and the other Financing Documents, (ii) the Mortgagee on behalf of each of the Lenders hereby acknowledges and agrees that the Mortgagor shall not have any duty and obligation with respect to the perfection or priority of this Mortgage and the security interests granted under this Mortgage in and to any of the Mortgaged Property (and no Default or Event of Default shall result or occur) to the extent (a) such Mortgaged Property is in the possession or control of the OPMW Administrative Agent, (b) such Mortgaged Property is not transferred by the OPMW Administrative Agent to the Mortgagee as required pursuant to the Intercreditor Agreement, (c) such perfection or priority requires any consent, approval or other action of the OPMW Administrative Agent, or (d) the OPMW Administrative Agent then maintains a perfected, first priority security interest in and to the Mortgaged Property, and (iii) no obligations contained in this Mortgage shall require the Mortgagor to take or omit to take any action inconsistent with the terms and conditions of the OPMW Deposit Account Agreement and/or the Holdco Deposit Account Agreement and no Default or Event of Default under this Mortgage shall rise or result from the taking or omitting of such action.

     Section 4.02 Partial Invalidity. If any provision hereof, of the Guarantee or of any of the other Financing Documents is invalid or unenforceable in any jurisdiction or under any circumstances, the other provisions hereof, of the Guarantee or of those Financing Documents shall remain in full force and effect in such jurisdiction and the remaining provisions hereof will be liberally construed in favor of the Mortgagee in order to carry out the provisions hereof, of the Guarantee and of such other Financing Documents. The invalidity of any provision of this Mortgage in any jurisdiction or under any circumstances will not affect the validity or enforceability of any such provision in any other jurisdiction or under any other circumstances. If any lien, encumbrance or security interest evidenced or created by this Mortgage is invalid or unenforceable, in whole or in part, as to any part of the Obligations, or is invalid or unenforceable, in whole or in part, as to any part of the Mortgaged Property, such portion, if any, of the Obligations as is not secured by all of the Mortgaged Property hereunder shall be paid prior to the payment of the portion of the Obligations and shall, unless prohibited by applicable laws or unless the Mortgagee, in its sole and absolute discretion, otherwise elects, be deemed to have been first paid on and applied to payment in full of the unsecured or partially secured portion of the Obligations, and the remainder to the secured portion of the Obligations.

     Section 4.03 Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided for in Section 9.1 of the Credit Agreement and shall be given to the Mortgagee at its address or telecopy number set forth in the Credit Agreement and to the Mortgagor at its address or telecopy number set forth on the signature page hereof or at any address or telecopy number which such party shall have specified. Notwithstanding the foregoing, (a) all notices given to the Mortgagee by any person or entity (other than Mortgagor) pursuant to 42 Pa. C.S.A. ss. 8143(c) or (d) shall be in writing and shall be sent exclusively by registered or certified mail, return receipt requested, to the Mortgagee at the address set forth above and (b) all notices given by the Mortgagor to the Mortgagee pursuant to 42 Pa. C.S.A. ss. 8143(c) shall be given to the Mortgagee in writing, by registered or certified mail, return receipt requested, and must be signed by all parties necessary to bind the Mortgagor in accordance with all applicable documents of formation of the Mortgagor and all applicable laws.

     Section 4.04 Successors and Assigns. All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the successors and permitted assigns of the Mortgagor and the successors and assigns of the Mortgagee.

     Section 4.05 Counterparts. This Mortgage may be executed in any number of counterparts and all such counterparts shall together constitute but one and the same instrument.

     Section 4.06 Satisfaction and Cancellation.

     (a) The mortgaging to the Mortgagee of the Mortgaged Property as security and for the benefit of the Mortgagee created and consummated by this Mortgage shall be null and void when all the Obligations (other than contingent liabilities that, by their nature, may accrue after principal and interest the Obligations have been repaid in full) have been indefeasibly paid in full in cash in accordance with the terms of the Financing Documents and all Commitments have been terminated.

     (b)  In connection with any termination or release pursuant to paragraph
(a) to the extent applicable, this Mortgage shall be marked "satisfied" by the Mortgagee, and this Mortgage shall be satisfied of record at the request and at the expense of the Mortgagor. The Mortgagee shall execute any documents reasonably requested by the Mortgagor to accomplish the foregoing or to accomplish any release contemplated by paragraph (a) or (b) of this Section 4.06 and the Mortgagor will pay all costs and expenses, including reasonable attorneys' fees and disbursements actually incurred (not as imposed by statute), incurred by the Mortgagee in connection with the preparation and execution of such documents.

     Section 4.07 Definitions. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) "including" shall mean "including without limitation" or "including but not limited to"; (b) "provisions" shall mean "provisions, terms, covenants and/or conditions"; (c) "lien" shall mean "lien, charge, encumbrance, security interest, mortgage or deed of trust"; (d) "obligation" shall mean "obligation, duty, covenant and/or condition"; and (e) "any of the Mortgaged Property" shall mean "the Mortgaged Property or any part thereof or interest therein." Any act that the Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by the Mortgagee or any person or entity designated by the Mortgagee. Any act which is prohibited to the Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property. Each appointment of the Mortgagee as attorney-in-fact for the Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest.

     Section 4.08 Other Financing Documents. The Mortgagor acknowledges that in addition to this Mortgage, other Financing Documents secure the Obligations. The Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of the Mortgagee and, without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of the Mortgagee to realize upon or protect any Obligation hereby secured or any collateral security therefor including the other Financing Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the other Financing Documents or of any guarantee thereof, and the Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the other Financing Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of the Mortgagee's rights and remedies under any or all of the other Financing Documents shall not in any manner impair the Obligations hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of the Mortgagee hereunder shall not impair the lien of any of the other Financing Documents or any of the Mortgagee's rights and remedies thereunder. The undersigned specifically consents and agrees that the Mortgagee may exercise its rights and remedies hereunder and under the other Financing Documents separately or concurrently and in any order that it may deem appropriate, and the undersigned waives any rights of subrogation until the Obligations are paid in full. In the event of a conflict between the terms and provisions of this Mortgage and the Credit Agreement, both documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of a conflict that cannot be so resolved, the terms and provisions of the Credit Agreement shall control and govern.

     Section 4.09 Subrogation. This Mortgage is made with full substitution and subrogation of the Mortgagee in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

     Section 4.10 Mortgagee Powers. Without affecting the liability of any other Person liable for the payment of any obligations herein mentioned and without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of all unpaid Obligations, from time to time, regardless of consideration and without notice to or consent by the holder of any subordinate lien, encumbrance, right, title or interest in or to the Mortgaged Property, the Mortgagee may (a) release any Persons liable for or on any Obligation, (b) extend the maturity or alter any of the terms of any Obligation, (c) modify the interest rate payable on the principal balance of the Obligations, (d) grant other indulgences, (e) release or reconvey, or cause to be released or reconveyed at any time at the Mortgagee's option any parcel, portion or all of the Mortgaged Property, (f) take or release any other or additional security for any obligations herein mentioned or (g) make compositions or other arrangements with debtors in relation thereto.

     Section 4.11 Enforceability of Mortgage. This Mortgage is deemed to be and may be enforced from time to time as an assignment, chattel mortgage, contract, deed of trust, deed to secure debt, financing statement, real estate mortgage or security agreement, and from time to time as any one or more thereof, as is appropriate under applicable laws. A carbon, photographic or other reproduction of this Mortgage or any financing statement in connection herewith shall be sufficient as a financing statement for any and all purposes.

     Section 4.12 Amendments. No amendment, modification or waiver of any provision of this Mortgage and no consent to any departure by the Mortgagor or the Mortgagee therefrom shall in any event be effective unless the same shall be in writing and shall be executed and delivered in accordance with Section 9.02 of the Credit Agreement, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 4.13 Applicable Law. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

     Section 4.14 Limitation of Recourse. The obligations of the Mortgagor hereunder and under the other Financing Documents are obligations solely of the Mortgagor (other than as expressly assumed by any Credit Party or OPMW Credit Party pursuant to any Financing Document) and shall not constitute a debt or obligation of any direct or indirect member, partner or shareholder of the Mortgagor or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by the Mortgagor under this Mortgage and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by the Mortgagor evidenced by this Mortgage. No property or assets of any Non-Recourse Party other than as contemplated in the Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against the Mortgagor with respect to this Mortgage or the other Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party, OPMW Credit Party or any other Non-Recourse Party (a) in accordance with the terms of any Transaction Document or Financing Document creating such liabilities and obligations to which such Credit Party, OPMW Credit Party or Non-Recourse Party is a party, or (b) arising from liability pursuant to applicable Requirements of Law for such Credit Party's, OPMW Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of Section 6.10 of the OPMW Restated Credit Agreement.

     IN WITNESS WHEREOF, this Mortgage has been duly authorized and has been executed and delivered, under seal, to the Mortgagee by the Mortgagor on the date first above written.

                                          ORION POWER MIDWEST, L.P.


                                          By: Orion Power MidWest GP, Inc.,
        [Embossed corporate seal]             its general partner


ATTEST:                                       By:
        ------------------------------            ------------------------------
        [Assistant] Secretary                     Name:
                                                  Title:



                                          1111 Louisiana Street
                                          Houston, TX 77002
                                          Attn: Senior Vice President - Finance
                                          Ph.: (713) 207-3160
                                          Fax: (713) 207-0988

                                          With a copy to:
                                          1111 Louisiana Street
                                          Houston, TX 77002
                                          Attn.:  General Counsel
                                          Ph.: (713) 207-7265
                                          Fax: (713) 393-0140

                                 ACKNOWLEDGMENT

STATE OF _________________:
                             :  ss.
COUNTY OF ________________:


     On this _____ day of _____, 20__, before me the Subscriber, personally appeared _____________________________, who acknowledged him/herself to be the __________________ of ORION POWER MIDWEST GP, INC., a Delaware corporation, which is the general partner of Orion Power MidWest, L.P., a Delaware limited partnership, and that he/she, as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation in such capacity by him/herself as such officer.

     IN WITNESS WHEREOF, I hereunto set my hand and notarial seal.


                                        ----------------------------------------
                                                  [Notarial Seal]
Notary Public

                                        My Commission Expires:

                            CERTIFICATE OF RESIDENCE

     The undersigned certifies that the residence address of the Mortgagee is:

                                        Bank of America, N.A.
                                        Bank of America Corporate Center
                                        101 North Tryon Street
                                        NCI-001-08-19
                                        Charlotte, NC  28255
                                        Attention: Laura S. Ryan


                                        ----------------------------------------
                                        On behalf of the Mortgagee





Attachments:

Exhibit A   - The Land
Exhibit B   - The Permitted Encumbrances

                                    EXHIBIT A

                                Legal Description

                                [To be attached]

                                    EXHIBIT B

                             Permitted Encumbrances

     All matters listed as title exceptions on Schedule B Part I of Fidelity National Title Insurance Company of New York Lender's Policy of Title Insurance bearing Title No.; NYN99-4444PA(A), Order No. PA 1008A, as endorsed by Endorsement Number ____________.

                                                                     EXHIBIT N-3
                                                                          TO THE
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT


Twelvepole Creek, West Virginia (Second)

Wayne County, West Virginia

================================================================================

                           A CREDIT LINE DEED OF TRUST

                 CREDIT LINE DEED OF TRUST, SECURITY AGREEMENT,
                FIXTURE FILING AND ASSIGNMENT OF LEASES AND RENTS
                      (COLLATERAL IS OR INCLUDES FIXTURES)

                          DATED AS OF OCTOBER 28, 2002

                                      FROM

                             TWELVEPOLE CREEK, LLC,

                                     GRANTOR

                                       TO

                     MARY CLARE EROS AND WILLIAM J. POWELL,

                                     TRUSTEE

                                   IN FAVOR OF

                             BANK OF AMERICA, N.A.,

                             AS ADMINISTRATIVE AGENT

                     FOR THE BENEFIT OF THE SECURED PARTIES,

                                   BENEFICIARY

              WALKERS BRANCH OF TWELVEPOLE CREEK, CEREDO DISTRICT,

                           WAYNE COUNTY, WEST VIRGINIA

         THIS DEED OF TRUST DOES NOT COVER REAL PROPERTY PRINCIPALLY IMPROVED OR TO BE IMPROVED BY ONE OR MORE STRUCTURES CONTAINING IN THE AGGREGATE NOT MORE THAN SIX RESIDENTIAL DWELLING UNITS, EACH DWELLING UNIT HAVING ITS OWN SEPARATE COOKING FACILITIES.



                              Record and return to:
                                McGuireWoods LLP
                        Bank of America Corporate Center
                       100 North Tryon Street, Suite 2900
                         Charlotte, North Carolina 28202
                        Attention: Marvin L. Rogers, Esq.

================================================================================

                                                     TABLE OF CONTENTS


Article           Section                                                                                      Page

ARTICLE I OBLIGATIONS AND THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE GRANTOR............................6
   SECTION 1.01          Obligations..............................................................................6
   SECTION 1.02          Continuing Security......................................................................7
   SECTION 1.03          Maximum Secured Amount...................................................................7
   SECTION 1.04          Title....................................................................................7
   SECTION 1.05          Credit Agreement.........................................................................8
   SECTION 1.06          Payment of Taxes, Liens and Charges......................................................8
   SECTION 1.07          Payment of Closing Costs.................................................................9
   SECTION 1.08          Maintenance and Operations; Plans; Use...................................................9
   SECTION 1.09          Insurance...............................................................................10
   SECTION 1.10          [INTENTIONALLY OMITTED.]................................................................10
   SECTION 1.11          [INTENTIONALLY OMITTED.]................................................................10
   SECTION 1.12          Assignment of Leases and Rents..........................................................10
   SECTION 1.13          Restrictions on Transfers and Encumbrances..............................................12
   SECTION 1.14          Security Agreement......................................................................12
   SECTION 1.15          Filing and Recording....................................................................13
   SECTION 1.16          Contract Collateral.....................................................................14
   SECTION 1.17          INTENTIONALLY OMITTED...................................................................14
   SECTION 1.18          Further Assurances......................................................................14
   SECTION 1.19          Additions to Trust Property.............................................................14
   SECTION 1.20          No Claims Against the Trustee or the Beneficiary........................................15
   SECTION 1.21          Change in Tax Law.......................................................................15
   SECTION 1.22          Ground Lease............................................................................15
   SECTION 1.23          Survey of Mortgaged Property............................................................17

ARTICLE II DEFAULTS AND REMEDIES.................................................................................17
   SECTION 2.01          Events of Default.......................................................................17
   SECTION 2.02          Demand for Payment......................................................................17
   SECTION 2.03          Rights to Take Possession, Operate and Apply Revenues...................................18
   SECTION 2.04          Right to Cure the Grantor's Failure to Perform..........................................19
   SECTION 2.05          Right to a Receiver.....................................................................19
   SECTION 2.06          Foreclosure and Sale....................................................................19
   SECTION 2.07          Other Remedies..........................................................................21
   SECTION 2.08          Application of Sale Proceeds and Rents..................................................21
   SECTION 2.09          The Grantor as Tenant Holding Over......................................................22
   SECTION 2.10          Waiver of Appraisement, Valuation, Stay, Extension and Redemption
                         Laws....................................................................................22
   SECTION 2.11          Discontinuance of Proceedings...........................................................22
   SECTION 2.12          Suits to Protect the Trust Property.....................................................22
   SECTION 2.13          Filing Proofs of Claim..................................................................22

Article           Section                                                                                      Page
   SECTION 2.14          Possession by the Beneficiary...........................................................23
   SECTION 2.15          Waiver..................................................................................23
   SECTION 2.16          Remedies Cumulative.....................................................................24

ARTICLE III MISCELLANEOUS........................................................................................24
   SECTION 3.01          Subordination...........................................................................24
   SECTION 3.02          Partial Invalidity......................................................................25
   SECTION 3.03          Notices.................................................................................25
   SECTION 3.04          Successors and Assigns..................................................................25
   SECTION 3.05          Counterparts............................................................................26
   SECTION 3.06          Satisfaction and Cancellation...........................................................26
   SECTION 3.07          Definitions.............................................................................26
   SECTION 3.08          Other Financing Documents...............................................................26
   SECTION 3.09          The Trustee's Powers and Liabilities....................................................27
   SECTION 3.10          Subrogation.............................................................................28
   SECTION 3.11          Beneficiary Powers......................................................................28
   SECTION 3.12          Enforceability of Deed of Trust.........................................................29
   SECTION 3.13          Amendments..............................................................................29
   SECTION 3.14          Applicable Law..........................................................................29
   SECTION 3.15          Limitation of Recourse..................................................................29

                 CREDIT LINE DEED OF TRUST, SECURITY AGREEMENT,
                          FIXTURE FILING AND ASSIGNMENT
                               OF LEASES AND RENTS


         THIS CREDIT LINE DEED OF TRUST, SECURITY AGREEMENT, FIXTURE FILING AND ASSIGNMENT OF LEASES AND RENTS dated as of October 28, 2002 (this "Deed of Trust"), is made by TWELVEPOLE CREEK, LLC, a Delaware limited liability company, having an office at 305 6th Street West, P.O. Box 429, Ceredo, West Virginia 25507-0429, (the "Grantor"), to Mary Clare Eros, a resident of Jefferson County, West Virginia and William J. Powell, a resident of Berkley County, West Virginia (hereinafter jointly referred to as "Trustee"), having an office at c/o Jackson & Kelly PLLC, 310 West Burke Street, Martinsburg, West Virginia 25401, in favor of BANK OF AMERICA, N.A., as Administrative Agent for the benefit of the Secured Parties referred to in the Credit Agreement (as defined below), having an office at 101 North Tryon Street, NC1-001-08-19, Charlotte, NC 28255 (in such capacity, together with its successors, substitutes and assigns, the "Beneficiary").

                                    RECITALS:

         A. Reference is hereby made, for all purposes, to (i) that certain Amended and Restated Credit Agreement dated as of October 28, 2002 (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Orion Power New York, L.P., a Delaware limited partnership as borrower ("Orion Power"), Banc of America Securities LLC and BNP Paribas, as Lead Arrangers and Joint Book Runners, each other financial institution which is a signatory thereto or which may hereafter become an assignee pursuant to Section 9.06 of the Credit Agreement (each, a "Lender" and collectively the "Lenders"), and the Beneficiary, as Issuing Bank and Administrative Agent, Union Bank of California, N.A., CoBank, ACB and Deutsche AG New York and/or Cayman Island Branch, as Documentation Agents and BNP Paribas, as Syndication Agent, (ii) all other documents and instruments that are collectively defined as the "Financing Documents" in the Credit Agreement. A copy of the Credit Agreement is available during normal business hours, upon two days notice, at the offices of the Grantor. All capitalized terms not expressly defined in this Deed of Trust shall have the meaning given to them in the Credit Agreement; provided that the following terms shall have the meaning set forth in the OPMW Restated Credit Agreement: "Acceptable Reserves", "Default Rate", "Liens", "Permitted Liens", "Prudent Industry Practice" and "Requirements of Law". Pursuant to the Credit Agreement, the Acquisition Lenders have extended, upon the terms and subject to the conditions of the Credit Agreement, credit to Orion Power in the aggregate principal amount of up to $352,549,541.00 in the form of Acquisition Loans as evidenced by promissory notes having a final maturity date of no later than October 28, 2005. In addition to the Acquisition Loans and pursuant to the Credit Agreement, the Working Capital Lenders have also extended, or have agreed to extend, credit to Orion Power in the form of certain Working Capital Loans in an aggregate principal amount of up to $30,000,000.00 as evidenced by promissory notes having a final maturity date of no later than October 28, 2005.

         B. The Grantor, Orion Power Midwest, L.P., Orion Power Midwest GP, Inc. and Orion Power LP, Inc. have entered into a Guarantee Agreement dated as of October 28, 2002 (the "Guarantee") in favor of the --------- Administrative Agent for the benefit of the Secured Parties.

         C. The obligation of the Lenders to make the Loans is conditioned upon, among other things, the execution and delivery by the Grantor of this Deed of Trust to secure, subject to the limitations set forth in Section 1.03, the due and punctual payment and performance of the Obligations (defined below).

                                GRANTING CLAUSES

         NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged and in order to secure the due and punctual payment and performance of the Obligations and intending to be legally bound hereby, the Grantor hereby gives, grants, bargains, sells, aliens, confirms, transfers, sets over, pledges, enfeoffs, assigns, hypothecates and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Trustee IN TRUST FOREVER, with power of sale, and with deed of trust covenants, subject to Permitted Encumbrances (as hereinafter defined) and other Permitted Liens, a second priority lien in all the following described property whether now owned or held or hereafter acquired (collectively, the "Trust Property");

                  (1) (a) the parcel or parcels of land located in Wayne County, West Virginia, as more particularly described on Exhibit A-1 hereto (the "Fee Interest Land") and (b) the leasehold estate created by and all right, title and interest of the lessee or tenant in, to and under that certain Lease by and between The County Commission of Wayne County, West Virginia, as lessor (the "Ground Lessor") and the Grantor, as lessee, dated as of July 1, 2000, as amended pursuant to that certain First Amendment to Lease Agreement dated June 1, 2001 (the Lease as amended by the First Amendment to Lease Agreement is hereafter referred to as the "Ground Lease"), a memorandum of which Ground Lease is recorded in the office of the Clerk of the County Commissioner of Wayne County, West Virginia, in Book 31, page 582, covering the parcel or parcels of land located in Wayne County, West Virginia, as more particularly described on Exhibit A-2 hereto (the "Leasehold Land" and, together with the Fee Interest Land, the "Land"), together with any after-acquired estate of the Grantor in the Leasehold Land and any option to purchase the Leasehold Land now or hereafter existing in favor of the Grantor, and in the case of each of (a) and (b) above, together with all rights appurtenant thereto, including without limitation, all strips and gores within or adjoining the Land, all estate, right, title, interest, claim or demand of Grantor in the streets, roads, sidewalks, alleys and ways adjacent thereto (whether or not vacated and whether public or private and whether open or proposed), all easements over adjoining land granted by any easement agreements, covenants or restrictive agreements, all of the tenements, hereditaments, easements, reciprocal easement agreements, rights pursuant to any trackage agreement, rights to the use of common drive entries, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, dower and right of dower, curtesy and right of curtesy, all of the air space and right to use air space above such property, all transferable development rights arising therefrom or transferred thereto, all water and water rights and water rights applications (whether riparian, appropriative or otherwise, and whether or not appurtenant), all pumps, pumping plants, pipes, flumes and ditches thereunto appertaining, all rights and ditches for irrigation, all utility rights, sewer rights, and any shares of stock evidencing the same, all oil, gas and other minerals and mineral substances (which term shall include all gypsum, anhydrite, coal, lignite, hydrocarbon or other fossil materials or substances, fissionable materials or substances and all other minerals of any kind or character, whether gaseous, liquid or hard minerals, whether similar or dissimilar to those named, whether now or hereafter found to exist and whether associated with the surface or mineral estate) in, on or under the Land or produced, saved or severed from the Land, all mineral, mining, gravel, oil, gas, hydrocarbon rights and other rights to produce or share in the production of anything related to such property, all drainage, crop, timber, agricultural, and horticultural rights with respect to such property, and all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in any way appertaining thereto, and all claims or demands of the Grantor, either at law or in equity, in possession or expectancy, now or hereafter acquired, of, in or to the same (the Land and all of the foregoing being sometimes referred to herein collectively as the "Premises");

                  (2) all of the Grantor's right, title and interest in and to all buildings, improvements, fixtures and other structures or improvements of any kind now or hereafter erected or located upon the Land, including, but not limited to, all building materials, water, sanitary and storm sewers, drainage, electricity, steam, gas, telephone and other utility facilities, parking areas, roads, driveways, walks and other site improvements; and all additions and betterments thereto and all renewals, substitutions and replacements thereof, owned or to be owned by the Grantor or in which the Grantor has or shall acquire an interest, to the extent of the Grantor's interest therein, now or hereafter erected or located upon the Land (collectively, the "Improvements");

                  (3) AND AS INDEPDENT AND SEPARATE SECURITY for the payment of the Indebtedness and the performance of the obligations and the covenants and agreements secured hereby, all of the Grantor's right, title and interest in and to the following (collectively, the "Personal Property"):

                           (a) All personal property and fixtures of every kind
                  and nature whatsoever which are now or hereafter located on, attached to, incorporated in (regardless of where located) or affixed to the Premises or the Improvements or used or useful in connection with the ownership, construction, maintenance, repair, reconstruction, alteration, addition, improvement, operation, mining, use or occupancy of the Premises or the Improvements, including, without limitation, all goods, inventory, construction materials, equipment, mining equipment, tools, furniture, furnishings, fittings, fixtures, supplies, computers and computer programs, carpeting, draperies, blinds, window treatments, racking and shelving systems, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, incinerating and/or compacting plants, systems and equipment, elevators, escalators, appliances, stoves, ranges, refrigerators, vacuum, window washing and other cleaning and building service systems, call systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, cables, antennae, pipes, ducts, conduits, machinery, apparatus, motors, dynamos, engines, compressors, generators, boilers, stokers, furnaces, pumps, tanks, appliances, garbage systems and pest control systems and all of the Grantor's present and future "goods", "equipment" and "fixtures" (as such terms are defined in the Uniform Commercial Code in effect in the State where the Premises are located) and other personal property, including without limitation any such personal property and fixtures which are leased, and all repairs, attachments, betterments, renewals, replacements, substitutions and accessions thereof and thereto; and

                           (b) all general intangibles now owned or hereafter
                  acquired by the Grantor and relating to the design, development, operation, management and use of the Premises or the Improvements, including, but not limited to, all contract rights, trademarks, trade names, logos and other rights relating to the name and style under which the Premises and the Improvements are operated;

                  (4) all of the Grantor's right, title and interest in and to all approvals, authorizations, building permits, certificates of occupancy, zoning variances, use permits, certifications, entitlements, exemptions, franchises, licenses, orders, variances, plat plan approvals, environmental approvals, air pollution authorities to construct and permits to operate, sewer and waste discharge permits, national pollutant discharge elimination system permits, water permits, zoning and land use entitlements and all other permits, whether now existing or hereafter issued to or obtained by or on behalf of the Grantor, that relate to or concern in any way the Premises or the Improvements and are given or issued by any governmental or quasi-governmental authority, whether now existing or hereafter created (as the same may be amended, modified, renewed or extended from time to time, and including all substitutions and replacements therefor), all rights under and pursuant to all construction, service, engineering, consulting, management, access, supply, leasing, architectural and other similar contracts relating in any way to the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all rights under all purchase agreements, sales agreements, option contracts, land contracts and contracts for the sale of oil, gas and other minerals, or any of them, that relate to or concern in any way the Premises or the Improvements, all abstracts of title, architectural, engineering or construction drawings, plans, specifications, operating manuals, computer programs, computer data, maps, surveys, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (collectively, the "Permits, Plans and Contracts");

                  (5) all of the Grantor's interest in and rights under all leases or licenses (under which the Grantor is landlord or licensor) and subleases (under which the Grantor is sublandlord), concession, franchise, management, mineral or other agreements relating to the use or occupancy of the Premises or the Improvements or any part thereof for any purpose, or the extraction or taking of any gas, oil, water or other minerals from the Premises, whether now or hereafter existing or entered into (including any use or occupancy arrangements created pursuant to Section 365(d) of the Bankruptcy Code (as defined in Section 1.01) or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or occupant of any portion of the Premises or the Improvements), and all guaranties thereof and all amendments, modifications, supplements, extensions or renewals thereof (collectively, the "Leases"), and all rents, issues, profits, revenues, charges, fees, receipts, royalties, proceeds from the sale of oil, gas and/or other minerals (whether gaseous, liquid or hard minerals, whether similar or dissimilar to those named and whether associated with the surface or mineral estate), accounts receivable, cash or security deposits and other deposits (subject to the prior right of the tenants making such deposits) and income, and other benefits now or hereafter derived from any portion of the Premises or the Improvements or the use or occupancy thereof (including any payments received pursuant to Section 502(b) of the Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or other occupants of any portion of the Premises or the Improvements and all claims as a creditor in connection with any of the foregoing) and all payments of a similar nature, now or hereafter, including during any period of redemption, derived from the Premises or the Improvements or any other portion of the Trust Property and all proceeds from the cancellation, surrender, sale or other disposition of the Leases (collectively, the "Rents");

                  (6) all of the Grantor's right, title and interest in and to all refunds or rebates of real and personal property taxes or charges in lieu of taxes, heretofore or now or hereafter assessed or levied against all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, including interest thereon, and the right to receive the same, whether such refunds or rebates relate to fiscal periods before or during the term of this Deed of Trust;

                  (7) all of the Grantor's right, title and interest in and to all insurance policies and the proceeds thereof, now or hereafter in effect with respect to all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, including, without limitation, any and all title insurance proceeds, and all unearned premiums and premium refunds, accrued, accruing or to accrue under such insurance policies, and all awards made for any taking of or damage to all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, by eminent domain, or by any purchase in lieu thereof, and all awards resulting from a change of grade of streets or for severance damages, and all other proceeds of the conversion, voluntary or involuntary, of all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, into cash or other liquidated claims, and all judgments, damages, awards, settlements and compensation (including interest thereon) heretofore or hereafter made to the present and all subsequent owners of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, or any part thereof for any injury to or decrease in the value thereof for any reason;

                  (8) All of the Grantor's right, title and interest in and to the following:

                           (a) all right, in the name and on behalf of the
                  Grantor, to appear in and defend any action or proceeding brought with respect to all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, and to commence any action or proceeding to protect the interest of the Grantor in all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts;

                           (b) all right and power to encumber further all or
                  any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, or any part thereof;

                           (c) all rights, titles, interests, estates or other
                  claims, both in law and in equity, which the Grantor now has or may hereafter acquire in any of the Premises, the Improvements, the Personal Property, the Leases, the Rents or the Permits, Plans and Contracts, or in and to any greater estate in all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts;

                           (d) all property hereafter acquired or constructed by
                  the Grantor of the type described above which shall forthwith, upon acquisition or construction thereof by the Grantor and without any act or deed by any party, become subject to the lien and security interest of this Deed of Trust as if such property were now owned by the Grantor and were specifically described in this Deed of Trust and were specifically conveyed or encumbered hereby;

                           (e) all options to purchase, rights of first refusal,
                  renewal rights and other rights and interests of the Grantor under the Ground Lease; and

                  (9) All accessions, additions or attachments to, and proceeds or products of, any of the foregoing.

         TO HAVE AND TO HOLD the Trust Property and the rights and privileges hereby granted and conveyed or intended to be, unto the Trustee, its successors and assigns for the uses and purposes herein set forth, for the benefit and security of the Beneficiary, subject only to the Permitted Encumbrances (as hereinafter defined) and other Permitted Liens, and to satisfaction and cancellation as provided in Section 3.06 hereof, IN TRUST, upon the terms and conditions set forth herein.

                                   ARTICLE I
                      OBLIGATIONS AND THE REPRESENTATIONS,
                     WARRANTIES AND COVENANTS OF THE GRANTOR

         SECTION 1.01 Obligations. This Deed of Trust is executed, acknowledged and delivered by the Grantor to secure and enforce, and the Trust Property is security for, the due and punctual payment and performance of all obligations of Orion Power under the Guarantee (the

"Obligations"). Copies of all documents evidencing the Obligations are available during normal business hours, upon two days notice, at the offices of the Grantor.

         SECTION 1.02 Continuing Security. This Deed of Trust shall secure and shall continue to secure the entire outstanding amount of the Obligations up to the Maximum Secured Amount until all of the Obligations have been paid in full.

         SECTION 1.03 Maximum Secured Amount. THIS IS A CREDIT LINE DEED OF TRUST FOR THE PURPOSES OF W. VA., CODE ss.38-1-14, AND SECURES A MAXIMUM AMOUNT NOT TO EXCEED THREE HUNDRED EIGHTY TWO MILLIONT FIVE HUNDRED FORTY-NINE THOUSAND FIVE HUNDRED FORTY-ONE AND 11/100 Dollars ($382,549,541.00) and this Deed of Trust is also security for the payment of all sums due and payable pursuant to the Guarantee. This Deed of Trust secures future advances that are intended to be obligatory that the Beneficiary has agreed to make in accordance with the provisions of the Credit Agreement and this Deed of Trust.

         The Grantor agrees, covenants, represents and warrants as follows:

         SECTION 1.04 Title.

                  (a) The Grantor has (i) good, marketable, indefeasible, fee simple title to the Fee Interest Land and Improvements related thereto,
         (ii) good, marketable and indefeasible title to its interest in the Ground Lease and the Improvements related to the Leasehold Land, and
         (iii) good and marketable title to or valid leasehold, easement or right-of-way interests in, all of the other Trust Property, except in each case where the failure to have such title or interest could not reasonably be expected to have a material adverse effect on the Trust Property. This Deed of Trust is and will remain a valid and enforceable lien on (x) the Trust Property in respect of the Fee Interest Land and
         (y) the leasehold estate created by the Ground Lease and the other Trust Property in respect of the Leasehold Land, subject to no Liens other than the exceptions and encumbrances set forth in Exhibits B-1 and B-2, respectively, attached hereto (collectively, the "Permitted Encumbrances") and other Permitted Liens, including the Amended and Restated Deed of Trust (as defined below).

                  (b) [INTENTIONALLY OMITTED.]

                  (c) The Grantor has good and lawful right and full power and authority to encumber or grant a security interest in the Trust Property. The Grantor will forever warrant and defend its title to the Trust Property, the rights of the Beneficiary therein under this Deed of Trust and the validity and priority of the lien of this Deed of Trust thereon against the claims of all persons and parties except those having rights under the Permitted Encumbrances or other Permitted Liens and including the Amended and Restated Deed of Trust (as defined below) to the extent of those rights.

                  (d) This Deed of Trust, when duly recorded in the appropriate public records and when financing statements are duly filed in the appropriate public records, will create a valid, perfected and enforceable lien upon and security interest in, as applicable, all the material Trust Property in which a security interest can be perfected.

         SECTION 1.05 Credit Agreement.

                  (a) This Deed of Trust is given pursuant to the Credit Agreement. Subject to and without limited Section 3.07 hereof, each and every term and provision of the Credit Agreement, including the rights, remedies, obligations, covenants, conditions, agreement, indemnities, representations and warranties of the parties thereto shall be considered as if a part of this Deed of Trust. Subject to the limitations set forth in Section 1.03, this Deed of Trust secures all present and future Indebtedness of the Grantor in respect of the Guarantee and all other Obligations from time to time owing under the Guarantee.

                  (b) If any remedy or right of the Trustee or the Beneficiary pursuant hereto is acted upon by the Trustee or the Beneficiary or if any actions or proceedings (including any bankruptcy, insolvency or reorganization proceedings) are commenced in which the Trustee or the Beneficiary is made a party and is obliged to defend or uphold or enforce this Deed of Trust or the rights of the Trustee or the Beneficiary hereunder or the terms of any Lease, or if a condemnation proceeding is instituted affecting the Trust Property, the Grantor will pay all sums, including reasonable attorneys' fees and disbursements, actually incurred (not as imposed by statute) by the Trustee or the Beneficiary related to the exercise of any remedy or right of the Trustee or the Beneficiary pursuant hereto or for the expense of any such action or proceeding together with all other costs (not as imposed by statute), disbursements and allowances, interest thereon from the date of demand for payment thereof at the Default Rate, and such sums and the interest thereon shall, to the extent permissible by applicable Requirements of Law, be a lien on the Trust Property prior to any right, title to, interest in or claim upon the Trust Property attaching or accruing subsequent to the recording of this Deed of Trust and, subject to the limitations set forth in Section 1.03, shall be secured by this Deed of Trust to the extent permitted by applicable Requirements of Law.

                  (c) Any payment of amounts due under this Deed of Trust not made on or before the due date for such payments shall accrue interest daily without notice from the due date until paid at the Default Rate, and such interest at the Default Rate shall be immediately due upon demand by the Trustee or the Beneficiary.

         SECTION 1.06 Payment of Taxes, Liens and Charges

                  (a) The Grantor will pay and discharge (whether by it or any Affiliate, or otherwise) from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all taxes, assessments and governmental charges, levies or obligations lawfully imposed upon or assessed against the Grantor, the Trust Property or any part thereof or upon the Rents from the Trust Property or arising in respect of the occupancy, use or possession thereof and all lawful claims or obligations that, if unpaid, would become a Lien upon the Trust Property or upon any part thereof; except as the validity or amount of such taxes, assessments, charges, levies or obligations may be contested by the Grantor in accordance with Section 5.12 of the Credit Agreement. Upon the reasonable written request of the Administrative Agent, the Grantor shall promptly deliver to the Administrative Agent, at the same place as designated in Section 3.03 below, reasonably satisfactory evidence that all payments required under this Section 1.06 have been timely made.

                  (b) In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Deed of Trust or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by the Beneficiary, either directly or indirectly, on this Deed of Trust or any of the Financing Documents or to require an amount of taxes to be withheld or deducted therefrom, upon obtaining actual knowledge thereof, the Grantor will promptly notify the Beneficiary of such event. In such event the Grantor shall (i) agree to enter into such further instruments as may be reasonably necessary or desirable to obligate the Grantor to make any applicable additional payments and (ii) the Grantor shall make all such additional payments, except as such law, order, rule, regulation or payment may be contested by the Grantor in good faith and by appropriate proceedings and pursuant to which Acceptable Reserves have been established.

         SECTION 1.07 Payment of Closing Costs. The Grantor shall pay all reasonable costs in connection with, relating to or arising out of the preparation, execution and recording of this Deed of Trust, including title company premiums and charges, inspection costs, survey costs, recording fees and taxes (including without limitation all West Virginia Deed of Trust Recording Taxes and any other applicable deed of trust recording taxes), reasonable attorneys', engineers', appraisers' and consultants' fees and disbursements and all other similar reasonable expenses of every kind.

         SECTION 1.08 Maintenance and Operations; Plans; Use.

                  (a) The Grantor will, subject to Section 6.11 of the OPMW Restated Credit Agreement and Section 8.11 of the Twelvepole Guarantee,
         (i) operate and maintain the Trust Property in accordance with Prudent Industry Practice and all applicable material Requirements of Law, except when being contested in good faith and by appropriate proceedings and as to which Acceptable Reserves have been established, or except where the failure to so operate and maintain the Trust Property could not be reasonably expected to have a material adverse effect on the Trust Property, and (ii) keep proper books of records and accounts in which full, true and correct entries shall be made of all entries shall be made of all of its transactions in accordance with GAAP.

                  (b) The Grantor shall at all times comply with its material obligations under all recorded restrictions, conditions, easements and covenants ("Restrictive Covenants") encumbering the Land and shall duly enforce its rights under all Restrictive Covenants encumbering other property for the benefit of the Land and/or the Improvements, except where the failure to so comply could not reasonably be expected to have a material adverse effect on the Trust Property. If the Grantor receives any notice (whether oral or written) that any Restrictive Covenant has been violated, which violation would be reasonably likely to have a material adverse effect on the Trust Property, the Grantor shall promptly notify the Beneficiary and take such steps as the Beneficiary may reasonably require to correct such violation.

         SECTION 1.09 Insurance. The Grantor will keep the Trust Property insured against such risks, and in the manner, required by the terms of Section
5.06 of the OPMW Restated Credit Agreement. All premiums due under all insurance policies required to be maintained under Section 5.06 of the OPMW Restated Credit Agreement shall be paid timely by, or on behalf of, the Grantor.

         SECTION 1.10 [INTENTIONALLY OMITTED.]

         SECTION 1.11 [INTENTIONALLY OMITTED.]

         SECTION 1.12 Assignment of Leases and Rents.

                  (a) The Grantor hereby irrevocably and absolutely grants, transfers and assigns to the Beneficiary all of its right, title and interest in and to all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by Orion Power and the Grantor of the Obligations. The Grantor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Lease or its respective Rents to anyone other than the Beneficiary, except as otherwise permitted under the OPMW Restated Credit Agreement and the other Financing Documents (as defined in the OPMW Credit Agreement).

                  (b) Without the Beneficiary's prior written consent, the Grantor will not (i) modify, amend, terminate or consent to the cancellation or surrender of any Lease or (ii) consent to an assignment of any tenant's interest in any Lease or to a subletting thereof covering a material portion of the Trust Property, except, in each case, (x) as may be permitted by this Deed of Trust or the OPMW Credit Agreement or (y) to the extent such modification, amendment, termination or consent would reasonably be expected to have a material adverse effect on the Trust Property.

                  (c) Subject to Section 1.12(d) below, the Grantor has assigned and transferred to the Beneficiary all of the Grantor's right, title and interest in and to the Rents now or hereafter arising, it being intended that this assignment establish, subject to Section 1.12(d) below, an absolute transfer and assignment of all Rents and all Leases to the Beneficiary and not merely to grant a security interest therein. The Grantor shall have the license and right, subject to automatic revocation as provided in Section 1.12(d) below, to operate and rent, lease or let all or any portion of the Trust Property and to collect, but not more than one month prior to accrual, all of the Rents. As provided in Section 1.12(d) below, the license granted by this Section 1.12(c) is subject to automatic revocation and thereafter the Beneficiary may, in the Grantor's name and stead (with or without first taking possession of any of the Trust Property personally or by receiver as provided herein) operate the Trust Property and rent, lease or let all or any portion of any of the Trust Property to any party or parties at such rental and upon such terms as the Beneficiary shall, in its sole discretion, determine, and may collect and have the benefit of all of such Rents arising from or accruing at any time thereafter or that may thereafter become due.

                  (d) As long as no Event of Default has occurred and is continuing, the license granted under Section 1.12(c) above shall be effective and the Beneficiary shall not exercise any of its rights under Section 1.12(c) above, and the Grantor shall receive and collect the Rents accruing under any Lease pursuant to the revocable license granted therein; but upon the occurrence and during the continuance of any Event of Default, the license granted under Section 1.12(c) above shall be deemed to be automatically revoked and shall terminate automatically without notice and the Beneficiary shall be entitled to all of the Rents without the necessity of the Beneficiary's taking any action whatsoever, and the Rents shall thereupon be deemed to be cash collateral for all purposes, including for purposes of Section 363 of the Bankruptcy Code. Upon the occurrence and during the continuance of any Event of Default, the Beneficiary may receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof. Upon the occurrence and during the continuance of an Event of Default, the Grantor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by the Beneficiary to any such tenant or any of such tenant's successors in interest, and thereafter to pay Rents to the Beneficiary without any obligation or right to inquire as to whether an Event of Default actually exists and even if notice to the contrary is received from the Grantor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to the Beneficiary. Each tenant or any of such tenant's successors in interest from whom the Beneficiary or any officer, agent, attorney or employee of the Beneficiary shall have collected any Rents, shall be authorized to pay Rents to the Grantor only after such tenant or any of such tenant's successors in interest shall have received written notice from the Beneficiary that the Event of Default is no longer continuing, which notice the Beneficiary shall be obligated to give if the Beneficiary determines in its reasonable discretion that such Event of Default is no longer continuing (or if ordered by a court or arbitrator with jurisdiction), unless and until a further notice of an Event of Default is given by the Beneficiary to such tenant or any of such tenant's successors in interest.

                  (e) The Beneficiary will not become a mortgagee in possession so long as it does not enter and take actual possession of the Trust Property. In addition, the Beneficiary shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenants, or others, for any dangerous or defective conditions of any of the Trust Property, for negligence in the management, upkeep, repair or control of any of the Trust Property or any other act or omission by any other person.

                  (f) Upon the occurrence and during the continuance of an Event of Default, the Grantor shall furnish to the Beneficiary, within thirty
         (30) days after a request by the

         Beneficiary to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the terms of any Lease, the space occupied and the rentals or license fees payable thereunder.

                  (g) If an Event of Default occurs and is continuing, and if there is any applicable law requiring the Beneficiary or the Trustee to take actual or constructive possession of the Premises (or some action equivalent thereto, such as securing the appointment of a receiver) in order for the Beneficiary or the Trustee to "perfect" or "activate" its rights and remedies as set forth herein, the Grantor hereby waives the benefits of any such laws to the maximum extent allowable.

         SECTION 1.13 Restrictions on Transfers and Encumbrances. The Grantor shall not create or permit to exist any Lien on the Trust Property, other than any Permitted Lien or Permitted Encumbrance; provided, however, that the Grantor may grant easements and licenses, enter into easements, leases, subleases, and enter into other similar agreements relating to the Trust Property in the ordinary course of business to the extent the same would not reasonably be expected to have a material adverse effect on the Trust Property and the same shall be deemed Permitted Encumbrances hereunder. Notwithstanding anything to the contrary contained in this Deed of Trust or the other Financing Documents, Grantor shall have the right, at any time, upon ten days advance written notice to Beneficiary, but without the requirement for consent of the Beneficiary or any Lender, to convey that certain portion of the Trust Property as more particularly described on Exhibit C attached hereto (the "Approved Conveyance Property") to any third party, and in the event of such conveyance, Beneficiary shall reasonably cooperate with Grantor, at Grantor's sole expense, in effectuating the release of the Approved Conveyance Property from the lien of this Deed of Trust. Grantor represents that Grantor has been actively marketing the Approved Conveyance Property for more than one (1) year since October of 2001 and that Grantor has not received an offer for the Approved Conveyance Property in excess of Fifty Thousand Dollars ($50,000.00).

         SECTION 1.14 Security Agreement.

                  (a) This Deed of Trust is both a mortgage and grant of real property and a grant of a security interest in personal property, and shall constitute and serve as a "Security Agreement" (i) with regard to fixtures, within the meaning of the West Virginia Uniform Commercial Code (the "WV UCC") and (ii) with regard to personal property, within the meaning of the Delaware Uniform Commercial Code (the "DE UCC"). The Grantor hereby grants unto the Beneficiary a security interest in and to all the Trust Property described in this Deed of Trust that is not real property, and simultaneously with the recording of this Deed of Trust, the Grantor has filed or will file, or has caused to be or will cause to be filed, UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the State of Delaware to perfect the security interest granted by this Deed of Trust in all of the Trust Property that is not real property. The Grantor hereby appoints the Beneficiary as its true and lawful attorney-in-fact and agent, for the Grantor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing requisite and necessary to be done to perfect the security interest hereby granted. The Grantor hereby authorizes the Beneficiary to file one or more financing or continuation statements and amendments thereto, relative to all or any part of the Trust Property without the signature of the Grantor where permitted by applicable Requirements of Law. The Beneficiary shall have all rights with respect to the part of the Trust Property that is the subject of a security interest afforded by the WV UCC and the DE UCC in addition to, but not in limitation of, the other rights afforded the Trustee and the Beneficiary hereunder. The Grantor agrees, to the extent permitted by applicable Requirements of Law, that: (i) all of the goods described within the definition of the word "Personal Property" are or are to become fixtures on the Land; (ii) this Deed of Trust upon filing or recording in the office designated for the filing or recording of a record of a deed of trust on related real property shall constitute a financing statement filed as a "fixture filing" within the meaning of Sections 9-102(40) and 9-502, and in accordance with Section 9-501, of the WV UCC and (iii) the Grantor is the record owner of the Premises. Additionally, this Deed of Trust shall constitute a financing statement covering fixtures and/or minerals or the like (including oil and gas) and/or accounts resulting from the sale thereof at the wellhead or minehead and, as such, shall be filed or recorded in the office designated for the filing or recording of a record of a deed of trust on related real property and in the office of the Delaware Secretary of State. The registration number assigned to the Grantor by the Secretary of the State of Delaware is 3165827.

                  (b) Notwithstanding any provision of this Deed of Trust, the Grantor shall not be in breach or default of any obligation under this Deed of Trust for any failure by the Grantor to (i) notify any Person of the Lien and security interest purported to be granted under this Deed of Trust or to cause or direct any cash, receipts or other monies to be paid to the Beneficiary, (ii) obtain any consent to assignment of any Collateral, or (iii) deliver to the Beneficiary any Collateral the possession of which is required for the perfection of the Lien and security interest granted by this Deed of Trust during any period when the Amended and Restated Deed of Trust is in effect.

         SECTION 1.15 Filing and Recording.

                  (a) The Grantor will cause this Deed of Trust, any other security instrument creating a security interest in or evidencing the lien hereof upon the Trust Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and to protect fully the liens and security interests of the Trustee and the Beneficiary hereby granted in and upon the Trust Property. The Grantor will pay all filing, registration, stamps and/or recording fees, and all reasonable expenses incidental to the execution and acknowledgment of this Deed of Trust, any deed of trust supplemental hereto, any security instrument with respect to the Trust Property, and any instrument of further assurance and all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery and recording of this Deed of Trust, any deed or trust supplemental hereto, any security instrument with respect to the Trust Property or any instrument of further assurance.

                  (b) It is acknowledged and agreed that, unless and until permitted in accordance with the terms and conditions of Section 4.01 and the Intercreditor Agreement, any certificates, instruments or other documents or things evidencing Collateral shall be delivered and endorsed to, or be registered as a first Lien in favor of, and shall remain in the possession of, the Grantor (as defined in the Amended and Restated Deed of Trust) and that notwithstanding any provision of any Financing Document, no breach, Default or Event of Default shall occur or exist as a result thereof.

         SECTION 1.16 Contract Collateral. Notwithstanding any provision of this Agreement, but subject to and without limiting Section 1.14, each of the parties hereto acknowledges and agrees that (i) any reference to assignment of any right, title or interest in and to any agreement, contract, contract right, chattel paper, instrument, letter of credit, document, lease, Governmental Approval or other similar right (collectively "Contract Collateral"), such assignment shall constitute only a grant of a collateral security interest and not an absolute assignment of rights under any Contract Collateral, and (ii) except as otherwise provided in the DE UCC, to the extent any grant of a collateral security interest in and to any Contract Collateral would result in the breach of the instrument, contract, agreement or other document evidencing or creating such Contract Collateral, such security interest shall be deemed to be made subject to obtaining any required consent and approval under such instrument, contract, agreement or other document for such grant of a security interest.

         SECTION 1.17 INTENTIONALLY OMITTED.

         SECTION 1.18 Further Assurances. Upon demand by the Beneficiary, the Grantor will, at the sole cost of the Grantor and without expense to the Beneficiary, do, execute, acknowledge and/or deliver all such further acts, deeds, conveyances, deeds of trust, assignments, notices of assignment, transfers and assurances as the Beneficiary shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto the Beneficiary the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which the Grantor may be or may hereafter become bound to convey or assign to the Beneficiary, or for carrying out the intention or facilitating the performance of the terms of this Deed of Trust, or for filing, registering or recording this Deed of Trust, and on demand, the Grantor will also execute and deliver and hereby appoints the Beneficiary, as its true and lawful attorney-in-fact and agent for the Grantor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may do so under applicable Requirements of Law and under the terms of the Credit Agreement or this Deed of Trust, one or more financing statements, chattel mortgages or comparable security instruments reasonably required by the Beneficiary to evidence or perfect the liens and security interests hereby granted and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

         SECTION 1.19 Additions to Trust Property. All right, title and interest of the Grantor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Trust Property hereafter acquired by or released to the Grantor or constructed, assembled or placed by the Grantor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further deed of trust, conveyance, assignment or other act by the Grantor, shall become subject to the liens and security interests of this Deed of Trust as fully and completely and with the same effect as though now owned by the Grantor and specifically described in the grant of the Trust Property above, but at any and all times the Grantor will execute and deliver to the Beneficiary any and all such further assurances, deeds of trust, conveyances or assignments thereof as the Beneficiary may reasonably require for the purpose of expressly and specifically subjecting the same to the liens and security interests of this Deed of Trust.

         SECTION 1.20 No Claims Against the Trustee or the Beneficiary. Nothing contained in this Deed of Trust shall constitute any consent or request by the Trustee or the Beneficiary, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Trust Property or any part thereof, nor as giving the Grantor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Trustee or the Beneficiary in respect thereof.

         SECTION 1.21 Change in Tax Law. Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law (a) deducting or allowing the Grantor to deduct from the value of the Trust Property for the purpose of taxation any lien or security interest thereon or
(b) subjecting the Beneficiary to any tax (excluding income, franchise, estate, inheritance, transfer or similar entity taxes) or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Deed of Trust, the Obligations or the Beneficiary (but excluding income, franchise, estate, inheritance, transfer or similar entity taxes), and the result is to increase the taxes imposed upon or the cost to the Beneficiary of maintaining the Obligations, or to reduce the amount of any payments receivable hereunder, then, and in any such event, if the Beneficiary has received notice of such change from, or demand for payment of amounts arising from such change from, the relevant Governmental Authority, then the Grantor shall, upon the earlier to occur of (i) ten (10) Business Days after the Beneficiary delivers to the Grantor notice of Beneficiary's receipt of such notice or demand and (ii) the date such payment is due, or, if the Beneficiary has not received any notice or demand from a Governmental Authority, then the Grantor shall, on demand, pay to the Beneficiary additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to the Beneficiary and not reimbursed as set forth herein, or would constitute usury or render the Obligations wholly or partially usurious under applicable law, then the Beneficiary may, within ten (10) Business days after notice thereof, require the Grantor to pay or reimburse the Beneficiary for payment of the lawful and non-usurious portion thereof. If the Grantor fails to pay such amounts within such time, then the Beneficiary may declare the Obligations immediately due and payable.

         SECTION 1.22 Ground Lease.

                  (a) The Grantor shall (i) pay all rent, additional rent and other sums as and when due under the Ground Lease, and, at the Beneficiary's request, deliver to the Beneficiary receipts from the Ground Lessor evidencing the payment thereof, (ii) promptly and faithfully perform and comply with all of the other terms, covenants and conditions of the Ground Lease to be performed or complied with by the Grantor, (iii) enforce all of its rights and all of the Ground Lessor's obligations under the Ground Lease and (iv) maintain the Ground Lease in full force and effect in accordance with the terms thereof.

                  (b) The Grantor shall not modify in any respect, supplement, terminate or surrender, or cause or permit the modification, amendment, termination or surrender of the Ground Lease, without the Beneficiary's prior consent, and the Grantor hereby relinquishes and assigns to the Beneficiary all of its right, power and authority to so modify, supplement, terminate or surrender the Ground Lease. Any such modification, supplement, amendment, termination or surrender of the Ground Lease without the Beneficiary's prior consent shall be void and of no force and effect. In addition, the Grantor shall not waive or release the Ground Lessor from any of its obligations under the Ground Lease.

                  (c) Within ten (10) Business Days of a Responsible Officer obtaining actual knowledge thereto, the Grantor shall (i) notify the Beneficiary of any material default by the Ground Lessor in the performance of any of its obligations under the Ground Lease or of the occurrence of any event which, with the lapse of time, the giving of notice or both, would constitute such a default, and (ii) send to the Beneficiary a copy of any notice which the Grantor receives from the Ground Lessor with respect to termination of the Ground Lease or default in the Grantor's obligations under the Ground Lease. The Grantor shall give to the Ground Lessor such notices as the Beneficiary may reasonably require to protect its security as a leasehold mortgagee. Within ten (10) Business Days of a Responsible Officer obtaining actual knowledge thereof, the Grantor shall promptly notify the Beneficiary of all increases in rent payable under the Ground Lease.

                  (d) If any default with respect to the Grantor's obligations under the Ground Lease occurs and is continuing (a "Ground Lease Default"), the Beneficiary, without waiving or releasing any Event of Default under this Deed of Trust and without any obligation to do so, may make any payment or take such action as may be necessary in the Beneficiary's opinion to prevent or cure the Ground Lease Default regardless of whether any grace period in the Ground Lease shall have expired. Although not a condition precedent to the Beneficiary's exercise of its rights under this Section 1.22(d), the Beneficiary may conclusively rely upon any notice of a Ground Lease Default which it receives from the Ground Lessor even if the Grantor may question or deny the existence of the Ground Lease Default. In order to prevent or cure a Ground Lease Default, the Beneficiary shall have the absolute and immediate right to enter upon the Premises to such extent and as often as the Beneficiary in its reasonable discretion deems necessary. The Grantor shall pay to the Beneficiary upon demand all reasonable sums expended and costs incurred by the Beneficiary in exercising its rights under this Section 1.22(d), together with interest thereon at the Default Rate, and all such sums, costs and interest shall be secured by this Deed of Trust. The foregoing rights of the Beneficiary shall be in addition to and not exclusive of any other right or remedy available to the Beneficiary under this Deed of Trust.

                  (e) No release or forbearance by the Ground Lessor of any of the Grantor's obligations under the Ground Lease shall release the Grantor from any of its obligations under this Deed of Trust.

                  (f) If the fee simple title to the Leasehold Land and the Grantor's leasehold interest therein shall be held by the same party, the interest in the Leasehold Land and the Improvements thereon granted to the Trustee pursuant to this Deed of Trust shall not terminate or be merged, and this Deed of Trust shall remain in full force and effect. If the Grantor now owns or shall acquire fee simple title to the Leasehold Land, or any other right, title, interest or estate therein, the lien of this Deed of Trust shall immediately attach thereto, and in confirmation thereof the Grantor does hereby grant and convey unto the Trustee, with the power of sale, any after-acquired interest in the Leasehold Land upon the terms and conditions of this Deed of Trust. The Grantor also shall execute any instruments which the Beneficiary may require to effect or confirm the foregoing.

         SECTION 1.23 Survey of Mortgaged Property To the best of Grantor's knowledge, except as otherwise disclosed in Exhibit D attached hereto, there are no unrecorded improvements, additions, easements or rights of way located on the Trust Property that are not shown on that certain survey made by Diamond Engineering, Inc. dated January 9, 2001, revised January 19, 2001, and last revised February 9, 2001, and as re-inspected by Diamond Engineering, Inc. on September 27, 2002.

                                   ARTICLE II
                              DEFAULTS AND REMEDIES

         SECTION 2.01 Events of Default. It shall be an Event of Default under this Deed of Trust if (i) any Event of Default (as defined in the Credit Agreement) shall exist under the Credit Agreement or (ii) the Grantor fails to comply with, or otherwise defaults in, any of the terms and provisions of the Ground Lease and failure or default continues for the applicable grace period under the Ground Lease, if any.

         SECTION 2.02 Demand for Payment. Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights and remedies the Beneficiary may have pursuant to the Financing Documents, or as provided at law or in equity, and without limitation, the Obligations and all other amounts payable with respect to this Deed of Trust shall become due and payable to the extent provided in the Credit Agreement. The Grantor hereby waives notice of presentment, demand, protest, acceleration and notice of acceleration. In case the Grantor shall fail forthwith to pay such amounts or any amounts due under any provision of this Deed of Trust upon the Beneficiary's demand, but in accordance with the Credit Agreement, the Trustee or the Beneficiary, in addition to any other rights or remedies provided herein or at law or equity, shall be entitled and empowered to institute an action or proceeding at law or in equity as advised by counsel for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against the Grantor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

         SECTION 2.03 Rights to Take Possession, Operate and Apply Revenues.If an Event of Default shall occur and be continuing, the Grantor shall, upon demand of the Beneficiary forthwith surrender to the Beneficiary actual possession of the Trust Property and, if and to the extent permitted by applicable law, the Beneficiary itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Trust Property with or without the appointment of a receiver or an application therefor, exclude the Grantor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of the Grantor.

                  (a) If the Grantor shall for any reason fail to surrender or deliver the Trust Property or any part thereof after such demand by the Beneficiary as provided in the preceding clause (a), the Beneficiary may obtain a judgment or decree conferring upon the Beneficiary the right to immediate possession or requiring the Grantor to deliver immediate possession of the Trust Property to the Beneficiary, to the entry of which judgment or decree the Grantor hereby specifically consents. The Grantor will promptly pay to the Beneficiary all out-of-pocket costs and other reasonable expenses in connection with enforcing this Deed of Trust, including all reasonable fees and expenses of attorneys and paralegals (including reasonable charges for inside counsel);and subject to the limitations set forth in Section 1.03, all such expenses and compensation shall, until paid, be secured by this Deed of Trust.

                  (b) If an Event of Default shall occur and be continuing, the Beneficiary may hold, store, use, operate, manage and control the Trust Property, conduct the business thereof and, from time to time, (i) make all necessary, proper and reasonable maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Trust Property insured, (iv) manage and operate the Trust Property and exercise all the rights and powers of the Grantor to the same extent as the Grantor could in its own name or otherwise with respect to the same or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted to the Beneficiary, all as may from time to time be directed or determined by the Beneficiary to be in its best interest and the Grantor hereby appoints the Beneficiary as its true and lawful attorney-in-fact and agent, for the Grantor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Regardless of whether or not Beneficiary has entered or taken possession, the Beneficiary may receive and, so long as any Event of Default exists, collect and receive all the Rents, issues, profits and revenues from the Trust Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Trust Property (including reasonable compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance,
         (iv) such taxes, assessments and other similar charges as the Beneficiary may at its option pay, (v) other proper charges upon the Trust Property or any part thereof and (vi) the reasonable compensation, expenses and disbursements of the attorneys and agents of the Beneficiary, the Beneficiary shall apply the remainder of the moneys and proceeds so received in accordance with the terms and conditions of the Deposit Account Agreement and the Intercreditor Agreement.

                  (c) Whenever, before any sale of the Trust Property under
         Section 2.06 hereof, all Obligations that are then due shall have been paid and all Events of Default fully cured, the Beneficiary will surrender possession of the Trust Property back to the Grantor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

         SECTION 2.04 Right to Cure the Grantor's Failure to Perform. Upon the occurrence and during the continuance of an Event of Default, at any time thereafter and without notice, should the Grantor fail in the payment, performance or observance of any term, covenant or condition required by this Deed of Trust or the Credit Agreement or any other Financing Document (with respect to the Trust Property), the Beneficiary may pay, perform or observe the same, and, subject to the limitations set forth in Section 1.03, all payments made or costs or expenses incurred by the Beneficiary in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by the Grantor to the Beneficiary with interest thereon at the Default Rate. The Beneficiary shall make the determination as to the necessity for any such actions and of the amounts to be paid. Subject to the notice provisions of the first sentence of this Section 2.04, to the maximum extent permitted by Requirements of Law, the Beneficiary is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to the Grantor, to any person in possession holding under the Grantor or to any other person.

         SECTION 2.05 Right to a Receiver. If an Event of Default shall occur and be continuing the Beneficiary, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Trust Property and to collect and apply the Rents. The Grantor hereby consents to such appointment and acknowledges and agrees that the Beneficiary shall be entitled to such appointment without notice and without regard for the adequacy of security for the Obligations or the solvency of the Grantor or any party liable for the Obligations and without regard to the then value of the Trust Property and without regard to whether the Grantor has committed waste or allowed deterioration of the Trust Property; and the Beneficiary or an agent of the Beneficiary may be appointed as such receiver. The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Trust Property is located. The Grantor will pay to the Beneficiary upon demand all expenses, including receiver's fees, reasonable attorneys' fees and disbursements that are actually incurred (not as imposed by statute), costs and agent's compensation incurred pursuant to the provisions of this Section 2.05; and, subject to the limitations set forth in Section 1.03, all such expenses shall be secured by this Deed of Trust and shall be, without demand, immediately repaid by the Grantor to the Beneficiary with interest thereon at the Default Rate.

         SECTION 2.06 Foreclosure and Sale.

                  (a) If an Event of Default shall occur and be continuing, the Beneficiary may elect to sell or to cause and direct the Trustee to sell the Trust Property or any part of the Trust Property by exercise of the power of foreclosure or of sale granted to the Beneficiary by applicable Requirements of Law, this Deed of Trust or the Security

         Agreement. At the request of the Beneficiary, Trustee shall proceed to sell the Trust Property at a foreclosure sale to satisfy the Obligations secured hereby in accordance with the provisions of West Virginia law. A copy of a notice of foreclosure sale shall be served on the Grantor by certified mail, return receipt requested, directed to the address set forth on page one hereof or such other address given to the Beneficiary in writing. A notice shall be deemed complete when such notice is mailed to the aforesaid address, notwithstanding the fact that such mail may be returned as refused or undeliverable. A copy of such notice shall be served by certified mail, at least twenty (20) days prior to the sale, upon any subordinate lien holder who has previously notified the Beneficiary by certified mail of the existence of a subordinate lien. The address to which such notice to Beneficiary shall be mailed is set forth in Section 3.03 hereof. Grantor hereby waives personal service of notice of any sale made hereunder, upon Grantor, its devisees, agents, successors or assigns, and also waives the posting of notice of sale at the courthouse. Unless otherwise specified by the Beneficiary, all such foreclosure sales shall be for cash in hand on day of sale. Upon the terms of such sale being complied with, the Trustee shall, by quitclaim deed, convey to, and at the cost of, the purchaser or purchasers the interest of the Grantor in the property so sold. The Trustee or the Beneficiary may postpone any foreclosure or other sale of all or any portion of the Trust Property by public announcement at such time and place of sale, and from time to time as permitted by applicable Requirements of Law thereafter may postpone such sale by public announcement or subsequently noticed sale. Except as otherwise required by applicable Requirements of Law, without further notice, the Trustee or the Beneficiary may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any person, including the Grantor or the Beneficiary or any designee or affiliate thereof, may purchase any portion of the Trust Property at such sale.

                  (b) The Trust Property may be sold subject to unpaid taxes and the Permitted Encumbrances, and after deducting all the costs, fees and expenses of the Trustee or the Beneficiary, including costs of evidence of title in connection with the sale, the Trustee or the Beneficiary or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08 hereof.

                  (c) Any foreclosure or other sale of less than the whole of the Trust Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Trust Property has been sold. All sums collected by the Beneficiary under this Deed of Trust or other Financing Documents or under the Notes on account of principal or interest or other amounts owing hereunder including costs of collection and reasonable attorneys' fees, shall be applied in accordance with the terms and conditions of the Deposit Account Agreement and the Intercreditor Agreement.

                  (d) If an Event of Default shall occur and be continuing, the Beneficiary may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted and as permitted by applicable Requirements of Law, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the terms of the Financing Documents or the performance of any term, covenant, condition or agreement of this Deed of Trust or any other right or (ii) to pursue any other remedy available to it, at law or in equity, all as the Beneficiary shall determine most effectual for such purposes.

         SECTION 2.07 Other Remedies.

                  (a) In case an Event of Default shall occur and be continuing, the Beneficiary may also exercise, to the extent not prohibited by applicable Requirements of Law, any or all of the remedies available to a secured party under the UCC, including, to the extent not prohibited by applicable Requirements of Law, the following:

                           (i) In the case of personal property, exercise those
                  rights and remedies under other applicable Security Documents.

                           (ii) To make such payments and do such acts as the
                  Beneficiary may deem necessary to protect its security interest in the Personal Property including paying, purchasing, contesting or compromising any encumbrance, charge or lien that is prior or superior to the security interest granted hereunder, and, in exercising any such powers or authority, paying all expenses incurred in connection therewith.

                           (iii) To enter upon any or all of the Premises or
                  Improvements to exercise the Beneficiary's rights hereunder.

                  (b) In connection with a sale of the Trust Property and the application of the proceeds of sale as provided in Section 2.08 of this Deed of Trust, the Beneficiary shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Deed of Trust, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

         SECTION 2.08 Application of Sale Proceeds and Rents. After any foreclosure sale of all or any of the Trust Property, (i) the Trustee or the Beneficiary shall receive the proceeds of sale in accordance with the applicable statutory requirements, (ii) no purchaser shall be required to see to the application of the proceeds and (iii) the Trustee or the Beneficiary shall apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by the Trustee or the Beneficiary under this Deed of Trust in accordance with the Deposit Account Agreement and the Intercreditor Agreement.

         Upon any sale of the Trust Property by the Trustee or the Beneficiary (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Trustee or officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Trust Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Trustee or the Beneficiary or such officer or be answerable in any way for the misapplication thereof.

         SECTION 2.09 The Grantor as Tenant Holding Over. If the Grantor remains in possession of any of the Trust Property after any foreclosure sale by the Trustee or the Beneficiary, at the Beneficiary's election the Grantor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of Requirements of Law applicable to tenants holding over.

         SECTION 2.10 Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.

                  (a) The Grantor will not object to any sale of the Trust Property pursuant hereto, and for itself and all who may claim under it, the Grantor waives, to the extent that it lawfully may under applicable Requirements of Law, all right to have the Trust Property marshalled or to have the Trust Property sold as separate estates, parcels, tracts or units in the event of any foreclosure of this Deed of Trust.

                  (b) To the full extent permitted by applicable Requirements of Law, neither the Grantor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead-exemption or redemption laws now or hereafter in force in order to prevent or hinder the enforcement or foreclosure of this Deed of Trust, the absolute sale of the Trust Property or the final and absolute putting of the purchasers into possession thereof immediately after any sale; and the Grantor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully do so, the benefit of all such laws and any and all right to have the assets covered by the security interest created hereby marshalled upon any foreclosure of this Deed of Trust.

         SECTION 2.11 Discontinuance of Proceedings. In case the Trustee or the Beneficiary shall proceed to enforce any right, power or remedy under this Deed of Trust by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to the Trustee or the Beneficiary, then and in every such case the Grantor, the Trustee and the Beneficiary shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of the Trustee or the Beneficiary shall continue as if no such proceeding had been taken.

         SECTION 2.12 Suits to Protect the Trust Property. During the continuance of an Event of Default, the Trustee or the Beneficiary shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Trust Property by any acts which may be unlawful or in violation of this Deed of Trust, (b) to preserve or protect its interest in the Trust Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of the Trustee or the Beneficiary hereunder.

         SECTION 2.13 Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting the Grantor, the Beneficiary shall, to the extent permitted by applicable Requirements of Law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of the Beneficiary allowed in such proceedings for the Obligations secured by this Deed of Trust at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

         SECTION 2.14 Possession by the Beneficiary. Notwithstanding the appointment of any receiver, liquidator or trustee of the Grantor, any of its property or the Trust Property, the Beneficiary shall be entitled, to the extent not prohibited by applicable Requirements of Law, to remain in possession and control of all parts of the Trust Property now or hereafter granted under this Deed of Trust in accordance with the terms hereof and applicable Requirements of Law and the Intercreditor Agreement.

         SECTION 2.15 Waiver.

                  (a) No delay or failure by the Trustee or the Beneficiary to exercise any right, power or remedy accruing upon or during the continuance of any Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or acquiescence therein; and every right, power and remedy given by this Deed of Trust to the Trustee or the Beneficiary may be exercised from time to time and as often as may be deemed expedient by the Trustee or the Beneficiary. No consent or waiver by the Trustee or the Beneficiary to or of any breach, default or Event of Default by the Grantor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach, default or Event of Default in the performance of the same or any other Obligations by the Grantor hereunder. No failure on the part of the Trustee or the Beneficiary to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by the Trustee or the Beneficiary of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by the Grantor.

                  (b) Even if the Trustee or the Beneficiary (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Financing Documents, (iv) releases a part of the Trust Property from this Deed of Trust, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Financing Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating the Beneficiary's lien on the Trust Property hereunder; no such act or omission shall preclude the Trustee or the Beneficiary from exercising any other right, power or privilege herein granted or intended to be granted in the event and during the continuance of any Event of Default then made or of any subsequent Event of Default; nor, except as otherwise expressly provided in an instrument executed by the Trustee and the Beneficiary, shall this Deed of Trust be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Trust Property, the Beneficiary is hereby authorized and empowered to deal with any vendee or transferee with reference to the Trust Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

         SECTION 2.16 Remedies Cumulative. No right, power or remedy conferred upon or reserved to the Trustee or the Beneficiary by this Deed of Trust is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute; may, to the maximum extent permitted by applicable Requirements of Law, be pursued separately, successively or together against the Grantor or the Trust Property, or both, at the sole discretion of Beneficiary, and may be exercised as often as occasion therefore shall arise. The delay or failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

                                  ARTICLE III
                                  MISCELLANEOUS

         SECTION 3.01 Subordination. Notwithstanding any provision of this Deed of Trust or any other Financing Document to the contrary, (i) this Deed of Trust and the security interests created and granted hereby are subject to, subordinate and inferior to the security interests created by the Amended and Restated Credit Line Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents dated as of the Restructuring Effective Date (the "Amended and Restated Deed of Trust"), made by the Grantor in favor of Bank of America, N.A., as Administrative Agent pursuant to the OPMW Restated Credit Agreement, and all rights, powers and remedies granted to, the OPMW Administrative Agent under the Amended and Restated Deed of Trust, are subject in all respects to, the terms and conditions of the Intercreditor Agreement, including restrictions on the right of the Beneficiary to take possession, hold, use, operate or control the Trust Property, or to give notices, exercise power of attorney rights, direct or receive payments, hold, control or receive delivery of possessory collateral or to exercise remedies under this Deed of Trust and to apply proceeds of the Trust Property; provided, that if and to the extent the Intercreditor Agreement is amended, supplemented or modified at any time from time to time and such amendment, supplement or modification could reasonably be expected to have any adverse effect on the Grantor's rights, duties or obligations hereunder or under any other Financing Document, such amendment, supplement or modification shall not be effective as to the Grantor without the Grantor's prior written acknowledgment (which acknowledgment shall not be unreasonably conditioned, withheld or delayed) that such amendment, modification or supplement shall be effective for purposes of this Deed of Trust and the other Financing Documents, (ii) the Beneficiary on behalf of each of the Lenders hereby acknowledges and agrees that the Grantor shall not have any duty and obligation with respect to the perfection or priority of this Deed of Trust and the security interests granted under this Deed of Trust in and to any of the Trust Property (and no Default or Event of Default shall result or occur) to the extent (a) such Trust Property is in the possession or control of the OPMW Administrative Agent, (b) such Trust Property is not transferred by the OPMW Administrative Agent to the Beneficiary as required pursuant to the Intercreditor Agreement, (c) such perfection or priority requires any consent, approval or other action of the OPMW Administrative Agent, or (d) the OPMW Administrative Agent then maintains a perfected, first priority security interest in and to the Trust Property, and (iii) no obligations contained in this Deed of Trust shall require the Grantor to take or omit to take any action inconsistent with the terms and conditions of the OPMW Deposit Account Agreement and/or the Holdco Deposit Account Agreement and no Default or Event of Default under this Deed of Trust shall rise or result from the taking or omitting of such action.

         SECTION 3.02 Partial Invalidity. If any provision hereof, of the Guarantee or of any of the other Financing Documents is invalid or unenforceable in any jurisdiction or under any circumstances, the other provisions hereof, of the Guarantee or of those Financing Documents shall remain in full force and effect in such jurisdiction and the remaining provisions hereof will be liberally construed in favor of the Beneficiary in order to carry out the provisions hereof, of the Guarantee and of such other Financing Documents. The invalidity of any provision of this Deed of Trust in any jurisdiction or under any circumstances will not affect the validity or enforceability of any such provision in any other jurisdiction or under any other circumstances. If any lien, encumbrance or security interest evidenced or created by this Deed of Trust is invalid or unenforceable, in whole or in part, as to any part of the Obligations, or is invalid or unenforceable, in whole or in part, as to any part of the Trust Property, such portion, if any, of the Obligations as is not secured by all of the Trust Property hereunder shall be paid prior to the payment of the portion of the Obligations and shall, unless prohibited by applicable laws or unless Beneficiary, in its sole and absolute discretion, otherwise elects, be deemed to have been first paid on and applied to payment in full of the unsecured or partially secured portion of the Obligations, and the remainder to the secured portion of the Obligations.

         SECTION 3.03 Notices. All notices hereunder, unless otherwise specified, shall be given in the manner provided in Section 9.1 of the Credit Agreement and shall be given to the Beneficiary at its address or telecopy number set forth in the Credit Agreement and to the Grantor at its address or telecopy number set forth in the signature page hereof or at any address or telecopy number which such party shall have specified.

         A copy of any notice of trustee's sale hereunder shall be served on Grantor by certified mail, return receipt requested, directed to Grantor at the address stated on page one hereinabove or such other address given to Beneficiary in writing by Grantor, subsequent to the execution and delivery of this instrument.

         Any notice of other liens which may be given to Beneficiary pursuant to W.Va. Code ss. 38-1-4 and ss. 38-1-14, shall be effective upon the receipt of such notice, in writing, through the regular United States Mail, postage prepaid, addressed to the Beneficiary, the beneficial holder of the Notes and other indebtedness secured hereunder, at its address set forth on page one of this instrument.

         SECTION 3.04 Successors and Assigns. All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the successors and permitted assigns of the Grantor and the successors and assigns of the Beneficiary.

         SECTION 3.05 Counterparts. This Deed of Trust may be executed in any number of counterparts and all such counterparts shall together constitute but one and the same instrument.

         SECTION 3.06 Satisfaction and Cancellation.

                  (a) The conveyance to the Trustee of the Trust Property as security and for the benefit of the Beneficiary created and consummated by this Deed of Trust shall be null and void when all the Obligations (other than contingent liabilities that, by their nature, may accrue after principal and interest the Obligations have been repaid in full) have been indefeasibly paid in full in cash in accordance with the terms of the Financing Documents and all Commitments have been terminated.

                  (b) In connection with any termination or release pursuant to paragraph (a) to the extent applicable, this Deed of Trust shall be marked "satisfied" by the Trustee and/or the Beneficiary, and this Deed of Trust shall be cancelled of record at the request of the Grantor. The Trustee and the Beneficiary shall execute any documents reasonably requested by the Grantor to accomplish the foregoing or to accomplish any release contemplated by paragraph (a) or (b) of this Section 3.06.

         SECTION 3.07 Definitions. As used in this Deed of Trust, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) "including" shall mean "including without limitation" or "including but not limited to"; (b) "provisions" shall mean "provisions, terms, covenants and/or conditions"; (c) "lien" shall mean "lien, charge, encumbrance, security interest, mortgage or deed of trust"; (d) "obligation" shall mean "obligation, duty, covenant and/or condition"; and (e) "any of the Trust Property" shall mean "the Trust Property or any part thereof or interest therein." Any act that the Trustee or the Beneficiary is permitted to perform hereunder may be performed at any time and from time to time by the Trustee or the Beneficiary or any person or entity designated by the Trustee or the Beneficiary. Any act which is prohibited to the Grantor hereunder is also prohibited to all lessees of any of the Trust Property. Each appointment of the Trustee or the Beneficiary as attorney-in-fact for the Grantor under the Deed of Trust is irrevocable, with power of substitution and coupled with an interest.

         SECTION 3.08 Other Financing Documents. The Grantor acknowledges that in addition to this Deed of Trust, other Financing Documents secure the Obligations. The Grantor agrees that the lien of this Deed of Trust shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of the Trustee or the Beneficiary and, without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Trustee or the Beneficiary of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of the Trustee or the Beneficiary to realize upon or protect any Obligation hereby secured or any collateral security therefor including the other Financing Documents. Except as provided in Section 3.06(a) hereof, the lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the other Financing

Documents or of any guarantee thereof, and the Trustee or the Beneficiary may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the other Financing Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of the Trustee's or the Beneficiary's rights and remedies under any or all of the other Financing Documents shall not in any manner impair the Obligations hereby secured or the lien of this Deed of Trust and any exercise of the rights or remedies of the Trustee or the Beneficiary hereunder shall not impair the lien of any of the other Financing Documents or any of the Trustee's or the Beneficiary's rights and remedies thereunder. The undersigned specifically consents and agrees that the Trustee or the Beneficiary may exercise its rights and remedies hereunder and under the other Financing Documents separately or concurrently and in any order that it may deem appropriate, and the undersigned waives any rights of subrogation until the Obligations are paid in full. In the event of a conflict between the terms and provisions of this Deed of Trust and the Credit Agreement, both documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of a conflict that cannot be so resolved, the terms and provisions of the Credit Agreement shall control and govern.

         SECTION 3.09 The Trustee's Powers and Liabilities.

                  (a) The Trustee, by acceptance hereof, covenants faithfully to perform and fulfill the trusts herein created, being liable, however, only for gross negligence, bad faith or willful misconduct. All authorities, powers and discretions given in this Deed of Trust to the Trustee and/or the Beneficiary may be exercised by either, without the other, with the same effect as if exercised jointly.

                  (b) The Trustee may resign at any time upon giving 30 days' notice in writing to the Grantor and to the Beneficiary.

                  (c) Beneficiary may from time to time, for any reason or for no reason, substitute another Trustee or Trustees, corporations or persons, in place of any Trustee herein named. Upon each such appointment, the substituted Trustee or Trustees shall be vested with all the rights, titles, interests, powers, duties and trusts conferred upon the Trustee herein named. Each appointment and substitution shall be evidenced by an instrument in writing, executed and acknowledged by Beneficiary, which when recorded in the office of the Clerk of the County Commission of the County where the Land is located, shall be conclusive proof of the proper substitution and appointment and notice to all parties in interest. In the event of the death, removal, resignation, refusal to act, inability to act or absence of the Trustee from the state in which the premises are located, or in its sole discretion for any reason whatsoever, the Beneficiary may, upon notice to the Grantor and without specifying the reason therefor and without applying to any court, select and appoint a successor trustee, and all powers, rights, duties and authority of the former Trustee, as aforesaid, shall thereupon become vested in such successor. Such substitute trustee shall not be required to give bond for the faithful performance of his duties unless required by the Beneficiary. The Grantor hereby ratifies and confirms any and all acts that the herein named Trustee, or his successor or successors in this trust, shall do lawfully by virtue hereof. The Grantor hereby agrees, on behalf of itself and its heirs, executors, administrators and assigns, that the recitals contained in any deed or deeds executed in due form by any Trustee or substitute trustee, acting under the provisions of this instrument, shall be prima facie evidence of the facts recited, and that it shall not be necessary to prove in any court, otherwise than by such recitals, the existence of the facts essential to authorize the execution and delivery of such deed or deeds and the passing of title thereby.

                  (d) The Trustee shall not be required to see that this Deed of Trust is recorded, nor be liable for its validity or its priority as a first deed of trust, or otherwise, nor shall the Trustee be answerable or responsible for performance or observance of the covenants and agreements imposed upon the Grantor or the Beneficiary by this Deed of Trust or any other agreement. The Trustee, as well as the Beneficiary, shall have authority in their respective discretion to employ agents and attorneys in the execution of this trust and to protect the interest of the Beneficiary hereunder, and to the extent permitted by applicable law they shall be compensated and all expenses relating to the employment of such agents and/or attorneys, including expenses of litigation, shall be paid out of the proceeds of the sale of the Trust Property conveyed hereby should a sale be had, but if no such sale be had, all sums so paid out shall be recoverable to the extent permitted by applicable law by all remedies at law or in equity.

                  (e) The Trustee is hereby authorized to act by agent or attorney in the execution of this trust, and it shall not be necessary for any Trustee to be present in person at any foreclosure sale.

                  (f) If more than one trustee is named hereunder, either Trustee may act in the execution of this trust; the authority and power of any Trustee so acting shall be as full and complete as if the powers and authority granted to Trustees herein jointly had been granted to such Trustee alone; and either Trustee may act by agent or attorney. It is not necessary for either Trustee to be personally present at any foreclosure sale.

         SECTION 3.10 Subrogation. This Deed of Trust is made with full substitution and subrogation of the Beneficiary in and to all covenants and warranties by others heretofore given or made in respect of the Trust Property or any part thereof.

         SECTION 3.11 Beneficiary Powers. Without affecting the liability of any other Person liable for the payment of any obligations herein mentioned and without affecting the lien or charge of this Deed of Trust upon any portion of the Trust Property not then or theretofore released as security for the full amount of all unpaid Obligations, from time to time, regardless of consideration and without notice to or consent by the holder of any subordinate lien, encumbrance, right, title or interest in or to the Trust Property, the Beneficiary may (a) release any Persons liable for or on any Obligation, (b) extend the maturity or alter any of the terms of any Obligation, (c) modify the interest rate payable on the principal balance of the Obligations, (d) grant other indulgences, (e) release or reconvey, or cause to be released or reconveyed at any time at the Beneficiary's option any parcel, portion or all of the Trust Property, (f) take or release any other or additional security for any obligations herein mentioned or (g) make compositions or other arrangements with debtors in relation thereto.

         SECTION 3.12 Enforceability of Deed of Trust. This Deed of Trust is deemed to be and may be enforced from time to time as an assignment, chattel mortgage, contract, deed of trust, deed to secure debt, financing statement, real estate mortgage or security agreement, and from time to time as any one or more thereof, as is appropriate under applicable laws. A carbon, photographic or other reproduction of this Deed of Trust or any financing statement in connection herewith shall be sufficient as a financing statement for any and all purposes.

         SECTION 3.13 Amendments. No amendment, modification or waiver of any provision of this Deed of Trust and no consent to any departure by the Grantor or the Beneficiary therefrom shall in any event be effective unless the same shall be in writing and shall be executed and delivered in accordance with
Section 9.02 of the Credit Agreement, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 3.14 Applicable Law. THIS DEED OF TRUST SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF WEST VIRGINIA.

         SECTION 3.15 Limitation of Recourse. The obligations of the Grantor hereunder and under the other Financing Documents are obligations solely of the Grantor (other than as expressly assumed by any Credit Party or OPMW Credit Party pursuant to any Financing Document) and shall not constitute a debt or obligation of any direct or indirect member, partner or shareholder of Orion Power or any of their respective directors, officers, agents or employees (each such Person, a "Non-Recourse Party"). No Non-Recourse Party shall be liable for any amount payable by the Grantor under this Agreement and the Secured Parties shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of the indebtedness payable by the Grantor evidenced by this Agreement. No property or assets of any Non-Recourse Party other than as contemplated in the Financing Documents, shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against the Grantor with respect to this Agreement or the other Financing Documents. The foregoing acknowledgments, agreements and waivers shall be enforceable by any Non-Recourse Party. Notwithstanding the foregoing, nothing in this Section shall limit or affect or be construed to limit or affect the obligations and liabilities of any Credit Party, OPMW Credit Party or any other Non-Recourse Party (a) in accordance with the terms of any Transaction Document or Financing Document creating such liabilities and obligations to which such Credit Party, OPMW Credit Party or Non-Recourse Party is a party, (b) arising from liability pursuant to applicable Requirements of Law for such Credit Party's, OPMW Credit Party's or such Non-Recourse Party's fraudulent actions, knowing misrepresentations or willful misconduct or (c) with respect to amounts distributed to it in violation of Section 6.10 of the OPMW Restated Credit Agreement.

         IN WITNESS WHEREOF, this Deed of Trust has been duly authorized and has been executed and delivered, under seal, to the Trustee and the Beneficiary by the Grantor on the date first above written.

                                          TWELVEPOLE CREEK, LLC


                                          By:
                                             -----------------------------------
                                          Name:
                                          Title

                                          1111 Louisiana Street
                                          Houston, TX 77002
                                          Attn:  Senior Vice President - Finance
                                          Ph.: (713) 207-3160
                                          Fax: (713) 207-0988

                                          With a copy to:
                                          1111 Louisiana Street
                                          Houston, TX 77002
                                          Attn.:  General Counsel
                                          Ph.: (713) 207-7265
                                          Fax: (713) 393-0140

Attachments:

Exhibit A-1       - The Fee Interest Land
Exhibit A-2       - The Leasehold Land
Exhibit B-1       - The Fee Interest Land Permitted Encumbrances
Exhibit B-2       - The Leasehold Land Permitted Encumbrances

STATE OF
        ------------------------------------

COUNTY OF                                            , to wit:
         --------------------------------------------


         The foregoing instrument was acknowledged before me this ____ day of ______________, 2002, by ______________________, the ________________ of
Twelvepole Creek, LLC, a Delaware limited liability company, on behalf of said limited liability company.

         My Commission expires:
                               -------------------------------



                                               ---------------------------------
                                                         Notary Public



[SEAL]*


*rubber stamp seal, rather than embossed seal, is preferred.




When recorded, return to:

McGuireWoods LLP
Bank of America Corporate Center
100 North Tryon Street, Suite 2900
Charlotte, North Carolina  28202
Attention:  Marvin L. Rogers, Esq.

                                                                       EXHIBIT O
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT




                                     FORM OF
                       ASSIGNMENT AND ACCEPTANCE AGREEMENT


     THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT, dated as of __________________, 20____ (this "Agreement"), among [ASSIGNOR] (the "Assignor"), [ASSIGNEE] (the "Assignee"), and Bank of America, N.A., as administrative agent under the Credit Agreement referred to below (in such capacity, together with any successor and assigns, the "Administrative Agent").


                             PRELIMINARY STATEMENTS

     1. This Assignment and Acceptance Agreement relates to the Amended and Restated Credit Agreement, dated as of October 28, 2002 (as such agreement may be modified, amended or supplemented from time to time, the "Credit Agreement"), among ORION POWER NEW YORK, L.P. (the "Borrower"), BANC OF AMERICA SECURITIES LLC, as a Lead Arranger and a Joint Book Runner, BNP PARIBAS, as a Lead Arranger and a Joint Book Runner, BNP PARIBAS, as Syndication Agent, Union Bank of California, N.A., as a Documentation Agent, CoBank, ACB, as a Documentation Agent, Deutsche Bank AG, New York and/or Cayman Island Branch, as a Documentation Agent, BANK OF AMERICA, N.A., as Issuing Bank, the Administrative Agent, and each financial institution which is a signatory thereto or which may hereafter become an assignee pursuant to Section 9.06 of the Credit Agreement (each, a "Lender" and collectively, the "Lenders"). All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

     2. The Assignor's Acquisition Loan Commitment and Working Capital Loan Commitment are as set forth on Annex I to the Credit Agreement.

     3. Acquisition Loan Advances made to the Borrower by the Assignor under the Credit Agreement in the principal amount of $____________ are outstanding on the date hereof. Working Capital Loan Advances made to the Borrower by the Assignor under the Credit Agreement in the principal amount of $____________ are outstanding on the date hereof.

     4. The Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of ____% of its Acquisition Loan Commitment thereunder (the "Assigned Acquisition Loan Commitment") and/or ____ % of its Working Capital Loan Commitment thereunder (the "Assigned Working Capital Loan Commitment" and, together with the Assigned Acquisition Loan Commitment, the "Assigned Commitments"), together with a portion of its outstanding Acquisition Loan Advances in the principal amount equal to

$________________ (the "Assigned Acquisition Loan Advances") and/or a portion of its outstanding Working Capital Loan Advances in the principal amount equal to $________________ (the "Assigned Working Capital Loan Advances" and, together with the Assigned Acquisition Loan Advances, the "Assigned Advances"), and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms. For purposes hereof, the Assigned Commitments together with the Assigned Advances shall hereafter be referred to as the "Assigned Interests" and are further described on Schedule 1 hereto.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     SECTION 1. Assignment. Effective as of the effective date set forth on
Schedule 1 (the "Effective Date"), the Assignor hereby sells, assigns, transfers and conveys to the Assignee all of the rights and obligations of the Assignor under the Credit Agreement in and to the Assigned Interests, and the Assignee hereby accepts such assignment, transfer and conveyance from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement in and to the Assigned Interests. Upon (a) the execution and delivery hereof by the Assignor, the Assignee and the Administrative Agent and (b) the payment of the amounts specified in Section 2 hereof required to be paid on the date hereof,
(i) the Assignee shall, as of the date hereof, be deemed to be an [Acquisition] [Working Capital] Lender listed on the signature pages to the Credit Agreement and succeed to the rights and be obligated to perform the obligations of an [Acquisition] [Working Capital] Lender under the Credit Agreement with an aggregate Commitment in an amount equal to the Assigned Commitments and Advances outstanding in a principal amount equal to the Assigned Advances and (ii) the aggregate Commitment and Advances of the Assignor shall, as of the date hereof, be reduced correspondingly and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor. The assignment executed hereby is made pursuant to and in accordance with Section 9.06 of the Credit Agreement.

     SECTION 2. Payments. As consideration for the sale and assignment contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the date hereof in federal funds an aggregate amount equal to the aggregate amount specified on, or calculated as provided on, Schedule 1 hereto (the "Aggregate Assignment Payment"). It is understood that all unpaid interest accrued and Fees with respect to the Assigned Interests accrued prior to the date hereof are for the account of the Assignor. The interest and Fees with respect to the Assigned Interests accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

     SECTION 3. Participations. Assignee may sell or grant participations in all or any part of the rights granted to it hereunder in accordance with the provisions of Section 9.06(g) of the Credit Agreement.

     SECTION 4. Non-Reliance on Assignor, the Lenders, the Lead Arrangers, the Issuing Bank or the Administrative Agent. (a) Neither the Assignor, the Lenders, the Lead Arrangers, the Issuing Bank nor the Administrative Agent shall be responsible to the Assignee for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Transaction Documents or for any representations, warranties, recitals or statements made therein or in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents made or furnished or made available by the Assignor, the Lenders, the Issuing Bank or the Administrative Agent to the Assignee or by or on behalf of the Borrower to the Assignor, the Lenders, the Issuing Bank, the Administrative Agent or the Assignee in connection with the Transaction Documents and the transactions contemplated thereby. Neither the Assignor, the Lenders, the Issuing Bank nor the Administrative Agent shall be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Advances or as to the existence or possible existence of any Default or Event of Default.

     (b) Neither the Assignor, the Lenders, the Lead Arrangers, the Issuing Bank nor the Administrative Agent makes any representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or any other party to any Financing Document, or the validity and enforceability of the Obligations. The Assignee acknowledges that it has, independently and without reliance on the Assignor, the Lenders, the Issuing Bank or the Administrative Agent, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower and of each other party to the Financing Documents.

     SECTION 5. Representations and Warranties of Assignee. The Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement, (ii) confirms that it has received a copy of the Security Documents, the Credit Agreement, the other Financing Documents and the Project Contracts and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement, (iii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the Security Agreements and other Financing Documents, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Security Agreements, the Credit Agreement and the other Financing Documents are required to be performed by it as a Lender and (v) specifies as its lending offices (and address for notices) the offices set forth beneath its name on the signature pages thereof.

     SECTION 6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAWS THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS

OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE PARTIES HERETO IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

     SECTION 7. Amendment. No term or provision of this Agreement may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Assignor and the Assignee, with the consent of the Administrative Agent.

     SECTION 8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                        [ASSIGNOR]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        [ASSIGNEE]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        BANK OF AMERICA, N.A.,
                                        as Administrative Agent

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


PAYMENT INSTRUCTIONS

Assignee:

         [Bank                      ]
         [Address                   ]

         [ABA No.:                  ]
         [Attention:                ]
         [Account Name:             ]

Assignor:

         [Bank                      ]
         [Address                   ]

         [ABA No.:                  ]
         [Attention:                ]
         [Account Name:             ]

                                                                      SCHEDULE 1
                                                                              TO
                                                       ASSIGNMENT AND ACCEPTANCE



1.   Effective Date:

2.   Legal Name of Assignor:

3.   Legal Name of Assignee:

4.   Assignee's Address and Telecopy Number for Notices:

5.   Assigned Interests:

     a.   Assigned Acquisition Loan Commitment: %

     b.   Aggregate principal amount of Assigned Acquisition Loan Advances: $

     c.   Assigned Working Capital Loan Commitment:    %

     d.   Aggregate principal amount of Assigned Working Capital Loan Advances:
          $

     e.   Accrued and unpaid interest assigned (if any):

          i.   Interest on Acquisition Loan Advances: $

          ii.  Interest on Working Capital Loan Advances: $

     a.   Accrued and unpaid Fees assigned (if any): $

6.   Aggregate Assignment Payment:
     $ ___________________ (may specify method of calculation in lieu of an amount)

                                                                       EXHIBIT P
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT

                          RESTRUCTURING EFFECTIVE DATE
                                LETTER AGREEMENT


     THIS RESTRUCTURING EFFECTIVE DATE LETTER AGREEMENT (this "Agreement") is made and entered into as of October 28, 2002 (the "Restructuring Effective Date") by and among ORION POWER HOLDINGS, INC., a Delaware corporation ("OPH"), ORION POWER CAPITAL LLC, a Delaware limited liability company ("Holdco"), ORION POWER NEW YORK, L.P., a Delaware limited partnership ("OPNY"), ORION POWER MIDWEST, L.P., a Delaware limited partnership ("OPMW") (OPH, Holdco, OPNY and OPMW are referred to collectively as the "Orion Parties"), the Original OPNY Lenders (defined below), the Original OPMW Lenders (defined below), the OPH Lenders (defined below), the OPH Administrative Agent (defined below) and the Exiting OPNY Lenders (defined below).

                                R E C I T A L S:

     WHEREAS, OPH is party to that certain Credit Agreement, dated as of July 27, 2000 as amended prior to the date hereof, (the "OPH Revolver"), with each of Union Bank of California, N.A. ("UBOC"), Canadian Imperial Bank of Commerce ("CIBC"), The Bank of Nova Scotia ("Scotia") and Bayerische Hypo- und Vereinsbank, AG, New York Branch ("HVB") as lenders (in such capacity, collectively, the "OPH Lenders," and each an "OPH Lender"), the letter of credit issuing banks party thereto from time to time, UBOC, as administrative agent (the "OPH Administrative Agent"), CIBC World Markets Corp., as syndication agent, and Scotia, as documentation agent;

     WHEREAS, (i) Holdco is a direct, wholly-owned subsidiary of OPH and (ii) each of OPNY and OPMW are indirect, wholly-owned subsidiaries of both OPH and Holdco;

     WHEREAS, OPNY is party to that certain Credit Agreement, dated as of July 28, 1999 (as amended prior to the date hereof, the "Original OPNY Credit Agreement"), with each of Banc of America Securities, LLC and BNP Paribas as lead arrangers, the financial institutions party thereto as lenders (the "Original OPNY Lenders" and each, an "Original OPNY Lender"), Bank of America, N.A. as issuing bank, and Bank of America, N.A., as administrative agent;

     WHEREAS, OPMW is party to that certain Amended and Restated Credit Agreement, dated as of December 15, 2000 (as amended prior to the date hereof, the "Original OPMW Credit Agreement"), with Banc of America Securities LLC, as Co-Lead Arranger and as a Joint Book-Runner, Bank of America, N.A., as Issuing Bank and Administrative Agent, Goldman Sachs Credit Partners, L.P., as Co-Lead Arranger, Syndication Agent and a Joint Book Runner, Paribas, as an Arranger, a Documentation Agent and a Syndication Agent, Deutsche Bank Securities Inc., as an Arranger, Deutsche

Bank AG New York Branch, as a Documentation Agent and a Syndication Agent, and the financial institutions from time to time party thereto as lenders (the "Original OPMW Lenders" and each, an "Original OPMW Lender");

     WHEREAS, OPNY desires to enter into an Amended and Restated Credit Agreement (the "Restated OPNY Credit Agreement") with each of Banc of America Securities, LLC and BNP Paribas, as Lead Arrangers and Joint Book Runners, the financial institutions party thereto, as lenders (the "OPNY Lenders"), Bank of America, N.A., as Issuing Bank, Bank of America, N.A., as Administrative Agent (the "OPNY Administrative Agent"), BNP Paribas as Syndication Agent, and each of Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as Documentation Agents, amending and restating the Original OPNY Credit Agreement in its entirety;

     WHEREAS, OPMW desires to enter into a Second Amended and Restated Credit Agreement (the "Restated OPMW Credit Agreement," and, together with the OPNY Credit Agreement, the "Restated Credit Agreements") with Banc of America Securities LLC and BNP Paribas, as Lead Arrangers and Joint Book Runners, the financial institutions party thereto, as lenders (the "OPMW Lenders"), Bank of America, N.A. as Issuing Bank, Bank of America, N.A., as Administrative Agent (the "OPMW Administrative Agent"), BNP Paribas, as Syndication Agent, and each of The Bank of Nova Scotia, Mizuho Corporate Bank, Ltd, and Bayerische Hypo-Und Vereinsbank AG, New York Branch, as Documentation Agents, amending and restating the Original OPMW Credit Agreement in its entirety;

     WHEREAS, it is a condition precedent to each of the Restated Credit Agreements that Holdco enter into a deposit account agreement (the "Holdco Deposit Account Agreement") by and among Holdco and Bank of America, N.A., as Collateral Agent (in such capacity, the "Collateral Agent") an Intercreditor and Agency Agreement executed and delivered contemporaneously with the Restated Credit Agreements by and among the OPNY Administrative Agent, the OPMW Administrative Agent, the OPNY Lenders, the OPMW Lenders, and the Collateral Agent;

     WHEREAS, it is a condition precedent of each of the Restated Credit Agreements that the OPH Revolver and all commitments thereunder have been terminated;

     WHEREAS, it is a condition precedent of the Restated OPNY Credit Agreement that, in connection with the termination of the OPH Revolver, the OPH Lenders (other than CIBC) shall become OPNY Lenders pursuant to the terms and conditions of the Restated OPNY Credit Agreement; and

     WHEREAS, the parties hereto do now desire to enter into this Agreement to evidence their agreement regarding the occurrence of certain events required to effectuate the transactions contemplated by the Restated Credit Agreements;

                               A G R E E M E N T:

     NOW, THEREFORE, each of the Orion Parties agree with each of the OPH Lenders, Original OPMW Lenders, Original OPNY Lenders and Exiting OPNY Lenders (collectively, the "Lenders" and each, a "Lender"), and each of the Lenders agree with each other, as follows:

     1. Cash Distributions and Applications. As of the Restructuring Effective Date and contemporaneously with the satisfaction or waiver of all conditions precedent to the effectiveness of the Restated Credit Agreements other than those conditions that are expressly set forth in this Agreement, the following steps (the "Cash Applications") shall be deemed to occur in the following order:

          A. Cash of OPNY, currently held in the OPNY Debt Service Account, shall be applied to pay the OPNY Lenders all interest, fees and other costs accrued but not paid under the Original OPNY Credit Agreement as of the Restructuring Effective Date. Cash of OPMW, currently held in the OPMW Debt Service Account, and/or $690,000 of cash of OPMW, currently held in the OPMW Debt Service Reserve Account, shall be applied to pay the OPMW Lenders all interest, fees and other costs accrued but not paid under the Original OPMW Credit Agreement as of the Restructuring Effective Date.

          B. Cash of OPNY (x) currently held in the OPNY Revenue Account, in the amount of $179,686,631.18, (y) currently held in the OPNY Distribution Account, in the amount of $1,575,882.54, and (z) currently held in the OPNY Debt Service Reserve Account, in the amount of $15,037,486.28, shall be applied as follows: (i) $76,500,000 shall be distributed from OPNY to Holdco, (x) $25,000,000 of which will be held in the Holdco Initial Indenture Debt Service Account and $23,500,000 of which will be held in the Holdco Allowance Purchase Reserve Account, in each case pursuant to the terms of the Holdco Deposit Account Agreement, and (y) $28,000,000 of which shall be held in the Holdco Restructuring Cost Reserve Account to be used by Holdco to pay transaction fees and costs related to the transactions contemplated by the Restated Credit Agreements; (ii) $59,800,000 shall be applied to prepay outstanding principal of Acquisition Loans under the Original OPNY Credit Agreement to the Original OPNY Lenders on a pro rata basis based upon total Loans and Commitments outstanding under the Original OPNY Credit Agreement immediately prior to the Restructuring Effective Date; and (iii) $60,000,000 (such amount, plus any accrued but unpaid interest and fees under the OPH Revolver, the "OPH Revolver Payoff Amount") shall be applied in the manner contemplated by Section 1(D) below.

          C. Cash of OPMW, currently held in the OPMW Revenue Account, in the amount of $15,500,000 shall be applied as follows: (i) $14,000,000 shall be applied to prepay outstanding principal of Acquisition Loans under the Original OPMW Credit Agreement to the Original OPMW Lenders on a pro rata basis based upon total Loans and Commitments outstanding under the OPMW Credit Agreement immediately prior to the Restructuring Effective Date; and (ii) $1,500,000 of which will be held in the Holdco Allowance Purchase Reserve Account pursuant to the terms of the Holdco Deposit Account Agreement.

          D. UBOC, Scotia and HVB shall unconditionally commit to acquire Loans and Commitments (as defined in the Original OPNY Credit Agreement and to the extent acquired as contemplated herein, the "Acquired OPNY Loans and Commitments") in the aggregate amount of $44,000,000 (allocated in the aggregate amounts of $16,000,000 to each of UBOC and Scotia and $12,000,000 to HVB) as follows:

               (i) First, cash equal to 100% of the outstanding principal amount of loans ($37,109,845.34 in the aggregate, the "Exiting OPNY Lender Payoff Amount") owed to each of CIBC, Bank of Montreal and Bank Hapoalim, B.M. (the "Exiting OPNY Lenders") under the Original OPNY Credit Agreement shall be used to acquire all of the Acquisition Loans of the Exiting OPNY Lenders under the Original OPNY Credit Agreement. The transfer of that portion of the Acquired OPNY Loans and Commitments from the Exiting OPNY Lenders to UBOC, Scotia and HVB as contemplated by this Section 1(D)(i) shall be effectuated by a Master Assignment and Acceptance Agreement in the form of Exhibit A attached hereto.

               (ii) Second, cash in the amount of $6,890,154.66 shall be used to acquire, on a pro-rata basis based on total Loans and Commitments, notes and obligations from all of the Original OPNY Lenders (other than the Exiting OPNY Lenders) under the Original OPNY Credit Agreement. The transfer of such portion of the Acquired OPNY Loans from the Original OPNY Lenders (other than the Exiting OPNY Lenders) as contemplated by this Section 1(D)(ii) shall be effectuated by a Master Assignment and Acceptance Agreement in the form of Exhibit A attached hereto.

               (iii) The OPH Lenders hereby agree and acknowledge that they shall cancel the OPH Revolver, and the notes and credits that they hold and are owed pursuant thereto, in exchange for and upon receipt of (a) (x) in the case of CIBC, cash in the amount of $16,000,000 and
          (y) in the case of UBOC, Scotia and HVB, the notes and obligations held by the Exiting OPNY Lenders as described in Section 1(D)(i) and
          (b) the notes and obligations held by the other Original OPNY Lenders as and to the extent described in Section 1(D)(ii), and that such actions (rather than the actual transfer of funds to UBOC, Scotia and HVB) shall be deemed to constitute the Cash Applications contemplated by Sections 1(D)(i) and 1(D)(ii) above. As a result of their acquisition of the Acquired OPNY Loans pursuant to the terms of this
          Section 1(D), UBOC, Scotia and HVB shall become parties to the Original OPNY Credit Agreement, and immediately thereafter, the Restated OPNY Credit Agreement as contemplated by this Agreement and by the Restated OPNY Credit Agreement.

          E. The OPNY Lenders shall unconditionally commit to acquire Working Capital Loan Commitments of the Exiting OPNY Lenders under the Original OPNY Credit Agreement in the aggregate amount of $4,232,000 (allocated in the aggregate amounts of $2,157,000 to Bank of Montreal and $2,075,000 to
     CIBC), on a pro rata basis based upon such OPNY Lenders' total Loans and Commitments under the Original Credit Agreement (after giving effect to the actions described in the foregoing clauses 1.A through 1.D hereof); however, those OPNY Lenders who are not Working Capital Lenders under the Original OPNY Credit Agreement will then swap their resulting pro rata share of such $4,232,000 for a like amount of the Acquisition Loans with Bank of America, N.A. and BNP Paribas. The assignments and acceptances as contemplated by this Section 1(E) shall be effectuated by a Master Assignment and Acceptance Agreement in the form of Exhibit A attached hereto.

          F. Cash of OPNY currently held in the OPNY Revenue Account, in the amount of $1,650,000 shall be applied to prepay outstanding principal of Acquisition Loans under the Restated OPNY Credit Agreement to the Original OPNY Lenders in accordance with the terms of the Original OPNY Credit Agreement and shall be deemed to be in payment of the principal amount due and payable to the OPNY Lenders on December 31, 2002 under the Restated OPNY Credit Agreement. Cash of OPMW, currently held in the OPMW Revenue Account, in the amount of $4,950,000 shall be applied to prepay outstanding principal of Acquisition Loans under the Original OPMW Credit Agreement to the Original OPMW Lenders in accordance with the terms of the Original OPMW Credit Agreement and shall be deemed to be in payment of the amount due and payable to the OPMW Lenders on December 31, 2002 under the Restated OPMW Credit Agreement.

     2. Restated Credit Agreements. The parties hereby agree that this Agreement sets forth the parties' understanding of the Cash Applications necessary to effect the transactions contemplated by the terms and conditions of the Restated Credit Agreements. The Restated Credit Agreements shall govern the credits and commitments related thereto.

     3. Agreement of OPH and the OPH Lenders. OPH, the OPH Administrative Agent and the OPH Lenders hereby acknowledge and agree that effective upon receipt by each of the OPH Lenders of its pro rata share of the OPH Revolver Payoff Amount in the manner described in Section 1 above, (a) the OPH Revolver, and all obligations of OPH thereunder, shall be terminated and no longer of any force and effect, (b) all obligations and commitments of the OPH Lenders under the OPH Revolver shall be permanently terminated and no longer of any force and effect, and (c) all liens and other encumbrances created under the OPH Revolver, if any, shall be released and be of no further force and effect; provided, however, that any indemnification or similar obligations that by the express terms of the OPH Revolver are stated to survive termination shall continue to survive.

     4. Agreement of the Exiting OPNY Lenders. Each Exiting OPNY Lender hereby acknowledges and agrees that effective upon its receipt of its pro rata share of the Exiting OPNY Lender Payoff Amount in the manner described in Section 1(D)(i) above, (a) all obligations of OPNY to the Exiting OPNY Lenders shall be terminated and no longer of any force and effect, (b) all obligations and commitments of the Exiting OPNY Lenders under the Original OPNY Credit Agreement shall be transferred as provided in the Master Assignment and Acceptance Agreement, and (c) all liens and other encumbrances created under the Financing Documents (as defined in the Original OPNY Credit Agreement, the "OPNY Financing Documents") in favor of the Exiting OPNY Lenders shall have been assigned by the Exiting OPNY Lenders as contemplated above and the Exiting OPNY Lenders shall have no interest in or claim upon the collateral security provided in the OPNY Financing Documents or in or upon any other assets or property of OPNY or its affiliates pursuant to the Original OPNY Credit Agreement or the other OPNY Financing Documents; provided, however, that any indemnification or similar obligations that by the express terms of the OPNY Financing Documents are stated to survive termination shall continue to survive in favor for the Original OPNY Lenders.

     5. Consent and Waiver. The parties hereto hereby consent to and agree to permit the Cash Applications as described herein despite any provisions to the contrary in any of the documents and agreements related to the OPH Revolver, the Original OPNY Credit Agreement and the Original OPMW Credit Agreement. The parties hereby agree to waive any contrary provisions of the terms, covenants and conditions of any of the documents and agreements related to the OPH Revolver, the Original OPNY Credit Agreement and the Original OPMW Credit Agreement to the extent necessary to effect the Cash Applications and the other actions and transactions described in and contemplated by this Agreement.

     6.   Counterpart Signatures. This Agreement may be executed in counterpart.

     7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

     8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAWS THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE PARTIES HERETO IN CONNECTION WITH THIS AGREEMENT, WHETHER

ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

     In witness whereof, the parties to the foregoing Closing Memorandum have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.


                       [SIGNATURES ON THE FOLLOWING PAGES]

                                        ORION PARTIES:

                                        ORION POWER HOLDINGS, INC.,
                                        a Delaware corporation

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ORION POWER CAPITAL LLC,
                                        a Delaware limited liability company

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ORION POWER NEW YORK, L.P.,
                                        a Delaware limited partnership

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ORION POWER MIDWEST, L.P.,
                                        a Delaware limited partnership

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        OPH ADMINISTRATIVE AGENT:

                                        UNION BANK OF CALIFORNIA, N.A.

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        OPH LENDERS:

                                        UNION BANK OF CALIFORNIA, N.A.

                                        By:
                                            -----------------------------------
                                        Name:
                                              ---------------------------------
                                        Title:
                                               --------------------------------

                                        CANADIAN IMPERIAL BANK OF COMMERCE

                                        By:
                                            -----------------------------------
                                        Name:
                                              ---------------------------------
                                        Title:
                                               --------------------------------


                                        THE BANK OF NOVA SCOTIA

                                        By:
                                            -----------------------------------
                                        Name:
                                              ---------------------------------
                                        Title:
                                               --------------------------------


                                        BAYERISCHE HYPO- UND VEREINSBANK, AG,
                                        NEW YORK BRANCH

                                        By:
                                            -----------------------------------
                                        Name:
                                              ---------------------------------
                                        Title:
                                               --------------------------------


                                        ORIGINAL OPNY LENDERS:

                                        BANK OF AMERICA, N.A.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                        BNP PARIBAS


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        BAYERISCHE HYPO- UND VEREINSBANK AG,
                                        NEW YORK BRANCH


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        ABN AMRO BANK N.V.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                        COBANK, ACB


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        DEUTSCHE BANK AG NEW YORK BRANCH
                                        AND/OR CAYMAN ISLANDS BRANCH


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        UNION BANK OF CALIFORNIA, N.A.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        ING CAPITAL LLC


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:



                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                        DZ BANK AG DEUTSCHE ZENTRAL-
                                        GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN,
                                        NEW YORK BRANCH


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        FLEET NATIONAL BANK


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        DRESDNER BANK AG, NEW YORK AND
                                        GRAND CAYMAN BRANCHES


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        CIBC INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        MIZUHO CORPORATE BANK, LTD


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        THE ROYAL BANK OF SCOTLAND PLC


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        BANK OF SCOTLAND


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        LLOYDS TSB BANK PLC


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        ABBEY NATIONAL TREASURY SERVICES PLC

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        THE GOVERNOR AND COMPANY OF THE BANK
                                        OF IRELAND

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        NORDDEUTSCHE LANDESBANK GIROZENTRALE,
                                        NEW YORK/GRAND CAYMAN ISLANDS


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        SUMITOMO MITSUI BANKING CORPORATION


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        ERSTE BANK DER OESTERREICHISCHEN
                                        SPARKASSEN


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        LANDESBANK SCHLESWIG-HOLSTEIN
                                        GIROZENTRALE


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        BANK HAPOALIM, B.M.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        BANK OF MONTREAL

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        THE BANK OF NOVA SCOTIA


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        ORIGINAL OPMW LENDERS:


                                        BANK OF AMERICA, N.A., as Revolving
                                        Lender and an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        LANDESBANK SCHLESWIG-HOLSTEIN
                                        GIROZENTRALE


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        BNP PARIBAS, as a Revolving Lender and
                                        an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        DEUTSCHE BANK AG NEW YORK AND/OR
                                        CAYMAN ISLAND BRANCH, as a Revolving
                                        Lender and an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        BAYERISCHE HYPO- UND VEREINSBANK AG,
                                        NEW YORK BRANCH, as a Revolving
                                        Lender and an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        DEXIA- CREDIT LOCAL DE FRANCE, as a
                                        Revolving Lender and an Acquisition
                                        Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        DZ BANK AG DEUTSCHE ZENTRAL-
                                        GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN,
                                        NEW YORK BRANCH, as a Revolving Lender
                                        and an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        DRESDNER BANK AG, NEW YORK AND
                                        GRAND CAYMAN BRANCHES, as a Revolving
                                        Lender and an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        ING CAPITAL LLC, as a Revolving Lender
                                        and an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        SOCIETE GENERALE, as a Revolving Lender
                                        and an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        UNION BANK OF CALIFORNIA, N.A., as a
                                        Revolving Lender and an Acquisition
                                        Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        ABN AMRO BANK N.V., as a Revolving
                                        Lender and an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        COBANK, ACB, as a Revolving Lender and
                                        an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        CREDIT LYONNAIS NEW YORK BRANCH, as a
                                        Revolving Lender and an Acquisition
                                        Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        MIZUHO CORPORATE BANK, LTD, as a
                                        Revolving Lender and an Acquisition
                                        Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        FLEET NATIONAL BANK, as a Revolving
                                        Lender and an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        NORDDEUTSCHE LANDESBANK GIROZENTRALE,
                                        NEW YORK/GRAND CAYMAN ISLANDS BRANCH,
                                        as a Revolving Lender and an Acquisition
                                        Lender

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        THE ROYAL BANK OF SCOTLAND PLC, as a
                                        Revolving Lender and an Acquisition
                                        Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        ABBEY NATIONAL TREASURY SERVICES PLC,
                                        as an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        BANK ONE, NA, as an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        BARCLAYS BANK PLC, as an Acquisition
                                        Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        LLOYDS TSB BANK PLC, as an Acquisition
                                        Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        THE GOVERNOR AND COMPANY OF
                                        THE BANK OF SCOTLAND, as an
                                        Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        SUMITOMO MITSUI BANKING CORPORATION,
                                        as an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        AIB CAPITAL MARKETS PLC, as an
                                        Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        BANCA NAZIONALE DEL LAVORO S.P.A.,
                                        NEW YORK BRANCH, as an Acquisition
                                        Lender

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        CREDIT INDUSTRIEL ET COMMERCIAL,
                                        as an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        NATIONAL CITY BANK OF PENNSYLVANIA,
                                        as an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        THE GOVERNOR AND COMPANY OF
                                        THE BANK OF IRELAND, as an Acquisition
                                        Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        ERSTE BANK DER OESTERREICHISCHEN
                                        SPARKASSEN AG, as an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        UFJ BANK LIMITED (f/k/a THE SANWA BANK
                                        LIMITED), NEW YORK BRANCH, as an
                                        Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        COOPERATIEVE CENTRALE RAIFFEISEN-
                                        BOERENLEENBANK B.A., as an Acquisition
                                        Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        CSAM FUNDING I, as a Revolving Lender
                                        and an Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        FIRST DOMINION FUNDING I, as an
                                        Acquisition Lender


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        BANK HAPOALIM, B.M.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        BANK OF MONTREAL


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        THE BANK OF NOVA SCOTIA


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        EXITING OPNY LENDERS:

                                        CIBC, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        BANK OF MONTREAL

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        BANK HAPOALIM, B.M.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                    EXHIBIT A


                   MASTER ASSIGNMENT AND ACCEPTANCE AGREEMENT

     THIS MASTER ASSIGNMENT AND ACCEPTANCE AGREEMENT, dated as of October 28, 2002 (this "Agreement"), among the financial institutions listed on Schedule 1 to this Agreement (collectively, the "Assignors"), the financial institutions listed on Schedule 2 to this Agreement (collectively, the "Assignees"), and Bank of America, N.A., as administrative agent under the Credit Agreement referred to below (in such capacity, together with any successor and assigns, the "Administrative Agent").

                             PRELIMINARY STATEMENTS

     1. This Agreement relates to the Credit Agreement, dated as of July 28, 1999 (as such agreement may be modified, amended or supplemented from time to time, the "Credit Agreement"), among ORION POWER NEW YORK, L.P. (the "Borrower"), BANC OF AMERICA SECURITIES LLC and PARIBAS, as lead arrangers (collectively, the "Lead Arrangers"), the financial institutions signatories thereto and each other financial institution which may thereafter become an assignee pursuant to Section 9.06 thereto (each a "Lender", and collectively the "Lenders"), BANK OF AMERICA, N.A., as Issuing Bank and BANK OF AMERICA, N.A., as Administrative Agent. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

     2. Immediately before giving effect to this Agreement, each of the Assignors has the Acquisition Loan Commitments and Working Capital Loan Commitments (collectively, the "Commitments"), as well as the outstanding Acquisition Loan Advances and outstanding Working Capital Loan Advances (collectively, the "Outstanding Advances") set forth on Schedule 3 hereto. Each of the Assignors propose to assign to each of the Assignees, and each of the Assignees proposes to assume, all of the rights of each such Assignor under the Credit Agreement in respect of each Assignee's pro rata share of all or a portion of such Assignor's Commitments (the "Assigned Commitments") and Outstanding Advances (the "Assigned Advances," and, together with the Assigned Commitments, the "Assigned Interests"), as the case may be, such that, immediately upon giving effect to this Agreement, each of the Assignors and each of the Assignees shall have the Acquisition Loan Commitments, Working Capital Loan Commitments, outstanding Acquisition Loan Advances and outstanding Working Capital Loan Advances set forth on Schedule 4 hereto.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     SECTION 1. Assignment. Effective as of the effective date set forth on
Schedule 1 (the "Effective Date"), each of the Assignors hereby sells, assigns, transfers and conveys to each Assignee such Assignee's pro rata share of all of the rights and obligations of such Assignor under the Credit Agreement in and to its respective portion of the Assigned Interests, and each Assignee hereby accepts such assignment, transfer and conveyance from the Assignors and assumes all of the obligations of the Assignors under the Credit Agreement in and to such Assigned Interests. Upon (a) the execution and delivery hereof by the Assignors, the Assignees and the Administrative Agent and (b) the payment of the amounts specified in Section 2 hereof required to be paid on the date hereof, (i) each Assignee shall, as of the date hereof, be deemed to be an Acquisition Lender and Working Capital Lender listed on the signature pages to the Credit Agreement and succeed to the rights and be obligated to perform the obligations of an Acquisition Lender and Working Capital Lender under the Credit Agreement with the Commitments and Outstanding Advances set forth on Schedule 4 hereto, and
(ii) the aggregate Commitments and Outstanding Advances of each Assignor shall, as of the date hereof, be reduced to the amounts set forth on Schedule 4 hereto, and the Assignors shall be released from their respective obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignors. The assignment executed hereby is made pursuant to and in accordance with Section 9.06 of the Credit Agreement.

     SECTION 2. Payments. It is understood that all unpaid interest accrued and Fees with respect to the Assigned Interests accrued prior to the date hereof are for the account of the Assignors. The interest and Fees with respect to the Assigned Interests accruing from and including the date hereof are for the account of the Assignee. Each of the Assignors and the Assignees hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

     SECTION 3. Participations. The Assignees may sell or grant participations in all or any part of the rights granted to it hereunder in accordance with the provisions of Section 9.06(g) of the Credit Agreement.

     SECTION 4. Non-Reliance on Assignors, the Lenders, the Lead Arrangers, the Issuing Bank or the Administrative Agent. (a) Neither the Assignors, the Lenders, the Lead Arrangers, the Issuing Bank nor the Administrative Agent shall be responsible to the Assignees for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Transaction Documents or for any representations, warranties, recitals or statements made therein or in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents made or furnished or made available by the Assignors, the Lenders, the Issuing Bank or the Administrative Agent to the Assignees or by or on behalf of the Borrower to the Assignors, the Lenders, the Issuing Bank, the Administrative Agent or the Assignees in connection with the Transaction Documents and the transactions contemplated thereby. Neither the Assignors, the Lenders, the Issuing Bank nor the Administrative Agent shall be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Advances or as to the existence or possible existence of any Default or Event of Default.

     (b) Neither the Assignors, the Lenders, the Lead Arrangers, the Issuing Bank nor the Administrative Agent makes any representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or any other party to any Financing Document, or the validity and enforceability of the Obligations. Each Assignee hereby acknowledges that it has, independently and without reliance on the Assignors, the Lenders, the Issuing Bank or the Administrative Agent, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower and of each other party to the Financing Documents.

     SECTION 5. Representations and Warranties of Assignee. Each Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement, (ii) confirms that it has received a copy of the Security Documents, the Credit Agreement, the other Financing Documents and the Project Contracts and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement, (iii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignors or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the Security Agreements and other Financing Documents, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Security Agreements, the Credit Agreement and the other Financing Documents are required to be performed by it as a Lender and (v) specifies as its lending offices (and address for notices) the offices set forth on Schedule 2 hereto.

     SECTION 6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAWS THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE PARTIES HERETO IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

     SECTION 7. Amendment. No term or provision of this Agreement may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Assignors and the Assignees, with the consent of the Administrative Agent.

     SECTION 8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.



                                   ADMINISTRATIVE AGENT:

                                        BANK OF AMERICA, N.A.


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                   ASSIGNEES:

                                        UNION BANK OF CALIFORNIA, N.A.



                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        THE BANK OF NOVA SCOTIA



                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        BAYERISCHE HYPO- UND VEREINSBANK, AG,
                                        NEW YORK BRANCH



                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                   ASSIGNORS:

                                        BANK OF AMERICA, N.A.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        BNP PARIBAS


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        BAYERISCHE HYPO- UND VEREINSBANK AG,
                                        NEW YORK BRANCH


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        ABN AMRO BANK N.V.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        COBANK, ACB


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        DEUTSCHE BANK AG NEW YORK BRANCH AND/OR
                                        CAYMAN ISLANDS BRANCH


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        UNION BANK OF CALIFORNIA, N.A.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        ING CAPITAL LLC


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        DZ BANK AG DEUTSCHE ZENTRAL-
                                        GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN,
                                        NEW YORK BRANCH


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        FLEET NATIONAL BANK


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        DRESDNER BANK AG, NEW YORK AND
                                        GRAND CAYMAN BRANCHES


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        CIBC INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        MIZUHO CORPORATE BANK, LTD


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        THE ROYAL BANK OF SCOTLAND PLC


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        BANK OF SCOTLAND


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        LLOYDS TSB BANK PLC


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        ABBEY NATIONAL TREASURY SERVICES PLC


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        THE GOVERNOR AND COMPANY OF
                                        THE BANK OF IRELAND


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        NORDDEUTSCHE LANDESBANK GIROZENTRALE,
                                        NEW YORK/GRAND CAYMAN ISLANDS


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        SUMITOMO MITSUI BANKING CORPORATION


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        ERSTE BANK DER OESTERREICHISCHEN SPARKAS


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        LANDESBANK SCHLESWIG-HOLSTEIN
                                        GIROZENTRALE


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        EXITING OPNY LENDERS:

                                        CIBC, INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        BANK OF MONTREAL

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        BANK HAPOALIM, B.M.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                                                       EXHIBIT S
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT


                              AMENDED AND RESTATED
                     INTERCOMPANY WORKING CAPITAL AGREEMENT


     THIS AMENDED AND RESTATED INTERCOMPANY WORKING CAPITAL AGREEMENT, dated as of October 28, 2002 (this "Agreement") among ORION POWER NEW YORK, L.P., a Delaware limited partnership ("Orion Power"), ASTORIA GENERATING COMPANY, L.P., a Delaware limited partnership ("Astoria Generating"), CARR STREET GENERATING STATION, L.P., a Delaware limited partnership ("Carr Street"), and ERIE BOULEVARD HYDROPOWER, L.P., a Delaware limited partnership ("Erie Boulevard").


                              W I T N E S S E T H:

          WHEREAS, Orion Power has entered into an Amended and Restated Credit Agreement, dated as of October 28, 2002 (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), with Banc of America Securities LLC, as a Lead Arranger and a Joint Book Runner, BNP Paribas, as a Lead Arranger and a Joint Book Runner, BNP Paribas, as Syndication Agent, Union Bank of California, N.A., as a Documentation Agent, CoBank, ACB, as a Documentation Agent, Deutsche Bank AG, New York and/or Cayman Island Branch, as a Documentation Agent, Bank of America, N.A., as Issuing Bank, Bank of America, N.A., as Administrative Agent (the "Administrative Agent"), and each financial institution which is a signatory thereto or which may hereafter become an assignee pursuant to Section 9.06 of the Credit Agreement (each a "Lender", and collectively the "Lenders"), pursuant to which the Lenders have agreed, inter alia, to make available credit facilities to Orion Power to finance a portion of the purchase price of the Portfolio Assets (as defined in the Credit Agreement) and to provide working capital availability to Orion Power;

          WHEREAS, the Credit Agreement contemplates the execution, delivery and the implementation of this Agreement;

          WHEREAS, Orion Power, the Administrative Agent, the Lenders and certain other parties signatory thereto have entered into a Second Amended and Restated Deposit Account Agreement, dated as of October 28, 2002 (as the same may be amended, supplemented or otherwise modified from time to time, the "Deposit Account Agreement"), providing for, among other things, the establishment of the Accounts and the application of the proceeds of the Collateral; and

          WHEREAS, the Credit Agreement contemplates the execution and delivery of the Intercompany Working Capital Note by Carr Street Generating, Erie Boulevard and Astoria Generating on the Restructuring Effective Date;

          NOW, THEREFORE, subject to and upon the terms, conditions, covenants and agreements contained herein, Orion Power, Carr Street Generating, Erie Boulevard and Astoria Generating hereby agree to amend and restate the existing Intercompany Working Agreement in its entirety as follows, intending to be legally bound:

     1.   Definitions.

          (a) As used in this Agreement, the following terms will have the following meanings unless the context requires otherwise:

               (i) "AGREEMENT" means this Intercompany Working Capital Agreement as originally executed or hereafter amended.

               (iii) "OPERATING COMPANIES" means, collectively, Astoria Generating, Carr Street Generating and Erie Boulevard, or any of them.

          (b) Capitalized terms used herein but not defined herein have the meanings set forth in the Credit Agreement.

     2. Working Capital Line of Credit. (a) Subject to, and upon the terms, conditions, covenants and agreements contained herein, Orion Power agrees to lend to the Operating Companies at any time and from time to time from and after the Restructuring Effective Date, such amounts as the Operating Companies may request for working capital and general operating purposes. Within such limits and during such periods, the Operating Companies may borrow, repay and reborrow hereunder. All loans made pursuant to the terms hereof, and any repayment thereof, shall be made and repaid consistent with and as contemplated by, the Deposit Account Agreement and the Credit Agreement.

          (b) All loans pursuant to Section 2(a) hereof shall be evidenced by a promissory note executed and delivered by the Operating Companies in substantially the form of Exhibit K-2 to the Credit Agreement, payable to the order of Orion Power, bearing interest prior to maturity or default at a variable rate at all times at the rate set forth in the Intercompany Working Capital Note.

          (c) All past due principal and interest of any Intercompany Working Capital Note, whether due as the result of acceleration or maturity or otherwise, shall bear interest at the Default Rate from the date the payment thereof shall have become due until the same have been fully discharged by payment. Each advance and each payment of principal under the Intercompany Working Capital Note shall be evidenced by notations made by Orion Power in its business records or as an attached schedule to the Intercompany Working Capital Note.

     3. Use of Proceeds. The proceeds of any Intercompany Working Capital Note shall be used by the Operating Companies for working capital and for general operating purposes.

     4. Covenants and Agreements. Until payment and performance in full of the Intercompany Working Capital Notes and the obligations hereunder, the Operating Companies covenant and agree to do the following:

          (a) Comply with their respective obligations under and pursuant to all Financing Documents to which they are a party.

          (b) Pay reasonable expenses of Orion Power, including reasonable legal expenses and attorneys' fees, which have been or may be incurred by Orion Power in connection with the lending and incurring of obligations or liabilities hereunder or for the enforcement of the Operating Companies' obligations hereunder.

          (c) Furnish Orion Power with such financial and other information concerning any of the Operating Companies as Orion Power shall reasonably request from time to time.

          (d) execute and deliver an Intercompany Working Capital Note on the Restructuring Effective Date.

     5. Counterparts. This Agreement may be executed by the parties hereto in several separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together constitute one and the same instrument.

     6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     7. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     8. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the subject matter hereof. Each party hereto hereby agrees for the benefit of the Administrative Agent that all references in the Financing Documents and all other documents and instruments executed and delivered in connection therewith to the "Intercompany Working Capital Agreement" shall be deemed to mean and include this Agreement.

     9. Amendment and Restatement. This Agreement is an amendment and restatement of the Intercompany Working Capital Agreement dated as of July 28, 1999 (as supplemented by that certain Supplemental Agreement dated as of August 19, 1999 by and between Astoria Generating and Bank of America, N.A., as administrative agent) (the "Original Agreement") between Orion Power and the Operating Companies. It is the intention of Orion Power and the Operating Companies that this Agreement amend, restate, extend and renew the terms and conditions of the Original Agreement, and is not intended to be a novation or discharge of the obligations of Orion Power or the Operating Companies thereunder.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                        ORION POWER NEW YORK, L.P.,
                                        a Delaware limited partnership

                                        By: Orion Power New York GP, Inc.,
                                            its general partner


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        ASTORIA GENERATING COMPANY, L.P.,
                                        a Delaware limited partnership

                                        By: Orion Power New York GP, Inc.,
                                            its general partner


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        CARR STREET GENERATING STATION, L.P.,
                                        a Delaware limited partnership

                                        By: Orion Power New York GP, Inc.,
                                            its general partner


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        ERIE BOULEVARD HYDROPOWER, L.P.,
                                        a Delaware limited partnership

                                        By: Orion Power New York GP, Inc.,
                                            its general partner


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                       EXHIBIT T
                                                                          TO THE
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT

                      [LETTERHEAD OF BANK OF AMERICA, N.A.]

                      IRREVOCABLE STANDBY LETTER OF CREDIT

                                      Date:

Number:
Amount:           U.S. $10,000,000
Account Party:    Orion Power New York, L.P.
                  7 East Redwood Street, 10th Floor
                  Baltimore, MD 21202

Beneficiary:      Consolidated Edison Company of New York, Inc.
                  4 Irving Place
                  New York, NY 10003



Consolidated Edison Company of New York, Inc.
4 Irving Place
New York, NY 10003

     We hereby establish our Irrevocable Standby Letter of Credit No. ____ in favor of the addressee hereof (the "Beneficiary") for the account of Orion Power New York, L.P. (the "Borrower") for an amount not exceeding a total of U.S. $10,000,000 (Ten Million U.S. Dollars) (such amount, as reduced or reinstated from time to time in accordance with the provisions hereof, the "Stated Amount"). This Letter of Credit is issued in connection with the Guarantee Agreement, dated as of March 2, 1999, between Orion Power Holdings, Inc. and Consolidated Edison Company of New York (the "ConEd Guarantee") and the Credit Agreement, dated as of July 28, 1999 (the "Credit Agreement"), among the Borrower, Banc of America Securities LLC and Paribas, as lead arrangers (the "Lead Arrangers"), Bank of America, N.A., as the issuer of the letter of credit referred to therein (the "Issuing Bank"), each of the lenders party thereto (the "Lenders") and the Administrative Agent (all capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement).

Funds under this Letter of Credit are available to you upon our receipt of a certificate in the form of Exhibit A attached hereto (the "Demand Certificate"), purportedly signed by your duly authorized officer or employee and appropriately completed, if such Demand Certificate is presented as hereinafter specified on or before the Letter of Credit Expiration Date (as hereinafter defined).

Drawing Procedures: One Demand Certificate shall be presented for each drawing hereunder. Each Demand Certificate shall be dated the date of presentation and shall be presented to Bank of America, N.A., located at 901 Main Street, 14th Floor, Dallas, Texas 75202 or such other address as we may designate in writing. If your Demand Certificate is presented by 12:00 noon (New York City time) on any day on which we open for business (a "Business Day"), in strict conformity with the terms and conditions of this Letter of Credit, we will honor the same by making payment, in accordance with your payment instructions, by 3:00 p.m. (New York City time) the same Business Day, otherwise we will honor your Demand Certificate by making payment, in accordance with your payment instructions, by 1:00 p.m. (New York City time) the following Business Day.

Partial drawings are allowed.

The amount available to be drawn under this Letter of Credit shall be automatically reduced by the amount of any drawing hereunder.

Letter of Credit Expiration Date. This Letter of Credit is effective on August 19, 1999 and is valid until 5:00 p.m., New York City time, on August 19, 2000 (the "Letter of Credit Expiration Date"). This Letter of Credit shall automatically be extended for a period of one year from the Letter of Credit Expiration Date and shall thereafter automatically be extended for an additional one-year period on each expiration date thereafter; provided, that, this Letter of Credit shall terminate on the earliest to occur of (a) the date that is five
(5) Business Days after the delivery by Bank of America, N.A., as Administrative Agent, to us, with a copy to you, of a notice of termination of this Letter of Credit to you no later than ten (10) Business Days prior to the Final Maturity Date, (b) a drawing under this Letter of Credit by the Beneficiary equal to the then applicable Stated Amount, (c) the date that is five (5) Business Days after the delivery by us of a notice of termination of this Letter of Credit to you no later than thirty (30) days prior to the then current expiration date (the "Current Letter of Credit Expiration Date"), (d) the date that is four (4) Business Days after the delivery by Bank of America, N.A., as Administrative Agent, to us, with a copy to you, of a notice of termination of the Working Capital Loan Commitments in accordance with the terms of the Credit Agreement and (e) thirty (30) days after the delivery by Bank of America, N.A., as Administrative Agent, to us, with a copy to you, of a notice that the long term debt of the Borrower shall have received an Investment Grade Rating. Notwithstanding the foregoing, in no event shall this Letter of Credit be extended beyond the date that is ten (10) Business Days prior to December 31, 2002. Upon expiration or termination of this Letter of Credit, our obligations hereunder shall be fully discharged and we shall thereafter have no obligation to make further payments under this Letter of Credit. By paying to you the full amount demanded in accordance therewith, we make no representation as to the correctness of the amount demanded.

Transfer. The Beneficiary may not transfer, in whole or in part, any of its rights under this Letter of Credit without the prior written consent of each of Bank of America, N.A. and the Borrower. Upon approval by each of Bank of America, N.A. and the Borrower, the Beneficiary shall effect such transfer of its rights under this Letter of Credit by the delivery to us of this Letter of Credit accompanied by a Notice of Transfer in the form attached as Exhibit B. Upon receipt thereof and surrender of this Letter of Credit to us, we shall issue a replacement Letter of Credit on the same terms as this Letter of Credit but with a revised Exhibit A to the Letter of Credit showing the name of the transferee instead of the name of the Beneficiary.

Full Agreement. This Letter of Credit sets forth in full our undertaking and such undertaking shall not in any way be modified, amended, amplified, or limited by reference to any document, instrument, or agreement referred to herein, except only the Demand Certificates and drafts referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument, or agreement except for such Demand Certificates and drafts.

Governing Law. This Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500, and, as to matters not covered therein, be governed by the laws of the State of New York, including without limitation the Uniform Commercial Code as in effect in such State.

All documents presented to us in connection with any demand for payment hereunder, as well as all notices and other communications to us in respect of this Letter of Credit shall be in writing and addressed and presented to us at our office at 901 Main Street, 14th Floor, Dallas, Texas 75202, Attention:
Letter of Credit Department, and shall make specific reference to this Letter of Credit by number. Such documents, notices and other communications shall be personally delivered to us, or may be sent to us by telecopier (telecopier number 214-290-9441), promptly confirmed by a written document, notice or other communication, as the case may be, delivered to us, to the telecopier number set forth above, or to such other numbers as we may specify from time to time in writing to you.

                                Very truly yours,

                                BANK OF AMERICA, N.A.


                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                                                    Exhibit A to
                                                       Letter of Credit No._____

                               DEMAND CERTIFICATE

Bank of America, N.A.
901 Main Street, 14th Floor
Dallas, Texas 75202
Attention: Letter of Credit Department

     I am a duly authorized officer of Consolidated Edison Company of New York, Inc. (the "Beneficiary"). Demand is hereby made for payment in the amount of U.S. $_____, under the Bank of America, N.A. Irrevocable Standby Letter of Credit Number ______ dated ____________ (the "Letter of Credit"), issued for the account of Orion Power New York, L.P., a Delaware limited partnership (the "Borrower"). In connection with such demand, I hereby certify as follows on behalf of the Beneficiary:

     The Beneficiary is making a drawing under the Letter of Credit (all capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the ConEd Guarantee (as defined in the Letter of Credit)) because the Guarantor has fully or partially failed to satisfy the Obligations under Section 2 of the ConEd Guarantee.

     The Beneficiary certifies that such amount is now due and payable to the Beneficiary pursuant to Section 2 of the ConEd Guarantee.

     If this Demand Certificate is presented to you by 12:00 noon on a Business Day (as defined in the Letter of Credit) then by 3:00 p.m. on the same Business Day, or if this Demand Certificate is presented later than 12:00 noon, then by 1:00 p.m. the following Business Day, please transfer the amount specified above to [insert wire instructions for account of the Beneficiary, Account No. _______, Attention: _________].

     IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the ______ day of __________.


                               CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

                               By:
                                   ---------------------------------------------
                                   Name:
                                   Title:

                                                                    Exhibit B to
                                                     Letter of Credit No. ______

Bank of America, N.A.
901 Main Street, 14th Floor
Dallas, Texas 75202
Attention: Letter of Credit Department


                               NOTICE OF TRANSFER

Re:  Irrevocable Standby Letter of Credit No. _______

The undersigned, a duly authorized officer of Consolidated Edison Company of New York, Inc. (the "Beneficiary") hereby advises you that all rights of the undersigned Beneficiary to draw under the Irrevocable Standby Letter of Credit referred to above (the "Letter of Credit") have been and are hereby irrevocably transferred to:

                           ------------------------------------
                           (Name of transferee)

                           ------------------------------------

                           ------------------------------------

                           ------------------------------------
                           (Address of transferee)

By this transfer, all rights of the Beneficiary in the Letter of Credit are transferred to the Transferee and said Transferee shall hereafter have all and exclusively the sole rights as beneficiary of the Letter of Credit, including (without limitation) the right to draw funds under the Letter of Credit in accordance with its terms.

As provided under the terms of the Letter of Credit, please issue a replacement Irrevocable Standby Letter of Credit in the name of the Transferee, addressed to the Transferee at the address set forth above, in an amount equal to the outstanding amount of the Letter of Credit on the date of this notice, and otherwise on the same terms as the original Letter of Credit but with a revised Exhibit A to the Letter of Credit showing the name of the Transferee instead of the name of Beneficiary.

Accompanying this Notice of Transfer is the original Letter of Credit, which is being surrendered to you in trust for the benefit of said Transferee, until such time as you shall have issued a replacement Irrevocable Standby Letter of Credit in accordance with the terms of the Letter of Credit and this Notice.

                               Sincerely,

                               CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.



                               By:
                                  ----------------------------------------------
                                  Name:
                                  Title:

                                                                       EXHIBIT U
                                                                              TO
                                                            AMENDED AND RESTATED
                                                                CREDIT AGREEMENT

================================================================================



                                    [FORM OF]

                             SUBORDINATION AGREEMENT

                              DATED AS OF [ ], [ ]


                                      AMONG


                        [NAME OF SUBORDINATED CREDITOR],


                             BANK OF AMERICA, N.A.,
                          AS OPNY ADMINISTRATIVE AGENT,

                             BANK OF AMERICA, N.A.,
                          AS OPMW ADMINISTRATIVE AGENT,

                                       AND


                           ORION POWER NEW YORK, L.P.



================================================================================

                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I  DEFINITIONS.........................................................2

    SECTION 1.1.  Definitions..................................................2

ARTICLE II  SUBORDINATION......................................................3

    SECTION 2.1.  Subordination................................................3
    SECTION 2.2.  Priority and Payment Over Upon Insolvency and Dissolution....3
    SECTION 2.3.  Priority and Payment Over Upon Acceleration of the
                  Subordinated Debt............................................4
    SECTION 2.6.  Payments on Subordinated Debt................................5
    SECTION 2.4.  Payment on Subordinated Debt Suspended When Senior Debt
                  is in Default................................................6
    SECTION 2.5.  Obligation to Pay Subordinated Debt Not Impaired;
                  Provisions Solely to Define Relative Rights..................6

ARTICLE III  IN FURTHERANCE OF SUBORDINATION...................................6

    SECTION 3.1.  Restriction on Assignment of Subordinated Debt...............6
    SECTION 3.2.  Reliance on Subordination....................................6
    SECTION 3.3.  Actions Against the Company..................................6
    SECTION 3.4.  Subrogation..................................................7
    SECTION 3.5.  Proofs of Claim..............................................7
    SECTION 3.6.  Certain Proceedings..........................................8

ARTICLE IV  MISCELLANEOUS......................................................8

    SECTION 4.1.  Changes......................................................8
    SECTION 4.2.  Continued Effectiveness......................................9
    SECTION 4.3.  Notices......................................................9
    SECTION 4.4.  No Waivers...................................................9
    SECTION 4.5.  Amendments and Waivers.......................................9
    SECTION 4.6.  Successors and Assigns.......................................9
    SECTION 4.7.  Governing Law...............................................10
    SECTION 4.8.  Counterparts; Effectiveness.................................10

                             SUBORDINATION AGREEMENT

         SUBORDINATION AGREEMENT dated as of [ ], [ ], among [NAME OF SUBORDINATED CREDITOR] (the "Junior Creditor"), BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the "OPNY Administrative Agent") for the OPNY Lenders (as defined herein), BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the "OPMW Administrative Agent", and together with the OPNY Administrative Agent, the "Administrative Agents") for the OPMW Lenders (as defined below), and ORION POWER NEW YORK, L.P., a Delaware limited partnership (the "Company").

         The Company is party to an Amended and Restated Credit Agreement (as amended, renewed, extended, restated, supplemented or otherwise modified and in effect from time to time, and includes any agreement extending the maturity of, refinancing or otherwise restructuring all or any portion of the obligations under such agreement or any successor agreement, the "OPNY Credit Agreement"), dated as of October 28, 2002, among the Company, as Borrower, Banc of America Securities LLC and BNP Paribas, as Lead Arrangers and Joint Book Runners, the financial institutions from time to time party thereto (the "OPNY Lenders"), Bank of America, N.A., as Issuing Bank, the OPNY Administrative Agent, BNP Paribas, as Syndication Agent, and Union Bank of California, N.A., CoBank, ACB and Deutsche Bank AG New York and/or Cayman Island Branch, as Documentation Agents. The OPNY Lenders have severally agreed to extend credit to the Company pursuant to, and subject to the terms and conditions specified in, the OPNY Credit Agreement. The Junior Creditor desires to make certain loans to the Company. Under the terms of the OPNY Credit Agreement, the Junior Creditor is permitted to make loans to the Company only if the parties execute and deliver a Subordination Agreement in the form hereof.

         Orion Power MidWest, L.P., a Delaware limited partnership ("OPMW") is party to a Second Amended and Restated Credit Agreement (as amended, renewed, extended, restated, supplemented or otherwise modified and in effect from time to time, and includes any agreement extending the maturity of, refinancing or otherwise restructuring all or any portion of the obligations under such agreement or any successor agreement, the "OPMW Credit Agreement", and together with the OPNY Credit Agreement, the "Credit Agreements"), dated as of October 28, 2002, among OPMW, as borrower, Banc of America Securities LLC and BNP Paribas, as lead arrangers and joint book runners, the financial institutions from time to time party thereto (the "OPMW Lenders", and together with the OPNY Lenders, the "Lenders"), Bank of America, N.A., as issuing bank, the OPMW Administrative Agent, BNP Paribas, as syndication agent, and The Bank of Nova Scotia, Mizuho Corporate Bank, Ltd and Bayerische Hypo-Und Vereinsbank AG, as documentation agents. The OPMW Lenders have severally agreed to extend credit to OPMW pursuant to, and subject to the terms and conditions specified in, the OPMW Credit Agreement.

         Accordingly, the Junior Creditor and the Company, intending to be legally bound, hereby agree with the Administrative Agents, for the benefit of the Secured Parties (for purposes hereof, the "OPNY Secured Parties") and the Secured Parties (as defined in the OPMW Credit

Agreement, the "OPMW Secured Parties," and together with the OPNY Secured Parties, the "Secured Parties"), as follows:


                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1. Definitions. All capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the OPNY Credit Agreement and the principles of construction set forth in Section 1.01 of the OPNY Credit Agreement shall apply hereto; provided, however, that all capitalized terms used in clause (ii) of the definition of "Senior Debt" and not otherwise defined herein shall have the meanings assigned to them in the OPMW Credit Agreement. The following additional terms, as used herein, have the following meanings:

         "Senior Debt" shall mean:

                  (i)(a) all principal of and interest now or hereafter payable by the Company to the Lenders on or in respect of the Notes (including any interest accruing on the Notes after the filing of a petition initiating any proceeding referred to in Section 7.07 of the Credit Agreement whether or not such is an allowed claim enforceable against the Company in a bankruptcy case under Title 11 of the United States
         Code) when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) all Fees and all other fees, expenses, indemnities and expense reimbursement obligations of the Company under the Credit Agreement, the Notes or any other Financing Document, (c) all other Obligations, monetary or otherwise (including obligations in respect of the Letters of Credit), or liabilities now or hereafter payable by the Company pursuant to the Credit Agreement, the Notes or any other Financing Document (including all of the Company's obligations under Interest Hedge Contracts) and
         (d) all other indebtedness, obligations and liabilities of the Company to the Administrative Agent or the Secured Parties under the Financing Documents, now existing or hereafter arising, whether or not evidenced by notes or other instruments, and whether such indebtedness, obligations and liabilities are direct or indirect, fixed or contingent, liquidated or unliquidated, due or to become due, secured or unsecured, joint, several or joint and several, similar or dissimilar to the indebtedness arising out of or in connection with the Credit Agreement or of the same or a different class of indebtedness as the indebtedness arising out of the Credit Agreement, including loans or advances to the Company after the commencement by or against the Company of a bankruptcy case under Title 11 of the United States Code, any overdrafts in any deposit accounts maintained by the Company including any deposit account maintained pursuant to the Deposit Account Agreement, any indebtedness of the Company that is purchased by or assigned to the Administrative Agent or the Lenders and any indebtedness of the Company to any assignee of all or a portion of the Notes or any other obligation referred to above, together with all renewals, amendments, restatements, modifications, extensions, increases or rearrangements thereof; and

                  (ii)(a) all principal of and interest now or hereafter payable by OPMW to the OPMW Lenders on or in respect of the Notes (including any interest accruing on the

         Notes after the filing of a petition initiating any proceeding referred to in Section 7.07 of the OPMW Credit Agreement whether or not such is an allowed claim enforceable against OPMW in a bankruptcy case under Title 11 of the United States Code) when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) all Fees and all other fees, expenses, indemnities and expense reimbursement obligations of OPMW under the OPMW Credit Agreement, the Notes or any other Financing Document, (c) all other Obligations, monetary or otherwise (including obligations in respect of the Letters of Credit), or liabilities now or hereafter payable by OPMW pursuant to the OPMW Credit Agreement, the Notes or any other Financing Document (including all of OPMW's obligations under Interest Hedge Contracts) and (d) all other indebtedness, obligations and liabilities of OPMW to the Administrative Agent or the Secured Parties under the Financing Documents, now existing or hereafter arising, whether or not evidenced by notes or other instruments, and whether such indebtedness, obligations and liabilities are direct or indirect, fixed or contingent, liquidated or unliquidated, due or to become due, secured or unsecured, joint, several or joint and several, similar or dissimilar to the indebtedness arising out of or in connection with the OPMW Credit Agreement or of the same or a different class of indebtedness as the indebtedness arising out of the OPMW Credit Agreement, including loans or advances to OPMW after the commencement by or against OPMW of a bankruptcy case under Title 11 of the United States Code, any overdrafts in any deposit accounts maintained by OPMW including, without limitation, any deposit account maintained pursuant to the Deposit Account Agreement, any indebtedness of OPMW that is purchased by or assigned to the Administrative Agent or the OPMW Lenders and any indebtedness of OPMW to any assignee of all or a portion of the Notes or any other obligation referred to above, together with all renewals, amendments, restatements, modifications, extensions, increases or rearrangements thereof.

         "Subordinated Debt" means all indebtedness of the Company to the Junior Creditor pursuant to [insert description of Subordinated Loans].


                                   ARTICLE II
                                  SUBORDINATION

         SECTION 2.1. Subordination. Notwithstanding any provision to the contrary in any instrument governing the Subordinated Debt, the Company, the Junior Creditor and each holder from time to time of the Subordinated Debt by its acceptance thereof each agrees that all payments of the Subordinated Debt shall be subordinate and subject in right of payment to the prior indefeasible payment in full in cash of all Senior Debt and to any security held or to be held by the Administrative Agents or the Collateral Agent for the benefit of the Secured Parties under each of the Credit Agreements for the payment of the Senior Debt.

         SECTION 2.2. Priority and Payment Over Upon Insolvency and Dissolution. In the event of (a) any insolvency or bankruptcy case or proceeding or any receivership, liquidation, reorganization or similar case or proceeding in connection therewith relative to the Company or its creditors as such or to its assets, or (b) any liquidation, dissolution or other winding up of the

Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or other marshalling of assets and liabilities of the Company, then and in any such event the holders of the Senior Debt shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Debt before the holders of the Subordinated Debt shall be entitled to receive and retain any payment on account of the principal, interest or other amounts due or to become due on the Subordinated Debt, and to that end the holders of the Senior Debt shall be entitled to receive, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company which is subordinated to the payment of the Subordinated Debt, which may be payable or deliverable in respect of the Subordinated Debt in any such case, proceeding, dissolution, liquidation or other winding up or event. Accordingly, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, which would otherwise have been made to the holders of the Subordinated Debt but for the provisions of this Section 2.2 shall instead be made by the Company or by the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company directly to the holders of the Senior Debt for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in cash after giving effect to any concurrent payment or distribution to or for the benefit of the holders of the Senior Debt.

         If, notwithstanding the foregoing provisions of this Section 2.2, any holder of the Subordinated Debt shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company which is subordinated to the payment of the Subordinated Debt, before all amounts due or to become due on or in respect of all Senior Debt have been indefeasibly paid in full in cash, then and in such event such payment or distribution shall be received in trust for the holders of the Senior Debt and shall be forthwith paid over or delivered by the holder of the Subordinated Debt receiving the same directly to the holders of the Senior Debt or, to the extent legally required, to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making such payment or distribution of assets of the Company, for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in cash after giving effect to any concurrent payment or distribution to or for the holders of the Senior Debt.

         For purposes of this Agreement only, the words "cash, property or securities" shall not be deemed to include shares of stock of, membership interests, or partnership interests in, the Company as reorganized or readjusted or unsecured debt securities of the Company or any other corporation provided for by a plan of reorganization or readjustment which are subordinated in right of payment to all Senior Debt which may at the time be outstanding to the same or a greater extent than the Subordinated Debt is subordinated as provided for in this Agreement.

         SECTION 2.3. Priority and Payment Over Upon Acceleration of the Subordinated Debt. If any Subordinated Debt is declared due and payable before the date specified therein as the fixed date on which the principal thereof is due and payable, then and in such event the holders of the Senior Debt shall be entitled to receive indefeasible payment in full in cash of all amounts due or to become due on or in respect of the Senior Debt before the holders of the Subordinated Debt shall be entitled to receive and retain any payment (including any such payment which may be payable by reason of the payment of any other indebtedness of the Company which is subordinated to the payment of the Subordinated Debt) by the Company on account of the principal of, interest on or any other amount due or to become due on the Subordinated Debt or on account of the purchase or other acquisition of the Subordinated Debt. Accordingly, any payment by the Company of any amount which the holders of the Subordinated Debt would have been entitled to receive and retain but for the provisions of this Section 2.3 shall instead be made by the Company directly to the holders of the Senior Debt for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in cash after giving effect to any concurrent payment or distribution to or for the holders of the Senior Debt.

         If, notwithstanding the foregoing provisions of this Section 2.3, any holder of the Subordinated Debt shall have received any payment, including any payment which may be payable by reason of the payment of any other indebtedness of the Company which is subordinated to the payment of the Subordinated Debt, before all amounts due or to become due on or in respect of the Senior Debt have been paid in full in cash, then and in such event such payment shall be received in trust for the holders of the Senior Debt and shall be forthwith paid over by the holder of the Subordinated Debt receiving such payment to the holders of the Senior Debt for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in cash after giving effect to any concurrent payment or distribution to or for the holders of the Senior Debt.

         The provisions of this Section 2.3 above shall not apply to any payment or distribution with respect to which Section 2.2 would be applicable.

         SECTION 2.4. Payments on Subordinated Debt. The Junior Creditor and the Company hereby agree and acknowledge that until the indefeasible payment in full in cash of the Senior Debt, no payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Company which is subordinated to the payment of the Subordinated Debt) shall be made by the Company on account of the principal of or interest on the Subordinated Debt or on account of the purchase or other acquisition by it of the Subordinated Debt.

         If, notwithstanding the foregoing provisions of this Section 2.4, the Company shall make any payment or distribution on or with respect to any Subordinated Debt prohibited by the foregoing provisions of this Section 2.4, then and in every such event such payment or distribution shall be forthwith paid over or delivered by the holders of the Subordinated Debt to the Administrative Agents for the benefit of the Lenders.

         The provisions of this Section 2.4 shall not apply to any payment with respect of which Section 2.2 or 2.3 would be applicable.

         SECTION 2.5. Obligation to Pay Subordinated Debt Not Impaired; Provisions to Define Relative Rights. Except as provided in this Article II, the provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the holders of the Subordinated Debt on the one hand and the holders of the Senior Debt on the other hand. It is and shall be the intent of the parties that this Subordination Agreement shall constitute a present assignment by the holders of the Subordinated Debt of their rights to receive payments or distributions of cash, property and securities of the Company otherwise payable to the holders of the Subordinated Debt in the circumstances described in Sections 2.2 and 2.3 hereof. Nothing contained in this Subordination Agreement, except as set forth in this Article II, shall (a) impair or affect, as among the Company, its creditors (other than the holders of the Senior Debt) and the holders of the Subordinated Debt, the obligation of the Company to pay the holders of the Subordinated Debt the principal of and interest on the Subordinated Debt as of when the same shall become due and payable in accordance with their terms, or (b) affect the relative rights against the Company of the holders of the Subordinated Debt and the creditors of the Company (other than the holders of the Senior Debt).


                                   ARTICLE III
                         IN FURTHERANCE OF SUBORDINATION

         SECTION 3.1. Restriction on Assignment of Subordinated Debt. The Junior Creditor and each holder of the Subordinated Debt by its acceptance thereof agrees not to sell, assign or transfer all or any part of the Subordinated Debt while any Senior Debt remains unpaid unless such sale, assignment or transfer is made expressly subject to this Subordination Agreement. The Junior Creditor represents that no other subordination of the Subordinated Debt is in existence on the date hereof, and the Junior Creditor agrees that the Subordinated Debt will not be subordinated to any indebtedness owed to any Person other than the Lenders.

         SECTION 3.2. Reliance on Subordination. The Junior Creditor and each holder of the Subordinated Debt by its acceptance thereof consents and agrees that all Senior Debt shall be deemed to have been made or incurred in reliance upon the subordination of the Subordinated Debt pursuant to this Subordination Agreement.

         SECTION 3.3. Actions Against the Company. No holder of the Subordinated Debt will (a) commence any action or proceeding against the Company to recover all or any part of such Subordinated Debt or (b) join with any creditor in bringing any proceeding against the Company under Title 11 of the United States Code or any other state or federal insolvency statute and until, in each case, the Senior Debt shall have been indefeasibly paid in full in cash (provided that holders of the Subordinated Debt may so file concurrently with or after the holders of the Senior Debt). The Junior Creditor and each other holder of the Subordinated Debt will not ask, demand, sue for, take or receive from the Company, directly or indirectly, in cash, property or securities or other property or by set-off or in any other manner (including, from or by way of collateral), payment of all or any part of the Subordinated Debt unless and until all Senior Debt shall have been indefeasibly paid in full in cash or the benefits of this sentence waived by or on behalf of the holder or holders of the Senior Debt.

         SECTION 3.4. Subrogation. Subject to the indefeasible payment in full in cash of all Senior Debt, the holders of the Subordinated Debt shall be subrogated to the extent of the payments or distributions made to the holders of the Senior Debt pursuant to the provisions of this Agreement (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to indebtedness of the Company substantially to the extent that the Subordinated Debt is subordinated hereunder and is entitled to like rights of subrogation) to the rights of the holders of such Senior Debt to receive payments and distributions of cash, property and securities applicable to the Senior Debt until the principal of and interest on the Subordinated Debt and all other obligations, monetary or otherwise, or liabilities now or hereafter arising related to the Subordinated Debt shall be paid in full in cash. For purposes of such subrogation, no payments or distributions to the holders of the Senior Debt of any cash, property or securities to which the holders of the Subordinated Debt would be entitled but for the provisions of this Agreement, and no payments over, pursuant to the provisions of Section 2.2 or 2.3, to the holders of the Senior Debt by the holders of the Subordinated Debt shall, as among the Company, its creditors (other than the holders of Senior Debt) and the holders of the Subordinated Debt, be deemed to be a payment or distribution by the Company to or on account of the Senior Debt.

         SECTION 3.5. Proofs of Claim. The Junior Creditor may file such proofs of claim and other papers or documents or may be necessary or advisable in order to have the claims of the Junior Creditor allowed in any judicial proceedings relative to the Company (or any other obligor on the Subordinated Debt, including any guarantor), its creditors or its property. If the Junior Creditor files any claim, proof of claim or similar instrument in any judicial proceeding referred to above and all Senior Debt has not been indefeasibly paid in full in cash, the Junior Creditor shall (a) file such claim, proof of claim or similar instrument on behalf of the Lenders and the other holder or holders of the Senior Debt as it or such other holder's or holders' interests may appear and
(b) take all such other actions as may be appropriate to insure that all payments and distributions made in respect of any such proceedings are made to the Lenders and any other holder or holders of the Senior Debt as it or their interests may appear.

Any term or provision of this Section 3.5 to the contrary notwithstanding, if any judicial proceeding referred to above is commenced by or against the Company, and so long as all Senior Debt has not been paid in full in cash: (a) the Administrative Agents are hereby irrevocably authorized and empowered (in their own names or in the name of the Junior Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution received in respect of any such proceeding and give acquittance therefor and to file claims and proofs of claims and (b) the Junior Creditor shall duly and promptly take, for the account of the Lenders and any other holders of the Senior Debt, such reasonable action as the Lenders may request
(i) to collect all amounts payable by the Company in respect of the Subordinated Debt and to file the appropriate claims or proofs of claim in respect of the Subordinated Debt, (ii) to execute and deliver to the Administrative Agents on behalf of the Lenders such assignments or other instruments as the Lenders may request in order to enable the Lenders to enforce any and all claims with respect to all amounts payable in respect of the Subordinated Debt and (iii) to collect and receive any and all payments with respect to all amounts payable in respect of the Subordinated Debt. Until the Senior Debt has been paid in full in cash, no holder of the Subordinated Debt will (in any proceeding of the type described in

Section 2.2) discharge all or any portion of the obligations of the Company in respect of the Subordinated Debt, whether by forgiveness, receipt of capital stock, exercise of conversion privileges or otherwise, without the prior consent of the holders of the Senior Debt.

         SECTION 3.6. Certain Proceedings. Each holder of the Subordinated Debt agrees that, as between themselves and the holders of the Senior Debt, the latter shall be deemed to be the "holders" of all claims in respect of the Subordinated Debt in any proceeding of the type contemplated by clause (a), (b) or (c) of Section 2.2 (each, a "bankruptcy proceeding"). To the extent not deemed to be "not in good faith" within the meaning of 11 U.S.C. Section 1126(e), each holder of the Subordinated Debt agrees to vote to accept a plan of reorganization or dissolution in respect of the Company which the holders of the Senior Debt have accepted or have notified the holders of the Subordinated Debt of their intent to accept. If such acceptance by the holders of the Subordinated Debt is or might (in the sole judgment of the holders of the Senior Debt) cause the claims of the holders of the Subordinated Debt to be designated under 11 U.S.C. Section 1126(e), then, each holder of the Subordinated Debt agrees not to vote against a plan of reorganization or dissolution which the holders of the Senior Debt have accepted or have notified the holders of the Subordinated Debt of their intent to accept. Any such vote for any plan or abstention from voting against any plan pursuant to the immediately two preceding sentences shall be enforceable by the holders of the Senior Debt against the holders of the Subordinated Debt regardless of whether such plan allows a class subordinated to the claims of the Subordinated Debt to retain an interest in the Company or whether the holders of the Subordinated Debt will receive or retain under such plan on account of their claims in respect of the Subordinated Debt property having value less than the amount that such holders would receive or retain if the Bankruptcy Proceeding were under Chapter 7 of the federal Bankruptcy Code.


                                   ARTICLE IV
                                  MISCELLANEOUS

         SECTION 4.1. Changes. The Administrative Agents, on behalf of the Lenders, may at any time, and from time to time, without the consent of or notice to the Junior Creditor or to any other holder of the Subordinated Debt, without incurring responsibility to the Junior Creditor or such holder, and without impairing or releasing any of the Lenders' rights, or any of the obligations of the Junior Creditor or other holders of the Subordinated Debt hereunder:

                  (a) change the time, amount, manner, place or terms of payment, or change or extend the time of payment of, or renew or otherwise alter, the Credit Agreements or any other Financing Document (as defined in each of the Credit Agreements) or any instrument or agreement evidencing any Senior Debt or securing payment thereof or relating to the Senior Debt in any manner;

                  (b) sell, exchange, release or otherwise deal with any collateral for all or any of the Senior Debt (whether or not in a commercially reasonable manner);

                  (c) release anyone liable in any manner for the payment or collection of any Senior Debt;

                  (d) exercise or refrain from exercising any rights against the Company or others (including the Junior Creditor);

                  (e) apply any sums received by the Administrative Agents or any Lenders, by whomsoever paid and however realized, to the payment of the Senior Debt in such manner as the Administrative Agents, in their sole discretion, shall deem appropriate; and

                  (f) take any other action which might otherwise constitute a defense available to, or a discharge of, the Junior Creditor in respect of the Subordinated Debt in respect of these provisions.

         SECTION 4.2. Continued Effectiveness. The terms of this Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the Lenders or other holder of the Senior Debt upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had been due but not made at such time.

         SECTION 4.3. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and delivered by U.S. mail, hand delivery, telecopier or overnight delivery service and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when (i) received, if delivered by hand, telecopier, or overnight delivery service, (ii) three Business Days after deposit in the mail, first class postage prepaid, if by U.S. Mail or (iii) in all cases, immediately, whenever delivery is refused irrespective of the manner, method or means of refusal, addressed as set forth on the signature pages hereto or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes or the Notes (as defined in the OPMW Credit Agreement).

         SECTION 4.4. No Waivers. No failure or delay by the Administrative Agents or the Lenders in exercising any right, power or privilege hereunder or under the Credit Agreements or any other instrument evidencing or securing any Obligation or OPMW Obligation shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 4.5. Amendments and Waivers. Any provision of this Subordination Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Administrative Agents, the Junior Creditor and the Company.

         SECTION 4.6. Successors and Assigns. Subject to Section 3.1, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         SECTION 4.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY SUCH REQUIREMENT OF LAWS THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE. ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE PARTIES HERETO IN CONNECTION WITH THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

         SECTION 4.8. Counterparts; Effectiveness. This Subordination Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Subordination Agreement shall become effective when the Administrative Agents shall have received counterparts hereof signed by all of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Subordination Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   ORION POWER NEW YORK, L.P.

                                   By: Orion Power New York GP, Inc.,
                                   its general partner

                                   By __________________________________________
                                      Name:
                                      Title:

                                   Address:
                                   1111 Louisiana Street
                                   Houston, TX  77002
                                   Attention:
                                   Telecopy No.


                                   ORION POWER MIDWEST, L.P.

                                   By: Orion Power MidWest, GP, Inc.,
                                   its general partner

                                   By __________________________________________
                                      Name:
                                      Title:

                                   Address:
                                   1111 Louisiana Street
                                   Houston, TX  77002
                                   Attention:
                                   Telecopy No.

                                   ADMINISTRATIVE AGENT

                                   BANK OF AMERICA, N.A.,
                                   as Administrative Agent


                                   By __________________________________________
                                      Name:
                                      Title:

                                   Bank of America Corporate Center
                                   101 North Tryon Street
                                   NC1-001-08-19
                                   Charlotte, North Carolina  28255
                                   Attention: Laura S. Ryan
                                   Telecopy No.(704) 386-3324


                                   [NAME OF SUBORDINATED CREDITOR]


                                   By __________________________________________
                                      Name:
                                      Title:

                                   [Address]